As filed with the Securities and Exchange Commission on May 28, 2026
Registration No. 333-295973

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
QXO, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	5030 (Primary Standard Industrial Classification Code Number)	16-1633636 (I.R.S. Employer Identification Number)
Five American Lane
Greenwich, Connecticut 06831
(888) 998-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Christopher Signorello
Chief Legal Officer
Five American Lane
Greenwich, Connecticut 06831
(888) 998-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:
Scott A. Barshay Nickolas Bogdanovich Stan Richards Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000	Luis F. Machado Vice President, General Counsel and Corporate Secretary TopBuild Corp. 475 North Williamson Boulevard Daytona Beach, Florida 32114 (386) 304-2200	Robert A. Profusek Benjamin L. Stulberg Jared P. Hasson Jones Day 250 Vesey Street New York, New York 10281 (212) 326-3939
Approximate date of commencement of proposed sale of the securities to the public:   As soon as practicable after this registration statement is declared effective and upon completion of the mergers described in the enclosed document.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date or dates as the commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. QXO, Inc. may not issue the securities offered by this joint proxy statement/prospectus until the registration statement containing this joint proxy statement/prospectus has been declared effective by the Securities and Exchange Commission. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or sale would be unlawful.
SUBJECT TO COMPLETION, DATED MAY 28, 2026

JOINT PROXY STATEMENT/PROSPECTUS
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
On behalf of the boards of directors of QXO, Inc. (“QXO”) and TopBuild Corp. (“TopBuild”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the proposed combination of QXO and TopBuild. We are requesting that you take certain actions as a QXO or TopBuild stockholder.
On April 18, 2026, QXO, Titanium MergerCo, Inc., a Delaware corporation and wholly owned subsidiary of QXO (“Titanium Merger Sub”), Titanium MergerCo 2, LLC, a Delaware limited liability company and wholly owned subsidiary of QXO (“Forward Merger Sub”), and TopBuild entered into an Agreement and Plan of Merger (as may be amended from time to time, the “merger agreement”), pursuant to which QXO will acquire TopBuild through a series of mergers.
The TopBuild board has unanimously approved the merger agreement and has recommended that the stockholders of TopBuild adopt the merger agreement. The QXO board has unanimously approved the merger agreement and resolved to recommend the approval of the issuance of shares of common stock, par value $0.00001 per share, of QXO (the “QXO shares”) pursuant to the merger agreement (the “QXO share issuance”) to QXO’s stockholders.
In the first merger, Titanium Merger Sub will merge with and into TopBuild, with TopBuild surviving as a wholly owned subsidiary of QXO (the “Titanium Merger” and the surviving corporation, the “surviving corporation”). Immediately following the Titanium Merger, the surviving corporation will merge with and into Forward Merger Sub, with Forward Merger Sub continuing as the surviving company (the “Forward Merger” and, together with the Titanium Merger, the “mergers,” and the surviving company, the “surviving company”).
In the Titanium Merger, each share of common stock, par value $0.01 per share, of TopBuild (“TopBuild shares”) (other than certain excluded shares, cancelled shares and dissenting shares) issued and outstanding immediately prior to the effective time of the Titanium Merger (the “Titanium Merger effective time”) will be converted into the right to receive, at the election of the holder, one of the following forms of merger consideration (the applicable form of merger consideration, the “per share merger consideration”), subject, in each case, to proration as described in the merger agreement:
•
Cash Election: $505.00 in cash per TopBuild share, without interest (the “cash consideration”).

•
Stock Election: 20.200 QXO shares per TopBuild share (the “stock consideration”).

Eligible TopBuild shares for which no cash election or stock election has been affirmatively made and not revoked (“no election shares”) will be treated as having elected to receive the stock consideration.
Importantly, although TopBuild stockholders may elect among these two options, the aggregate amount of cash and stock to be paid by QXO in the mergers is fixed. The maximum number of TopBuild shares to be converted into the right to receive cash consideration is capped at forty-five percent (45%) of the aggregate number of TopBuild shares issued and outstanding (other than cancelled shares) as of immediately prior to the Titanium Merger effective time. The maximum number of TopBuild shares to be converted into the right to receive stock consideration is capped at fifty-five percent (55%) of the aggregate number of TopBuild shares issued and outstanding (other than cancelled shares) as of immediately prior to the Titanium Merger effective time, which maximum number may be increased (but not decreased) by QXO in its sole discretion prior to the Titanium Merger effective time, if and only if holders of TopBuild shares have elected more than fifty-five percent (55%) of the number of eligible TopBuild shares to receive the stock consideration. Accordingly, all elections for cash or stock consideration are subject to mandatory proration to the extent cumulative elections exceed the maximum amounts, and stockholders who made those elections may receive a prorated amount of their chosen consideration and the balance in the alternative form.
As of the date of this joint proxy statement/prospectus, based on the estimated number of QXO shares and TopBuild shares that will be outstanding immediately prior to the Titanium Merger effective time and assuming that the number of QXO shares issued in the mergers is equal to the maximum stock election number of fifty-five percent (55%) of the aggregate number of TopBuild shares issued and outstanding (other than cancelled shares) as of immediately prior to the Titanium Merger effective time, QXO and TopBuild estimate that holders of QXO shares issued and outstanding as of immediately prior to the Titanium Merger effective time will hold, in the aggregate, approximately 70.0% of the issued and outstanding QXO shares immediately following the completion of the mergers (representing, together with holders of QXO convertible preferred shares and QXO Series C preferred shares, 76.8% of the voting power of the outstanding shares of capital stock of QXO entitled to vote generally for the election of directors (“QXO voting stock”)), and holders of TopBuild shares issued and outstanding as of immediately prior to the Titanium Merger effective time will hold, in the aggregate, approximately 30.0% of the issued and outstanding QXO shares immediately following the completion of the mergers (representing 23.2% of the voting power of the outstanding shares of QXO voting stock).
QXO and TopBuild will each hold special meetings of their respective stockholders in connection with the mergers (as may be adjourned or postponed from time to time, respectively, the “QXO stockholder meeting” and the “TopBuild stockholder meeting”).
At the QXO stockholder meeting, QXO stockholders will be asked to consider and vote on proposals to (1) approve the issuance of QXO shares in connection with the Titanium Merger and other QXO shares to be issued in the mergers or reserved for issuance in connection with the mergers (the “QXO share issuance proposal”), (2) approve an amendment of QXO’s fifth amended and restated certificate of incorporation (as amended, the “QXO certificate of incorporation”) to increase the number of authorized QXO shares from 2,000,000,000 to 4,000,000,000, in the form attached to this joint proxy statement/prospectus as Annex E (the “QXO charter amendment proposal”) and (3) approve a proposal to adjourn the QXO stockholder meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the QXO share issuance proposal at the time of the QXO stockholder meeting (the “QXO adjournment proposal”). The closing of the mergers is conditioned on approval of the QXO share issuance proposal but is not conditioned on approval of the QXO charter amendment proposal or the QXO adjournment proposal.
The QXO board of directors unanimously recommends that QXO stockholders vote “FOR” each of the proposals to be considered at the QXO stockholder meeting.
At the TopBuild stockholder meeting, TopBuild stockholders will be asked to consider and vote on proposals to (1) adopt the merger agreement (the “TopBuild merger proposal”), (2) approve, on a non-binding advisory basis, the compensation that may be paid or become payable to TopBuild’s named executive officers in connection with the mergers (the “TopBuild compensation proposal”) and (3) approve a proposal to adjourn the TopBuild stockholder meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the TopBuild stockholder meeting (the “TopBuild adjournment proposal”). The closing of the mergers is conditioned on approval of the TopBuild merger proposal but is not conditioned on approval of the TopBuild compensation proposal or the TopBuild adjournment proposal.
The TopBuild board of directors unanimously recommends that TopBuild stockholders vote “FOR” each of the proposals to be considered at the TopBuild stockholder meeting.
Concurrently with the execution of the merger agreement, Jacobs Private Equity II, LLC (the “supporting stockholder”) entered into a voting agreement with TopBuild pursuant to which, subject to the terms and conditions therein, the supporting stockholder has agreed to vote all of its QXO shares and shares of Convertible Perpetual Preferred Stock, par value $0.001 per share, of QXO (the “QXO convertible preferred shares”) in favor of the QXO share issuance proposal. As of May 26, 2026, the supporting stockholder beneficially owned zero QXO shares and 900,000 QXO convertible preferred shares, convertible into 197,109,067 QXO shares, representing approximately 19.1% of the total voting power of the outstanding shares of QXO voting stock. A copy of the voting agreement is attached as Annex F to this joint proxy statement/prospectus. For additional information, see the section titled “QXO Stockholder Meeting — Voting Agreement” beginning on page 41 of this joint proxy statement/prospectus.
QXO shares are traded on the New York Stock Exchange (“NYSE”) under the symbol “QXO,” and TopBuild shares are traded on the NYSE under the symbol “BLD.” The market prices of both QXO shares and TopBuild shares will fluctuate before the mergers, and you should obtain current stock price quotations for QXO shares and TopBuild shares.
Your vote is very important regardless of the number of QXO shares or TopBuild shares you own. We cannot complete the mergers unless the QXO stockholders vote to approve the QXO share issuance proposal and the TopBuild stockholders vote to adopt the merger agreement.

Whether or not you plan to attend the TopBuild stockholder meeting or QXO stockholder meeting, as applicable, please submit your proxy as soon as possible by following the instructions on the applicable proxy card to make sure that your shares are represented at the applicable meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished by the broker, bank or other nominee. You must provide voting instructions by filling out the voting instruction form in order for your shares to be voted.
This document is a prospectus relating to the QXO shares to be issued to TopBuild stockholders in the Titanium Merger and a joint proxy statement for QXO and TopBuild to solicit proxies for their respective special meetings of stockholders. It contains answers to frequently asked questions and a summary of the important terms of the mergers, the merger agreement and related transactions, followed by a more detailed discussion.
Please carefully read this entire document, including “Risk Factors” beginning on page 28, for a discussion of the risks relating to QXO, TopBuild and the mergers.
Sincerely,
Brad Jacobs Chairman of the Board and Chief Executive Officer QXO, Inc.	Robert Buck Chief Executive Officer TopBuild Corp.
Neither the Securities and Exchange Commission nor any state securities regulatory authority has approved or disapproved of the mergers or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The date of the accompanying joint proxy statement/prospectus is [           ], 2026, and it is first being mailed or otherwise delivered to QXO stockholders and TopBuild stockholders on or about [           ], 2026.

QXO, Inc.
Five American Lane
Greenwich, Connecticut 06831
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 29, 2026
To the Stockholders of QXO, Inc.:
We are pleased to invite you to participate in the special meeting of stockholders of QXO, Inc., a Delaware corporation (“QXO”), which will be held virtually at www.virtualshareholdermeeting.com/QXO2026SM, on June 29, 2026, at 9:00 a.m., Eastern Time, for the following purposes (the “QXO stockholder meeting”):
1.   QXO Share Issuance Proposal.   To vote on a proposal to approve the issuance of shares of common stock, par value $0.00001 per share, of QXO (the “QXO shares”), constituting the stock consideration to be issued to stockholders of TopBuild Corp., a Delaware corporation (“TopBuild”), in the Titanium Merger as defined and contemplated by the Agreement and Plan of Merger, dated as of April 18, 2026, by and among QXO, Titanium MergerCo, Inc., a Delaware corporation and wholly owned subsidiary of QXO (“Titanium Merger Sub”), Titanium MergerCo 2, LLC, a Delaware limited liability company and wholly owned subsidiary of QXO (“Forward Merger Sub”), and TopBuild (as that agreement may be amended from time to time, the “merger agreement”), a copy of which is included as Annex A to the accompanying joint proxy statement/prospectus, and other QXO shares to be issued in the mergers or reserved for issuance in connection with the mergers (the “QXO share issuance proposal”).
2.   QXO Charter Amendment Proposal.   To vote on a proposal to approve an amendment of QXO’s certificate of incorporation to increase the number of authorized QXO shares from 2,000,000,000 to 4,000,000,000, in the form attached to the accompanying joint proxy statement/prospectus as Annex E (the “QXO charter amendment proposal”).
3.   Adjournment Proposal.   To vote on a proposal to adjourn the QXO stockholder meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the QXO share issuance proposal at the time of the QXO stockholder meeting (the “QXO adjournment proposal”).
QXO will transact no other business at the QXO stockholder meeting except such business as may properly be brought before the QXO stockholder meeting by or at the direction of the QXO board of directors (the “QXO board”). References to the QXO stockholder meeting in the accompanying joint proxy statement/prospectus are to such special meeting, as may be adjourned or postponed from time to time. Please refer to the accompanying joint proxy statement/prospectus for further information with respect to the business to be transacted at the QXO stockholder meeting.
The QXO board has fixed the close of business on May 26, 2026 as the record date for the QXO stockholder meeting (the “QXO record date”). Only holders of record of shares of QXO voting stock at that time are entitled to receive notice of, and to vote at, the QXO stockholder meeting. A list of the QXO stockholders of record who are entitled to vote at the QXO stockholder meeting will be available for inspection at QXO’s executive offices at Five American Lane, Greenwich, Connecticut 06831, during ordinary business hours, for a period of no less than 10 days before the QXO stockholder meeting.
Approval of the QXO share issuance proposal requires the affirmative vote of a majority of the votes cast by holders of shares of QXO voting stock present in person or represented by proxy at the QXO stockholder meeting. The approval of the QXO share issuance proposal is a condition to the closing of the mergers.
Approval of the QXO charter amendment proposal requires the affirmative vote of a majority of the votes cast by holders of shares of QXO voting stock present in person or represented by proxy at the QXO stockholder meeting. The approval of the QXO charter amendment proposal is not a condition to the closing of the mergers.

Approval of the QXO adjournment proposal requires the affirmative vote of a majority of the shares of QXO voting stock present in person or represented by proxy at the QXO stockholder meeting. The approval of the QXO adjournment proposal is not a condition to the closing of the mergers.
The QXO board unanimously (a) determined that the merger agreement, the QXO share issuance and the other transactions contemplated by the merger agreement are fair to and in the best interests of QXO and its stockholders, (b) approved and declared advisable the merger agreement and the transactions contemplated thereby, (c) directed that the QXO share issuance be submitted to QXO’s stockholders for approval and (d) resolved to recommend the approval of the QXO share issuance by QXO stockholders. The QXO board further approved, adopted, authorized and declared advisable the QXO charter amendment.
The QXO board unanimously recommends that QXO stockholders vote “FOR” the QXO share issuance proposal, “FOR” the QXO charter amendment proposal and “FOR” the QXO adjournment proposal.
Your vote is very important regardless of the number of shares that you own. Whether or not you expect to attend the QXO stockholder meeting, to ensure your representation at the meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (a) accessing the internet site listed on the QXO proxy card, (b) calling the toll-free number listed on the QXO proxy card or (c) completing, signing, dating and submitting your QXO proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting at the QXO stockholder meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of QXO shares who is present at the QXO stockholder meeting may vote, thereby canceling any previous proxy. In any event, a proxy may be revoked at any time before the QXO stockholder meeting in the manner described in the accompanying joint proxy statement/prospectus. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by such broker, bank or other nominee.
The accompanying joint proxy statement/prospectus provides a detailed description of the mergers, the merger agreement and the other matters to be considered at the QXO stockholder meeting. We urge you to read carefully the joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes in their entirety.
If you have any questions concerning the mergers or the joint proxy statement/prospectus or if you would like additional copies or need help voting your QXO shares, please contact QXO’s proxy solicitor:
Innisfree M&A Incorporated
500 Fifth Avenue, 21st Floor
New York, NY 10110
Banks and Brokerage Firms Call: (212) 750-5833
Stockholders Call Toll Free: (877) 750-8129
BY ORDER OF THE BOARD OF DIRECTORS,
Brad Jacobs
Chairman of the Board
[            ], 2026

TopBuild Corp.
475 North Williamson Boulevard
Daytona Beach, Florida 32114
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 29, 2026
To the Stockholders of TopBuild Corp.:
We are pleased to invite you to attend the special meeting of stockholders of TopBuild Corp., a Delaware corporation (“TopBuild”), which will be held virtually at www.virtualshareholdermeeting.com/BLD2026SM, on June 29, 2026, at 9:00 a.m., Eastern Time, for the following purposes (the “TopBuild stockholder meeting”):
1.   TopBuild Merger Proposal.   To vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 18, 2026, by and among QXO, Inc., a Delaware corporation (“QXO”), Titanium MergerCo, Inc., a Delaware corporation and wholly owned subsidiary of QXO (“Titanium Merger Sub”), Titanium MergerCo 2, LLC, a Delaware limited liability company and wholly owned subsidiary of QXO (“Forward Merger Sub”), and TopBuild (as that agreement may be amended from time to time, the “merger agreement”), a copy of which is included as Annex A to the accompanying joint proxy statement/prospectus, pursuant to which (a) Titanium Merger Sub will merge with and into TopBuild, with TopBuild surviving as a wholly owned subsidiary of QXO (the “Titanium Merger” and the surviving corporation, the “surviving corporation”), and (b) immediately following the Titanium Merger, the surviving corporation will merge with and into Forward Merger Sub, with Forward Merger Sub continuing as the surviving company (together with the Titanium Merger, the “mergers”), and each share of common stock, par value $0.01 per share, of TopBuild (“TopBuild shares”) issued and outstanding (other than certain excluded shares, cancelled shares and dissenting shares) as of immediately prior to the Titanium Merger effective time will be converted into the right to receive, at the election of the holder, (i) cash consideration of $505.00 per TopBuild share or (ii) stock consideration of 20.200 shares of QXO common stock, par value $0.00001 per share (the “TopBuild merger proposal”). The cash election and stock election are each subject to proration as described in the merger agreement.
2.   TopBuild Compensation Proposal.   To vote on a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to TopBuild’s named executive officers in connection with the mergers and contemplated by the merger agreement (the “TopBuild compensation proposal”).
3.   Adjournment Proposal.   To vote on a proposal to adjourn the TopBuild stockholder meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the TopBuild stockholder meeting (the “TopBuild adjournment proposal”).
TopBuild will transact no other business at the TopBuild stockholder meeting except such business as may properly be brought before the TopBuild stockholder meeting by or at the direction of the TopBuild board of directors (the “TopBuild board”). References to the TopBuild stockholder meeting in the accompanying joint proxy statement/prospectus are to such special meeting, as may be adjourned or postponed from time to time. Please refer to the accompanying joint proxy statement/prospectus for further information with respect to the business to be transacted at the TopBuild stockholder meeting.
The TopBuild board has fixed the close of business on May 26, 2026 as the record date for the TopBuild stockholder meeting (the “TopBuild record date”). Only TopBuild stockholders of record at that time are entitled to receive notice of, and to vote at, the TopBuild stockholder meeting. A list of the TopBuild stockholders of record who are entitled to vote at the TopBuild stockholder meeting will be available for inspection at TopBuild’s executive offices at 475 North Williamson Boulevard, Daytona Beach, Florida 32114, during ordinary business hours, for a period of no less than 10 days before the TopBuild stockholder meeting.

Approval of the TopBuild merger proposal requires the affirmative vote of the holders of a majority of the outstanding TopBuild shares entitled to vote thereon. The approval of the TopBuild merger proposal is a condition to the closing of the mergers.
Approval of the TopBuild compensation proposal requires the affirmative vote of the holders of a majority of the votes cast at the TopBuild stockholder meeting. The vote on the TopBuild compensation proposal is advisory only and will not be binding on QXO, TopBuild or their respective boards of directors. The approval of the TopBuild compensation proposal is not a condition to the closing of the mergers.
Assuming a quorum is present, approval of the TopBuild adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast at the TopBuild stockholder meeting. If a quorum is not present, approval of the TopBuild adjournment proposal requires the affirmative vote of the holders of a majority of the TopBuild shares present in person or represented by proxy at the TopBuild stockholder meeting. The approval of the TopBuild adjournment proposal is not a condition to the closing of the mergers.
The TopBuild board unanimously (a) determined that the merger agreement and the transactions contemplated by the merger agreement (including the mergers) are fair to and in the best interests of TopBuild and its stockholders, (b) adopted, approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement (including the mergers), (c) directed that the adoption of the merger agreement be submitted to TopBuild’s stockholders for approval and (d) resolved to recommend the adoption of the merger agreement by TopBuild stockholders.
The TopBuild board unanimously recommends that TopBuild stockholders vote “FOR” the TopBuild merger proposal, “FOR” the TopBuild compensation proposal and “FOR” the TopBuild adjournment proposal.
Your vote is very important regardless of the number of shares that you own. Whether or not you expect to attend the TopBuild stockholder meeting, to ensure your representation at the TopBuild stockholder meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (a) accessing the internet site listed on the TopBuild proxy card, (b) calling the toll-free number listed on the TopBuild proxy card or (c) submitting your TopBuild proxy card by mail by using the provided self-addressed, stamped envelope. Failure to vote your TopBuild shares will have the same effect as a vote “AGAINST” the TopBuild merger proposal. Submitting a proxy will not prevent you from voting at the TopBuild stockholder meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of TopBuild shares who is present at the TopBuild stockholder meeting may vote, thereby canceling any previous proxy. In any event, a proxy may be revoked at any time before the TopBuild stockholder meeting in the manner described in the accompanying joint proxy statement/prospectus. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by such broker, bank or other nominee.
The accompanying joint proxy statement/prospectus provides a detailed description of the mergers, the merger agreement, the election procedures, the proration mechanics and the other matters to be considered at the TopBuild stockholder meeting. We urge you to read carefully the joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes in their entirety.
If you have any questions concerning the mergers or the joint proxy statement/prospectus or if you would like additional copies or need help voting your shares of TopBuild, please contact TopBuild’s proxy solicitor:
MacKenzie Partners, Inc.
7 Penn Plaza
New York, New York 10001
Banks and Brokerage Firms Call: (212) 929-5500
Stockholders Call Toll Free: (800) 322-2885
Email: proxy@mackenziepartners.com
BY ORDER OF THE BOARD OF DIRECTORS,
Alec Covington
Chairman of the Board
[           ], 2026

ADDITIONAL INFORMATION
Each of QXO and TopBuild file annual, quarterly and current reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”) electronically, and the SEC maintains a website located at www.sec.gov containing this information. You can also obtain these documents, free of charge, from QXO at www.qxo.com and from TopBuild at www.topbuild.com, as applicable. The information contained on, or that may be accessed through, the respective websites of QXO and TopBuild is not incorporated by reference into, and is not a part of, this joint proxy statement/prospectus.
QXO has filed a registration statement on Form S-4 with respect to the QXO shares to be issued in the Titanium Merger, of which this joint proxy statement/prospectus forms a part. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits to the registration statement. You may read the registration statement, including any amendments and exhibits, at the SEC’s website mentioned above. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable agreement or other document filed as an exhibit to the registration statement.
This joint proxy statement/prospectus incorporates important business and financial information about QXO and TopBuild from documents that are not attached to this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:
For QXO stockholders: QXO, Inc. Attn: Investor Relations Five American Lane Greenwich, Connecticut 06831 (888) 998-6000	For TopBuild stockholders: TopBuild Corp. Attn: Investor Relations 475 North Williamson Boulevard Daytona Beach, Florida 32114 (386) 304-2200
Innisfree M&A Incorporated 500 Fifth Avenue, 21st Floor New York, NY 10110 Banks and Brokerage Firms Call: (212) 750-5833 Stockholders Call Toll Free: (877) 750-8129	MacKenzie Partners, Inc. 7 Penn Plaza New York, New York 10001 Banks and Brokerage Firms Call: (212) 929-5500 Stockholders Call Toll Free: (800) 322-2885 Email: proxy@mackenziepartners.com
If you would like to request any documents, please do so by June 22, 2026, which is five business days prior to the date of the QXO stockholder meeting and the TopBuild stockholder meeting, in order to receive them before the applicable meeting.
For a more detailed description of the information incorporated by reference into this joint proxy statement/prospectus and how you may obtain it, please see “Where You Can Find More Information.”

i

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This document, which forms part of the registration statement on Form S-4 filed with the SEC by QXO, constitutes a prospectus of QXO under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the QXO shares to be issued to TopBuild stockholders in the Titanium Merger. This document also constitutes a proxy statement of each of QXO and TopBuild under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a notice of meeting with respect to each of the QXO stockholder meeting and the TopBuild stockholder meeting.
You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. Neither QXO nor TopBuild has authorized anyone to provide you with information that is different from, or in addition to, that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [         ], 2026, and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date. Further, you should also assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate only as of the date of the incorporated document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. Neither QXO nor TopBuild assumes any obligation to update the information contained in this joint proxy statement/prospectus (whether as a result of new information, future events, or otherwise), except as required by applicable law. Neither the mailing of this joint proxy statement/prospectus to QXO stockholders or TopBuild stockholders nor the issuance by QXO of QXO shares in the Titanium Merger will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. QXO has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to QXO, and TopBuild has supplied all such information relating to TopBuild. QXO and TopBuild have both contributed to the information related to the mergers contained in this joint proxy statement/prospectus.
All currency amounts referenced in this joint proxy statement/prospectus are in U.S. dollars.

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COMMONLY USED TERMS
The following terms have the following meanings in this joint proxy statement/prospectus:
•
“business day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to remain closed in the City of New York, New York, Greenwich, Connecticut or Daytona Beach, Florida;

•
“cancelled shares” means (i) TopBuild shares owned by QXO, Titanium Merger Sub, Forward Merger Sub or any other direct or indirect wholly owned subsidiary of QXO and not, in each case, held on behalf of third parties and (ii) TopBuild shares held in treasury of TopBuild or held by any direct or indirect wholly owned subsidiary of TopBuild;

•
“cash consideration” means an amount in cash equal to $505.00 per TopBuild share;

•
“cash election” means an election by a record holder of TopBuild shares issued and outstanding (other than certain excluded shares, cancelled shares and dissenting shares) to receive the cash consideration in respect of each TopBuild share held by such record holder immediately prior to the Titanium Merger effective time;

•
“Change in Control Period” means two months prior to or within 24 months following the closing;

•
“closing” means the closing for the mergers;

•
“closing date” means (i) the second business day following the day on which the last to be fulfilled or, to the extent permitted by applicable law, waived of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be fulfilled at the closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or, to the extent permitted by applicable law, waived in accordance with the merger agreement, or (ii) at such other place and time as TopBuild and QXO may agree in writing;

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“Code” means the Internal Revenue Code of 1986, as amended;

•
“DGCL” means the General Corporation Law of the State of Delaware;

•
“dissenting shares” means TopBuild shares held by a stockholder who properly demands and perfects appraisal rights;

•
“DLLCA” means the Delaware Limited Liability Company Act;

•
“election deadline” means 5:00 p.m., Eastern Time, on the business day that is five business days prior to the date of the TopBuild stockholder meeting or such other date and time as QXO may publicly announce with the consent of TopBuild;

•
“election form” means a form, together with appropriate transmittal materials, to be provided by the exchange agent for elections pursuant to the merger agreement to holders of record of TopBuild shares issued and outstanding (other than certain excluded shares, cancelled shares and dissenting shares) as of immediately prior to the Titanium Merger effective time, in such form as TopBuild shall reasonably specify and as shall be reasonably acceptable to QXO;

•
“Exchange Act” means the Securities Exchange Act of 1934, as amended;

•
“exchange agent” means an exchange agent selected by QXO and reasonably acceptable to TopBuild;

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“exchange fund” means the cash, certificates for QXO shares and evidence of book-entry QXO shares, together with the amount of any dividends or other distributions payable pursuant to the merger agreement with respect thereto deposited with the exchange agent;

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“Executive Severance Plan” means the TopBuild Corp. Executive Severance Plan;

•
“Form S-4” means the registration statement on Form S-4 filed by QXO with the SEC under the Securities Act, of which this joint proxy statement/prospectus forms a part;

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“Forward Merger” means the merger of TopBuild with and into Forward Merger Sub, with Forward Merger Sub continuing as the surviving company;

•
“Forward Merger effective time” means such time as the certificate of merger for the Forward Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as QXO and TopBuild shall agree and specify in the certificate of merger;

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“Forward Merger Sub” means Titanium MergerCo 2, LLC, a Delaware limited liability company and wholly owned subsidiary of QXO;

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“GAAP” means generally accepted accounting principles in the United States;

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder;

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“IRS” means the U.S. Internal Revenue Service;

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“joint proxy statement” means this joint proxy statement/prospectus;

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“maximum cash election number” means the maximum number of TopBuild shares to be converted into the right to receive cash consideration in the Titanium Merger shall be equal to forty-five percent (45%) of the aggregate number of TopBuild shares issued and outstanding (other than cancelled shares) as of immediately prior to the Titanium Merger effective time;

•
“maximum stock election number” means the maximum number of TopBuild shares to be converted into the right to receive the stock consideration, which will be equal to fifty-five percent (55%) of the aggregate number of TopBuild shares issued and outstanding (other than cancelled shares) as of immediately prior to the Titanium Merger effective time;

•
“merger agreement” means the Agreement and Plan of Merger, dated as of April 18, 2026, by and among QXO, Titanium Merger Sub, Forward Merger Sub, and TopBuild;

•
“mergers” means the Titanium Merger and the Forward Merger, together;

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“no election share” means eligible TopBuild shares for which no cash election or stock election has been affirmatively made and not revoked;

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“NYSE” means the New York Stock Exchange;

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“outside date” means January 17, 2027;

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“per share merger consideration” means the applicable stock consideration or cash consideration, in each case, without interest;

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“qualifying termination” means a termination in the event an executive officer is terminated without “cause” or resigns for “good reason”;

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“QXO” means QXO, Inc., a Delaware corporation;

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“QXO board” means the board of directors of QXO;

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“QXO convertible preferred shares” means shares of Convertible Perpetual Preferred Stock, par value $0.001 per share, of QXO;

•
“QXO Series C preferred shares” means shares of Series C Convertible Perpetual Preferred Stock, par value $0.001 per share, of QXO;

•
“QXO share issuance” means the issuance of QXO shares in connection with the Titanium Merger and QXO shares to be issued in the mergers or reserved for issuance in connection with the mergers;

•
“QXO shares” means shares of common stock, par value $0.00001 per share, of QXO;

•
“QXO stockholder approval” means the approval of the QXO share issuance by a majority of the votes cast by holders of shares of QXO voting stock present in person or represented by proxy at the QXO stockholder meeting;

•
“QXO stockholder meeting” means the special meeting of the QXO stockholders in connection with the mergers, as may be adjourned or postponed;

•
“QXO termination fee” means a cash amount equal to $600,000,000;

•
“QXO voting stock” means the outstanding shares of capital stock of QXO entitled to vote generally for the election of directors;

•
“representatives” means directors, officers, managers, employees, investment bankers, attorneys, accountants and other advisors and representatives;

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“SEC” means the Securities and Exchange Commission;

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“Securities Act” means the Securities Act of 1933, as amended;

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“stock consideration” means 20.200 validly issued, fully paid and non-assessable QXO shares per TopBuild share;

•
“stock election” means an election by a record holder of TopBuild shares issued and outstanding (other than certain excluded shares, cancelled shares and dissenting shares) to receive the stock consideration in respect of each TopBuild share held by such record holder immediately prior to the Titanium Merger effective time;

•
“supporting stockholder” means Jacobs Private Equity II, LLC;

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“surviving company” means Forward Merger Sub as the surviving company in the Forward Merger;

•
“surviving corporation” means TopBuild as the surviving corporation in the Titanium Merger;

•
“Titanium Merger” means the merger of Titanium Merger Sub with and into TopBuild, with TopBuild continuing as the surviving corporation;

•
“Titanium Merger effective time” means such time as the certificate of merger for the Titanium Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as QXO and TopBuild shall agree and specify in the certificate of merger;

•
“Titanium Merger Sub” means Titanium MergerCo, Inc., a Delaware corporation and wholly owned subsidiary of QXO;

•
“TopBuild” means TopBuild Corp., a Delaware corporation;

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“TopBuild board” means the board of directors of TopBuild;

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“TopBuild option” means each option to purchase TopBuild shares outstanding and not yet exercised whether vested or unvested;

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“TopBuild PSU award” means each outstanding award of restricted stock units for which vesting is based on service-based conditions and performance-based conditions;

•
“TopBuild restricted stock award” means each outstanding award of TopBuild shares that is subject to vesting conditions;

•
“TopBuild RSU award” means each outstanding award of restricted stock units for which vesting is solely based on service-based conditions;

•
“TopBuild shares” means shares of common stock, par value $0.01 per share, of TopBuild;

•
“TopBuild stockholder approval” means the affirmative vote of holders of a majority of the outstanding TopBuild shares entitled to vote thereon in favor of the adoption of the merger agreement;

•
“TopBuild stockholder meeting” means the special meeting of the TopBuild stockholders in connection with the mergers, as may be adjourned or postponed;

•
“TopBuild termination fee” means a cash amount equal to $600,000,000;

•
“Treasury Regulations” means the final, temporary, and proposed regulations promulgated by the U.S. Department of the Treasury under the Code; and

•
“voting agreement” means that certain Voting Agreement, dated as of April 18, 2026, by and among the supporting stockholder and TopBuild.

QUESTIONS AND ANSWERS ABOUT THE MEETINGS
The following questions and answers briefly address some commonly asked questions about the QXO stockholder meeting, the TopBuild stockholder meeting, the merger agreement and the mergers. These questions and answers may not address all questions that are important to you as a stockholder of QXO or TopBuild. Please refer to the more detailed information contained elsewhere in this joint proxy statement/prospectus, the Annexes to this joint proxy statement/prospectus and the documents referred to or incorporated by reference in this joint proxy statement/prospectus.
General and Transaction Structure
Q:
Why am I receiving this joint proxy statement/prospectus?

A:
QXO and TopBuild have entered into the merger agreement, pursuant to which, upon the terms and subject to the conditions set forth in the merger agreement, (a) Titanium MergerCo, Inc. (“Titanium Merger Sub”) will merge with and into TopBuild, with TopBuild surviving as a wholly owned subsidiary of QXO, and (b) immediately following the Titanium Merger, the surviving corporation will merge with and into Titanium MergerCo 2, LLC (“Forward Merger Sub”), with Forward Merger Sub continuing as the surviving company. Your vote is required in connection with the mergers. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

In order to complete the mergers, QXO stockholders must vote to approve the issuance of QXO shares in connection with the Titanium Merger and QXO shares to be issued in the mergers or reserved for issuance in connection with the mergers (the “QXO share issuance proposal”), and TopBuild stockholders must vote to adopt the merger agreement (the “TopBuild merger proposal”). In addition, QXO stockholders will be asked to approve an amendment of QXO’s certificate of incorporation to increase the number of authorized QXO shares from 2,000,000,000 to 4,000,000,000, in the form attached to the accompanying joint proxy statement/prospectus as Annex E (the “QXO charter amendment proposal”) and TopBuild stockholders will be asked to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to TopBuild’s named executive officers that is based on or otherwise relates to the mergers (the “TopBuild compensation proposal”). The closing of the mergers is conditioned on approval of the QXO share issuance proposal and the TopBuild merger proposal but is not conditioned on approval of the QXO charter amendment proposal or the TopBuild compensation proposal. QXO and TopBuild will each hold a special meeting of their respective stockholders in connection with the mergers. This joint proxy statement/prospectus is being sent to you to assist you in deciding how to vote your shares at the applicable special meeting.
This document is also a prospectus of QXO, relating to the QXO shares to be issued to TopBuild stockholders in the Titanium Merger, and forms part of a registration statement on Form S-4 filed by QXO with the SEC.
Q:
What is the transaction?

A:
Under the merger agreement, the combination of QXO and TopBuild will be accomplished through a two-step merger structure:

•
Titanium Merger:   Titanium Merger Sub will merge with and into TopBuild, with TopBuild surviving as a wholly owned subsidiary of QXO. In the Titanium Merger, each TopBuild share issued and outstanding (other than certain excluded shares, cancelled shares and dissenting shares) as of immediately prior to the Titanium Merger effective time will be converted into the right to receive the per share merger consideration consisting of QXO shares or cash at the election of the holder and subject to proration as described in the merger agreement.

•
Forward Merger:   Immediately following the Titanium Merger, the surviving corporation will merge with and into Forward Merger Sub, with Forward Merger Sub continuing as the surviving company.

Following completion of the mergers, TopBuild will cease to exist as a separate company. TopBuild shares will no longer be traded on the NYSE, and former TopBuild stockholders who receive QXO shares will become stockholders of QXO, whose shares trade on the NYSE under the symbol “QXO.”

Consideration, Election and Proration
Q:
What will TopBuild stockholders receive for their shares in the Titanium Merger?

A:
In the Titanium Merger, each TopBuild share issued and outstanding (other than certain excluded shares, cancelled shares and dissenting shares) as of immediately prior to the Titanium Merger effective time will be converted into the right to receive, at the election of the holder, one of the following two forms of merger consideration:

•
Cash Consideration:   $505.00 in cash per TopBuild share, without interest.

•
Stock Consideration:   20.200 QXO shares per TopBuild share. No election shares will be treated as having elected to receive the stock consideration.

Importantly, the cash election and stock election are each subject to proration as described below and in the merger agreement.
Q:
If I make a valid election, will I definitely receive exactly what I elected?

A:
Not necessarily. If you make a cash election or a stock election (or make no election), the consideration you actually receive may be adjusted through the proration process described in the merger agreement and as described below:

•
Maximum Cash Election Number:   The maximum cash election number is the maximum number of TopBuild shares to be converted into the right to receive the cash consideration which will be equal to forty-five percent (45%) of the aggregate number of TopBuild shares issued and outstanding (other than cancelled shares) as of immediately prior to the Titanium Merger effective time.

•
Maximum Stock Election Number:   The maximum stock election number is the maximum number of TopBuild shares to be converted into the right to receive the stock consideration, which will be equal to fifty-five percent (55%) of the aggregate number of TopBuild shares issued and outstanding (other than cancelled shares) as of immediately prior to the Titanium Merger effective time. The maximum stock election number may be increased (but not decreased) by QXO in its sole discretion prior to the Titanium Merger effective time, if and only if holders of TopBuild shares have elected more than fifty-five percent (55%) of the number of eligible TopBuild shares to receive the stock consideration.

•
If the cash election is oversubscribed (i.e., the number of cash election shares exceeds the maximum cash election number), all TopBuild shares for which stock elections have been made will be converted into the right to receive stock consideration and all TopBuild shares for which cash elections have been made will be converted into the right to receive (i) a cash amount (without interest) equal to the product of the cash consideration and a fraction (the “cash proration fraction”), the numerator of which is the maximum cash election number and the denominator of which is the aggregate number of TopBuild shares for which cash elections have been made, and (ii) a number of validly issued, fully paid and non-assessable QXO shares equal to the product of the stock consideration and one minus the cash proration fraction.

•
If the stock election is oversubscribed (i.e., the number of stock election shares exceeds the maximum stock election number, which may be increased (but not decreased) by QXO in its sole discretion prior to the Titanium Merger effective time, if and only if holders of TopBuild shares have elected more than fifty-five percent (55%) of the number of eligible TopBuild shares to receive the stock consideration), all TopBuild shares for which cash elections have been made will be converted into the right to receive cash consideration and all TopBuild shares for which stock elections have been made will be converted into the right to receive (i) a number of validly issued, fully paid and non-assessable QXO shares equal to the product of the stock consideration and a fraction (the “stock proration fraction”), the numerator of which is the maximum stock election number and the denominator of which is the aggregate number of TopBuild shares for which stock elections have been made, and (ii) a cash amount (without interest) equal to the product of the cash consideration and one minus the stock proration fraction (with the resulting cash amount rounded down to the nearest cent).

•
If neither the cash election nor the stock election is oversubscribed, each holder who made a cash election will receive the full cash consideration ($505.00 per TopBuild share) and each holder who made a stock election will receive the full stock consideration (20.200 QXO shares per TopBuild share).

Because proration depends on the aggregate elections made by all TopBuild stockholders, you will not know at the time you make your election whether and to what extent proration will apply. The exchange agent will perform the proration calculations promptly after the election deadline.
Q:
How and when do I make my merger consideration election?

A:
If you are a TopBuild stockholder, you will receive an election form and other customary transmittal materials (collectively, the “election form”). The election form will be mailed to holders of record of TopBuild shares and will enable you to make an election with respect to the form of per share merger consideration you wish to receive for your TopBuild shares.

The period during which you may submit your election will begin on the date the election form is mailed and will end at 5:00 p.m., Eastern Time, on the business day that is five business days prior to the date of the TopBuild stockholder meeting (or such other date and time as QXO may publicly announce with the consent of TopBuild) (the “election deadline”). QXO and TopBuild will publicly announce the anticipated election deadline at least five business days prior to the election deadline. If the date of the TopBuild stockholder meeting is delayed, the election deadline will be similarly delayed, and QXO and TopBuild will promptly announce any such delay and, when determined, the rescheduled election deadline.
Q:
What do I do if I want to change or revoke my per share merger consideration election?

A:
You may change or revoke your election at any time prior to the election deadline by submitting a written notice to the exchange agent. To change your election, you must submit a properly completed and executed revised election form to the exchange agent prior to the election deadline. To revoke your election without making a new election, you must submit written notice of revocation to the exchange agent prior to the election deadline, in which case your shares will be treated as “no election shares” and you will be treated as having elected to receive the stock consideration. After the election deadline, elections are final and may not be changed or revoked. All elections will be automatically revoked if the merger agreement is terminated. For additional information regarding changing or revocation of elections, see the section titled “The Merger Agreement — Revocation or Change of Election.”

Q:
What happens if I do not make a valid election?

A:
If you are a TopBuild stockholder and you do not submit a valid election form before the election deadline, or if your election is not properly made or is properly revoked and not resubmitted, your shares will be treated as “no election shares” and you will be treated as having elected to receive the stock consideration, which consists of 20.200 QXO shares, for each TopBuild share you hold, subject to proration as described above and in the merger agreement.

Q:
Can I sell or transfer my TopBuild shares after I make an election?

A:
No. If you make a valid cash election or stock election with respect to any of your TopBuild shares, you will not be able to sell or otherwise transfer those shares during the period between the submission of your election and the earlier of the closing of the mergers or the revocation of your election. If you wish to sell or transfer your shares after making an election, you must first revoke your election by submitting written notice to the exchange agent prior to the election deadline. Once the election deadline has passed, elections can no longer be revoked and shares subject to an election will not be available for trading. You should carefully consider this restriction before submitting an election form. For additional information, see the section titled “Risk Factors — If you make a per share merger consideration election, you will not be able to sell or transfer the shares subject to your election prior to the closing of the mergers.”

Q:
What if I hold my TopBuild shares in “street name” or through a retirement or savings plan?

A:
If your TopBuild shares are held in “street name” by a broker, bank or other nominee, you should follow the instructions provided by your nominee regarding how to make your election. Your nominee may establish its own deadline for receipt of election instructions, which may be earlier than the election deadline applicable to record holders generally.

If you hold TopBuild shares through a 401(k) plan or other retirement or savings plan, your election instructions must be received by the plan trustee by a deadline that may be earlier than the election deadline applicable to stockholders generally to allow sufficient time for the trustee to make the per share merger consideration election on your behalf.
Q:
What happens to fractional shares?

A:
No fractional QXO share will be issued in the Titanium Merger. Instead, each former TopBuild stockholder who would otherwise be entitled to receive a fractional QXO share (after aggregating all TopBuild shares held by such holder) will receive a cash payment (without interest) in lieu of such fractional share. The cash payment will be in an amount equal to such fractional share multiplied by the closing price of QXO shares on the NYSE on the last trading day immediately prior to the Titanium Merger effective time, rounded to the nearest cent.

Equity Awards
Q:
What will happen to my TopBuild equity awards?

A:
The merger agreement provides for the following treatment of TopBuild equity awards (collectively, the “TopBuild Equity Awards”) at the Titanium Merger effective time:

•
TopBuild Options:   Each option to purchase TopBuild shares outstanding and not yet exercised whether vested or unvested (each, a “TopBuild option”) will, by virtue of the Titanium Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive QXO shares equal to (a) the number of TopBuild shares subject to such TopBuild option as of immediately prior to the Titanium Merger effective time, multiplied by (b) the quotient obtained by dividing (x) the excess, if any, of (1) the cash consideration minus (2) the exercise price applicable to such TopBuild option by (y) $25.00, with such QXO shares to be delivered as soon as reasonably practicable (but no later than 10 calendar days) after the Titanium Merger effective time.

•
TopBuild Restricted Stock Awards:   Each outstanding award of TopBuild shares that is subject to vesting conditions (each, a “TopBuild restricted stock award”) will be fully vested and the holder thereof will be entitled to receive the cash consideration or stock consideration, as applicable.

•
TopBuild RSU Awards (Restricted Stock Unit Awards):   Each outstanding and not yet settled award of restricted stock units for which vesting is solely based on service-based conditions (each, a “TopBuild RSU award”) will, by virtue of the Titanium Merger and without any action on the part of the holder thereof, be converted into a restricted stock unit award relating to a number of QXO shares based on an equity award exchange ratio equal to the stock consideration, with any fractional shares rounded to the nearest whole number of shares. Such converted awards will remain subject to the same terms and conditions that applied to such awards (including vesting and settlement terms and conditions) immediately prior to the Titanium Merger effective time. However, any amounts relating to accrued but unvested and unpaid dividend equivalent rights corresponding to a TopBuild RSU award will carry over and will be paid if required by and in accordance with the terms and conditions applicable to the corresponding TopBuild RSU award immediately prior to the Titanium Merger effective time and any dividend equivalents that are payable with respect to such converted awards following the Titanium Merger effective time will be paid within 30 days following vesting.

•
TopBuild PSU Awards (Performance Stock Unit Awards):   Each outstanding and not yet settled award of restricted stock units for which vesting is based on service-based conditions and performance-based conditions (each, a “TopBuild PSU award”) will, by virtue of the Titanium Merger and without any action on the part of the holder thereof, be converted into a restricted stock unit award based solely on service-based conditions (determined based on the target performance for such TopBuild PSU award) relating to a number of QXO shares based on an equity award exchange ratio equal to the stock consideration, with any fractional shares rounded to the nearest whole number of shares. Such converted awards will remain subject to the same terms and conditions that applied to such awards (including vesting (other than performance conditions) and settlement terms and conditions) immediately prior to the Titanium Merger effective time. However, any amounts relating to accrued but unvested and unpaid dividend equivalent rights corresponding to a TopBuild PSU award will carry over and will be paid if required by and in accordance with the terms and conditions applicable to the corresponding TopBuild PSU award immediately prior to the Titanium Merger effective time and any dividend equivalents that are payable with respect to such converted awards following the Titanium Merger effective time will be paid within 30 days following vesting.
Meeting Mechanics and Voting
Q:
When and where are the QXO and TopBuild stockholder meetings?

A:
The QXO stockholder meeting will be held virtually at www.virtualshareholdermeeting.com/QXO2026SM on June 29, 2026, at 9:00 a.m., Eastern Time.

The TopBuild stockholder meeting will be held virtually at www.virtualshareholdermeeting.com/BLD2026SM on June 29, 2026, at 9:00 a.m., Eastern Time.
Both meetings are expected to be conducted virtually. Instructions for accessing the virtual meetings will be included on your proxy card.
Q:
What am I being asked to vote on?

A:
The proposals differ depending on whether you are a QXO stockholder or a TopBuild stockholder.

If you are a QXO stockholder, you will be asked to vote:
1.
to approve the issuance of QXO shares in connection with the Titanium Merger and QXO shares to be issued in the mergers or reserved for issuance in connection with the mergers;

2.
to approve an amendment of the QXO certificate of incorporation to increase the number of authorized QXO shares from 2,000,000,000 to 4,000,000,000; and

3.
to approve the adjournment of the QXO stockholder meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the QXO share issuance proposal.

If you are a TopBuild stockholder, you will be asked to vote:
1.
to adopt the merger agreement;

2.
to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to TopBuild’s named executive officers in connection with the mergers; and

3.
to approve the adjournment of the TopBuild stockholder meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Q:
What vote is required to approve each proposal?

A:
QXO:   Approval of the QXO share issuance proposal requires the affirmative vote of a majority of the votes cast by holders of shares of QXO voting stock present in person or represented by proxy at the QXO stockholder meeting. The approval of the QXO share issuance proposal is a condition to the closing of the mergers.

Approval of the QXO charter amendment proposal requires the affirmative vote of a majority of the votes cast by holders of shares of QXO voting stock present in person or represented by proxy at the

QXO stockholder meeting. The approval of the QXO charter amendment proposal is not a condition to the closing of the mergers.
Approval of the QXO adjournment proposal requires the affirmative vote of a majority of the shares of QXO voting stock present in person or represented by proxy at the QXO stockholder meeting and entitled to vote on such proposal. The approval of the QXO adjournment proposal is not a condition to the closing of the mergers.
TopBuild:   Approval of the TopBuild merger proposal requires the affirmative vote of the holders of a majority of the outstanding TopBuild shares entitled to vote thereon. The approval of the TopBuild merger proposal is a condition to the closing of the mergers.
Approval of the TopBuild compensation proposal requires the affirmative vote of the holders of a majority of the votes cast at the TopBuild stockholder meeting. The vote on the TopBuild compensation proposal is advisory only and will not be binding on QXO, TopBuild or their respective boards of directors. The approval of the TopBuild compensation proposal is not a condition to the closing of the mergers.
Assuming a quorum is present, approval of the TopBuild adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast at the TopBuild stockholder meeting. If a quorum is not present, approval of the TopBuild adjournment proposal requires the affirmative vote of the holders of a majority of the TopBuild shares present in person or represented by proxy at the TopBuild stockholder meeting. The approval of the TopBuild adjournment proposal is not a condition to the closing of the mergers.
Q:
How do the respective boards recommend that I vote?

A:
The QXO board unanimously recommends that QXO stockholders vote “FOR” the QXO share issuance proposal, “FOR” the QXO charter amendment proposal and “FOR” the QXO adjournment proposal. For additional information regarding how the QXO board recommends that QXO stockholders vote, see the section titled “The Mergers — Recommendation of the QXO Board and Reasons for the Mergers.”

The TopBuild board unanimously recommends that TopBuild stockholders vote “FOR” the TopBuild merger proposal, “FOR” the TopBuild compensation proposal and “FOR” the TopBuild adjournment proposal. For additional information regarding how the TopBuild board recommends that TopBuild stockholders vote, see the section titled “The Mergers — Recommendation of the TopBuild Board and Reasons for the Mergers.”
Q:
Who can vote at the meetings?

A:
QXO Stockholder Meeting:   Only holders of record of shares of QXO voting stock at the close of business on May 26, 2026 (the “QXO record date”) are entitled to receive notice of, and to vote at, the QXO stockholder meeting. Each QXO share is entitled to one vote on each matter properly brought before the QXO stockholder meeting. As of the QXO record date, there were 725,305,345 QXO shares issued and outstanding, with each QXO share entitled to one vote on each matter to come before the QXO stockholder meeting. In addition, each QXO convertible preferred share and share of Series C Convertible Perpetual Preferred Stock, par value $0.001 per share, of QXO (“QXO Series C preferred shares”) is entitled to vote on each matter to come before the QXO stockholder meeting as if such shares were converted into QXO shares as of the QXO record date, meaning that each QXO convertible preferred share is entitled to approximately 219 votes, and each QXO Series C preferred share is entitled to approximately 433 votes, in each case, on each matter to come before the QXO stockholder meeting. As of the QXO record date, there were 1,000,000 QXO convertible preferred shares and 200,000 QXO Series C preferred shares issued and outstanding, representing approximately 305,655,771 votes. In total, 1,030,961,116 votes are eligible to be cast at the QXO stockholder meeting based on the number of outstanding QXO shares, QXO convertible preferred shares and QXO Series C preferred shares, voting together as a single class.

TopBuild Stockholder Meeting:   Only TopBuild stockholders of record at the close of business on May 26, 2026 (the “TopBuild record date”) are entitled to receive notice of, and to vote at, the TopBuild stockholder meeting. Each TopBuild share is entitled to one vote on each matter properly brought before the TopBuild stockholder meeting. As of the TopBuild record date, there were 28,024,568 TopBuild shares outstanding and entitled to vote.
Q:
What constitutes a quorum?

A:
QXO Stockholder Meeting:   The presence, in person or by proxy, of the holders of a majority of the outstanding shares of capital stock of QXO entitled to vote generally for the election of directors (the “QXO voting stock”) at the QXO stockholder meeting will constitute a quorum.

TopBuild Stockholder Meeting:   The presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of TopBuild generally entitled to vote at the TopBuild stockholder meeting will constitute a quorum.
Virtual attendance at each special meeting constitutes presence in person for purposes of establishing a quorum. Abstentions will be counted as present for purposes of determining whether a quorum is present at each meeting.
Q:
How do I vote?

A:
If you are a stockholder of record of QXO as of the close of business on the QXO record date or a stockholder of record of TopBuild as of the close of business on the TopBuild record date, you may submit your proxy before the applicable stockholder meeting by (a) accessing the internet site listed on your proxy card, (b) calling the toll-free number listed on your proxy card, or (c) completing, signing, dating and returning the enclosed proxy card by mail in the postage-paid envelope provided. If your shares are held in “street name” by a broker, bank or other nominee, please follow the voting instructions provided by your nominee.

The QXO stockholder meeting will begin promptly on June 29, 2026, at 9:00 a.m., Eastern Time. The TopBuild stockholder meeting will begin promptly on June 29, 2026, at 9:00 a.m., Eastern Time. QXO and TopBuild encourage their respective stockholders to access the meeting prior to the applicable start time leaving ample time for check-in. Please follow the instructions outlined in this joint proxy statement/prospectus.
Whether or not you expect to attend the QXO stockholder meeting or the TopBuild stockholder meeting, to ensure your representation at the applicable meeting, QXO and TopBuild urge you to submit a proxy to vote your shares as promptly as possible. Submitting a proxy will not prevent you from voting at the QXO stockholder meeting or TopBuild stockholder meeting, as applicable, but it will help to secure a quorum and avoid added solicitation costs.
Q:
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If you hold QXO shares through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to QXO or by voting virtually at the QXO stockholder meeting unless you submit a “legal proxy,” which you must obtain from your broker, bank or other nominee. If the QXO shares you hold are in street name, you must register in advance to participate in the QXO stockholder meeting, to vote electronically and to submit questions during the live webcast of the meeting. To register, you must obtain and submit a “legal proxy” from the bank, broker or other nominee that holds your shares giving you the right to vote the shares.

Furthermore, brokers, banks or other nominees who hold QXO shares on behalf of their customers may not give a proxy to QXO to vote those shares without specific instructions from their customers. If you are a QXO stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the QXO proposals.
If you hold TopBuild shares through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to TopBuild or by voting virtually at the TopBuild stockholder meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. If the TopBuild shares you hold are in street name, you must register in advance to participate in the TopBuild stockholder meeting, to vote electronically and to submit questions during the live webcast of the meeting. To register, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares.
Furthermore, brokers, banks or other nominees who hold TopBuild shares on behalf of their customers may not give a proxy to TopBuild to vote those shares without specific instructions from their customers. If you are a TopBuild stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the TopBuild proposals.
Q:
May I change or revoke my proxy card or voting instruction form?

A:
QXO stockholders of record may revoke their proxies at any time before their QXO shares are voted at the QXO stockholder meeting in any of the following ways:

•
delivering written notice of revocation of the proxy to QXO’s corporate secretary at QXO’s executive offices at Five American Lane, Greenwich, Connecticut 06831, by no later than 11:59 p.m., Eastern Time, on June 28, 2026;

•
delivering another proxy with a later date to QXO’s corporate secretary at QXO’s executive offices at Five American Lane, Greenwich, Connecticut 06831, by no later than 11:59 p.m., Eastern Time, on June 28, 2026 (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•
submitting another proxy again via the internet or by telephone at a later date, by no later than 11:59 p.m., Eastern Time, on June 28, 2026 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•
attending the QXO stockholder meeting virtually and voting your shares during the meeting; attendance at the QXO stockholder meeting will not, in and of itself, revoke a valid proxy that was previously delivered unless you give written notice of revocation to the QXO corporate secretary before the proxy is exercised or unless you vote your shares virtually during the QXO stockholder meeting.

If you are a QXO stockholder with QXO shares held in “street name” through a broker, bank or other nominee and you deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instruction if the record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.
TopBuild stockholders of record may revoke their proxies at any time before their TopBuild shares are voted at the TopBuild stockholder meeting in any of the following ways:

•
delivering written notice of revocation of the proxy to TopBuild’s corporate secretary at TopBuild’s executive offices at 475 North Williamson Boulevard, Daytona Beach, Florida 32114, by no later than 11:59 p.m., Eastern Time, on June 28, 2026;

•
delivering another proxy with a later date to TopBuild’s corporate secretary at TopBuild’s executive offices at 475 North Williamson Boulevard, Daytona Beach, Florida 32114, by no later than 11:59 p.m., Eastern Time, on June 28, 2026 (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•
submitting another proxy again via the internet or by telephone at a later date, by no later than 11:59 p.m., Eastern Time, on June 28, 2026 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•
attending the TopBuild stockholder meeting virtually and voting your shares during the meeting; attendance at the TopBuild stockholder meeting will not, in and of itself, revoke a valid proxy that was previously delivered unless you give written notice of revocation to the TopBuild corporate secretary before the proxy is exercised or unless you vote your shares virtually during the TopBuild stockholder meeting.

If you are a TopBuild stockholder with TopBuild shares held in “street name” through a broker, bank or other nominee and you deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instruction if the record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.
Q:
What happens if I sell my shares after the record date but before the special meetings?

A:
The QXO record date and the TopBuild record date (in each case, May 26, 2026) are earlier than the date of the QXO stockholder meeting and the TopBuild stockholder meeting and earlier than the date that the mergers are expected to be completed. If you sell or otherwise transfer your QXO shares after the QXO record date but before the date of the QXO stockholder meeting, you will retain your right to vote at the QXO stockholder meeting. If you sell or otherwise transfer your TopBuild shares after the TopBuild record date, you will retain your right to vote at the TopBuild stockholder meeting. However, TopBuild stockholders who sell or otherwise transfer their TopBuild shares after the record date but before the date of the TopBuild stockholder meeting will not have the right to receive the per share merger consideration in respect of such transferred TopBuild shares. In order to receive the per share merger consideration, TopBuild stockholders must hold their TopBuild shares through completion of the mergers.

Q:
What should I do if I receive more than one set of voting materials?

A:
If you hold QXO shares or TopBuild shares in “street name” and also directly as a record holder or otherwise or if you hold QXO shares or TopBuild shares in more than one brokerage account, you may receive more than one set of voting materials relating to the QXO stockholder meeting or TopBuild stockholder meeting, as applicable. Please complete, sign, date and return each proxy card (or cast your vote by telephone or internet as provided on your proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your QXO shares or TopBuild shares, as applicable, are voted. If you hold your QXO shares or TopBuild shares in “street name” through a broker, bank or other nominee, you should follow the procedures provided by your broker, bank or other nominee to vote your QXO shares or TopBuild shares, as applicable.

Q:
Who will tabulate and certify the vote?

A:
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes cast at the QXO stockholder meeting and will act as the Independent Inspector of Election at the QXO stockholder meeting.

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes cast at the TopBuild stockholder meeting and will act as the Independent Inspector of Election at the TopBuild stockholder meeting.
Q:
Where can I find the voting results of the special meetings?

A:
The preliminary voting results of the QXO stockholder meeting will be announced at the QXO stockholder meeting. In addition, within one business day following certification of the final voting results, QXO intends to file the final voting results with the SEC on a Current Report on Form 8-K.

The preliminary voting results of the TopBuild stockholder meeting will be announced at the TopBuild stockholder meeting. In addition, within one business day following certification of the final voting results, TopBuild intends to file the final voting results with the SEC on a Current Report on Form 8-K.
Q:
What happens if I fail to vote or abstain?

A:
The effect of a failure to vote or an abstention depends on the specific proposal and whether you are a QXO or TopBuild stockholder.

A so-called “broker non-vote” results when brokers, banks and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of the relevant shares. QXO and TopBuild do not expect any broker non-votes at the QXO stockholder meeting or the TopBuild stockholder meeting, respectively, because all proposals at each stockholder meeting are expected to be “non-routine” matters under applicable stock exchange rules, meaning your broker, bank or other nominee will not be able to vote your shares without your instructions. Accordingly, if you hold your shares in “street name” and do not return your broker’s, bank’s or other nominee’s voting form, do not provide voting instructions via the internet or telephone through your broker, bank or other nominee, if applicable, or do not attend the QXO stockholder meeting or the TopBuild stockholder meeting, as applicable, and vote virtually with a “legal proxy” from your broker, bank or other nominee, your shares will not be considered present at either stockholder meeting for purposes of determining whether a quorum is present at such stockholder meeting and will not be voted on any proposal.
QXO share issuance proposal (majority of votes cast):   A failure to vote will have no effect on the outcome (assuming a quorum is present). Abstentions will not be counted as votes cast and will also have no effect on the outcome of the vote on the QXO share issuance proposal (assuming a quorum is present).
QXO charter amendment proposal (majority of votes cast):   A failure to vote will have no effect on the outcome (assuming a quorum is present). Abstentions will not be counted as votes cast and will also have no effect on the outcome of the vote on the QXO charter amendment proposal (assuming a quorum is present).
QXO adjournment proposal (majority of shares present and entitled to vote):   A failure to vote will have no effect on the outcome (assuming a quorum is present). Abstentions will have the same effect as a vote “AGAINST” the proposal.
TopBuild merger proposal (majority of outstanding shares entitled to vote):   Because this proposal requires the affirmative vote of a majority of the outstanding TopBuild shares entitled to vote thereon, a failure to vote and an abstention will each have the same effect as a vote “AGAINST” the TopBuild merger proposal.
TopBuild compensation proposal (majority of votes cast):   A failure to vote will have no effect on the outcome (assuming a quorum is present). Abstentions will not be counted as votes cast and will also have no effect on the outcome of the vote on the TopBuild compensation proposal (assuming a quorum is present).
TopBuild adjournment proposal (assuming a quorum is present, majority of votes cast; if a quorum is not present, majority of shares present):   A failure to vote will have no effect on the outcome (regardless of whether a quorum is present). If a quorum is present, abstentions will not be counted as votes cast and will have no effect on the outcome of the vote on the TopBuild adjournment proposal. If a quorum is not present, abstentions will have the same effect as a vote “AGAINST” the TopBuild adjournment proposal.
Your vote is very important regardless of the number of shares you own. QXO and TopBuild each strongly encourage you to vote your shares.

Q:
Are any stockholders already committed to voting in favor of the proposals?

A:
Yes. Concurrently with the execution of the merger agreement, Jacobs Private Equity II, LLC (the “supporting stockholder”) entered into a voting agreement with TopBuild (the “voting agreement”). Under the voting agreement, subject to the terms and conditions therein, the supporting stockholder has agreed to vote all of its QXO shares and QXO convertible preferred shares in favor of the approval of the QXO share issuance proposal, the QXO adjournment proposal and any other matter or action necessary for the consummation of the transactions contemplated by the merger agreement, including the mergers.

As of the date of the voting agreement, the supporting stockholder owned 900,000 QXO convertible preferred shares, convertible into 197,109,067 QXO shares. As of May 26, 2026, the supporting stockholder beneficially owned 900,000 QXO convertible preferred shares, convertible into 197,109,067 QXO shares, representing approximately 19.1% of the total voting power of the outstanding shares of QXO voting stock.
There are no voting agreements or similar arrangements applicable to the TopBuild stockholder vote.
Appraisal Rights
Q:
Do TopBuild stockholders have appraisal or dissenters’ rights?

A:
Yes. Holders of TopBuild shares who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares in compliance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will be entitled to seek appraisal of the fair value of their TopBuild shares as determined by the Delaware Court of Chancery, if the Titanium Merger is completed. To exercise appraisal rights, a TopBuild stockholder must strictly comply with the procedures prescribed by Section 262 of the DGCL.

TopBuild shares held by a stockholder who properly demands and perfects appraisal rights (“dissenting shares”) will not be converted into the right to receive the per share merger consideration. If a TopBuild stockholder who demands appraisal fails to perfect, withdraws, or loses the right to appraisal prior to the election deadline, such stockholder’s shares will be treated as “no election shares” (unless such stockholder thereafter makes a timely election). If a TopBuild stockholder fails to perfect, withdraws, or loses the right to appraisal after the election deadline, such stockholder’s shares will be treated as having elected to receive the stock consideration.
For a more detailed description of the appraisal rights available to TopBuild stockholders, including the procedures to be followed, see the section titled “Appraisal Rights” beginning on page 109 of this joint proxy statement/prospectus. A copy of the full text of Section 262 of the DGCL may be accessed without subscription or cost at https://delcode.delaware.gov/title8/c001/sc09/index.shtml#262.
QXO stockholders are not entitled to appraisal rights in connection with the mergers because QXO stockholders are not being asked to adopt the merger agreement, and the QXO share issuance does not entitle QXO stockholders to appraisal rights under the DGCL.
Additional Questions
Q:
Will the mergers affect the QXO board after the mergers?

A:
Yes. The merger agreement provides that prior to the Titanium Merger effective time, QXO will increase the size of its board in order to cause one current member of the TopBuild board to be appointed to the QXO board at the Titanium Merger effective time.

Q:
When is the merger expected to be completed?

A:
Subject to the satisfaction or waiver of the closing conditions described under the section titled “The Merger Agreement,” the mergers are expected to be completed during the third quarter of 2026. However, neither TopBuild nor QXO can predict the actual date on which the mergers will be completed, or if the mergers will be completed at all, because completion of the mergers is subject to conditions and factors outside the control of both companies. For additional information, see the section titled “The Merger — Regulatory Approvals Required for the Mergers.”
Q:
Is QXO’s obligation to complete the mergers subject to QXO receiving financing?

A:
No. QXO’s obligations under the merger agreement are not subject to any condition regarding its ability to finance, or obtain financing for, the mergers.

Q:
What are the conditions to completion of the mergers?

A:
The consummation of the mergers is subject to the satisfaction or waiver of certain closing conditions, including, among other things, (i) the TopBuild stockholder approval, (ii) the QXO stockholder approval, (iii) the QXO shares issued as stock consideration being approved for listing on the NYSE, (iv) the expiration or termination of any applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), the receipt of antitrust clearance from the Canadian Competition Bureau, or the expiration of the statutory waiting period under Part IX of the Competition Act (Canada) and other specified regulatory clearances, (v) the absence of any law, order, injunction or decree in effect that restrains, enjoins or otherwise prohibits consummation of the mergers, (vi) the effectiveness of a registration statement of QXO relating to the registration under the Securities Act of the QXO share issuance, (vii) an opinion of counsel to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and (viii) the absence of a material adverse effect with respect to TopBuild or QXO since the date of the merger agreement. No assurance can be given that the required stockholder, governmental and regulatory consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, even if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the mergers could cause TopBuild or QXO not to realize, or to be delayed in realizing, some or all of the benefits that TopBuild and QXO expect to achieve if the mergers are successfully completed within the expected time frame. For a more complete summary of the conditions that must be satisfied or waived before completion of the merger, see the section titled “The Merger Agreement.”

Q:
What happens if the mergers are not completed?

A:
If the merger agreement is not adopted by the TopBuild stockholders, the QXO share issuance is not approved by the QXO stockholders or the mergers are not completed for any other reason, TopBuild stockholders will not receive any consideration for their TopBuild shares. Instead, TopBuild will remain an independent public company, the TopBuild shares will continue to be listed and traded on the NYSE and registered under the Exchange Act and TopBuild will continue to file periodic reports with the SEC. Under specific circumstances, TopBuild may be required to pay QXO a termination fee of $600,000,000 or QXO may be required to pay TopBuild a termination fee of $600,000,000. For additional information, see the section titled “The Merger Agreement — Termination Fees.”

Q:
Who can help answer my questions?

A:
If you have questions about the mergers or the proposals, need additional copies of this joint proxy statement/prospectus or need help voting your shares, please contact the applicable proxy solicitor:

For QXO stockholders: Innisfree M&A Incorporated 500 Fifth Avenue, 21st Floor New York, NY 10110 Banks and Brokerage Firms Call: (212) 750-5833 Stockholders Call Toll Free: (877) 750-8129
For TopBuild stockholders:
MacKenzie Partners, Inc.
7 Penn Plaza
New York, New York 10001
Banks and Brokerage Firms Call: (212) 929-5500
Stockholders Call Toll Free: (800) 322-2885
Email: proxy@mackenziepartners.com

SUMMARY
The following summary highlights selected information described in more detail elsewhere in this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus and may not contain all the information that may be important to you. To understand the mergers and the matters being voted on by QXO and TopBuild stockholders at their respective special meetings more fully, and to obtain a more complete description of the legal terms of the merger agreement and the agreements related thereto, you should carefully read this entire document, including the annexes and the documents incorporated by reference herein and to which QXO and TopBuild refer you. Items in this summary include page references directing you to a more complete description of the topics. See “Where You Can Find More Information.”
The Parties
QXO, Inc.
QXO is a building products distribution company and is the largest publicly-traded distributor of roofing, waterproofing and complementary building products in North America. QXO shares are traded on the NYSE under the symbol “QXO.” QXO’s shares of 5.50% Series B Mandatory Convertible Preferred Stock (“QXO Series B preferred shares”) are traded on the NYSE under the symbol “QXO.PRB.” QXO’s principal executive offices are located at Five American Lane, Greenwich, Connecticut 06831, and its telephone number is (888) 998-6000. Additional information about QXO and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 205.
Titanium MergerCo, Inc.
Titanium MergerCo, Inc. is a Delaware corporation and a wholly owned subsidiary of QXO that was formed solely for the purpose of engaging in the Titanium Merger. Under the merger agreement, Titanium MergerCo, Inc. will merge with and into TopBuild, with TopBuild surviving the Titanium Merger as the surviving corporation and a wholly owned subsidiary of QXO. Since the date of its incorporation and prior to the effective time, (i) Titanium MergerCo, Inc. has not engaged in any activities other than the execution of the merger agreement, the performance of its obligations thereunder, and matters ancillary thereto, and (ii) all of the issued and outstanding shares of stock of Titanium MergerCo, Inc. have been owned by QXO Building Products, Inc., which is a wholly owned subsidiary of QXO.
Titanium MergerCo 2, LLC
Titanium MergerCo 2, LLC is a Delaware limited liability company and a wholly owned subsidiary of QXO that was formed solely for the purpose of engaging in the Forward Merger. Under the merger agreement, the surviving corporation of the Titanium Merger will merge with and into Titanium MergerCo 2, LLC, with Titanium MergerCo 2, LLC continuing as the surviving company. Since the date of its formation and prior to the Forward Merger effective time, (i) Titanium MergerCo 2, LLC has not engaged in any activities other than the execution of the merger agreement, the performance of its obligations thereunder, and matters ancillary thereto, and (ii) all of the issued and outstanding membership interests in Titanium MergerCo 2, LLC has been owned by QXO Building Products, Inc., which is a wholly owned subsidiary of QXO.
TopBuild Corp.
TopBuild is a leading installer of insulation and commercial roofing and a specialty distributor of insulation and other building products to the construction industry in the United States and Canada. TopBuild shares are traded on the NYSE under the symbol “BLD.” TopBuild’s principal executive offices are located at 475 North Williamson Boulevard, Daytona Beach, Florida, and its telephone number is (386) 304-2200. Additional information about TopBuild and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 205.

The Mergers
Upon satisfaction or waiver of the conditions to closing in the merger agreement, at the Titanium Merger effective time, Titanium Merger Sub will merge with and into TopBuild, with TopBuild surviving the Titanium Merger as a wholly owned subsidiary of QXO. Immediately following the Titanium Merger, the surviving corporation will merge with and into Forward Merger Sub, with Forward Merger Sub continuing as the surviving company. At the Titanium Merger effective time, each eligible TopBuild share will be converted automatically into the right to receive the per share merger consideration elected by the holder (or the stock consideration, if no election is made), subject to proration as described below and in the merger agreement, with cash paid in lieu of the issuance of any fractional QXO shares.
Merger Consideration
In the Titanium Merger, each TopBuild share issued and outstanding (other than certain excluded shares, cancelled shares and dissenting shares) as of immediately prior to the Titanium Merger effective time will be converted into the right to receive, at the election of the holder, one of the following forms of per share merger consideration:
Election	Consideration Per TopBuild Share
Cash Election	$505.00 in cash per TopBuild share, without interest
Stock Election	20.200 QXO shares per TopBuild share
Shares for which no cash election or stock election has been affirmatively made and not revoked (“no election shares”) will be treated as having elected to receive the stock consideration.
The cash election and the stock election are each subject to proration to ensure that the number of TopBuild shares electing each form of consideration is fixed, subject to adjustment, as described below.
Proration
The merger agreement establishes the following proration mechanisms to maintain the overall mix of consideration:
•
The maximum cash election number is the maximum number of TopBuild shares to be converted into the right to receive the cash consideration, which will be equal to forty-five percent (45%) of the aggregate number of TopBuild shares issued and outstanding (other than cancelled shares) as of immediately prior to the Titanium Merger effective time.

•
The maximum stock election number is the maximum number of TopBuild shares to be converted into the right to receive the stock consideration, which will be equal to fifty-five percent (55%) of the aggregate number of TopBuild shares issued and outstanding (other than cancelled shares) as of immediately prior to the Titanium Merger effective time. The maximum stock election number may be increased (but not decreased) by QXO in its sole discretion prior to the Titanium Merger effective time, if and only if holders of TopBuild shares have elected more than fifty-five percent (55%) of the number of eligible TopBuild shares to receive the stock consideration.

•
If the cash election is oversubscribed (i.e., the number of cash election shares exceeds the maximum cash election number), all TopBuild shares for which stock elections have been made will be converted into the right to receive stock consideration and all TopBuild shares for which cash elections have been made will be converted into the right to receive (i) a cash amount (without interest) equal to the product of the cash consideration and a fraction (the “cash proration fraction”), the numerator of which is the maximum cash election number and the denominator of which is the aggregate number of TopBuild shares for which cash elections have been made, and (ii) a number of validly issued, fully paid and non-assessable QXO shares equal to the product of the stock consideration and one minus the cash proration fraction.

•
If the stock election is oversubscribed (i.e., the number of stock election shares exceeds the maximum stock election number), all TopBuild shares for which cash elections have been made will be converted into the right to receive cash consideration and all TopBuild shares for which stock elections have been made will be converted into the right to receive (i) a number of validly issued, fully paid and non-assessable QXO shares equal to the product of the stock consideration and a fraction (the “stock proration fraction”), the numerator of which is the maximum stock election number and the denominator of which is the aggregate number of TopBuild shares for which stock elections have been made, and (ii) a cash amount (without interest) equal to the product of the cash consideration and one minus the stock proration fraction (with the resulting cash amount rounded down to the nearest cent).
•
If neither the cash election nor the stock election is oversubscribed, each holder who made a cash election will receive the full cash consideration ($505.00 per TopBuild share) and each holder who made a stock election will receive the full stock consideration (20.200 QXO shares per TopBuild share).

•
No fractional QXO share will be issued in the Titanium Merger. Instead, each former TopBuild stockholder who would otherwise be entitled to receive a fractional QXO share (after aggregating all TopBuild shares held by such holder) will receive a cash payment (without interest) in lieu of such fractional share. The cash payment will be in an amount equal to such fractional share multiplied by the closing price of QXO shares on the NYSE on the last trading day immediately prior to the Titanium Merger effective time, rounded to the nearest cent.

QXO Stockholder Meeting
The QXO stockholder meeting will be held virtually at www.virtualshareholdermeeting.com/QXO2026SM on June 29, 2026, at 9:00 a.m., Eastern Time. QXO stockholders will be asked to vote:
•
to approve the issuance of QXO shares in connection with the Titanium Merger and QXO shares to be issued in the mergers or reserved for issuance in connection with the mergers;

•
to approve an amendment of the QXO certificate of incorporation to increase the number of authorized QXO shares from 2,000,000,000 to 4,000,000,000; and

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to approve the adjournment of the QXO stockholder meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the QXO share issuance proposal.

The approval of the QXO share issuance proposal is a condition to the closing of the mergers. The approval of the QXO charter amendment proposal and the approval of the QXO adjournment proposal are not conditions to the closing of the mergers.
Only holders of record of shares of QXO voting stock at the close of business on the QXO record date are entitled to receive notice of, and to vote at, the QXO stockholder meeting. Each QXO share is entitled to one vote on each matter properly brought before the QXO stockholder meeting. In addition, each QXO convertible preferred share and QXO Series C preferred share is entitled to vote on each matter to come before the QXO stockholder meeting as if such shares were converted into QXO shares as of the QXO record date, meaning that each QXO convertible preferred share is entitled to approximately 219 votes, and each QXO Series C preferred share is entitled to approximately 433 votes, in each case, on each matter to come before the QXO stockholder meeting. Holders of QXO Series B preferred shares are not entitled to vote on matters to come before the QXO stockholder meeting.
Approval of the QXO share issuance proposal requires the affirmative vote of a majority of the votes cast by holders of shares of QXO voting stock present in person or represented by proxy at the QXO stockholder meeting. Approval of the QXO charter amendment proposal requires the affirmative vote of a majority of the votes cast by holders of shares of QXO voting stock present in person or represented by proxy at the QXO stockholder meeting. Approval of the QXO adjournment proposal requires the affirmative vote of a majority of the shares of QXO voting stock present in person or represented by proxy at the QXO stockholder meeting and entitled to vote on such proposal.
The QXO board unanimously recommends that the QXO stockholders vote “FOR” the QXO share issuance proposal, “FOR” the QXO charter amendment proposal and “FOR” the QXO adjournment proposal.

For additional information on the recommendation of the QXO board, please see “The Mergers — Recommendation of the QXO Board and Reasons for the Mergers.”
Voting by QXO’s Directors and Executive Officers
On the QXO record date, QXO directors and executive officers, and their affiliates, as a group, beneficially owned and were entitled to vote 233,289,635 QXO shares (including those shares that would be issued if all QXO convertible preferred shares had converted into QXO shares as of the QXO record date), or approximately 22.6% of the issued and outstanding shares of QXO voting stock.
TopBuild Stockholder Meeting
The TopBuild stockholder meeting will be held virtually at www.virtualshareholdermeeting.com/BLD2026SM on June 29, 2026, at 9:00 a.m., Eastern Time. TopBuild stockholders will be asked to vote:
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to adopt the merger agreement;

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to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to TopBuild’s named executive officers in connection with the mergers; and

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to approve the adjournment of the TopBuild stockholder meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

The approval of the TopBuild merger proposal is a condition to the closing of the mergers. The approval of the TopBuild compensation proposal and the approval of the TopBuild adjournment proposal are not conditions to the closing of the mergers.
Only TopBuild stockholders of record at the close of business on the TopBuild record date are entitled to receive notice of, and to vote at, the TopBuild stockholder meeting. Each TopBuild share is entitled to one vote on each matter properly brought before the TopBuild stockholder meeting.
Approval of the TopBuild merger proposal requires the affirmative vote of the holders of a majority of the outstanding TopBuild shares entitled to vote thereon. Approval of the TopBuild compensation proposal requires the affirmative vote of the holders of a majority of the votes cast at the TopBuild stockholder meeting. Assuming a quorum is present, approval of the TopBuild adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast at the TopBuild stockholder meeting. If a quorum is not present, approval of the TopBuild adjournment proposal requires the affirmative vote of the holders of a majority of the TopBuild shares present in person or represented by proxy at the TopBuild stockholder meeting.
The presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of TopBuild generally entitled to vote at the TopBuild stockholder meeting will constitute a quorum.
The TopBuild board unanimously recommends that the TopBuild stockholders vote “FOR” the TopBuild merger proposal, “FOR” the TopBuild compensation proposal and “FOR” the TopBuild adjournment proposal.
For additional information on the recommendation of the TopBuild board, please see “The Mergers — Recommendation of the TopBuild Board and Reasons for the Mergers.”
Voting by TopBuild’s Directors and Executive Officers
On the TopBuild record date, TopBuild directors and executive officers, and their affiliates, as a group, beneficially owned and were entitled to vote 145,301 TopBuild shares, or approximately 0.5% of the issued and outstanding TopBuild shares.
Voting Agreement
Concurrently with the execution of the merger agreement, Jacobs Private Equity II, LLC (the “supporting stockholder”) entered into a voting agreement with TopBuild (the “voting agreement”). Under the voting agreement, subject to the terms and conditions therein, the supporting stockholder has agreed to vote all of its QXO shares and QXO convertible preferred shares in favor of the approval of the QXO share issuance proposal, the QXO adjournment proposal and any other matter or action necessary for the consummation of the transactions contemplated by the merger agreement, including the mergers.
As of the date of the voting agreement, the supporting stockholder owned 900,000 QXO convertible preferred shares, convertible into 197,109,067 QXO shares. As of May 26, 2026, the supporting stockholder beneficially owned 900,000 QXO convertible preferred shares, convertible into 197,109,067 QXO shares, representing approximately 19.1% of the total voting power of the outstanding QXO voting stock.
There are no voting agreements or similar arrangements applicable to the TopBuild stockholder vote.
Opinion of QXO’s Financial Advisor
QXO retained Morgan Stanley & Co. LLC (“Morgan Stanley”) to provide it with financial advisory services in connection with a possible acquisition of TopBuild or similar transaction and, if requested by QXO, a financial opinion with respect thereto. QXO selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise, and reputation and its knowledge of the insulation, commercial roofing and building products industry, market, and regulatory environment and business and affairs of QXO. Morgan Stanley delivered to the QXO board a written opinion, dated April 18, 2026, that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the total amount of cash consideration and stock consideration to be received by the holders of TopBuild shares (collectively, the “total merger consideration”) to be paid by QXO was fair from a financial point of view to QXO.
The full text of the written opinion of Morgan Stanley, dated April 18, 2026, is attached as Annex B and incorporated by reference into this joint proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion. Stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the QXO board and addresses only the fairness, from a financial point of view, to QXO of the total merger consideration to be paid by QXO as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute a recommendation to stockholders of QXO or TopBuild as to how to act or vote in connection with the mergers or any other matter or whether to take any other action with respect to the mergers. The summary of Morgan Stanley’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. In addition, the opinion does not in any manner address the price at which QXO shares will trade following the consummation of the mergers or at any time.
For additional information, see the section of this joint proxy statement/prospectus captioned “The Mergers — Opinion of QXO’s Financial Advisor” and Annex B to this joint proxy statement/prospectus.
Opinions of TopBuild’s Financial Advisors
Opinion of Goldman Sachs & Co. LLC
Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the TopBuild board that, as of April 18, 2026, and based upon and subject to the factors and assumptions set forth therein, the per share merger consideration to be paid to the holders (other than QXO and its affiliates) of TopBuild shares pursuant to the merger agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated April 18, 2026, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided advisory services and its opinion for the information and assistance of the TopBuild board in connection with its consideration of the mergers. Goldman Sachs’ opinion is not a recommendation as to how any holder of TopBuild shares should vote or make any election with respect to the mergers or any other matter.

Opinion of RBC Capital Markets, LLC
TopBuild engaged RBC Capital Markets, LLC (“RBCCM”) as a financial advisor to TopBuild in connection with the mergers. As part of this engagement, RBCCM delivered an opinion, dated April 18, 2026, to the TopBuild board as to the fairness, from a financial point of view and as of such date, of the per share merger consideration to be received pursuant to the merger agreement by holders of TopBuild shares (other than QXO, Titanium Merger Sub, Forward Merger Sub and their respective affiliates).
The full text of RBCCM’s written opinion, dated April 18, 2026, is attached as Annex D to this joint proxy statement/prospectus and sets forth, among other things, the procedures followed, assumptions made, factors considered and qualifications and limitations on the review undertaken by RBCCM in connection with its opinion. RBCCM delivered its opinion to the TopBuild board for the benefit, information and assistance of the TopBuild board (in its capacity as such) in connection with its evaluation of the per share merger consideration. RBCCM’s opinion addressed only the fairness, from a financial point of view and as of the date of such opinion, of the per share merger consideration (to the extent expressly specified in such opinion) and did not address any other aspect of the mergers. RBCCM’s opinion also did not address the underlying business decision of TopBuild to engage in the mergers or the relative merits of the mergers compared to any alternative business strategy or transaction that may be available to TopBuild or which TopBuild might engage in or consider. RBCCM did not express any opinion and does not make any recommendation to any securityholder as to any election made by such securityholder with respect to the per share merger consideration or how such securityholder should vote or act with respect to the mergers or any proposal to be voted upon in connection with the mergers or otherwise.
Interests of TopBuild’s Directors and Executive Officers in the Mergers
Certain executive officers and directors of TopBuild are parties to agreements or participate in other arrangements that give them interests in the mergers that may be different from, or in addition to, your interests as a TopBuild stockholder. In considering the recommendation of the TopBuild board that TopBuild stockholders vote to approve the TopBuild merger proposal, TopBuild stockholders should be aware that, aside from their interests as stockholders of TopBuild, TopBuild’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of TopBuild stockholders generally. These interests include, among other things, the following:
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outstanding equity awards held by TopBuild’s executive officers will be treated as set forth in the merger agreement, as described in more detail in “The Mergers — Interests of TopBuild’s Directors and Executive Officers in the Mergers” and “The Merger Agreement — Treatment of TopBuild Equity Awards;”

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the entitlement of the executive officers to receive severance benefits under the TopBuild Corp. Executive Severance Plan upon a qualifying termination of employment following the completion of the mergers; and

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executive officers and directors of TopBuild have rights to exculpation, advancement of expenses and indemnification for acts or omissions occurring prior to the Titanium Merger effective time as provided in the certificate of incorporation or bylaws of TopBuild or any of its subsidiaries as of the date of the merger agreement that will remain in effect for a six-year period beginning at the Titanium Merger effective time.

For more information on these interests and quantification of certain of these interests, please see “The Mergers — Interests of TopBuild’s Directors and Executive Officers in the Mergers.” The TopBuild board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation, of the mergers, in approving the merger agreement and the transactions contemplated thereby, including the mergers, and in recommending that the TopBuild stockholders approve the TopBuild merger proposal and the TopBuild compensation proposal.
Board of Directors and Management of the Combined Company
The merger agreement provides that prior to the Titanium Merger effective time, QXO will increase the size of its board in order to cause one current member of the TopBuild board to be appointed to the QXO board at the Titanium Merger effective time.

For additional information, please see “The Mergers — Board of Directors and Management of the Combined Company.”
Appraisal Rights
Under Section 262 of the DGCL, holders of TopBuild shares who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares in compliance with Section 262 of the DGCL will be entitled to seek appraisal of the fair value of their TopBuild shares as determined by the Delaware Court of Chancery, if the Titanium Merger is completed. To exercise appraisal rights, a TopBuild stockholder must strictly comply with the procedures prescribed by Section 262 of the DGCL.
QXO stockholders are not entitled to appraisal rights in connection with the mergers.
For additional information, see the section titled “Appraisal Rights” beginning on page 109 of this joint proxy statement/prospectus.
Material U.S. Federal Income Tax Consequences
The merger agreement provides that it is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and the parties have agreed to treat the mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal, state and other relevant income tax purposes.
Assuming the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the tax consequences to TopBuild stockholders will depend on the form of consideration they receive. TopBuild stockholders who receive solely stock consideration in exchange for their TopBuild shares generally should not recognize any gain or loss for U.S. federal income tax purposes. TopBuild stockholders who receive a combination of QXO shares and cash in exchange for their TopBuild shares may recognize gain (but not loss) in an amount not in excess of the cash received. TopBuild stockholders who receive solely cash consideration in exchange for their TopBuild shares will generally recognize gain or loss on the exchange in an amount equal to the difference, if any, between the (a) amount of cash received and (b) stockholder’s adjusted tax basis in the TopBuild shares surrendered. For additional information regarding the material U.S. federal income tax consequences of the mergers to holders of TopBuild shares and QXO shares, see “Material U.S. Federal Income Tax Consequences.”
Accounting Treatment of the Mergers
The mergers will be accounted for as a business combination using the acquisition method of accounting with QXO being considered the acquirer of TopBuild for accounting purposes. This means that QXO will record all assets acquired and liabilities assumed from TopBuild at their fair values at the effective date of the mergers.
Regulatory Approvals
Antitrust Clearance
The closing of the mergers is subject to antitrust review in the United States. Under the HSR Act, the transactions contemplated by the merger agreement cannot be completed until the parties to the merger agreement have given notification and furnished information to the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) and until the applicable waiting period under the HSR Act has expired or has been terminated.
The mergers also require antitrust clearance from the Canadian Competition Bureau, or the expiration of the statutory waiting period under Part IX of the Competition Act (Canada). QXO and TopBuild each filed a request for an advanced ruling certificate on May 1, 2026 and notifications under Part IX of the Competition Act (Canada) with the Canadian Competition Bureau on May 1, 2026. On May 28, 2026, QXO received a “no-action letter” from the Canadian Competition Bureau stating that it does not intend to oppose completion of the merger.

QXO and TopBuild each filed an HSR Act notification with the FTC and the DOJ on April 24, 2026, and the HSR Act waiting period expired on May 26, 2026.
At any time before or after the consummation of the mergers, the FTC, the DOJ or any state could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the closing of the mergers or seeking the divestiture of substantial assets of QXO or TopBuild or their respective subsidiaries. Private parties may also seek to take legal action under antitrust laws under certain circumstances.
Securities and Exchange Commission
QXO has filed a registration statement on Form S-4 with the SEC under the Securities Act, of which this joint proxy statement/prospectus forms a part, that must be declared effective by the SEC and pursuant to which the issuance of QXO shares issuable upon the Titanium Merger effective time will be registered with the SEC.
NYSE
QXO shares are currently listed on the NYSE under the symbol “QXO.” It is a condition to the closing of the mergers that the QXO shares to be issued in the Titanium Merger, and such other QXO shares to be reserved for issuance in connection with the Titanium Merger, be approved for listing on the NYSE, subject to official notice of issuance. QXO will use its reasonable best efforts to cause such shares to be approved for listing on the NYSE prior to the Titanium Merger effective time.
Treatment of TopBuild Equity-Based Awards
At the Titanium Merger effective time, each outstanding TopBuild Equity Award will be treated as follows:
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each option to purchase TopBuild shares outstanding and not yet exercised, whether vested or unvested (each, a “TopBuild option”), will, by virtue of the Titanium Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive QXO shares equal to (a) the number of TopBuild shares subject to such TopBuild option as of immediately prior to the Titanium Merger effective time, multiplied by (b) the quotient obtained by dividing (x) the excess, if any, of (1) the cash consideration minus (2) the exercise price applicable to such TopBuild option by (y) $25.00, with such QXO shares to be delivered as soon as reasonably practicable (but no later than 10 calendar days) after the Titanium Merger effective time;

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each TopBuild restricted stock award will be fully vested and the holder thereof will be entitled to receive the cash consideration or stock consideration, as applicable;

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each TopBuild RSU award will, by virtue of the Titanium Merger and without any action on the part of the holder thereof, be converted into a restricted stock unit award relating to a number of QXO shares based on an equity award exchange ratio equal to the stock consideration, with any fractional shares rounded to the nearest whole number of shares. Such converted awards will remain subject to the same terms and conditions that applied to such awards (including vesting and settlement terms and conditions) immediately prior to the Titanium Merger effective time. However, any amounts relating to accrued but unvested and unpaid dividend equivalent rights corresponding to a TopBuild RSU award will carry over and will be paid if required by and in accordance with the terms and conditions applicable to the corresponding TopBuild RSU award immediately prior to the Titanium Merger effective time and any dividend equivalents that are payable with respect to such converted awards following the Titanium Merger effective time will be paid within 30 days following vesting; and

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each TopBuild PSU award will, by virtue of the Titanium Merger and without any action on the part of the holder thereof, be converted into a restricted stock unit award based solely on service-based conditions (determined based on the target performance for such TopBuild PSU award) relating to a number of QXO shares based on an equity award exchange ratio equal to the stock consideration, with any fractional shares rounded to the nearest whole number of shares. Such converted awards will remain subject to the same terms and conditions that applied to such awards

(including vesting (other than performance conditions) and settlement terms and conditions) immediately prior to the Titanium Merger effective time. However, any amounts relating to accrued but unvested and unpaid dividend equivalent rights corresponding to a TopBuild PSU award will carry over and will be paid if required by and in accordance with the terms and conditions applicable to the corresponding TopBuild PSU award immediately prior to the Titanium Merger effective time and any dividend equivalents that are payable with respect to such converted awards following the Titanium Merger effective time will be paid within 30 days following vesting.
Delisting and Deregistration of TopBuild Common Stock
TopBuild shares are currently listed on the NYSE under the symbol “BLD.” Following the completion of the mergers, TopBuild shares will be delisted from the NYSE and deregistered under the Exchange Act, and will cease to be publicly traded.
No Solicitation; Recommendations
Under the merger agreement, QXO and TopBuild are restricted, subject to certain exceptions, from soliciting, initiating, or knowingly encouraging or knowingly facilitating any inquiry, proposal, or offer regarding, or the making or submission of, a QXO acquisition proposal or TopBuild acquisition proposal, as applicable (each, an “acquisition proposal”). In addition, QXO and TopBuild generally must be given an opportunity by the other party to propose revisions to the terms of the merger agreement in response to any acquisition proposals or QXO intervening events or TopBuild intervening events, as applicable (each, an “intervening event”), before the other party’s board of directors may withdraw, modify, or qualify its recommendation.
Notwithstanding the above limitations, if either party receives, prior to the receipt of its respective stockholder approvals, a bona fide unsolicited written acquisition proposal that did not result from a breach of the applicable non-solicitation provisions of the merger agreement and that the QXO board or TopBuild board, as applicable, determines, in good faith, after consultation with outside financial advisors of nationally recognized reputation and outside legal counsel, constitutes, or could reasonably be expected to lead to, a QXO superior proposal or a TopBuild superior proposal, as applicable (each, a “superior proposal”), and, after consultation with such party’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the applicable board’s fiduciary duties under applicable law, such party may take the following actions:
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furnish, pursuant to an acceptable confidentiality agreement, information with respect to such party and its subsidiaries to the third party making such acquisition proposal (provided, that substantially simultaneously such party provides to the other party any nonpublic information that was not previously furnished to such other party); and

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engage in or otherwise participate in discussions or negotiations with the person making such acquisition proposal regarding such acquisition proposal.

The merger agreement may be terminated by each party at any time prior to the effective time if such party elects to enter into a definitive agreement to effect a superior proposal (subject to compliance with the applicable terms of the merger agreement). See further detail in the section titled “The Merger Agreement” beginning on page 122 of this joint proxy statement/prospectus.
Conditions to the Closing of the Mergers
Conditions to Each Party’s Obligation to Effect the Mergers.
The obligation of each party to effect the mergers is subject to the satisfaction or waiver, as applicable, at or prior to the effective time of the following conditions:
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the affirmative vote of holders of a majority of the outstanding TopBuild shares entitled to vote thereon in favor of the adoption of the merger agreement at the TopBuild stockholder meeting;

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the approval of the QXO share issuance by a majority of the votes cast by holders of shares of QXO voting stock present in person or represented by proxy at the QXO stockholder meeting;

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the QXO shares issued as stock consideration being approved for listing on the NYSE;

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the expiration or termination of any applicable waiting period (and any extensions thereof) under the HSR Act and the receipt of antitrust clearance from the Canadian Competition Bureau, or the expiration of the statutory waiting period under Part IX of the Competition Act (Canada);

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any consents, registrations, approvals, permits and authorizations required to consummate the mergers will have been obtained;

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no court or other governmental entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or other legal prohibition that restrains, enjoins or otherwise prohibits consummation of the mergers;

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TopBuild having received an opinion of counsel to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

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the absence of a material adverse effect with respect to TopBuild or QXO since the date of the merger agreement; and

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the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, has been declared effective by the SEC, and no stop order suspending the effectiveness of the Form S-4 has been issued and no proceedings by the SEC for that purpose have been initiated or threatened.

Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to the Titanium Merger effective time under the following circumstances:
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by mutual written consent of QXO and TopBuild;

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by either QXO or TopBuild if:

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the Titanium Merger has not been consummated by January 17, 2027 (the “outside date”) (except with respect to a party whose failure to fulfill any obligation under the merger agreement caused such failure);

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the QXO stockholder approval (as such term is described in “The Merger Agreement — The Mergers”) has not been obtained because of the failure to obtain the required vote at the QXO stockholder meeting or any adjournment or postponement of the QXO stockholder meeting;

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the TopBuild stockholder approval (as such term is described in “The Merger Agreement — The Mergers”) has not been obtained because of the failure to obtain the required vote at the TopBuild stockholder meeting or any adjournment or postponement of the TopBuild stockholder meeting; or

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a permanent injunction or other order which is final and non-appealable shall have been issued preventing or prohibiting consummation of the mergers (except with respect to a party whose failure to fulfill any obligation under the merger agreement caused such action or event).

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by QXO if:

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there has been a breach or inaccuracy of any representation, warranty, covenant or agreement made by TopBuild, or any such representation or warranty shall have become untrue or inaccurate after the date of the merger agreement such that (a) the related closing conditions would not be satisfied and (b) the breach or inaccuracy or failure to be true is not curable by the outside date or, if curable, shall not have been cured prior to the earlier of (A) 30 days after QXO’s written notice and (B) the outside date (provided that QXO, Titanium Merger Sub and Forward Merger Sub are not then in material breach of the merger agreement); or

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prior to receipt of the TopBuild stockholder approval, (i) the TopBuild board has made a TopBuild adverse recommendation change (as such term is described in “The Merger Agreement — TopBuild

Changes of Recommendation”) or TopBuild intervening event recommendation change (as such term is described in “The Merger Agreement — TopBuild Changes of Recommendation”) or (ii) TopBuild or its representatives materially breach the non-solicitation obligations under the merger agreement and such breach is not curable or, if curable, is not cured by the earlier of (1) five business days after QXO’s written notice and (2) three business days prior to the outside date.
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by TopBuild if:

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there has been a breach or inaccuracy of any representation, warranty, covenant or agreement made by QXO, Titanium Merger Sub or Forward Merger Sub, or any such representation or warranty shall have become untrue or inaccurate after the date of the merger agreement such that (a) the related closing conditions would not be satisfied and (b) the breach or inaccuracy or failure to be true is not curable by the outside date or, if curable, shall not have been cured prior to the earlier of (A) 30 days after TopBuild’s written notice and (B) the outside date (provided that TopBuild is not then in material breach of the merger agreement); and

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prior to receipt of the QXO stockholder approval, (i) the QXO board has made a QXO adverse recommendation change (as such term is described in “The Merger Agreement — QXO Changes of Recommendation”) or QXO intervening event recommendation change (as such term is described in “The Merger Agreement — QXO Changes of Recommendation”) or (ii) QXO or its representatives materially breach the non-solicitation obligations under the merger agreement and such breach is not curable or, if curable, is not cured by the earlier of (1) five business days after TopBuild’s written notice and (2) three business days prior to the outside date.

Termination Fees and Expense Reimbursement
Termination Fees Payable by QXO
QXO has agreed to pay TopBuild a termination fee of $600,000,000 in cash if the merger agreement is terminated:
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by TopBuild at any time prior to the receipt of the QXO stockholder approval because (1) the QXO board has effected a QXO adverse recommendation change or (2) QXO or any of its representatives has materially breached the no-solicitation obligations under the merger agreement (and, in the case of clause (2), such breach is not curable or has not been cured within the time periods specified in the merger agreement);

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by either QXO or TopBuild because the QXO stockholder approval has not been obtained at the QXO stockholder meeting, at a time when TopBuild would have been entitled to terminate the merger agreement pursuant to the first clause above;

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by either QXO or TopBuild because the Titanium Merger has not been consummated by the outside date, at a time when TopBuild would have been entitled to terminate the merger agreement pursuant to the first clause above;

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by either QXO or TopBuild (1) because the Titanium Merger has not been consummated by the outside date and the QXO stockholder approval has not theretofore been obtained, (2) because the QXO stockholder approval has not been obtained at the QXO stockholder meeting and, in each case under clauses (1) and (2), (A) on or after the date of the merger agreement and prior to such termination (or, in the case of a termination for failure to obtain the QXO stockholder approval, prior to the QXO stockholder meeting), a QXO acquisition proposal has been publicly announced and not publicly withdrawn and (B) within twelve months after such termination, QXO or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, any QXO acquisition proposal; or

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by TopBuild (1) because of an uncured material breach by QXO of its no-solicitation obligations or any other covenant, agreement, representation or warranty in the merger agreement (and the QXO stockholder approval has not theretofore been obtained), or (2) because the QXO board has effected a QXO intervening event recommendation change (and the QXO stockholder approval has not theretofore been obtained), and, in each case under clauses (1) and (2), (A) on or after the date of the merger agreement and prior to such termination (or, in the case of a termination for failure to obtain the QXO stockholder approval, prior to the QXO stockholder meeting), a QXO acquisition proposal has been publicly announced and not publicly withdrawn and (B) within twelve months after such termination, QXO or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, any QXO acquisition proposal.
Termination Fees Payable by TopBuild
TopBuild has agreed to pay QXO a termination fee of $600,000,000 in cash if the merger agreement is terminated:
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by QXO at any time prior to the receipt of the TopBuild stockholder approval because (1) the TopBuild board has effected a TopBuild adverse recommendation change or (2) TopBuild or any of its representatives has materially breached the no-solicitation obligations under the merger agreement (and, in the case of clause (2), such breach is not curable or has not been cured within the time periods specified in the merger agreement);

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by either QXO or TopBuild because the TopBuild stockholder approval has not been obtained at the TopBuild stockholder meeting, at a time when QXO would have been entitled to terminate the merger agreement pursuant to the first clause above;

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by either QXO or TopBuild because the Titanium Merger has not been consummated by the outside date, at a time when QXO would have been entitled to terminate the merger agreement pursuant to the first clause above;

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by either QXO or TopBuild (1) because the Titanium Merger has not been consummated by the outside date and the TopBuild stockholder approval has not theretofore been obtained or (2) because the TopBuild stockholder approval has not been obtained at the TopBuild stockholder meeting, and, in each case under clauses (1) and (2), (x) on or after the date of the merger agreement and prior to such termination (or, in the case of a termination for failure to obtain the TopBuild stockholder approval, prior to the TopBuild stockholder meeting), a TopBuild acquisition proposal has been publicly announced and not publicly withdrawn and (y) within twelve months after such termination, TopBuild or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, any TopBuild acquisition proposal; or

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by QXO (1) because of an uncured material breach by TopBuild of its no-solicitation obligations or any other covenant, agreement, representation or warranty in the merger agreement (and the TopBuild stockholder approval has not theretofore been obtained), or (2) because the TopBuild board has effected a TopBuild intervening event recommendation change (and the TopBuild stockholder approval has not theretofore been obtained), and, in each case under clauses (1) and (2), (x) on or after the date of the merger agreement and prior to such termination (or, in the case of a termination for failure to obtain the TopBuild stockholder approval, prior to the TopBuild stockholder meeting), a TopBuild acquisition proposal has been publicly announced and not publicly withdrawn and (y) within twelve months after such termination, TopBuild or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, any TopBuild acquisition proposal.

Specific Performance
The parties have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached. The parties further agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any other remedy to which they are entitled at law or in equity.
Effectiveness of the Mergers
Subject to the terms and conditions of the merger agreement, and in accordance with the DGCL, (i) Titanium Merger Sub will be merged with and into TopBuild, and the separate existence of Titanium Merger Sub will cease, and TopBuild will continue as the surviving corporation and a wholly-owned subsidiary of QXO (the “surviving corporation”) and (ii) immediately following the Titanium Merger, the surviving corporation will be merged with and into Forward Merger Sub, and the separate existence of the surviving corporation will cease and Forward Merger Sub will continue as the surviving company and a wholly-owned subsidiary of QXO (the “surviving company”). From and after the Titanium Merger effective time and the Forward Merger effective time, the Titanium Merger and the Forward Merger will have the effects set forth in the merger agreement and in the relevant provisions of the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), as applicable. Accordingly, QXO and TopBuild have agreed to take all necessary action to cause the mergers to become effective as soon as practicable following the closing of the mergers.
Litigation Relating to the Mergers
Although neither QXO nor TopBuild is aware of any pending lawsuits relating to the transactions contemplated by the merger agreement as of the date of this joint proxy statement/prospectus, lawsuits arising out of or in connection with the transactions contemplated by the merger agreement could be filed in the future.
Comparison of Stockholders’ Rights
TopBuild stockholders will receive QXO shares in the Titanium Merger. QXO and TopBuild are both Delaware corporations subject to the DGCL. If the mergers are completed, the rights of TopBuild stockholders who become QXO stockholders through the receipt of QXO shares and the rights of QXO stockholders will be governed by the DGCL, the QXO certificate of incorporation and the amended and restated bylaws of QXO (the “QXO bylaws”). For a summary that compares the rights of TopBuild stockholders to the rights of QXO stockholders, see “Comparison of Stockholders’ Rights.”
Risk Factors
The mergers and an investment in QXO shares involve certain risks. In deciding how to vote on the proposals presented at the QXO stockholder meeting and the TopBuild stockholder meeting, you should consider carefully the risk factors beginning on page 28 of this joint proxy statement/prospectus.

MARKET PRICE AND DIVIDEND INFORMATION
Market Prices
QXO shares are listed on the NYSE under the symbol “QXO,” and TopBuild shares are listed on the NYSE under the symbol “BLD.”
As of May 26, 2026, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were (i) 725,305,345 QXO shares issued and outstanding, (ii) approximately 342 holders of record of QXO shares, (iii) 28,024,568 TopBuild shares issued and outstanding and (iv) approximately 1,176 holders of record of TopBuild shares.
Because the stock consideration (20.200 QXO shares per TopBuild share) will not be adjusted for changes in the market price of either QXO shares or TopBuild shares, the market value of QXO shares that TopBuild stockholders will receive upon a stock election may vary significantly from the market value of the QXO shares that TopBuild stockholders would receive if the mergers were completed on the date of this joint proxy statement/prospectus. In contrast, the value of the cash consideration is fixed at $505.00 per TopBuild share and will not fluctuate with changes in the market price of QXO shares or TopBuild shares. As a result, you should obtain recent market prices of QXO shares and TopBuild shares prior to voting your shares or making a per share merger consideration election. Please see “Risk Factors.”
The following table sets forth the closing sale price per QXO share as reported on the NYSE and per TopBuild share as reported on the NYSE, in each case as of (a) April 17, 2026, the last full trading day prior to the public announcement of the mergers, and (b) May 27, 2026, the last practicable trading day before the mailing of this joint proxy statement/prospectus. The table also shows the estimated implied value of the stock consideration and the fixed value of the cash consideration proposed for each TopBuild share as of the same dates.
Date	QXO Shares Closing Price	TopBuild Shares Closing Price	Implied Value of Stock Consideration (20.200x)
April 17, 2026	$25.00	$410.31	$505.00
May 27, 2026	$17.40	$417.52	$351.48
QXO stockholders and TopBuild stockholders are encouraged to obtain current market quotations for QXO shares and TopBuild shares and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. No assurance can be given concerning the market price of QXO shares before or after the effective date of the mergers. Please see “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.
Dividends
QXO currently does not pay cash dividends on QXO shares. The terms of the merger agreement limit QXO’s ability to declare or pay dividends, other than dividends (i) required to be declared and paid pursuant to the terms of QXO convertible preferred shares, QXO Series B preferred shares, and QXO Series C preferred shares or (ii) paid or made on a pro rata basis by direct or indirect subsidiaries of QXO in the ordinary course consistent with past practice, in each case prior to the consummation of the mergers.
TopBuild currently does not pay cash dividends on TopBuild shares. The terms of the merger agreement limit TopBuild’s ability to declare or pay dividends, other than dividends (i) by a wholly owned subsidiary of TopBuild to TopBuild or another wholly owned subsidiary of TopBuild or (ii) paid or made on a pro rata basis by direct or indirect subsidiaries of TopBuild in the ordinary course consistent with past practice, in each case prior to the consummation of the mergers.
The dividend policies of QXO or TopBuild may change at any time at the discretion of the respective company’s board and without notice to the respective company’s stockholders.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
This joint proxy statement/prospectus contains forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets or goals, analysis or projections of financial information or other potential conditions, the expected timing of the closing of the mergers, the anticipated benefits of the mergers, including synergies, and expected future financial position, total addressable market, positions in building product verticals and results of operations, are forward-looking statements. These statements are based on plans, estimates, expectations and/or goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described herein include, among others: (i) the risk that the mergers may not be completed on the anticipated terms in a timely manner or at all; (ii) the failure to satisfy any of the conditions to the consummation of the mergers, including the risk that the required stockholder approvals may not be obtained; (iii) the effect of the pendency of the mergers on each of QXO’s and TopBuild’s business relationships with employees, customers, or suppliers, or on operating results or the businesses generally; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement for TopBuild, including circumstances that require the payment of a termination fee; (v) the possibility that the mergers may be more expensive to complete than anticipated, including as a result of unexpected factors or events, significant transaction costs or unknown liabilities; (vi) potential litigation and/or regulatory action relating to the mergers; (vii) the risk that the anticipated benefits of the mergers may not be fully realized or may take longer to realize than expected; (viii) the impacts of legislative, regulatory, economic, competitive or technological changes; (ix) QXO’s ability to finance the mergers; (x) unknown liabilities and uncertainties regarding general economic, market sector, competitive, legal, regulatory, tax and geopolitical conditions; and (xi) those risks and uncertainties set forth in QXO’s and TopBuild’s filings with the Securities and Exchange Commission (the “SEC”), including each company’s Annual Report on Form 10-K for the year ended December 31, 2025 and any subsequent Quarterly Reports on Form 10-Q. Forward-looking statements should not be relied on as predictions of future events, and these statements are not guarantees of performance or results. Forward-looking statements herein speak only as of the date each statement is made. Neither QXO nor TopBuild undertakes any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

RISK FACTORS
In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including, among others, the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements,” QXO stockholders and TopBuild stockholders should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of QXO and TopBuild because these risks will relate to the combined company. Descriptions of some of these risks can be found in the respective Annual Reports on Form 10-K, and any amendments thereto, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this document. Please see the section titled “Where You Can Find More Information.”
Risks Relating to the Mergers
The completion of the mergers is subject to the satisfaction or waiver of various closing conditions, and there can be no assurances as to whether and when the mergers will be completed.
The completion of the mergers is subject to the satisfaction or waiver of a number of conditions, including, among others, (i) the approval of the QXO share issuance proposal by QXO stockholders, (ii) the approval of the TopBuild merger proposal by TopBuild stockholders, (iii) the QXO shares issued as stock consideration being approved for listing on the NYSE, (iv) the expiration or termination of any applicable waiting period (and any extensions thereof) under the HSR Act, and other specified regulatory clearances, (v) the absence of any law, order, injunction or decree in effect that restrains, enjoins or otherwise prohibits consummation of the mergers, (vi) the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part of QXO relating to the registration under the Securities Act of the QXO share issuance, (vii) an opinion of counsel to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (viii) the absence of a material adverse effect with respect to TopBuild or QXO since the date of the merger agreement. There can be no assurance that the required stockholder, governmental and regulatory consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, even if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the mergers could cause TopBuild or QXO not to realize, or to be delayed in realizing, some or all of the benefits that TopBuild and QXO expect to achieve if the mergers are successfully completed within their expected time frame. If the mergers are not completed for any reason, including as a result of the failure of QXO stockholders to approve the QXO share issuance or the failure of TopBuild stockholders to adopt the merger agreement, the ongoing businesses of QXO and TopBuild may be materially adversely affected, and QXO and TopBuild would be subject to a number of risks, including: each company may experience negative reactions from the financial markets, including negative impacts on their respective stock prices; each company may experience negative reactions from their respective customers, suppliers, employees and other business partners; QXO and TopBuild will still be required to pay certain significant costs relating to the mergers, such as legal, accounting, consulting, financial advisory and printing fees, regardless of whether the mergers are completed; under certain circumstances, QXO may be required to pay TopBuild a termination fee of $600.0 million, or TopBuild may be required to pay QXO a termination fee of $600.0 million; and matters relating to the mergers require substantial commitments of time and resources by each company’s management, which could otherwise be devoted to day-to-day operations and other business opportunities. In addition, either TopBuild or QXO may terminate the merger agreement if, subject to certain limitations, the mergers have not been consummated by January 17, 2027.
The need for regulatory approvals may delay the closing date or may diminish the benefits of the mergers.
QXO and TopBuild are required to obtain the approvals of certain regulatory agencies before completing the mergers. Satisfying any requirements of these regulatory agencies may delay the closing date. The requisite regulatory approvals may not be received on a timely basis, or at all (in which case the mergers could not be completed), or may contain conditions or restrictions on closing of the mergers that cannot be satisfied. In addition, any conditions or restrictions imposed could have the effect of imposing additional costs on or limiting the revenues of the combined company following the mergers, which might have an adverse effect on the combined company following the mergers. Furthermore, it is possible that, among other things, restrictions on the combined operations of the two companies, including divestitures, may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. This may diminish the benefits of the mergers to the combined company or otherwise have an adverse effect on the combined company following the mergers.
The merger agreement contains provisions that restrict the ability of QXO and TopBuild to pursue alternatives to the mergers and, in specified circumstances, could require QXO to pay TopBuild a termination fee of $600.0 million or require TopBuild to pay QXO a termination fee of $600.0 million.
Under the merger agreement, QXO and TopBuild are restricted, subject to certain exceptions, from soliciting, initiating or knowingly encouraging or knowingly facilitating any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal. In addition, QXO and TopBuild generally must be given an opportunity by the other party to propose revisions to the terms of the merger agreement in response to any acquisition proposals or intervening events before the other party’s board of directors may withdraw, modify, or qualify its recommendation. If the merger agreement is terminated under certain circumstances, including due to a QXO adverse recommendation change or TopBuild adverse recommendation change by the applicable company’s board of directors as a result of a superior proposal, the consummation of (or entry into a definitive agreement with respect to) an alternative transaction within twelve months following certain terminations where an acquisition proposal had been publicly announced and not withdrawn, or a material and uncured breach of the non-solicitation obligations, QXO or TopBuild, as applicable, may be required to pay the other party a cash termination fee of $600.0 million. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of QXO or TopBuild from considering or proposing that acquisition.
The termination of the merger agreement could negatively impact QXO or TopBuild.
If the mergers are not completed for any reason, including as a result of TopBuild stockholders failing to approve the TopBuild merger proposal or QXO stockholders failing to approve the QXO share issuance, the ongoing businesses of QXO and TopBuild may be adversely affected and, without realizing any of the benefits of having completed the mergers, QXO and TopBuild would be subject to a number of risks, including the following:
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each company may experience negative reactions from the financial markets, including negative impacts on its stock price;

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each company may experience negative reactions from its suppliers, customers, regulators and employees;

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each company will be required to pay certain investment banking, legal, financing and accounting costs and associated fees and expenses relating to the mergers, whether or not the mergers are completed; and

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matters relating to the mergers (including integration planning) will require substantial commitments of time and resources by QXO’s management and TopBuild’s management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to QXO or TopBuild, as applicable, as an independent company.

The merger agreement restricts the conduct of each of QXO’s and TopBuild’s respective businesses prior to the completion of the mergers, which may delay or prevent QXO or TopBuild from undertaking business opportunities that may arise pending the consummation of the mergers.
The merger agreement contains covenants requiring each of QXO and TopBuild to conduct their respective businesses in the ordinary course, subject to specific limitations, during the period between the date of the merger agreement and the earlier of the effective time of the mergers and the termination of the merger agreement. These restrictions, among other things, limit TopBuild’s ability (without the prior written consent of QXO) to acquire or dispose of material assets, incur additional indebtedness, capital expenditures above specified thresholds, enter into or modify material contracts and increase employee compensation and benefits, and limit both parties’ ability (without the prior written consent of the other party) to issue additional shares of capital stock and declare or pay dividends (each subject to certain exceptions). These restrictions may prevent QXO or TopBuild from pursuing attractive business opportunities or making other changes to their respective businesses that may arise prior to the completion of the mergers or the termination of the merger agreement, even if such opportunities or changes would be beneficial.
QXO or TopBuild may waive one or more of the closing conditions without re-soliciting stockholder approval.
QXO or TopBuild may determine to waive, in whole or part, one or more of the conditions of its obligations to consummate the mergers. QXO and TopBuild currently expect to evaluate the materiality of any waiver and its effect on QXO or TopBuild stockholders, as applicable, in light of the facts and circumstances at the time to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies or voting cards is required in light of such waiver. Any determination whether to waive any condition to the mergers or as to re-soliciting stockholder approval or amending this joint proxy statement/prospectus as a result of a waiver will be made by QXO or TopBuild, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.
The pendency of the mergers could adversely affect the business, financial results, and operations of QXO and TopBuild, including their ability to retain key personnel and maintain business relationships.
The announcement and pendency of the mergers could disrupt QXO’s and TopBuild’s businesses, including by diverting the attention of their respective management teams and employees from day-to-day operations. Employees of QXO and TopBuild may experience uncertainty about their future roles with the combined company, which may adversely affect each company’s ability to retain and motivate key personnel. Furthermore, customers, suppliers, and other business partners may seek to change existing business relationships with QXO or TopBuild or delay entering into new business relationships, which could adversely impact their respective financial results.
QXO and TopBuild will incur significant direct and indirect costs as a result of the mergers, regardless of whether the mergers are completed.
Each of QXO and TopBuild has incurred and expects to continue to incur a number of non-recurring costs associated with negotiating and completing the mergers and combining the operations of the two companies. These expenses have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the mergers, including, among other things, fees paid to financial, legal and accounting advisors, employee retention, severance and benefits costs, filing fees and debt restructuring costs. Many of these costs will be borne by QXO or TopBuild, as applicable, even if the mergers are not completed.
QXO and TopBuild also expect to incur transaction-related costs in connection with the formulation and implementation of integration plans. QXO and TopBuild will continue to assess the magnitude of these costs. Additional unanticipated costs may be incurred in connection with the mergers and the integration of the two companies’ businesses. Although QXO and TopBuild each expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow the benefits of combining the businesses to offset the costs of integration over time, this net benefit may not be achieved in the near term, or at all. For additional information, see “Risk Factors — Risks Relating to the Combined Company — QXO may fail to successfully integrate the businesses and operations of TopBuild, which may result in the combined company not operating as efficiently and effectively as expected” below.
The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition, cash flows and operating results of the combined company following the closing of the mergers.

The directors and executive officers of TopBuild have interests and arrangements that may be different from, or in addition to, those of TopBuild stockholders generally.
When considering the recommendation of the TopBuild board with respect to the TopBuild proposals described in this joint proxy statement/prospectus, TopBuild stockholders should be aware that the directors and executive officers of TopBuild may have interests in the mergers and have arrangements that are different from, or in addition to, those of TopBuild stockholders generally. These interests and arrangements may include the continued employment of certain executive officers of TopBuild by QXO, the continued service of an independent director of TopBuild as a director of QXO, the treatment in the mergers of outstanding equity, equity-based and incentive awards, severance arrangements, other compensation and benefit arrangements and the right to continued indemnification of former TopBuild directors and officers by the combined company. These interests and arrangements may create potential conflicts of interest.
TopBuild stockholders should be aware of these interests when they consider the recommendations of the TopBuild board that they approve the TopBuild merger proposal. The TopBuild board was aware of these interests and considered these interests, among other matters, when it approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement (including the mergers) and determined that the merger agreement and the transactions contemplated by the merger agreement (including the mergers) were fair to and in the best interests of TopBuild and its stockholders and recommended that TopBuild stockholders adopt the merger agreement. For additional information, see “The Mergers — Interests of TopBuild’s Directors and Executive Officers in the Mergers”.
The prospective financial information relating to QXO and TopBuild prepared in connection with the mergers is based on numerous variables and assumptions that are inherently uncertain, which may adversely affect the market price of the QXO shares following the closing of the mergers.
This joint proxy statement/prospectus includes certain prospective financial information considered by QXO and TopBuild in connection with their respective businesses. This prospective financial information was not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The prospective financial information was based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of QXO’s and TopBuild’s respective management teams, including, but not limited to, assumptions related to general economic, competitive and regulatory conditions, financial market conditions, industry performance, revenue growth, margin performance, capital expenditures and working capital requirements. The assumptions underlying the prospective financial information may not prove to be achievable or may no longer be appropriate. Important factors that may affect actual results and result in the projections not being achieved include, but are not limited to: general economic conditions; market demand for each company’s products and services; demand in the residential and non-residential construction and building products markets; the impact of the announcement, pendency and consummation of the mergers; commodity input costs; competitive dynamics; the ability to attract and retain key employees; changes in tax and trade policies, including tariffs; and other risk factors described in QXO’s and TopBuild’s respective Annual Reports on Form 10-K and other filings with the SEC, as well as in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27 of this joint proxy statement/prospectus. As a result, the inclusion of the prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that QXO, TopBuild, their respective affiliates, officers, directors, advisors or other representatives or any other party considered, or now considers, the prospective financial information to be necessarily predictive of actual future results, and the prospective financial information should not be relied upon as such. There can be no assurance that the prospective financial information will be realized or that actual results will not be significantly higher or lower than projected. Neither QXO nor TopBuild can give any assurance that, had the prospective financial information been prepared as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Neither QXO nor TopBuild nor any of their respective affiliates, officers, directors, advisors or other representatives has made, or makes, any representation to any stockholder or any other person regarding the ultimate performance of QXO, TopBuild or the combined company compared to the information contained in the prospective financial information or that the projected results will be achieved.

The QXO Forecasted Financial Information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, QXO management. Neither QXO’s independent registered public accounting firm, TopBuild’s independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, examined or performed or applied any agreed-upon procedures with respect to the prospective financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, such information. The reports of each company’s independent registered public accounting firm contained in such company’s Annual Report on Form 10-K relate to historical financial information and do not extend to the prospective financial information described in this joint proxy statement/prospectus and should not be read to do so. The prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the announcement or pendency of the mergers. The prospective financial information also does not take into account the possible financial and other effects on QXO or TopBuild of the mergers (other than with respect to the Net Synergies Estimates reflected in the QXO Management Projections for TopBuild and the TopBuild Pro Forma Projections for MergeCo), the effect on QXO or TopBuild of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, the effect of any restrictions or remedies that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the mergers or the effect on QXO or TopBuild of any possible failure of the mergers to occur. Except as required by applicable securities laws, neither QXO nor TopBuild intends to make publicly available any update or other revision to the prospective financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the prospective financial information are shown to no longer be achievable or appropriate. The prospective financial information covers multiple years, and such information by its nature becomes subject to greater uncertainty with each successive year. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected.
QXO shares received by TopBuild stockholders as a result of the mergers will have different rights from TopBuild shares.
Upon the closing of the mergers, TopBuild stockholders will no longer be stockholders of TopBuild, and TopBuild stockholders who receive stock consideration will become holders of QXO shares. There will be important differences between the current rights of TopBuild stockholders and the rights to which such stockholders will be entitled as QXO stockholders. For additional information, see “Comparison of Stockholders’ Rights.”
The market price of QXO shares after the mergers may be affected by factors different from those that currently affect the market prices of QXO shares and TopBuild shares.
Upon the completion of the mergers, holders of TopBuild shares who receive QXO shares will become holders of QXO shares. QXO’s business differs from that of TopBuild, and, accordingly, the results of operations and the market price of QXO shares after the completion of the mergers may be affected by factors different from those currently affecting the independent results of operations of each of QXO and TopBuild. The market price and performance of QXO shares after the completion of the mergers is likely to be different from the performance of QXO shares and TopBuild shares in the absence of the mergers.
QXO stockholders and TopBuild stockholders will each have reduced ownership and voting interest in and will exercise less influence over management of the combined company.
QXO stockholders currently have the right to vote in the election of the QXO board and on other matters affecting QXO, and TopBuild stockholders currently have the right to vote in the election of the TopBuild board and on other matters affecting TopBuild. Upon consummation of the mergers, each QXO stockholder and each TopBuild stockholder will become a stockholder of the combined company with a percentage ownership of the combined company that is smaller than such stockholder’s percentage ownership of QXO or TopBuild, as applicable, immediately prior to the Titanium Merger effective time. As of the date of this joint proxy statement/prospectus, based on the estimated number of shares of common stock of QXO and TopBuild that will be outstanding immediately prior to the Titanium Merger effective time and assuming that the number of QXO shares issued in the mergers is equal to the maximum stock election number of fifty-five percent (55%) of the aggregate number of TopBuild shares issued and outstanding (other than cancelled shares) as of immediately prior to the Titanium Merger effective time, QXO and TopBuild estimate that holders of QXO shares as of immediately prior to the Titanium Merger effective time will hold, in the aggregate, approximately 70.0% of the issued and outstanding QXO shares immediately following the completion of the mergers, and holders of TopBuild shares as of immediately prior to the Titanium Merger effective time will hold, in the aggregate, approximately 30.0% of the issued and outstanding QXO shares immediately following the completion of the mergers. Accordingly, QXO stockholders and TopBuild stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of QXO or TopBuild, as applicable.
Securities class action and derivative lawsuits may be brought against QXO or TopBuild in connection with the mergers, which could result in substantial costs.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger, or other business combination agreements. Such lawsuits could seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the merger agreement already implemented or to otherwise enjoin the parties from consummating the mergers. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on QXO’s and TopBuild’s respective liquidity and financial condition.
Risks Relating to the Merger Consideration and Election Mechanics
Because the market price of QXO shares will fluctuate, TopBuild stockholders cannot be sure of the exact value of the stock consideration they will receive.
The stock consideration is fixed at an exchange ratio of 20.200 QXO shares per TopBuild share. This ratio will not be adjusted to reflect changes in the market price of QXO shares prior to the closing of the mergers. Consequently, the implied value of the stock consideration will fluctuate as the market price of QXO shares fluctuate. In contrast, the cash consideration is fixed at $505.00 per TopBuild share. A decline in the market price of QXO shares could result in the stock consideration having a significantly lower value than the cash consideration at the time of closing. The merger agreement does not provide QXO or TopBuild with a termination right or other similar protection relating to the market price of QXO shares.
Because the value of the stock consideration will depend on the market price of QXO shares at the time the mergers are completed, TopBuild stockholders will not know or be able to determine at the time of the TopBuild stockholder meeting the market value of the stock consideration they would receive upon completion of the mergers. Similarly, QXO stockholders will not know or be able to determine at the time of the QXO stockholder meeting the market value of the QXO shares to be issued pursuant to the merger agreement compared to the market value of the TopBuild shares that are being exchanged.
Stock price changes may result from a variety of factors, including, among others:
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general market, economic and political conditions;

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changes in QXO’s and TopBuild’s respective businesses, operations and prospects;

•
market assessments of the likelihood that the mergers will be completed;

•
interest rates, general market, industry and economic conditions and other factors generally affecting the respective prices of QXO’s and TopBuild’s common stock;

•
federal, state and local legislation, governmental regulation and legal developments in the building products distribution industry; and

•
the timing of the mergers and regulatory considerations.

Many of these factors are beyond QXO’s and TopBuild’s control, and neither QXO nor TopBuild are permitted to terminate the merger agreement solely due to a decline in the market price of the other party. Stockholders are urged to obtain current market quotations for QXO shares and TopBuild shares in determining whether to vote for approval of the QXO share issuance and QXO charter amendment in the case of QXO stockholders or for the approval of the TopBuild merger proposal in the case of TopBuild stockholders.
TopBuild stockholders may receive a form or combination of consideration different from what they elect due to the proration mechanics in the merger agreement.
TopBuild stockholders are subject to proration if the available cash or stock consideration is oversubscribed. The merger agreement caps maximum number of TopBuild shares to be converted into the right to receive the cash consideration at the maximum cash election number and the maximum number of TopBuild shares to be converted into the right to receive the stock consideration at the maximum stock election number. However, the maximum stock election number may be increased (but not decreased) by QXO in its sole discretion prior to the Titanium Merger effective time, if and only if holders of TopBuild shares have elected more than fifty-five percent (55%) of the number of eligible TopBuild shares to receive the stock consideration. If TopBuild stockholders elect to receive more cash than is available (including after the increase of the maximum stock election number by QXO, if any), those electing the cash consideration will receive a prorated amount of cash and the remainder of their consideration in QXO shares. Conversely, if stockholders elect to receive more stock than is available, those electing the stock consideration will receive a prorated number of QXO shares and the remainder of their consideration in cash. Therefore, you may not receive the exact form of consideration you elect. This may result in, among other things, tax consequences that differ from those that would have resulted if the TopBuild stockholder had received solely the form of consideration elected.
If you make a merger consideration election, you will not be able to sell or transfer the shares subject to your election prior to the closing of the mergers.
If you submit a valid election form with respect to any of your TopBuild shares, those shares will not be available for sale or transfer during the period between the submission of your election and the earlier of the closing of the mergers or the valid revocation of your election prior to the election deadline. After the election deadline, elections can no longer be changed or revoked, and any TopBuild shares subject to an election will remain restricted from trading through the closing of the mergers. This means that if you make an election, you will be unable to sell your shares during what may be a period of several weeks between the election deadline and the closing, even if the market price of TopBuild shares or QXO shares changes significantly during that period. You should carefully consider the implications of this restriction, including the inability to react to market developments, before submitting your election form. If you wish to preserve the ability to trade your shares, you may revoke your election by submitting a written notice to the exchange agent at any time prior to the election deadline, in which case your shares will be treated as “no election shares” and you will be treated as having elected to receive the stock consideration.
The U.S. federal income tax consequences of the mergers to TopBuild stockholders are dependent upon the form of consideration received, which cannot be determined until after the proration calculations are completed.
The U.S. federal income tax consequences of the mergers to a TopBuild stockholder will depend on whether the stockholder receives solely QXO shares, solely cash, or a combination of QXO shares and cash in exchange for their TopBuild shares. Because the final mix of consideration received by a stockholder electing the cash consideration or stock consideration will not be known until the proration procedures are completed after the election deadline, such stockholders will not know the exact U.S. federal income tax consequences of the mergers to them at the time they must make their election or vote on the merger agreement.
If the mergers, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, TopBuild stockholders may be required to pay substantial U.S. federal income taxes.
The merger agreement provides that the merger agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and QXO

and TopBuild intend for the mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to TopBuild’s obligation to complete the mergers that TopBuild receive an opinion from Jones Day, counsel to TopBuild (or if Jones Day is unable to deliver such opinion, Paul, Weiss, Rifkind, Wharton & Garrison LLP or another nationally recognized law firm reasonably satisfactory to QXO and TopBuild), dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinion will be based on representations from each of QXO and TopBuild and on customary factual assumptions, as well as certain covenants and undertakings by QXO and TopBuild. If any of such representations, assumptions, covenants or undertakings is or becomes incorrect, incomplete or inaccurate or is violated, the validity of the opinion described above may be affected and the U.S. federal income tax consequences of the mergers could differ materially from those described in this joint proxy statement/prospectus. An opinion of counsel is not binding on the IRS or any court, and neither QXO nor TopBuild intends to request a ruling from the IRS with respect to the tax consequences of the mergers. Accordingly, there can be no assurance that the IRS will not challenge the conclusion reflected in the opinion or that a court will not sustain such a challenge. If the IRS or a court determines that the mergers, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a TopBuild stockholder who receives QXO shares in the mergers would generally recognize taxable gain or loss upon such exchange, which could result in a substantial tax liability to such stockholder.
Risks Relating to the Combined Company
Even if the mergers are completed, QXO may be unable to integrate TopBuild successfully and realize the anticipated benefits of the mergers.
If the mergers are completed, the successful integration of TopBuild’s operations into those of QXO and QXO’s ability to realize the expected benefits of the transaction are subject to a number of risks and uncertainties, many of which are outside of QXO’s control. QXO will also be required to devote significant management attention and resources to integrating business practices, cultures and operations of each business. The risks and uncertainties relating to integrating the two businesses include, among other things:
•
the challenge of integrating complex organizations, systems, operating procedures, compliance programs, technology, networks and other assets of TopBuild;

•
the difficulties harmonizing differences in the business cultures of QXO and TopBuild;

•
the inability to successfully integrate our respective businesses in a manner that permits us to achieve the cost savings and other anticipated benefits from the mergers;

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the inability to minimize the diversion of management attention from ongoing business concerns during the process of integrating TopBuild into QXO’s businesses;

•
the inability to resolve potential conflicts that may arise relating to customer, supplier and other important relationships of our business and TopBuild;

•
difficulties in retaining key management and other key employees; and

•
the challenge of managing the expanded operations of a significantly larger and more complex company and coordinating geographically separate organizations.

QXO will incur substantial expenses to consummate the mergers and implement integration plans but may not realize the anticipated benefits. In addition, even if QXO is able to integrate TopBuild successfully, the anticipated benefits of the mergers may not be realized fully, or at all, or may take longer to realize than expected. Given the size and significance of the mergers, QXO may encounter difficulties in the integration of the operations of TopBuild and may fail to realize the full benefits and synergies of the mergers, which could adversely impact our business, results of operations and financial condition.
The combined company may fail to fully realize the anticipated synergies, cost savings, and other benefits of the mergers, or it may take longer than expected to achieve such benefits.
QXO and TopBuild entered into the merger agreement with the expectation that the mergers would result in various benefits, including significant cost savings and operational synergies. Achieving these anticipated synergies depends on the successful consolidation of operations and elimination of redundant costs. There can be no assurance that the combined company will be able to achieve the expected synergies in the anticipated amounts or within the anticipated timeframes, or that the costs to achieve such synergies will not be higher than expected.
The mergers may result in a loss of customers, suppliers, vendors, landlords and other business partners and may result in the modification or termination of existing contracts.
Following the mergers, some of the customers, suppliers, vendors, landlords, joint venture partners and other business partners of QXO or TopBuild may modify, terminate or scale back their current or prospective business relationships with the combined company. In addition, QXO and TopBuild have contracts with customers, suppliers, vendors, landlords, joint venture partners and other business partners that may contain provisions giving the counterparty the right to terminate, or require the counterparty’s consent to the continuation of, such contracts upon a change of control or assignment, such as in connection with the mergers. There can be no assurance that such consents will be obtained on favorable terms or at all, or that such contracts will not be terminated. In addition, third parties with whom QXO or TopBuild has business relationships may experience uncertainty associated with the transaction, including with respect to current or future business relationships with QXO, TopBuild or the combined company, and may delay or defer certain business decisions, seek alternative relationships with third parties, or seek to alter their present business relationships with QXO or TopBuild. If relationships with customers, suppliers, vendors, landlords, joint venture partners and other business partners are adversely affected by the mergers, or if the combined company loses the benefits of existing contracts of QXO or TopBuild, the combined company’s business, financial condition and results of operations could be adversely affected.
The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the mergers may differ materially.
The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what QXO’s actual financial condition or results of operations would have been had the mergers been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon assumptions, preliminary estimates and accounting reclassifications, to record the identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this joint proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of TopBuild as of the date of the completion of the mergers. Accordingly, the final accounting adjustments as a result of the acquisition may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus.
Uncertainties associated with the mergers may cause a loss of management personnel and other key employees at either QXO or TopBuild, which could adversely affect the future business and operations of the combined company following the mergers.
Each of QXO and TopBuild depends on the experience and industry knowledge of its management personnel and other key employees to execute its business plans. The success of the combined company after the mergers will depend in part on its ability to retain or attract key management personnel and other key employees. During the pendency or following the closing of the mergers, QXO’s and TopBuild’s respective current and prospective employees may experience uncertainty or have concerns regarding their roles within the combined company, the timing and closing of the mergers or the operations of the combined company, any of which may have an adverse effect on QXO’s and TopBuild’s ability to retain, attract or motivate key management and other key personnel. If QXO and TopBuild are unable to retain or motivate personnel, including key management personnel, who are critical to the future operations of the combined company, then QXO, TopBuild or the combined company could face disruptions in their respective operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment, training and retention costs. In addition, the loss of key QXO or TopBuild personnel could diminish the anticipated benefits of the mergers. No assurance can be given that the combined company will be able to retain or attract key management personnel and other key employees of QXO or TopBuild to the same extent that QXO and TopBuild have previously been able to retain or attract their own employees.
The issuance of QXO shares in connection with the mergers will dilute existing QXO stockholders and may adversely affect the market price of QXO shares.
In connection with the mergers, QXO expects to issue a substantial number of QXO shares to the stockholders of TopBuild, the actual number of which will be determined at closing based on the number of TopBuild shares and certain equity awards of TopBuild outstanding at that time and subject to proration and election procedures set forth in the merger agreement. The issuance of these additional QXO shares will dilute the ownership interest of QXO’s existing stockholders and may dilute earnings per share. Any such dilution, or any delay in achieving accretion to earnings per share, could cause the market price of QXO shares to decline or increase at a reduced rate.
If the QXO stockholders do not approve the QXO charter amendment proposal, QXO will issue most of its available authorized QXO shares in connection with the consummation of the mergers, and the combined company will be limited in its ability to raise equity by issuing additional QXO shares unless its stockholders approve an amendment to the QXO certificate of incorporation to increase the number of authorized QXO shares.
If the QXO stockholders do not approve the QXO charter amendment proposal, the combined company will continue to have 2,000,000,000 authorized QXO shares. As of May 26, 2026, there were 725,305,345 QXO shares issued and outstanding. At the Titanium Merger effective time, QXO anticipates issuing or reserving for issuance up to 313,776,830 QXO shares, resulting in 1,816,511,221 QXO shares issued and outstanding or reserved for issuance, which represents approximately 90.8% of QXO’s authorized QXO shares. If the QXO stockholders do not approve the QXO charter amendment proposal, the combined company would have approximately 183,488,779 authorized QXO shares available for issuance following the consummation of the mergers and would be limited in its ability to raise equity by issuing additional QXO shares.
Risks Relating to the Combined Company’s Indebtedness
QXO expects to obtain financing in connection with the mergers and cannot guarantee that it will be able to obtain such financing on favorable terms or at all.
In connection with the mergers, QXO Building Products, Inc., a subsidiary of QXO, entered into the commitment letter with Morgan Stanley Senior Funding, Inc., Wells Fargo Bank, National Association and Wells Fargo Securities, LLC, Barclays Bank PLC, Apollo Capital Management, L.P., Citigroup Global Markets Inc. and Credit Agricole Corporate and Investment Bank pursuant to which such financial institutions (each acting for itself and/or on behalf of its managed funds and accounts) committed to provide (i) a $3.0 billion senior secured term loan facility and (ii) $3.0 billion of senior unsecured bridge financing (the “bridge facilities”), in each case, subject to conditions customary for transactions of this type for the purposes of funding the cash consideration and paying fees, costs and expenses related to the transactions contemplated by the merger agreement, to repay certain existing indebtedness of TopBuild and/or its subsidiaries and to pay other transaction costs incurred in connection with the foregoing. The bridge facilities will be available to be drawn upon to the extent that QXO has not prior to or concurrently with the consummation of the mergers received proceeds from, among other things, one or more debt offerings or loan facility transactions, subject to certain exceptions sufficient to pay the required amounts.
QXO’s ability to obtain new debt financing, to enter into the bridge facilities or to refinance such loans will depend on, among other factors, prevailing market conditions and other factors beyond QXO’s control. QXO cannot provide assurance that it will be able to obtain new debt financing on terms acceptable to it or at all, and any such failure could materially adversely affect its operations and financial condition. QXO’s obligation to complete the mergers is not conditioned upon the receipt of any financing.

In connection with the mergers, QXO expects to incur significant new indebtedness, which could adversely affect QXO’s financial health and its ability to execute its business strategy.
QXO anticipates that the funds needed to complete the transactions contemplated by the merger agreement will be derived in part from third-party debt financing. QXO’s obligation to complete the mergers is not conditioned upon the receipt of any financing. QXO’s pro forma indebtedness following completion of the mergers is expected to be significantly greater than QXO’s standalone indebtedness prior to the mergers. QXO’s substantial indebtedness following the mergers could have important consequences, including: increasing its vulnerability to adverse general economic and industry conditions; exposing it to interest rate risk; limiting its flexibility in planning for, or reacting to, changes in its business and the industries in which it operates; placing QXO at a competitive disadvantage compared to competitors with less indebtedness; making it more difficult to borrow additional funds in the future to fund growth, acquisitions, working capital, capital expenditures and other purposes; and potentially requiring QXO to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund its other business needs. Any downgrade in QXO’s credit rating or the ratings of its indebtedness, or adverse conditions in the debt capital markets, could adversely affect the trading price of QXO’s debt securities, increase interest expense, increase the cost of refinancing existing debt, and adversely affect QXO’s ability to raise additional debt. Certain of the indebtedness to be incurred in connection with the mergers may bear interest at variable interest rates. If interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect QXO’s cash flows.
Risks Relating to QXO’s Business
QXO’s business will continue to be subject to the risks described in the sections entitled “Risk Factors” in QXO’s Annual Report on Form 10-K for the year ended December 31, 2025 and in other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 205 for the location of information incorporated by reference into this joint proxy statement/prospectus.
Risks Relating to TopBuild’s Business
TopBuild’s business will continue to be subject to the risks described in the sections entitled “Risk Factors” in TopBuild’s Annual Report on Form 10-K for the year ended December 31, 2025, in TopBuild’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026 and in other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 205 for the location of information incorporated by reference into this joint proxy statement/prospectus.
QXO STOCKHOLDER MEETING
General
This joint proxy statement/prospectus is being provided to QXO stockholders as part of a solicitation of proxies by the QXO board for use at the QXO stockholder meeting. This joint proxy statement/prospectus provides QXO stockholders with important information about the QXO stockholder meeting and should be read carefully in its entirety.
Date, Time and Place
The QXO stockholder meeting will be held virtually at www.virtualshareholdermeeting.com/QXO2026SM on June 29, 2026, at 9:00 a.m., Eastern Time. The meeting is expected to be conducted virtually. Instructions for accessing the virtual meetings will be included on your proxy card.
Purpose of the QXO Stockholder Meeting
The QXO stockholder meeting is being held to consider and vote on:

1.
a proposal to approve the issuance of QXO shares in connection with the Titanium Merger and QXO shares to be issued in the mergers or reserved for issuance in connection with the mergers;

2.
a proposal to approve an amendment of the QXO certificate of incorporation to increase the number of authorized QXO shares from 2,000,000,000 to 4,000,000,000; and

3.
a proposal to approve the adjournment of the QXO stockholder meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the QXO share issuance proposal.

The closing of the mergers is conditioned on approval by QXO stockholders of the QXO share issuance proposal. The closing of the mergers is not conditioned on approval of the QXO charter amendment proposal or the QXO adjournment proposal.
Recommendation of the QXO Board
The QXO board unanimously recommends that QXO stockholders vote “FOR” the QXO share issuance proposal, “FOR” the QXO charter amendment proposal and “FOR” the QXO adjournment proposal. For additional information, see the section titled “The Mergers — Recommendation of the QXO Board and Reasons for the Mergers.”
This joint proxy statement/prospectus contains important information regarding the QXO share issuance proposal, the QXO charter amendment proposal, the QXO adjournment proposal and the factors that QXO stockholders should consider when deciding how to cast their votes. QXO stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this joint proxy statement/prospectus, for more detailed information regarding the merger agreement, including the mergers and other transactions contemplated by the merger agreement, and the proposals described above.
Record Date and Outstanding Shares
The QXO board has fixed the close of business on May 26, 2026 (the “QXO record date”) as the record date for the QXO stockholder meeting. Holders of record of shares of QXO voting stock on the QXO record date are the only QXO stockholders that are entitled to receive notice of, and to vote at, the QXO stockholder meeting. Each QXO share is entitled to one vote on each matter properly brought before the QXO stockholder meeting. In addition, each QXO convertible preferred share and each QXO Series C preferred share is entitled to vote on each proposal and any other matter coming before the QXO stockholder meeting as if such shares were converted into QXO shares as of the QXO record date, meaning that each QXO convertible preferred share is entitled to approximately 219 votes, and each QXO Series C preferred share is entitled to approximately 433 votes, in each case, on each matter to come before the QXO stockholder meeting. Holders of QXO Series B preferred shares are not entitled to vote on matters to come before the QXO stockholder meeting.
As of the QXO record date, there were 725,305,345 QXO shares issued and outstanding, with each QXO share entitled to one vote on each matter to come before the QXO stockholder meeting. As of the QXO record date, there were 1,000,000 QXO convertible preferred shares issued and outstanding, representing 219,010,074 votes and 200,000 QXO Series C preferred shares issued and outstanding, representing 86,645,697 votes. In total, 1,030,961,116 votes are eligible to be cast at the QXO stockholder meeting based on the number of outstanding shares of QXO voting stock.
A list of the QXO stockholders of record who are entitled to vote at the QXO stockholder meeting will be available for inspection at QXO’s executive offices at Five American Lane, Greenwich, Connecticut 06831, during ordinary business hours, for a period of no less than 10 days before the QXO stockholder meeting. The stockholder list will also be available for examination by QXO stockholders during the QXO stockholder meeting on a reasonably accessible electronic network.
Quorum
No business may be transacted at the QXO stockholder meeting unless a quorum is present. A quorum will exist if holders of a majority of the shares of QXO voting stock are present in person or represented by proxy at the QXO stockholder meeting. Virtual attendance at the QXO stockholder meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the stockholder meeting.
Shares held by QXO as treasury shares are not entitled to vote and do not count toward a quorum. Abstentions are counted as present for purposes of establishing a quorum at the QXO stockholder meeting. If you vote by internet, telephone or proxy card, the shares you vote will be counted toward the quorum for the QXO stockholder meeting. QXO does not expect any broker non-votes at the QXO stockholder meeting because all proposals at the QXO stockholder meeting are expected to be “non-routine” matters under the applicable stock exchange rules, and your broker, bank or other nominee will not be able to vote your shares without your instructions. Accordingly, if you hold your shares in “street name” and do not return your broker’s, bank’s or other nominee’s voting form, do not provide voting instructions via the internet or telephone through your broker, bank or other nominee, if applicable, or do not attend the QXO stockholder meeting and vote virtually with a “legal proxy” from your broker, bank or other nominee, your shares will not be considered present for purposes of determining whether a quorum is present at the QXO stockholder meeting.
Required Vote
The required votes to approve the QXO proposals are as follows:
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Approval of the QXO share issuance proposal requires the affirmative vote of a majority of the votes cast by holders of shares of QXO voting stock present in person or represented by proxy at the QXO stockholder meeting. The approval of the QXO share issuance proposal is a condition to the closing of the mergers.

•
Approval of the QXO charter amendment proposal requires the affirmative vote of a majority of the votes cast by holders of shares of QXO voting stock present in person or represented by proxy at the QXO stockholder meeting. The approval of the QXO charter amendment proposal is not a condition to the closing of the mergers.

•
Approval of the QXO adjournment proposal requires the affirmative vote of a majority of the shares of QXO voting stock present in person or represented by proxy at the QXO stockholder meeting and entitled to vote on such proposal. The approval of the QXO adjournment proposal is not a condition to the closing of the mergers.

Abstentions
QXO share issuance proposal (majority of votes cast):   A failure to vote will have no effect on the outcome (assuming a quorum is present). Abstentions will not be counted as votes cast and will also have no effect on the outcome of the vote on the QXO share issuance proposal (assuming a quorum is present).
QXO charter amendment proposal (majority of votes cast):   A failure to vote will have no effect on the outcome (assuming a quorum is present). Abstentions will not be counted as votes cast and will also have no effect on the outcome of the vote on the QXO charter amendment proposal (assuming a quorum is present).
QXO adjournment proposal (majority of shares present and entitled to vote):   A failure to vote will have no effect on the outcome (assuming a quorum is present). Abstentions will have the same effect as a vote “AGAINST” the proposal.
Voting by QXO’s Directors and Executive Officers
On the QXO record date, QXO directors and executive officers, and their affiliates, as a group, beneficially owned and were entitled to vote 233,289,635 QXO shares (including those shares that would be issued if all QXO convertible preferred shares had converted into QXO shares as of the QXO record date), or approximately 22.6% of the issued and outstanding shares of QXO voting stock. QXO currently expects that all of its directors and executive officers will vote their shares “FOR” the QXO share issuance proposal, “FOR” the QXO charter amendment proposal and “FOR” the QXO adjournment proposal.

Voting Agreement
Concurrently with the execution and delivery of the merger agreement on April 18, 2026, and as a condition and inducement to the willingness of TopBuild to enter into the merger agreement, Jacobs Private Equity II, LLC (the “supporting stockholder”) entered into the voting agreement with TopBuild.
Under the voting agreement, subject to the terms and conditions therein, the supporting stockholder has agreed to vote all of its QXO shares and QXO convertible preferred shares in favor of the approval of the QXO share issuance proposal, the QXO adjournment proposal and any other matter or action necessary for the consummation of the transactions contemplated by the merger agreement, including the mergers.
As of the date of the voting agreement, the supporting stockholder owned 900,000 QXO convertible preferred shares, convertible into 197,109,067 QXO shares. As of May 26, 2026, the supporting stockholder beneficially owned 900,000 QXO convertible preferred shares, convertible into 197,109,067 QXO shares, representing approximately 19.1% of the total voting power of the outstanding shares of QXO voting stock.
The voting agreement will terminate upon the earliest to occur of (a) Forward Merger effective time, (b) the termination of the merger agreement in accordance with its terms, or (c) the time that the QXO stockholder approval has been obtained. For the avoidance of doubt, the voting agreement will not terminate upon a QXO adverse recommendation change or a QXO intervening event recommendation change, unless the merger agreement is terminated in accordance with its terms. A copy of the voting agreement is attached as Annex F to this joint proxy statement/prospectus.
Voting by Proxy
If you are a stockholder of record of QXO as of the close of business on the QXO record date, you may submit your proxy before the applicable stockholder meeting by (a) accessing the internet site listed on your proxy card, (b) calling the toll-free number listed on your proxy card, or (c) completing, signing and returning the enclosed proxy card by mail in the postage-paid envelope provided. If your shares are held in “street name” by a broker, bank or other nominee, please follow the voting instructions provided by your nominee.
Whether or not you expect to attend the QXO stockholder meeting, to ensure your representation at the applicable meeting, QXO urges you to submit a proxy to vote your shares as promptly as possible. Submitting a proxy will not prevent you from voting at the QXO stockholder meeting, but it will help to secure a quorum and avoid added solicitation costs.
When the accompanying proxy is returned properly executed, the QXO shares represented by it will be voted at the QXO stockholder meeting in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card. If a proxy is returned without an indication as to how the QXO shares represented are to be voted with regard to a particular proposal, the QXO shares represented by the proxy will be voted in accordance with the recommendation of the QXO board and, therefore, “FOR” the QXO share issuance proposal, “FOR” the QXO charter amendment proposal and “FOR” the QXO adjournment proposal. If you submit a proxy but do not provide voting instructions, or if your instructions are unclear, the persons named as proxies will vote as recommended by the QXO board or, if no recommendation is given, in accordance with their judgment.
At the date hereof, the QXO board has no knowledge of any other business that will be presented for consideration at the QXO stockholder meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in QXO’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the QXO stockholder meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.
Your vote is important regardless of the number of shares you own. Accordingly, if you were a record holder of QXO shares on the QXO record date, please sign and return the enclosed proxy card or vote via the internet or telephone regardless of whether you plan to attend the QXO stockholder meeting virtually.

Proxies submitted through the specified internet website or by telephone must be received by 11:59 p.m., Eastern Time, on June 28, 2026, to ensure that the proxies are voted.
Shares Held in Street Name
If you hold QXO shares through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to QXO or by voting virtually at the QXO stockholder meeting unless you submit a “legal proxy,” which you must obtain from your broker, bank or other nominee. If the QXO shares you hold are in street name, you must register in advance to participate in the QXO stockholder meeting, to vote electronically and to submit questions during the live webcast of the meeting. To register, you must submit a “legal proxy” from the bank, broker or other nominee that holds your shares giving you the right to vote the shares.
Furthermore, brokers, banks or other nominees who hold QXO shares on behalf of their customers may not give a proxy to QXO to vote those shares without specific instructions from their customers. If you are a QXO stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the QXO proposals.
Attendance at the QXO Stockholder Meeting and Voting Virtually
The QXO stockholder meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live webcast. The virtual stockholder meeting will be held on June 29, 2026, at 9:00 a.m., Eastern Time. To attend the stockholder meeting, visit www.virtualshareholdermeeting.com/QXO2026SM and enter the 16-digit control number on the proxy card or voting instruction form you received. QXO stockholders of record who wish to vote at the stockholder meeting should follow the instructions at www.proxyvote.com. Online check-in will begin at 8:45 a.m., Eastern Time. Please allow time for online check-in procedures.
The virtual stockholder meeting format uses technology designed to increase stockholder access, save QXO and QXO stockholders time and money, and provide QXO stockholders rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to online attendance, we will provide QXO stockholders with an opportunity to hear all portions of the official meeting and vote online during the meeting.
The preliminary voting results of the QXO stockholder meeting will be announced at the QXO stockholder meeting. In addition, within four business days following the QXO stockholder meeting, QXO intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four-business-day period, QXO will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four days of the date that the final results are certified.
Revocability of Proxies
QXO stockholders of record may revoke their proxies at any time before their QXO shares are voted at the QXO stockholder meeting in any of the following ways:

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delivering written notice of revocation of the proxy to QXO’s corporate secretary at QXO’s executive offices at Five American Lane, Greenwich, Connecticut 06831, by no later than 11:59 p.m., Eastern Time, on June 28, 2026;

•
delivering another proxy with a later date to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717, by no later than 11:59 p.m., Eastern Time, on June 28, 2026 (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•
submitting another proxy again via the internet or by telephone at a later date, by no later than 11:59 p.m., Eastern Time, on June 28, 2026 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•
attending the QXO stockholder meeting virtually and voting your shares during the meeting; attendance at the QXO stockholder meeting will not, in and of itself, revoke a valid proxy that was previously delivered unless you give written notice of revocation to the QXO corporate secretary before the proxy is exercised or unless you vote your shares virtually during the QXO stockholder meeting.

If you are a QXO stockholder with QXO shares held in “street name” through a broker, bank or other nominee and you deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instruction if the record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.
Solicitation of Proxies
QXO will pay all costs of soliciting proxies related to the QXO stockholder meeting. QXO has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for total fees of approximately $60,000. The solicitation may be made personally or by mail, facsimile, telephone, messenger, electronic mail or via the internet. In addition, QXO’s officers, directors and employees may solicit proxies in person, by telephone, or by other means of communication. Such directors, officers and employees will not be compensated for soliciting the proxies but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. QXO may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of QXO shares for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners.
Other Matters
At this time, QXO knows of no other matters to be submitted at the QXO stockholder meeting.
Adjournments
The chair of the QXO stockholder meeting may adjourn the meeting from time to time, whether or not there is a quorum and for any reason.
If a quorum is present at the QXO stockholder meeting but there are not sufficient votes at the time of the QXO stockholder meeting to approve the QXO share issuance proposal and the QXO charter amendment proposal, then QXO stockholders may be asked to vote on the QXO adjournment proposal.
If the adjournment is for more than 30 days, or if after the adjournment a new record date for determining the stockholders entitled to vote is fixed for the adjourned meeting, QXO will give notice of the adjourned meeting to each QXO stockholder of record entitled to vote at the adjourned meeting as of the record date for determining the stockholders entitled to notice of the adjourned meeting.
At any subsequent reconvening of the QXO stockholder meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the QXO stockholder meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Questions and Additional Information
QXO stockholders may contact QXO’s proxy solicitor with any questions about the QXO proposals or how to vote or to request additional copies of any materials at:
Innisfree M&A Incorporated
500 Fifth Avenue, 21st Floor
New York, NY 10110
Banks and Brokerage Firms Call: (212) 750-5833
Stockholders Call Toll Free: (877) 750-8129

QXO PROPOSALS
The QXO Share Issuance Proposal
This joint proxy statement/prospectus is being furnished to you as a stockholder of QXO as part of the solicitation of proxies by the QXO board for use at the QXO stockholder meeting to consider and vote upon a proposal to approve the issuance of QXO shares in the Titanium Merger pursuant to the terms of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.
Under NYSE Listing Rule 312.03(c), stockholder approval is required prior to the issuance of common stock, or securities convertible into or exercisable for common stock, in connection with the acquisition of the stock or assets of another company if the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the outstanding voting power or the number of shares of common stock outstanding before the issuance of such common stock.
Pursuant to the merger agreement, at the Titanium Merger effective time, each TopBuild share issued and outstanding (other than certain excluded shares, cancelled shares and dissenting shares) as of immediately prior to the Titanium Merger effective time will be converted into the right to receive, at the election of the holder and subject to proration as described in the merger agreement, per share merger consideration consisting of (a) cash consideration of $505.00 per TopBuild share, without interest, or (b) stock consideration of 20.200 QXO shares per TopBuild share. “No election shares” will be treated as having elected to receive the stock consideration. In addition, outstanding equity awards of TopBuild will be converted into QXO shares, converted into the right to receive the per share merger consideration or converted into awards with respect to QXO shares in accordance with the merger agreement. Accordingly, if the mergers are completed, QXO will issue a significant number of QXO shares to TopBuild stockholders and in connection with the treatment of TopBuild equity awards, which will exceed 20% of the QXO shares outstanding before such issuance. For this reason, under NYSE Listing Rule 312.03(c), QXO must obtain the approval of the QXO stockholders for such issuance.
Approval of the QXO share issuance proposal is a condition to the closing of the mergers. The mergers cannot be completed without the approval of the QXO share issuance proposal.
Approval of the QXO share issuance proposal requires the affirmative vote of a majority of the votes cast by holders of shares of QXO voting stock present in person or represented by proxy at the QXO stockholder meeting, in accordance with the rules and regulations of the NYSE and QXO’s organizational documents.
Abstentions will not be counted as votes cast and will have no effect on the outcome of the vote on the QXO share issuance proposal (assuming a quorum is present).
In the event the QXO share issuance proposal is approved by the QXO stockholders, but the merger agreement is terminated (without the mergers being completed) prior to the issuance of QXO shares in the Titanium Merger, QXO will not issue any QXO shares as a result of the approval of the QXO share issuance proposal.
IF YOU ARE A QXO STOCKHOLDER, THE QXO BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE QXO SHARE ISSUANCE PROPOSAL.

The QXO Charter Amendment Proposal
This joint proxy statement/prospectus is being furnished to you as a stockholder of QXO as part of the solicitation of proxies by the QXO board for use at the QXO stockholder meeting to consider and vote upon a proposal to adopt an amendment of the QXO certificate of incorporation to increase the number of authorized QXO shares from 2,000,000,000 to 4,000,000,000, in the form attached to this accompanying joint proxy statement/prospectus as Annex E. If adopted by the QXO stockholders, the amendment would become effective upon filing of an appropriate certificate of amendment with the Secretary of State of the State of Delaware. The proposed amendment would replace Section 1 of Article 4 of the QXO certificate of incorporation with the following language:
“Authorized Stock. The total number of authorized shares of capital stock of the Corporation shall be 4,010,000,000 shares, consisting of (i) 4,000,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). For the avoidance of doubt, this Section 1 gives effect to, and will not be affected by, the reverse stock split contemplated by Section 4 of this ARTICLE 4.”
Approval of the QXO charter amendment proposal requires the affirmative vote of a majority of the votes cast by holders of shares of QXO voting stock present in person or represented by proxy at the QXO stockholder meeting. Abstentions will not be counted as votes cast and will have no effect on the outcome of the vote on the QXO charter amendment proposal (assuming a quorum is present).
The QXO board believes that the increased number of authorized QXO shares contemplated by the QXO charter amendment proposal is important to the combined company in order for additional shares to be available for issuance from time to time, without further action or authorization by the QXO stockholders (except as required by applicable law or NYSE rules), for such corporate purposes as may be determined by the QXO board, including, but not limited to, financings, potential strategic transactions, including mergers, acquisitions and business combinations, grants under equity compensation plans, stock dividends, and stock splits, as well as other general corporate purposes. The additional shares authorized would be a part of the existing class of QXO shares and, if issued, would have the same rights and privileges as the QXO shares presently issued and outstanding.
Other than the issuance of shares pursuant to the mergers and issuances of shares available for grant under QXO’s equity incentive plans, QXO has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional QXO shares that will result from QXO’s adoption of the proposed amendment. While adoption of the proposed amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of QXO’s existing stockholders, any future issuance of additional authorized QXO shares may, among other things, dilute the earnings per QXO share and the equity and voting rights of those holding QXO shares at the time the additional shares are issued.
In addition to the corporate purposes mentioned above, an increase in the number of authorized QXO shares may make it more difficult to, or discourage an attempt to, obtain control of QXO by means of a takeover bid that the QXO board determines is not in the best interest of QXO and its stockholders. However, the QXO board does not intend or view the proposed increase in the number of authorized QXO shares as an anti-takeover measure and is not aware of any attempt or plan to obtain control of QXO.
Approval of the QXO charter amendment proposal is not a condition to the closing of the mergers.
IF YOU ARE A QXO STOCKHOLDER, THE QXO BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE QXO CHARTER AMENDMENT PROPOSAL.

The QXO Adjournment Proposal
QXO stockholders are being asked to consider and vote on a proposal to adjourn the QXO stockholder meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the QXO share issuance proposal at the time of the QXO stockholder meeting.
If the QXO stockholder meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the time that the proxies are voted. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the QXO share issuance proposal or the QXO charter amendment proposal but do not indicate a choice on the QXO adjournment proposal, your shares will be voted in favor of the QXO adjournment proposal.
Approval of the QXO adjournment proposal requires the affirmative vote of a majority of the shares of QXO voting stock present in person or represented by proxy at the QXO stockholder meeting and entitled to vote on such proposal. Abstentions will have the same effect as a vote “AGAINST” the QXO adjournment proposal.
Approval of the QXO adjournment proposal is not a condition to the closing of the mergers.
IF YOU ARE A QXO STOCKHOLDER, THE QXO BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE QXO ADJOURNMENT PROPOSAL.

TOPBUILD STOCKHOLDER MEETING
General
This joint proxy statement/prospectus is being provided to TopBuild stockholders as part of a solicitation of proxies by the TopBuild board for use at the TopBuild stockholder meeting. This joint proxy statement/prospectus provides TopBuild stockholders with important information about the TopBuild stockholder meeting and should be read carefully in its entirety.
Date, Time and Place
The TopBuild stockholder meeting will be held virtually at www.virtualshareholdermeeting.com/BLD2026SM on June 29, 2026, at 9:00 a.m., Eastern Time. The meeting is expected to be conducted virtually. Instructions for accessing the virtual meetings will be included on your proxy card.
Purpose of the TopBuild Stockholder Meeting
The TopBuild stockholder meeting is being held to consider and vote on:
1.   a proposal to adopt the merger agreement;
2.   a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to TopBuild’s named executive officers in connection with the mergers; and
3.   a proposal to approve the adjournment of the TopBuild stockholder meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.
The closing of the mergers is conditioned on approval by TopBuild stockholders of the TopBuild merger proposal. The closing of the mergers is not conditioned on approval of the TopBuild compensation proposal or the TopBuild adjournment proposal.
Recommendation of the TopBuild Board
The TopBuild board unanimously recommends that TopBuild stockholders vote “FOR” the TopBuild merger proposal, “FOR” the TopBuild compensation proposal and “FOR” the TopBuild adjournment proposal. For additional information regarding how the TopBuild board recommends that TopBuild stockholders vote, see the section titled “The Mergers — Recommendation of the TopBuild Board and Reasons for the Mergers.”
This joint proxy statement/prospectus contains important information regarding the TopBuild merger proposal, the TopBuild compensation proposal, the TopBuild adjournment proposal and factors that TopBuild stockholders should consider when deciding how to cast their votes. TopBuild stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this joint proxy statement/prospectus, for more detailed information regarding the merger agreement, including the mergers and other transactions contemplated by the merger agreement, and the proposals described above.
Record Date and Outstanding Shares
The TopBuild board has fixed the close of business on May 26, 2026 as the record date for the TopBuild stockholder meeting. The TopBuild stockholders of record on the TopBuild record date are the only TopBuild stockholders that are entitled to receive notice of, and to vote at, the TopBuild stockholder meeting.
Each TopBuild share is entitled to one vote on each matter properly brought before the TopBuild stockholder meeting. As of the TopBuild record date, there were 28,024,568 TopBuild shares issued and outstanding, with each TopBuild share entitled to one vote on each matter to come before the TopBuild stockholder meeting.

A list of the TopBuild stockholders of record who are entitled to vote at the TopBuild stockholder meeting will be available for inspection at TopBuild’s executive offices at 475 North Williamson Boulevard, Daytona Beach, Florida 32114, during ordinary business hours, for a period of no less than 10 days before the TopBuild stockholder meeting. The stockholder list will also be available for examination by TopBuild stockholders during the TopBuild stockholder meeting on a reasonably accessible electronic network.
Quorum
No business may be transacted at the TopBuild stockholder meeting unless a quorum is present. A quorum will exist if TopBuild stockholders holding a majority of the total voting power of all outstanding securities of TopBuild generally entitled to vote at a meeting of stockholders are present in person or by proxy. Virtual attendance at the TopBuild stockholder meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the stockholder meeting.
TopBuild shares held by TopBuild as treasury shares are not entitled to vote and do not count toward a quorum. Abstentions will be included in determining whether a quorum is present at the TopBuild stockholder meeting. TopBuild does not expect any broker non-votes at the TopBuild stockholder meeting because all proposals at the TopBuild stockholder meeting are expected to be “non-routine” matters under applicable stock exchange rules, and your broker, bank or other nominee will not be able to vote your shares without your instructions. Accordingly, if you hold your shares in “street name” and do not return your broker’s, bank’s or other nominee’s voting form, do not provide voting instructions via the internet or telephone through your broker, bank or other nominee, if applicable, or do not attend the TopBuild stockholder meeting and vote virtually with a “legal proxy” from your broker, bank or other nominee, your shares will not be considered present for purposes of determining whether a quorum is present at the TopBuild stockholder meeting.
Required Vote
The required votes to approve the TopBuild proposals are as follows:
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TopBuild merger proposal.   Approval of the TopBuild merger proposal requires the affirmative vote of the holders of a majority of the outstanding TopBuild shares entitled to vote thereon. The approval of the TopBuild merger proposal is a condition to the closing of the mergers.

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TopBuild compensation proposal.   Approval of the TopBuild compensation proposal requires the affirmative vote of the holders of a majority of the votes cast at the TopBuild stockholder meeting. The vote on the TopBuild compensation proposal is advisory only and will not be binding on QXO, TopBuild or their respective boards of directors. The approval of the TopBuild compensation proposal is not a condition to the closing of the mergers.

•
TopBuild adjournment proposal.   Assuming a quorum is present, approval of the TopBuild adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast at the TopBuild stockholder meeting. If a quorum is not present, approval of the TopBuild adjournment proposal requires the affirmative vote of the holders of a majority of the TopBuild shares present in person or represented by proxy at the TopBuild stockholder meeting. The approval of the TopBuild adjournment proposal is not a condition to the closing of the mergers.

Abstentions
TopBuild merger proposal (majority of outstanding shares entitled to vote):   Because this proposal requires the affirmative vote of a majority of the outstanding TopBuild shares entitled to vote thereon, a failure to vote and abstention will each have the same effect as a vote “AGAINST” the TopBuild merger proposal.
TopBuild compensation proposal (majority of votes cast):   A failure to vote will have no effect on the outcome (assuming a quorum is present). Abstentions will not be counted as votes cast and will also have no effect on the outcome of the vote on the TopBuild compensation proposal (assuming a quorum is present).
TopBuild adjournment proposal (assuming a quorum is present, majority of votes cast; if a quorum is not present, majority of shares present):   A failure to vote will have no effect on the outcome (regardless of whether a quorum is present). If a quorum is present, abstentions will not be counted as votes cast and will have no effect on the outcome of the vote on the TopBuild adjournment proposal. If a quorum is not present, abstentions will have the same effect as a vote “AGAINST” the TopBuild adjournment proposal.
Voting by TopBuild’s Directors and Executive Officers
On the TopBuild record date, TopBuild directors and executive officers, and their affiliates, as a group, beneficially owned and were entitled to vote 145,301 TopBuild shares, or approximately 0.5% of the issued and outstanding TopBuild shares. Although none of them has entered into any agreement obligating them to do so in their capacity as a director or executive officer of TopBuild, TopBuild currently expects that all of its directors and executive officers will vote their shares “FOR” the TopBuild merger proposal, “FOR” the TopBuild compensation proposal and “FOR” the TopBuild adjournment proposal.
Voting by Proxy
If you are a stockholder of record of TopBuild as of the close of business on the TopBuild record date, you may submit your proxy before the TopBuild stockholder meeting by (a) accessing the internet site listed on your proxy card, (b) calling the toll-free number listed on your proxy card, or (c) completing, signing and returning the enclosed proxy card by mail in the postage-paid envelope provided. If your shares are held in “street name” by a broker, bank or other nominee, please follow the voting instructions provided by your nominee.
Whether or not you expect to attend the TopBuild stockholder meeting, to ensure your representation at the applicable meeting, TopBuild urges you to submit a proxy to vote your shares as promptly as possible. Submitting a proxy will not prevent you from voting at the TopBuild stockholder meeting, but it will help to secure a quorum and avoid added solicitation costs.
When the accompanying proxy is returned properly executed, the TopBuild shares represented by it will be voted at the TopBuild stockholder meeting in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card. If a proxy is returned without an indication as to how the TopBuild shares represented are to be voted with regard to a particular proposal, the TopBuild shares represented by the proxy will be voted in accordance with the recommendation of the TopBuild board and, therefore, “FOR” the TopBuild merger proposal, “FOR” the TopBuild compensation proposal and “FOR” the TopBuild adjournment proposal. If you submit a proxy but do not provide voting instructions, or if your instructions are unclear, the persons named as proxies will vote as recommended by the TopBuild board or, if no recommendation is given, in accordance with their judgment.
At the date hereof, the TopBuild board has no knowledge of any other business that will be presented for consideration at the TopBuild stockholder meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in TopBuild’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the TopBuild stockholder meeting for consideration, it is intended that the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.
Your vote is important regardless of the number of shares you own. Accordingly, if you were a record holder of TopBuild shares on the TopBuild record date, please sign and return the enclosed proxy card or vote via the internet or telephone regardless of whether you plan to attend the TopBuild stockholder meeting virtually. Proxies submitted through the specified internet website or by phone must be received by 11:59 p.m., Eastern Time, on June 28, 2026, to ensure that the proxies are voted.
Shares Held in Street Name
If you hold TopBuild shares through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to TopBuild or by voting virtually at the TopBuild stockholder meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. If the TopBuild shares you hold are in street name, you must register in advance to participate in the TopBuild stockholder meeting, to vote electronically and to submit questions during the live webcast of the meeting. To register, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares.
Furthermore, brokers, banks or other nominees who hold TopBuild shares on behalf of their customers may not give a proxy to TopBuild to vote those shares without specific instructions from their customers. If you are a TopBuild stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the TopBuild proposals.
Attendance at the TopBuild Stockholder Meeting and Voting Virtually
The TopBuild stockholder meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live webcast. The virtual stockholder meeting will be held on June 29, 2026, at 9:00 a.m., Eastern Time. To attend the stockholder meeting, visit www.virtualshareholdermeeting.com/BLD2026SM and enter the control number on the proxy card or voting instruction form you received. TopBuild stockholders of record who wish to vote at the stockholder meeting should follow the instructions at www.proxyvote.com. Online check-in will begin at 8:45 a.m., Eastern Time. Please allow time for online check-in procedures.
The virtual stockholder meeting format uses technology designed to increase stockholder access, save TopBuild and TopBuild stockholders time and money, and provide TopBuild stockholders rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to online attendance, we will provide TopBuild stockholders with an opportunity to hear all portions of the official meeting and vote online during the meeting.
The preliminary voting results of the TopBuild stockholder meeting will be announced at the TopBuild stockholder meeting. In addition, within four business days following the TopBuild stockholder meeting, TopBuild intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four-business-day period, TopBuild will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within one business day of the date that the final results are certified.
Revocability of Proxies
TopBuild stockholders of record may revoke their proxies at any time before their TopBuild shares are voted at the TopBuild stockholder meeting in any of the following ways:

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delivering written notice of revocation of the proxy to TopBuild’s corporate secretary at TopBuild’s executive offices at 475 North Williamson Boulevard, Daytona Beach, Florida 32114, by no later than 11:59 p.m., Eastern Time, on June 28, 2026;

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delivering another proxy with a later date to TopBuild’s corporate secretary at TopBuild’s executive offices at 475 North Williamson Boulevard, Daytona Beach, Florida 32114, by no later than 11:59 p.m., Eastern Time, on June 28, 2026 (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•
submitting another proxy again via the internet or by telephone at a later date, by no later than 11:59 p.m., Eastern Time, on June 28, 2026 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•
attending the TopBuild stockholder meeting virtually and voting your shares during the meeting; attendance at the TopBuild stockholder meeting will not, in and of itself, revoke a valid proxy that was previously delivered unless you give written notice of revocation to the TopBuild corporate secretary before the proxy is exercised or unless you vote your shares virtually during the TopBuild stockholder meeting.

If you are a TopBuild stockholder with TopBuild shares held in “street name” through a broker, bank or other nominee and you deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instruction if the record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a “legal proxy” giving you the right to vote the shares.
Solicitation of Proxies
TopBuild will pay all costs of soliciting proxies related to the TopBuild stockholder meeting. TopBuild has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for total fees of up to $35,000, plus reimbursement of reasonable out-of-pocket expenses. The solicitation may be made personally or by mail, facsimile, telephone, messenger, electronic mail or via the internet. In addition, TopBuild’s officers, directors and employees may solicit proxies in person, by telephone, or by other electronic means of communication. Such directors, officers and employees will not be compensated for soliciting the proxies but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. TopBuild may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of TopBuild shares for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners.
Other Matters
At this time, TopBuild knows of no other matters to be submitted at the TopBuild stockholder meeting.
Adjournments
The TopBuild board or the chairman of the TopBuild stockholder meeting may adjourn the meeting to another time or place, if any, whether or not a quorum is present. Additionally, if a quorum is not present, holders of a majority of the TopBuild shares present in person or represented by proxy at the TopBuild stockholder meeting may adjourn the meeting, without notice other than announcement at the meeting, until a quorum is present or represented.
If a quorum is present at the TopBuild stockholder meeting but there are not sufficient votes at the time of the TopBuild stockholder meeting to approve the TopBuild merger proposal, then TopBuild stockholders may be asked to vote on the TopBuild adjournment proposal.
If the adjournment is for more than 30 days, TopBuild will give notice of the adjourned meeting to each TopBuild stockholder of record entitled to vote at the TopBuild stockholder meeting. If, after the adjournment, a new record date for determination of stockholders entitled to vote is fixed for the adjourned TopBuild stockholder meeting, the TopBuild board will fix as the record date for determining TopBuild stockholders entitled to notice of such adjourned TopBuild stockholder meeting the same or an earlier date as that fixed for determination of TopBuild stockholders entitled to vote at the adjourned TopBuild stockholder meeting, and will give notice of the adjourned TopBuild stockholder meeting to each TopBuild stockholder of record entitled to vote at such adjourned TopBuild stockholder meeting as of the record date so fixed for notice of such adjourned TopBuild stockholder meeting.
At any subsequent reconvening of the TopBuild stockholder meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the TopBuild stockholder meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Questions and Additional Information
TopBuild stockholders may contact TopBuild’s proxy solicitor with any questions about the TopBuild proposals or how to vote or to request additional copies of any materials at:
MacKenzie Partners, Inc.
7 Penn Plaza
New York, New York 10001
Banks and Brokerage Firms Call: (212) 929-5500
Stockholders Call Toll Free: (800) 322-2885
Email: proxy@mackenziepartners.com

TOPBUILD PROPOSALS
The TopBuild Merger Proposal
This joint proxy statement/prospectus is being furnished to you as a stockholder of TopBuild as part of the solicitation of proxies by the TopBuild board for use at the TopBuild stockholder meeting to consider and vote upon a proposal to adopt the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.
The TopBuild board, after due and careful discussion and consideration, unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including the mergers, and determined that the terms of the merger agreement and the transactions contemplated thereby, including the mergers, are in the best interests of TopBuild’s stockholders. The TopBuild board accordingly unanimously recommends that TopBuild stockholders adopt the merger agreement, as disclosed in this joint proxy statement/prospectus, particularly the related narrative disclosures in the sections of this joint proxy statement/prospectus titled “The Mergers” and “The Merger Agreement” and as attached as Annex A to this joint proxy statement/prospectus.
As more fully described under “The Merger Agreement,” at the effective time, Titanium Merger Sub will merge with and into TopBuild, with TopBuild surviving the Titanium Merger as a wholly owned subsidiary of QXO. Each TopBuild share issued and outstanding (other than certain excluded shares, cancelled shares and dissenting shares) as of immediately prior to the Titanium Merger effective time will be converted into the right to receive, at the election of the holder, (a) cash consideration of $505.00 per TopBuild share, without interest, or (b) stock consideration of 20.200 QXO shares per TopBuild share. The cash election and stock election are subject to proration as described in the merger agreement. “No election shares” will be treated as having elected to receive the stock consideration.
Adoption of the merger agreement by the holders of a majority of the outstanding TopBuild shares entitled to vote thereon is required under Section 251 of the DGCL and is a condition to the completion of the mergers. The mergers cannot be completed without the adoption of the merger agreement by TopBuild stockholders.
Approval of the TopBuild merger proposal requires the affirmative vote of the holders of a majority of the outstanding TopBuild shares entitled to vote thereon. Because this vote standard is based on the total number of outstanding shares, a failure to vote and an abstention will each have the same effect as a vote “AGAINST” the TopBuild merger proposal.
In the event the TopBuild merger proposal is approved by the TopBuild stockholders, but the merger agreement is terminated (without the mergers being completed) prior to the Titanium Merger effective time, the mergers will not be consummated.
THE TOPBUILD BOARD UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE TOPBUILD MERGER PROPOSAL.

The TopBuild Compensation Proposal
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, TopBuild is required to submit to a non-binding advisory stockholder vote certain compensation that may be paid or become payable to TopBuild’s named executive officers that is based on or otherwise relates to the mergers as disclosed in “The Mergers — Interests of TopBuild’s Directors and Executive Officers in the Mergers — Quantification of Payments and Benefits to TopBuild’s Named Executive Officers” on page 105.
The TopBuild compensation proposal gives TopBuild stockholders the opportunity to express their views on the merger-related compensation of TopBuild’s named executive officers. Accordingly, TopBuild is asking TopBuild stockholders to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:
“RESOLVED, that TopBuild stockholders APPROVE, on a non-binding advisory basis, the compensation that may be paid or become payable to TopBuild’s named executive officers that is based on or otherwise relates to the mergers, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Mergers — Interests of TopBuild’s Directors and Executive Officers in the Mergers — Quantification of Payments and Benefits to TopBuild’s Named Executive Officers” of the joint proxy statement/prospectus (which disclosure includes the compensation table and related narrative named executive officer compensation disclosures required pursuant to Item 402(t) of Regulation S-K).”
The vote on the TopBuild compensation proposal is a vote separate and apart from the vote to approve the TopBuild merger proposal. Accordingly, TopBuild stockholders of record may vote for the approval of the TopBuild merger proposal and against the approval of the TopBuild compensation proposal, and vice versa.
The vote on the TopBuild compensation proposal is advisory only and will not be binding on QXO, TopBuild or their respective boards of directors. The approval of the TopBuild compensation proposal is not a condition to the closing of the mergers. As a result, if the mergers are completed, the merger-related compensation may be paid or become payable to TopBuild’s named executive officers in accordance with the terms of the compensation agreements and arrangements regardless of the outcome of this advisory vote.
Approval of the TopBuild compensation proposal requires the affirmative vote of the holders of a majority of the votes cast at the TopBuild stockholder meeting. Abstentions will have no effect on the outcome of the vote on the TopBuild compensation proposal (assuming a quorum is present).
THE TOPBUILD BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE TOPBUILD COMPENSATION PROPOSAL.

The TopBuild Adjournment Proposal
TopBuild stockholders are being asked to consider and vote on a proposal to adjourn the TopBuild stockholder meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the TopBuild stockholder meeting.
If the TopBuild stockholder meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the time that the proxies are voted. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the TopBuild merger proposal but do not indicate a choice on the TopBuild adjournment proposal, your shares will be voted in favor of the TopBuild adjournment proposal.
Assuming a quorum is present, approval of the TopBuild adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast at the TopBuild stockholder meeting. Abstentions will have no effect on the outcome of the vote on the TopBuild adjournment proposal (assuming a quorum is present). If a quorum is not present, approval of the TopBuild adjournment proposal requires the affirmative vote of the holders of a majority of the TopBuild shares present in person or represented by proxy at the TopBuild stockholder meeting. If a quorum is not present, abstentions will have the same effect as a vote “AGAINST” the TopBuild adjournment proposal.
Approval of the TopBuild adjournment proposal is not a condition to the closing of the mergers.
THE TOPBUILD BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE TOPBUILD ADJOURNMENT PROPOSAL.

THE MERGERS
This section of the joint proxy statement/prospectus describes the material aspects of the proposed mergers. This section may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus, including the full text of the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the proposed mergers and the transactions related thereto. In addition, important business and financial information about each of QXO and TopBuild is included in or incorporated by reference into this joint proxy statement/prospectus. Please see “Where You Can Find More Information.”
Background of the Mergers
TopBuild regularly reviews its performance and prospects in light of its business and developments in the building products distribution industry, and in the ordinary course evaluates and considers its financial and strategic objectives and opportunities to enhance shareholder value.
Ihsan Essaid, QXO’s Chief Financial Officer, contacted Robert Buck, TopBuild’s Chief Executive Officer, for an introductory meeting and the two met in person on May 13, 2025. The conversation was general in nature, focusing on the building products distribution industry and providing an opportunity for Messrs. Essaid and Buck to become acquainted with each other and their respective businesses. They had additional telephone calls during the remainder of May 2025. These conversations did not involve any discussion of a potential transaction.
On June 10, 2025, Mr. Essaid contacted Mr. Buck to arrange an introductory meeting for him with Brad Jacobs, QXO’s Chairman and CEO.
In connection with this outreach from QXO and in light of QXO’s historical approaches to acquisition targets, in June 2025, TopBuild engaged both Goldman Sachs and RBCCM to advise as co-financial advisors to TopBuild. Formal engagement letters were subsequently negotiated and entered into with both Goldman Sachs and RBCCM.
On July 2, 2025, Messrs. Jacobs, Essaid and Buck and Robert Kuhns, TopBuild’s Vice President and CFO, met in person. They discussed the building products distribution industry generally and current market conditions, Mr. Jacobs’ experience at prior companies and QXO’s strategy in the building products industry. During the meeting, Mr. Jacobs indicated that he had not conducted extensive research on TopBuild but expressed interest in learning more, and that QXO might be interested in exploring a potential opportunity, although no specific transaction or terms were discussed.
Messrs. Buck, Kuhns and Essaid had a follow-up meeting on July 18, 2025 in which Mr. Essaid indicated QXO’s interest in pursuing a potential acquisition of TopBuild and presented a preliminary, non-binding proposal (the “July 18 Proposal”) to TopBuild for an all-stock transaction valuing TopBuild at $390 per share.
The TopBuild board reviewed the July 18 Proposal at a regularly scheduled meeting on July 28-29, 2025. In addition to senior management (which as used in this discussion includes TopBuild’s chief executive, financial and legal officers), representatives of Goldman Sachs, RBCCM and Jones Day, counsel to TopBuild, attended the meeting. Senior management reviewed TopBuild’s five-year projections and standalone business prospects, a Jones Day representative discussed the directors’ fiduciary duties in the context of the July 18 Proposal and other legal matters and the Goldman Sachs and RBCCM representatives reviewed preliminary financial information relating to TopBuild, QXO and the July 18 Proposal. At the conclusion of the meeting, the TopBuild board determined that the July 18 Proposal was inadequate and instructed Mr. Buck to inform QXO’s representatives that TopBuild would not engage further based on the July 18 Proposal. Mr. Buck subsequently informed Mr. Essaid of the TopBuild board’s determination on August 8, 2025.
Following Mr. Buck’s August 8, 2025 communication to QXO, there was no further substantive contact between the parties for several months.

In early January 2026, Mr. Essaid contacted Mr. Buck requesting a meeting.
Messrs. Buck and Essaid met in person on January 9, 2026 (the “January 9 Meeting”). Mr. Essaid proposed to re-engage in dialogue regarding a potential transaction between QXO and TopBuild and noted that, since July 2025, TopBuild’s share price had increased significantly, reflecting the successful integration of Progressive Roofing, the completion of the Specialty Products and Insulation acquisition and strong earnings. Mr. Buck indicated that the TopBuild board had not authorized him to engage in such discussions but that he believed that the TopBuild board would consider any proposal in good faith.
Messrs. Essaid and Buck spoke on January 22 and 23, 2026 about the possibility of QXO submitting a revised proposal for TopBuild. Following a January 23, 2026 call in which Mr. Essaid informed Mr. Buck that QXO would be sending TopBuild a revised non-binding written proposal, QXO submitted a revised non-binding, written proposal (the “January 23 Proposal”) with a headline purchase price of $500 per share, composed of $175 per share in cash and $325 per share in QXO shares.
The TopBuild board met to discuss the January 23 Proposal on January 27, 2026. In addition to senior management, representatives of Goldman Sachs, RBCCM and Jones Day participated in the meeting.
Following a review by Jones Day of legal matters, senior management reviewed discussions conducted to date with QXO representatives. Goldman Sachs and RBCCM representatives then reviewed financial terms of the January 23 Proposal and preliminary financial information relating to TopBuild, QXO and the January 23 Proposal. The TopBuild board instructed management to communicate to QXO that the TopBuild board viewed the price contained in the January 23 Proposal as inadequate and that for discussions to proceed, the TopBuild board’s suggestion was to increase the proportion of cash consideration.
Shortly after the meeting, Mr. Buck communicated the TopBuild board’s view to Mr. Essaid.
QXO submitted a further revised non-binding written proposal on January 29, 2026 (the “January 29 Proposal”), which increased the nominal price to $505 per TopBuild share from $500 per share in the January 23 Proposal and increased the amount of cash consideration from $175 per share to $192 per share.
The TopBuild board met in respect of the January 29 Proposal on February 2, 2026. In addition to senior management, representatives of Goldman Sachs, RBCCM and Jones Day participated in the meeting. The Goldman Sachs and RBCCM representatives reviewed financial terms of the January 29 Proposal and preliminary financial information relating to TopBuild, QXO and the January 29 Proposal. The TopBuild board then discussed on a preliminary basis potential valuation frameworks that the TopBuild board could consider if discussions of the January 29 Proposal were to proceed and determined that senior management should inform QXO that the TopBuild board continued to view the January 29 Proposal as inadequate due to insufficient cash component of the purchase price but that management and TopBuild’s advisors had been authorized to provide and receive confidential information and engage in discussions to determine whether terms could be developed that would constitute an acceptable basis for a business combination transaction.
In connection with the discussions authorized by the TopBuild board at its February 2, 2026 meeting, Messrs. Buck and Essaid spoke several times between February 2, 2026 and February 4, 2026. Mr. Buck communicated the TopBuild board’s view that the January 29 Proposal was inadequate and that the cash component of the purchase price should be increased. Mr. Buck further communicated the TopBuild board’s willingness to exchange confidential information with QXO at an in-person meeting between management teams as a means of potentially bridging the gaps on valuation and cash consideration. On February 5, 2026, Mr. Essaid indicated to Mr. Buck that QXO would be willing to increase the cash component of the January 29 Proposal to $227.25 per share, or 45% of the total consideration of $505 per share.
The TopBuild board met on February 6, 2026 to review discussions with QXO over the prior several days and determine the actions, if any, to take in respect of the willingness of QXO to increase the cash component of the January 29 Proposal. In addition to senior management, representatives of Goldman Sachs, RBCCM and Jones Day participated in the meeting. Senior management reviewed the discussions conducted with QXO representatives since the TopBuild board’s February 2, 2026 meeting. Representatives of the financial advisors reviewed financial terms of the January 29 Proposal as modified to increase the cash component and preliminary financial information relating to TopBuild, QXO and the modified January 29 Proposal. Based in part on input from TopBuild’s senior management and advisors, it was the consensus of the TopBuild board that better understanding of the specific terms of the January 29 Proposal and QXO’s willingness to increase the cash component could assist the TopBuild board in determining the action to take and that providing confidential information regarding TopBuild and its prospects might permit QXO to improve its proposal, recognizing that Mr. Essaid had recently indicated otherwise in response to inquiries from senior management. Accordingly, the TopBuild board directed senior management and the advisors to seek to engage with QXO for this purpose.
Later on February 6, 2026, Jones Day delivered an initial draft of a confidentiality agreement to Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), counsel to QXO. The parties and their respective outside counsel negotiated, and the parties executed, a mutual confidentiality agreement on February 9, 2026, which did not include a ‘standstill’ or similar restriction limiting the ability of either party to make a proposal regarding a potential transaction.
On February 11, 2026, QXO announced the acquisition of Kodiak Building Partners for approximately $2.25 billion.
Later on February 11, 2026, Messrs. Buck, Kuhns, Essaid and Matt Fassler, QXO’s Chief Strategy Officer, held a meeting (the “February 11 Meeting”). Messrs. Essaid and Fassler provided a presentation of QXO’s business and future plans for TopBuild should a transaction be consummated, as well as provided an illustration of the proposed acquisition of TopBuild for $505 per share, composed of $227.25 in cash per share and $277.75 per share in QXO common stock. Messrs. Buck and Kuhns responded to questions from Messrs. Essaid and Fassler about TopBuild’s business and its prospects.
Also on February 11, 2026, Paul, Weiss delivered to Jones Day an initial draft of the merger agreement (the “February 11 Draft Merger Agreement”) and a list of key legal terms of the draft merger agreement upon which the January 29 Proposal was conditioned (the “Key Legal Terms”). The Key Legal Terms included, among other things: (i) customary reciprocal non-solicit obligations with respect to alternative proposals; (ii) reciprocal “force the vote” provisions requiring that, in the case of TopBuild, TopBuild submit the adoption of the merger agreement or, in the case of QXO, QXO submit the QXO share issuance proposal, to its stockholders notwithstanding any change in recommendation by the TopBuild board or the QXO board, as applicable; and (iii) a reciprocal termination fee equal to 5.0% of each party’s implied equity value in the transaction. The February 11 Draft Merger Agreement also included, among other things: (i) the rollover of TopBuild equity awards into corresponding equity awards of QXO and (ii) a requirement that each party use reasonable best efforts to obtain required regulatory approvals, with no reverse termination fee payable by QXO in the event of a failure to obtain such approvals.
On February 19, 2026, Mr. Buck spoke to Mr. Essaid and informed him that he had briefed the TopBuild board and that, while the February 11 Meeting was productive, TopBuild was not prepared to proceed at that time.
On February 26, 2026, TopBuild reported its fourth quarter earnings.
On February 27, 2026, Messrs. Essaid and Buck spoke by telephone with Mr. Essaid indicating a continued interest on QXO’s part in pursuing the combination on the previously discussed terms. Mr. Buck asked if QXO would consider raising its price or the cash component of the consideration. Mr. Essaid said QXO was prepared to transact at the previously discussed terms and would be willing to submit a letter for the TopBuild board’s consideration to that effect. Later that day, QXO submitted a revised non-binding, written proposal (the “February 27 Proposal”) to acquire TopBuild for $505 per share, composed of $227.25 in cash per share and 10.703 QXO shares for each TopBuild share, based on QXO’s volume-weighted average price (“VWAP”) of $25.95 for the ten trading days ended February 26, 2026.
Messrs. Buck and Essaid spoke on March 1, 2026 about the February 27 Proposal. Mr. Buck noted that the February 27 Proposal implied a headline purchase price that was less than $505 per share based on the closing share price of QXO’s stock on February 27, 2026, which was less than the ten-day VWAP described in the February 27 Proposal.
On March 2, 2026, Mr. Essaid was contacted, on behalf and at the direction of TopBuild, by representatives from Goldman Sachs and RBCCM to discuss QXO submitting a revised proposal.

On March 3, 2026, QXO submitted a revised non-binding, written proposal (the “March 3 Proposal”) in which the headline price and the mix of consideration remained unchanged at $505 per share, composed of $227.25 in cash and $277.75 in QXO common stock, with a proposal to set the fixed exchange ratio of the stock component closer to signing a definitive agreement.
The TopBuild board met on March 5, 2026 to assess the action, if any, to take in light of the March 3 Proposal. In addition to senior management, representatives of Goldman Sachs, RBCCM and Jones Day participated in the meeting. Senior management reviewed the discussions with QXO since the TopBuild board’s last meeting regarding QXO, following which representatives of Goldman Sachs and RBCCM reviewed financial terms of the March 3 Proposal and preliminary financial analyses with respect to TopBuild, the pro forma combined company and the March 3 Proposal. The representatives of Jones Day then led a detailed discussion of the non-financial terms of the revised proposal as reflected in the February 11 Draft Merger Agreement and the Key Legal Terms. It was the consensus of the TopBuild board that discussions between TopBuild’s and QXO’s respective advisors of the specific terms of the proposal could provide additional information to assist the TopBuild board in assessing the most recent proposal. Accordingly, the TopBuild board directed management and the advisors to engage with QXO’s representatives for this purpose.
Representatives of Jones Day and Paul, Weiss held a call on March 6, 2026 to discuss the terms of the February 11 Draft Merger Agreement and the Key Legal Terms. Later on March 6, 2026, Jones Day sent a revised draft of the merger agreement to Paul, Weiss. Among other things, the revised draft proposed (i) a rejection of the reciprocal termination fee of 5.0% proposed in Paul, Weiss’s initial draft; (ii) the addition of a reverse termination fee payable by QXO in the event of a failure to obtain required regulatory approvals; (iii) a heightened regulatory efforts standard requiring QXO to take all actions necessary to obtain required regulatory clearances, including divestitures and the defense of any litigation challenging the potential transaction; (iv) the addition of a cash-and-stock election mechanism for TopBuild stockholders; (v) the appointment of a number of TopBuild directors to the QXO board at closing; and (vi) that the supporting stockholder enter into a voting agreement to vote for the QXO share issuance proposal at the QXO stockholder meeting.
Over the course of the next several days, Jones Day and Paul, Weiss discussed the specific terms of the draft merger documentation.
On March 10, 2026, at the instruction of the TopBuild board, representatives of Goldman Sachs and RBCCM shared TopBuild’s forecast with QXO and Morgan Stanley. For additional information regarding TopBuild’s forecast, see the section entitled “Certain Unaudited Prospective Financial Information.”
The TopBuild board met on March 11, 2026 to review the status of the discussions since the TopBuild board’s March 5, 2026 meeting regarding the specific terms of QXO’s revised proposal. In addition to senior management, representatives of Goldman Sachs, RBCCM and Jones Day participated in the meeting. The representatives of Jones Day then led a detailed discussion of terms reflected in the draft documentation provided by Paul, Weiss and, based on those discussions, the range of expected outcomes if actual negotiation of terms were authorized. This discussion focused on the Key Legal Terms, including the amount of the termination fee, closing conditions and the provisions for the treatment of TopBuild employees, generally, and in respect of employee equity awards and those relating to the contemplated financing for the proposed transaction. The TopBuild board also considered, with input from TopBuild’s senior management and financial advisors, whether to affirmatively solicit interest from other potential counterparties prior to signing. Representatives of TopBuild’s financial advisors also indicated that they had held, at the direction of the TopBuild board, confidential high-level conversations in late February and March 2026 with certain parties viewed as the most likely potential counterparties without mentioning TopBuild by name. Such potential counterparties indicated that they were not in a position to pursue a sizeable transaction at that time. The TopBuild board, TopBuild’s senior management and TopBuild’s financial advisors also discussed whether it was likely that any third party with the capacity to complete a potential strategic transaction involving TopBuild would have substantial interest in pursuing such a transaction on terms that were competitive with those proposed by QXO for various reasons, including strategic alignment of such third parties and the need for such third parties to focus on integrating large prior transactions. Following extensive deliberation, no decision was made to pursue, or not pursue, QXO’s proposal or its terms, and it was the consensus of the TopBuild board that TopBuild’s advisors should proceed to negotiate in respect of QXO’s proposal and that senior management should provide additional information regarding TopBuild’s business plans and prospects to assist with a view to concluding the process either with an acceptable transaction or by terminating further discussion.
The QXO board met via videoconference on March 12, 2026 to review the status of discussions with TopBuild regarding the potential transaction. In addition to QXO’s senior management, representatives of Morgan Stanley and Paul, Weiss participated in the meeting. Mr. Jacobs provided an overview of TopBuild’s business, the strategic rationale for the potential transaction and the expected benefits to QXO’s business and long-term strategy, as well as the proposed structure, consideration and other key economic terms. Representatives of Morgan Stanley then provided an overview of the strategic benefits of and considerations relating to a potential acquisition of TopBuild, key transaction metrics, TopBuild’s relative share price and trading multiples compared to peers, the implied exchange ratio over time and data on select precedent transactions. Representatives of Paul, Weiss then reviewed the material terms of the proposed merger agreement, including the purchase price, transaction structure, deal protection provisions, termination fee, equity compensation terms and access rights. Following discussion, no action was requested or taken at the meeting, and the QXO board determined to consider the proposed transaction at a subsequent meeting.
Representatives of Jones Day and Paul, Weiss held a call on March 12, 2026 to negotiate non-financial terms in the draft merger agreement. Jones Day delivered a markup of the draft merger agreement to Paul, Weiss on March 13, 2026.
Over the course of the week following delivery of the revised draft on March 13, 2026, representatives of Jones Day and Paul, Weiss had various discussions and exchanged further drafts of the merger agreement to address open terms as well as the disclosure schedules, the voting agreement to be entered into by a certain shareholder affiliated with Mr. Jacobs and QXO’s financing commitment letter for the transaction. Key terms negotiated included (i) the amount of the reciprocal termination fee; (ii) the reverse termination fee payable by QXO; (iii) the efforts required by TopBuild and QXO to obtain the required regulatory clearances to consummate the mergers, including with respect to potential divestitures and the defense of antitrust litigation; (iv) the terms of the non-solicit obligations applicable to each party, including the duration of QXO’s matching rights with respect to a superior proposal; (v) the treatment of TopBuild employee equity awards; and (vi) the possible appointment of TopBuild directors to the QXO board at closing.
Access to a TopBuild virtual data room was provided to QXO and its advisors on March 17, 2026. Access to a QXO virtual data room was similarly provided to TopBuild and its advisors on March 20, 2026. Over the course of the following week, representatives of TopBuild and QXO and their respective advisors exchanged documents and other materials through their respective virtual data rooms. During this period, TopBuild, QXO and their respective legal counsel participated in calls regarding legal matters and representatives of TopBuild management, members of QXO management and representatives of KPMG LLP and QXO’s accounting advisor, participated in calls regarding accounting matters. In addition, on behalf and at the direction of TopBuild and QXO, representatives of Goldman Sachs, RBCCM and Morgan Stanley held a series of calls regarding QXO management’s financial projections. For additional information regarding QXO’s financial projections, see the section titled “Certain Unaudited Prospective Financial Information.”
Messrs. Buck and Essaid spoke by telephone on or about March 18, 2026. During the call, Mr. Essaid confirmed TopBuild’s understanding of the March 3 Proposal and QXO’s willingness to proceed on the terms of the March 3 Proposal.
The TopBuild board met via videoconference on March 19, 2026 to review the results of ongoing negotiations of terms of the March 3 Proposal. In addition to senior management, representatives of Goldman Sachs, RBCCM and Jones Day participated in the meeting. A representative of Jones Day reviewed the material issues discussed with Paul, Weiss and anticipated outcomes in respect of the topics reviewed at the March 11, 2026 TopBuild board meeting. Senior management reviewed the status of then-ongoing discussions with QXO and the financial terms of the March 3 Proposal notwithstanding volatility in equity prices since the commencement of hostilities in Iran, including in respect of QXO shares, the closing trading price of which had declined from $27.06 per share on February 16, 2026 to $20.13 per share on March 18, 2026. The TopBuild board directed TopBuild’s management and advisors to continue to engage with QXO and its advisors, including through meetings between the operating managements of the companies that QXO had requested, with a view to determining whether a mutually acceptable transaction could be agreed upon for consideration by the two companies’ respective boards of directors. It was also the consensus of the TopBuild board that Mr. Buck and Alec Covington, Chairman of the TopBuild board, should arrange a conversation with Mr. Jacobs as part of due diligence.
Mr. Jacobs met with Messrs. Buck and Covington on March 26, 2026. Mr. Jacobs and Mr. Buck attended the meeting in person, while Mr. Covington joined via videoconference. During the call, Mr. Jacobs discussed, among other things, his rationale for pursuing a potential acquisition of TopBuild, QXO’s strategic objectives in the building products distribution industry and his vision for the combined company.
Also on March 26, 2026 and continuing on March 27, 2026, Mr. Jacobs, Mr. Fassler and Ms. Josephine Berisha, QXO’s Chief Human Resources Officer, held a series of in-person meetings with certain members of TopBuild’s executive and operating management, including Messrs. Buck and Kuhns. During these meetings, the two companies’ respective management teams discussed TopBuild’s business, QXO’s business and the proposed transaction.
Subsequent to the completion of the in-person management meetings, on March 27, 2026, Messrs. Jacobs and Essaid called Mr. Buck to inform him that QXO had determined not to proceed with a transaction at that time given volatility in the trading prices for QXO shares and the capital markets and that discussions would need to be paused (the “March 27 QXO Communication”).
On March 26, 2026, representatives of Goldman Sachs provided a customary material relationships disclosure letter to the TopBuild board. On March 27, 2026, representatives of RBCCM provided a customary material relationships disclosure to the TopBuild board.
The TopBuild board convened a conference call on March 28, 2026 with Mr. Buck to review the status of discussions with QXO. Mr. Buck described the meetings between the two companies’ respective management teams and the status of the definitive transaction documentation. He then discussed the March 27 QXO Communication. Following discussion, the TopBuild board instructed management, working with Jones Day, to inform QXO that TopBuild was terminating further discussions of a potential strategic transaction with QXO, which message was relayed later that day by a representative of Jones Day.
On March 29, 2026, Messrs. Buck and Jacobs spoke by telephone. Mr. Buck confirmed formal termination of the discussions. Mr. Jacobs indicated interest in having a conversation with Mr. Covington. Mr. Buck subsequently provided Mr. Jacobs with Mr. Covington’s contact details.
Between March 31, 2026 and April 17, 2026, Messrs. Jacobs and Covington discussed on several occasions regarding the termination of discussions and the possibility of a transaction. In each of these discussions, Mr. Covington informed Mr. Jacobs that the TopBuild board would, as he believed it always had, consider a reasonable strategic transaction proposal from QXO or any other credible party. Messrs. Jacobs and Covington did not discuss the terms of any proposal during these discussions, nor did Mr. Jacobs inform Mr. Covington that QXO intended to submit a proposal in the near future.
During the afternoon of April 17, 2026, following a meeting between Messrs. Jacobs and Covington, the QXO board held a special meeting via videoconference to consider the proposed transaction and offer to be submitted to TopBuild. In addition to senior management, representatives of Morgan Stanley and Paul, Weiss participated in the meeting. Mr. Jacobs presented to the QXO board an overview of the proposed transaction, including its structure, the proposed consideration and other key economic terms and the anticipated sources of financing. Mr. Jacobs also reviewed the strategic rationale for the proposed transaction, the expected benefits to QXO’s business and long-term strategy and its anticipated financial impact, and discussed integration matters, potential risks and opportunities and alternative strategic options considered by QXO. Representatives of Morgan Stanley then reviewed with the QXO board Morgan Stanley’s financial analyses of the proposed transaction and the methodologies and assumptions underlying such analyses, and advised the QXO board that Morgan Stanley was prepared to render a fairness opinion with respect to the total merger consideration to be paid by QXO under the merger agreement assuming a total per share consideration of $505 per TopBuild share and that Morgan Stanley would deliver its formal written fairness opinion and updated financial analyses once the stock component of the proposed consideration had been determined following the close of trading on April 17, 2026. Morgan Stanley subsequently delivered to the QXO board its written opinion, dated April 18, 2026, to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the total merger consideration to be paid by QXO under the merger agreement was fair, from a financial point of view, to QXO (which opinion is described in the section titled “The Mergers —  Opinion of QXO’s Financial Advisor”). Representatives of Paul, Weiss then confirmed the principal terms of the proposed transaction as described by management and reviewed with the QXO board the proposed resolutions relating to the transaction. Following discussion, the QXO board unanimously (i) determined that the merger agreement, the QXO share issuance and the other transactions contemplated by the merger agreement are fair to and in the best interests of QXO and its stockholders; (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby; (iii) directed that the QXO share issuance be submitted to QXO’s stockholders for approval; and (iv) resolved to recommend the approval of the QXO share issuance by QXO stockholders.
Further on April 17, 2026, QXO submitted a final written proposal (the “April 17 Proposal”) to acquire TopBuild for $505 per share, composed of $227.25 in cash per share and 11.110 shares of QXO common stock, which implied a value of $277.75 per share in QXO common stock based on the closing price of QXO’s common stock on April 17, 2026. The revised proposal also included an offer for TopBuild to designate one member to the QXO board, subject to QXO’s approval of TopBuild’s nominee. In the April 17 Proposal, Mr. Jacobs indicated that the QXO board had approved the transaction. Paul, Weiss delivered to Jones Day signed versions of the merger documentation and financing commitment papers, and requested a formal acceptance or rejection by April 18, 2026, so that the transaction could be announced on the morning of Sunday, April 19, 2026.
Upon receipt, and over the course of the remainder of the evening and the following day, Jones Day and Paul, Weiss communicated regarding the April 17 Proposal and the transaction documents were the parties to pursue the April 17 Proposal. Representatives of the parties also conducted due diligence calls.
The TopBuild board met via videoconference on the evening of April 18, 2026 following discussions with each board member regarding QXO’s April 17 Proposal. In addition to senior management, representatives of Goldman Sachs, RBCCM and Jones Day participated in the meeting. Mr. Covington reviewed the recent meetings with Mr. Jacobs. A representative of Jones Day then reviewed the differences between the terms of QXO’s April 17 Proposal and the terms the parties had negotiated when discussions terminated at the end of March, the TopBuild board’s fiduciary duties, the material terms of the proposed transaction documentation and the interests of TopBuild’s directors and executive officers in the proposed transaction that may be different from, or in addition to, the interests of TopBuild stockholders generally. Mr. Buck provided management’s views regarding the proposed transaction. Representatives of Goldman Sachs and RBCCM then led a discussion of certain financial considerations with respect to the proposed transaction, including their respective financial analyses of the per share merger consideration. At the request of the TopBuild board, each of Goldman Sachs and RBCCM then separately rendered to the TopBuild board an oral opinion, confirmed by delivery of a written opinion dated April 18, 2026, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in preparing such opinions, the per share merger consideration to be paid to holders of TopBuild shares (other than in the case of Goldman Sachs’ opinion, QXO and its affiliates and, in the case of RBCCM’s opinion, QXO, Titanium Merger Sub, Forward Merger Sub and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Goldman Sachs and RBCCM had also delivered customary material relationships disclosures to the TopBuild board prior to this meeting. A representative of Jones Day then reviewed the resolutions to be considered by the TopBuild board. Following extensive discussion, the TopBuild board unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement (including the mergers) are fair to and in the best interests of TopBuild and its stockholders; (ii) adopted, approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement (including the mergers); (iii) directed that the adoption of the merger agreement be submitted to TopBuild’s stockholders for approval; and (iv) resolved to recommend the adoption of the merger agreement by TopBuild stockholders.
Following the TopBuild board meeting, the parties executed the merger agreement and voting agreement on April 18, 2026.

On April 19, 2026, TopBuild and QXO issued a joint press release announcing the proposed mergers.
Closing and Effective Time of the Mergers
In the Titanium Merger, Titanium Merger Sub will merge with and into TopBuild, with TopBuild surviving as the surviving corporation. Immediately following the Titanium Merger, the surviving corporation will merge with and into Forward Merger Sub, with Forward Merger Sub continuing as the surviving company. Each merger shall become effective at such time as the applicable certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as QXO and TopBuild shall agree and specify in the certificate of merger.
Merger Consideration
In the Titanium Merger, each TopBuild share issued and outstanding (other than certain excluded shares, cancelled shares and dissenting shares) as of immediately prior to the Titanium Merger effective time will be converted into the right to receive, at the election of the holder, the per share merger consideration, subject, in each case, to proration as described in the merger agreement. “No election shares” will be treated as having elected to receive the stock consideration.
Importantly, although TopBuild stockholders may elect among these two options, the aggregate amount of cash and stock to be paid by QXO in the mergers is fixed. The maximum number of TopBuild shares to be converted into the right to receive cash consideration is capped at forty-five percent (45%) of the aggregate number of TopBuild shares issued and outstanding immediately prior to the Titanium Merger. The maximum number of TopBuild shares to be converted into the right to receive stock consideration is capped at fifty-five percent (55%) of the aggregate number of TopBuild shares issued and outstanding immediately prior to the Titanium Merger, which maximum number may be increased (but not decreased) by QXO in its sole discretion prior to the Titanium Merger effective time, if and only if holders of TopBuild shares have elected more than fifty-five percent (55%) of the number of eligible TopBuild shares to receive the stock consideration. Accordingly, all elections for cash or stock consideration are subject to mandatory proration to the extent cumulative elections exceed the maximum amounts, and stockholders who made those elections may receive a prorated amount of their chosen consideration and the balance in the alternative form.
Recommendation of the QXO Board and Reasons for the Mergers
At a meeting of the QXO board held on April 17, 2026 to evaluate the mergers and the merger agreement, the QXO board unanimously (a) determined that the merger agreement, the QXO share issuance and the other transactions contemplated by the merger agreement are fair to and in the best interests of QXO and its stockholders, (b) approved and declared advisable the merger agreement and the transactions contemplated thereby, (c) directed that the QXO share issuance be submitted to QXO’s stockholders for approval and (d) resolved to recommend the approval of the QXO share issuance by QXO stockholders.
THE QXO BOARD UNANIMOUSLY RECOMMENDS THAT QXO STOCKHOLDERS VOTE “FOR” THE QXO SHARE ISSUANCE PROPOSAL.
In evaluating the mergers and the merger agreement and arriving at its determination, the QXO board consulted with QXO’s senior management, QXO’s financial advisor and QXO’s outside legal counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP, and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the mergers to QXO and its stockholders, as described below.
The QXO board considered the following factors as being generally positive or favorable in coming to its determination, approval and recommendation:
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the expectation that the mergers will be accretive to QXO’s earnings;

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the belief that the mergers will significantly expand QXO’s scale and capabilities across building products distribution;

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the expectation that QXO will be able to realize significant synergies from the integration of TopBuild, including revenue synergies from cross-selling an expanded range of integrated solutions, as well as cost synergies from scaled procurement, network optimization, logistics efficiencies, inventory management improvements, and world-class technology;

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the expectation that the mergers will significantly broaden the total addressable market for QXO and create diversification across end markets, customer types and US regions;

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the structure of the merger consideration, which includes a combination of QXO shares and cash, and which the QXO board viewed as a balanced approach that allows QXO to utilize its QXO shares as a valuable transaction currency while deploying cash to optimize the combined company’s capital structure and manage stockholder dilution;

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the proration and election mechanisms in the merger agreement, which provide TopBuild stockholders with the flexibility to express a preference as to the form of consideration received while providing QXO with certainty as to its aggregate cash outlay and share issuance (subject to QXO increasing (but not decreasing) the maximum stock election number in its sole discretion prior to the Titanium Merger effective time, if and only if holders of TopBuild shares have elected more than fifty-five percent (55%) of the number of eligible TopBuild shares to receive the stock consideration);

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the provisions of the merger agreement regarding the governance of the combined company following the mergers, including that existing QXO management and the QXO board will continue to lead the combined company, providing continuity and stability, while the expansion of the QXO board from seven to eight members and the appointment of one designee from the TopBuild board will bring valuable industry expertise and institutional knowledge that will facilitate a smooth integration;

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the belief that QXO will have the necessary financing to pay the aggregate cash portion of the per share merger consideration and that QXO, following the mergers, will be able to repay, service or refinance any indebtedness that is expected to form the interim or permanent financing for the mergers and, with respect to such indebtedness, to comply with applicable financial covenants;

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TopBuild’s obligation to provide customary financing cooperation, including in connection with the committed financing, which the QXO board viewed as facilitating the timely completion of the mergers;

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the support for the mergers demonstrated by the execution of the voting agreement by a significant stockholder of QXO pursuant to which the supporting stockholder has agreed to vote all of its QXO shares and QXO convertible preferred shares, in favor of the QXO share issuance proposal, which the QXO board viewed as demonstrating confidence in the strategic rationale and expected benefits of the transaction;

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the analysis rendered by Morgan Stanley to the QXO board, which was confirmed by delivery of a written opinion, dated April 18, 2026, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Morgan Stanley as set forth in its written opinion, the total merger consideration to be paid by QXO pursuant to the merger agreement was fair, from a financial point of view, to QXO. For additional information, see “The Mergers — Opinion of QXO’s Financial Advisor”;

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the information and discussions with QXO management and outside financial advisors regarding each of QXO’s and TopBuild’s business, assets, financial condition, results of operations, current business strategy and prospects, including the projected financial results of each of QXO and TopBuild as a standalone company, and the expected pro forma effect of the mergers on the combined company and its ability to achieve future growth and generate additional returns for the combined company’s stockholders;

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the results of the comprehensive due diligence investigation conducted by QXO’s senior management and external advisors with respect to TopBuild’s business, operations, financial condition, assets, liabilities, and legal matters, enhancing the QXO board’s understanding of and confidence in the opportunities and manageable risks associated with the mergers;

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the QXO board’s view, after consultation with QXO management and its outside legal advisors, that regulatory approvals and clearances necessary to consummate the mergers would likely be obtained without the imposition of conditions sufficiently material to preclude the mergers;

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the fact that, while QXO is obligated to use its reasonable best efforts to obtain the regulatory approvals required to complete the mergers, QXO is not required to agree to any divestitures, hold-separate arrangements, terminations of existing relationships or contractual rights, or other restructurings of QXO, TopBuild or their respective subsidiaries that would, individually or in the aggregate, reasonably be expected to be material to QXO or TopBuild, measured on the basis of a hypothetical company of the same size and scale as TopBuild and its subsidiaries as of the date of the merger agreement;

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the nature of the closing conditions included in the merger agreement, as well as the likelihood of satisfaction of all conditions to closing of the transactions contemplated by the merger agreement;

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that QXO stockholders will have the opportunity to vote on the QXO share issuance proposal, which is a condition precedent to the mergers;

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the QXO board’s belief that the restrictions imposed on the conduct of QXO’s business and operations during the pendency of the mergers under the merger agreement are reasonable and not unduly burdensome;

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the restrictions in the merger agreement on TopBuild’s ability to respond to and negotiate certain alternative transaction proposals from third parties, the requirement that TopBuild submit the adoption of the merger agreement to a vote of its stockholders even if the TopBuild board effects a TopBuild adverse recommendation change or a TopBuild intervening event recommendation change, and the requirement that TopBuild pay QXO a termination fee of $600,000,000 if the merger agreement is terminated under certain circumstances;

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QXO’s right, subject to the conditions set forth in the merger agreement, to engage in negotiations with, and provide information to, any third party that makes a bona fide, unsolicited written QXO acquisition proposal, if the QXO board has determined in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

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the right of the QXO board to change its recommendation to QXO stockholders to vote in favor of the QXO share issuance proposal if a superior proposal is made to QXO or an intervening event has occurred, subject to certain conditions and fee obligations; and

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the closing mechanics, including the outside date of January 17, 2027.

The QXO board also considered, and balanced against the potentially positive factors, a variety of risks and potentially negative factors in its deliberations concerning the mergers and the merger agreement, including the following:
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the possibility that the mergers may not be completed, or that closing may be unduly delayed, due to a failure to satisfy the conditions contained in the merger agreement, including the failure to obtain stockholder approval of the QXO share issuance proposal or the TopBuild merger proposal or the failure to receive necessary regulatory approvals, and the potential adverse effects on QXO’s business and market reaction that could result from any such failure or delay;

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the effect that the length of time from announcement of the mergers until consummation of the mergers could have on the market price of QXO shares, QXO’s operating results and QXO’s relationship with its employees, stockholders and industry contacts and others who do business with QXO;

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that the exchange ratio included in the merger agreement provides for a fixed number of QXO shares, meaning QXO cannot be sure of the market value of the merger consideration that it will pay to TopBuild stockholders in the mergers;

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the potential impact on the market price of QXO shares as a result of the issuance of the stock consideration to TopBuild’s stockholders;

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that there are significant risks inherent in integrating the operations of TopBuild with QXO, including that expected synergies may not be realized, and that successful integration will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company;

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that the mergers will result in a significant increase in QXO’s consolidated indebtedness and pro forma net leverage, resulting in higher interest expenses, which could reduce the combined company’s financial flexibility;

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the risk that the additional indebtedness to be incurred by QXO in connection with the mergers could have a negative impact on QXO’s credit rating and flexibility;

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the substantial costs to be incurred in the mergers, including those incurred regardless of whether the mergers are consummated and the costs of integrating the businesses of QXO and TopBuild;

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that the merger agreement provides that, in certain circumstances, QXO would be required to pay a termination fee of $600,000,000 to TopBuild, and that such termination fee could deter potential alternative transactions with respect to QXO;

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the ability of the TopBuild board, in certain circumstances, to effect a change of recommendation;

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that the restrictions on the conduct of QXO’s business prior to the consummation of the mergers, although believed to be reasonable and not unduly burdensome, may delay or prevent QXO from undertaking business opportunities that may arise or other actions it would otherwise take with respect to the operations of QXO pending the consummation of the mergers;

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that the merger agreement restricts QXO’s ability to entertain other acquisition proposals unless certain conditions are satisfied and to terminate the merger agreement to enter into a superior proposal, and requires that QXO hold the QXO stockholder meeting even if the QXO board changes its recommendation; and

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other risks of the type and nature described in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the QXO board is not exhaustive, but QXO believes it includes all the material factors considered by the QXO board. In view of the wide variety of factors considered in connection with its evaluation of the mergers and the complexity of these matters, the QXO board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the QXO board viewed its determination and recommendation as based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual directors may have given different weights to different factors. The QXO board based its unanimous recommendation on the totality of the information presented.
This explanation of QXO’s reasons for the mergers and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements.”
Recommendation of the TopBuild Board and Reasons for the Mergers
The TopBuild board unanimously approved the merger agreement and, subject to the conditions therein, recommended that TopBuild stockholders adopt it. In so doing, the TopBuild board took into account a number of factors, including the following, which the TopBuild board determined supported its determination and recommendation.
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TopBuild’s standalone prospects:   The TopBuild board believed that, in general, TopBuild had positive prospects as an independent company. Since it became an independent company on July 1, 2015, TopBuild had increased revenue and adjusted EBITDA by compounded annual growth rates of 14.4% and 26.7%, respectively, and total shareholder return to TopBuild stockholders had been over 1,700% from that date to April 17, 2026. However, while the TopBuild board and senior management believed that TopBuild was well-positioned to continue to succeed in the consolidating

U.S. and global building products industry, they also recognized that maintaining the growth rates that TopBuild had enjoyed necessarily became increasingly difficult and largely dependent on M&A as TopBuild became larger and also recognized that the largest building products companies had certain advantages relative to TopBuild, including in respect of technology, access to capital, attracting talent, supply chain and operational efficiencies and improvements and increasing ability to cross-sell. As such, while not necessarily an immediate strategic imperative, the TopBuild board and senior management believed that there could be substantial strategic and financial benefits in combining with another firm and, in particular, doing so early in the anticipated industry consolidation cycle.
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Transaction Multiple:   In considering QXO’s proposal on the basis of an EV/adjusted EBITDA multiple, the TopBuild board noted that the nominal value of QXO’s final proposal represented a multiple of 15.1x TopBuild’s calendar year 2025 adjusted EBITDA, which represented a substantial multiple paid to acquire a building products company in the U.S. and at the high end of precedent transactions and a significant premium to Topbuild’s historical EV/adjusted EBITDA multiple. It was the consensus of the TopBuild board that it would be difficult to achieve a valuation at that level in the public equity markets.

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Process:   The TopBuild board reviewed the possible QXO transaction at eight formal meetings and in other group and individual calls, received input from TopBuild’s senior management and sophisticated external advisors and provided input over the course of the negotiations on key financial and other transaction terms.

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Mix of consideration:   The TopBuild board directed management and TopBuild’s advisors to seek to increase the proportion of cash in QXO’s initial proposals as a partial hedge against volatility in the public markets. The TopBuild board also recognized that the receipt of QXO stock in the transaction and an election mechanism could provide TopBuild stockholders with the option to participate in the future results of the combined company or receive cash for their TopBuild shares (subject to proration).

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Other potential counterparties:   The TopBuild board considered, with input from TopBuild’s senior management and financial advisors, whether to affirmatively solicit interest from other potential parties prior to signing. Representatives of TopBuild’s financial advisors also indicated that they had held, at the direction of the TopBuild board, confidential high-level conversations in late February and March 2026 with certain parties viewed as the most likely potential counterparties without mentioning TopBuild by name. Such potential counterparties indicated that they were not in a position to pursue a transaction at that time. The TopBuild board also concluded that it was highly unlikely that any third party with the capacity to complete a potential strategic transaction involving TopBuild would have substantial interest in pursuing such a transaction on terms that were competitive with those proposed by QXO for various reasons, including strategic alignment of such third parties and the need for such third parties to focus on integrating large prior transactions. As of the date of this joint proxy statement/prospectus, no other potential bidders had contacted TopBuild’s management or advisors regarding a potential alternative transaction.

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Financial Presentations and Opinions:   Goldman Sachs delivered its opinion to the TopBuild board that, as of April 18, 2026, and based upon and subject to the factors and assumptions set forth therein, the per share merger consideration to be paid to the holders (other than QXO and its affiliates) of TopBuild shares pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated April 18, 2026, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. RBCCM also delivered an opinion, dated April 18, 2026, to the TopBuild board as to the fairness, from a financial point of view and as of such date, of the per share merger consideration to be received by holders of TopBuild shares (other than QXO, Titanium Merger Sub, Forward Merger Sub and their respective affiliates) purusant to the merger agreement, which opinion was based on and subject to the procedures followed, assumptions made, factors considered and qualifications and limitations on the review undertaken as more fully described in the section entitled “The Mergers — Opinions of TopBuild’s Financial Advisors — Opinion of RBC Capital Markets, LLC.”

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Terms of the merger agreement:   The TopBuild board concluded that the terms of the merger agreement, taken as a whole, were reasonable and fairly responded to specific concerns raised by the TopBuild board over the course of its review of the potential transaction with TopBuild’s advisors, including

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the customary nature of the representations, warranties and covenants in the merger agreement;

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the fact that the merger agreement provides TopBuild the operating flexibility to conduct its business in the ordinary course until consummation of the mergers or termination of the merger agreement;

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the parties’ covenants to use their respective reasonable best efforts to obtain regulatory approval;

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the deal protection and termination provisions of the merger agreement, including TopBuild’s right to receive a termination fee of $600 million, representing approximately 4.2% of the nominal value of the transaction as of signing, if the merger agreement were terminated in certain circumstances;

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the provisions of the merger agreement that permit TopBuild, in response to certain unsolicited acquisition proposals, to furnish information or enter into discussions with third parties in connection with competitive proposals, subject to conditions described in the section entitled “The Merger Agreement — No Solicitation by TopBuild” beginning on page 138;

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the provisions of the merger agreement allowing the TopBuild board to change its recommendation to TopBuild stockholders prior to obtaining the TopBuild stockholder approval of the TopBuild merger agreement proposal in specified circumstances relating to a superior proposal or intervening event, subject to QXO’s right to receive payment of the termination fee of $600 million, which the TopBuild board estimated represented approximately $20.00 per diluted share of TopBuild common stock, was reasonable, would not likely deter competing bids (if any) and would not be required to be paid unless TopBuild entered into a more favorable transaction. For additional information, see the section entitled “The Merger Agreement — No Solicitation by TopBuild” beginning on page 138 of this joint proxy statement/prospectus;

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that certain specified effects or developments would not be taken into account in any determination of whether a “material adverse effect” (as defined further below in this joint proxy statement/prospectus) has occurred with respect to TopBuild. For additional information, see the section entitled “The Merger Agreement — Representations and Warranties” beginning on page 127 of this joint proxy statement/prospectus;

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QXO’s covenants relating to the treatment of TopBuild employees generally. For additional information, see the section entitled “The Merger Agreement — Employee Matters” starting on page 135 of this joint proxy statement/prospectus; and

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other terms and conditions of the merger agreement and QXO’s debt financing documents, which were reviewed by the TopBuild board with TopBuild’s advisors, and the fact that such terms were the product of arm’s-length negotiations between the parties.

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Probability of Completion:   The likelihood that the mergers would be completed, including after consideration of the risks related to the satisfaction of conditions to closing, which include, among others, the following:

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the likelihood of obtaining regulatory and other approvals required in connection with the mergers; and

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the absence of a financing condition to QXO’s obligations to complete the mergers and QXO’s receipt of financing commitments to fund the cash component of the per share merger consideration.

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Independence:   While TopBuild officers and directors have interests in the transaction that are different than or in addition to the interests of TopBuild stockholders generally, no member of senior management involved in the negotiations of the transaction had received any commitment to continue with the combined company post-closing, the TopBuild board did not determine, when the transaction was approved, which member or members to suggest be considered by QXO to join the QXO board after the closing and the TopBuild board was advised by counsel that the provisions of the merger agreement, as set forth in Annex A and as described in this joint proxy statement/prospectus were typical for a transaction of this nature. For additional information, see “The Mergers — Interests of TopBuild’s Directors and Executive Officers in the Mergers” starting on page 102 of this joint proxy statement/prospectus.
The TopBuild board also considered a number of uncertainties, risks and factors it deemed generally negative or unfavorable in making its determination, approval and related recommendation, including the following:
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Volatility:   Public market trading prices for U.S. companies, generally, and building products companies, including QXO and TopBuild, have been volatile from the effects on the trading markets of exogenous events, such as the conflict in Iran, policies of the Trump Administration and the general condition of the U.S. housing industry. On March 27, 2026, the date on which QXO had determined not to proceed with a transaction at such time due to volatility in trading prices, the closing market sale price for QXO shares was $18.96 per share; on April 17, 2026 when QXO proposed the transaction terms that the TopBuild board approved, the closing market sale price for QXO shares was $25.00 per share. As such, while the nominal value of QXO’s April 17, 2026 proposal was the same per share price as when QXO stated that it would not proceed at that value, the total number of QXO shares issuable to TopBuild stockholders was considerably less. In addition, the $25.00 per share closing sales price on April 17, 2026 used to determine the number of QXO shares issuable in the transaction was the highest closing trading price that QXO shares had reached since February 24, 2026, and QXO’s shares generally have traded down since the April 19, 2026 announcement of the transaction.

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Possible failure to achieve the benefits of the combined company:   The challenges inherent in the combination of two independent businesses of the sizes of QXO and TopBuild, including:

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the possibility that the combined company might not achieve its expected financial results;

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the possibility that the anticipated strategic and other anticipated benefits of the transaction, including the anticipated synergies and other anticipated cost savings, might not be achieved in the time frame contemplated or at all;

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the risk that integration costs may be greater than anticipated and the possible diversion of management attention for an extended period of time; and

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the other numerous risks and uncertainties that, if the mergers are completed could adversely affect the combined company’s business operations, financial results and trading price.

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Fixed exchange ratio:   The fact that, while a portion of the per share merger consideration consists of cash, because the stock portion of the per share merger consideration is based on a fixed exchange ratio rather than a fixed value, TopBuild stockholders bear the risk of a decrease in the trading price of QXO shares.

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Ability to consider competing proposals:   The possibility that the $600 million termination fee payable by TopBuild to QXO under circumstances involving the termination of the merger agreement and “force the vote” provision, which includes TopBuild terminating the merger agreement to accept a superior proposal unless and until TopBuild’s stockholder vote against the mergers, could discourage other potential parties from making a competing proposal.

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Risks associated with the announcement and pendency of the mergers:   The potential negative effects of the announcement and pendency of the mergers, including the potential adverse impact that such interim period could have on TopBuild and its business, including:

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the potential distractions of its workforce and management team from day-to-day operations and from pursuing other strategic alternatives and other opportunities that could be beneficial to TopBuild;

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the potential negative impact on TopBuild’s relationships with investors, customers, suppliers, and others and the communities in which TopBuild operates; and

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the potential negative impact on TopBuild’s ability to attract, hire and retain key employees, as current and prospective employees may experience uncertainty about their future roles following the mergers.

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Risks associated with failure to consummate the mergers on a timely basis or at all:   The possibility that the mergers may not be completed or that completion may be unduly delayed for reasons beyond the control of the parties, including the failure to receive the necessary stockholder or regulatory approvals, and the risks and costs to TopBuild from such failure to complete or delay in completion of the mergers, including:

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the trading price of TopBuild shares may decline to the extent that the market price of the TopBuild shares currently reflects positive market assumptions that the mergers will be consummated;

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the costs associated with the mergers, including the potential disruptions to TopBuild’s business and distraction of its workforce and management team from day-to-day operations and from pursuing other strategic alternatives and other opportunities that could be beneficial to TopBuild, in each case without restoring the potential offset from any of the benefits of having the mergers completed; and

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the adverse impact and reputational harm to TopBuild’s relationships with investors, customers, suppliers, business partners, other third parties and the communities in which TopBuild operates from the potential adverse perception of any failure to successfully complete the mergers.

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Litigation related to the mergers:   The risk that TopBuild or QXO may be subject to lawsuits or other challenges to the mergers, and adverse effects of these challenges, including any adverse rulings in lawsuits, may delay or prevent completion of the mergers or that may require TopBuild or QXO to incur significant costs to address such challenges, including any costs to defend or settle any lawsuits.

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Interests of TopBuild’s directors and executive officers:   The fact that TopBuild’s directors and executive officers may have interests in the transaction that are in addition to or different from those of TopBuild stockholders, generally, despite the TopBuild board’s belief that those interests are typical in transactions of this nature. For additional information, see the section entitled “The Mergers — Interests of TopBuild’s Directors and Executive Officers in the Mergers” beginning on page 102 of this joint proxy statement/prospectus.

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Other risks.   Risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements, beginning on pages 28 and 27 of this joint proxy statement/prospectus, respectively.

The foregoing discussion of factors considered by the TopBuild board in reaching its conclusions and recommendation includes the principal factors considered by the TopBuild board, but is not intended to be exhaustive and may not include all of the factors considered by the TopBuild board or individual members. In light of the variety of factors considered in connection with its evaluation at the business combination, the TopBuild board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weights to the specific factors considered in reaching its determinations and recommendation. Rather, the TopBuild board viewed its decisions as based on the totality of the factors and information considered, including discussions with TopBuild’s management and outside legal and financial advisors. Moreover, each member of the TopBuild board applied his or her own personal business judgment to the consideration of different factors and may have given different weight to different factors. The foregoing factors are not necessarily listed in order of importance to the TopBuild board or any of its members.
The foregoing explanation of the reasoning of the TopBuild board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” on page 27 of this joint proxy statement/prospectus.

Opinion of QXO’s Financial Advisor
QXO retained Morgan Stanley to provide it with financial advisory services in connection with a possible acquisition of TopBuild or similar transaction and, if requested by QXO, a financial opinion with respect thereto. QXO selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise, and reputation and its knowledge of the insulation, commercial roofing and building products industry, market, and regulatory environment and business and affairs of QXO. Morgan Stanley delivered to the QXO board a written opinion, dated April 18, 2026, that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the total merger consideration to be paid by QXO was fair from a financial point of view to QXO.
The full text of the written opinion of Morgan Stanley, dated April 18, 2026, is attached as Annex B and incorporated by reference in its entirety into this joint proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion. Stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the QXO board and addresses only the fairness, from a financial point of view, to QXO of the total merger consideration to be paid by QXO as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspect of the transactions contemplated by the merger agreement and does not constitute a recommendation to stockholders of QXO or TopBuild as to how to act or vote in connection with the mergers or any other matter or whether to take any other action with respect to the mergers. The summary of Morgan Stanley’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. In addition, the opinion does not in any manner address the price at which QXO shares will trade following the consummation of the mergers or at any time.
For purposes of rendering its opinion, Morgan Stanley, among other things:
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reviewed certain publicly available financial statements and other business and financial information of TopBuild and QXO, respectively;

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reviewed certain internal financial statements and other financial and operating data concerning TopBuild and QXO, respectively;

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reviewed the QXO Management Standalone Projections for QXO prepared by the management of QXO, and the QXO Management Projections for TopBuild, including the Net Synergies Estimates, prepared and approved for Morgan Stanley’s use by the management of QXO;

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reviewed information relating to certain strategic, financial and operational benefits anticipated from the mergers, prepared by the management of QXO;

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discussed the past and current operations and financial condition and the prospects of TopBuild with senior executives of TopBuild;

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discussed the past and current operations and financial condition and the prospects of QXO, including information relating to certain strategic, financial and operational benefits anticipated from the mergers, with senior executives of QXO;

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reviewed the pro forma impact of the mergers on QXO’s cash flow, consolidated capitalization and certain financial ratios;

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reviewed the reported prices and trading activity for the TopBuild shares and the QXO shares;

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compared the financial performance of TopBuild and QXO and the prices and trading activity of the TopBuild shares and the QXO shares with that of certain other publicly-traded companies comparable with TopBuild and QXO, respectively, and their securities;

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reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

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participated in certain discussions and negotiations among representatives of TopBuild and QXO and their financial and legal advisors;

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reviewed the merger agreement, the commitment letter from certain lenders dated April 15, 2026 (the “commitment letter”) and certain related documents; and

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performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by TopBuild and QXO, including the QXO Management Standalone Projections for QXO and QXO Management Projections for TopBuild, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the mergers (and including the QXO Management Standalone Projections for QXO and QXO Management Projections for TopBuild), Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of QXO of the future financial performance of TopBuild and QXO. With respect to the total merger consideration, Morgan Stanley assumed that the number of TopBuild shares electing the cash consideration is 45% of the aggregate number of TopBuild shares issued and outstanding (other than cancelled shares) as of immediately prior to the Titanium Merger effective time and the number of TopBuild shares electing the stock consideration is 55% of the aggregate number of TopBuild shares issued and outstanding (other than cancelled shares) as of immediately prior to the Titanium Merger effective time. In addition, Morgan Stanley assumed that the mergers will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the mergers will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, that QXO will obtain financing in accordance with the terms set forth in the commitment letter, and that the definitive merger agreement will not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed mergers, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed mergers. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of QXO and TopBuild and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of TopBuild’s officers, directors or employees, or any class of such persons, relative to the total merger consideration to be paid to the holders of TopBuild shares in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of TopBuild or QXO, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, April 18, 2026. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.
Summary of Financial Analyses
The following is a brief summary of the material analyses performed by Morgan Stanley in connection with the preparation of its written opinion letter, dated April 18, 2026. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as of April 17, 2026. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.
Analyses Related to TopBuild
Discounted Cash Flow Analysis
Morgan Stanley performed a discounted cash flow analysis (including synergies), which is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of such company. Morgan Stanley calculated a range of implied equity values per TopBuild share as of December 31, 2025, based on estimates of future Unlevered Free Cash Flow for fiscal years 2026 through 2030 contained in the QXO Management Projections for TopBuild, including net debt of TopBuild as of December 31, 2025, of $2,680 million. Morgan Stanley also calculated a range of terminal values of TopBuild based on a terminal multiple range of 12.0x to 15.0x applied to an estimated Adjusted EBITDA for TopBuild for the 12 months following the projection period (“NTM Adjusted EBITDA”), which was selected based on Morgan Stanley’s professional judgment and experience. The estimated Unlevered Free Cash Flow and the range of terminal values were then discounted to December 31, 2025, by applying a discount rate range of 9.2% to 10.8%, which was selected based on Morgan Stanley’s professional judgment and experience, to reflect TopBuild’s estimated weighted average cost of capital (“WACC”).
This analysis indicated a range of implied equity values per TopBuild share of $449 to $598, in each case rounded to the nearest $1.00.
Morgan Stanley compared the foregoing ranges of implied equity values per TopBuild share to the closing trading price of TopBuild shares as of April 17, 2026, the last trading day prior to the date of Morgan Stanley’s opinion, of $410 per share, and the implied value of the total merger consideration of $505 per TopBuild share.
Precedent Transactions Analysis
Morgan Stanley performed a selected precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions. Morgan Stanley selected certain transactions in the building products distribution sector with an aggregate value greater than $1 billion in the past five years and for which relevant financial information was publicly available. For these transactions, Morgan Stanley reviewed the consideration paid and calculated the ratio of the aggregate value (the “AV”) of each transaction to the earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the target company for last twelve months prior to the respective announcement date (“LTM EBITDA”), based on publicly available financial information. Morgan Stanley reviewed the following transactions in connection with this analysis:
Date	Target	Acquiror
February 2026	Kodiak Building Partners Inc.	QXO
October 2025	Specialty Products & Insulation Co.	TopBuild
August 2025	Foundation Building Materials Inc.	Lowe’s Companies, Inc.
June 2025	GMS Inc.	The Home Depot, Inc.
March 2025	Beacon Roofing Supply, Inc.	QXO
March 2024	SRS Distribution Inc.	The Home Depot, Inc.
September 2021	Distribution International, Inc.	TopBuild
These transactions varied significantly based upon company scale, product mix, and geography. Based on its professional judgment and taking into consideration, among other things, (i) the observed multiples for the selected transactions listed above (which indicated (a) a median AV / LTM EBITDA multiple of 13.3x, (b) a high AV / LTM EBITDA multiple of 16.1x and (c) a low AV / LTM EBITDA multiple of 10.7x), (ii) the different business, financial and operating characteristics of the companies in such transactions as compared to TopBuild and (iii) the prevailing market trends for the valuation and performance of building products distribution companies at the time of each transaction as compared to the then-current market conditions, Morgan Stanley selected a representative range of AV / LTM EBITDA multiples from 13.0x to 16.0x and applied this range of financial multiples to TopBuild’s pro forma Adjusted EBITDA for calendar year 2025, including the pro forma impact of acquisitions completed in 2025.
This analysis indicated a range of implied equity values per TopBuild share of $430 to $551, in each case rounded to the nearest $1.00.

Morgan Stanley compared the foregoing ranges of implied equity values per TopBuild share to the closing trading price of TopBuild shares as of April 17, 2026, the last trading day prior to the date of Morgan Stanley’s opinion, of $410 per share, and the implied value of the total merger consideration of $505 per TopBuild share.
No transaction utilized in the precedent transactions analysis is identical to the mergers. In evaluating the selected precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, that are beyond the control of TopBuild, such as the impact of competition on the business of TopBuild or the industry generally, industry growth and the absence of any adverse material change in the financial condition of TopBuild or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.
Public Trading Comparable Company Analysis
Morgan Stanley performed a comparable company trading analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared, using publicly available information, QXO Management Projections for TopBuild and corresponding future financial information, ratios and public market multiples for publicly traded companies in the building products distribution sector that shared certain similar business and operating characteristics to TopBuild.
These companies were chosen based on Morgan Stanley’s knowledge of the industry and because they have businesses that may be considered similar to TopBuild’s business. Although none of such companies are identical or directly comparable to TopBuild, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that, for purposes of its analysis, Morgan Stanley considered similar to TopBuild.
For purposes of this analysis, for each of the selected publicly traded companies, Morgan Stanley analyzed the ratio of the AV, which Morgan Stanley defined as fully diluted equity value plus net debt of such company to its estimated EBITDA for each of calendar years 2026 and 2027, based on consensus research estimates.
The companies used in this comparison were the following:
Comparable Companies
Installed Building Products, Inc. (“IBP”)
Builders FirstSource, Inc.
Core & Main, Inc.
Ferguson Enterprises Inc.
Pool Corporation
Rexel S.A.
SiteOne Landscape Supply, Inc.
Watsco, Inc.
Wesco International, Inc.
The AV / EBITDA multiples of IBP, which in Morgan Stanley’s judgment was the most comparable company to TopBuild, for 2026 and 2027 were 16.7x and 15.9x, respectively. The AV / EBITDA multiples of the other comparable companies (excluding IBP) for 2026 ranged from 10.0x to 17.1x, and for 2027 ranged from 8.4x to 15.5x. Based on its analysis of the relevant metrics for each of these comparable companies and IBP and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of AV / 2026E EBITDA and AV / 2027E EBITDA multiples of 12.0x to 15.0x and 11.0x to 14.0x, respectively. Morgan Stanley applied these selected valuation ranges to TopBuild’s projected 2026 Adjusted EBITDA and 2027 Adjusted EBITDA, based on consensus research estimates.

Morgan Stanley then calculated a range of implied equity values per TopBuild share as follows, in each case rounded to the nearest $1.00:
Calendar Year Financial Statistic	Selected Representative Range	Implied Equity Value Per TopBuild Share
AV / 2026E Adjusted EBITDA	12.0x – 15.0x	$361 – $475
AV / 2027E Adjusted EBITDA	11.0x – 14.0x	$355 – $478
Morgan Stanley further noted that, by applying the AV / EBITDA multiples of IBP only to TopBuild’s projected 2026 Adjusted EBITDA and 2027 Adjusted EBITDA, based on consensus research estimates, the implied equity values per TopBuild share, in each case rounded to the nearest $1.00, would be $539 for the AV / 2026 estimated Adjusted EBITDA and $557 for the AV / 2027 estimated Adjusted EBITDA.
Morgan Stanley compared the foregoing implied equity values per TopBuild share to the closing trading price of TopBuild shares as of April 17, 2026, the last trading day prior to the date of Morgan Stanley’s opinion, of $410 per share, and the implied value of the total merger consideration of $505 per TopBuild share.
No company included in the public trading comparable company analysis is identical to TopBuild. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions, and other matters, which are beyond the control of TopBuild. These include, among other things, the impact of competition on the business of TopBuild and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of TopBuild and the industry, and in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using comparable company data.
Other Factors
Morgan Stanley observed certain additional factors that were not considered part of its financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:
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Analyst Price Targets.   For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed and analyzed future public market trading price targets for TopBuild shares prepared and published by 13 equity research analysts as of April 17, 2026. These targets generally reflect each analyst’s estimate of the future public market trading price of TopBuild shares. The range of analyst price targets for TopBuild shares was $407 to $520 per share. The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for TopBuild shares and these estimates are subject to uncertainties, including the future financial performance of TopBuild and future financial market conditions.

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Historical Trading Range.   For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed the intraday low and high per share trading range for TopBuild shares for the 52-week period and 12-week period ending on April 17, 2026, respectively. Morgan Stanley observed that, during such periods, the trading range was $277 to $551 per TopBuild share for such 52-week period and $335 to $551 per TopBuild share for such 12-week period, in each case rounded to the nearest $1.00.

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Precedent Premia.   For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed, based on publicly available information, the premiums paid in selected transactions in the United States. Morgan Stanley considered premiums paid in selected public transactions since 2000 in which 100% of the target was acquired, the acquirer was a publicly traded company, the consideration was a mix of cash and stock, the target had an equity value between $10 billion and $30 billion, and the acquirer had no pre-existing ownership. The premiums paid in such transactions represented (i) a median of 27% to the unaffected share price one week prior to the announcement of the transaction and (ii) a median of 9% to the high closing stock price for the 52-week period. Based on this analysis and its professional judgment, Morgan Stanley selected reference premium ranges of (i) 20% to 40% to apply to the unaffected closing trading price of TopBuild shares as of April 17,

2026, the last trading day prior to the date of Morgan Stanley’s opinion, of $410 per share and (ii) 0% to 15% to apply to the high closing stock price for TopBuild shares for the 52-week period ending on April 17, 2026, of $551 per share. The analysis indicated a range of implied prices of $492 to $574 per share and $551 to $634 per TopBuild share, respectively, in each case rounded to the nearest $1.00.
Pro Forma Combined Company Analysis
QXO Discounted Cash Flow Analysis
Morgan Stanley performed a discounted cash flow analysis for QXO, which is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of such company. Morgan Stanley calculated a range of implied equity values per QXO share as of December 31, 2025, based on estimates of future Unlevered Free Cash Flow for fiscal years 2026 through 2030 contained in the QXO Management Standalone Projections for QXO, including net debt of QXO as of December 31, 2025, of $134 million. Morgan Stanley also calculated a range of terminal values of QXO based on an NTM Adjusted EBITDA terminal multiple range of 17.0x to 23.0x, which was selected based on Morgan Stanley’s professional judgment and experience. The estimated Unlevered Free Cash Flow and the range of terminal values were then discounted to December 31, 2025, by applying a discount rate range of 12.4% to 13.9%, which was selected based on Morgan Stanley’s professional judgment and experience, to reflect QXO’s estimated WACC.
This analysis indicated a range of implied equity values per QXO share of $17.68 to $24.25.
Pro Forma Discounted Cash Flow Accretion Analysis
Morgan Stanley performed a discounted cash flow accretion analysis, which is designed to compare the implied equity value to current stockholders of QXO on a standalone basis based on a discounted cash flow analysis for QXO with the implied equity value to current stockholders of QXO pro forma for the mergers based on discounted cash flow analyses for QXO and TopBuild. In this analysis, Morgan Stanley utilized the midpoint implied aggregate values derived from the discounted cash flow analysis for QXO as described above under “— Pro Forma Combined Company Analysis — QXO Discounted Cash Flow Analysis” and the discounted cash flow analysis for TopBuild as described above under “— Analyses Related to TopBuild — Discounted Cash Flow Analysis,” in order to assess the implied change in equity value on a fully diluted basis to the current QXO stockholders pro forma for the mergers.
Morgan Stanley adjusted the total pro forma implied aggregate value based on discounted cash flow analyses for QXO and TopBuild by the estimated pro forma net debt of QXO and TopBuild to arrive at a total implied pro forma equity value. Morgan Stanley then calculated the pro forma equity ownership of the current QXO stockholders based on the pro forma fully diluted shares outstanding (as adjusted for the mergers) and applied this to the total implied pro forma equity value, which yielded a result of $27,686 million. This equity value, compared with an equity value on a standalone basis to the current stockholders of QXO of $26,435 million, represents a 4.7% uplift.
General
In connection with the review of the mergers by the QXO board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of QXO or TopBuild. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of QXO or TopBuild. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view to QXO of the total merger consideration to be paid by QXO pursuant to the merger agreement and in connection with the delivery of its written opinion, dated April 18, 2026, to the QXO board. These analyses do not purport to be appraisals or to reflect the prices at which QXO shares might actually trade.
The total merger consideration to be paid by QXO pursuant to the merger agreement was determined through arm’s-length negotiations between QXO and TopBuild and was approved by the QXO board. Morgan Stanley provided advice to the QXO board during these negotiations but did not, however, recommend any specific consideration to QXO or the QXO board or that any specific consideration constituted the only appropriate consideration for the mergers.
Morgan Stanley’s opinion and its presentation to the QXO board was one of many factors taken into consideration by the QXO board in deciding to approve, adopt and authorize the merger agreement and the mergers. Consequently, the analyses described above should not be viewed as determinative of the opinion of the QXO board with respect to the total merger consideration pursuant to the merger agreement or of whether the QXO board would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.
QXO retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of QXO, TopBuild, or any other company, or any currency or commodity, that may be involved in the mergers, or any related derivative instrument.
Under the terms of its engagement letter, Morgan Stanley provided the QXO board with financial advisory services and a fairness opinion, described in this section and attached to this joint proxy statement/prospectus as Annex B, in connection with the mergers, and QXO has agreed to pay Morgan Stanley a fee for its services of $25 million, $5 million of which was payable as of Morgan Stanley’s delivery of its fairness opinion, and the remainder of which is payable if the mergers are consummated. In addition, QXO may, in its sole discretion, decide to pay Morgan Stanley an additional amount in recognition of the value contributed by Morgan Stanley in connection with its engagement. As of the date of this joint proxy statement/prospectus, the QXO board has made no determination with respect to such discretionary fee. QXO has also agreed to reimburse Morgan Stanley for certain of its expenses, including reasonable fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, QXO has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents, and each other person, if any, controlling Morgan Stanley or any of its affiliates against losses, claims, damages and liabilities related to or arising out of Morgan Stanley’s engagement.
During the two years preceding the date of delivery of Morgan Stanley’s written opinion, Morgan Stanley and its affiliates have received aggregate fees of between $85 million and $110 million for financial advisory and financing services provided to QXO. Morgan Stanley will also receive customary fees from the arrangement of bridge facilities as further described in the commitment letter and related documentation. Morgan Stanley is also a lender under a QXO credit facility. During the two years preceding the date of delivery of Morgan Stanley’s written opinion, Morgan Stanley and its affiliates have not received any fees from TopBuild for the rendering of financial advisory or financing services. Morgan Stanley may also seek to provide financial advisory and financing services to QXO and TopBuild and their respective affiliates in the future and would expect to receive customary fees for the rendering of these services.

As of April 14, 2026, which was the most recent practicable date for such determination prior to the rendering of Morgan Stanley’s opinion, Morgan Stanley held, to its knowledge, an aggregate interest of between 10% and 11% in QXO shares and between 2% and 3% in TopBuild shares, which interests were held in connection with one or more of Morgan Stanley’s (i) investment management business, (ii) wealth management business, including client discretionary accounts and (iii) ordinary course trading activities, including hedging activities.
Opinions of TopBuild’s Financial Advisors
Opinion of Goldman Sachs & Co. LLC
Goldman Sachs rendered its opinion to the TopBuild board that, as of April 18, 2026 and based upon and subject to the factors and assumptions set forth therein, the per share merger consideration to be paid to the holders (other than QXO and its affiliates) of TopBuild shares pursuant to the merger agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated April 18, 2026, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided advisory services and its opinion for the information and assistance of the TopBuild board in connection with its consideration of the transactions contemplated by the merger agreement. Goldman Sachs’ opinion is not a recommendation as to how any holder of TopBuild shares should vote or make any election with respect to the transactions contemplated by the merger agreement, or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
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the merger agreement;

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annual reports to stockholders and Annual Reports on Form 10-K of TopBuild for the five years ended December 31, 2025 and QXO for the year ended December 31, 2025;

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certain other communications from TopBuild and QXO to their respective stockholders;

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certain publicly available research analyst reports for TopBuild and QXO;

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certain internal financial analyses and forecasts for QXO standalone prepared by its management; and

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certain internal financial analyses and forecasts for TopBuild standalone prepared by its management, and certain financial analyses and forecasts for QXO pro forma for the transactions contemplated by the merger agreement prepared by the management of TopBuild, in each case, as approved for Goldman Sachs’ use by TopBuild, which are collectively referred to as the “TopBuild Forecasted Financial Information,” including certain operating synergies projected by the management of TopBuild to result from the transactions contemplated by the merger agreement, as approved for Goldman Sachs’ use by TopBuild, which are referred to in this section of this joint proxy statement/prospectus as the “Synergies” (as described in more detail in the section of this joint proxy statement/prospectus entitled “Certain Unaudited Prospective Financial Information”).

Goldman Sachs also held discussions with members of the respective senior managements of TopBuild and QXO regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions contemplated by the merger agreement and the past and current business operations, financial condition, and future prospects of TopBuild and QXO; reviewed the reported price and trading activity for the TopBuild shares and QXO shares; compared certain financial and stock market information for TopBuild and QXO with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the building products distribution industry and in other industries and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering this opinion, Goldman Sachs, with TopBuild’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with TopBuild’s consent that the TopBuild Forecasted Financial Information, including the Synergies, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of TopBuild. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of TopBuild or QXO or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the merger agreement will be obtained without any adverse effect on TopBuild or QXO or on the expected benefits of the transactions contemplated by the merger agreement in any way meaningful to its analysis. Goldman Sachs also assumed that the transactions contemplated by the merger agreement will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of TopBuild to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to TopBuild; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than QXO and its affiliates) of TopBuild shares, as of the date of the opinion, of the per share merger consideration to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the transactions contemplated by the merger agreement or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transactions contemplated by the merger agreement, including any allocation of the per share merger consideration, the fairness of the transactions contemplated by the merger agreement to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of TopBuild; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of TopBuild or QXO, or class of such persons in connection with the transactions contemplated by the merger agreement, whether relative to the per share merger consideration to be paid to the holders (other than QXO and its affiliates) of TopBuild shares pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which QXO shares or TopBuild shares will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on TopBuild, QXO or the transactions contemplated by the merger agreement, or as to the impact of the transactions contemplated by the merger agreement on the solvency or viability of TopBuild or QXO or the ability of TopBuild or QXO to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the TopBuild board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 17, 2026, the last trading day before the public announcement of the transactions contemplated by the merger agreement and is not necessarily indicative of current market conditions.
For purposes of its analysis, Goldman Sachs calculated an implied value of the per share merger consideration, assuming proration of 45% cash consideration and 55% stock consideration pursuant to the merger agreement, of $505.00 per TopBuild share by adding (i) the implied value of the cash consideration of $227.25 (accounting for proration) to (ii) the implied value of the stock consideration of $277.75, calculated by multiplying the implied exchange ratio of 11.110 (accounting for proration) by the closing price per share of QXO shares as of April 17, 2026.
Historical Stock Trading Analysis.   Goldman Sachs analyzed the per share merger consideration to be paid to holders of TopBuild shares pursuant to the merger agreement in relation to (i) the closing price per TopBuild share on April 17, 2026, (ii) the volume weighted average price (“VWAP”) per TopBuild share for the preceding 30-trading day period ended April 17, 2026, (iii) the VWAP per TopBuild share for the preceding 90-trading day period ended April 17, 2026, and (iv) the median analyst price target per TopBuild share as of April 17, 2026.
This analysis indicated that the per share merger consideration to be paid to TopBuild stockholders pursuant to the merger agreement represented:
•
a premium of 23% based on the closing price per TopBuild share on April 17, 2026 of $410.31;

•
a premium of 37% based on the VWAP per TopBuild share for the preceding 30-trading day period ended April 17, 2026 of $367.32;

•
a premium of 17% based on the VWAP per TopBuild share for the preceding 90-trading day period ended April 17, 2026 of $430.08; and

•
a premium of 17% based on the median analyst price target of $430.45 per TopBuild share as of April 17, 2026.

Illustrative Discounted Cash Flow Analysis — TopBuild Standalone.   Using the TopBuild Forecasted Financial Information, Goldman Sachs performed an illustrative discounted cash flow analysis on TopBuild to derive a range of illustrative present values per TopBuild share. Using the mid-year convention for discounting cash flows and discount rates ranging from 9.75% to 11.75%, reflecting estimates of TopBuild’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2025 (i) estimates of unlevered free cash flow for TopBuild for the fiscal years 2026 through 2030 as reflected in the TopBuild Forecasted Financial Information and (ii) a range of illustrative terminal values for TopBuild, which were calculated by applying terminal year exit EV to last-twelve-month (“LTM”) adjusted EBITDA (“EV/LTM EBITDA”) multiples ranging from 9.5x to 12.5x, to a terminal year estimate of the adjusted EBITDA to be generated by TopBuild, as reflected in the TopBuild Forecasted Financial Information (which analysis implied perpetuity growth rates ranging from 2.5% to 6.0%). The range of terminal year exit EV/LTM EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of TopBuild and of certain publicly traded companies, as described below in the section captioned “— Selected Public Company Comparables Analysis.” Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including TopBuild’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for TopBuild, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative enterprise values for TopBuild by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for TopBuild the amount of TopBuild’s total debt and debt-like items and added the amount of TopBuild’s cash and cash equivalents, in each case, as provided by and approved for Goldman Sachs’ use by the management of TopBuild, to derive a range of illustrative equity values for TopBuild. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding TopBuild shares, as provided by and approved for Goldman Sachs’ use by the management of TopBuild, using the treasury stock method, to derive a range of illustrative present values per TopBuild share ranging from $362 to $542, rounded to the nearest dollar.
Illustrative Discounted Cash Flow Analysis — Pro Forma Combined Company.   Using the TopBuild Forecasted Financial Information, including the Synergies, Goldman Sachs performed an illustrative discounted cash flow analysis on the pro forma combined company to derive a range of illustrative present values of the per share merger consideration to be paid per TopBuild share. Using the mid-year convention for discounting cash flows and discount rates ranging from 10.00% to 11.75%, reflecting estimates of the pro forma combined company’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2025 (i) estimates of unlevered free cash flow for the pro forma combined company for the fiscal years 2026 through 2030 as reflected in the TopBuild Forecasted Financial Information, including the Synergies, and (ii) a range of illustrative terminal values for the pro forma combined company, which were calculated by applying terminal year exit EV/LTM EBITDA multiples ranging from 12.5x to 16.5x, to a terminal year estimate of the adjusted EBITDA to be generated by the pro forma combined company, as reflected in the TopBuild Forecasted Financial Information, including the Synergies (which analysis implied perpetuity growth rates ranging from 5.1% to 8.0%). The range of terminal year exit EV/LTM EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the TopBuild Forecasted Financial Information, including the Synergies, and the historical EV/LTM EBITDA multiples of TopBuild, QXO and certain publicly traded companies, as described below in the section captioned “— Selected Public Company Comparables Analysis.” Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the pro forma combined company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the pro forma combined company, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative enterprise values for the pro forma combined company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the pro forma combined company the amount of the pro forma combined company’s total debt and debt-like items and added the amount of the pro forma combined company’s cash and cash equivalents, in each case, as provided by and approved for Goldman Sachs’ use by the management of TopBuild, to derive a range of illustrative equity values for the pro forma combined company. Goldman Sachs then divided the range of illustrative pro forma equity values it derived by the number of fully diluted outstanding shares of the pro forma combined company, as provided by and approved for Goldman Sachs’ use by the management of TopBuild, using the treasury stock method. Goldman Sachs then multiplied the resulting range of implied equity values per TopBuild share of the pro forma combined company by the implied exchange ratio of 11.110 and added the implied cash consideration of $227.25 per TopBuild share to derive a range of illustrative present values of the per share merger consideration to be paid per TopBuild share ranging from $464 to $594, rounded to the nearest dollar.
Illustrative Present Value of Future Share Price Analysis — TopBuild Standalone.   Using the TopBuild Forecasted Financial Information, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per TopBuild share. For this analysis, Goldman Sachs first calculated the implied enterprise value for TopBuild as of December 31 for each of the fiscal years 2026 through 2028, by applying a range of multiples of illustrative EV to next twelve month (“NTM”) adjusted EBITDA (“EV/NTM EBITDA”) of 9.0x to 13.0x to estimates of TopBuild’s adjusted EBITDA for each of the fiscal years 2027 through 2029. This illustrative range of EV/NTM EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM EBITDA multiples for TopBuild.
Goldman Sachs then subtracted the amount of TopBuild’s total debt and debt-like items and expenditures related to mergers and acquisitions transactions, and added the amount of TopBuild’s cash and cash equivalents for each of the fiscal years 2026 to 2028, each as provided by and approved for Goldman Sachs’ use by the management of TopBuild, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for TopBuild for each of the fiscal years 2026 to 2028. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding TopBuild shares for each of fiscal years 2026 to 2028, calculated using information provided by and approved for Goldman Sachs’ use by the management of TopBuild, to derive a range of implied future values per TopBuild share. Goldman Sachs then discounted these implied future equity values per TopBuild share to December 31, 2025, using an illustrative discount rate of 12.0%, reflecting an estimate of TopBuild’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $284 to $522 per TopBuild share, rounded to the nearest dollar.
Illustrative Present Value of Future Share Price Analysis — Pro Forma Combined Company.   Using the TopBuild Forecasted Financial Information, including the Synergies, Goldman Sachs performed an illustrative analysis of the implied present value of the per share merger consideration to be paid per TopBuild share. For this analysis, Goldman Sachs first calculated the implied enterprise value for the pro forma combined company as of December 31 for each of the fiscal years 2026 through 2028, by applying a range of multiples of illustrative EV/NTM EBITDA of 14.25x to 19.25x to estimates of the pro forma combined company’s adjusted EBITDA for each of the fiscal years 2027 through 2029. This illustrative range of EV/NTM EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM EBITDA multiples for TopBuild, QXO and certain publicly traded companies, as described below in the section captioned “— Selected Public Company Comparables Analysis.”
Goldman Sachs then subtracted the amount of the pro forma combined company’s total debt and debt-like items and expenditures related to mergers and acquisitions transactions, and added the amount of the pro forma combined company’s cash and cash equivalents for each of the fiscal years 2026 to 2028, each as provided by and approved for Goldman Sachs’ use by the management of TopBuild, from the respective implied enterprise values for the pro forma combined company in order to derive a range of illustrative equity values as of December 31 for the pro forma combined company for each of the fiscal years 2026 to 2028. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of common stock of the pro forma combined company for each of fiscal years 2026 to 2028, calculated using information provided by and approved for Goldman Sachs’ use by the management of TopBuild, to derive a range of implied future values per share of common stock of the pro forma combined company. Goldman Sachs then discounted these implied future equity values per share of common stock of the pro forma combined company to December 31, 2025, using an illustrative discount rate of 12.0%, reflecting an estimate of the pro forma combined company’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then multiplied the range of implied future values per share of the pro forma combined company by the implied exchange ratio of 11.110, and added the implied cash consideration of $227.25 per TopBuild share. This analysis resulted in a range of illustrative present values of the per share merger consideration to be paid per TopBuild share of $414 to $600, rounded to the nearest dollar.
Selected Transactions Analysis.   Goldman Sachs analyzed certain information relating to the following selected transactions in the building products distribution industry since 2016. For each of the selected transactions, Goldman Sachs calculated and compared the implied enterprise value of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s LTM adjusted EBITDA based on information in public filings, press releases and investor relations documents. While none of the companies that participated in the selected transactions are directly comparable to TopBuild, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of TopBuild’s results, market sizes and product profile.
The following table presents the results of this analysis:
	Selected Transactions		EV/LTM EBITDA
Announcement Date	Acquiror	Target
February 2026	QXO, Inc.	Kodiak Building Partners	10.7x
October 2025	TopBuild Corp.	Specialty Products and Insulation	13.3x
August 2025	Lowe’s Companies, Inc.	Foundation Building Materials, Inc.	13.9x
July 2025	TopBuild Corp.	Progressive Roofing	9.1x
June 2025	The Home Depot, Inc.	GMS Inc.	11.0x
March 2025	QXO, Inc.	Beacon Roofing Supply, Inc.	11.8x
March 2024	The Home Depot, Inc.	SRS Distribution, Inc.	16.1x
July 2023	TopBuild Corp.	Specialty Products and Insulation	12.6x
September 2021	TopBuild Corp.	Distribution International	13.3x
December 2020	Foundation Building Materials, Inc.	Beacon Interiors	11.7x

	Selected Transactions		EV/LTM EBITDA
Announcement Date	Acquiror	Target
November 2020	American Securities LLC	Foundation Building Materials, Inc.	8.3x
August 2020	Builders FirstSource, Inc.	BMC Stock Holdings, Inc.	9.3x
August 2020	Clayton, Dubilier & Rice, LLC	White Cap	8.9x
April 2018	GMS Inc.	WSB Titan	9.2x
March 2018	TopBuild Corp.	United Subcontractors, Inc.	10.2x
January 2018	HD Supply Holdings, Inc.	A.H. Harris Construction Supplies	~9.0x
August 2017	Beacon Roofing Supply, Inc.	Allied Building Products Corp.	13.7x
August 2016	ABC Supply Co., Inc.	L&W Supply	12.9x
Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of EV/LTM EBITDA multiples of 11.3x to 16.1x to TopBuild’s LTM adjusted EBITDA as of December 31, 2025, as provided by and approved for Goldman Sachs’ use by the management of TopBuild, to derive a range of implied enterprise values for TopBuild. Goldman Sachs then subtracted the net debt of TopBuild, as provided by and approved for Goldman Sachs’ use by the management of TopBuild, and divided the result by the number of fully diluted outstanding TopBuild shares as of April 17, 2026, as provided by and approved for Goldman Sachs’ use by the management of TopBuild, to derive a reference range of implied values per TopBuild share of $363 to $556, rounded to the nearest dollar.
Premia Paid Analysis.   Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for cash and stock acquisition transactions announced since 2016 involving a public company based in the United States as the target where the disclosed enterprise values for the transactions were greater than $10 billion. This analysis excluded transactions with premia greater than 200% relative to the target’s last undisturbed closing price prior to announcement, using information obtained from FactSet Research Systems Inc. (“FactSet”). For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the 41 transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 20% across the period. This analysis also indicated a 25th percentile premium of 13% and 75th percentile premium of 32% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 13% to 32% to the undisturbed closing price per TopBuild share of $410.31 as of April 17, 2026 and calculated a range of implied equity values per TopBuild share of $464 to $542, rounded to the nearest dollar.
Selected Public Company Comparables Analysis.   Goldman Sachs reviewed and compared certain financial information for TopBuild to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the building products distribution industry, which we refer to in this section of this joint proxy statement/prospectus as the “Selected Companies”:
Building Products Distribution
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Builders FirstSource Inc.

•
Core & Main, Inc.

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Ferguson Enterprises Inc.

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Hillman Solutions Corp.

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Installed Building Products, Inc.

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Pool Corporation

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SiteOne Landscape Supply, Inc.

•
WESCO International, Inc.

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Watsco, Inc.

Scaled Building Products Distribution

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Ferguson Enterprises Inc.

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Lowe’s Companies, Inc.

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The Home Depot, Inc.

Although none of the Selected Companies is directly comparable to TopBuild, the Selected Companies included were chosen because they are publicly traded companies in the building products distribution industry with operations that, for purposes of analysis, may be considered similar to certain operations of TopBuild.
Goldman Sachs also calculated and compared various financial multiples based on financial and trading data as of April 17, 2026, information Goldman Sachs obtained from public filings and FactSet median estimates. With respect to TopBuild and the selected companies, Goldman Sachs calculated EV/LTM EBITDA and EV/NTM EBITDA multiples.
Median EV/LTM EBITDA Since 2022
TopBuild	10.7x
Building Products Distribution	12.8x
Scaled Building Products Distribution	13.6x
Median EV/NTM EBITDA Since 2022
TopBuild	10.2x
Building Products Distribution	12.2x
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to TopBuild or QXO or the contemplated transaction.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the TopBuild board as to the fairness from a financial point of view to the holders (other than QXO and its affiliates) of TopBuild shares of the per share merger consideration to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of TopBuild, QXO, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The per share merger consideration was determined through arm’s-length negotiations between TopBuild and QXO and was approved by the TopBuild board. Goldman Sachs provided advice to TopBuild during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to TopBuild or the TopBuild board or that any specific amount of consideration constituted the only appropriate consideration for the transactions contemplated by the merger agreement.
As described above, Goldman Sachs’ opinion to the TopBuild board was one of many factors taken into consideration by the TopBuild board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman Sachs and its affiliates (collectively, “Goldman Sachs Affiliated Entities”) are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of TopBuild, QXO, any of their respective affiliates and third parties, including Jacobs Private Equity II, LLC (“Jacobs Private Equity”) and Brad Jacobs, each, a significant shareholder of QXO (collectively, “Relevant Entities”), any of their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement. As of April 18, 2026, Goldman Sachs Investment Banking had an existing lending relationship with QXO. Goldman Sachs acted as financial advisor to TopBuild in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. During the two-year period ended April 18, 2026, Goldman Sachs Investment Banking has not been engaged by TopBuild or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs Investment Banking has provided certain financial advisory and/or underwriting services to QXO and its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as placement agent in connection with a private placement by QXO in July 2024; as financial advisor to QXO in connection with its acquisition of Beacon Roofing Supply, Inc. in April 2025; as bookrunner in connection with a bridge financing by QXO in April 2025; as bookrunner in connection with the issuance of a term loan B and senior secured notes by QXO in April 2025; as bookrunner in connection with the issuance by QXO of common stock, depositary shares and a mandatory convertible security by QXO in May 2025; as bookrunner in connection with the issuance of common stock by QXO in June 2025; and as placement agent in connection with a private placement by QXO in January 2026 (the “January 2026 Private Placement”), pursuant to which Goldman Sachs Investment Banking may earn additional fees upon closing of a potential future acquisition by QXO, which would be payable pro rata with any amounts drawn of the proceeds from the January 2026 Private Placement. Based on the remaining undrawn amount of such proceeds, potential fees payable to Goldman Sachs would be less than $3.5 million. Any such fees will be paid by QXO in its sole discretion and could potentially apply to the transactions contemplated by the merger agreement. During the two-year period ended April 18, 2026, Goldman Sachs Investment Banking has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to QXO and/or its affiliates of less than $100 million. As of April 18, 2026, Goldman Sachs Investment Banking was mandated by QXO and/or its Related Entities (excluding, if applicable, any significant shareholders and their other affiliates) to provide financial advisory and/or underwriting services unrelated to the transactions contemplated by the merger agreement with respect to one or more matters, including in connection with the January 2026 Private Placement, and, if all such matters were to be consummated, Goldman Sachs Investment Banking expected, as of April 18, 2026, that it would recognize compensation in an aggregate amount less than the transaction fee expected in connection with the transactions contemplated by the merger agreement. One or more members of the Goldman Sachs Investment Banking team working with TopBuild in connection with the transactions contemplated by the merger agreement are also involved in one or more of such mandates. As of April 18, 2026, Goldman Sachs Investment Banking was not soliciting QXO and/or its Related Entities (excluding, if applicable, any significant shareholders and their other affiliates) to work on financial advisory and/or underwriting matters for any such persons on which it has not been mandated. Goldman Sachs Investment Banking also has provided certain financial advisory and/or underwriting services to Jacobs Private Equity and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to Jacobs Private Equity in connection with its investment in SilverSun Technologies, Inc. in June 2024; as financial advisor to RXO, Inc., a portfolio company of Jacobs Private Equity (“RXO”), in connection with its acquisition of Coyote Logistics in September 2024; as bookrunner in connection with a bridge financing by RXO in September 2024; as bookrunner in connection with an offering of common stock by RXO in September 2024; as bookrunner in connection with a bank loan of XPO Logistics, Inc., a portfolio company of Jacobs Private Equity, in February 2025; as bookrunner in connection with an issuance of investment grade bonds by GXO Logistics, Inc., a portfolio company of Jacobs Private Equity, in November 2025; and as bookrunner in connection with an offering of senior unsecured notes by RXO in February 2026. During the two-year period ended

April 18, 2026, Goldman Sachs Investment Banking has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Jacobs Private Equity and/or its affiliates and portfolio companies of less than $35 million. As of April 18, 2026, Goldman Sachs Investment Banking was mandated by Jacobs Private Equity and/or its Related Entities (excluding QXO and its subsidiaries) to provide financial advisory and/or underwriting services unrelated to the transactions contemplated by the merger agreement with respect to multiple matters and, if all such matters were to be consummated, Goldman Sachs Investment Banking expected, as of April 18, 2026, that it would recognize compensation in an aggregate amount less than the transaction fee expected in connection with the transactions contemplated by the merger agreement. In addition, as is typical of investment banks, as of April 18, 2026, Goldman Sachs Investment Banking was soliciting Jacobs Private Equity and/or its Related Entities (excluding QXO and its subsidiaries) to work on financial advisory and/or underwriting matters unrelated to the transactions contemplated by the merger agreement on which it has not been, and may not be, mandated. As of April 18, 2026, Goldman Sachs Investment Banking was not in a position to estimate the amount of compensation, if any, it would expect to recognize with respect to such matters, but it expected that, were it to be mandated on such matters, the mandates would provide for customary compensation. The status, timing and likelihood of consummation of such matters will change over time. One or more members of the Goldman Sachs Investment Banking team working with TopBuild in connection with the transactions contemplated by the merger agreement is also involved in one or more of such mandates and/or solicitations. During the two-year period ended April 18, 2026, Goldman Sachs Investment Banking has not been engaged by Brad Jacobs or his affiliates (excluding QXO, Inc., Jacobs Private Equity and their respective subsidiaries) to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. As of April 18, 2026, Goldman Sachs Investment Banking was not mandated by Brad Jacobs and/or affiliates of Brad Jacobs (excluding QXO, Jacobs Private Equity and their respective subsidiaries) to provide to any such person financial advisory and/or underwriting services. As of April 18, 2026, Goldman Sachs Investment Banking was not soliciting Brad Jacobs and/or affiliates of Brad Jacobs (excluding QXO, Jacobs Private Equity and their respective subsidiaries) to work on financial advisory and/or underwriting matters for any such persons on which it has not been mandated. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Relevant Entities and their respective affiliates and/or as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation.
As of April 18, 2026, Goldman Sachs Affiliated Entities had (i) no direct GS Principal Investment (as defined below) in TopBuild and/or its affiliates (excluding any significant shareholder and its other affiliates), (ii) no direct GS Principal Investment in QXO and/or its affiliates (excluding any significant shareholder and its other affiliates), (iii) no direct GS Principal Investments in Jacobs Private Equity or its Related Entities (excluding QXO, TopBuild or their other respective affiliates) and (iv) no direct GS Principal Investments in affiliates of Brad Jacobs (excluding QXO, TopBuild, Jacobs Private Equity or their other respective affiliates). As of April 18, 2026, funds managed by affiliates of Goldman Sachs Investment Banking were not co-invested with Jacobs Private Equity and/or its affiliates and had not invested in equity interests of funds managed by affiliates of Jacobs Private Equity. Such funds managed by affiliates of Goldman Sachs Investment Banking may co-invest with, and invest in equity interests of, Jacobs Private Equity and/or its affiliates or funds managed thereby in the future.
On the public side of Goldman Sachs’ informational wall (the “Public Side”) and in the ordinary course of its various business activities, Goldman Sachs Affiliated Entities may also own equity securities in the Relevant Entities, and/or their respective affiliates arising from engaging in market making, trade execution, clearing, custody, margin lending and other similar financing transactions, securities lending, and related activities (including by acting as agent for third parties executing their transactions or as principal supplying liquidity to market participants, and any related hedging, other risk management or inventory management) (collectively, “Market Making Activities”), which positions change frequently. Regulatory, informational and operational barriers separate the Public Side from Goldman Sachs Investment Banking.
For purposes of this section of this joint proxy statement/prospectus, (x) Goldman Sachs relied on its books and records to (i) unless otherwise indicated, calculate all amounts and (ii) determine whether an entity is an affiliate, portfolio company, subsidiary or majority-owned subsidiary of another entity, and (y) the following terms have the definitions set forth below:

“GS Principal Investments” (including any associated commitments) are (i) direct balance sheet investments in equity interests or equity securities held by Goldman Sachs Affiliated Entities for its own account or (ii) direct investments in equity interests held by a fund managed by a Goldman Sachs Affiliated Entity which fund is primarily for the benefit of Goldman Sachs Affiliated Entities and/or its current and former employees and not third party clients. GS Principal Investments do not include equity interests arising from Market Making Activities, equity derivatives, convertible debt instruments, or warrants or equity kickers received in connection with senior secured loans, mezzanine loans, warehouse loans, preferred equity with a fixed rate of return or other similar types of financing transactions (which may also be subject to hedging or other risk-mitigating instruments). GS Principal Investments also do not include investments by funds managed by Goldman Sachs Affiliated Entities which funds are almost entirely for the benefit of third party clients (“GS Client Funds”), which funds can co-invest alongside, and/or make Investments in, the Relevant Entities or their respective Related Entities. As investment managers for GS Client Funds, Goldman Sachs Affiliated Entities are required to fulfill a fiduciary responsibility to GS Client Funds in making decisions to purchase, sell, hold or vote on, or take any other action with respect to, any financial instrument.
“Related Entities” are, as applicable, a person or entity’s subsidiaries, affiliates, portfolio companies and/or funds managed thereby.
The TopBuild board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the merger agreement. Pursuant to a letter agreement dated February 2, 2026, TopBuild engaged Goldman Sachs to act as its financial advisor in connection with the transactions contemplated by the merger agreement. The engagement letter between TopBuild and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $70 million, $2.5 million of which became payable at announcement of the transactions contemplated by the merger agreement, and the remainder of which is contingent upon consummation of the transactions contemplated by the merger agreement. In addition, TopBuild has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Opinion of RBC Capital Markets, LLC
TopBuild engaged RBCCM as a financial advisor to TopBuild in connection with the mergers. As part of this engagement, among other things, the TopBuild board requested that RBCCM evaluate the fairness, from a financial point of view, of the per share merger consideration to be received pursuant to the merger agreement by holders of TopBuild shares (other than QXO, Titanium Merger Sub, Forward Merger Sub and their respective affiliates). At an April 18, 2026 meeting of the TopBuild board held to evaluate the mergers, RBCCM rendered an oral opinion, confirmed by delivery of a written opinion dated April 18, 2026, to the TopBuild board to the effect that, as of that date and based on and subject to the procedures followed, assumptions made, factors considered and qualifications and limitations on the review undertaken as described in the opinion, the per share merger consideration to be received pursuant to the merger agreement by holders of TopBuild shares (other than QXO, Titanium Merger Sub, Forward Merger Sub and their respective affiliates) was fair, from a financial point of view, to such holders.
The full text of RBCCM’s written opinion, dated April 18, 2026, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The written opinion sets forth, among other things, the procedures followed, assumptions made, factors considered and qualifications and limitations on the review undertaken by RBCCM in connection with its opinion. The following summary of RBCCM’s opinion is qualified in its entirety by reference to the full text of the opinion. RBCCM delivered its opinion to the TopBuild board for the benefit, information and assistance of the TopBuild board (in its capacity as such) in connection with its evaluation of the per share merger consideration. RBCCM’s opinion addressed only the fairness, from a financial point of view and as of the date of such opinion, of the per share merger consideration (to the extent expressly specified in such opinion) and did not address any other aspect of the mergers. RBCCM’s opinion also did not address the underlying business decision of TopBuild to engage in the mergers or the relative merits of the mergers compared to any alternative business strategy or transaction that may be available to TopBuild or which TopBuild might engage in or consider. RBCCM did not express any opinion and does not make any recommendation to any securityholder as to any election made by such securityholder with respect to the per share merger consideration or how such securityholder should vote or act with respect to the mergers or any proposal to be voted upon in connection with the mergers or otherwise.
For purposes of rendering its opinion, RBCCM undertook such review, inquiries and analyses as it deemed necessary or appropriate under the circumstances, including the following:
•
reviewed the financial terms of an execution version, provided to RBCCM on April 18, 2026, of the merger agreement;

•
reviewed certain publicly available financial and other information, and certain historical operating data, relating to TopBuild and QXO made available to RBCCM from published sources and internal records of TopBuild and QXO, respectively;

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reviewed certain financial projections and other estimates and data relating to TopBuild provided by the management of TopBuild inclusive of estimated growth from future acquisitions, and certain financial projections and other estimates and data relating to the pro forma combined company provided by the management of TopBuild inclusive of certain estimates as to potential net cost savings, revenue enhancements and other benefits expected by the management of TopBuild to be realized from the mergers, which projections and other estimates and data RBCCM was directed by TopBuild to utilize for purposes of RBCCM’s analyses and opinion;

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held discussions with members of the senior managements of TopBuild and QXO with respect to the businesses, prospects and financial outlook of TopBuild, QXO and the pro forma combined company;

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reviewed the reported prices and trading activity for TopBuild shares and QXO shares;

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compared certain financial metrics of TopBuild with those of selected publicly traded companies that RBCCM considered generally relevant in evaluating TopBuild;

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reviewed certain financial terms of selected precedent transactions that RBCCM considered generally relevant in evaluating the mergers;

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reviewed certain potential pro forma financial effects of the mergers on TopBuild relative to TopBuild on a standalone basis based on financial projections and other estimates and data relating to TopBuild and the pro forma combined company provided to RBCCM by the management of TopBuild; and

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considered other information and performed other studies and analyses as RBCCM deemed appropriate.

In rendering its opinion, RBCCM assumed and relied upon the accuracy and completeness of all information that was reviewed by RBCCM, including all financial, legal, tax, accounting, operating and other information provided to or discussed with RBCCM by or on behalf of TopBuild and QXO (including, without limitation, financial statements and related notes), and upon the assurances of the respective managements and other representatives of TopBuild and QXO that they were not aware of any relevant information that was omitted or that remained undisclosed to RBCCM. RBCCM did not assume responsibility for independently verifying and did not independently verify such information. RBCCM assumed that the financial projections and other estimates and data (including as to future acquisitions and as to net cost savings, revenue enhancements and other benefits expected by the management of TopBuild to result from the mergers) that RBCCM was directed to utilize in its analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of TopBuild as to the future financial performance of, and were an appropriate basis upon which to evaluate, TopBuild and the pro forma combined company, such potential net cost savings, revenue enhancements and other benefits, potential pro forma effects of the mergers and the other matters covered thereby and RBCCM further assumed that the financial results reflected therein, including the potential net cost savings and other benefits expected by the management of TopBuild to result from the mergers, will be realized in the amounts and at the times projected. RBCCM expressed no opinion as to any such financial projections or other estimates and data utilized in RBCCM’s analyses or the assumptions upon which they were based.

RBCCM relied upon the assessments of the managements of TopBuild and QXO as to, among other things, (i) the potential impact on TopBuild and QXO of market, competitive, cyclical, seasonal, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the building products distribution industry, including the markets thereof in which TopBuild and QXO operate and the availability and pricing of, and trade policies affecting, commodities, raw materials and finished goods, (ii) future acquisitions and other growth opportunities for TopBuild and QXO, including the likelihood, timing and associated costs thereof and ability of TopBuild and QXO to execute on such acquisitions and other growth opportunities, (iii) existing and future agreements and arrangements involving, and the ability to attract, retain and/or replace, key employees, customers, suppliers, manufacturers and other commercial relationships of TopBuild and QXO, and (iv) the ability to integrate the operations of TopBuild and QXO and to realize the potential net cost savings, revenue enhancements and other benefits expected by the management of TopBuild to result from the mergers as contemplated. RBCCM assumed that there would be no developments with respect to any of the foregoing that would have an adverse effect on TopBuild, QXO or the mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion.
In connection with its opinion, RBCCM did not assume any responsibility to perform, and it did not perform, an independent valuation or appraisal of any of the assets or liabilities (contingent, off-balance sheet, accrued, derivative or otherwise) of or relating to TopBuild, QXO or any other entity and RBCCM was not furnished with any such valuations or appraisals. RBCCM did not assume any obligation to conduct, and it did not conduct, any physical inspection of the properties or facilities of TopBuild, QXO or any other entity. RBCCM was not requested to make, and did not make, an independent evaluation of, and expressed no opinion or view as to, any pending or potential litigation, claims, governmental, regulatory or other proceedings or investigations or possible unasserted claims or other contingent liabilities affecting TopBuild, QXO or any other entity. RBCCM also did not evaluate the solvency or fair value of TopBuild, QXO or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In connection with its engagement, RBCCM was not requested to, and did not, conduct a formal process on behalf of TopBuild to solicit third-party indications of interest in all or a part of TopBuild.
RBCCM assumed that the mergers would be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, permits, waivers and agreements for the mergers, no delay, limitation, restriction or condition would be imposed or occur, including any divestiture or other requirements, that would have an adverse effect on TopBuild, QXO or the mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to RBCCM’s analyses or opinion. RBCCM assumed that the mergers would constitute a reorganization for U.S. federal income tax purposes and would otherwise qualify for the intended tax treatment contemplated by the merger agreement. In addition, RBCCM assumed that the final executed merger agreement would not differ in any respect meaningful to its analyses or opinion from the execution version that RBCCM reviewed.
RBCCM’s opinion speaks only as of the date of the opinion, was based on conditions as they existed and information supplied or reviewed as of the date of the opinion, and is without regard to any market, economic, financial, legal, regulatory or other circumstances or event of any kind or nature that may exist or occur after such date. RBCCM did not undertake and has no obligation to reaffirm, revise or update its opinion or otherwise comment upon events occurring after the date of its opinion with respect to its opinion. RBCCM did not express any opinion as to the actual value of QXO shares when issued in connection with the Titanium Merger or the prices or range of prices at which QXO shares, TopBuild shares or any other securities of QXO, TopBuild or related entities may trade or otherwise be transferable at any time, including following announcement or consummation of the mergers. As the TopBuild board was aware, the credit, financial and stock markets, the industries in which TopBuild and QXO operate and the securities of TopBuild and QXO have experienced and may continue to experience volatility and disruptions, and RBCCM expressed no opinion or view as to any potential effects of such volatility or disruptions on TopBuild, QXO or the mergers (including the contemplated benefits thereof).

RBCCM’s opinion addressed only the fairness, from a financial point of view and as of the date of the opinion, of the per share merger consideration (to the extent expressly specified in the opinion), without regard to individual circumstances of specific holders that may distinguish such holders (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise) or the securities of TopBuild held by such holders nor did RBCCM’s opinion address proportionate allocation or relative fairness. RBCCM’s opinion did not in any way address any other terms, conditions, implications or other aspects of the mergers or the merger agreement, including, without limitation, the form or structure of the per share merger consideration or the mergers, any allocation or proration of the per share merger consideration, any support agreement, governance or financing arrangements or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the mergers or otherwise. RBCCM’s opinion did not address the underlying business decision of TopBuild to engage in the mergers or the relative merits of the mergers compared to any alternative business strategy or transaction that may be available to TopBuild or which TopBuild might engage in or consider. RBCCM did not express any opinion or view with respect to, and RBCCM relied upon the assessments of TopBuild and its representatives regarding, legal, regulatory, tax, accounting and similar matters, including, without limitation, tax or other consequences resulting from the mergers or otherwise or changes in, or the impact of, accounting standards or tax or other laws, regulations and governmental and legislative policies affecting TopBuild, QXO or the mergers (including the contemplated benefits thereof), as to which RBCCM understood that TopBuild obtained such advice as TopBuild deemed necessary from qualified professionals. Further, in rendering its opinion, RBCCM did not express any view on, and its opinion did not address, the fairness of the amount or nature of the compensation (if any) or other consideration to any officers, directors or employees of any party, or class of such persons, relative to the per share merger consideration or otherwise. The issuance of RBCCM’s opinion was approved by RBCCM’s fairness opinion committee.
In preparing its opinion to the TopBuild board, RBCCM performed various financial and comparative analyses, including those described below. The summary below of RBCCM’s material financial analyses provided to the TopBuild board in connection with RBCCM’s opinion is not a comprehensive description of all analyses undertaken or factors considered by RBCCM in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. RBCCM believes that the analyses and factors summarized below must be considered as a whole and in context.
In arriving at its opinion, RBCCM employed several analytical methodologies and considered various financial matters and no one method of analysis should be regarded as critical to the overall conclusion reached by RBCCM. Each analytical technique and financial consideration has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusion reached by RBCCM was based on all analyses and factors presented, taken as a whole, and also on application of RBCCM’s experience and judgment. Such conclusion may have involved significant elements of subjective judgment and qualitative analysis and no opinion was given as to the value or merit standing alone of any one or more portions of such analyses or factors.
In performing its analyses, RBCCM considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of TopBuild and QXO. The estimates of the future performance of TopBuild or QXO in or underlying RBCCM’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates or those suggested by RBCCM’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company or business might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as RBCCM’s view of the actual value of TopBuild or QXO.
The per share merger consideration was determined through negotiations between TopBuild and QXO and the decision of TopBuild to enter into the merger agreement was solely that of the TopBuild board. RBCCM’s opinion and analyses were only one of many factors considered by the TopBuild board in its evaluation of the mergers and should not be viewed as determinative of the views of the TopBuild board, TopBuild’s management or any other party with respect to the mergers or the consideration payable in the mergers.
Financial Analyses
The summary of the financial analyses described below under this heading “— Financial Analyses” is a summary of the material financial analyses provided by RBCCM to the TopBuild board in connection with RBCCM’s opinion, dated April 18, 2026. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by RBCCM, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Selecting portions of RBCCM’s financial analyses or factors considered or focusing on the data set forth in the tables below without considering all analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of RBCCM’s financial analyses. Future results may differ from those described and such differences may be material. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses. For purposes of the financial analyses described below, the term “adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, adjusted for stock compensation expense and one-time non-recurring items.
Selected Public Companies Analysis.   RBCCM performed a selected public companies analysis of TopBuild in which RBCCM reviewed certain financial and stock market information of TopBuild and the following nine selected publicly traded companies in the building products distribution industry that RBCCM considered generally relevant for purposes of analysis (collectively, the “selected companies”):
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Builders FirstSource, Inc.

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Core & Main, Inc.

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Ferguson Enterprises Inc.

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Hillman Solutions Corp.

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Installed Building Products, Inc.

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Pool Corporation

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SiteOne Landscape Supply, Inc.

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Watsco, Inc.

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WESCO International, Inc.

RBCCM reviewed, among other things, enterprise values of the selected companies, calculated as equity values based on closing stock prices on April 17, 2026, plus total debt, preferred stock and non-controlling interests and less cash, cash equivalents and equity investments in affiliates, as a multiple of calendar year 2026 adjusted EBITDA. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of TopBuild were based on financial projections and other estimates and data of TopBuild’s management, publicly available research analysts’ estimates, public filings and other publicly available information.
The overall low to high calendar year 2026 estimated adjusted EBITDA multiples observed for the selected companies were 8.8x to 21.6x (with a mean of 14.2x and a median of 14.3x). RBCCM then applied a selected range of calendar year 2026 estimated adjusted EBITDA multiples derived from the selected companies of 10.1x to 16.7x to corresponding data of TopBuild based on financial projections and other estimates of TopBuild’s management. This analysis indicated the following implied equity value per share reference range for TopBuild, as compared to the per share merger consideration:
Implied Equity Value Per Share Reference Range	Per Share Merger Consideration
$302.73 – $577.86	$505.00

No company or business used in this analysis is identical to TopBuild. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or businesses to which TopBuild was compared.
Selected Precedent Transactions Analysis.   RBCCM performed a selected precedent transactions analysis of the mergers in which RBCCM reviewed, to the extent publicly available, certain financial information relating to the following 18 selected precedent transactions involving companies with operations in the building products distribution industry that RBCCM considered generally relevant for purposes of analysis (collectively, the “selected transactions”):
Announcement Date	Acquiror	Target
February 2026	• QXO, Inc.	• Kodiak Building Partners Inc.
October 2025	• TopBuild Corp.	• Specialty Products and Insulation LLC
August 2025	• Lowe’s Companies, Inc.	• Foundation Building Materials, Inc.
July 2025	• TopBuild Corp.	• PR Midco LLC, d/b/a Progressive Roofing
June 2025	• The Home Depot, Inc.	• GMS Inc.
March 2025	• QXO, Inc.	• Beacon Roofing Supply, Inc.
March 2024	• The Home Depot, Inc.	• SRS Distribution Inc.
July 2023	• TopBuild Corp.	• Specialty Products and Insulation LLC
September 2021	• TopBuild Corp.	• DI Super Holdings, Inc. (Distribution International)
December 2020	• Foundation Building Materials, Inc.	• Beacon Roofing Supply, Inc. (Interior Products and Insulation Business)
November 2020	• American Securities LLC	• Foundation Building Materials, Inc.
August 2020	• Builders FirstSource, Inc.	• BMC Stock Holdings, Inc.
August 2020	• Clayton Dublier & Rice LLC	• HD Supply Holdings Inc. (White Cap Business)
April 2018	• GMS Inc.	• WSB Titan related entities
March 2018	• TopBuild Corp.	• United Subcontractors, Inc.
January 2018	• HD Supply Holdings, Inc.	• A.H. Harris Construction Supplies
August 2017	• Beacon Roofing Supply, Inc.	• Allied Building Products Corp.
August 2016	• ABC Supply Co., Inc.	• L&W Supply Corporation
RBCCM reviewed, among other things, transaction values, based on the consideration paid or payable in the selected transactions, as a multiple, to the extent publicly available, of the target company’s or business’ latest 12 months adjusted EBITDA as of the announcement date of the relevant transaction. Financial data for the selected transactions were based on publicly available research analysts’ estimates, public filings and other publicly available information as of such date. Financial data for TopBuild were pro forma for acquisitions announced in 2025 and based on financial projections and other estimates and data of TopBuild’s management and public filings.
The overall low to high latest 12 months adjusted EBITDA multiples observed for the selected transactions were 8.3x to 16.1x (with a mean of 11.4x and a median of 11.3x). RBCCM then applied a selected range of latest 12 months adjusted EBITDA multiples derived from the selected transactions of 11.3x to 16.1x to TopBuild’s latest 12 months adjusted EBITDA (as of December 31, 2025). This analysis indicated the following implied equity value per share reference range for TopBuild, as compared to the per share merger consideration:
Implied Equity Value Per Share Reference Range	Per Share Merger Consideration
$362.95 – $556.30	$505.00
No company, business or transaction used in this analysis is identical to TopBuild or the mergers. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, businesses or transactions to which TopBuild and the mergers were compared.
Discounted Cash Flow Analysis.   RBCCM performed a discounted cash flow analysis of TopBuild by calculating the estimated present value of the standalone unlevered free cash flows that TopBuild was forecasted to generate during the fiscal years ending December 31, 2026 through December 31, 2030 based on financial projections and other estimates and data of TopBuild’s management. For purposes of this analysis, stock-based compensation was treated as a cash expense. RBCCM calculated a range of terminal values for TopBuild at the end of the forecast period by applying to TopBuild’s terminal year estimated adjusted EBITDA provided by TopBuild management a selected range of adjusted EBITDA multiples of 10.0x to 12.5x. The unlevered free cash flows and terminal values were then discounted to present value (as of December 31, 2025) using a selected range of discount rates of 10.5% to 12.5%. This analysis indicated the following implied equity value per share reference range for TopBuild, as compared to the per share merger consideration:
Implied Equity Value Per Share Reference Range	Per Share Merger Consideration
$368.07 – $521.19	$505.00
Illustrative “Has/Gets” Analysis.   RBCCM compared the approximate implied equity value per share reference range derived for TopBuild on a standalone basis as described above under “— Discounted Cash Flow Analysis” relative to an illustrative approximate implied equity value per share reference range derived from a discounted cash flow analysis on a pro forma basis based on the per share merger consideration and financial forecasts and other information and data provided by the management of TopBuild, after taking into account potential cost savings, revenue enhancements and other benefits expected by the management of TopBuild to result from the mergers. In its discounted cash flow analysis on a pro forma basis, RBCCM utilized a selected range of adjusted EBITDA terminal multiples of 13.5x to 15.0x and a selected discount rate range of 9.5% to 11.5% and otherwise performed such analysis in a manner consistent with the approach undertaken in connection with the discounted cash flow analysis conducted for TopBuild on a standalone basis described above under “— Discounted Cash Flow Analysis.” RBCCM observed that the mergers could result in a potential per share uplift in value for holders of TopBuild shares from approximately $368.07 to $521.19 per share on a standalone basis to approximately $479.63 to $549.58 per share on a pro forma basis. Actual results achieved may vary from forecasted results and variations may be material.
Certain Additional Information
RBCCM observed certain factors that were not considered part of RBCCM’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:
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the historical trading performance of TopBuild shares during the 52-week period ended April 17, 2026, which indicated low and high closing prices for TopBuild shares during such 52-week period of $276.57 per share and $550.90 per share, respectively;

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publicly available research analysts’ forward stock price targets for TopBuild shares, discounted to present value as of April 17, 2026, which indicated a target price range for TopBuild shares of $360.18 to $464.60 per share; and

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an overview of QXO’s historical stock price performance during the period January 1, 2025 through April 17, 2026 and capital raises during the period December 2023 through January 2026, selected research analysts’ one-year forward price targets for QXO shares (which indicated stock price targets of $26.00 per share to $50.00 per share, with a mean of $32.38 per share and a median of $30.00 per share) and the three-month average daily trading value (as of April 17, 2026) of QXO shares and shares of QXO shares sold short as a percentage of QXO’s public float, based on publicly available information, as of April 17, 2026 relative to TopBuild and selected companies.

Miscellaneous
TopBuild has agreed to pay RBCCM for its services as a financial advisor to TopBuild in connection with the mergers an aggregate fee of $60 million, of which a portion was payable upon delivery of RBCCM’s opinion and $57.5 million is contingent upon consummation of the mergers. TopBuild also has agreed to reimburse RBCCM for expenses incurred in connection with RBCCM’s services and to indemnify RBCCM and related persons against certain liabilities, including liabilities under federal securities laws, arising out of RBCCM’s engagement.
As the TopBuild board was aware, RBCCM and certain of its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and/or financial advisory services unrelated to the mergers to TopBuild, for which services RBCCM and its affiliates received and would expect to receive compensation, including, during the approximate two-year period preceding the date of RBCCM’s opinion, having acted as a (i) financial advisor to TopBuild in connection with an acquisition transaction, (ii) joint bookrunner on a high-yield bond offering of TopBuild and (iii) joint lead arranger for, and as a lender under, certain credit facilities of TopBuild. During such approximate two-year period, RBCCM and such affiliates received aggregate fees for the services described in clauses (i) through (iii) above of approximately $11 million from TopBuild. As the TopBuild board also was aware, RBCCM and certain of its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and/or financial advisory services to QXO, for which services RBCCM and its affiliates received and would expect to receive compensation, including, during the approximate two-year period preceding the date of RBCCM’s opinion, (i) in connection with certain offerings of QXO shares and QXO convertible preferred stock and (ii) as a lender under certain credit facilities of QXO. During such approximate two-year period, RBCCM and such affiliates received aggregate fees for such services described in clauses (i) and (ii) above of approximately $6.5 million from QXO.
RBCCM, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, RBCCM and/or certain of its affiliates actively trade or hold securities or financial instruments (including loans and other obligations) of TopBuild and QXO for RBCCM’s or its affiliates’ account or for the account of customers and, accordingly, RBCCM and its affiliates hold or at any time may hold long and/or short positions or otherwise effect transactions in the securities or financial instruments of TopBuild and QXO.
RBCCM is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. TopBuild selected RBCCM as TopBuild’s financial advisor in connection with the mergers on the basis of, among other factors, RBCCM’s experience in similar transactions, reputation in the investment community and familiarity with TopBuild’s business and industry.
Certain Unaudited Prospective Financial Information
Given the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates inherent in preparing financial projections, among other things, neither QXO nor TopBuild, as a matter of course, publicly discloses long-term forecasts or internal projections as to future performance, revenues, earnings or other results. However, in connection with the evaluation and negotiation of the proposed mergers, the following unaudited prospective financial information, as applicable, was prepared by QXO’s and TopBuild’s respective management teams and made available to QXO’s and TopBuild’s respective boards of directors, management teams and financial advisors:
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QXO Management Standalone Projections for QXO.   QXO management prepared certain unaudited prospective financial information for QXO on a stand-alone basis for calendar years 2026 through 2030 (which are referred to in this joint proxy statement/prospectus as the “QXO Management Standalone Projections for QXO”). The QXO Management Standalone Projections for QXO were prepared on a basis that includes the previously announced acquisition of Kodiak and projected future unidentified acquisitions and QXO directed Morgan Stanley to exclude the impact of future unidentified mergers and acquisitions for purposes of its financial analyses and opinion. The QXO Management Standalone Projections for QXO were provided to the QXO board, QXO’s financial advisor, Morgan Stanley, TopBuild management, the TopBuild board and TopBuild’s financial advisors, Goldman Sachs and RBCCM, and were authorized by QXO for Morgan Stanley’s use and reliance in connection with its financial analyses and opinion, as described under “— Opinion of QXO’s Financial Advisor.”

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TopBuild Management Standalone Projections for TopBuild.   TopBuild management prepared certain unaudited prospective financial information for TopBuild on a stand-alone basis for calendar years 2026 through 2030 (the “TopBuild Management Standalone Projections for TopBuild”). The TopBuild Management Standalone Projections for TopBuild were provided to the TopBuild board, QXO management, Morgan Stanley, Goldman Sachs and RBCCM, and were authorized by the TopBuild board for Goldman Sachs’ and RBCCM’s use and reliance in connection with their respective financial analyses and opinions described under “— Opinions of TopBuild’s Financial Advisors.”

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QXO Management Projections for TopBuild.   QXO was provided with the TopBuild Management Standalone Projections for TopBuild and, based on QXO management’s own due diligence and assessment of TopBuild’s business with respect to the likely future performance of TopBuild during such period, QXO management prepared its own financial forecasts and other information and data relating to TopBuild as adjusted to reflect certain unaudited estimates of potential synergies expected to result from the combination of the two companies for calendar years 2026 through 2030 (which are referred to in this joint proxy statement/prospectus as the “QXO Management Projections for TopBuild”). The unaudited estimates of potential synergies reflected in the QXO Management Projections for TopBuild (which are referred to in this joint proxy statement/prospectus as the “Net Synergies Estimates”) reflect QXO management’s preliminary estimates of potential EBITDA synergies, net of estimated costs to achieve such synergies. The QXO Management Projections for TopBuild were provided to the QXO board and Morgan Stanley, and were authorized by QXO for Morgan Stanley’s use and reliance in connection with its financial analysis and opinion, as described under “— Opinion of QXO’s Financial Advisor.”

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TopBuild Pro Forma Projections for MergeCo.   In addition to the foregoing prospective financial information, TopBuild management prepared certain unaudited estimates of future revenue, adjusted EBITDA and unlevered free cash flow expected to result from the combination of the two companies for calendar years 2026 through 2030 based on the TopBuild Management Standalone Projections for TopBuild, QXO Management Standalone Projections for QXO (as adjusted by TopBuild management on a pro forma basis for the combined company) and TopBuild management’s estimates of potential cost savings and revenue synergies, net of estimated costs to achieve such synergies, expected by TopBuild management to result from the mergers (the “TopBuild Pro Forma Projections for MergeCo”). The TopBuild Pro Forma Projections for MergeCo were provided to the TopBuild board, Goldman Sachs and RBCCM and were authorized by TopBuild for Goldman Sachs’ and RBCCM’s use and reliance in connection with their respective financial analyses and opinions described under “— Opinions of TopBuild’s Financial Advisors.”

We refer to the QXO Management Standalone Projections for QXO and the QXO Management Projections for TopBuild collectively as the “QXO Forecasted Financial Information”, and we refer to the TopBuild Management Standalone Projections for TopBuild and the TopBuild Pro Forma Projections for MergeCo collectively as the “TopBuild Forecasted Financial Information.” QXO and TopBuild have included below a summary of the QXO Forecasted Financial Information and the TopBuild Forecasted Financial Information solely for the purpose of providing stockholders and investors access to certain non-public information that was furnished to certain other parties in connection with the mergers and is not included to influence the investment or voting decision of any QXO stockholder or TopBuild stockholder.
Important Information
None of the prospective financial information described above was prepared with a view toward public disclosure, nor was it prepared in accordance with published guidelines of the SEC or the standards established by the Public Company Accounting Oversight Board for preparation and presentation of prospective financial information. The TopBuild Forecasted Financial Information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, TopBuild management. The QXO Forecasted Financial Information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, QXO management. Neither QXO’s independent registered public accounting firm, TopBuild’s independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, examined or performed or applied any agreed-upon procedures with respect to the prospective financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, such information. The reports of each company’s independent registered public accounting firm contained in such company’s Annual Report on Form 10-K relate to historical financial information and do not extend to the prospective financial information described in this joint proxy statement/prospectus and should not be read to do so.
The TopBuild Forecasted Financial Information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, TopBuild management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying TopBuild Forecasted Financial Information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to TopBuild’s previously issued financial statements. It does not extend to the TopBuild Forecasted Financial Information and should not be read to do so.
The prospective financial information was based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of QXO’s and TopBuild’s respective management teams, including, but not limited to, assumptions related to general economic, competitive and regulatory conditions, financial market conditions, industry performance, revenue growth, margin performance, capital expenditures and working capital requirements. The assumptions underlying the prospective financial information may not prove to be achievable or may no longer be appropriate. Important factors that may affect actual results and result in the projections not being achieved include, but are not limited to: general economic conditions; market demand for each company’s products and services; demand in the residential and non-residential construction and building products markets; the impact of the announcement, pendency and consummation of the mergers; commodity input costs; competitive dynamics; the ability to attract and retain key employees; changes in tax and trade policies, including tariffs; and other risk factors described in QXO’s and TopBuild’s respective Annual Reports on Form 10-K and other filings with the SEC, as well as in the section titled “Risk Factors.” The prospective financial information covers multiple years, and such information by its nature becomes subject to greater uncertainty with each successive year. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected.
The prospective financial information includes certain non-GAAP financial measures, including Adjusted EBITDA and Unlevered Free Cash Flow. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Because not all companies use identical calculations, QXO’s and TopBuild’s presentation of non-GAAP financial measures may not be comparable to similarly titled measures used by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for results reported in accordance with GAAP. Neither QXO nor TopBuild has reconciled these non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the exception in Item 10(e)(1)(i)(B) of Regulation S-K. Neither QXO nor TopBuild is able to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort given the inherent difficulty and impracticability of forecasting certain charges and expenses that may be incurred in future periods.
The prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the announcement or pendency of the mergers. The prospective financial information also does not take into account the possible financial and other effects on QXO or TopBuild of the mergers (other than with respect to the Net Synergies Estimates reflected in the QXO Management Projections for TopBuild and the TopBuild Pro Forma Projections for MergeCo), the effect on QXO or TopBuild of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, the effect of any restrictions or remedies that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the mergers or the effect on QXO or TopBuild of any possible failure of the mergers to occur. As a result, the inclusion of the prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that QXO, TopBuild, their respective affiliates, officers, directors, advisors or other representatives or any other party considered, or now considers, the prospective financial information to be necessarily predictive of actual future results, and the prospective financial information should not be relied upon as such. There can be no assurance that the prospective financial information will be realized or that actual results will not be significantly higher or lower than projected. Neither QXO nor TopBuild can give any assurance that, had the prospective financial information been prepared as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Neither QXO nor TopBuild nor any of their respective affiliates, officers, directors, advisors or other representatives has made, or makes, any representation to any stockholder or any other person regarding the ultimate performance of QXO, TopBuild or the combined company compared to the information contained in the prospective financial information or that the projected results will be achieved.
Except as required by applicable securities laws, neither QXO nor TopBuild intends to make publicly available any update or other revision to the prospective financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the prospective financial information are shown to no longer be achievable or appropriate.
The prospective financial information is not included in this joint proxy statement/prospectus to influence the investment or voting decision of any QXO stockholder or TopBuild stockholder, but instead because this information was provided by QXO and TopBuild management teams in connection with the mergers. In light of the foregoing, and considering that the special meetings of the QXO stockholders and the TopBuild stockholders will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, stockholders are cautioned not to place undue reliance on the prospective financial information, and QXO and TopBuild urge stockholders to review each company’s most recent SEC filings for a description of reported financial results. See “Where You Can Find More Information.”
Subject to the foregoing qualifications, set forth below are summaries of the QXO Management Standalone Projections for QXO, the QXO Management Projections for TopBuild, the TopBuild Management Standalone Projections for TopBuild and the TopBuild Pro Forma Projections for MergeCo.
QXO Management Standalone Projections for QXO
The following table sets forth a summary of the QXO Management Standalone Projections for QXO which were prepared by QXO management and provided to the QXO board, Morgan Stanley, TopBuild, Goldman Sachs and RBCCM. The QXO Management Standalone Projections for QXO were authorized by QXO for use and reliance by Morgan Stanley in connection with its financial analyses and opinion as described under “— Opinion of QXO’s Financial Advisor” and QXO directed Morgan Stanley to exclude the impact of future unidentified mergers and acquisitions for purposes of its financial analyses and opinion. The QXO Management Standalone Projections for QXO were also provided to Goldman Sachs and RBCCM. The QXO Management Standalone Projections for QXO should not be regarded as an indication that QXO considered, or now considers, them to be necessarily predictive of actual future performance or events, or that such information should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date they were prepared.
(in millions)	2026E	2027E	2028E	2029E	2030E
Revenue	$14,836	$21,264	$29,930	$38,488	$48,496
of which Incremental Impact of Unidentified M&A	$3,105	$8,239	$16,102	$23,894	$33,156
Adjusted EBITDA(1)	$1,424	$2,391	$3,697	$5,097	$6,619
of which Incremental Impact of Unidentified M&A	$348	$979	$2,008	$3,142	$4,510
Unlevered Free Cash Flow(2)	$(5,229)	$(840)	$(5,395)	$(4,045)	$(4,129)
of which Incremental Impact of Unidentified M&A	$(5,725)	$(1,435)	$(6,088)	$(5,029)	$(5,238)

(1)
Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, as further adjusted for stock-based compensation, costs to achieve synergies, and certain other items. Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(2)
Unlevered Free Cash Flow is defined as Adjusted EBITDA minus stock-based compensation, minus one-off costs, minus unlevered cash taxes, plus or minus, as applicable, changes in net working capital, minus capital expenditures and minus spend on acquisitions. Unlevered Free Cash Flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for GAAP financial measures.

TopBuild Management Standalone Projections for TopBuild
The following table sets forth a summary of the TopBuild Management Standalone Projections for TopBuild, which information was prepared by TopBuild management and authorized by TopBuild to be used and relied upon by Goldman Sachs and RBCCM in connection with their respective financial analyses and opinions described under “— Opinions of TopBuild’s Financial Advisors.” The TopBuild Management Standalone Projections for TopBuild should not be regarded as an indication that TopBuild considered, or now considers, them to be necessarily predictive of actual future performance or events, or that such information should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date they were prepared.
(in millions)	2026E	2027E	2028E	2029E	2030E
Total Revenue	$6,588	$7,404	$8,298	$9,245	$10,247
Total Adjusted EBITDA(1)	$1,172	$1,351	$1,548	$1,801	$2,077
Unlevered Free Cash Flow(2)	$212	$279	$402	$554	$770

(1)
Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, as further adjusted for stock-based compensation, rationalization charges, and certain other items. Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(2)
Unlevered Free Cash Flow is defined as Adjusted EBITDA minus stock-based compensation, minus unlevered cash taxes, plus or minus, as applicable, changes in net working capital, minus capital expenditures, minus certain one-time cash flow items, and minus M&A spend. Unlevered Free Cash Flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for GAAP financial measures.

QXO Management Projections for TopBuild
The following table sets forth a summary of the QXO Management Projections for TopBuild, which were prepared by QXO management based on the TopBuild Management Standalone Projections for TopBuild and QXO management’s own due diligence and assessment of TopBuild’s business with respect to the likely future performance of TopBuild during such period, as adjusted to reflect the Net Synergies Estimates. The Net Synergies Estimates reflect QXO management’s preliminary estimates of potential EBITDA synergies, net of estimated costs to achieve such synergies, that management believes could be realized over time following consummation of the proposed mergers. The Net Synergies Estimates are based on assumptions and judgments that QXO management believed to be reasonable at the time of preparation. These synergy estimates are highly subjective and inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in such estimates. Neither QXO nor TopBuild can give any assurance that any of the estimated synergies will be realized or that any synergies that are realized will be achieved in the amounts or timeframes currently estimated. Actual synergies, if any, may differ materially in amount and timing from those reflected below. Neither QXO nor TopBuild intends to update these estimates.

The QXO Management Projections for TopBuild were provided to the QXO board and Morgan Stanley, and were authorized by QXO for use and reliance by Morgan Stanley in connection with its financial analyses and opinion described in the section of this joint proxy statement/prospectus titled “— Opinion of QXO’s Financial Advisor.” The QXO Management Projections for TopBuild should not be regarded as an indication that QXO considered, or now considers, them to be necessarily predictive of actual future performance or events, or that such information should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date they were prepared.
(in millions)	2026E	2027E	2028E	2029E	2030E
Revenue	$6,084	$6,433	$6,732	$7,029	$7,337
Adjusted EBITDA(1)	$1,100	$1,312	$1,426	$1,521	$1,622
Unlevered Free Cash Flow(2)	$719	$853	$951	$1,046	$1,118

(1)
Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, as further adjusted for stock-based compensation, rationalization charges, and certain other items. Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(2)
Unlevered Free Cash Flow is defined as Adjusted EBITDA minus stock-based compensation, minus one-off costs, minus unlevered cash taxes, plus or minus, as applicable, changes in net working capital, and minus capital expenditures. Unlevered Free Cash Flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for GAAP financial measures.

TopBuild Pro Forma Projections for MergeCo
In connection with the proposed mergers, TopBuild management prepared the TopBuild Pro Forma Projections for MergeCo. The TopBuild Pro Forma Projections for MergeCo were prepared by TopBuild management for calendar years 2026 through 2030 and were provided to the TopBuild board, Goldman Sachs and RBCCM and authorized by TopBuild for Goldman Sachs’ and RBCCM’s use and reliance in connection with their respective financial analyses and opinions described under “— Opinions of TopBuild’s Financial Advisors.”
The TopBuild Pro Forma Projections for MergeCo reflect TopBuild management’s estimates of potential cost savings and revenue synergies, net of estimated costs to achieve such synergies, that management believes could be realized over time following consummation of the proposed mergers. The TopBuild Pro Forma Projections for MergeCo are based on assumptions and judgments that TopBuild management believed to be reasonable at the time of preparation. These synergy estimates are highly subjective and inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in such estimates. Neither TopBuild nor QXO can give any assurance that any of the estimated synergies will be realized or that any synergies that are realized will be achieved in the amounts or timeframes currently estimated. Actual synergies, if any, may differ materially in amount and timing from those reflected below. Neither TopBuild nor QXO intends to update these estimates and the TopBuild Pro Forma Projections for MergeCo should not be regarded as an indication that TopBuild considered, or now considers, them to be necessarily predictive of actual future performance or events, or that such information should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared.
The following table sets forth a summary of the TopBuild Pro Forma Projections for MergeCo:
(in millions)	2026E	2027E	2028E	2029E	2030E
Pro Forma Revenue	$18,294	$21,146	$27,190	$34,734	$44,768
Pro Forma Adjusted EBITDA(1)	$2,135	$2,827	$3,768	$5,011	$6,537
Pro Forma Unlevered Free Cash Flow(2)	$1,275	$(176)	$(2,666)	$(3,004)	$(4,070)

(1)
Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, as further adjusted for stock-based compensation, rationalization charges, and certain other items. Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(2)
Unlevered Free Cash Flow is defined as Adjusted EBITDA minus stock-based compensation, minus unlevered cash taxes, plus or minus, as applicable, changes in net working capital, minus capital expenditures, minus certain one-time cash flow items, and minus spend on acquisitions. Unlevered Free Cash Flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for GAAP financial measures.

Board of Directors and Management of the Combined Company
Board of Directors
Pursuant to Section 4.24 of the merger agreement, prior to, and conditioned upon the occurrence of, the Titanium Merger effective time, QXO will increase the size of the QXO board by one member. Effective as of the Titanium Merger effective time, QXO will cause the QXO board to appoint one individual who is currently serving on the TopBuild board to fill the newly created vacancy on the QXO board. This individual will be identified by TopBuild between the date of the merger agreement and the closing of the mergers, following prior consultation with QXO and subject to QXO’s mutual agreement.
QXO has also agreed that it will use its reasonable best efforts to cause such individual to be elected to the board of directors of QXO at the first annual meeting of QXO’s stockholders at which such director is eligible for election with a proxy mailing date after the Titanium Merger effective time.
Management
The executive officers of QXO immediately prior to the effective time are expected to continue to serve as the executive officers of the combined company following the closing of the mergers. Brad Jacobs, who currently serves as the Chief Executive Officer of QXO, will continue to serve as Chief Executive Officer of QXO following the closing of the mergers.
Incorporation by Reference
Information about QXO’s current directors and executive officers can be found in QXO’s definitive proxy statement for its most recent annual meeting of stockholders, which is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”
Ownership of the Combined Company
As of the date of this joint proxy statement/prospectus, based on the estimated number of shares of common stock of QXO and TopBuild that will be outstanding immediately prior to the Titanium Merger effective time and assuming that the number of QXO shares issued in the mergers is equal to the maximum stock election number of fifty-five percent (55%) of the aggregate number of TopBuild shares issued and outstanding (other than cancelled shares) as of immediately prior to the Titanium Merger effective time, QXO and TopBuild estimate that holders of QXO shares as of immediately prior to the Titanium Merger effective time will hold, in the aggregate, approximately 70.0% of the issued and outstanding QXO shares immediately following the completion of the mergers (representing, together with holders of QXO convertible preferred shares and QXO Series C preferred shares, 76.8% of the voting power of the outstanding shares of QXO voting stock), and holders of TopBuild shares as of immediately prior to the Titanium Merger effective time will hold, in the aggregate, approximately 30.0% of the issued and outstanding QXO shares immediately following the completion of the mergers (representing 23.2% of the voting power of the outstanding shares of QXO voting stock).

Interests of TopBuild’s Directors and Executive Officers in the Mergers
Overview
In considering the proposals to be voted on at the TopBuild stockholder meeting, TopBuild stockholders should be aware that TopBuild’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of TopBuild stockholders generally. The members of the TopBuild board were aware of and considered these interests, among other matters, in evaluating and reaching the decision to approve the merger agreement and recommend that TopBuild’s stockholders vote to approve the merger agreement. These interests are described in more detail below and, with respect to the named executive officers of TopBuild, are quantified in the tables below.
TopBuild’s current executive officers are as follows:
Name	Title
Robert M. Buck	Chief Executive Officer and President
Robert M. Kuhns	Vice President and Chief Financial Officer
Steven P. Raia	President, TopBuild Special Operations and Executive Adviser
Joseph M. Viselli	Vice President and Chief Growth Officer
Luis F. Machado	Vice President, General Counsel and Corporate Secretary
John F. Achille	Vice President and Chief Operating Officer
Jennifer J. Shoffner	Chief Human Resources Officer
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•
The Titanium Merger effective time is April 30, 2026, which is the assumed date solely for purposes of the disclosure in this section.

•
For purposes of TopBuild restricted stock awards, although holders of such awards may elect to receive either stock consideration or cash consideration, such awards are assumed to receive cash consideration equal to $505 per TopBuild share.

•
Quantification of TopBuild Equity Awards is calculated based on the unvested TopBuild Equity Awards, assuming achievement of target performance for TopBuild PSU awards, held by each current executive officer and director as of April 30, 2026, the latest practicable date before the filing of this joint proxy statement/prospectus and assumes that such awards remain unvested as of the Titanium Merger effective time.

•
To quantify TopBuild RSU awards and TopBuild PSU awards, they are assumed to have a per share value of $447.43, which represents the average closing price of a QXO share on the NYSE on the first five business days following the first public announcement of the Titanium Merger on April 19, 2026, multiplied by the stock consideration ratio of 20.200.

•
Quantification of severance entitlements is based on each named executive officer’s compensation (including annual base salary and target bonus opportunity) and benefit levels in effect on April 30, 2026, the latest practicable date to determine such amounts before the filing of this joint proxy statement/prospectus.

•
Each executive officer of TopBuild experiences a termination without “cause” or resigns for “good reason,” as such terms are defined in the relevant plans and agreements as in effect on the date hereof, immediately following the Titanium Merger effective time.

Treatment of TopBuild Equity Awards
At the Titanium Merger effective time, each outstanding TopBuild Equity Award will be treated as follows:

•
each option to purchase TopBuild shares outstanding and not yet exercised, whether vested or unvested (each, a “TopBuild option”), will, by virtue of the Titanium Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive QXO shares equal to (a) the number of TopBuild shares subject to such TopBuild option as of immediately prior to the Titanium Merger effective time, multiplied by (b) the quotient obtained by dividing (x) the excess, if any, of (1) the cash consideration minus (2) the exercise price applicable to such TopBuild option by (y) $25.00, with such QXO shares to be delivered as soon as reasonably practicable (but no later than 10 calendar days) after the Titanium Merger effective time;

•
each TopBuild restricted stock award will be fully vested and the holder thereof will be entitled to receive the cash consideration or stock consideration, as applicable;

•
each TopBuild RSU award will, by virtue of the Titanium Merger and without any action on the part of the holder thereof, be converted into a restricted stock unit award relating to a number of QXO shares based on an equity award exchange ratio equal to the stock consideration, with any fractional shares rounded to the nearest whole number of shares. Such converted awards will remain subject to the same terms and conditions that applied to such awards (including vesting and settlement terms and conditions) immediately prior to the Titanium Merger effective time. However, any amounts relating to accrued but unvested and unpaid dividend equivalent rights corresponding to a TopBuild RSU award will carry over and will be paid if required by and in accordance with the terms and conditions applicable to the corresponding TopBuild RSU award immediately prior to the Titanium Merger effective time and any dividend equivalents that are payable with respect to such converted awards following the Titanium Merger effective time will be paid within 30 days following vesting; and

•
each TopBuild PSU award will, by virtue of the Titanium Merger and without any action on the part of the holder thereof, be converted into a restricted stock unit award based solely on service-based conditions (determined based on the target performance for such TopBuild PSU award) relating to a number of QXO shares based on an equity award exchange ratio equal to the stock consideration, with any fractional shares rounded to the nearest whole number of shares. Such converted awards will remain subject to the same terms and conditions that applied to such awards (including vesting (other than performance conditions) and settlement terms and conditions) immediately prior to the Titanium Merger effective time. However, any amounts relating to accrued but unvested and unpaid dividend equivalent rights corresponding to a TopBuild PSU award will carry over and will be paid if required by and in accordance with the terms and conditions applicable to the corresponding TopBuild PSU award immediately prior to the Titanium Merger effective time and any dividend equivalents that are payable with respect to such converted awards following the Titanium Merger effective time will be paid within 30 days following vesting.

TopBuild executive officers currently hold TopBuild RSU awards and TopBuild PSU awards and Mr. Machado also holds vested TopBuild options. TopBuild directors currently hold TopBuild restricted stock awards. Under the award agreements that govern outstanding TopBuild RSU awards and TopBuild PSU awards, if such award is assumed or substituted and the grantee’s employment is terminated within 12 months after a “change in control” by TopBuild or its affiliate without “cause,” the award will vest in full (with any performance conditions determined at actual level of performance or, if not determinable, at target level of performance). Under the award agreements that govern TopBuild restricted stock awards, upon a change in control, all restrictions on such restricted stock will lapse. The Titanium Merger will constitute a “change in control” for purposes of the TopBuild Equity Awards. All outstanding TopBuild options are vested.
For an estimate of the amounts that would be payable to each of TopBuild’s named executive officers in respect of their unvested Company RSUs and Company PSUs upon the Titanium Merger effective time and a subsequent “qualifying termination” (as defined below), see the section entitled “— Quantification of Payments and Benefits to TopBuild’s Named Executive Officers” below. The estimated aggregate value in respect of unvested TopBuild RSU awards and TopBuild PSU awards held by John F. Achille and Jennifer J. Shoffner that would vest if the mergers were to be completed and such executive officers were to experience a termination without cause immediately following the Titanium Merger effective time is $2,625,967 and $1,843,859, respectively. The quantifications set forth in the preceding sentence are determined by multiplying (i) the number of TopBuild RSU awards and TopBuild PSU awards held by such individual by (ii) $447.43.

The aggregate value in respect of TopBuild restricted stock awards held by TopBuild’s seven non-employee directors is $1,212,505. The quantifications set forth in the preceding sentence are determined by multiplying (i) 2,401 (the aggregate number of unvested TopBuild restricted stock awards held by directors as of the Titanium Merger effective time) by (ii) $505.
Executive Severance Plan
Each of TopBuild’s current executive officers is a participant in the TopBuild Corp. Executive Severance Plan (the “Executive Severance Plan”). In the event an executive officer is terminated without “cause” or resigns for “good reason” (collectively, a “qualifying termination”) two months prior to or within 24 months following the closing (the “Change in Control Period”), the executive will receive, subject to the execution and non-revocation of a release of claims:
•
a cash payment equal to two times (three times for TopBuild’s chief executive officer) the sum of their base salary and the greater of the target bonus in (i) the year in which the closing occurs or (ii) the year in which such qualifying termination occurs;

•
a cash payment equal to 100% of the executive officer’s target bonus as in effect for the fiscal year in which the qualifying termination occurs with such payment pro-rated for the portion of the performance period during which the executive officer was an active employee with TopBuild;

•
if the executive timely elects continuation coverage pursuant to COBRA, the continuation of the executive officer’s medical insurance coverage for 24 months (36 months for TopBuild’s chief executive officer) at the same coverage level and cost to the executive as in effect immediately prior to the executive officer’s qualifying termination until the earlier of the 24-month anniversary of the qualifying termination (36-month anniversary for TopBuild’s chief executive officer) or the date the participant receives substantially similar benefits from a subsequent employer; and

•
notwithstanding any other provision in any applicable equity compensation plan and/or individual award agreement, (i) 100% of the executive officer’s then-outstanding and unvested stock options will become vested in full and such stock options will remain exercisable until the earlier of the 12-month anniversary of the qualifying termination and the expiration date of such stock option, (ii) 100% of the executive officer’s then-outstanding and unvested performance shares or units will become vested in full with any performance criteria deemed achieved at target levels for the relevant performance period, and (iii) 100% of the executive officer’s then-outstanding and unvested restricted stock units will become vested in full.

Upon a qualifying termination, participants also receive any accrued but unused vacation, expense reimbursements, wages, and other benefits due under TopBuild-provided plans, policies, or arrangements as of the date of termination. The Executive Severance Plan contains a Section 280G best net cutback provision. To the extent the accelerated vesting provisions of the applicable award agreements and the Executive Severance Plan would both apply to an executive officer’s unvested TopBuild Equity Awards upon a qualifying termination, such executive officer will receive only a single vesting benefit with respect to such awards.
Under the Executive Severance Plan, “cause” during the Change in Control Period generally means (i) the willful and continued failure by the executive officer (other than any such failure resulting from the executive officer’s incapacity due to physical or mental illness) to perform substantially the duties and responsibilities of the executive officer’s position with TopBuild after a written demand for substantial performance is delivered to the executive officer by the TopBuild board, which demand specifically identifies the manner in which the TopBuild board believes that the executive officer has not substantially performed such duties or responsibilities; (ii) the conviction of the executive officer by a court of competent jurisdiction for felony criminal conduct; or (iii) the willful engaging by the executive officer in fraud or dishonesty which is demonstrably and materially injurious to TopBuild or its reputation, monetarily or otherwise. For purposes of this definition, no act, or failure to act, on the executive officer’s part shall be deemed “willful” unless committed or omitted by the executive officer in bad faith and without reasonable belief that the executive officer’s act or failure to act was in, or not opposed to, the best interest of TopBuild.
Under the Executive Severance Plan, “good reason” generally means the occurrence of any of the following events without the executive officer’s consent: (i) a material reduction by TopBuild of the executive officer’s annual base salary as in effect immediately prior to such reduction; (ii) the failure of TopBuild to obtain assumption of the Executive Severance Plan by any successor; or (iii) a material change in the geographic location of the executive officer’s principal workplace; provided that a relocation of less than 50 miles from TopBuild’s headquarters will not be considered a material change in geographic location. Additionally, following the Titanium Merger effective time, “good reason” also includes (A) a material reduction of the executive officer’s authority, duties or responsibilities, relative to his or her authority, duties or responsibilities in effect immediately prior to such reduction, or (B) a material reduction in the executive officer’s annual incentive opportunity or the fair value of the executive officer’s annual long-term incentive compensation award (in each case as compared to the levels in effect immediately prior to the Titanium Merger effective time). For estimates of the amounts that would be payable to TopBuild’s current named executive officers pursuant to the Executive Severance Plan upon a qualifying termination of employment that occurs immediately following the Titanium Merger effective time, see the section entitled “The Mergers — Interests of TopBuild’s Directors and Executive Officers in the Mergers — Quantification of Payments and Benefits to TopBuild’s Named Executive Officers” below. The estimated aggregate severance amount that would be payable to John F. Achille and Jennifer J. Shoffner under the Executive Severance Plan if each were to experience a qualifying termination immediately following the Titanium Merger effective time (assuming the Titanium Merger effective time occurs on April 30, 2026) is $5,270,741 and $3,590,286, respectively, which includes the estimated aggregate value in respect of unvested TopBuild RSU awards and TopBuild PSU awards held by John F. Achille ($2,625,967) and Jennifer Shoffner ($1,843,859) that would also vest. The quantifications set forth in this paragraph are based upon compensation levels in effect as of the date of this joint proxy statement/prospectus and for Company RSUs and Company PSUs are determined by multiplying (i) the number of Adjusted RSUs and Adjusted PSUs held by such individual by (ii) $447.43.
Director and Officer Indemnification and Insurance
Under the merger agreement, each director and officer of TopBuild will generally be entitled to ongoing indemnification and D&O insurance coverage for a period of six years following the Titanium Merger effective time. For a more detailed description, see the section entitled “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance” beginning on page 133.
Other Compensation Matters
In addition to the payments and benefits above, under the terms of the merger agreement, TopBuild may take certain compensatory actions prior to the Titanium Merger effective time that would affect TopBuild’s directors and executive officers, although determinations related to such actions have not been made to date and the impact of such actions is not reflected in the amounts estimated above with respect to non-employee directors or in the section entitled “— Quantification of Payments and Benefits to TopBuild’s Named Executive Officers” below. Among other actions, TopBuild may take actions (other than providing tax gross-ups) to mitigate the negative tax consequences under Section 280G of the Internal Revenue Code, in all cases subject to certain limitations as described in the merger agreement.
Quantification of Payments and Benefits to TopBuild’s Named Executive Officers
The table below entitled “Golden Parachute Compensation,” along with its footnotes, shows the compensation that may be paid or may become payable in connection with, or following, the Titanium Merger effective time to TopBuild’s named executive officers identified in TopBuild’s most recent proxy statement, filed in connection with TopBuild’s 2026 annual meeting of its stockholders, as required by Item 402(t) of Regulation S-K, which compensation is subject to an advisory vote of TopBuild’s stockholders, as described below.
This includes TopBuild’s principal executive officer, principal financial officer, and the three other most highly compensated executive officers who were serving as executive officers as of the end of TopBuild’s 2025 fiscal year.
The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the Titanium Merger effective time and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.
The amounts indicated below do not attempt to quantify any reduction that may be required as a result of the Code Section 280G “best net” cutback as described above under “— Executive Severance Plan”; therefore, actual payments to the named executive officers could be less than the amounts indicated below.
In addition, the table below does not include amounts that TopBuild’s named executive officers were already entitled to receive or vested in as of the date hereof.
Assumptions
•
The Titanium Merger effective time is April 30, 2026, which is the assumed date solely for purposes of the disclosure in this section.

•
Each named executive officer’s employment is terminated by TopBuild or its successor without “cause” or by the executive for “good reason” (as such terms are defined in the relevant plan), in each case, immediately following the Titanium Merger effective time (each, referred to as a “qualifying termination”).

•
Quantification of TopBuild Equity Awards is calculated based on the unvested TopBuild Equity Awards, assuming achievement of target performance for TopBuild PSU awards, held by each current named executive officer as of April 30, 2026, the latest practicable date before the filing of this joint proxy statement/prospectus and assumes that such awards remain unvested as of the Titanium Merger effective time.

•
To quantify TopBuild RSU awards and TopBuild PSU awards, they are assumed to have a per share value of $447.43, which represents the average closing price of a share of QXO shares on the NYSE on the first five business days following the first public announcement of the Titanium Merger on April 19, 2026, multiplied by the stock consideration ratio of 20.200.

•
Quantification of severance entitlements is based on each named executive officer’s compensation (including annual base salary and target bonus opportunity) and benefit levels in effect on April 30, 2026, the latest practicable date to determine such amounts before the filing of this joint proxy statement/prospectus.

•
For each named executive officer, in the event of a qualifying termination of employment occurring immediately following the Titanium Merger effective time, such named executive officer executes (and does not revoke) any required release of claims and complies with all applicable restrictive covenants.

For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see the sections titled “— Treatment of TopBuild Equity Awards” and “— Executive Severance Plan” above.
Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Robert M. Buck	8,679,449	15,219,332	28,712	23,927,493
Robert M. Kuhns	2,637,429	3,992,418	26,156	6,656,003
Steven P. Raia	2,244,105	2,494,870	20,033	4,759,008
Joseph M. Viselli	2,149,179	2,493,527	27,527	4,670,233
Luis F. Machado	1,856,618	2,208,067	19,141	4,083,826

(1)
Cash.   The estimated amounts listed in this column include (i) the aggregate value of cash severance each current named executive officer would be entitled to receive under the Executive Severance Plan in connection with a qualifying termination 2 months prior to or within 24 months after the Titanium

Merger effective time, including a lump sum cash severance payment within 60 days following the qualifying termination equal to (A) two times (or for Mr. Buck, three times) the named executive officer’s base salary and target annual incentive bonus and (B) a pro-rata payment of the named executive officer’s target bonus for the year in which the qualifying termination occurs, and (ii) accrued but unused vacation paid in a lump sum, each as set forth in more detail in the table below. Severance payments and accrued but unpaid vacation under the Executive Severance Plan are “double-trigger” in that they would be paid to the named executive officer only if such named executive officer experiences a qualifying termination within the time period specified above. Cash severance payments, other than payment of accrued but unused vacation, are subject to the named executive officer signing and not revoking a release of claims and complying with certain restrictive covenants, including a non-competition covenant for 12 months following termination of employment. For additional information, see “— Executive Severance Plan” above.
Name	Multiple of Base Salary and Annual Bonus ($)	Pro-rated Target Bonus ($)	Accrued but Unused Vacation ($)	Total ($)
Robert M. Buck	8,107,500	509,167	62,782	8,679,449
Robert M. Kuhns	2,413,000	190,500	33,929	2,637,429
Steven P. Raia	2,065,000	147,500	31,605	2,244,105
Joseph M. Viselli	1,979,500	151,583	18,096	2,149,179
Luis F. Machado	1,717,000	117,833	21,784	1,856,618

(2)
Equity.   The estimated amounts listed in this column represent the aggregate value in respect of each named executive officer’s unvested TopBuild RSU awards and TopBuild PSU awards that will be converted into corresponding restricted stock unit awards with respect to QXO shares and under the Executive Severance Plan, will vest in connection with a qualifying termination two months prior to or within 24 months after the Titanium Merger effective time. Vesting of TopBuild Equity Awards is a “double-trigger” benefit in that such awards will vest only if such named executive officer experiences a qualifying termination within the time period specified above. The quantifications set forth in these columns are determined by multiplying (i) the number of unvested TopBuild RSU awards or TopBuild PSU awards (assuming achievement of target performance), as applicable, held by the named executive officer by (ii) $447.43. Equity award vesting under the Executive Severance Plan is subject to the named executive officer signing and not revoking a release of claims and complying with certain restrictive covenants, including a non-competition covenant for 12 months following termination of employment. The award agreements that govern outstanding TopBuild RSU awards and TopBuild PSU awards also provide that the awards will vest in full if the named executive officer’s employment is terminated without cause within 12 months after the Titanium Merger effective time. For additional information, please see the section entitled “The Merger Agreement — Treatment of TopBuild’s Equity Awards” and “— Executive Severance Plan.”

Name	Aggregate Value of Unvested TopBuild RSU Awards ($)	Aggregate Value of Unvested TopBuild PSU Awards ($)	Total ($)
Robert M. Buck	4,620,610	10,598,722	15,219,332
Robert M. Kuhns	1,203,139	2,789,279	3,992,418
Steven P. Raia	760,631	1,734,239	2,494,870
Joseph M. Viselli	744,076	1,749,451	2,493,527
Luis F. Machado	668,908	1,539,159	2,208,067

(3)
Perquisites/Benefits.   The estimated amounts listed in this column represent the value of the continued coverage each named executive officer would be entitled to receive under the Executive Severance Plan with respect to continued participation in all medical benefits in connection with a qualifying termination 2 months prior to or within 24 months after the Titanium Merger effective time and was determined based on the named executive officer’s monthly premium cost under the TopBuild medical plan as of April 30, 2026. Such coverage would continue up to 36 months following a qualifying termination for Mr. Buck and up to 24 months for the named executive officers other than Mr. Buck. Such payments under the Executive Severance Plan are “double-trigger” in that they would be paid to the named executive officer only if such named executive officer experiences a qualifying termination within the time period specified above. Continued coverage under the Executive Severance Plan is subject to the named executive officer signing and not revoking a release of claims and complying with certain restrictive covenants, including a non-competition covenant for 12 months following termination of employment. For additional information see “— Executive Severance Plan”.
Description of Debt Financing
In connection with the mergers, QXO Building Products, Inc., a subsidiary of QXO, entered into the commitment letter with Morgan Stanley Senior Funding, Inc., Wells Fargo Bank, National Association and Wells Fargo Securities, LLC, Barclays Bank PLC, Apollo Capital Management, L.P., Citigroup Global Markets Inc. and Credit Agricole Corporate and Investment Bank pursuant to which such financial institutions (each acting for itself and/or on behalf of its managed funds and accounts) committed to provide (i) a $3.0 billion senior secured term loan facility and (ii) $3.0 billion of senior unsecured bridge financing (the “bridge facilities”), in each case, subject to conditions customary for transactions of this type for the purposes of funding the cash consideration and paying fees, costs and expenses related to the transactions contemplated by the merger agreement, to repay certain existing indebtedness of TopBuild and/or its subsidiaries and to pay other transaction costs incurred in connection with the foregoing. The bridge facilities will be available to be drawn upon to the extent that QXO has not prior to or concurrently with the consummation of the mergers received proceeds from, among other things, one or more debt offerings or loan facility transactions, subject to certain exceptions sufficient to pay the required amounts.
Litigation Relating to the Mergers
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the merger agreement. Although neither TopBuild nor QXO are aware of any pending lawsuits relating to the transactions contemplated by the merger agreement as of the date of this joint proxy statement/prospectus, lawsuits arising out of or in connection with the transactions contemplated by the merger agreement could be filed in the future. Among other remedies, claimants could seek damages and/or to enjoin the mergers and the other transactions contemplated by the merger agreement. The outcome of any litigation is uncertain, and any such lawsuits could prevent or delay the consummation of the mergers and result in significant costs. Any such actions could create uncertainty relating to the mergers and could be costly and distracting to TopBuild and QXO management.

APPRAISAL RIGHTS
General
The following is a summary of the appraisal rights available to holders of TopBuild shares under Section 262 of the DGCL in connection with the Titanium Merger. This summary is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. This summary does not constitute legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL. Holders of TopBuild shares who wish to exercise appraisal rights, or who wish to preserve the right to do so, should review the following discussion carefully and consult with their legal and financial advisors.
Persons who exercise appraisal rights under Section 262 of the DGCL will not receive the per share merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. They will instead receive an amount determined to be the “fair value” of their TopBuild shares following petition to, and an appraisal by, the Delaware Court of Chancery. The fair value of such shares as determined by the Delaware Court of Chancery could be more than, the same as, or less than the per share merger consideration. Strict compliance with the procedures set forth in Section 262 of the DGCL is required, and failure to comply strictly may result in the withdrawal, loss or waiver of appraisal rights. A person who loses his, her or its appraisal rights will be entitled to receive the per share merger consideration under the merger agreement.
QXO stockholders are not entitled to appraisal rights in connection with the mergers because QXO stockholders are not being asked to adopt the merger agreement, and the stock issuance does not entitle QXO stockholders to appraisal rights under the DGCL.
This joint proxy statement/prospectus constitutes TopBuild’s notice to holders of TopBuild shares of the availability of appraisal rights in connection with the Titanium Merger under Section 262 of the DGCL.
Availability of Appraisal Rights
Because the per share merger consideration payable to holders of TopBuild shares in the Titanium Merger includes cash (as the consideration of $505.00 per TopBuild share for holders making a cash election), the “market-out” exception to appraisal rights under Section 262(b)(2) of the DGCL does not apply, and holders of TopBuild shares are entitled to appraisal rights in connection with the Titanium Merger.
However, because TopBuild shares are listed on a national securities exchange (the NYSE) immediately before the Titanium Merger, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders who have asserted appraisal rights unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding TopBuild shares or (b) the value of the per share merger consideration offered pursuant to the merger agreement in respect of such shares exceeds $1 million.
Exercising and Perfecting Appraisal Rights
A holder of record or a beneficial owner of TopBuild shares who (a) does not vote in favor of the adoption of the merger agreement, (b) continuously holds such shares through the Titanium Merger effective time, (c) delivers to TopBuild a written demand for appraisal before the vote on the adoption of the merger agreement at the TopBuild stockholder meeting, and (d) otherwise strictly complies with Section 262 of the DGCL will be entitled to seek appraisal of the “fair value” of such shares, as determined by the Delaware Court of Chancery, if the Titanium Merger is completed.
Because a proxy that is signed and submitted without voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, a stockholder who submits a proxy and wishes to exercise appraisal rights must instruct the proxy to vote against or abstain from voting on the adoption of the merger agreement. Voting against, abstaining from voting on, or failing to vote on the adoption of the merger agreement will not by itself constitute a written demand for appraisal. The written demand must be in addition to and separate from any proxy or vote.

Within 120 days after the Titanium Merger effective time, the surviving corporation or any stockholder or beneficial owner who has properly demanded appraisal may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares. The surviving corporation is under no obligation to file any such petition and has no intention of doing so. Accordingly, it is the obligation of TopBuild stockholders and beneficial owners to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.
All written demands for appraisal should be mailed or delivered to:
TopBuild Corp.
475 North Williamson Boulevard
Daytona Beach, Florida 32114
Attention: General Counsel
Who May Exercise Appraisal Rights
A demand for appraisal must be executed by or on behalf of the stockholder of record or the beneficial owner.
Record Holders.   A record holder who holds TopBuild shares as a nominee for others may exercise appraisal rights with respect to shares held for one or more beneficial owners while not exercising this right for others. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.
Beneficial Owners.   A beneficial owner may, in such person’s own name, directly make an appraisal demand, file a petition for appraisal, or request the statement described below under “— Request for Appraisal Data,” provided that such beneficial owner’s demand (a) reasonably identifies the holder of record of the shares for which the demand is made, (b) is accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (c) provides an address at which such beneficial owner consents to receive notices given by TopBuild and to be set forth on the verified list described below under “— Judicial Appraisal.”
If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that the agent is acting as agent for such owner or owners.
IF YOU HOLD YOUR TOPBUILD SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKER OR OTHER NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL OF THOSE SHARES, WHETHER BY THE BANK, BROKER OR OTHER NOMINEE AS RECORD HOLDER OR BY YOU AS BENEFICIAL OWNER.
Treatment of Dissenting Shares Under the Merger Agreement
Pursuant to Section 2.1(d) of the merger agreement, TopBuild shares held by any stockholder who properly demands appraisal (“dissenting shares”) will not be converted into the right to receive the per share merger consideration, but will instead be cancelled at the Titanium Merger effective time. Each holder of dissenting shares will have only the right to receive the “fair value” of such shares in accordance with Section 262 of the DGCL. If any holder fails to perfect, or withdraws or loses, the right to appraisal prior to the election deadline, such shares will be deemed no election shares (unless the holder thereafter makes a timely election); if such failure occurs after the election deadline, such shares will be treated as having elected to receive the stock consideration.

TopBuild is required to give QXO prompt notice and copies of any demand for appraisal and any withdrawal of such a demand. QXO will have the opportunity to lead all negotiations and proceedings with respect to any such demands, and TopBuild may not, without QXO’s prior written consent, make any payment voluntarily with respect to any demand for appraisal with respect to any dissenting shares, offer to settle or settle, or approve the withdrawal of, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with Section 262 of the DGCL or agree to do any of the foregoing.
Judicial Appraisal
If a petition for appraisal is duly filed and a copy is delivered to the surviving corporation, the surviving corporation will be obligated, within 20 days, to file with the Register in Chancery a duly verified list containing the names and addresses of all persons who have demanded appraisal and with whom agreements as to the value of their shares have not been reached. The Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those persons who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights. The Delaware Court of Chancery may require persons who have demanded appraisal to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; failure to comply with such direction may result in dismissal of the proceedings as to that person.
After the Delaware Court of Chancery determines the persons entitled to appraisal and that such persons satisfy at least one of the ownership thresholds described above (i.e., the 1% or $1 million thresholds), the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings.
Determination of Fair Value
Through such proceedings, the Delaware Court of Chancery will determine the fair value of the TopBuild shares at the Titanium Merger effective time held by all stockholders and beneficial owners who have properly perfected appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the Titanium Merger, together with interest, if any, to be paid upon the amount determined to be the fair value.
In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that fair price “obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting person’s exclusive remedy.
Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Titanium Merger effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Titanium Merger effective time and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery’s entry of judgment in the proceedings, the surviving corporation may pay to each person entitled to appraisal an amount in cash (a “voluntary cash payment”), in which case interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. The surviving corporation is under no obligation to make any such voluntary cash payment before the entry of judgment.
The “fair value” of your TopBuild shares as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the per share merger consideration that you would otherwise be entitled to receive under the terms of the merger agreement. QXO and the surviving corporation do not anticipate offering more than the per share merger consideration to any stockholder or beneficial owner exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a TopBuild share is less than the per share merger consideration. An opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.
Costs and Expenses
The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may tax those costs against the parties as the Delaware Court of Chancery deems to be equitable under the circumstances. However, costs do not include attorneys’ and expert witness fees. Each person is responsible for its own attorneys’ and expert witnesses’ expenses, although, upon application of a person, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any person in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware Court of Chancery are subject to appellate review by the Delaware Supreme Court.
Request for Appraisal Data
Within 120 days after the Titanium Merger effective time, any person who has complied with Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received, and the aggregate number of holders of those shares. The surviving corporation must provide this statement within the later of 10 days of receipt of the request or 10 days after the expiration of the period for delivery of demands for appraisal.
Loss of Appraisal Rights; Withdrawal
If no petition for appraisal is filed within 120 days after the Titanium Merger effective time, all rights to appraisal will cease and all persons who previously demanded appraisal will instead be entitled only to the per share merger consideration, without interest. From and after the Titanium Merger effective time, no person who has demanded appraisal will be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on the shares (except dividends or distributions payable to stockholders of record at a date prior to the effective time).
Any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw a demand for appraisal and accept the per share merger consideration by delivering a written withdrawal to the surviving corporation within 60 days after the Titanium Merger effective time. Any attempt to withdraw after such 60-day period will require the written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned on such terms as the Delaware Court of Chancery deems just; provided, however, that the foregoing will not affect the right of any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such person’s demand for appraisal and to accept the per share merger consideration within 60 days after the effective time.

The foregoing summary is qualified in its entirety by reference to the full text of Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at https://delcode.delaware.gov/title8/c001/sc09/index.shtml#262. Any person wishing to exercise appraisal rights should review Section 262 of the DGCL carefully and consult with legal and financial advisors before attempting to exercise such rights.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following general discussion addresses the material U.S. federal income tax consequences to U.S. holders (as defined below) of TopBuild shares that exchange their TopBuild shares for the merger consideration in the mergers. This discussion is based on the Code, Treasury Regulations, administrative rulings, published positions of the IRS and judicial decisions, all as currently in effect and all of which are subject to change and to differing interpretations (possibly with retroactive effect), and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion applies only to U.S. holders that hold their TopBuild shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the U.S. federal income tax consequences of the mergers, nor does it describe any tax consequences of the mergers arising under the laws of any state, local or non-U.S. jurisdiction, any U.S. federal estate, gift, generation skipping or alternative minimum tax considerations, or under any U.S. federal laws other than those pertaining to the U.S. federal income tax consequences of the mergers.
Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders in light of their individual circumstances (including the impact of the Medicare contribution tax on certain net investment income) or to U.S. holders that are subject to special treatment under the U.S. federal income tax laws, such as:
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banks or other financial institutions;

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mutual funds;

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tax-exempt organizations;

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governmental agencies or instrumentalities;

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insurance companies;

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grantor trusts;

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dealers or traders in securities, commodities or currencies;

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entities or arrangements treated as partnerships or other pass-through entities (including S corporations) for U.S. federal income tax purposes and partners and other investors in such partnerships or other pass-through entities (including S corporations);

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holders that are not U.S. holders;

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certain expatriates;

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holders that exercise appraisal rights;

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regulated investment companies and real estate investment trusts;

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broker-dealers;

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holders liable for the alternative minimum tax;

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holders that have a functional currency other than the U.S. dollar;

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holders who received their TopBuild shares through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation;

•
holders that hold (or that held, directly or constructively, at any time during the five-year period ending on the date of the disposition of such holder’s TopBuild shares pursuant to the mergers) 5% or more of the TopBuild shares (by vote or value);

•
holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”; and

•
holders who hold TopBuild shares as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

In addition, this discussion does not address any state, local or non-U.S. tax considerations of the mergers, nor does it address the impact of the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) or any U.S. federal laws other than those pertaining to the U.S. federal income tax.
Definition of U.S. Holder
For purposes of this discussion, a “U.S. holder” is a beneficial owner of TopBuild shares who is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

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a corporation or other entity taxable as a corporation, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•
an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•
a trust that (A) is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (B) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds TopBuild shares, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Accordingly, such partners and partnerships should consult their tax advisors regarding the particular tax considerations of the mergers to them.
Each holder of TopBuild shares should consult his, her or its tax advisor with respect to the particular tax considerations of the mergers to such holder. Holders of TopBuild shares that are not U.S. holders (“non-U.S. holders”) should consult their own tax advisors regarding the possibility that, in the event the applicable withholding agent is unable to determine whether any cash consideration paid to them in the mergers should be treated as a dividend for applicable U.S. federal income tax purposes, such withholding agent may withhold U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the entire amount of any cash consideration payable to such non-U.S. holder in the mergers, and such non-U.S. holders should consult their own tax advisors as to the possible desirability and timing of selling any TopBuild shares or QXO shares that they own.
Intended Tax Treatment
For U.S. federal income tax purposes, the first merger and the second merger, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The merger agreement has been adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and the parties have agreed to treat the mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant income tax purposes and to file all tax returns consistent with such tax treatment.
It is a condition to TopBuild’s obligation to complete the mergers that TopBuild receive an opinion from Jones Day, counsel to TopBuild (or if Jones Day is unable to deliver such opinion, Paul, Weiss, Rifkind, Wharton & Garrison LLP or another nationally recognized law firm reasonably satisfactory to QXO and TopBuild), dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “tax opinion”).
The tax opinion is or will be based on factual representations contained in officer’s certificates or representation letters provided by QXO and TopBuild, representations and covenants contained in the merger agreement, and on certain customary factual assumptions, all of which must continue to be true and accurate as of the consummation of the mergers. If any of the representations, covenants or assumptions upon which the tax opinion is or will be based is inconsistent with the actual facts, the U.S. federal income tax consequences of the mergers could be materially different from those discussed below. The tax opinion is not binding on the IRS or any court, and neither QXO nor TopBuild intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the mergers. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below.
Accordingly, and on the basis that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the mergers to U.S. holders generally are as follows.
U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders
The U.S. federal income tax consequences of the mergers to a U.S. holder will generally depend on whether the U.S. holder exchanges its TopBuild shares for cash consideration, stock consideration, or a combination of QXO shares and cash consideration.
Because of the proration mechanics described elsewhere in this joint proxy statement/prospectus, a U.S. holder who makes a cash election or a stock election may receive a mix of cash and stock that differs from the form of consideration elected. Accordingly, a U.S. holder who makes a cash election or a stock election will not know the exact U.S. federal income tax consequences of the mergers to such holder at the time such holder must make an election or vote on the merger agreement. U.S. holders who make a cash election or a stock election are urged to read each of the subsections below because, due to the operation of the proration mechanics, they may receive a combination of QXO shares and cash in exchange for their TopBuild shares.
Exchange Solely for QXO Shares
If, pursuant to the mergers, a U.S. holder exchanges all of its TopBuild shares solely for QXO shares, that U.S. holder generally will not recognize any gain or loss on the exchange, except with respect to cash received in lieu of a fractional QXO share (as discussed below under “— Cash in Lieu of a Fractional Share”).
The aggregate adjusted tax basis of the QXO shares received in the mergers (including fractional shares deemed received and redeemed as described below under “— Cash in Lieu of a Fractional Share”) will be equal to the aggregate adjusted tax basis of the TopBuild shares surrendered. The holding period of the QXO shares received in the mergers (including fractional shares deemed received and redeemed as described below) will include the holding period of the TopBuild shares surrendered.
If a U.S. holder acquired different blocks of TopBuild shares at different times or different prices, such U.S. holder should consult his, her, or its tax advisor as to the determination of the tax bases and holding periods of the QXO shares received in the mergers.
U.S. holders electing to receive solely stock consideration in the mergers may be subject to proration (as described in the section titled “The Merger Agreement — Proration”), which may result in the receipt of a portion of the merger consideration in cash consideration, in addition to stock consideration. See “— Exchange for a Combination of QXO Shares and Cash” below for a general description of the U.S. federal income tax consequences to U.S. holders of the receipt of stock consideration and cash consideration.
Exchange Solely for Cash
The exchange of TopBuild shares solely for cash generally will result in the recognition of gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the TopBuild shares surrendered. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period with respect to the TopBuild shares surrendered is more than one year at the effective time of the first merger. Long-term capital gains of certain non-corporate holders, including individuals, generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.
If a U.S. holder acquired different blocks of TopBuild shares at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of TopBuild shares.

In certain circumstances, if a U.S. holder actually or constructively owns QXO shares after the mergers, the cash consideration received could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder may have dividend income up to the amount of the cash consideration received. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a U.S. holder, including the application of certain constructive ownership rules, U.S. holders that actually or constructively own QXO shares should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.
U.S. holders electing to receive solely cash consideration in the mergers may be subject to proration (as described in the section titled “The Merger Agreement — Proration”), which may result in the receipt of a portion of the merger consideration in stock consideration, in addition to cash consideration. See “— Exchange for a Combination of QXO shares and Cash” below for a general description of the U.S. federal income tax consequences to U.S. holders of the receipt of stock consideration and cash consideration.
Exchange for a Combination of QXO shares and Cash
A U.S. holder who receives a combination of QXO shares and cash (other than cash in lieu of a fractional QXO share) pursuant to the mergers generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the sum of the amount of the cash (other than cash in lieu of a fractional QXO share) and the fair market value of the QXO shares received, minus that U.S. holder’s adjusted tax basis in its TopBuild shares surrendered in exchange therefor, and (2) the amount of cash received.
If a U.S. holder acquired different blocks of TopBuild shares at different times or different prices, any gain or loss may be determined separately for each block of shares and such U.S. holder’s basis and holding period in its QXO shares may be determined with reference to each block of TopBuild shares. Any such U.S. holder should consult his, her or its tax advisor regarding the manner in which the cash consideration and stock consideration should be allocated among different blocks of TopBuild shares surrendered, including the ability to specifically identify TopBuild shares exchanged for the cash consideration, and the determination of the tax bases and holding periods of the QXO shares received.
Any recognized gain will generally be long-term capital gain if the U.S. holder’s holding period with respect to the TopBuild shares surrendered is more than one year at the effective time of the first merger. Long-term capital gains of certain non-corporate holders, including individuals, generally are subject to U.S. federal income tax at preferential rates.
In certain circumstances, if a U.S. holder actually or constructively owns QXO shares other than QXO shares received pursuant to the mergers, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends upon the particular circumstances of a U.S. holder, including the application of certain constructive ownership rules, U.S. holders should consult their tax advisors regarding the potential application of the foregoing rules to their particular circumstances.
The aggregate tax basis of the QXO shares received (including fractional shares deemed received and redeemed as described below under “— Cash in Lieu of a Fractional Share”) will be equal to the aggregate adjusted tax basis of the TopBuild shares surrendered, reduced by the amount of cash consideration received by the U.S. holder (excluding any cash in lieu of a fractional share) and increased by the amount of gain (regardless of whether such gain is classified as capital gain or dividend income, as discussed above, but excluding any gain recognized with respect to cash in lieu of a fractional share), if any, recognized by the U.S. holder on the exchange. The holding period of the QXO shares received in the mergers (including fractional shares deemed received and redeemed as described below) will include the holding period of the TopBuild shares surrendered.
Cash in Lieu of a Fractional Share
U.S. holders who receive cash in lieu of a fractional QXO share will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the tax basis allocated to such fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares is more than one year at the effective time of the first merger. Long-term capital gains of certain non-corporate holders, including individuals, generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
Information reporting and backup withholding (currently, at a rate of 24%) may apply to payments made in connection with the mergers. Backup withholding will not apply, however, if the recipient provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable certification requirements. Backup withholding is not an additional tax. Any amounts withheld may be allowed as a refund or credit against such U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.
THE PRECEDING DISCUSSION IS INTENDED ONLY AS A GENERAL DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS. THE PRECEDING DISCUSSION IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS THAT MAY BE IMPORTANT TO YOU. HOLDERS OF TOPBUILD SHARES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

ACCOUNTING TREATMENT OF THE MERGERS
The mergers will be accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations, with QXO treated as the accounting acquirer. QXO was determined to be the accounting acquirer for several reasons, including but not limited to QXO shareholders being expected to hold the majority of the common shares outstanding of the combined company, as well as the composition of the management team (including the chief executive officer) and board of directors of the combined company. Under the acquisition method, the purchase price paid by QXO in connection with the mergers will be allocated to the tangible and identifiable intangible assets acquired and the liabilities assumed from TopBuild based upon their respective estimated fair values as of the date of the completion of the mergers. The excess, if any, of the purchase price over the estimated fair values of the net assets acquired will be recorded as goodwill.
The purchase price allocation is dependent upon certain valuations, final acquisition accounting and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the purchase price allocation set forth in the unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus is preliminary, has been made solely for the purpose of providing such pro forma financial information, and is subject to revision based on a final determination of fair value as of the date of the completion of the mergers. Differences between the preliminary estimates and the final acquisition accounting may have a material impact on the unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.
For additional information, see “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this joint proxy statement/prospectus.

REGULATORY APPROVALS REQUIRED FOR THE MERGERS
The mergers are subject to the requirements of the HSR Act, and the rules and regulations promulgated thereunder. Under the HSR Act, the mergers may not be completed until each of QXO and TopBuild has filed the required notification and report forms with the FTC and the Antitrust Division of the DOJ and the applicable waiting period has expired or been earlier terminated.
Pursuant to the merger agreement, each of QXO and TopBuild is required to make all filings under the HSR Act within 10 business days following the date of the merger agreement. QXO and TopBuild each filed an HSR Act notification with the FTC and the DOJ on April 24, 2026, and the HSR Act waiting period expired on May 26, 2026.
At any time before or after the consummation of the mergers, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, the FTC, the DOJ or any state attorney general could take such action under applicable antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the mergers, seeking the divestiture of substantial assets of QXO, TopBuild or their respective subsidiaries, or imposing conditions on the combined company’s operations. Private parties may also seek to take legal action under antitrust laws under certain circumstances.
The closing of the mergers is also conditioned upon no court or other governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law, order, injunction, or other judgment, order or decree (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the mergers.
In addition, QXO has filed a registration statement on Form S-4 with the SEC under the Securities Act, of which this joint proxy statement/prospectus forms a part, that must be declared effective by the SEC in order for the mergers to be completed.
The mergers also require antitrust clearance from the Canadian Competition Bureau, or the expiration of the statutory waiting period under Part IX of the Competition Act (Canada). QXO and TopBuild each filed a request for an advanced ruling certificate on May 1, 2026 and notifications under Part IX of the Competition Act (Canada) with the Canadian Competition Bureau on May 1, 2026. On May 28, 2026, QXO received a “no-action letter” from the Canadian Competition Bureau stating that it does not intend to oppose completion of the merger.

LISTING OF QXO COMMON STOCK; DELISTING AND DEREGISTRATION OF TOPBUILD COMMON STOCK
QXO shares are currently listed on the NYSE under the symbol “QXO.” It is a condition to the closing of the mergers that the QXO shares to be issued in the Titanium Merger, and such other QXO shares to be reserved for issuance in connection with the Titanium Merger, be approved for listing on the NYSE, subject to official notice of issuance. QXO will use its reasonable best efforts to cause such shares to be approved for listing on the NYSE prior to the Titanium Merger effective time. Although the merger agreement provides that such QXO shares will be listed on the NYSE, there can be no assurance that such QXO shares will continue to be listed in the future.
TopBuild shares are currently listed on the NYSE under the symbol “BLD.” Following the completion of the mergers, TopBuild shares will be delisted from the NYSE and deregistered under the Exchange Act, and will cease to be publicly traded. As of and after the Titanium Merger effective time, holders of TopBuild shares will no longer have any rights as stockholders of TopBuild (other than the right to receive the per share merger consideration and, with respect to holders who have properly demanded and perfected appraisal rights, the right to receive such consideration as may be determined to be due pursuant to Section 262 of the DGCL).

THE MERGER AGREEMENT
The following description sets forth the principal terms of the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this description, which is a summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement. You are encouraged to read the merger agreement carefully and in its entirety, as well as this joint proxy statement/prospectus. This section is only intended to provide you with information regarding the terms of the merger agreement. Neither QXO nor TopBuild intends that the merger agreement be a source of business or operational information about QXO or TopBuild. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the public filings of QXO and TopBuild with the SEC, as described in “Where You Can Find More Information.”
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about QXO and TopBuild contained in this joint proxy statement/prospectus or in the public reports of QXO and TopBuild filed with the SEC may supplement, update or modify the factual disclosures about QXO and TopBuild contained in the merger agreement. The representations, warranties, covenants and other agreements made in the merger agreement by QXO and TopBuild were qualified and subject to important limitations agreed to by QXO and TopBuild in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the mergers if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and to allocate risk between the parties, rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to SEC filings, and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Any inaccuracies in such representations and warranties are subject to waiver by the parties without notice or liability to any other person. In some instances, the representations and warranties in the merger agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, persons other than the parties may not rely upon the representations and warranties in the merger agreement as characterizations of actual facts or circumstances as of the date of the merger agreement or as of any other date.
The Mergers
The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the DGCL and the DLLCA, (i) Titanium Merger Sub will be merged with and into TopBuild, and the separate existence of Titanium Merger Sub will cease, and TopBuild will continue as the surviving corporation and (ii) immediately following the Titanium Merger, the surviving corporation will be merged with and into Forward Merger Sub, and the separate existence of the surviving corporation will cease and Forward Merger Sub will continue as the surviving company. Accordingly, QXO and TopBuild have agreed to take all necessary action to cause the mergers to become effective as soon as practicable following the closing of the mergers.
The certificate of incorporation of TopBuild in effect immediately prior to the Titanium Merger effective time will be amended and restated in its entirety in the form set forth in Annex B of the merger agreement and will be the certificate of incorporation of the surviving corporation at and immediately after the Titanium Merger effective time. The bylaws of Titanium Merger Sub in effect immediately prior to the Titanium Merger effective time will be the bylaws of the surviving corporation at and immediately after the Titanium Merger effective time, except that all references therein to Titanium Merger Sub will be automatically amended to become references to the surviving corporation. The certificate of formation and the limited liability company agreement of Forward Merger Sub in effect immediately prior to the effective time of the Forward Merger will be the certificate of formation and the limited liability company agreement of the surviving company at and immediately after the effective time of the Forward Merger, except that all references therein to Forward Merger Sub will be automatically amended to become references to the surviving company.
Board of Directors and Officers
Under the merger agreement, the parties will take all requisite actions so that the board of directors of the surviving corporation from and after the Titanium Merger effective time will consist of the members of the board of directors of Titanium Merger Sub immediately prior to the Titanium Merger effective time and that the officers of the surviving corporation from and after the Titanium Merger effective time will consist of the officers of Titanium Merger Sub immediately prior to the Titanium Merger effective time. Under the merger agreement, the parties will take all requisite actions so that the officers of the surviving company from and after the effective time of the Forward Merger will consist of the officers of Forward Merger Sub immediately prior to the effective time of the Forward Merger.
Merger Consideration
Subject to certain proration and election procedures as described in the merger agreement, at the Titanium Merger effective time, each TopBuild share issued and outstanding immediately prior to the Titanium Merger effective time (other than certain excluded shares, cancelled shares and dissenting shares), will be automatically converted at the Titanium Merger effective time into the right to receive, at the election of the holder, one of the following forms of consideration: (i) 20.200 QXO shares or (ii) an amount in cash equal to $505.00.
At the Titanium Merger effective time, each share of Titanium Merger Sub’s common stock issued and outstanding prior to the Titanium Merger effective time will be converted into one fully paid share of common stock of the surviving corporation.
The holders of certificates or book-entry shares which immediately prior to the Titanium Merger effective time represented TopBuild shares will cease to have any rights with respect to such TopBuild shares other than the right to receive, upon surrender of such certificates or book-entry shares in accordance with the procedures set forth in the merger agreement, the per share merger consideration, without interest, or, with respect to TopBuild shares of a holder who exercises appraisal rights in accordance with Delaware law, the rights set forth in Section 262 of the DGCL.
In lieu of the issuance of any fractional part of a share of QXO shares, QXO will pay to each former TopBuild stockholder who otherwise would be entitled to receive a fractional QXO share an amount in cash (without interest) equal to such fractional QXO share multiplied by the closing price of QXO shares on the NYSE on the last trading day immediately preceding the Titanium Merger effective time, rounded to the nearest cent.
Adjustments to Prevent Dilution
If at any time during the period between the date of the merger agreement and the Titanium Merger effective time, any change in the number of TopBuild shares or QXO shares, as applicable, or securities convertible or exchangeable into or exercisable for TopBuild shares or QXO shares, as applicable, shall occur as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, the per share merger consideration and payments pursuant to the treatment of TopBuild equity awards shall be equitably adjusted; provided, that neither TopBuild nor QXO may take any action with respect to its securities or otherwise that is prohibited by the terms of the merger agreement.
Form of Election and Election Deadline
The election deadline will be 5:00 p.m. (Eastern Time) on the business day that is five business days prior to the date of the TopBuild stockholder meeting, or such other date and time as QXO may publicly announce with TopBuild’s consent. QXO and TopBuild will publicly announce the anticipated election deadline at least five business days prior to the election deadline. At least thirty days prior to the anticipated election deadline (or such other date as QXO and TopBuild mutually agree in writing), an election form and certain transmittal materials will be mailed to each holder of record of TopBuild shares. Each record holder of TopBuild shares issued and outstanding immediately prior to the Titanium Merger effective time (other than certain excluded shares, cancelled shares and dissenting shares), subject to the proration and allocation provisions described in the merger agreement and this section, will be entitled to make a cash election or a stock election prior to the election deadline with respect to each TopBuild share held prior to the election deadline. Elections will be made by transmitting a properly completed election form, certificates representing the TopBuild shares for which the election is being made (except with respect to book-entry TopBuild shares), a duly completed letter of transmittal and any other customary exchange documents as the exchange agent may require to the exchange agent by the election deadline. QXO shall determine in its reasonable discretion (which discretion QXO may delegate to the exchange agent), whether an election form and other appropriate transmittal materials have been properly completed, signed and submitted or revoked. A holder of TopBuild shares that does not submit a properly completed election form prior to the election deadline will be considered to have made a stock election, and any TopBuild shares with respect to which the exchange agent does not receive a properly completed election form during the period from the date the election form is mailed to the election deadline will be considered “no election shares”. An election may be revoked or changed by written notice received by the exchange agent prior to the election deadline. Unless a properly completed election form is thereafter submitted prior to the election deadline, shares for which an election form has been revoked will be “no election shares” and will be treated as having elected to receive the stock consideration.
Proration
The maximum number of TopBuild shares to be converted into the right to receive the cash consideration will be equal to forty-five percent (45%) of the aggregate number of TopBuild shares issued and outstanding immediately prior to the Titanium Merger effective time. The maximum number of TopBuild shares to be converted into the right to receive the stock consideration will be equal to fifty-five percent (55%) of the aggregate number of TopBuild shares issued and outstanding immediately prior to the Titanium Merger effective time (other than cancelled shares), which maximum number may be increased (but not decreased) by QXO in its sole discretion prior to the Titanium Merger effective time, if and only if holders of TopBuild shares have elected more than fifty-five percent (55%) of the number of eligible TopBuild shares to receive the stock consideration, upon written notice to TopBuild at any time prior to the closing of the mergers. QXO will inform the exchange agent of any increase in the maximum number of TopBuild shares for which stock elections may be made prior to the closing of the mergers. As a result, the form of consideration a TopBuild stockholder elects to receive may be adjusted pursuant to the proration procedures set forth in the merger agreement such that such TopBuild stockholder may receive, in part, a different form of consideration than the form of consideration elected.
If the aggregate number of TopBuild shares for which cash elections have been made exceeds the maximum cash election number, all TopBuild shares for which stock elections have been made will be converted into the right to receive stock consideration and all TopBuild shares for which cash elections have been made will be converted into the right to receive (i) a cash amount (without interest) equal to the product of the cash consideration and a fraction (the “cash proration fraction”), the numerator of which is the maximum cash election number and the denominator of which is the aggregate number of TopBuild shares for which cash elections have been made, and (ii) a number of validly issued, fully paid and non-assessable QXO shares equal to the product of the stock consideration and one minus the cash proration fraction.
If the aggregate number of TopBuild shares for which stock elections have been made exceeds the maximum stock election number, all TopBuild shares for which cash elections have been made will be converted into the right to receive cash consideration and all TopBuild shares for which stock elections have been made will be converted into the right to receive (i) a number of validly issued, fully paid and non-assessable QXO shares equal to the product of the stock consideration and a fraction (the “stock proration fraction”), the numerator of which is the maximum stock election number and the denominator of which is the aggregate number of TopBuild shares for which stock elections have been made, and (ii) a cash amount

(without interest) equal to the product of the cash consideration and one minus the stock proration fraction (with the resulting cash amount rounded down to the nearest cent).
Exchange Agent
QXO will deposit (or cause to be deposited) with an exchange agent selected by QXO and reasonably acceptable to TopBuild, for the benefit of holders of TopBuild shares (i) at the Titanium Merger effective time, certificates, or at QXO’s option, evidence of non-certificated QXO shares in book entry form in an amount sufficient for the aggregate stock consideration, (ii) at the Titanium Merger effective time, an amount of cash sufficient for the aggregate cash consideration and (iii) as necessary from time to time after the Titanium Merger effective time any cash and dividends or other distributions to be issued or paid for TopBuild shares outstanding immediately prior to the Titanium Merger effective time (such cash, certificates for QXO shares and evidence of book entry QXO shares, together with the amount of any such dividends or distributions payable pursuant to the merger agreement with respect thereto, the “exchange fund”). The exchange agent will invest the cash available in the exchange fund as directed by QXO, provided that such investments will be in obligations, funds and amounts typical for similar transactions. To the extent that there are losses with respect to such investments, or the exchange fund diminishes below the level required to make prompt cash payment of the aggregate cash portion of the exchange fund, QXO will promptly replace or restore the cash in the exchange fund to ensure that the exchange fund is at all times maintained at a level sufficient to make such cash payments. The exchange agent will act as the agent for stockholders of TopBuild for purposes of receiving and holding their certificates and book entry TopBuild shares.
Treatment of TopBuild Equity Awards
Pursuant to the merger agreement, at the Titanium Merger effective time:
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each TopBuild option will, by virtue of the Titanium Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive QXO shares equal to (a) the number of TopBuild shares subject to such TopBuild option as of immediately prior to the Titanium Merger effective time, multiplied by (b) the quotient obtained by dividing (x) the excess, if any, of (1) the cash consideration minus (2) the exercise price applicable to such TopBuild option by (y) $25.00, with such QXO shares to be delivered as soon as reasonably practicable (but no later than 10 calendar days) after the Titanium Merger effective time;

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each TopBuild restricted stock award will be fully vested and the holder thereof will be entitled to receive the cash consideration or stock consideration, as applicable;

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each outstanding and not yet settled TopBuild RSU award will, by virtue of the Titanium Merger and without any action on the part of the holder thereof, be converted into a restricted stock unit award relating to a number of QXO shares based on an equity award exchange ratio equal to the stock consideration, with any fractional shares rounded to the nearest whole number of shares. Such converted awards will remain subject to the same terms and conditions that applied to such awards (including vesting and settlement terms and conditions) immediately prior to the Titanium Merger effective time. However, any amounts relating to accrued but unvested and unpaid dividend equivalent rights corresponding to a TopBuild RSU award will carry over and will be paid if required by and in accordance with the terms and conditions applicable to the corresponding TopBuild RSU award immediately prior to the Titanium Merger effective time and any dividend equivalents that are payable with respect to such converted awards following the Titanium Merger effective time will be paid within 30 days following vesting; and

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each outstanding TopBuild PSU award will, by virtue of the Titanium Merger and without any action on the part of the holder thereof, be converted into a restricted stock unit award based solely on service-based conditions (determined based on the target performance for such TopBuild PSU award) relating to a number of QXO shares based on an equity award exchange ratio equal to the stock consideration, with any fractional shares rounded to the nearest whole number of shares. Such converted awards will remain subject to the same terms and conditions that applied to such awards (including vesting (other than performance conditions) and settlement terms and conditions) immediately prior to the Titanium Merger effective time. However, any amounts relating to accrued but unvested and unpaid dividend equivalent rights corresponding to a TopBuild PSU award will carry over and will be paid if required by and in accordance with the terms and conditions applicable to the corresponding TopBuild PSU award immediately prior to the Titanium Merger effective time and any dividend equivalents that are payable with respect to such converted awards following the Titanium Merger effective time will be paid within 30 days following vesting.
Effect of the Forward Merger
At the effective time of the Forward Merger, all membership interests in Forward Merger Sub issued and outstanding immediately prior to the effective time of the Forward Merger will be converted into an equal number of membership interests in the surviving company, and each share of common stock of the surviving corporation will cease to be outstanding, will be cancelled and will cease to exist and no stock, cash or other consideration will be delivered in exchange for such stock.
Dissenters’ Rights
Notwithstanding anything in the merger agreement to the contrary, TopBuild shares issued and outstanding immediately prior to the Titanium Merger effective time, held by a TopBuild stockholder who is entitled to demand appraisal rights under Section 262 of the DGCL and who properly demands appraisal of such TopBuild shares pursuant to, and who complies in all respects with, Section 262 of the DGCL, shall not be converted into or represent the right to receive the per share merger consideration to which such holder would otherwise be entitled pursuant to the merger agreement. Such holder will only be entitled to such rights as are granted by Section 262 of the DGCL. If any dissenting TopBuild stockholder fails to perfect their dissenters’ rights under the DGCL or effectively withdraws or otherwise loses such rights to appraisal with respect to any dissenting shares, each such dissenting TopBuild share will automatically be deemed to have converted at the Titanium Merger effective time into the right to receive (without any interest) the per share merger consideration to which such holder of TopBuild shares would be entitled pursuant to the merger agreement, and will not be deemed to be dissenting shares. Notwithstanding anything to the contrary under the merger agreement, if, prior to its effective date, the Titanium Merger is rescinded or abandoned, then the right of a TopBuild stockholder to be paid the fair value of such holder’s dissenting shares pursuant to Section 262 of the DGCL will cease. TopBuild will give QXO (i) prompt notice and copies of any demand for payment of the fair value of any TopBuild shares (or written threats thereof) or any attempted withdrawal of any such demand for payment and any other instrument served pursuant to the DGCL and received by TopBuild relating to any stockholder’s dissenters’ rights and (ii) the opportunity to lead all negotiations and proceedings with respect to any such demands for payment under the DGCL. TopBuild will not, without QXO’s prior written consent, make any voluntary payment with respect to any demand for appraisal with respect to any dissenting shares, offer to settle or settle, or approve the withdrawal of, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with Section 262 of the DGCL or agree to do any of the foregoing.
Closing of Transfer Books
At the Titanium Merger effective time, TopBuild’s stock transfer books will be closed and there will be no further registrations of transfer on TopBuild’s stock transfer books of TopBuild shares that were outstanding immediately prior to the Titanium Merger effective time. If, after the Titanium Merger effective time, any certificate is presented to the surviving company, QXO or the exchange agent for transfer, it will be cancelled and exchanged for the cash amount in immediately available funds to which the holder is entitled pursuant to the merger agreement.
Termination of the Exchange Fund
Any portion of the exchange fund that remains unclaimed by TopBuild stockholders one year after the Titanium Merger effective time will be delivered to the surviving company. Any holder of TopBuild shares (other than holders of cancelled shares or dissenting shares) who has not complied with the merger agreement will look only to QXO and the surviving company for payment of the per share merger consideration upon due surrender of its certificates (or affidavits of loss in lieu thereof) or book-entry TopBuild shares, without any interest thereon. None of the surviving company, QXO, the exchange agent or any other person shall be liable to any former holder of TopBuild shares for any amount required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
Withholding Rights
QXO, Titanium Merger Sub, Forward Merger Sub, the surviving corporation, the surviving company, the exchange agent and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable under the merger agreement (including the mergers), such amounts as are required to be withheld or deducted under the Code, Treasury Regulations or any provision of state, local or non-U.S. tax law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable governmental entity, such withheld or deducted amounts shall be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding were made.
Lost, Stolen or Destroyed Share Certificates
If any certificate has been lost, stolen or destroyed, upon the making of an affidavit (satisfactory to the exchange agent, acting reasonably) of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by QXO, the posting by such person of a bond in customary amount and upon such terms as may be required by QXO as indemnity against any claim that may be made against it or the surviving company with respect to such certificate, the exchange agent shall pay, in exchange for such lost, stolen or destroyed certificate, the per share merger consideration to be paid in respect of the TopBuild shares represented by such certificate as contemplated by the merger agreement.
Representations and Warranties
In the merger agreement, TopBuild has made representations and warranties to QXO, Titanium Merger Sub and Forward Merger Sub with respect to, among other things:
•
organization, good standing and qualification;

•
capital structure;

•
corporate authority and approval of proposed transaction;

•
required consents and approvals, and absence of violations of laws, organizational documents and agreements;

•
financial statements and SEC filings;

•
the absence of certain changes;

•
litigation and undisclosed liabilities;

•
employees and employee benefit plans;

•
permits and licenses and compliance with laws;

•
state takeover statutes;

•
environmental matters;

•
taxes;

•
labor matters;

•
intellectual property;

•
insurance;

•
key contracts;

•
real property;

•
customer and supplier relationships;

•
brokers’ fees and expenses;

•
accuracy of information supplied for purposes of this joint proxy statement/prospectus;

•
the respective opinions of TopBuild’s financial advisors to the TopBuild board; and

•
standstill and exclusivity agreements.

Some of the representations and warranties in the merger agreement made by TopBuild are qualified as to “materiality” or “TopBuild material adverse effect.” For purposes of the merger agreement, a “TopBuild material adverse effect” means any event, change, effect, development, circumstance, state of facts, condition or occurrence that, when considered individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of TopBuild and its subsidiaries, taken as a whole. The definition of “TopBuild material adverse effect” excludes the following from constituting, whether alone or in combination, or being taken into account in determining whether there has been a TopBuild material adverse effect:
(i)
changes or developments in economic, business or labor conditions generally in the United States or other countries in which TopBuild or any of its subsidiaries conduct operations, including (1) any changes or developments in or affecting the securities, credit or financial markets, (2) any changes or developments in or affecting interest, currency or exchange rates, commodity prices, tariffs, anti-dumping or countervailing duties, surtaxes or any trade wars or (3) the effect of any potential or actual government shutdown;

(ii)
changes or developments in or affecting the industry or industries in which TopBuild or any of its subsidiaries operate (including such changes or developments resulting from general economic conditions);

(iii)
the announcement of the merger agreement and the transactions contemplated thereby, including changes, developments, effects or events (each an “effect”) as a result of the identification of QXO or any of its affiliates as the acquiror of TopBuild, provided, that, this exception does not apply to any representation or warranty related to the absence of violations of laws, organizational documents and agreements (or any condition to any party’s obligation to consummate the mergers relating to such representation or warranty) to the extent such representation or warranty addresses the consequences of any effect arising out of, relating to or resulting from the execution and delivery of the merger agreement or the consummation of the mergers;

(iv)
changes or developments arising out of acts of terrorism or sabotage, civil disturbances or unrest, war (whether or not declared), the commencement, continuation or escalation of a war or military action, acts of hostility, weather conditions or other acts of God (including storms, earthquakes, floods or other natural disasters or changes due to the outbreak or continuation of any epidemic, pandemic or other health crisis), including any actual or threatened material worsening of such conditions;

(v)
actions expressly required of TopBuild under the merger agreement, provided, that, this exception does not apply to the substance or content of any information received by QXO, its directors, officers, managers, employees, investment bankers, attorneys, accountants and other advisors and representatives (collectively, the “representatives”) pursuant to the merger agreement;

(vi)
any civil, criminal or administrative actions, suits, claims, investigations, audit, examinations or other proceedings (each, an “action”) alleging breach of fiduciary duty or violation of any applicable federal, state, local or foreign law, rule, regulation, order, judgment, decree or requirement of any governmental entity (collectively, “laws”) relating to the merger agreement or the transactions contemplated by the merger agreement, including as this exception applies to the effects arising out of, relating to or resulting from the bringing of such action, but excluding the effects relating to or resulting from an actual breach or violation of law;

(vii)
changes or developments in applicable laws, regulatory policies or the definitive interpretations thereof;

(viii)
changes or developments in GAAP or any foreign equivalents thereof or the interpretations thereof;

(ix)
any failure, in and of itself, by TopBuild to meet any internal or public projections, forecasts or estimates of revenues or earnings for any period; and

(x)
a decline, in and of itself, in the price or trading volume of TopBuild’s common stock or any change in the ratings or ratings outlook for TopBuild or any of its subsidiaries;

except, in the cases of the foregoing clauses (i), (ii), (iv), (vii) or (viii), to the extent that such changes or developments have a disproportionate effect on TopBuild and its subsidiaries, taken as a whole, relative to others in the industry or industries in which TopBuild and its subsidiaries operate.
In the merger agreement, QXO, Titanium Merger Sub and Forward Merger Sub have made representations and warranties to TopBuild with respect to:
•
organization, good standing, and qualification;

•
capital structure;

•
corporate authority;

•
governmental filings and absence of violation of laws;

•
financial statements and SEC filings;

•
the absence of certain changes;

•
litigation;

•
compliance with laws;

•
taxes;

•
financing commitments;

•
capitalization of Titanium Merger Sub;

•
capitalization of Forward Merger Sub;

•
ownership of securities of TopBuild and absence of certain relationships with TopBuild;

•
brokers’ fees and expenses;

•
accuracy of information supplied for purposes of this joint proxy statement/prospectus;

•
solvency; and

•
the opinion of its financial advisor.

Some of the representations and warranties in the merger agreement made by QXO, Titanium Merger Sub and Forward Merger Sub are qualified as to “materiality” or “QXO material adverse effect.” For purposes of the merger agreement, a “QXO material adverse effect” means any event, change, effect, development, circumstance, state of facts, condition or occurrence that, when considered individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of QXO and its subsidiaries, taken as a whole. The definition of “QXO material adverse effect” excludes the following from constituting, whether alone or in combination, or being taken into account in determining whether there has been a QXO material adverse effect:
(i)
changes or developments in economic, business or labor conditions generally in the United States or other countries in which QXO or any of its subsidiaries conduct operations, including (1) any changes or developments in or affecting the securities, credit or financial markets, (2) any changes or developments in or affecting interest, currency or exchange rates, commodity prices, tariffs, anti-dumping or countervailing duties, surtaxes or any trade wars or (3) the effect of any potential or actual government shutdown;

(ii)
changes or developments in or affecting the industry or industries in which QXO or any of its subsidiaries operate (including such changes or developments resulting from general economic conditions);

(iii)
the announcement of the merger agreement and the transactions contemplated thereby, including any effects as a result of the identification of TopBuild or any of its affiliates;

(iv)
changes or developments arising out of acts of terrorism or sabotage, civil disturbances or unrest, war (whether or not declared), the commencement, continuation or escalation of a war or military action, acts of hostility, weather conditions or other acts of God (including storms, earthquakes, floods or other natural disasters or changes due to the outbreak or continuation of any epidemic, pandemic or other health crisis), including any actual or threatened material worsening of such conditions;

(v)
actions expressly required of QXO under the merger agreement;

(vi)
any action alleging breach of fiduciary duty or violation of any applicable Laws relating to the merger agreement or the transactions contemplated by the merger agreement, including as this exception applies to the effects arising out of, relating to or resulting from the bringing of such action, but excluding the effects relating to or resulting from an actual breach or violation of law;

(vii)
changes or developments in applicable laws, regulatory policies or the definitive interpretations thereof;

(viii)
changes or developments in GAAP or any foreign equivalents thereof or the interpretations thereof;

(ix)
any failure, in and of itself, by QXO to meet any internal or public projections, forecasts or estimates of revenues or earnings for any period; and

(x)
a decline, in and of itself, in the price or trading volume of QXO shares or any change in the ratings or ratings outlook for QXO or any of its subsidiaries,

except, in the cases of the foregoing clauses (i), (ii), (iv), (vii) or (viii), to the extent that such changes or developments have a disproportionate effect on QXO and its subsidiaries, taken as a whole, relative to others in the industry or industries in which QXO and its subsidiaries operate.
None of the representations and warranties of the parties to the merger agreement contained in the merger agreement or in any certificate delivered pursuant to the merger agreement will survive the effective time of the mergers.
Interim Operations of TopBuild Pending the Mergers
TopBuild has agreed that, from the date of the merger agreement until the earlier of the Titanium Merger effective time and the termination of the merger agreement, except as consented to in writing by QXO, TopBuild will use its commercially reasonable efforts to cause the business of its and its subsidiaries to be conducted, in all material respects, in the ordinary and usual course consistent with past practice, and use commercially reasonable efforts to (i) preserve its business organization, assets, and lines of business; (ii) maintain in effect all licenses, permits, consents, franchises, approvals and authorizations that are material to TopBuild and its subsidiaries, taken as a whole; (iii) maintain all leases and personal property (reasonable wear and tear excepted) that are material to TopBuild and its subsidiaries, taken as a whole, used by TopBuild and its subsidiaries and necessary to conduct TopBuild’s business in the ordinary course of business consistent with past practice (but with no obligation to renew or extend any lease or to otherwise exercise any rights or options it may have under any lease, including but not limited to rights to purchase or increase or decrease its current properties); and (iv) maintain in all material respects existing relations and goodwill with governmental entities, customers, suppliers, employees and agents.
TopBuild has further agreed that, from the date of the merger agreement until the earlier of the Titanium Merger effective time and the termination of the merger agreement, except as consented to in writing by QXO (which consent will not be unreasonably withheld, conditioned or delayed), as expressly provided for by the merger agreement or as required by applicable laws or definitive interpretations thereof by any governmental entity, TopBuild will not, among other things and subject to specified exceptions (including as may be listed in a confidential schedule to the merger agreement):
•
adopt any amendments to its charter or bylaws or, in the case of any subsidiary that is not a corporation, similar applicable organizational documents;

•
adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization, or other reorganization of TopBuild (other than the mergers), acquire by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of any business or any corporation, partnership, joint venture, association or other business organization or division thereof, take or omit to take any action that would cause any rights under material intellectual property to lapse, be abandoned or cancelled, or fall into the public domain or enter into a joint venture or partnership or similar third-party business enterprise;

•
acquire any assets or capital stock from any other person, other than acquisitions of assets in the ordinary course of business consistent with past practice;

•
issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of TopBuild or any of its subsidiaries other than in connection with exercise of TopBuild options and settlement of TopBuild RSU awards and TopBuild PSU awards;

•
other than ordinary course trade credit or otherwise in an amount not to exceed $10,000,000, in each case, made in the ordinary course of business, make any loans, advances, capital contributions or investments;

•
declare, set aside or pay any dividends on, make any other distributions in respect of, any of its capital stock, or split, combine or reclassify any TopBuild securities, or repurchase or redeem any of its capital stock or options, convertible or exchangeable securities or other rights to acquire such capital stock, other than in connection with exercise of options and other equity awards, or enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of TopBuild’s capital stock;

•
redeem, repurchase, prepay, defease, incur, assume, endorse or guarantee or otherwise become liable for any indebtedness, other than any additional indebtedness incurred under existing revolving credit facilities of TopBuild for working capital purposes in the ordinary course of business in an amount not to exceed $150,000,000 in the aggregate (provided that QXO’s prior written consent will be required in respect of any incremental incurrence of indebtedness thereunder in excess of $5,000,000) or (B) materially modify the terms of any indenture or TopBuild’s senior notes or take any action that would result in a “Default” or “Event of Default” (each, as such term is defined in the applicable indenture) under any indenture or any of TopBuild’s senior notes;

•
release, assign, compromise, pay, discharge, waive, settle, agree to settle, or satisfy any action except where such action results solely in an obligation for TopBuild or its subsidiaries to pay an amount no more than $10,000,000 in the aggregate after the application of insurance proceeds or third-party indemnity or that is fully reflected or reserved, or waive any claims of substantial value of more than $10,000,000 in the aggregate, in each case, except as permitted under the merger agreement;

•
make, commit to make or authorize any capital expenditure, other than capital expenditures that are in the ordinary course of business and are consistent with past practice, consistent with TopBuild’s existing capital budget for 2026 and do not exceed $5,000,000 individually or $20,000,000 in the aggregate;

•
make any material changes with respect to financial accounting policies or procedures;

•
enter into, amend or terminate any material contract or real property lease or waive or grant any release or relinquishment of any material rights under, or renew any material contract;

•
make, change or revoke any material tax election, file any material amended tax return, request any tax ruling or settle or compromise any material tax liability;

•
acquire, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, fail to renew, or allow to lapse or expire or otherwise dispose of (or agree to do, or grant any options, or rights of first refusal, first offer or first negotiation with respect to, any of the foregoing) any assets or businesses of TopBuild or its subsidiaries, including any real property, capital stock of any of its subsidiaries;

•
grant any new rights to severance or termination payments or benefits to any company service provider, increase the compensation or employee benefits of any such individual, establish, adopt, terminate or amend any benefit plan, take any action to accelerate the vesting, payment or funding of any compensation or benefits under any benefit plan or hire, promote or terminate the employment (other than for cause) of any employee with a “management level” description of “VPO/Regional Manager” or above;

•
terminate, permit to lapse, amend or cancel any material insurance policy; and

•
agree, authorize or commit to do any of the foregoing, or authorize, recommend or announce an intention to do any of the foregoing.

Interim Operations of QXO Pending the Mergers
QXO has agreed that, from the date of the merger agreement until the earlier of the Titanium Merger effective time and the termination of the merger agreement, except as consented to in writing by TopBuild, QXO will use its commercially reasonable efforts to cause the business of its and its subsidiaries to be conducted, in all material respects, in the ordinary and usual course consistent with past practice, and use commercially reasonable efforts to (i) preserve its business organization, assets, and lines of business; (ii) maintain in effect all licenses, permits, consents, franchises, approvals and authorizations that are material to QXO and its subsidiaries, taken as a whole; (iii) maintain all leases and personal property (reasonable wear and tear excepted) that are material to QXO and its subsidiaries, taken as a whole, used by QXO and its subsidiaries and necessary to conduct QXO’s business in the ordinary course of business consistent with past practice (but with no obligation to renew or extend any lease or to otherwise exercise any rights or options it may have under any lease, including but not limited to rights to purchase or increase or decrease its current properties); and (iv) maintain in all material respects existing relations and goodwill with governmental entities, customers, suppliers, employees and agents, except as set forth in QXO’s confidential disclosure letter.
QXO has further agreed that, from the date of the merger agreement until the earlier of the Titanium Merger effective time and the termination of the merger agreement, except as consented to in writing by TopBuild (which consent will not be unreasonably withheld, conditioned or delayed), as expressly provided for by the merger agreement or as required by applicable laws or definitive interpretations thereof by any governmental entity, QXO will not, among other things and subject to specified exceptions (including as may be listed in a confidential schedule to the merger agreement):
•
adopt any amendments to its charter or bylaws or, in the case of any subsidiary that is not a corporation, similar applicable organizational documents in any way that would prevent, materially delay or materially impair the ability of QXO, Titanium Merger Sub and Forward Merger Sub to consummate the mergers or would discriminate against holders of TopBuild shares relative to other QXO stockholders;

•
adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization of QXO (other than the merger agreement), in each case with respect to QXO, Titanium Merger Sub and Forward Merger Sub;

•
issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of QXO (other than in connection with the exercise, vesting or settlement of QXO equity or equity-based awards, the issuance of shares of capital stock by a wholly owned QXO subsidiary to QXO or another wholly owned QXO subsidiary or the issuance, sale, pledge, disposition of, grant, transfer or encumbrance of capital stock of any subsidiary of QXO in connection with financing arrangements or in connection with any acquisition or other transaction by QXO or its subsidiaries);

•
(i) declare, set aside or pay any dividend or other distribution, with respect to its capital stock except for dividends required to be declared and paid pursuant to the terms of the convertible preferred shares, Series B Preferred Stock and Series C Preferred Stock, (ii) split, combine or reclassify the QXO shares or any other outstanding capital stock of QXO or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution therefor, (iii) redeem, purchase or otherwise acquire any capital stock, except for acquisitions, or deemed acquisitions, of QXO shares or other equity securities of QXO in connection with (1) the satisfaction of tax withholding obligations with respect to equity or equity-based awards of QXO outstanding on the date of the merger agreement, (2) the payment of the exercise price of QXO options outstanding on the date of the merger agreement with QXO shares and (3) forfeitures of equity or equity-based awards of QXO outstanding on the date of the merger agreement, in the case of each of (1), (2) and (3), pursuant to their terms as in effect on the date of the merger agreement, and except for acquisitions or deemed acquisitions of QXO shares or other equity securities of QXO or any of its wholly owned subsidiaries by QXO or any of its wholly owned subsidiaries, or (iv) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of QXO’s capital stock or any of its subsidiaries, provided that nothing will prohibit dividends and distributions paid or made on a pro rata basis by subsidiaries of QXO in the ordinary course consistent with past practice; or
•
agree, authorize or commit to do any of the foregoing, or authorize, recommend or announce an intention to do any of the foregoing.

Board Representation
Prior to, and conditioned on, the occurrence of the Titanium Merger effective time, QXO will increase the size of the QXO board to cause one member of TopBuild’s board as of the time of the signing of the agreement, identified by TopBuild between the date of the signing of the merger agreement and the date of the closing of the mergers following prior consultation with QXO and subject to QXO’s mutual agreement, to be appointed to the QXO board as of the Titanium Merger effective time. QXO will use its reasonable best efforts to cause such individual to be elected to the QXO board in accordance with QXO’s governing documents at the first annual meeting of QXO’s stockholders at which such individual is eligible for election with a proxy mailing date after the Titanium Merger effective time.
Access to Information
From and after the date of the merger agreement, subject to the requirements of applicable law, TopBuild has agreed to, and to cause its subsidiaries to provide QXO and its authorized representatives full and complete access to TopBuild’s officers, employees, representatives, auditors, properties, books, contracts, audit working papers and records, and to furnish promptly to QXO all information concerning its business, properties and personnel as may reasonably be requested, as well as to provide QXO and its authorized representatives information and access specified in certain sections of TopBuild’s confidential disclosure letter, in each case, during normal business hours, to the extent such access does not unreasonably interfere with the conduct of the business of TopBuild or any of its subsidiaries.
Directors’ and Officers’ Indemnification and Insurance
Parties have agreed that all provisions relating to exculpation, advancement of expenses and indemnification for acts or omissions occurring prior to the Titanium Merger effective time as provided in the certificate of incorporation or bylaws of TopBuild or any of its subsidiaries as of the date of the merger agreement will remain in effect for a six-year period beginning at the Titanium Merger effective time. QXO has also agreed to, and agreed to cause the surviving company to, indemnify and hold harmless, to the fullest extent permitted by applicable law each current and former director or officer of TopBuild and its subsidiaries (collectively, the “indemnitees”) against any costs or expenses (including reasonable attorneys’ fees) arising out of or related to such indemnitee’s service as a director or officer of TopBuild or its subsidiaries or services performed by such indemnitee at the request of TopBuild or its subsidiaries at or prior to the effective time of the mergers, to the same extent such person is indemnified as provided in the certificate of incorporation or bylaws of TopBuild or any of its subsidiaries or any indemnification agreement with TopBuild, in each case, as of the date of the merger agreement.
Prior to the Titanium Merger effective time, TopBuild will (and if TopBuild fails to do so QXO will cause the surviving company as of the Titanium Merger effective time to) obtain and fully pay the premium for six-year “tail” directors’ and officers’ insurance policies from an insurance carrier with the same or better credit rating as TopBuild’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions, limits of liability and other material terms that are at least as favorable as TopBuild’s existing policies with respect to any acts or omissions occurring at or prior to the Titanium Merger effective time. TopBuild will not pay, and neither QXO nor the surviving company will be required to pay, an aggregate amount for such insurance policies in excess of 300% of the annual premium currently paid by TopBuild.
SEC Filings
The merger agreement provides that, as promptly as practicable but within thirty business days of the date of the merger agreement, QXO and TopBuild will jointly prepare and cause to be filed with the SEC this joint proxy statement/prospectus and QXO and TopBuild will jointly prepare and QXO will cause to be filed with the SEC the Form S-4, of which this joint proxy statement/prospectus forms a part. Each of QXO and TopBuild will use its reasonable best efforts to have this joint proxy statement/prospectus and Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and to have the Form S-4 be declared effective under the Securities Act as promptly as reasonably practicable after such filing. Each of QXO and TopBuild will, as promptly as reasonably practicable following a request from the other party, furnish any information that may be reasonably necessary in (i) connection with any statement, filing, notice or application made by or on behalf of QXO, TopBuild or any of their respective subsidiaries to the SEC or the NYSE in connection with the mergers, including the Form S-4 and this joint proxy statement/prospectus and (ii) the preparation of required unaudited pro forma condensed combined financial statements and related footnotes in connection with this joint proxy statement/prospectus. If at any time prior to the Titanium Merger effective time an event occurs with respect to QXO, TopBuild or any of their respective subsidiaries or with respect to the information supplied for inclusion in the Form S-4 and this joint proxy statement/prospectus that is required to be disclosed in an amendment or supplement to the Form S-4 and this joint proxy statement/prospectus, such event will be described in an amendment or supplement and filed within forty-eight hours or later as agreed to between QXO and TopBuild. Each of QXO and TopBuild will notify the other party in writing within twenty-four hours of a director or senior executive officer of such party becoming aware of any SEC or government comments. QXO and TopBuild will respond to any SEC or SEC staff comments as promptly as reasonably practicable.
No filing of the Form S-4 or this joint proxy statement/prospectus (or any amendment or supplement thereto), and no response to SEC comments with respect thereto, will be made by QXO or TopBuild without first providing the other party with up to forty-eight hours to review and comment on the proposed document or response. Each of QXO and TopBuild is required to include all comments reasonably proposed by the other party and must obtain the other party’s approval (not to be unreasonably withheld, conditioned or delayed) before filing, distributing or responding, with a party deemed to have approved if it fails to respond within the forty-eight hour window. With respect to documents filed by a party that are incorporated by reference into the Form S-4 or joint proxy statement/prospectus, this review and approval right applies only to information relating to the mergers or the combined entity.
Stockholder Meetings
The merger agreement requires each of QXO and TopBuild to duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of obtaining the applicable stockholder approval no later than twenty-one business days after the mailing of this joint proxy statement/prospectus. Each of QXO and TopBuild is required to use reasonable best efforts to hold the QXO stockholder meeting and the TopBuild stockholder meeting on the same day and at the same time and to obtain the applicable stockholder approval (subject to certain exceptions related to a QXO adverse recommendation change and TopBuild adverse recommendation change, respectively). Neither QXO nor TopBuild may delay or postpone or adjourn its stockholder meeting without the prior written consent of the other party except (i) to distribute any supplement or amendment to this joint proxy statement/prospectus, the distribution of which the relevant board has determined in good faith, following consultation with the other party and based on the advice of outside legal counsel, to be necessary under applicable Law (provided that any such adjournment or postponement will only be for the minimum period required by applicable Law) or (ii) for an absence of quorum; provided, that in the case of an adjournment or postponement caused by the absence of a quorum, QXO or TopBuild, as applicable, will use reasonable best efforts to obtain a quorum as promptly as practicable and reconvene the applicable stockholder meeting at the earliest practicable date on which the respective board reasonably expects there to be a quorum, and neither QXO nor TopBuild will be permitted to, without the prior written consent of the other party, postpone, delay or adjourn its stockholder meeting (A) more than three times, (B) for a period exceeding ten business days or (C) if doing so would require setting a new record date. Without the other party’s prior written consent, the only matters to be voted on at the TopBuild stockholder meeting and the QXO stockholder meeting will be the matters contemplated by the TopBuild stockholder approval and the QXO stockholder approval, respectively (other than matters of procedure and matters required by applicable Law to be voted on by stockholders in connection therewith); provided that QXO may, in its sole discretion, also submit to its stockholders for approval at the QXO stockholder meeting an amendment to QXO’s certificate of incorporation to increase the number of authorized QXO shares. Each party’s obligation to duly call, give notice of, convene and hold its special stockholder meeting will not be affected by the commencement, public proposal, public disclosure or communication of any TopBuild acquisition proposal or any QXO acquisition proposal, as applicable.
Reasonable Best Efforts
Each of TopBuild and QXO has agreed to use their respective reasonable best efforts to cause the transactions contemplated by the merger agreement to be consummated as soon as practicable. Each of TopBuild and QXO has agreed to make (i) each of their respective filings under the HSR Act within ten business days of the execution of the merger agreement, (ii) each of their respective filings with respect to any required notices and approvals as set forth in the confidential TopBuild disclosure letter and (iii) any other applicable foreign antitrust, foreign direct investment or competition law filings as promptly as practicable. QXO and TopBuild will as promptly as practicable comply with any additional requests for information by any governmental entities with jurisdiction over enforcement of the HSR Act, any other applicable antitrust law of the United States, or any other applicable antitrust, competition, foreign direct investment or similar laws of any foreign jurisdiction. In no event, however, will QXO or any of its subsidiaries be required to, nor will TopBuild and its subsidiaries be permitted to (without QXO’s prior written consent) sell or otherwise dispose of, or hold separate or agree to sell or otherwise dispose of, assets, categories of assets or businesses of TopBuild or QXO or their respective subsidiaries, terminate existing relationships, contractual rights or obligations of TopBuild or QXO or their respective subsidiaries, terminate any venture or other arrangement, create any relationship, contractual rights or obligations, or effectuate any other change or restructuring of TopBuild or QXO or their respective subsidiaries, in each case, if such actions would be reasonably expected to be material to the business, condition (financial or otherwise) or results of operations of QXO and its subsidiaries or TopBuild and its subsidiaries. Materiality for this purpose will be measured on the basis of a consolidated group of entities the size and scale of a hypothetical company that is the same size as TopBuild and its subsidiaries, taken as a whole, as of the date of the merger agreement.
QXO, TopBuild, Titanium Merger Sub or Forward Merger Sub are not permitted to (i) initiate or agree to participate in any meetings or discussions with government antitrust authorities regarding the mergers or any filings or applicable laws without providing reasonable prior notice and the opportunity to participate to the other parties, (ii) extend any waiting period under the HSR Act without the prior written consent of the other parties (which consent cannot be unreasonably withheld, conditioned or delayed), or (iii) enter into any agreement with a governmental entity to delay or not consummate the mergers. From the date of the merger agreement until the earlier of (i) the expiration or termination of the applicable waiting period (and any extensions thereof) under the HSR Act and (ii) May 29, 2026, QXO will not, and will not permit any of its subsidiaries to, consummate any acquisition of any business, assets or person that would reasonably be expected to materially delay or materially increase the risk of not obtaining any required antitrust clearance for the mergers.
Employee Matters
QXO has agreed that, for a period of one year following the Titanium Merger effective time, it will provide or cause the surviving company to provide, to each individual who remains employed by TopBuild or any of its affiliates following the Titanium Merger effective time (each, a “TopBuild employee”): (i) a base salary or regular hourly wage rate, as applicable, that is not less than the base salary or regular hourly wage rate, as applicable, provided to such TopBuild employee by TopBuild or its subsidiaries immediately prior to the Titanium Merger effective time, (ii) annual target cash incentive compensation opportunities (excluding equity-based incentive compensation opportunities) that are not less than those provided immediately prior to the Titanium Merger effective time, and (iii) solely to the extent that any TopBuild employee is eligible for target long-term incentive compensation opportunities provided by TopBuild and its subsidiaries as of immediately prior to the Titanium Merger effective time, such TopBuild employees will be eligible for consideration to participate in QXO’s long-term incentive plan, as determined by QXO in its reasonable discretion and (iv) employee benefits (excluding severance, equity-based incentive compensation opportunities, defined benefit pension, non-qualified deferred compensation, post-retirement medical or welfare benefits, retention and any change in control benefits) that are substantially similar, in the aggregate, to those provided to such employee immediately prior to the Titanium Merger effective time. Under the merger agreement, QXO will also cause TopBuild or the surviving company, as applicable, to provide TopBuild employees who experience a qualifying termination of employment during the one year period following the Titanium Merger effective time with certain severance benefits as described in TopBuild’s confidential disclosure letter.
QXO has also agreed that QXO, TopBuild and the surviving company will honor, in accordance with their terms, all employment, severance, income continuity and change of control programs, plans or agreements between TopBuild and the TopBuild employees in existence on the date of the merger agreement or, to the extent such changes are permitted under the merger agreement, as of the Titanium Merger effective time; provided that the foregoing shall not prohibit QXO, TopBuild or the surviving company from amending, suspending or terminating any such arrangements (excluding individual severance arrangements) to the extent permitted under, and in accordance with, their terms and the merger agreement.
QXO has also agreed that, with respect to any employee benefit plan maintained by QXO or its subsidiaries in which the TopBuild employees or their respective beneficiaries and dependents are otherwise eligible to participate effective as of or after the Titanium Merger effective time, QXO will, or will cause the surviving company to take commercially reasonable efforts to (i) provide each TopBuild employee with service credit for purposes of determining eligibility to participate, vesting, benefit accruals and entitlement to and level of benefits where length of service is relevant, subject to certain customary exclusions, (ii) waive any pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements with respect to participation and coverage requirements applicable to each TopBuild employee and any covered dependent under such benefit plan that is a welfare benefit plan to the extent such conditions were waived or satisfied under similar TopBuild benefit plans immediately prior to the Titanium Merger effective time, and (iii) provide credit to each TopBuild employee and any covered dependent thereof for any co-payments and deductibles incurred prior to the effective time for such TopBuild employee’s coverage under the applicable QXO benefit plans for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such QXO benefit plan that may apply as of or following the Titanium Merger effective time.
Except as not permitted by a collective bargaining agreement, QXO may request, no less than ten business days prior to the Titanium Merger effective time, that, solely to the extent that QXO has established a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code at or prior to the Titanium Merger effective time (“QXO 401(k) Plan”), to cause TopBuild to terminate, effective as of the day immediately prior to the Titanium Merger effective time and contingent upon the occurrence of the closing of the mergers, any TopBuild benefit plan that is a defined contribution plan intended to be qualified under Section 401(a) of the Code (“TopBuild 401(k) Plan”). QXO will permit each TopBuild employee who is then actively employed and participating in a TopBuild 401(k) Plan to elect a “direct rollover” of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, promissory notes (in the case of outstanding loans) or a combination thereof in an amount equal to the full account balance (including earnings thereon) distributed to such TopBuild employee from the TopBuild 401(k) Plan. If the TopBuild 401(k) Plan is terminated pursuant to QXO’s request in accordance with the preceding sentence, each TopBuild employee will be eligible to participate in a QXO 401(k) plan as of the Titanium Merger effective time.
Tax Matters
QXO and TopBuild intend that the Titanium Merger and the Forward Merger, taken together, will qualify as a “reorganization” for U.S. federal income tax purposes under Section 368(a) of the Code, and have adopted the merger agreement as a “plan of reorganization” for purposes of Section 368 of the Code. Each of QXO and TopBuild has agreed to use reasonable best efforts to cause the mergers to so qualify, not to take (or fail to take) any action that would reasonably be expected to prevent that qualification, and to file its tax returns consistent with that treatment. QXO and TopBuild have also agreed to cooperate to obtain (i) a tax opinion to be filed with the Form S-4 and (ii) a tax opinion delivered to TopBuild at closing, in each case to the effect that the mergers, taken together, will qualify as a reorganization under Section 368(a) of the Code. Each opinion is to be issued by Jones Day or another nationally recognized law firm reasonably satisfactory to QXO and TopBuild (with Paul, Weiss, Rifkind, Wharton & Garrison LLP deemed acceptable).
Financing Cooperation
Prior to the Titanium Merger effective time, at QXO’s sole cost and expense, TopBuild has agreed to use reasonable best efforts to, to cause its subsidiaries to use reasonable best efforts to, and to use reasonable best efforts to cause its and its subsidiaries’ respective representatives to, provide customary cooperation in connection with any debt and/or equity financing by QXO or any of its subsidiaries or affiliates in connection with the transactions contemplated by the merger agreement as may be reasonably requested by QXO or its representatives. However, no such cooperation will:
(i)
require TopBuild, its subsidiaries and its representatives to (A) pay any commitment or other fee or otherwise bear any cost or expense or make any other payment or incur any other actual or potential liability prior to the Titanium Merger effective time (other than liabilities indemnified by QXO pursuant to the merger agreement), (B) provide any indemnity, guarantee, pledge or security in connection with the financing prior to the Titanium Merger effective time or (C) execute any solvency certificate or deliver any similar certificate or representation;

(ii)
unreasonably interfere with the ongoing operations of TopBuild and its subsidiaries;

(iii)
require TopBuild or its subsidiaries or representatives to pass resolutions or consents or approve or authorize the execution of any financing or the definitive financing agreement or deliver any certificates in connection therewith, in each case, unless the effectiveness of such resolutions, consents, certificates or documents is contingent upon the occurrence of the closing of the mergers;

(iv)
require TopBuild or its affiliates (A) to waive or amend any terms of the merger agreement or take any action that would conflict with or violate TopBuild’s or any subsidiaries’ organizational documents or, in the reasonable judgment of TopBuild, subject any director, officer, manager, employee, accountant, legal counsel or other representative of TopBuild or its subsidiaries to any personal liability, (B) to take any action that would or could reasonably be expected to, in the reasonable judgment of TopBuild, result in the loss of attorney-client privilege and (C) to take any action that would or could reasonably be expected to, in the reasonable judgment of TopBuild, conflict with, or result in any violation or breach of, any law, any material contract with a third party or any obligations of confidentiality to a third party; or

(v)
require TopBuild or its subsidiaries and representatives to prepare or provide certain information or to change any fiscal period or deliver any legal opinion.

Treatment of TopBuild Debt
TopBuild is required to deliver customary payoff letters and take all actions necessary to facilitate the termination of commitments under its existing credit agreement, the repayment in full of all obligations outstanding thereunder (other than letter of credit obligations that are backstopped, “rolled over,” or cash collateralized), and the release of all related liens, in each case on the closing date. The payoff amount for such indebtedness will be paid by QXO. In addition, QXO may, at its option, direct offers to purchase or otherwise retire or roll all or a portion of TopBuild’s outstanding senior notes into QXO’s capital structure, in each case conditioned upon consummation of the closing.
Transaction Litigation
TopBuild will promptly notify QXO of any stockholder demands, litigations, arbitrations or other similar action (including any derivative claim) against TopBuild or its directors, officers or employees relating to the transactions contemplated by the merger agreement and keep QXO fully informed on a prompt basis regarding any such litigation and all material developments relating thereto. TopBuild will give QXO the opportunity to participate in the defense or settlement of such litigation and consult with QXO in connection with material strategic decisions relating to the defense or settlement of any such action. No settlement of any such litigation will be agreed to or offered by TopBuild or its representatives without QXO’s prior written consent (which may not be unreasonably withheld, conditioned or delayed).
No Solicitation by TopBuild
TopBuild has agreed to, and to cause its affiliates and representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any persons that may be ongoing with respect to any TopBuild acquisition proposal (as defined further below), promptly (but in any event within one business day after the date of the merger agreement) instruct any person who entered into a confidentiality agreement with TopBuild that has not expired or been terminated to return or destroy all such information or documents and immediately terminate all physical and electronic data room access to diligence or other information regarding TopBuild or any of its subsidiaries. In addition, TopBuild has agreed that it will not, and will cause affiliates and representatives not to, directly or indirectly:
(i)
solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a TopBuild acquisition proposal;

(ii)
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish any non-public information or afford access to properties, books or records to any other person in connection with or for the purpose of soliciting, initiating, encouraging or facilitating, a TopBuild acquisition proposal; or

(iii)
approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to, or take any action to support or in furtherance of, a TopBuild acquisition proposal.

TopBuild has also agreed that it will not, and will cause its subsidiaries not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, any confidentiality or standstill provision in any agreement to which TopBuild or any of its subsidiaries is a party unless TopBuild receives a written request from a third party to take such action and the TopBuild board determines in good faith, after consultation with outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with the TopBuild board’s fiduciary duties under applicable law, and TopBuild will, and will cause its subsidiaries to, enforce the confidentiality and standstill provisions of any such agreement, and TopBuild will, and will cause its subsidiaries to, immediately take all steps necessary to terminate any waiver that may have been heretofore granted, to any person other than QXO or any of QXO’s affiliates, under any such provisions (other than any termination of any standstill provision that occurs automatically upon the execution or announcement of the merger agreement).
Notwithstanding the above limitations, if TopBuild receives prior to the date of the TopBuild stockholder approval a bona fide unsolicited written TopBuild acquisition proposal that did not result from a breach of the non-solicitation provisions of the merger agreement and that the TopBuild board determines, in good faith, after consultation with outside financial advisors of nationally recognized reputation and outside legal counsel constitutes, or could reasonably be expected to lead to, a TopBuild superior proposal (as defined below) and, after consultation with TopBuild’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the TopBuild board’s fiduciary duties under applicable law, TopBuild may take the following actions:
•
furnish, pursuant to an acceptable confidentiality agreement, information with respect to TopBuild and its subsidiaries to the third party making such TopBuild acquisition proposal (provided, that substantially simultaneously TopBuild provides to QXO any nonpublic information that was not previously furnished to QXO); and

•
engage in or otherwise participate in discussions or negotiations with the person making such a TopBuild acquisition proposal regarding such TopBuild acquisition proposal.

TopBuild is required to promptly, and in no event later than 24 hours after receipt, notify QXO of any TopBuild acquisition proposal or request for nonpublic information relating to TopBuild or any subsidiary of TopBuild or for access to the properties, books or records of TopBuild or any subsidiary of TopBuild that, in the TopBuild board’s good faith judgment, would reasonably be expected to give rise to or result in a TopBuild acquisition proposal and will promptly, and in no event later than 24 hours after receipt, provide copies to QXO of any such written requests, proposals or indications of interest with respect to such TopBuild acquisition proposal or draft agreements relating to such a TopBuild acquisition proposal. TopBuild will promptly, and in no event later than 24 hours after making such determination, notify QXO if it determines to begin providing information or to engage in discussions or negotiations concerning a TopBuild acquisition proposal and TopBuild will keep QXO informed of any material developments regarding any TopBuild acquisition proposal or such requests, including by providing to QXO copies of any additional or revised written proposals or indications of interest with respect to such a TopBuild acquisition proposal, and/or draft agreements relating to such TopBuild acquisition proposal within 24 hours and on a daily basis at mutually agreeable times, advise and confer with QXO (including on an outside legal counsel basis) regarding the process of negotiations concerning any TopBuild acquisition proposal or such request and the material details of any such a TopBuild acquisition proposal or such request and will respond in good faith to questions reasonably asked by QXO (or its outside counsel) related thereto.
“TopBuild acquisition proposal” means:
•
any inquiry, proposal or offer for or with respect to (or expression of interest by any person that it is considering or may engage in) a merger, joint venture, partnership, consolidation, dissolution, liquidation, recapitalization, reorganization, share exchange, business combination or similar transaction;

•
any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, 20% or more of the outstanding TopBuild shares or other securities of TopBuild; or

•
any inquiry, proposal or offer to (or expression by any person that it is considering or may seek to) acquire in any manner (including the acquisition of stock in any subsidiary of TopBuild), directly or indirectly, in one or more transactions, assets or businesses of TopBuild or its subsidiaries, including pursuant to a joint venture or partnership, representing 20% or more of the consolidated total assets (including equity securities of its subsidiaries), revenues, EBITDA or net income of TopBuild.

“TopBuild superior proposal” means a bona fide, unsolicited written TopBuild acquisition proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and TopBuild), the stockholders of such third party) acquiring, directly or indirectly, more than 80% of the outstanding TopBuild shares or more than 80% of the assets of TopBuild and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, (ii) that the TopBuild board determines in good faith, after consultation with its outside legal counsel and its outside financial advisors of nationally recognized reputation, is reasonably likely to be completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such TopBuild acquisition proposal, (iii) that the TopBuild board determines in good faith, after consultation with its outside legal counsel and its outside financial advisors (taking into account any changes to the merger agreement proposed by QXO in response to such TopBuild acquisition proposal, and all financial, legal, regulatory and other aspects of such TopBuild acquisition proposal, including all conditions contained therein and the person making such proposal, and the merger agreement as well as post-closing synergies and pro forma economics), is more favorable to the stockholders of TopBuild (in their capacity as stockholders) from a financial point of view than the mergers and (iv) the definitive documentation in respect of which does not contain any due diligence or financing condition.
TopBuild Changes of Recommendation
As described above, and subject to the provisions described below, the TopBuild board has determined to recommend that the stockholders of TopBuild approve the mergers. The foregoing recommendation is referred to herein as the “TopBuild recommendation.” The TopBuild board also agreed to include the TopBuild recommendation in this joint proxy statement/prospectus.
Except as described below, the TopBuild board will not:
(i)
fail to include the TopBuild recommendation in this joint proxy statement/prospectus or any amendment thereof;

(ii)
change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to QXO, the TopBuild recommendation;

(iii)
take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer that constitutes a TopBuild acquisition proposal (other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case that includes a reaffirmation of the TopBuild recommendation);

(iv)
adopt, approve or recommend, or publicly propose to adopt, approve or recommend to stockholders of TopBuild a TopBuild acquisition proposal; or

(v)
fail to publicly recommend against a TopBuild acquisition proposal and reaffirm the TopBuild recommendation within ten business days of the request of QXO.

(any such action above being referred to as a “TopBuild adverse recommendation change”).
However, prior to the TopBuild stockholder approval, the TopBuild board may (x) make a TopBuild adverse recommendation change if, after receiving a bona fide, unsolicited TopBuild acquisition proposal, the TopBuild board has determined in good faith, (1) after consultation with its outside legal counsel, that the failure to make a TopBuild adverse recommendation change would reasonably be expected to be inconsistent with the TopBuild board’s fiduciary duties under applicable Law, and (2) after consultation with outside financial advisors of nationally recognized reputation and outside legal counsel, such TopBuild acquisition proposal constitutes a TopBuild superior proposal. However, prior to making such TopBuild adverse recommendation change:
(A)
TopBuild must give QXO at least four business days’ prior written notice of its intention to make such TopBuild adverse recommendation change;

(B)
to the extent requested by QXO, TopBuild and its officers and directors must have negotiated, and TopBuild must have used reasonable best efforts to cause its representatives to negotiate in good faith with QXO during such notice period to enable QXO to propose revisions to the terms of the merger agreement such that it would cause such TopBuild superior proposal to no longer constitute a TopBuild superior proposal;

(C)
following the end of such notice period, the TopBuild board will have considered in good faith any revisions to the terms of the merger agreement proposed in writing by QXO, and will have determined, after consultation with its outside financial advisors of nationally recognized reputation and outside legal counsel, that (x) failure to make a TopBuild adverse recommendation change would nevertheless reasonably be expected to be inconsistent with the TopBuild board’s fiduciary duties under applicable law and (y) the TopBuild superior proposal would nevertheless continue to constitute a TopBuild superior proposal, in each case, if the revisions proposed by QXO were to be given effect; and

(D)
in the event of each and every change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such TopBuild superior proposal, TopBuild will, in each case, have delivered to QXO an additional notice consistent with that described in clause (A) above and a new four-business day notice period under clause (A) above will commence, during which time TopBuild will be required to comply with the requirements of this sentence anew with respect to each such additional notice (provided that TopBuild and its affiliates and their representatives have complied in all material respects with the non-solicitation provisions of the merger agreement).

In addition, prior to the TopBuild stockholder approval, the TopBuild board may (i) fail to include the TopBuild recommendation in this joint proxy statement/prospectus or any amendment thereof or (ii) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to QXO, the TopBuild recommendation (any such action in the foregoing clauses (i) or (ii), a “TopBuild intervening event recommendation change”), if, in response to a TopBuild intervening event (as defined below), the TopBuild board has determined in good faith, after consultation with its outside legal counsel, that failure to make such TopBuild intervening event recommendation change would reasonably be expected to be inconsistent with the TopBuild board’s fiduciary duties under applicable Law; provided that (A) such action will not in any way relate to a TopBuild acquisition proposal or a TopBuild superior proposal and, (B) prior to making such TopBuild intervening event recommendation change:
(A)
TopBuild has given QXO at least four business days’ prior written notice of its intention to make such TopBuild intervening event recommendation change and a reasonable description of the TopBuild Intervening Event that serves as the basis of such TopBuild intervening event recommendation change;

(B)
to the extent requested by QXO, TopBuild and its officers and directors have negotiated, and TopBuild has used reasonable best efforts to cause its representatives to negotiate, in good faith with QXO during such notice period to enable QXO to propose revisions to the terms of the merger agreement in such a manner that would obviate the need for making such TopBuild intervening event recommendation change;

(C)
following the end of such notice period, the TopBuild board will have considered in good faith any revisions to the terms of the merger agreement proposed in writing by QXO, and will have determined in good faith, after consultation with its outside legal counsel, that failure to make a TopBuild intervening event recommendation change would reasonably be expected to be inconsistent with the TopBuild board’s fiduciary duties under applicable Law if the revisions proposed by QXO were to be given effect; and

(D)
in the event of each and every change to the material facts and circumstances relating to such TopBuild intervening event, TopBuild will, in each case, have delivered to QXO an additional notice consistent with that described in clause (A) above and a new four-business day notice period under clause (A) will commence, during which time TopBuild will be required to comply with the requirements above anew with respect to each such additional notice, including clauses (A) through (D) above (provided that TopBuild and its affiliates and their representatives have complied in all material respects with the non-solicitation provisions of the merger agreement).

“TopBuild intervening event” means a material event, development, occurrence, state of facts or change that was not known or reasonably foreseeable to the TopBuild board, as of the execution and delivery of the merger agreement (or, if known or reasonably foreseeable, only the portion of such change, effect, event, occurrence or development of which the magnitude or material consequences were not known or reasonably foreseeable by the TopBuild board as of the date of the merger agreement), which event, development, occurrence, state of facts or change becomes known to the TopBuild board prior to obtaining the TopBuild stockholder approval; provided that (x) in no event will any action taken by either party pursuant to and in compliance with the covenants set forth in the merger agreement, and the consequences of any such action, constitute a TopBuild intervening event, and (y) in no event will the receipt, existence of or terms of a TopBuild acquisition proposal or any inquiry relating thereto or the consequences thereof constitute a TopBuild intervening event.
Notwithstanding (i) any TopBuild adverse recommendation change or TopBuild intervening event recommendation change or (ii) the making of any TopBuild acquisition proposal, until the termination of the merger agreement, (x) TopBuild and its subsidiaries will not (1) enter into, approve or recommend, or (except as permitted under the merger agreement) propose to approve or recommend any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other agreement relating to a TopBuild acquisition proposal, (2) except as required by applicable law, make, facilitate or provide information in connection with any SEC or regulatory filing in connection with the transactions contemplated by any TopBuild acquisition proposal or (3) seek any third-party consents in connection with any transactions contemplated by any TopBuild acquisition proposal and (y) TopBuild will remain subject to the terms of the merger agreement.
No Solicitation by QXO
QXO has agreed to, and to cause its affiliates and representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any persons that may be ongoing with respect to any inquiry, proposal, or offer to acquire (referred to herein as the “QXO acquisition proposal”), promptly (but in any event within one business day after the date of the merger agreement) instruct any person who entered into a confidentiality agreement with QXO that has not expired or been terminated to return or destroy all such information or documents and immediately terminate all physical and electronic data room access to diligence or other information regarding QXO or any of its subsidiaries. In addition, QXO has agreed that it will not, and will cause affiliates and representatives not to, directly or indirectly:
(i)
solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a QXO acquisition proposal;

(ii)
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish any non-public information or afford access to properties, books or records to any other person in connection with or for the purpose of soliciting, initiating, encouraging or facilitating, a QXO acquisition proposal; or

(iii)
approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to, or take any action to support or in furtherance of, a QXO acquisition proposal.

QXO has also agreed that it will not, and will cause its subsidiaries not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, any confidentiality or standstill provision in any agreement to which QXO or any of its subsidiaries is a party unless QXO receives a written request from a third party to take such action and the QXO board determines in good faith, after consultation with outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with the QXO board’s fiduciary duties under applicable law, and QXO will, and will cause its subsidiaries to, enforce the confidentiality and standstill provisions of any such agreement and immediately take all steps necessary to terminate any waiver that may have been granted, to any person other than QXO or any of QXO’s affiliates, under any such provisions.
Notwithstanding the above limitations, if QXO receives prior to the date of the QXO stockholder approval a bona fide unsolicited written QXO acquisition proposal that did not result from a breach of the non-solicitation provisions of the merger agreement and that the QXO board determines, in good faith, after consultation with outside financial advisors of nationally recognized reputation and outside legal counsel constitutes, or could reasonably be expected to lead to, a QXO superior proposal and, after consultation with QXO’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the QXO board’s fiduciary duties under applicable law, QXO may take the following actions:
•
furnish, pursuant to an acceptable confidentiality agreement, information with respect to QXO and its subsidiaries to the third party making such QXO acquisition proposal (provided, that substantially simultaneously QXO provides to TopBuild any nonpublic information that was not previously furnished to TopBuild); and

•
engage in or otherwise participate in discussions or negotiations with the person making such QXO acquisition proposal regarding such QXO acquisition proposal.

QXO is required to promptly, and in no event later than 24 hours after receipt, notify TopBuild of any QXO acquisition proposal or request for nonpublic information relating to QXO or any subsidiary of QXO or for access to the properties, books or records of QXO or any subsidiary of QXO that, in the QXO board’s good faith judgment, would reasonably be expected to give rise to or result in a QXO acquisition proposal and will promptly, and in no event later than 24 hours after receipt, provide copies to TopBuild of any such written requests, proposals or indications of interest with respect to such QXO acquisition proposal or draft agreements relating to such QXO acquisition proposal. QXO will promptly, and in no event later than 24 hours after making such determination, notify TopBuild if it determines to begin providing information or to engage in discussions or negotiations concerning any QXO acquisition proposal and QXO will keep TopBuild informed of any material developments regarding any QXO acquisition proposal or such requests, including by providing to TopBuild copies of any additional or revised written proposals or indications of interest with respect to such QXO acquisition proposal, and/or draft agreements relating to such QXO acquisition proposal within 24 hours and on a daily basis at mutually agreeable times, advise and confer with TopBuild (including on an outside legal counsel basis) regarding the process of negotiations concerning any QXO acquisition proposal or such request and the material details of any such QXO acquisition proposal or such request and will respond in good faith to questions reasonably asked by TopBuild (or its outside counsel) related thereto.
“QXO acquisition proposal” means:
•
any inquiry, proposal or offer for or with respect to (or expression of interest by any person that it is considering or may engage in) a merger, joint venture, partnership, consolidation, dissolution, liquidation, recapitalization, reorganization, share exchange, business combination or similar transaction;

•
any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, 20% or more of the outstanding QXO shares or other securities of QXO; or

•
any inquiry, proposal or offer to (or expression by any person that it is considering or may seek to) acquire in any manner (including the acquisition of stock in any subsidiary of QXO), directly or indirectly, in one or more transactions, assets or businesses of QXO or its subsidiaries, including pursuant to a joint venture or partnership, representing 20% or more of the consolidated total assets (including equity securities of its subsidiaries), revenues, EBITDA or net income of QXO.

“QXO superior proposal” means a bona fide, unsolicited written QXO acquisition proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and QXO), the stockholders of such third party) acquiring, directly or indirectly, more than 80% of the outstanding QXO shares or more than 80% of the assets of QXO and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, (ii) that the QXO board determines in good faith, after consultation with its outside legal counsel and its outside financial advisors of nationally recognized reputation, is reasonably likely to be completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such QXO acquisition proposal, (iii) that the QXO board determines in good faith, after consultation with its outside legal counsel and its outside financial advisors (taking into account any changes to the merger agreement proposed by TopBuild in response to such QXO acquisition proposal, and all financial, legal, regulatory and other aspects of such QXO acquisition proposal, including all conditions contained therein and the person making such proposal, and the merger agreement as well as post-closing synergies and pro forma economics), is more favorable to the stockholders of QXO (in their capacity as stockholders) from a financial point of view than the mergers and (iv) the definitive documentation in respect of which does not contain any due diligence or financing condition.
QXO Changes of Recommendation
As described above, and subject to the provisions described below, the QXO board has determined to recommend that the stockholders of QXO approve the mergers. The foregoing recommendation is referred to herein as the “QXO recommendation.” The QXO board also agreed to include the QXO recommendation in this joint proxy statement/prospectus.
Except as described below, the QXO board will not:
(i)
fail to include the QXO recommendation in this joint proxy statement/prospectus or any amendment thereof;

(ii)
change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to TopBuild, the QXO recommendation;

(iii)
take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer that constitutes a QXO acquisition proposal (other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case that includes a reaffirmation of the QXO recommendation);

(iv)
adopt, approve or recommend, or publicly propose to adopt, approve or recommend to stockholders of QXO a QXO acquisition proposal; or

(v)
fail to publicly recommend against a QXO acquisition proposal and reaffirm the QXO recommendation within ten business days of the request of TopBuild.

(any such action above being referred to as a “QXO adverse recommendation change”).
However, prior to the QXO stockholder approval, the QXO board may (x) make a QXO adverse recommendation change if, after receiving a bona fide, unsolicited QXO acquisition proposal, the QXO board has determined in good faith, (1) after consultation with its outside legal counsel, that the failure to make a QXO adverse recommendation change would reasonably be expected to be inconsistent with the QXO board’s fiduciary duties under applicable law, and (2) after consultation with outside financial advisors of nationally recognized reputation and outside legal counsel, such QXO acquisition proposal constitutes a QXO superior proposal. However, prior to making such QXO adverse recommendation change:
(A)
QXO must give TopBuild at least four business days’ prior written notice of its intention to make such QXO adverse recommendation change;

(B)
to the extent requested by TopBuild, QXO and its officers and directors must have negotiated, and QXO must have used reasonable best efforts to cause its representatives to negotiate in good faith with TopBuild during such notice period to enable TopBuild to propose revisions to the terms of the merger agreement such that it would cause such QXO superior proposal to no longer constitute a QXO superior proposal;

(C)
following the end of such notice period, the QXO board will have considered in good faith any revisions to the terms of the merger agreement proposed in writing by TopBuild, and will have determined, after consultation with its outside financial advisors of nationally recognized reputation and outside legal counsel, that (x) failure to make a QXO adverse recommendation change would nevertheless reasonably be expected to be inconsistent with the QXO board’s fiduciary duties under applicable law and (y) the QXO superior proposal would nevertheless continue to constitute a QXO superior proposal, in each case, if the revisions proposed by TopBuild were to be given effect; and

(D)
in the event of each and every change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such QXO superior proposal, QXO will, in each case, have delivered to TopBuild an additional notice consistent with that described in clause (A) above and a new four-business day notice period under clause (A) above will commence, during which time QXO will be required to comply with the requirements of this sentence anew with respect to each such additional notice (provided that QXO and its affiliates and their representatives have complied in all material respects with the non-solicitation provisions of the merger agreement).

In addition, prior to the QXO stockholder approval, the QXO board may change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to TopBuild, the QXO recommendation (a “QXO intervening event recommendation change”), if, in response to a QXO intervening event (as defined below), the QXO board has determined in good faith, after consultation with its outside legal counsel, that failure to make such QXO intervening event recommendation change would reasonably be expected to be inconsistent with the QXO board’s fiduciary duties under applicable law; provided that (A) such action will not in any way relate to a QXO acquisition proposal or a QXO superior proposal and, (B) prior to making such QXO intervening event recommendation change:
(A)
QXO has given TopBuild at least four business days’ prior written notice of its intention to make such QXO intervening event recommendation change and a reasonable description of the QXO intervening event that serves as the basis of such QXO intervening event recommendation change;

(B)
to the extent requested by TopBuild, QXO and its officers and directors have negotiated, and QXO has used reasonable best efforts to cause its representatives to negotiate, in good faith with TopBuild during such notice period to enable TopBuild to propose revisions to the terms of the merger agreement in such a manner that would obviate the need for making such QXO intervening event recommendation change;

(C)
following the end of such notice period, the QXO board will have considered in good faith any revisions to the terms of the merger agreement proposed in writing by TopBuild, and will have determined in good faith, after consultation with its outside legal counsel, that failure to make a QXO intervening event recommendation change would reasonably be expected to be inconsistent with the QXO board’s fiduciary duties under applicable Law if the revisions proposed by TopBuild were to be given effect; and

(D)
in the event of each and every change to the material facts and circumstances relating to such QXO intervening event, QXO will, in each case, have delivered to TopBuild an additional notice consistent with that described in clause (A) above and a new four-business day notice period under clause (A) will commence, during which time QXO will be required to comply with the requirements above anew with respect to each such additional notice, including clauses (A) through (D) above (provided that QXO and its affiliates and their representatives have complied in all material respects with the non-solicitation provisions of the merger agreement).

“QXO intervening event” means a material event, development, occurrence, state of facts or change that was not known or reasonably foreseeable to the QXO board, as of the execution and delivery of the merger agreement (or, if known or reasonably foreseeable, only the portion of such change, effect, event, occurrence or development of which the magnitude or material consequences were not known or reasonably foreseeable by the QXO board as of the date of the merger agreement), which event, development, occurrence, state of facts or change becomes known to the QXO board prior to obtaining the QXO stockholder approval; provided that (x) in no event will any action taken by either party pursuant to and in compliance with the covenants set forth in the merger agreement, and the consequences of any such action, constitute a QXO intervening event, and (y) in no event will the receipt, existence of or terms of a QXO acquisition proposal or any inquiry relating thereto or the consequences thereof constitute a QXO intervening event.
Notwithstanding (i) any QXO adverse recommendation change or QXO intervening event recommendation change or (ii) the making of any QXO acquisition proposal, until the termination of the merger agreement, (x) QXO and its subsidiaries will not (1) enter into, approve or recommend, or (except as permitted under the merger agreement) propose to approve or recommend any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other agreement relating to a QXO acquisition proposal, (2) except as required by applicable Law, make, facilitate or provide information in connection with any SEC or regulatory filing in connection with the transactions contemplated by any QXO acquisition proposal or (3) seek any third-party consents in connection with any transactions contemplated by any QXO acquisition proposal and (y) QXO will remain subject to the terms of the merger agreement.
Conditions to the Closing of the Mergers
The obligations of QXO and TopBuild to complete the mergers are subject to the satisfaction or waiver, as applicable, by each of the parties of the following conditions:

•
The affirmative vote of the holders of a majority of the outstanding TopBuild shares entitled to vote thereon in favor of the approval of the TopBuild merger proposal at the TopBuild stockholder meeting;

•
the approval of the QXO share issuance by a majority of votes cast in person or by proxy at the QXO stockholder meeting;

•
the QXO shares issued as stock consideration being approved for listing on the NYSE;

•
the expiration or termination of any applicable waiting period (and any extensions thereof) under the HSR Act, and the receipt of antitrust clearance from the Canadian Competition Bureau, or the expiration of the statutory waiting period under Part IX of the Competition Act (Canada);

•
any consents, registrations, approvals, permits and authorizations required to consummate the mergers will have been obtained;

•
compliance by the parties with their respective covenants in the merger agreement in all material respects;

•
the accuracy of the parties’ respective representations and warranties in the merger agreement, subject to specified materiality qualifications;

•
no court or other governmental entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or other legal prohibition that restrains, enjoins or otherwise prohibits consummation of the mergers;

•
TopBuild having received an opinion of counsel to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the absence of a material adverse effect with respect to TopBuild or QXO since the date of the merger agreement; and

•
the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, has been declared effective by the SEC, and no stop order suspending the effectiveness of the Form S-4 has been issued and no proceedings by the SEC for that purpose have been initiated or threatened.

Termination
The merger agreement may be terminated as follows:
(i)
by mutual written consent of QXO and TopBuild;

(ii)
by either QXO or TopBuild:

(a)
if the Titanium Merger has not been consummated by the outside date (except with respect to a party whose failure to fulfill any obligation under the merger agreement caused such failure);

(b)
the QXO stockholder approval has not been obtained because of the failure to obtain the required vote at the QXO stockholder meeting or any adjournment or postponement of the QXO stockholder meeting;

(c)
the TopBuild stockholder approval has not been obtained because of the failure to obtain the required vote at the TopBuild stockholder meeting or any adjournment or postponement of the TopBuild stockholder meeting; or

(d)
a permanent injunction or other order which is final and non-appealable shall have been issued preventing or prohibiting consummation of the mergers (except with respect to a party whose failure to fulfill any obligation under the merger agreement caused such action or event).

(iii)
by QXO if there has been a breach or inaccuracy of any representation, warranty, covenant or agreement made by TopBuild, or any such representation or warranty shall have become untrue or inaccurate after the date of the merger agreement such that (a) the related closing conditions would not be satisfied and (b) the breach or inaccuracy or failure to be true is not curable by the outside date or, if curable, shall not have been cured prior to the earlier of (A) 30 days after QXO’s written notice and (B) the outside date (provided that QXO, Titanium Merger Sub and Forward Merger Sub are not then in material breach of the merger agreement);

(iv)
by QXO if, prior to receipt of the TopBuild stockholder approval, (A) the TopBuild board has made a TopBuild adverse recommendation change or TopBuild intervening event recommendation change or (B) TopBuild or its representatives materially breach the non-solicitation obligations under the merger agreement and such breach is not curable or, if curable, is not cured by the earlier of (1) five business days after QXO’s written notice and (2) three business days prior to the outside date;

(v)
by TopBuild if there has been a breach or inaccuracy of any representation, warranty, covenant or agreement made by QXO, Titanium Merger Sub or Forward Merger Sub, or any such representation or warranty shall have become untrue or inaccurate after the date of the merger agreement such that (a) the related closing conditions would not be satisfied and (b) the breach or inaccuracy or failure to be true is not curable by the outside date or, if curable, shall not have been cured prior to the earlier of (A) 30 days after TopBuild’s written notice and (B) the outside date (provided that TopBuild is not then in material breach of the merger agreement); and

(vi)
by TopBuild if, prior to receipt of the QXO stockholder approval, (A) the QXO board has made a QXO adverse recommendation change or QXO intervening event recommendation change or (B) QXO or its representatives materially breach the non-solicitation obligations under the merger agreement and such breach is not curable or, if curable, is not cured by the earlier of (1) five business days after TopBuild’s written notice and (2) three business days prior to the outside date.

Effect of Termination
If the merger agreement is terminated, it will become void and of no effect, with no liability to any person on the part of any party (or any of its representatives or affiliates), provided that no such termination will relieve any party of any liability or damages to the other party to the merger agreement, which the parties acknowledge and agree will include any damages incurred by the TopBuild stockholders, resulting from fraud or any willful and material breach of the merger agreement. However, certain provisions of the merger agreement will survive any such termination, including, among others, the fees and expenses provisions of the merger agreement.
Termination Fees
TopBuild has agreed to pay QXO a termination fee of $600,000,000 in cash (the “TopBuild termination fee”) if the merger agreement is terminated under any of the following circumstances:
(i)
(A) by QXO at any time prior to the receipt of the TopBuild stockholder approval because (1) the TopBuild board has effected a TopBuild adverse recommendation change or (2) TopBuild or any of its representatives has materially breached the no-solicitation obligations under the merger agreement (and, in the case of clause (2), such breach is not curable or has not been cured within the time periods specified in the merger agreement), or (B) by either QXO or TopBuild because the TopBuild stockholder approval has not been obtained at the TopBuild stockholder meeting, at a time when QXO would have been entitled to terminate the merger agreement pursuant to clause (i)(A);

(ii)
by either QXO or TopBuild because the Titanium Merger has not been consummated by the outside date, at a time when QXO would have been entitled to terminate the merger agreement pursuant to clause (i)(A); or

(iii)
by either QXO or TopBuild (A) because the Titanium Merger has not been consummated by the outside date and the TopBuild stockholder approval has not theretofore been obtained, (B) because the TopBuild stockholder approval has not been obtained at the TopBuild stockholder meeting, (C) by QXO because of an uncured material breach by TopBuild of its no-solicitation obligations or any other covenant, agreement, representation or warranty in the merger agreement (and the TopBuild stockholder approval has not theretofore been obtained), or (D) by QXO because the TopBuild board has effected a TopBuild intervening event recommendation change (and the TopBuild stockholder approval has not theretofore been obtained), and, in each case under this clause (iii), (x) on or after the date of the merger agreement and prior to such termination (or, in the case of a termination for failure to obtain the TopBuild stockholder approval, prior to the TopBuild stockholder meeting), a TopBuild acquisition proposal has been publicly announced and not publicly withdrawn and (y) within twelve months after such termination, TopBuild or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, any TopBuild acquisition proposal.

QXO has agreed to pay TopBuild a termination fee of $600,000,000 in cash (the “QXO termination fee”) if the merger agreement is terminated under any of the following circumstances:
(i)
(A) by TopBuild at any time prior to the receipt of the QXO stockholder approval because (1) the QXO board has effected a QXO adverse recommendation change or (2) QXO or any of its representatives has materially breached the no-solicitation obligations under the merger agreement (and, in the case of clause (2), such breach is not curable or has not been cured within the time periods specified in the merger agreement), or (B) by either QXO or TopBuild because the QXO stockholder approval has not been obtained at the QXO stockholder meeting, at a time when TopBuild would have been entitled to terminate the merger agreement pursuant to clause (i)(A);

(ii)
by either QXO or TopBuild because the Titanium Merger has not been consummated by the outside date, at a time when TopBuild would have been entitled to terminate the merger agreement pursuant to clause (i)(A) above; or

(iii)
by either QXO or TopBuild (A) because the Titanium Merger has not been consummated by the outside date and the QXO stockholder approval has not theretofore been obtained, (B) because the QXO stockholder approval has not been obtained at the QXO stockholder meeting, (C) by TopBuild because of an uncured material breach by QXO of its no-solicitation obligations or any other covenant, agreement, representation or warranty in the merger agreement (and the QXO stockholder approval has not theretofore been obtained), or (D) by TopBuild because the QXO board has effected a QXO intervening event recommendation change (and the QXO stockholder approval has not theretofore been obtained), and, in each case under this clause (iii), (x) on or after the date of the merger agreement and prior to such termination (or, in the case of a termination for failure to obtain the QXO stockholder approval, prior to the QXO stockholder meeting), a QXO acquisition proposal has been publicly announced and not publicly withdrawn and (y) within twelve months after such termination, QXO or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, any QXO acquisition proposal.

The parties have acknowledged in the merger agreement that the TopBuild termination fee and the QXO termination fee do not constitute penalties, but rather are liquidated damages in a reasonable amount that will compensate the receiving party in the circumstances in which the applicable termination fee is due and payable for the efforts and resources expended and opportunities foregone while negotiating the merger agreement and in reliance on the merger agreement and on the expectation of the consummation of the transactions contemplated thereby, which amount would otherwise be impossible to calculate with precision. Except in the case of fraud or a willful and material breach of the merger agreement, in the event the TopBuild termination fee or the QXO termination fee is paid in accordance with the merger agreement, payment of such fee will constitute the sole and exclusive remedy of the receiving party (and its affiliates) against the paying party (or its stockholders, directors, officers, affiliates and other representatives) for any loss or damage arising out of or relating to the merger agreement or the transactions contemplated thereby.

Delisting and Deregistration
TopBuild will cooperate with QXO and use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable to enable the delisting by the surviving company of the TopBuild shares from the NYSE and the deregistration of the TopBuild shares under the Exchange Act, in each case as promptly as practicable after the effective time of the Forward Merger.
Specific Performance
The parties have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached. The parties further agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any other remedy to which they are entitled at law or in equity.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On April 18, 2026, QXO, Inc. (“QXO” ) entered into an Agreement and Plan of Merger (the “TopBuild Merger Agreement”), with TopBuild Corp., a Delaware corporation (“TopBuild”), Titanium MergerCo, Inc., a Delaware corporation and wholly-owned subsidiary of QXO (“Titanium Merger Sub”) and Titanium MergerCo 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of QXO (“Forward Merger Sub”). Pursuant to the TopBuild Merger Agreement, each share of TopBuild’s common stock issued (other than certain excluded shares, cancelled shares and dissenting shares) and outstanding immediately prior to the effective time of the merger of Titanium Merger Sub with and into TopBuild, will be automatically converted into the right to receive, at the election of the holder, one of the following forms of consideration: (i) an amount in cash equal to $505.00 (the “TopBuild Cash Consideration”) or (ii) 20.200 shares of QXO common stock, par value $0.00001 per share (“common stock”) (the “TopBuild Stock Consideration”), subject, in each case, to proration as described in the TopBuild Merger Agreement (the “TopBuild Acquisition”). The TopBuild Acquisition will be funded through the TopBuild Series C Preferred Stock Issuance (as defined below), proceeds from the issuance of certain debt instruments as defined below (“TopBuild Debt Financings” and, collectively with the TopBuild Series C Preferred Stock Issuance, the “TopBuild Acquisition Financings”) and cash on hand.
On February 10, 2026, QXO entered into an Agreement and Plan of Merger (the “Kodiak Merger Agreement”), with Kodiak Building Partners Inc., a Delaware corporation (“Kodiak”), Juno Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of QXO (“Juno Merger Sub”), and CSC Shareholder Services LLC, in its capacity as shareholder representative (the “Shareholder Representative”). QXO paid to equity holders of Kodiak (“Kodiak Stockholders”), subject to adjustments in net working capital, closing date indebtedness, closing date cash and cash equivalents and transaction expenses, an amount in cash equal to $2.0 billion plus 13.2 million shares (the “Consideration Shares”) of QXO common stock. On April 1, 2026 (the “Kodiak Closing Date”), pursuant to the Kodiak Merger Agreement, and upon the terms and subject to the conditions thereof, Juno Merger Sub merged with and into Kodiak (the “Kodiak Acquisition”), with Kodiak surviving the merger as an indirect, wholly-owned subsidiary of QXO.
In January 2026, QXO entered into an investment agreement (the “January 2026 Investment Agreement” or “Series C Convertible Preferred Investment”) with AP Quince Holdings, L.P., a fund managed by affiliates of Apollo Global Management, Inc., and the other investors party thereto, pursuant to which such investors committed until July 15, 2026 (the “Initial Commitment Period”) to purchase up to 300,000 shares of a new series of Series C Convertible Perpetual Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), for an aggregate gross purchase price of $3.0 billion to fund one or more qualifying acquisitions, defined as an acquisition with an aggregate purchase price exceeding $1.5 billion or an acquisition that has been approved by QXO’s board of directors (the “Board”) as a Qualifying Acquisition (a “Qualifying Acquisition”). The Initial Commitment Period will be extended with respect to the commitment for a Qualifying Acquisition up to an additional 12 months if a definitive acquisition agreement for such Qualifying Acquisition is executed before the expiration of the Initial Commitment Period. On April 1, 2026, QXO issued 200,000 shares of the Series C Preferred Stock (the “Kodiak Series C Preferred Stock Issuance”) to fund the $2.0 billion cash consideration for the Kodiak Acquisition, which was deemed to be a Qualifying Acquisition. QXO expects to issue the remaining 100,000 shares of Series C Preferred Stock (the “TopBuild Series C Preferred Stock Issuance”) and use the $1.0 billion proceeds received to fund part of the TopBuild Cash Consideration.
Additionally, on January 20, 2026, QXO sold 31.6 million shares of QXO common stock in an underwritten public offering at a price of $23.80 per share. QXO raised $749.4 million in net proceeds from the equity offering, after deducting offering costs of $3.8 million (the “January 2026 Equity Financing”). The proceeds from the January 2026 Equity Financing have been reflected in QXO’s historical condensed consolidated balance sheet as of March 31, 2026 and, as such, no adjustment was included herein for the unaudited pro forma condensed combined balance sheet. Note 8, Pro Forma Earnings Per Share, gives pro forma effect to the January 2026 Equity Financing in the calculation of basic and diluted weighted-average shares outstanding for the year ended December 31, 2025 and the three months ended March 31, 2026.
On June 25, 2025, QXO sold 89.9 million shares of QXO common stock in an underwritten public offering at a price of $22.25 per share. QXO also granted the underwriters in the public offering a 30-day option to purchase up to an additional 13.5 million shares of QXO common stock. On July 24, 2025, the option was partially exercised with respect to 1.7 million shares. QXO raised $1.96 billion in net proceeds from the equity offering, after deducting offering costs of $37.8 million (the “June 2025 Equity Financing”).
On May 23, 2025, QXO completed an underwritten public offering of 55.8 million shares of QXO common stock, at a public offering price of $16.50 per share. On May 27, 2025, QXO completed an underwritten public offering of 11.5 million depositary shares (“Depositary Shares”), each representing a 1/20 interest in a share of QXO’s 5.50% Series B Mandatory Convertible Preferred Stock, par value $0.001 per share (the “Mandatory Convertible Preferred Stock”), at a public offering price of $50 per Depositary Share. QXO received aggregate net proceeds of $1.45 billion, after deducting offering costs of $44.5 million from the offerings of common stock and the Mandatory Convertible Preferred Stock (collectively, the “May 2025 Equity Financing”), the proceeds of which were used to repay indebtedness under the Existing Term Loan Facility (as defined below).
The proceeds from the May 2025 Equity Financing and June 2025 Equity Financing are included in QXO’s historical balance sheet and as such, no adjustment was included herein for the unaudited pro forma condensed combined balance sheet. Note 8, Pro Forma Earnings Per Share, gives pro forma effect to the May 2025 Equity Financing and June 2025 Equity Financing in the calculation of basic and diluted weighted-average shares outstanding for the year ended December 31, 2025. The impact of the May 2025 Equity Financing and the June 2025 Equity Financing was reflected in QXO’s historical basic and diluted weighted-average shares outstanding for the three months ended March 31, 2026. As such, no adjustment was included herein for the calculation of basic and diluted earnings per share for that period.
On March 20, 2025, QXO entered into an Agreement and Plan of Merger (the “Beacon Merger Agreement”) with Beacon Roofing Supply, Inc., a Delaware corporation (“Beacon”), and Queen MergerCo, Inc., a Delaware corporation and wholly-owned subsidiary of QXO (“Merger Sub”), pursuant to which QXO agreed to acquire Beacon for a purchase price of $124.35 per share of common stock of Beacon (the “ Beacon Acquisition”). On April 29, 2025, pursuant to the Beacon Merger Agreement, Merger Sub merged with and into Beacon, with Beacon remaining as the surviving entity and being renamed QXO Building Products, Inc. (“QXO Building Products”), and QXO completed its acquisition of Beacon. In conjunction with and prior to the Beacon Acquisition, QXO closed on various equity and debt financing transactions during the years ended December 31, 2024 and 2025, respectively. The financing transactions that closed during the year ended December 31, 2025 are further described and defined as the “Beacon Acquisition Financings” below.
The Beacon Acquisition, the Kodiak Acquisition and the TopBuild Acquisition are referred to herein collectively as the “Acquisitions.”
The unaudited pro forma condensed combined financial information set forth below gives effect to the following (collectively, the “Transactions”):
•
the TopBuild Acquisition;

•
the TopBuild Acquisition Financings to fund a portion of the consideration for the TopBuild Acquisition and pay related fees and expenses;

•
the Kodiak Acquisition;

•
the Kodiak Series C Preferred Stock Issuance;

•
the Beacon Acquisition;

•
the Beacon Acquisition Financings to fund a portion of the consideration for the Beacon Acquisition, the subsequent refinancing of certain of the Beacon Acquisition Financings and pay related fees and expenses;

•
May 2025 Equity Financing (only impacts Note 8, Pro Forma Earnings Per Share);

•
June 2025 Equity Financing (only impacts Note 8, Pro Forma Earnings Per Share); and

•
January 2026 Equity Financing (only impacts Note 8, Pro Forma Earnings Per Share).

The unaudited pro forma condensed combined balance sheet gives effect to the TopBuild Acquisition, the TopBuild Acquisition Financings, the Kodiak Acquisition and the Kodiak Series C Preferred Stock Issuance as if they occurred on March 31, 2026. The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of March 31, 2026 do not include the Beacon Acquisition, Beacon Acquisition Financings, the May 2025 Equity Financing, the June 2025 Equity Financing, or the January 2026 Equity Financing as those transactions were consummated prior to March 31, 2026 and are collectively reflected in QXO’s historical consolidated balance sheet. The unaudited pro forma condensed combined statements of operations give effect to the Transactions as if they occurred on January 1, 2025. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the consolidated statement of operations of QXO for the year ended December 31, 2025, which includes Beacon from the period following the closing of the Beacon Acquisition on April 29, 2025 to December 31, 2025 with the historical consolidated statement of operations of Beacon for the period from January 1, 2025 to April 28, 2025, the historical consolidated statement of operations of Kodiak for the year ended December 31, 2025 and the historical consolidated statement of operations of TopBuild for the year ended December 31, 2025. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026 combines the consolidated condensed statement of operations of QXO for the three months ended March 31, 2026 with the historical consolidated condensed statement of operations of Kodiak for the three months ended March 31, 2026 and the historical consolidated condensed statement of operations of TopBuild for the three months ended March 31, 2026.
All financial data included in the unaudited condensed combined pro forma financial information is presented in millions of U.S. dollars, except per share information, and has been prepared on the basis of generally accepted accounting principles in the United States (“U.S. GAAP”) and QXO’s accounting policies.
The unaudited pro forma condensed combined financial information has been prepared by management in accordance with Article 11 of Regulation S-X, is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Transactions had been completed on the dates set forth above, nor is it indicative of future results or financial position of the combined company. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of the combined entity. The unaudited pro forma condensed combined statements of operations do not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the Acquisitions or any integration costs that may be incurred. The pro forma adjustments, which QXO believes are reasonable under the circumstances, are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information.
The pro forma adjustments included in this document are subject to modification based on the final determination of the fair value of the assets acquired and liabilities assumed in the Acquisitions, additional analysis, and additional information that may become available, which may cause the final adjustments to be materially different from the unaudited pro forma condensed combined financial information presented below.
The unaudited pro forma condensed combined financial information should be read together with the following documents:
•
TopBuild’s audited consolidated financial statements as of and for the year ended December 31, 2025 and the related notes, which are included in its Annual Report on Form 10-K for the year ended December 31, 2025 incorporated by reference herein;

•
TopBuild’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2026 and the related notes; which are included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2026 incorporated by reference herein;

•
Kodiak’s audited consolidated financial statements as of and for the year ended December 31, 2025 and the related notes included as Exhibit 99.1 in QXO’s Current Report on Form 8-K dated May 15, 2026 incorporated by reference herein;

•
Kodiak’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2026 and the related notes included as Exhibit 99.2 in QXO’s Current Report on Form 8-K dated May 15, 2026 incorporated by reference herein;

•
QXO’s audited consolidated financial statements as of and for the year ended December 31, 2025 and the related notes, which are included in its Annual Report on Form 10-K for the year ended December 31, 2025 incorporated by reference herein. QXO’s Annual Report on Form 10-K also included an exhibit containing the audited consolidated statements of operations for QXO Building Products as the predecessor to QXO for financial reporting purposes for the period from January 1, 2025 to April 28, 2025; and

•
QXO’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2026 and the related notes, which are included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2026 incorporated by reference herein.

Description of the TopBuild Acquisition
As described above, on April 18, 2026, QXO entered into the TopBuild Merger Agreement, pursuant to which QXO agreed to acquire TopBuild. Under the terms of the TopBuild Merger Agreement, each outstanding share of TopBuild common stock (other than certain excluded shares, cancelled shares and dissenting shares) will be converted into the right to receive, at the election of the holder, either the TopBuild Cash Consideration or the TopBuild Stock Consideration, subject to an overall consideration mix limitation, pursuant to which no more than 45% of the number of outstanding shares of TopBuild common stock could be paid in cash (the “Maximum Cash Election Number”) and no less than 55% could be paid in shares of QXO common stock. QXO may increase the number of shares of QXO common stock if TopBuild stockholders holding more than 55% of the number of outstanding shares of TopBuild common stock elect to receive the TopBuild Stock Consideration (the “Maximum Stock Election Number”). As a result, the form of consideration a TopBuild stockholder elects to receive may be adjusted pursuant to the proration procedures set forth in the TopBuild Merger Agreement such that such TopBuild stockholder may receive, in part, a different form of consideration than the form of consideration elected. Given the QXO stock price on May 11, 2026, QXO calculated the purchase consideration using the Maximum Cash Election Number.
Further, under the terms of TopBuild Merger Agreement, each outstanding TopBuild stock option (“TopBuild Options”), whether vested or unvested, will be cancelled and converted into the right to receive shares of QXO common stock, determined in accordance with the terms of the TopBuild Merger Agreement. All outstanding TopBuild restricted stock awards (“TopBuild RSAs”) will become fully vested immediately prior to close of the TopBuild Acquisition, and the holders thereof will be entitled to receive either the TopBuild Cash Consideration or TopBuild Stock Consideration, at the holders’ election.
All outstanding service-based restricted stock units (“TopBuild RSUs”) held by TopBuild employees will be converted into replacement QXO instruments with identical terms. All outstanding performance-based restricted stock units (“TopBuild PRSUs”) held by TopBuild employees will be converted into replacement QXO instruments, with the applicable performance conditions deemed satisfied at target levels, and with the resulting award subject solely to time-based vesting. The number of estimated replacement QXO instruments to be issued in respect of each TopBuild RSU and TopBuild PRSU will be determined by applying the TopBuild Stock Consideration exchange ratio to the corresponding TopBuild award.
Description of the TopBuild Acquisition Financings
In connection with entering into the TopBuild Merger Agreement on April 18, 2026, QXO obtained commitments for a $3.0 billion incremental senior secured term loan facility with an expected 7-year term (the “New Term Loan Facility”), and a $1.5 billion senior unsecured bridge loan facility with an expected 8 year term (the “Senior Unsecured Bridge A Facility”) and a $1.5 billion senior unsecured bridge loan facility with an expected 5 year term (the “Senior Unsecured Bridge B Facility” and, together with the Senior Unsecured Bridge A Facility, the “Senior Unsecured Bridge Facilities”). These financings are contingent upon the consummation of the TopBuild Acquisition in accordance with the TopBuild Merger Agreement and are subject to certain other closing conditions customary for transactions of this type. QXO does not expect to draw on the Senior Unsecured Bridge Facilities but the Senior Unsecured Bridge Facilities will be available to the extent QXO has not prior to or concurrently with the consummation of the TopBuild Acquisition received proceeds from one or more debt offerings in an aggregate principal amount equal to the Senior Unsecured Bridge Facilities (the “Permanent Financing”). The New Term Loan Facility is expected to require scheduled quarterly amortization payments in an annual amount equal to 1.0% of the original principal amount of the term loans borrowed on the closing date of the New Term Loan Facility, with the balance to be paid at maturity. The associated financing fees related to these transactions are discussed herein. Such fees assume that the Senior Unsecured Bridge Facilities will be undrawn and that the Permanent Financing will be consummated. These debt financings in combination with QXO’s cash on hand, the TopBuild Stock Consideration, and the TopBuild Series C Preferred Stock Issuance, are expected to finance the TopBuild Acquisition and other related fees and expenses.
The unaudited pro forma condensed combined financial information assumes that, in connection with the TopBuild Acquisition Financings, QXO will pay off all historical TopBuild debt outstanding and any related prepayment penalties or breakage fees as of the closing of the TopBuild Acquisition. The actual treatment of such debt may vary and a portion thereof could be assumed.
As described above, QXO intends to issue 100,000 shares of Series C Preferred Stock in the TopBuild Series C Preferred Stock Issuance and use the $996.7 million of proceeds (net of issuance costs of $3.3 million) received to fund part of the TopBuild Cash Consideration as it was deemed to be a Qualifying Acquisition. For purposes of the unaudited pro forma condensed combined financial information, management assumed that the fair value of the Series C Preferred Stock intended to be issued in the TopBuild Series C Preferred Stock Issuance equals the gross cash proceeds of $1.0 billion, net of issuance costs.
Description of the Kodiak Acquisition and Kodiak Series C Preferred Stock Issuance
As described above, on February 10, 2026, QXO and Kodiak entered into the Kodiak Merger Agreement pursuant to which QXO agreed to acquire Kodiak. At the closing of the transaction, Juno Merger Sub merged with and into Kodiak, with Kodiak continuing as the surviving entity and becoming a wholly-owned subsidiary of QXO. The aggregate merger consideration consisted of a base purchase price of $2.0 billion plus 13.2 million shares of QXO common stock, subject to customary adjustments for net working capital, cash and cash equivalents, indebtedness and transaction expenses, and included both cash and shares of QXO common stock issued to Kodiak’s equity holders. Further, under the terms of the Kodiak Merger Agreement, each outstanding share of Kodiak common stock was converted into the right to receive cash and equity consideration, and each vested (including such options that vest as a result of the Kodiak Acquisition) in-the-money Kodiak stock option was cancelled and converted into the right to receive a combination of cash and equity consideration, in each case in accordance with the terms of the Kodiak Merger Agreement. Any Kodiak stock options that were not in-the-money were cancelled without consideration, and Kodiak’s equity incentive plan was terminated in connection with the closing of the Kodiak Acquisition.
As described above, in January 2026, QXO entered into the Series C Convertible Perpetual Preferred Investment with AP Quince Holdings, L.P., a fund managed by affiliates of Apollo Global Management, Inc., and the other investors party thereto. QXO issued 200,000 shares of Series C Preferred Stock to fund the $2.0 billion cash consideration for the Kodiak Acquisition, which was deemed to be a Qualifying Acquisition. For purposes of the unaudited pro forma condensed combined financial information, management assumed that the fair value of the Series C Preferred Stock intended to be issued in the Kodiak Series C Preferred Stock Issuance equals the gross cash proceeds of $2.0 billion, net of issuance costs.
In addition, and as described above, QXO issued 13.2 million shares of QXO common stock as a component of the purchase consideration for the Kodiak Acquisition. The fair value of the shares of QXO common stock was based upon a QXO closing share price on March 31, 2026 of $19.42.
Description of the Beacon Acquisition
As described above, on April 29, 2025, pursuant to the Beacon Merger Agreement, QXO completed its acquisition of Beacon. Under the terms of the Beacon Merger Agreement, the outstanding stock options (“Beacon Options”) and restricted stock units (“Beacon RSUs”) held by Beacon employees and directors were either settled in cash or converted into replacement QXO instruments with identical terms. All outstanding performance-based restricted stock units (“Beacon PRSUs”) held by Beacon employees were converted into replacement QXO instruments, with the performance-based vesting condition deemed satisfied at target and the resulting award subject solely to time-based vesting. Beacon’s employee stock purchase plan (“ESPP”) was terminated prior to the Beacon Acquisition. Any outstanding share purchase rights were automatically exercised into shares of Beacon common stock and then settled in cash at identical terms as those given to other Beacon common stockholders. As described above, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 reflects the necessary adjustments to portray the ‘full-period’ impact of the Beacon Acquisition. The unaudited pro forma condensed combined financial information as of and for the three months ended March 31, 2026 reflects such financial information in the column entitled “QXO Historical.”
Description of the Beacon Acquisition Financings
In connection with entering into the Beacon Merger Agreement, on March 17, 2025, QXO entered into purchase agreements (the “2025 Purchase Agreements”) with certain institutional investors to issue and sell in a private placement 67.5 million shares of QXO common stock at a purchase price of $12.30 per share. The closing of the issuance and sale of the shares was contingent upon the completion of QXO’s acquisition of Beacon and was completed on April 29, 2025. As a result of the closing, QXO raised $823.8 million in net proceeds after deducting offering costs of $6.8 million.
On April 16, 2025, QXO offered and sold 37.7 million shares of QXO common stock in an underwritten public offering at a price of $13.25 per share. QXO raised $487.7 million in net proceeds from the equity offering, after deducting offering costs of $12.3 million. QXO also granted the underwriters in the public offering a 30-day option to purchase up to an additional 5.7 million shares of QXO common stock at a price of $13.25 per share less underwriting discounts and commissions. On May 5, 2025, the option was partially exercised with respect to 4.0 million shares resulting in an additional $51.8 million of net proceeds (the “April 2025 Equity Financing”). The remaining option to purchase additional shares expired unexercised at the end of the 30-day period.
In connection with the consummation of the Beacon Acquisition, on April 29, 2025, Merger Sub issued $2.25 billion in aggregate principal amount of 6.75% Senior Secured Notes due 2032 (the “Senior Secured Notes”), entered into and incurred the full amount under a $2.25 billion senior secured term loan facility (the “Existing Term Loan Facility”), and entered into a $2.0 billion senior secured asset-based credit facility (the “ABL Facility”), under which $400.0 million was drawn (collectively referred to herein as the “Beacon Debt Financings”). The associated financing fees related to these transactions are discussed herein. These facilities financed the Beacon Acquisition and other related fees and expenses, ensuring that the Beacon Acquisition and subsequent operations are financially supported while maintaining liquidity and compliance with outlined financial metrics.
The equity financings contemplated under the 2025 Purchase Agreement and the April 2025 Equity Financing are referred to collectively herein as the “Beacon Acquisition Equity Financings”. The Beacon Acquisition Equity Financings and Beacon Debt Financings are collectively referred to as the “Beacon Acquisition Financings”.
In connection with the Beacon Acquisition Financings, QXO repaid all historical Beacon debt outstanding and any related prepayment penalties or breakage fees as of the closing of the Beacon Acquisition. As described above, the unaudited pro forma condensed combined statement of operations for the year-ended December 31, 2025 reflects the necessary adjustments to portray the ‘full-period’ impact of transactions described in this section. The unaudited pro forma condensed combined financial information as of and for the three months ended March 31, 2026, reflects such financial information in the column entitled “QXO Historical.”
Accounting for the Series C Preferred Stock
Based on the information currently available and QXO’s preliminary analysis, pursuant to Accounting Standards Codification (“ASC”) 480, — Distinguishing Liabilities from Equity (“ASC 480”), management preliminarily determined that the Series C Preferred Stock contains a feature that would make it redeemable at the option of the investors upon a fundamental change, which includes events not solely within QXO’s control. As a result, the Series C Preferred Stock is expected to meet the criteria to be classified within mezzanine equity. The evaluation and finalization of accounting conclusions including, but not limited to, classification of the instrument as a liability, mezzanine equity or permanent equity, impact to earnings per share and analysis of any potential embedded derivatives are ongoing and subject to change and could materially impact QXO’s financial statements subsequent to issuance. In addition, the fees incurred by QXO relating to the commitment to issue Series C Preferred Stock were recorded within equity, and reclassified as a reduction of mezzanine equity as issuances occur. The analysis of the accounting treatment for the Series C Preferred Stock is ongoing and not final.
Accounting for the Acquisitions
The Acquisitions were, or are expected to be, accounted for as business combinations using the acquisition method of accounting, with QXO determined to be the accounting acquirer for each acquisition in accordance with ASC 805, Business Combinations, (“ASC 805”). QXO was determined to be the accounting acquirer primarily due to having control over the combined company, and its managers, including the chief executive officer, directing the activities of QXO. Under this method of accounting, the aggregate acquisition consideration paid for each acquisition was, or will be, allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the respective acquisition dates. Accordingly, the aggregate acquisition consideration related to the Beacon Acquisition was allocated to Beacon’s assets acquired and liabilities assumed, the aggregate acquisition consideration related to the Kodiak Acquisition was allocated to Kodiak’s assets acquired and liabilities assumed, and the aggregate acquisition consideration related to the TopBuild Acquisition is expected to be allocated to TopBuild’s assets acquired and liabilities assumed. The process of valuing the net assets of Beacon upon consummation of the Beacon Acquisition, Kodiak upon consummation of the Kodiak Acquisition, and TopBuild immediately prior to the TopBuild Acquisition is preliminary. Any differences between the estimated consideration transferred and the estimated fair value of the assets acquired and liabilities assumed are recorded as goodwill. Accordingly, preliminary purchase price allocations and related adjustments reflected in the unaudited pro forma condensed combined financial information are subject to revision based on a final determination of fair values. The final purchase price allocations for the Kodiak Acquisition and the TopBuild Acquisition may be materially different from the preliminary purchase price allocations presented in the unaudited pro forma condensed combined financial information. Refer to Note 1 — Basis of Presentation for more information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2026
(in millions)
	(A)	(B)	(A) + (B) = (C)	(D)	(E)		(F)		(C) + (D) + (E) + (F) = (G)
	QXO Historical	Kodiak Acquisition Pro Forma – Note 3	Subtotal	TopBuild Historical (Reclassified – See Note 4)	TopBuild Acquisition Transaction Accounting Adjustments	Note 6	TopBuild Acquisition Financing Transaction Accounting Adjustments	Note 6	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$3,046.3	$4.9	$3,051.2	$268.8	$(9,268.3)	(a)	$6,897.9	(a)	$949.6
Accounts receivable, net	1,135.7	213.8	1,349.5	930.5	—		—		2,280.0
Inventories, net	1,668.2	213.3	1,881.5	515.2	—		—		2,396.7
Vendor rebates receivable	478.8	8.8	487.6	—	—		—		487.6
Income tax receivable	32.8	19.7	52.5	—	—		—		52.5
Prepaid expenses and other current assets	94.8	16.8	111.6	42.2	—		—		153.8
Total current assets	6,456.6	477.3	6,933.9	1,756.7	(9,268.3)		6,897.9		6,320.2
Property and equipment, net	659.7	134.7	794.4	286.5	74.9	(b)	—		1,155.8
Goodwill	5,129.4	1,136.9	6,266.3	3,070.9	5,975.5	(c)	—		15,312.7
Intangibles, net	3,704.5	870.0	4,574.5	1,325.0	5,005.0	(d)	—		10,904.5
Operating lease right-of-use assets, net	669.7	170.1	839.8	261.5	15.9	(e)	—		1,117.2
Other assets, net	40.3	4.2	44.5	10.6	—		—		55.1
Total assets	$16,660.2	$2,793.2	$19,453.4	$6,711.2	$1,803.0		$6,897.9		$34,865.5
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,170.8	$132.5	$1,303.3	$471.2	$—		$—		$1,774.5
Accrued expenses	606.5	55.0	661.5	252.0	29.2	(g)	—		942.7
Current portion of long-term debt	—	—	—	62.5	(62.5)	(h)	30.0	(h)	30.0
Current portion of operating lease liabilities	110.1	26.9	137.0	87.3	—		—		224.3
Current portion of finance lease liabilities	49.8	1.9	51.7	6.6	—		—		58.3
Total current liabilities	1,937.2	216.3	2,153.5	879.6	(33.3)		30.0		3,029.8
Long-term debt, net	3,058.6	—	3,058.6	2,769.9	(2,769.9)	(h)	5,871.2	(h)	8,929.8
Deferred income tax liabilities, net	789.4	182.8	972.2	395.8	1,300.1	(f)	—		2,668.1
Operating lease liabilities	554.4	143.2	697.6	190.1	—		—		887.7
Finance lease liabilities	129.6	7.4	137.0	11.0	—		—		148.0
Other long-term liabilities	26.1	0.1	26.2	60.4	—		—		86.6
Total liabilities	6,495.3	549.8	7,045.1	4,306.8	(1,503.1)		5,901.2		15,750.0
Commitments and contingencies
Series C Preferred Stock	—	1,961.8	1,961.8	—	—		980.9	(i)	2,942.7
Total mezzanine equity	—	1,961.8	1,961.8	—	—		980.9		2,942.7

	(A)	(B)	(A) + (B) = (C)	(D)	(E)		(F)		(C) + (D) + (E) + (F) = (G)
	QXO Historical	Kodiak Acquisition Pro Forma – Note 3	Subtotal	TopBuild Historical (Reclassified – See Note 4)	TopBuild Acquisition Transaction Accounting Adjustments	Note 6	TopBuild Acquisition Financing Transaction Accounting Adjustments	Note 6	Pro Forma Combined
Stockholders’ equity:
Mandatory Convertible Preferred Stock	558.1	—	558.1	—	—		—		558.1
Convertible preferred stock	498.6	—	498.6	—	—		—		498.6
Common stock	—	—	—	0.4	(0.4)	(i)	—		—
Treasury stock	—	—	—	(2,142.2)	2,142.2	(i)	—		—
Additional paid-in capital	9,760.2	287.0	10,047.2	950.3	4,815.0	(i)	15.8	(i)	15,828.3
Retained earnings (accumulated deficit)	(652.0)	(5.4)	(657.4)	3,620.1	(3,674.9)	(i)	—		(712.2)
Accumulated other comprehensive income (loss)	—	—	—	(24.2)	24.2	(i)	—		—
Total stockholders’ equity	10,164.9	281.6	10,446.5	2,404.4	3,306.1		15.8		16,172.8
Total liabilities, mezzanine equity, and stockholders’ equity	$16,660.2	$2,793.2	$19,453.4	$6,711.2	$1,803.0		$6,897.9		$34,865.5

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2025
(in millions, except per share amounts)
	(A)	(B)	(C)	(A)+(B)+ (C)=(D)	(E)	(F)		(G)		(D) + (E) + (F) + (G) = (H)
	QXO Historical	Beacon Acquisition Pro Forma — Note 2	Kodiak Acquisition Pro Forma — Note 3	Subtotal	TopBuild Historical (Reclassified — See Note 4)	TopBuild Acquisition Transaction Accounting Adjustments	Note 7	TopBuild Acquisition Financing Transaction Accounting Adjustments	Note 7	Pro Forma Combined
Net sales	$6,842.2	$2,694.6	$2,337.8	$11,874.6	$5,409.1	$—		$—		$17,283.7
Cost of products sold	5,269.5	2,029.8	1,664.4	8,963.7	3,840.1	22.1	(a)	—		12,825.9
Gross profit (loss)	1,572.7	664.8	673.4	2,910.9	1,569.0	(22.1)		—		4,457.8
Operating expense:
Selling, general and administrative	1,394.8	630.5	488.5	2,513.8	669.6	58.1	(b)	—		3,241.5
Depreciation	108.4	48.7	37.4	194.5	12.1	4.3	(c)	—		210.9
Amortization	314.7	152.9	94.0	561.6	95.3	560.7	(d)	—		1,217.6
Total operating expense	1,817.9	832.1	619.9	3,269.9	777.0	623.1		—		4,670.0
Income (loss) from operations	(245.2)	(167.3)	53.5	(359.0)	792.0	(645.2)		—		(212.2)
Interest income (expense), net	(47.7)	(72.1)	—	(119.8)	(88.6)	103.8	(e)	(391.7)	(e)	(496.3)
Loss on debt extinguishment	(49.7)	—	—	(49.7)	—	—		—		(49.7)
Other income (expense), net	5.5	2.7	4.3	12.5	0.2	—		—		12.7
Income (loss) before provision for income taxes	(337.1)	(236.7)	57.8	(516.0)	703.6	(541.4)		(391.7)		(745.5)
Provision for (benefit from) income taxes	(57.7)	(56.9)	16.8	(97.8)	181.9	(140.7)	(f)	(101.8)	(f)	(158.4)
Net income (loss)	$(279.4)	$(179.8)	$41.0	$(418.2)	$521.7	$(400.7)		$(289.9)		$(587.1)
Reconciliation of net income (loss) to net income (loss) attributable to common stockholders:
Net income (loss)	$(279.4)	$(179.8)	$41.0	$(418.2)	$521.7	$(400.7)		$(289.9)		$(587.1)
Dividends on Preferred Stock	(90.0)	—	—	(90.0)	—	—		—		(90.0)
Dividends on Mandatory Convertible Preferred Stock	(18.9)	(12.7)	—	(31.6)	—	—		—		(31.6)
Dividends on Series C Preferred Stock	—	—	(95.0)	(95.0)	—	—		(47.5)	(g)	(142.5)
Undistributed income allocated to participating securities	—	—	—	—	—	—		—		—
Net income (loss) attributable to common stockholders	$(388.3)	$(192.5)	$(54.0)	$(634.8)	$521.7	$(400.7)		$(337.4)		$(851.2)
Weighted-average common shares outstanding – Note 8:
Basic	613.0									1,071.7
Diluted	613.0									1,071.7
Net income (loss) per common share:
Basic	$(0.63)									$(0.79)
Diluted	$(0.63)									$(0.79)
See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2026
(in millions, except per share amounts)
	(A)	(B)	(A) + (B) = (C)	(D)	(E)		(F)		(C) + (D) + (E) +(F) = (G)
	QXO Historical	Kodiak Acquisition Pro Forma — Note 3	Subtotal	TopBuild Historical (Reclassified — See Note 4)	TopBuild Acquisition Transaction Accounting Adjustments	Note 7	TopBuild Acquisition Financing Transaction Accounting Adjustments	Note 7	Pro Forma Combined
Net sales	$1,730.2	$531.4	$2,261.6	$1,445.9	$—		$—		$3,707.5
Cost of products sold	1,320.9	385.3	1,706.2	1,045.7	4.5	(a)	—		2,756.4
Gross profit (loss)	409.3	146.1	555.4	400.2	(4.5)		—		951.1
Operating expense:
Selling, general and administrative	497.0	117.9	614.9	185.4	(1.3)	(b)	—		799.0
Depreciation	47.3	9.5	56.8	3.9	1.1	(c)	—		61.8
Amortization	116.9	23.5	140.4	35.9	128.1	(d)	—		304.4
Total operating expense	661.2	150.9	812.1	225.2	127.9		—		1,165.2
Income (loss) from operations	(251.9)	(4.8)	(256.7)	175.0	(132.4)		—		(214.1)
Interest income (expense), net	(31.1)	—	(31.1)	(35.4)	36.6	(e)	(97.8)	(e)	(127.7)
Other income (expense), net	2.7	0.9	3.6	0.1	—		—		3.7
Income (loss) before provision for income taxes	(280.3)	(3.9)	(284.2)	139.7	(95.8)		(97.8)		(338.1)
Provision for (benefit from) income taxes	(53.2)	(1.1)	(54.3)	34.9	(25.0)	(f)	(25.4)	(f)	(69.8)
Net income (loss)	$(227.1)	$(2.8)	$(229.9)	$104.8	$(70.8)		$(72.4)		$(268.3)
Reconciliation of net income (loss) to net income (loss) attributable to common stockholders:
Net income (loss)	$(227.1)	$(2.8)	$(229.9)	$104.8	$(70.8)		$(72.4)		$(268.3)
Dividends on Preferred Stock	(22.5)	—	(22.5)	—	—		—		(22.5)
Dividends on Mandatory Convertible Preferred Stock	(7.9)	—	(7.9)	—	—		—		(7.9)
Dividends on Series C Preferred Stock	—	(23.8)	(23.8)	—	—		(11.9)	(g)	(35.7)
Undistributed income allocated to participating securities	—	—	—	—	—		—		—
Net income (loss) attributable to common stockholders	$(257.5)	$(26.6)	$(284.1)	$104.8	$(70.8)		$(84.3)		$(334.4)
Weighted-average common shares outstanding – Note 8:
Basic	744.4								1,077.2
Diluted	744.4								1,077.2
Net income (loss) per common share:
Basic	$(0.35)								$(0.31)
Diluted	$(0.35)								$(0.31)

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1 — Basis of Presentation
The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X.
As discussed in Note 3 — Adjustments for the Kodiak Acquisition and the Kodiak Series C Preferred Stock Issuance and Note 4 — TopBuild Reclassification Adjustments, certain reclassifications were made to align QXO’s and Kodiak’s historical financial statement presentation and TopBuild’s historical financial statement presentation. For purposes of the unaudited pro forma condensed combined financial information, QXO has preliminarily determined that no significant adjustments are necessary to conform Kodiak’s financial statements or TopBuild’s financial statements to the accounting policies used by QXO; however, this assessment is ongoing and additional analysis and information that may become available may cause conforming accounting policy changes that could be materially different from the unaudited pro forma condensed combined financial information presented below.
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with QXO as the accounting acquirer for the Acquisitions, using the fair value concepts defined in ASC 820, Fair Value Measurement, and based on the historical financial statements of QXO, Beacon, Kodiak and TopBuild, respectively. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of acquisition consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. The allocation of the aggregate acquisition consideration depends on certain estimates and assumptions, all of which are preliminary. The allocation of the aggregate acquisition consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information and was based on the purchase price allocation for the Beacon Acquisition disclosed in QXO’s Quarterly Report on Form 10-Q for the three months ended March 31, 2026. The preliminary purchase price allocations for the Kodiak Acquisition and the TopBuild Acquisition are disclosed herein.
The unaudited pro forma condensed combined balance sheet as of March 31, 2026 presented herein is presented as if the Kodiak Acquisition, the Kodiak Series C Preferred Stock Issuance, the TopBuild Acquisition and the TopBuild Acquisition Financings had occurred on March 31, 2026 and combines the historical unaudited condensed consolidated balance sheet of QXO as of March 31, 2026 with the historical unaudited condensed consolidated balance sheet of Kodiak as of March 31, 2026, and with the historical unaudited condensed consolidated balance sheet of TopBuild as of March 31, 2026. The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of March 31, 2026 do not include the Beacon Acquisition, the Beacon Acquisition Financings, the January 2026 Equity Financing, the June 2025 Equity Financing or the May 2025 Equity Financing as those transactions were consummated prior to March 31, 2026 and are collectively reflected in QXO’s historical consolidated balance sheet.
The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025 and for the three months ended March 31, 2026, presented herein are based on the historical financial statements of QXO, Beacon, Kodiak and TopBuild. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025 and the three months ended March 31, 2026 have been prepared as if the Transactions had occurred on January 1, 2025. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the historical consolidated statement of operations of QXO for the year ended December 31, 2025, which includes Beacon from the period following the closing of the Beacon Acquisition on April 29, 2025 to December 31, 2025, with the historical consolidated statement of operations of Beacon for the period from January 1, 2025 to April 28, 2025, the historical consolidated statement of operations of Kodiak for the year ended December 31, 2025, and the historical consolidated statement of operations of TopBuild for the year ended December 31, 2025. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026 combines QXO’s historical condensed consolidated statement of operations for the three months ended March 31, 2026 with the historical condensed consolidated statement of operations of Kodiak for the three months ended March 31, 2026, and the historical condensed consolidated statement of operations of TopBuild for the three months ended March 31, 2026.
The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that QXO believes are reasonable under the circumstances. QXO is not aware of any material transactions between QXO and Beacon, QXO and Kodiak, QXO and TopBuild, and TopBuild and Kodiak during the periods presented. QXO transaction expenses related to the Beacon Acquisition were incurred in full in the historical periods presented herein; as such, no pro forma adjustment to remove or reclassify from the period in which they were incurred to the earliest period presented was recorded. QXO transaction expenses related to the Kodiak Acquisition and the TopBuild Acquisition have been recorded as a pro forma adjustment to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 and as a corresponding accrued expense on the unaudited pro forma condensed combined balance sheet as of March 31, 2026. Beacon, Kodiak and TopBuild transaction expenses related to the Acquisitions were not adjusted and are recorded in the historical periods as incurred.
Note 2 — Adjustments for the Beacon Acquisition and May 2025 Equity Financing
	Beacon Historical (January 1 through April 28)	Beacon Acquisition Transaction Accounting Adjustments	Note 2	Beacon Acquisition Financing Transaction Accounting Adjustments	Note 2	May 2025 Equity Financing Adjustments	Note 2	Beacon Acquisition Pro Forma
Net sales	$2,694.6	$—		$—		$—		$2,694.6
Cost of products sold	2,029.8	—		—		—		2,029.8
Gross profit	664.8	—		—		—		664.8
Operating expense:
Selling, general and administrative	628.1	2.4	(a)	—		—		630.5
Depreciation	41.6	7.1	(b)	—		—		48.7
Amortization	30.1	122.8	(c)	—		—		152.9
Total operating expense	699.8	132.3		—		—		832.1
Loss from operations	(35.0)	(132.3)		—		—		(167.3)
Interest income (expense), net	(58.6)	56.2	(d)	(156.2)	(d)	86.5	(e)	(72.1)
Loss on debt extinguishment	—	—		—		—		—
Other income, net	2.7	—		—		—		2.7
Income (loss) before provision for income taxes	(90.9)	(76.1)		(156.2)		86.5		(236.7)
Provision for (benefit from) income taxes	(19.0)	(19.8)	(f)	(40.6)	(f)	22.5	(f)	(56.9)
Net income (loss)	$(71.9)	$(56.3)		$(115.6)		$64.0		$(179.8)
Reconciliation of net income (loss) to net income (loss) attributable to common stockholders:
Net income (loss)	$(71.9)	$(56.3)		$(115.6)		$64.0		$(179.8)
Dividends on Mandatory Convertible Preferred Stock	—	—		—		(12.7)	(g)	(12.7)
Undistributed income allocated to participating securities	—	—		—		—		—
Net income (loss) attributable to common stockholders	$(71.9)	$(56.3)		$(115.6)		$51.3		$(192.5)

Beacon Acquisition preliminary purchase price allocation
QXO accounted for the completed Beacon Acquisition as a business combination in accordance with U.S. GAAP. Accordingly, the purchase price attributable to the Beacon Acquisition was allocated to the assets acquired and liabilities assumed based on their preliminary fair values. Refer to Note 3 of QXO’s condensed consolidated financial statements contained in its Quarterly Report on Form 10-Q for the three months ended March 31, 2026 for information on the purchase consideration, fair value estimates of the assets acquired and liabilities assumed, and resulting goodwill as of the April 29, 2025 acquisition date.
The following table presents the preliminary allocation of the purchase price to the assets acquired and liabilities assumed. The allocation of the purchase price is ongoing, and QXO continues to ascertain the reasonableness of the fair value of the assets acquired and liabilities assumed.
Preliminary Allocation
Assets:
Accounts receivable	$1,319.1
Inventories	1,772.6
Vendor rebates receivable	235.8
Income tax receivable	19.9
Prepaid expenses and other current assets	81.0
Property and equipment	683.6
Goodwill	5,127.5
Intangibles	4,130.6
Operating lease right-of-use assets	708.0
Other non-current assets	17.5
Liabilities:
Accounts payable	(1,135.8)
Accrued expenses	(532.6)
Deferred income taxes	(906.0)
Other long-term liabilities	(27.5)
Operating lease liabilities	(668.2)
Finance lease liabilities	(181.5)
Preliminary aggregate acquisition consideration	$10,644.0
Adjustments included in the Beacon Acquisition Transaction Accounting Adjustments column and the Beacon Acquisition Financing Transaction Accounting Adjustments column in the table above for the fiscal year ended December 31, 2025 are as follows:
a)
Reflects the adjustments to Selling, general and administrative expenses:

For the Year Ended December 31, 2025
Pro forma Beacon Acquisition transaction accounting adjustments:
Removal of historical Beacon stock-based compensation expense	$(12.5)
Removal of post-acquisition stock-based compensation expense	(59.4)
Pro forma stock-based compensation expense for Beacon replacement equity awards	66.0
Pro forma lease expense, net (i)	8.3
Net pro forma Beacon Acquisition transaction accounting adjustment to Selling, general and administrative expenses	$2.4

(i)
This pro forma acquisition transaction accounting adjustment reflects the increase of lease expense as a result of resetting the leases in acquisition accounting and the amortization related to the favorable/unfavorable lease classification on QXO’s historical balance sheet.

b)
Reflects the incremental adjustments to Depreciation relating to the remeasurement of property and equipment, net to fair value:

For the Year Ended December 31, 2025
Pro forma Beacon Acquisition transaction accounting adjustments:
Removal of Beacon’s historical depreciation of property and equipment	$(149.7)
Pro forma annual depreciation of property and equipment	156.8
Net pro forma Beacon Acquisition transaction accounting adjustment to depreciation	$7.1

c)
Reflects the adjustments to amortization including the Amortization of the estimated fair value of intangibles:

For the Year Ended December 31, 2025
Pro forma Beacon Acquisition transaction accounting adjustments:
Removal of Beacon’s historical amortization of intangible assets	$(343.9)
Pro forma annual amortization of intangible assets	466.7
Net pro forma Beacon Acquisition transaction accounting adjustment to amortization	$122.8

d)
Reflects the expense related to the Beacon Debt Financings and amortization of related issuance costs:

For the Year Ended December 31, 2025
Pro forma Beacon Acquisition transaction accounting adjustments:
Removal of Beacon’s historical interest expense(i)	$56.2
Net pro forma Beacon Acquisition transaction accounting adjustments to interest income (expense), net	$56.2
Pro forma Beacon Acquisition financing transaction accounting adjustments:
New interest expense on Beacon Acquisition Financings:
Removal of historical QXO Interest expense and Debt issuance amortization(ii)	$164.9
ABL Facility(iii)	(27.8)
Existing Term Loan Facility(iii)	(138.9)
Senior Secured Notes(iii)	(154.4)
Net pro forma Beacon Acquisition financing transaction accounting adjustments to interest income (expense), net	$(156.2)

(i)
This pro forma acquisition transaction accounting adjustment reflects the removal of historical interest expense associated with Beacon’s existing indebtedness, which was extinguished upon consummation of the Beacon Acquisition. The Beacon Acquisition was partially funded by QXO’s historical cash on hand. QXO’s historical interest income has not been removed as a pro forma adjustment herein. QXO’s interest income in future periods may be materially lower than the amounts recognized for the year ended December 31, 2025.
(ii)
This adjustment reflects the elimination of interest expense recorded by QXO for the period following the Beacon Acquisition, related to the Beacon Debt Financings. To properly reflect the financing impact of the Beacon Acquisition, interest expense for the post-acquisition period was removed and instead recorded for the year ended December 31, 2025 in its entirety.

(iii)
The new interest expense on Beacon Acquisition financing transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations reflect the interest expense and amortization of debt issuance costs associated with the Beacon Debt Financings. Adjustments reflect interest rates as of December 31, 2025 of 5.22%, 5.72% and 6.75% per annum for the ABL Facility, Existing Term Loan Facility, and Senior Secured Notes, respectively. The costs incurred to secure the ABL Facility are amortized on a straight-line basis over the five-year term of the commitment and the undrawn commitment fee of 0.2% is expensed annually. On November 5, 2025, QXO amended the credit agreement governing the Existing Term Loan Facility in order to refinance the Existing Term Loan Facility. The amendment reduced the applicable margin for borrowings under the Existing Term Loan Facility from 3.00% to 2.00% for Term SOFR borrowings and from 2.00% to 1.00% for base rate borrowings. This amendment to the credit agreement is reflected herein in the pro forma interest expense adjustments.

e)
Reflects adjustments to interest expense relating to the partial repayment of the Existing Term Loan Facility:

For the Year Ended December 31, 2025
Pro forma May 2025 Equity Financing adjustments:
Removal of proportionate amount of Existing Term Loan Facility interest expense related to partial repayment	$86.5
Net pro forma May 2025 Equity Financing adjustment to interest income (expense), net	$86.5

f)
To record the income tax impact of the pro forma adjustments utilizing a statutory income tax rate in effect of 26.0% for the year ended December 31, 2025. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the rate will likely vary from the actual effective rate in periods subsequent to completion of the Beacon Acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

g)
Reflects an adjustment to the Net income (loss) attributable to common stockholders of $12.7 million for the year ended December 31, 2025 to reflect the additional 5.5% dividend on the Mandatory Convertible Preferred Stock issued as a part of the May 2025 Equity Financing not reflected in QXO’s historical financial information. Net income (loss) attributable to common stockholders did not require an adjustment for any other issuances under the Beacon Acquisition Equity Financings as the dividends relating to other issuances were reflected in QXO’s historical financial information.

Note 3 — Adjustments for the Kodiak Acquisition and the Kodiak Series C Preferred Stock Issuance
Refer to the table below for the adjustments related to the Kodiak Acquisition as of March 31, 2026:
	Kodiak Building Partners Inc. Historical (Reclassified — See Note 3(a))	Kodiak Acquisition Transaction Accounting Adjustments	Note 3(e)	Kodiak Acquisition Financing Transaction Adjustments	Note 3(e)	Kodiak Acquisition Pro Forma
Assets
Current assets:
Cash and cash equivalents	$15.8	$(2,002.4)	(I)	$1,991.5	(I)	$4.9
Accounts receivable, net	213.8	—		—		213.8
Inventories, net	213.3	—		—		213.3
Vendor rebates receivable	8.8	—		—		8.8
Income tax receivable	19.7	—		—		19.7
Prepaid expenses and other current assets	16.8	—		—		16.8
Total current assets	488.2	(2,002.4)		1,991.5		477.3
Property and equipment, net	134.7	—		—		134.7
Goodwill	249.7	887.2	(II)	—		1,136.9
Intangibles, net	105.3	764.7	(III)	—		870.0
Operating lease right-of-use assets, net	159.5	10.6	(IV)	—		170.1
Deferred income tax assets, net	9.2	(9.2)	(V)	—		—
Other assets, net	4.2	—		—		4.2
Total assets	$1,150.8	$(349.1)		$1,991.5		$2,793.2
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$132.5	$—		$—		$132.5
Accrued expenses	51.7	5.1	(VI)	(1.8)	(I)	55.0
Current portion of long-term debt	16.8	(16.8)	(VII)	—		—
Current portion of operating lease liabilities	26.9	—		—		26.9
Current portion of finance lease liabilities	1.9	—		—		1.9
Total current liabilities	229.8	(11.7)		(1.8)		216.3
Borrowings under revolving lines of credit	15.0	(15.0)	(VII)	—		—
Long-term debt, net	1,455.3	(1,455.3)	(VII)	—		—
Deferred income tax liabilities, net	—	182.8	(V)	—		182.8
Operating lease liabilities	143.2	—		—		143.2
Finance lease liabilities	7.4	—		—		7.4
Other long-term liabilities	0.1	—		—		0.1
Total liabilities	1,850.8	(1,299.2)		(1.8)		549.8

	Kodiak Building Partners Inc. Historical (Reclassified — See Note 3(a))	Kodiak Acquisition Transaction Accounting Adjustments	Note 3(e)	Kodiak Acquisition Financing Transaction Adjustments	Note 3(e)	Kodiak Acquisition Pro Forma
Commitments and contingencies (Note 14)
Series C Preferred Stock	—	—		1,961.8	(VIII)	1,961.8
Total Mezzanine Equity	—	—		1,961.8		1,961.8
Stockholders’ equity:
Common stock	—	—		—		—
Additional paid-in capital	188.3	67.2	(VIII)	31.5	(VIII)	287.0
Retained earnings (accumulated deficit)	(888.3)	882.9	(VIII)	—		(5.4)
Accumulated other comprehensive income (loss)	—	—		—		—
Total Stockholders’ equity	(700.0)	950.1		31.5		281.6
Total liabilities, Mezzanine equity, and Stockholders’ equity	$1,150.8	$(349.1)		$1,991.5		$2,793.2

Refer to the table below for the adjustments related to the Kodiak Acquisition for the year ended December 31, 2025:
	Kodiak Building Partners Inc. Historical (Reclassified — See Note 3(b)	Kodiak Acquisition Transaction Accounting Adjustments	Note 3(f)	Kodiak Acquisition Financing Accounting Adjustments	Note 3(f)	Kodiak Acquisition Pro Forma
Net sales	$2,337.8	$—		$—		$2,337.8
Cost of products sold	1,664.4	—		—		1,664.4
Gross profit	673.4	—		—		673.4
Operating expense:
Selling, general and administrative	483.1	5.4	(I)	—		488.5
Depreciation	37.4	—		—		37.4
Amortization	29.1	64.9	(II)	—		94.0
Total operating expense	549.6	70.3		—		619.9
Income (loss) from operations	123.8	(70.3)		—		53.5
Interest income (expense), net	(126.5)	126.5	(III)	—		—
Other income (expense), net	4.3	—		—		4.3
Income (loss) before provision for income taxes	1.6	56.2		—		57.8
Provision for (benefit from) income taxes	2.2	14.6	(IV)	—		16.8
Net income (loss)	$(0.6)	$41.6		$—		$41.0
Reconciliation of net income (loss) to net income (loss) attributable to common stockholders:
Net income (loss)	$(0.6)	$41.6		$—		$41.0
Dividends on Series C Preferred Stock	—	—		(95.0)	(V)	(95.0)
Net income (loss) attributable to common stockholders	$(0.6)	$41.6		$(95.0)		$(54.0)

Refer to the table below for the adjustments related to the Kodiak Acquisition for the three months ended March 31, 2026:
	Kodiak Building Partners Inc. Historical (Reclassified — See Note 3 (c))	Kodiak Acquisition Transaction Accounting Adjustments	Note 3 (f)	Kodiak Acquisition Financing Accounting Adjustments	Note 3 (f)	Kodiak Acquisition Pro Forma
Net sales	$531.4	$—		$—		$531.4
Cost of products sold	385.3	—		—		385.3
Gross profit	146.1	—		—		146.1
Operating expense:
Selling, general and administrative	117.9	—	(I)	—		117.9
Depreciation	9.5	—		—		9.5
Amortization	6.2	17.3	(II)	—		23.5
Total operating expense	133.6	17.3		—		150.9
Income (loss) from operations	12.5	(17.3)		—		(4.8)
Interest income (expense), net	(28.7)	28.7	(III)	—		—
Other income (expense), net	0.9	—		—		0.9
Income (loss) before provision for income taxes	(15.3)	11.4		—		(3.9)
Provision for (benefit from) income taxes	(4.1)	3.0	(IV)	—		(1.1)
Net income (loss)	$(11.2)	$8.4		$—		$(2.8)
Reconciliation of net income (loss) to net income (loss) attributable to common stockholders:
Net income (loss)	$(11.2)	$8.4		$—		$(2.8)
Dividends on Series C Preferred Stock	—	—		(23.8)	(V)	(23.8)
Net income (loss) attributable to common stockholders	$(11.2)	$8.4		$(23.8)		$(26.6)
Following the Kodiak Acquisition, QXO is retaining its existing financial statement line-item classification. As such, certain reclassification adjustments have been made to conform Kodiak’s historical financial statement presentation to QXO’s financial statement presentation.
a)
Refer to the table below for a summary of adjustments made to Kodiak’s historical condensed consolidated balance sheet as of March 31, 2026 to conform with QXO:

Kodiak Historical Condensed Consolidated Balance Sheet Line Items	QXO Condensed Consolidated Balance Sheet Line Items	Kodiak as of March 31, 2026	Reclassification		Kodiak Reclassified as of March 31, 2026
Accrued expenses	Accrued expenses	$69.9	$(18.2)	(a), (b), (c)	$51.7
Customer deposits		7.8	(7.8)	(a)	—
Income taxes payable		0.9	(0.9)	(c)	—
Current portion of long-term debt	Current portion of long-term debt	18.7	(1.9)	(d)	16.8
	Current portion of finance lease liabilities	—	1.9	(d)	1.9
Long-term debt	Long-term debt, net	1,462.7	(7.4)	(e)	1,455.3
	Current portion of operating lease liabilities	—	26.9	(b)	26.9
	Finance lease liabilities	—	7.4	(e)	7.4
	Other long-term liabilities	—	0.1	(f)	0.1
Contingent consideration		0.1	(0.1)	(f)	—

(a)
Reclassification of $7.8 million of Customer deposits to Accrued expenses.

(b)
Reclassification of $26.9 million of Accrued expenses to Current portion of operating lease liabilities.

(c)
Reclassification of $0.9 million of Income taxes payable to Accrued expenses.

(d)
Reclassification of $1.9 million of Current portion of long-term debt to Current portion of finance lease liabilities.

(e)
Reclassification of $7.4 million of Long-term debt, net to Finance lease liabilities.

(f)
Reclassification of $0.1 million of Contingent consideration to Other long-term liabilities.

b)
Refer to the table below for a summary of adjustments made to present Kodiak’s consolidated statement of operations for the year ended December 31, 2025 to conform with QXO:

Kodiak Historical Consolidated Statements of Operations Line Items	QXO, Inc. Consolidated Statements of Operations Line Items	Kodiak for Year Ended December 31, 2025	Reclassification		Kodiak Reclassified for the year ended December 31, 2025
Salaries and wages		$263.4	$(263.4)	(a)	$—
Selling, general, and administrative expenses	Selling, general and administrative	106.5	376.6	(a), (b), (c), (d), (e), (f)	483.1
Taxes and benefits		62.5	(62.5)	(b)	—
Rent		39.5	(39.5)	(c)	—
Change in fair value of contingent consideration		(1.5)	1.5	(d)	—
Strategic development expenses		13.5	(13.5)	(e)	—
Gain on disposal of assets		(0.8)	0.8	(f)	—
Depreciation and amortization		66.5	(66.5)	(g)	—
	Depreciation	—	37.4	(g)	37.4
	Amortization	—	29.1	(g)	29.1

(a)
Reclassification of $263.4 million of Salaries and wages to Selling, general and administrative.

(b)
Reclassification of $62.5 million of Taxes and benefits to Selling, general and administrative.

(c)
Reclassification of $39.5 million of Rent to Selling, general and administrative.

(d)
Reclassification of $1.5 million of Change in fair value of contingent consideration to Selling, general and administrative.

(e)
Reclassification of $13.5 million of Strategic development expenses to Selling, general and administrative.

(f)
Reclassification of $0.8 million of Gain on disposal of assets to Selling, general and administrative.

(g)
Reclassification of $37.4 million of Depreciation and amortization expenses to Depreciation, and reclassification of $29.1 million of Depreciation and amortization expenses to Amortization.

c)
Refer to the table below for a summary of adjustments made to present Kodiak’s condensed consolidated statement of operations for the three months ended March 31, 2026 to conform with QXO:

Kodiak Historical Condensed Consolidated Statements of Operations Line Items	QXO, Inc. Condensed Consolidated Statements of Operations Line Items	Kodiak for the Three Months Ended March 31, 2026	Reclassification		Kodiak Reclassified for the Three Months Ended March 31, 2026
Salaries and wages		$62.3	$(62.3)	(a)	$—
Selling, general, and administrative expenses	Selling, general and administrative	28.7	89.2	(a), (b), (c), (d), (e), (f)	117.9
Taxes and benefits		14.5	(14.5)	(b)	—
Rent		10.2	(10.2)	(c)	—
Strategic development expenses		2.3	(2.3)	(d)	—

Kodiak Historical Condensed Consolidated Statements of Operations Line Items	QXO, Inc. Condensed Consolidated Statements of Operations Line Items	Kodiak for the Three Months Ended March 31, 2026	Reclassification		Kodiak Reclassified for the Three Months Ended March 31, 2026
Gain on disposal of assets		(0.1)	0.1	(e)	—
Depreciation and amortization		15.7	(15.7)	(f)	—
	Depreciation	—	9.5	(f)	9.5
	Amortization	—	6.2	(f)	6.2

(a)
Reclassification of $62.3 million of Salaries and wages to Selling, general and administrative.

(b)
Reclassification of $14.5 million of Taxes and benefits to Selling, general and administrative.

(c)
Reclassification of $10.2 million of Rent to Selling, general and administrative.

(d)
Reclassification of $2.3 million of Strategic development expenses to Selling, general and administrative.

(e)
Reclassification of $0.1 million of Gain on disposal of assets to Selling, general and administrative.

(f)
Reclassification of $9.5 million of Depreciation and amortization expenses to Depreciation, and reclassification of $6.2 million of Depreciation and amortization expenses to Amortization.

d)
Kodiak preliminary purchase price allocation

The following table summarizes the preliminary aggregate acquisition consideration for the Kodiak Acquisition as of March 31, 2026:
Amount
Cash purchase price(i)	$2,002.4
QXO consideration shares issued(ii)	255.5
Preliminary aggregate acquisition consideration(iii)	$2,257.9

(i)
The cash paid by QXO includes the settlement of Kodiak’s term loan, borrowings under revolving lines of credit and notes payable of $1,487.2 million, $15.0 million and $0.4 million, respectively, and accrued interest expense of $0.3 million as of March 31, 2026. The remainder of the $2.0 billion cash purchase price represents cash paid to Kodiak shareholders.

(ii)
The QXO share consideration component of the preliminary aggregate acquisition consideration is based on 13,157,895 shares of outstanding QXO common stock issued to Kodiak at a per share price of $19.42, which was based on the QXO share price as of the Kodiak Closing Date.

(iii)
No impact is reflected for customary working capital adjustments herein, as such amounts are not estimable at this time.

Preliminary Aggregate Acquisition Consideration Allocation for the Kodiak Acquisition
The accounting for the Kodiak Acquisition, including the preliminary aggregate acquisition consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon a preliminary estimate of fair values. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Kodiak, QXO used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. QXO expects to use widely accepted income-based, market-based, or cost-based valuation approaches upon finalization of purchase accounting for the Kodiak Acquisition. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that QXO believes are reasonable under the circumstances. The purchase price adjustments relating to the Kodiak and QXO unaudited pro forma condensed combined financial information are preliminary and subject to change, as additional information becomes available and as additional analyses are performed. For purposes of the unaudited pro forma condensed combined financial information, adjustments were recorded primarily to Intangibles, Goodwill and Deferred income tax liabilities. QXO will continue to analyze the purchase price allocation in the future with regard to items such as favorable/unfavorable leases and property and equipment, among others. Additionally, in connection with the Kodiak Acquisition, QXO has agreed to provide incremental consideration to the sellers of Kodiak if certain criteria are met with regard to the tax deductibility of items such as net operating loss carryforwards and other potential tax deductions if recognized by QXO during the first two taxable years following the closing. Management is unable to estimate the amount of such potential future tax deductions at this time and, as such, no adjustment has been made to the unaudited pro forma condensed combined financial information for this item.
The following table summarized the preliminary aggregate acquisition consideration allocation, as if the Kodiak Acquisition had been completed on March 31, 2026.
Preliminary Allocation
Assets:
Cash and cash equivalents	$15.8
Accounts receivable	213.8
Inventories	213.3
Vendor rebates receivable	8.8
Income tax receivable	19.7
Prepaid expenses and other current assets	16.8
Property and equipment	134.7
Goodwill(i)	1,136.9
Intangibles(ii)	870.0
Operating lease right-of-use assets	170.1
Other assets	4.2
Liabilities:
Accounts payable	(132.5)
Accrued expenses	(51.4)
Current portion of operating lease liabilities	(26.9)
Current portion of finance lease liabilities	(1.9)
Deferred income tax liabilities(iii)	(182.8)
Operating lease liabilities	(143.2)
Finance lease liabilities	(7.4)
Other long-term liabilities	(0.1)
Preliminary aggregate acquisition consideration	$2,257.9

(i)
Goodwill represents excess of the estimated aggregate acquisition consideration over the preliminary fair value of the underlying Kodiak assets acquired and liabilities assumed.

(ii)
Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

	Preliminary Fair Value	Estimated Useful Life in Years
Preliminary fair value of intangible assets acquired:
Trade names	$70.0	5
Customer relationships	$800.0	10

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in amortization expense of approximately $9.4 million for the year ended December 31, 2025 and $2.4 million for the three months ended March 31, 2026. Pro forma amortization is preliminary and based on the use of straight-line amortization. The amount of amortization following the Kodiak Acquisition may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.
(iii)
Deferred tax liabilities were derived based on incremental differences in the book and tax basis created from the preliminary purchase allocation. The deferred tax liability was derived using a statutory tax rate of 26.0%.

(e)
Adjustments included in the Kodiak Acquisition Transaction Accounting Adjustments column and the Kodiak Acquisition Financing Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2026 are as follows:

(I)
Reflects the adjustment to Cash and cash equivalents.

As of March 31, 2026
Pro forma Kodiak Acquisition transaction accounting adjustments:
Cash purchase consideration for the Kodiak Acquisition	$(2,002.4)
Pro forma Kodiak Acquisition transaction accounting adjustment to Cash and cash equivalents	$(2,002.4)
Cash proceeds from Kodiak Series C Preferred Stock Issuance	$2,000.0
Commitment fees remaining to be paid for the Kodiak Series C Preferred Stock Issuance(i)	(1.8)
Issuance fees from the Kodiak Series C Preferred Stock Issuance	(6.7)
Pro forma Kodiak Acquisition financing transaction accounting adjustment to Cash and cash equivalents	$1,991.5

(i)
This reflects a corresponding decrease to accrued expenses for the portion of commitment fees for the Kodiak Series C Preferred Stock Issuance accrued as of March 31, 2026.

(II)
Preliminary goodwill adjustment which represents the elimination of historical goodwill and excess of the aggregate acquisition consideration over the preliminary fair value of the underlying assets acquired and liabilities assumed.

As of March 31, 2026
Pro forma Kodiak Acquisition transaction accounting adjustments:
Elimination of Kodiak historical goodwill	$(249.7)
Goodwill per purchase price allocation (Note 3(d))	1,136.9
Net pro forma Kodiak Acquisition transaction accounting adjustment to Goodwill	$887.2

(III)
Reflects the preliminary purchase accounting adjustment for estimated intangibles based on the acquisition method of accounting.

As of March 31, 2026
Pro forma Kodiak Acquisition transaction accounting adjustments:
Elimination of Kodiak historical intangible assets	$(105.3)
Preliminary fair value of acquired intangibles (Note 3(d))	870.0
Net pro forma Kodiak Acquisition transaction accounting adjustment to Intangibles, net	$764.7

(IV)
Reflects the preliminary purchase accounting adjustment to remeasure the operating lease right-of-use asset.

As of March 31, 2026
Pro forma Kodiak Acquisition transaction accounting adjustments:
Kodiak historical operating lease right-of-use assets	$(159.5)
Kodiak historical operating lease liabilities	170.1
Net pro forma Kodiak Acquisition transaction accounting adjustment to Operating lease right-of-use assets, net	$10.6

(V)
Represents the adjustment to deferred tax liability of $182.8 million, net of a historical Kodiak deferred tax asset that was re-valued in the preliminary acquisition accounting for the Kodiak Acquisition, associated with the incremental differences in the book and tax basis created from the preliminary purchase price allocation, primarily resulting from the preliminary fair value of intangible assets. These adjustments were based on the applicable statutory tax rate of 26.0% with the respective estimated purchase price allocation. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the unaudited pro forma condensed combined financial information are estimated, the rate will likely vary from the actual effective rate in periods subsequent to completion of the Kodiak Acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(VI)
Reflects the write-off of Kodiak’s accrued interest as of March 31, 2026 and the accrual of estimated transaction costs incurred by QXO subsequent to March 31, 2026 to consummate the Kodiak Acquisition:

As of March 31, 2026
Pro forma Kodiak Acquisition transaction accounting adjustments:
Write-off of Kodiak historical accrued interest	$(0.3)
Estimated transaction costs incurred by QXO related to Kodiak Acquisition	5.4
Net pro forma Kodiak Acquisition transaction accounting adjustment to Accrued expenses	$5.1

(VII)
Reflects the impact of the settlement of Kodiak’s historical debt balances as of March 31, 2026:

	Current portion of long-term debt	Long term debt	Borrowings under revolving lines of credit	Total
Pro forma Kodiak Acquisition transaction accounting adjustments:
Settlement of historical Kodiak term loan	$(16.4)	$(1,470.4)	$—	$(1,486.8)
Settlement of historical Kodiak borrowings under revolving lines of credit	—	—	(15.0)	(15.0)
Settlement of historical Kodiak notes payable	(0.4)	—	—	(0.4)
Removal of unamortized debt discount/premium and debt issuance costs	—	15.1	—	15.1
Net pro forma Kodiak Acquisition transaction accounting adjustments to debt	$(16.8)	$(1,455.3)	$(15.0)	$(1,487.1)

(VIII)
Reflects adjustments to Mezzanine equity and Stockholders’ equity as of March 31, 2026:

	Mezzanine equity	Common stock	Preferred equity	Additional paid-in capital	Accumulated Deficit	Accumulated other comprehensive loss
Pro forma Kodiak Acquisition transaction accounting adjustments:
Elimination of Kodiak’s historical equity	$—	$—	$—	$(188.3)	$888.3	$—
QXO transaction costs(i)	—	—	—	—	(5.4)	—
Merger consideration	—	—	—	255.5	—	—
Net pro forma Kodiak Acquisition transaction accounting adjustments to stockholders’ equity	$—	$—	$—	$67.2	$882.9	$—
Pro forma Kodiak Acquisition financing transaction accounting adjustments:
Kodiak Series C Preferred Stock Issuance(ii)	$2,000.0	$—	$—	$—	$—	$—
Series C Preferred Stock commitment fees(iii)	(31.5)	—	—	31.5	—	—
Kodiak Series C Preferred Stock issuance fees(iv)	(6.7)	—	—	—	—	—
Net pro forma Kodiak Acquisition financing transaction accounting adjustments to mezzanine equity and stockholders’ equity	$1,961.8	$—	$—	$31.5	$—	$—

(i)
These costs consist of estimated financial advisory, legal advisory, accounting and consulting costs of QXO expected to be incurred subsequent to March 31, 2026. For the three months ended March 31, 2026, there were $8.1 million of transaction costs related to the Kodiak Acquisition.

(ii)
For purposes of the unaudited pro forma condensed combined financial information, management assumed that the fair value of the Series C Preferred Stock issued in the Kodiak Series C Preferred Stock Issuance equals the gross cash proceeds of $2.0 billion.

(iii)
The $31.5 million adjustment represents a reclassification from additional paid-in capital to mezzanine equity to present the pro rata portion of fees paid prior to March 31, 2026 for the commitment to issue the Series C Preferred Stock to investors upon a Qualifying Acquisition.

(iv)
The $6.7 million adjustment represents fees incurred in connection with the Kodiak Series C Preferred Stock Issuance, which are recorded as a reduction of mezzanine equity.

(f)
Adjustments included in the Kodiak Acquisition Transaction Accounting Adjustments column and the Kodiak Acquisition Financing Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2025 and for the three months ended March 31, 2026 are as follows:

(I)
Reflects the adjustments to Selling, general and administrative expenses:

	For the Year Ended December 31, 2025	For the Three Months Ended March 31, 2026
Pro forma Kodiak Acquisition transaction accounting adjustments:
Transaction costs incurred by QXO related to the Kodiak Acquisition	$5.4	$—
Net pro forma Kodiak Acquisition transaction accounting adjustment to Selling, general and administrative expenses	$5.4	$—

(II)
Reflects the adjustments to Amortization including the amortization of the estimated fair value of intangibles:

	For the Year Ended December 31, 2025	For the Three Months Ended March 31, 2026
Pro forma Kodiak Acquisition transaction accounting adjustments:
Removal of Kodiak’s historical amortization of intangible assets	$(29.1)	$(6.2)
Pro forma annual amortization of intangible assets	94.0	23.5
Net pro forma Kodiak Acquisition transaction accounting adjustment to Amortization	$64.9	$17.3

(III)
Reflects the adjustments to Interest income (expense), net:

	For the Year Ended December 31, 2025	For the Three Months Ended March 31, 2026
Pro forma Kodiak Acquisition transaction accounting adjustments:
Removal of Kodiak’s historical interest expense	$126.5	$28.7
Net pro forma Kodiak Acquisition transaction accounting adjustment to Interest income (expense), net	$126.5	$28.7

(IV)
To record the income tax impact of the pro forma adjustments utilizing a statutory tax rate of 26.0% for the year ended December 31, 2025 and for the three months ended March 31, 2026. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the rate will likely vary from the actual effective rate in periods subsequent to completion of the Kodiak Acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(V)
As discussed above, the impact of the Kodiak Series C Preferred Stock Issuance has been adjusted within the unaudited pro forma condensed combined statements of operations as if it occurred on January 1, 2025 in the calculation of Net income (loss) attributable to common stockholders. To reflect the terms of the Kodiak Series C Preferred Stock Issuance for the entirety of 2025 and the three months ended March 31, 2026, Net income (loss) attributable to common stockholders was adjusted by $95.0 million and $23.8 million, respectively, to reflect an assumed cash payment based on the 4.75% dividend rate on the Series C Preferred Stock. Note that QXO has the option to pay the dividend in cash, in kind, or in the form of QXO common stock. For purposes of the unaudited pro forma condensed combined financial information, QXO assumed that the dividend was paid in cash. Refer to Note 2 — Adjustments for the Beacon Acquisition and May 2025 Equity Financing for further information regarding the adjustment to Net income (loss) attributable to common stockholders related to the May 2025 Equity Financing.
Note 4 — TopBuild Reclassification Adjustments
Following the TopBuild Acquisition, QXO is retaining its existing financial statement line-item classification. As such, certain reclassification adjustments have been made to conform TopBuild’s historical financial statement presentation to QXO’s financial statement presentation.
(a)
Refer to the table below for a summary of adjustments made to TopBuild’s historical condensed consolidated balance sheet as of March 31, 2026 to conform with QXO:

TopBuild Historical Condensed Consolidated Balance Sheet Line Items	QXO, Inc. Condensed Consolidated Balance Sheet Line Items	TopBuild as of March 31, 2026	Reclassification		TopBuild Reclassified as of March 31, 2026
Long-term portion of insurance reserves		$58.6	$(58.6)	(a)	$—
	Other long-term liabilities	1.8	58.6	(a)	60.4

(a)
Reclassification of $58.6 million of Long-term portion of insurance reserves to Other long-term liabilities.

(b)
Refer to the table below for a summary of adjustments made to present TopBuild’s historical consolidated statement of operations for the year ended December 31, 2025 to conform with QXO:

TopBuild Historical Consolidated Statements of Operations Line Items	QXO, Inc. Consolidated Statements of Operations Line Items	TopBuild for the Year Ended December 31, 2025	Reclassification		TopBuild Reclassified for the Year Ended December 31, 2025
Selling, general, and administrative expenses	Selling, general and administrative	$777.0	$(107.4)		$669.6
	Depreciation	—	12.1		12.1
	Amortization	—	95.3		95.3
Interest expense	Interest income (expense), net	(103.8)	15.2	(a)	(88.6)
Other, net	Other income (expense), net	15.4	(15.2)	(a)	0.2

(a)
Reclassification of $15.2 million of interest income recorded in Other, net to Interest income (expense), net.

(c)
Refer to the table below for a summary of adjustments made to present TopBuild’s historical condensed consolidated statement of operations for the three months ended March 31, 2026 to conform with QXO:

TopBuild Historical Condensed Consolidated Statements of Operations Line Items	QXO, Inc. Condensed Consolidated Statements of Operations Line Items	TopBuild for the Three Months Ended March 31, 2026	Reclassification	TopBuild Reclassified for the Three Months Ended March 31, 2026
Selling, general, and administrative expenses	Selling, general and administrative	$225.2	$(39.8)	$185.4
	Depreciation	—	3.9	3.9
	Amortization	—	35.9	35.9

TopBuild Historical Condensed Consolidated Statements of Operations Line Items	QXO, Inc. Condensed Consolidated Statements of Operations Line Items	TopBuild for the Three Months Ended March 31, 2026	Reclassification		TopBuild Reclassified for the Three Months Ended March 31, 2026
Interest expense	Interest income (expense), net	(36.6)	1.2	(a)	(35.4)
Other, net	Other income (expense), net	1.3	(1.2)	(a)	0.1

(a)
Reclassification of $1.2 million of interest income recorded in Other, net to Interest income (expense), net.

Note 5 — Preliminary purchase price allocation for TopBuild Acquisition
Preliminary Aggregate Acquisition Consideration
The following table summarizes the preliminary aggregate acquisition consideration for the TopBuild Acquisition as of March 31, 2026:
Amount
Estimated cash paid for outstanding TopBuild common stock(i)	$6,368.1
Estimated QXO consideration shares issued(ii)	5,740.9
Estimated converted equity awards attributable to pre-combination service(iii)	26.2
Estimated repayment of TopBuild debt, including accrued interest and breakage fees(iv)	2,898.4
Preliminary estimated aggregate acquisition consideration(v)	$15,033.6

(i)
The cash component of the preliminary estimated aggregate consideration is based on 12.6 million shares of outstanding common stock of TopBuild being exchanged as of May 11, 2026 and the $505.00 per share TopBuild Cash Consideration. The 12.6 million shares represents 45% of the total outstanding shares of common stock of TopBuild of 28.0 million.

(ii)
The TopBuild Stock Consideration component of the preliminary aggregate acquisition consideration is based on 311.3 million shares of outstanding QXO common stock issued to TopBuild stockholders at a per share price of $18.44, which was based on the QXO share price as of May 11, 2026. The 311.3 million shares represents 55% of the total outstanding common stock of TopBuild of 28.0 million multiplied by the TopBuild Stock Consideration exchange ratio.

(iii)
As discussed in “Description of the TopBuild Acquisition”, certain equity awards of TopBuild will be replaced by QXO’s equity awards with similar terms (and, with respect to each TopBuild PSU, with the performance-based vesting condition deemed satisfied at target and being converted into an award of QXO restricted stock units for which vesting is based solely on service-based conditions). This amount represents the estimated consideration for replacement of TopBuild’s equity awards. A portion of the fair value of QXO’s equity awards issued represents consideration transferred, while the remaining portion represents compensation expense based on the vesting terms of the converted awards. This includes estimated cash paid by QXO of $1.8 million to settle TopBuild RSUs for non-employee members of the TopBuild Board of Directors (the “TopBuild Board”), which are accelerated in full, cancelled and paid in either TopBuild Cash Consideration or TopBuild Stock Consideration at the election of the holder. For the purposes of the unaudited pro forma condensed combined financial information, we have assumed that all non-employee members of the TopBuild Board have elected to receive the TopBuild Cash Consideration. This also includes an estimated $16.5 million of consideration for TopBuild Options that were not yet exercised and will be cancelled and converted into the right to receive shares of QXO common stock, determined in accordance with the terms of the TopBuild Merger Agreement. The estimated value is based on the QXO share price of $18.44 per share. The final value will be impacted by changes in the price of QXO common stock and the number of TopBuild awards outstanding at the actual date of the closing of the TopBuild Acquisition.

(iv)
The estimated cash paid by QXO to repay TopBuild’s term loan and senior notes as of March 31, 2026 of $1,206.3 million and $1,650.0 million, respectively. Additionally, accrued interest expense of $25.6 million as of March 31, 2026 and an estimated breakage fee of $16.5 million is estimated to be paid for early repayment of TopBuild’s debt. The actual treatment of such debt may vary and a portion thereof could be assumed.

(v)
No impact is reflected for customary working capital adjustments herein, as such amounts are not estimable at this time.

The preliminary estimated merger consideration for the TopBuild Acquisition could significantly differ from the amounts presented due to movements in the price of QXO common stock up to the closing date of the TopBuild Acquisition (the “TopBuild Closing Date”). A sensitivity analysis related to the fluctuation of the price of shares of QXO common stock was performed to assess the impact a hypothetical change of 15% on the closing price of the QXO common stock would have on the preliminary estimated merger consideration for the TopBuild Acquisition as of the assumed TopBuild Closing Date (in millions, other than share price):
	Share price	Fair value of QXO common stock issued to TopBuild
Share price considered	$18.44	$5,740.9
15% increase	$21.21	$6,602.0
15% decrease	$15.67	$4,879.8
Preliminary Aggregate Acquisition Consideration Allocation for the TopBuild Acquisition
The accounting for the TopBuild Acquisition, including the preliminary aggregate acquisition consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon a preliminary estimate of fair values. For the preliminary estimate of fair values of assets acquired and liabilities assumed of TopBuild, QXO used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. QXO expects to use widely accepted income-based, market-based, or cost-based valuation approaches upon finalization of purchase accounting for the TopBuild Acquisition. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that QXO believes are reasonable under the circumstances. The purchase price adjustments relating to TopBuild and QXO combined financial information are preliminary and subject to change, as additional information becomes available and as additional analyses are performed. For purposes of the unaudited pro forma condensed combined financial information, adjustments were recorded primarily to property and equipment, intangibles, goodwill and deferred income tax liabilities. QXO will continue to analyze the purchase price allocation in the future with regard to items such as favorable/unfavorable leases and inventory, among others.
The following table summarized the preliminary aggregate acquisition consideration allocation, as if the acquisition had been completed on March 31, 2026:
Preliminary Allocation
Assets:
Cash and cash equivalents	$268.8
Accounts receivable	930.5
Inventories	515.2
Prepaid expenses and other current assets	42.2
Property and equipment	361.4
Goodwill(i)	9,046.4
Intangibles(ii)	6,330.0
Operating lease right-of-use assets	277.4
Other assets	10.6

Preliminary Allocation
Liabilities:
Accounts payable	(471.2)
Accrued expenses	(226.4)
Current portion of operating lease liabilities	(87.3)
Current portion of finance lease liabilities	(6.6)
Deferred income tax liabilities(iii)	(1,695.9)
Operating lease liabilities	(190.1)
Finance lease liabilities	(11.0)
Other long-term liabilities	(60.4)
Preliminary aggregate acquisition consideration	$15,033.6

(i)
Goodwill represents excess of the estimated aggregate acquisition consideration over the preliminary fair value of the underlying TopBuild assets acquired and liabilities assumed.

(ii)
Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

	Preliminary Fair Value	Estimated Useful Life in Years
Preliminary fair value of intangible assets acquired:
Trade names and customer trademarks	$230.0	5
Customer relationships	$6,100.0	10
A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in amortization expense of approximately $65.6 million and $16.4 million for the year ended December 31, 2025 and the three months ended March 31, 2026, respectively. Pro forma amortization is preliminary and based on the use of straight-line amortization. The amount of amortization following the TopBuild Acquisition may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.
(iii)
Deferred tax liabilities were derived based on incremental differences in the book and tax basis created from the preliminary purchase allocation. The deferred tax liability was derived using a statutory tax rate of 26.0%.

Note 6 — Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet for the TopBuild Acquisition
Adjustments included in the TopBuild Acquisition Transaction Accounting Adjustments column and the TopBuild Acquisition Financing Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2026 are as follows:
(a)
Reflects the adjustment to Cash and cash equivalents:

As of March 31, 2026
Pro forma TopBuild Acquisition transaction accounting and financing transaction adjustments:
Estimated cash paid for outstanding TopBuild common stock(i)	$(6,368.1)
Estimated cash paid for TopBuild Board RSAs(ii)	(1.8)
Estimated payment of TopBuild debt, including accrued interest and breakage fees(iii)	(2,898.4)
Pro forma TopBuild Acquisition transaction accounting adjustment to Cash and cash equivalents	$(9,268.3)
Estimated cash proceeds from the TopBuild Series C Preferred Stock Issuance	$1,000.0

As of March 31, 2026
Estimated issuance fees from the TopBuild Series C Preferred Stock Issuance	(3.3)
Estimated proceeds from the issuance of TopBuild Debt Financings	6,000.0
Estimated discount on New Term Loan Facility	(15.0)
Estimated issuance fees from the TopBuild Debt Financings	(83.8)
Pro forma TopBuild Acquisition financing transaction accounting adjustment to Cash and cash equivalents	$6,897.9

(i)
The cash component of the preliminary estimated aggregate acquisition consideration is based on 12.6 million shares of outstanding common stock of TopBuild being exchanged as of May 11, 2026 and the $505.00 per share TopBuild Cash Consideration. The 12.6 million shares represents 45% of the total outstanding shares of common stock of TopBuild of 28.0 million.

(ii)
The estimated cash paid by QXO to settle TopBuild RSAs for non-employee members of the TopBuild Board, which are accelerated in full, cancelled and assumed to be paid in cash for $505.00 per share.

(iii)
The estimated cash paid by QXO to repay TopBuild’s term loan and senior notes of $1,206.3 million, and $1,650.0 million, respectively. Additionally, accrued interest expense of $25.6 million and an estimated breakage fee of $16.5 million are estimated to be paid for early repayment of TopBuild’s debt. The actual treatment of such debt may vary and a portion thereof could be assumed.

(b)
Reflects the preliminary purchase accounting adjustment for estimated property and equipment based on the acquisition method of accounting:

As of March 31, 2026
Pro forma TopBuild Acquisition transaction accounting adjustments:
Elimination of TopBuild’s historical net book value of property and equipment, including finance leases	$(286.5)
Preliminary fair value of acquired property and equipment, including finance leases (Note 5)	361.4
Net pro forma TopBuild Acquisition transaction accounting adjustment to Property and equipment, net	$74.9

(c)
Preliminary goodwill adjustment, which represents the elimination of historical goodwill and excess of the aggregate acquisition consideration over the preliminary fair value of the underlying assets acquired and liabilities assumed:

As of March 31, 2026
Pro forma TopBuild Acquisition transaction accounting adjustments:
Elimination of TopBuild’s historical goodwill	$(3,070.9)
Preliminary goodwill per purchase price allocation (Note 5)	9,046.4
Net pro forma TopBuild Acquisition transaction accounting adjustment to Goodwill	$5,975.5

(d)
Reflects the preliminary purchase accounting adjustment for estimated intangibles based on the acquisition method of accounting:

As of March 31, 2026
Pro forma TopBuild Acquisition transaction accounting adjustments:
Elimination of TopBuild’s historical intangible assets	$(1,325.0)
Preliminary fair value of acquired intangibles (Note 5)	6,330.0
Net pro forma TopBuild Acquisition transaction accounting adjustment to Intangibles, net	$5,005.0

(e)
Reflects the preliminary purchase accounting adjustment to remeasure the operating lease right-of-use asset:

As of March 31, 2026
Pro forma TopBuild Acquisition transaction accounting adjustments:
TopBuild historical operating lease right-of-use assets	$(261.5)
TopBuild historical operating lease liabilities	277.4
Net pro forma TopBuild Acquisition transaction accounting adjustment to Operating lease right-of-use assets, net	$15.9

(f)
Represents the adjustment to deferred income tax liabilities of $1,300.1 million, net of a historical TopBuild deferred tax liability that was re-valued in the preliminary acquisition accounting for the TopBuild Acquisition, associated with the incremental differences in the book and tax basis created from the preliminary purchase price allocation, primarily resulting from the preliminary fair value of intangible assets and property and equipment. These adjustments were based on the applicable statutory tax rate of 26.0% with the respective estimated purchase price allocation. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the unaudited pro forma condensed combined financial information are estimated, the rate will likely vary from the actual effective rate in periods subsequent to completion of the TopBuild Acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(g)
Reflects the removal of TopBuild’s accrued interest as of March 31, 2026 and the accrual of estimated transaction costs incurred by QXO subsequent to March 31, 2026 to consummate the TopBuild Acquisition:

As of March 31, 2026
Pro forma TopBuild Acquisition transaction accounting adjustments:
Removal of TopBuild historical accrued interest	$(25.6)
Estimated transaction costs incurred by QXO related to TopBuild Acquisition	54.8
Net pro forma TopBuild Acquisition transaction accounting adjustment to Accrued expenses	$29.2

(h)
Reflects the impact of the repayment of TopBuild’s historical debt balances and impact of the TopBuild Debt Financings. The terms of the New Term Loan Facility, the Senior Unsecured Bridge Facilities and/or the Permanent Financing are subject to change and will be finalized prior to the closing of the TopBuild Acquisition, and the pro forma adjustments may change accordingly. QXO does not currently expect to draw on the Senior Unsecured Bridge Facilities and intends to replace the Senior Unsecured Bridge Facilities with the Permanent Financing; accordingly, the principal amounts, financing fees and related interest expense reflected herein are estimated to approximate the principal amount, fees and interest expense expected to be incurred in connection with the Permanent Financing. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The adjustment to current and long-term debt as of March 31, 2026, is comprised of the following items:
	Current portion of long-term debt	Long term debt	Total
Pro forma TopBuild Acquisition transaction accounting adjustments:
Repayment of historical TopBuild term loan	$(62.5)	$(1,143.8)	$(1,206.3)
Repayment of historical TopBuild senior notes	—	(1,650.0)	(1,650.0)
Unamortized debt discount/premium and debt issuance costs	—	23.9	23.9
Net pro forma TopBuild Acquisition transaction accounting adjustments to debt	$(62.5)	$(2,769.9)	$(2,832.4)
Pro forma TopBuild Acquisition financing transaction accounting adjustments:
New Term Loan Facility	$30.0	$2,970.0	$3,000.0
Estimated discount on New Term Loan Facility	—	(15.0)	(15.0)
Permanent Financing	—	3,000.0	3,000.0
Debt issuance costs related to New Term Loan Facility	—	(40.0)	(40.0)
Debt issuance costs related to Permanent Financing	—	(43.8)	(43.8)
Net pro forma TopBuild Acquisition financing transaction accounting adjustments to current portion of long-term debt and long-term debt	$30.0	$5,871.2	$5,901.2

(i)
Reflects adjustments to Mezzanine equity and Stockholders’ equity as of March 31, 2026:

	Mezzanine equity	Common stock	Treasury Stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive loss
Pro forma TopBuild Acquisition transaction accounting adjustments:
Elimination of TopBuild’s historical equity	$—	$(0.4)	$2,142.2	$(950.3)	$(3,620.1)	$24.2
QXO transaction costs(i)	—	—	—	—	(54.8)	—
Merger consideration	—	—	—	5,765.3	—	—
Net pro forma TopBuild Acquisition transaction accounting adjustments to stockholders’ equity	$—	$(0.4)	$2,142.2	$4,815.0	$(3,674.9)	$24.2
Pro forma TopBuild Acquisition financing transaction accounting adjustments:
TopBuild Series C Preferred Stock Issuance(ii)	$1,000.0	$—	$—	$—	$—	$—
Series C Preferred Stock commitment fees(iii)	(15.8)	—	—	15.8	—	—
TopBuild Series C Preferred Stock Issuance estimated issuance fees(iv)	(3.3)	—	—	—	—	—
Net pro forma TopBuild Acquisition financing transaction accounting adjustments to mezzanine equity and stockholders’ equity	$980.9	$—	$—	$15.8	$—	$—

(i)
These costs consist of estimated financial advisory, legal advisory, accounting and consulting costs of QXO expected to be incurred subsequent to March 31, 2026.

(ii)
For purposes of the unaudited pro forma condensed combined financial information, management assumed that the fair value of the Series C Preferred Stock to be issued in the TopBuild Series C Preferred Stock Issuance equals the gross cash proceeds of $1.0 billion.

(iii)
The $15.8 million adjustment represents a reclassification from additional paid-in capital to mezzanine equity to present the pro rata portion of fees paid prior to March 31, 2026 by QXO for the commitment to issue the Series C Preferred Stock to investors upon a Qualifying Acquisition.

(iv)
The $3.3 million adjustment represents estimated fees incurred in connection with the TopBuild Series C Preferred Stock Issuance, which are recorded as a reduction to mezzanine equity.

Note 7 — Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the TopBuild Acquisition
Adjustments included in the TopBuild Acquisition Transaction Accounting Adjustments column and the TopBuild Acquisition Financing Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2025 and for the three months ended March 31, 2026 are as follows:
(a)
Reflects the incremental adjustments to Cost of products sold relating to the remeasurement of Property and equipment, net to fair value:

	For the Year Ended December 31, 2025	For the Three Months Ended March 31, 2026
Pro forma TopBuild Acquisition transaction accounting adjustments:
Removal of TopBuild’s historical depreciation of property and equipment	$(62.0)	$(16.5)
Pro forma depreciation of property and equipment	84.1	21.0
Net pro forma TopBuild Acquisition transaction accounting adjustment to Depreciation	$22.1	$4.5

(b)
Reflects the adjustments to Selling, general and administrative expenses:

	For the Year Ended December 31, 2025	For the Three Months Ended March 31, 2026
Pro forma TopBuild Acquisition transaction accounting adjustments:
Estimated transaction costs incurred by QXO related to the TopBuild Acquisition(i)	$54.8	$—
Removal of historical TopBuild stock-compensation expense for replacement equity awards	(16.6)	(4.6)
Record pro-forma stock-based compensation expense for replacement equity awards	19.9	3.3
Net pro forma TopBuild Acquisition transaction accounting adjustment to Selling, general and administrative expenses	$58.1	$(1.3)

(i)
Represents additional transaction costs to be incurred by QXO subsequent to March 31, 2026. These costs will not affect QXO’s combined statement of operations beyond twelve months after the acquisition date. TopBuild’s expected transaction costs of $135.0 million are not included in the unaudited pro forma condensed combined statement of operations.

(c)
Reflects the incremental adjustments to Depreciation relating to the remeasurement of Property and equipment, net to fair value:

	For the Year Ended December 31, 2025	For the Three Months Ended March 31, 2026
Pro forma TopBuild Acquisition transaction accounting adjustments:
Removal of TopBuild’s historical depreciation of property and equipment	$(12.1)	$(3.9)
Pro forma depreciation of property and equipment	16.4	5.0
Net pro forma TopBuild Acquisition transaction accounting adjustment to Depreciation	$4.3	$1.1

(d)
Reflects the adjustments to Amortization for the estimated fair value of intangibles:

	For the Year Ended December 31, 2025	For the Three Months Ended March 31, 2026
Pro forma TopBuild Acquisition transaction accounting adjustments:
Removal of TopBuild’s historical amortization of intangible assets	$(95.3)	$(35.9)
Pro forma amortization of intangible assets	656.0	164.0
Net pro forma TopBuild Acquisition transaction accounting adjustment to Amortization	$560.7	$128.1

(e)
Reflects the adjustments to Interest income (expense), net:

	For the Year Ended December 31, 2025	For the Three Months Ended March 31, 2026
Pro forma TopBuild Acquisition transaction accounting adjustments:
Removal of TopBuild historical interest expense(i)	$103.8	$36.6
Net pro forma TopBuild acquisition transaction accounting adjustment to Interest income (expense), net	$103.8	$36.6
Pro forma TopBuild Acquisition financing transaction accounting adjustments:
New interest expense on transaction financing for TopBuild Acquisition:
New Term Loan Facility(ii)	$(176.2)	$(43.9)
Permanent Financing(ii)	(215.5)	(53.9)
Net pro forma TopBuild Acquisition financing transaction accounting adjustments to Interest income (expense), net	$(391.7)	$(97.8)

(i)
This pro forma acquisition transaction accounting adjustment reflects the removal of historical interest expense associated with TopBuild’s existing indebtedness, which management assumes will be extinguished upon consummation of the TopBuild Acquisition. The TopBuild Acquisition will be partially funded by QXO’s historical cash on hand. QXO’s historical interest income has not been removed as a pro forma adjustment herein. QXO’s interest income in future periods may be materially lower than the amounts recognized for the year ended December 31, 2025 and for three months ended March 31, 2026.

(ii)
The new interest expense on TopBuild Acquisition financing transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations reflect the interest expense and amortization of debt issuance costs associated with the TopBuild Debt Financings. Adjustments reflect a blended interest rate as of March 31, 2026 at an assumed rate of 6.33% per annum for the New Term Loan Facility and the Permanent Financing.

A sensitivity analysis on interest expense for the year ended December 31, 2025 and the three months ended March 31, 2026 has been performed to assess the effect of a 0.125% change of the hypothetical interest on the TopBuild Debt Financings as the terms of the TopBuild Debt Financings are subject to change and will be finalized prior to the closing of the TopBuild Acquisition. Management is also presenting an additional sensitivity analysis on interest expense to assess the effect of a 1% change of the hypothetical interest on the TopBuild Debt Financings. The following table shows the change in the interest expense for TopBuild Debt Financings described above:
	For the Year Ended December 31, 2025	For the Three Months Ended March 31, 2026
Interest expense impact assuming:
Increase of 0.125%	$7.4	$1.9
Decrease of 0.125%	$(7.5)	$(1.8)
Increase of 1.0%	$59.6	$14.9
Decrease of 1.0%	$(59.7)	$(14.8)

(f)
To record the income tax impact of the pro forma adjustments utilizing a statutory tax rate of 26.0% for both the year ended December 31, 2025 and the three months ended March 31, 2026. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the rate will likely vary from the actual effective rate in periods subsequent to completion of the TopBuild Acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(g)
As discussed above, the impact of the TopBuild Series C Preferred Stock Issuance has been adjusted within the unaudited pro forma condensed combined statements of operations as if it occurred on January 1, 2025 in the calculation of Net income (loss) attributable to common stockholders. To reflect the terms of the Series C Preferred Stock for the year ended December 31, 2025 and the three months ended March 31, 2026, Net income (loss) attributable to common stockholders was adjusted by $47.5 million and $11.9 million, respectively, to reflect an assumed cash payment based on the 4.75% dividend rate on the Series C Preferred Stock to be issued in the TopBuild Series C Preferred Stock Issuance. Note that QXO has the option to pay the dividend in cash, in kind, or in the form of QXO common stock. For the purposes of the unaudited pro forma condensed combined financial information, QXO assumed that the dividend was paid in cash.

Note 8 — Pro Forma Earnings Per Share
The pro forma basic and diluted weighted-average shares outstanding are a combination of historical weighted-average shares outstanding of QXO common stock and adjustments to reflect the impact of the Transactions for the entirety of the year ended December 31, 2025 and the three months ended March 31, 2026. This resulted in an increase to weighted-average shares outstanding as a result of the issuance of QXO common stock from the Beacon Acquisition Equity Financings, May 2025 Equity Financing, June 2025 Equity Financing, and January 2026 Equity Financing, as well as equity issued in connection with the Kodiak Acquisition and TopBuild Acquisition. Further, in connection with the Beacon Acquisition and the TopBuild Acquisition, QXO agreed to convert certain equity awards held by Beacon employees and TopBuild employees, respectively, into QXO equity awards, which increased pro forma weighted average shares outstanding as these awards are assumed to have vested during the periods presented in the pro forma combined financial information. The pro forma basic and diluted weighted average shares outstanding are as follows:

(millions of shares)	For the Year Ended December 31, 2025	For the Three Months Ended March 31, 2026
Pro forma basic and diluted weighted-average shares:
Historical QXO weighted-average shares outstanding – basic and diluted	613.0	744.4
Financing adjustment – Beacon Acquisition Equity Financings	34.5	—
Financing adjustment – May 2025 Equity Financing (Note 2(g))	21.4	—
Financing adjustment – June 2025 Equity Financing	44.1	—
Financing adjustment – January 2026 Equity Financing	31.6	6.7
Kodiak consideration shares issued (Note 3)	13.2	13.2
Beacon replacement awards vesting and Option Exercises	2.2	1.0
TopBuild Stock Consideration (Note 5)	311.3	311.3
TopBuild replacement awards vesting	0.4	0.6
Pro forma weighted-average shares – basic and diluted(i)	1,071.7	1,077.2

(i)
As described in the “Description of the TopBuild Acquisition,” QXO may increase the Maximum Stock Election Number if upon receipt of the TopBuild stockholders’ elections, the TopBuild Stock Consideration elections are in excess of 55%. For each 5% increase in the TopBuild Stock Consideration, an additional 28.3 million shares of QXO common stock will be issued to TopBuild stockholders.

The following table summarizes securities that, if exercised, would have an antidilutive effect on diluted loss per share attributable to the common stockholder:
(millions of shares)	For the Year Ended December 31, 2025	For the Three Months Ended March 31, 2026
Stock-based awards	23.5	25.6
Warrants	219.0	219.0
Convertible Preferred Stock	219.0	219.0
Mandatory Convertible Preferred Stock	32.7	28.4
Series C Preferred Stock	129.0	129.0
Total potential dilutive securities not included in loss per common share	623.2	621.0

COMPARISON OF STOCKHOLDERS’ RIGHTS
TopBuild stockholders who receive QXO shares in the Titanium Merger, whether through the stock consideration or pursuant to the proration mechanisms described in this joint proxy statement/prospectus, will become stockholders of QXO. QXO and TopBuild are both Delaware corporations subject to the DGCL. If the mergers are completed, the rights of TopBuild stockholders who become QXO stockholders through the receipt of QXO shares and the rights of existing QXO stockholders will be governed by the DGCL, the QXO certificate of incorporation and the QXO bylaws.
The following summary compares the rights of TopBuild stockholders to the rights of QXO stockholders. The following summary is not a complete statement of the rights of QXO stockholders or TopBuild stockholders or a complete description of the specific provisions referred to below. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. This summary is qualified in its entirety by reference to the DGCL and QXO’s and TopBuild’s governing corporate documents, which TopBuild stockholders should carefully read, including the relevant provisions of the QXO certificate of incorporation, the QXO bylaws, the TopBuild composite certificate of incorporation (the “TopBuild certificate of incorporation”), the amended and restated bylaws of TopBuild (the “TopBuild bylaws”), and the DGCL. For additional information on how copies of these documents may be obtained, see “Where You Can Find More Information.”
QXO	TopBuild
Authorized Capital Stock
QXO’s certificate of incorporation authorizes QXO to issue 2,010,000,000 shares, consisting of 2,000,000,000 shares of common stock, par value $0.00001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.	TopBuild’s certificate of incorporation authorizes TopBuild to issue 260,000,000 shares, consisting of 250,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.
Preferred Stock
The QXO board is authorized to provide for one or more series of preferred stock and to fix the terms of such preferred stock, including the preferences, powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preferences and to fix the number of shares to be included in any such series without any further vote or action by stockholders. Any preferred stock issued may rank senior to QXO’s common stock with respect to payment of dividends or amounts upon liquidation, dissolution or winding up or both. Any such shares of preferred stock may have class or series voting rights.	The TopBuild board is authorized, without further stockholder action (except as may otherwise be provided by the terms of any class or series of preferred stock then outstanding), to issue one or more classes or series of preferred stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of preferred stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the DGCL.
Voting Rights
The DGCL provides that each stockholder must be entitled to one vote for each share of capital stock held by such stockholder, unless otherwise provided in a corporation’s certificate of incorporation.

Each QXO share entitles its holder to one vote for each share held of record on all matters submitted to a vote of the stockholders. QXO stockholders do not have the right to cumulate their votes in the election of directors.
Holders of QXO convertible preferred shares and QXO Series C preferred shares will vote together with the holders of QXO’s common stock on an “as-converted” basis on all matters, except as
Each TopBuild share entitles its holder to one vote for each share held of record on all matters on which stockholders generally are entitled to vote. However, holders of common stock are not entitled to vote on any amendment to the TopBuild certificate of incorporation (including any certificate of designations relating to any class or series of preferred stock) that relates solely to the terms of one or more outstanding classes or series

QXO	TopBuild
otherwise required by law.	of preferred stock if the holders of the affected class or series are entitled, either separately or together with the holders of one or more other classes or series of preferred stock, to vote thereon pursuant to the TopBuild certificate of incorporation (including any certificate of designations relating to any class or series of preferred stock) or to the DGCL. TopBuild stockholders do not have the right to cumulate their votes in the election of directors.
Number Of Directors And Size Of Board
The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the company’s certificate of incorporation or bylaws.

QXO’s certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock, and the principal investor’s board representation rights described below, the number of directors constituting the QXO board will be fixed from time to time by a resolution adopted by the affirmative vote of a majority of the total number of directors that QXO would have if there were no vacancies (the “whole board”). The QXO board currently has seven members. In connection with the closing of the mergers, the QXO board will expand its board of directors to include one nominee from TopBuild.
Pursuant to QXO’s certificate of incorporation, Jacobs Private Equity II, LLC (the “principal investor”) has the right, for so long as the principal investor and certain related investors (collectively, the “investors”) collectively beneficially own specified percentages of the outstanding voting power of QXO, to designate a specified number of directors to the QXO board (each, a “principal investor appointee”). Specifically, the principal investor is entitled to designate (i) all of the directors so long as the investors beneficially own at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors (the “QXO voting stock”); (ii) 75% of the directors (rounded up) at 65% or greater but less than 80%; (iii) a majority of the directors at 45% or greater but less than 65%; (iv) 40% of the directors (rounded up) at 30% or greater but less than 45%; (v) 33% of the directors (rounded up) at 15% or greater but less than 30%; and (vi) two directors at 5% or greater but less than 15%.
TopBuild’s certificate of incorporation provides that the number of initial directors constituting the whole board will be seven and subsequently the number of directors constituting the whole board will not be fewer than five and not more than twelve and will be fixed from time to time by resolution adopted by the affirmative vote of a majority of the TopBuild board. The TopBuild board currently has eight members.

QXO	TopBuild
Classified Board/Term Of Directors
The DGCL provides that directors of a Delaware corporation may, by the corporation’s certificate of incorporation or by the corporation’s bylaws, be divided into one, two or three classes.
QXO’s board is not classified. All directors are elected annually and hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified, or until their earlier death, resignation, retirement, disqualification, or removal.	TopBuild’s board is not classified. All directors are elected annually and hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified, or until their earlier death, resignation, or removal. In no event will a decrease in the number of directors shorten the term of any incumbent director.
Election Of Directors
QXO’s bylaws provide for a majority voting standard in uncontested elections. A nominee for director is elected if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. However, in the event of a contested election (where the number of nominees exceeds the number of directors to be elected), directors will be elected by a plurality of the votes cast by the shares present in person or represented by proxy and entitled to vote.	TopBuild’s bylaws provide for a majority voting standard in uncontested elections. A nominee for director will be elected if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. However, in the event of a contested election (where the number of nominees exceeds the number of directors to be elected), directors will be elected by a plurality of the votes cast by the shares present in person or represented by proxy and entitled to vote.
Removal Of Directors
Under Section 141(k) of the DGCL, each director will hold office until such director’s successor is elected and qualified or until such director resigns or is removed.
QXO’s certificate of incorporation and bylaws expressly provide that, subject to the principal investor’s board representation rights described above, any director, or the entire QXO board, may be removed from office at any time, with or without cause only by the affirmative vote of at least a majority of the holders of outstanding shares of QXO voting stock, voting together as a single class.	TopBuild’s certificate of incorporation and bylaws do not restrict this right, and accordingly TopBuild directors may be removed with or without cause by a majority vote of stockholders entitled to vote in the election of directors.
Filling Vacancies on the Board
Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships may be filled by a majority vote of the directors then in office, even if the number of directors then in office is less than a quorum.
QXO’s certificate of incorporation and bylaws provide that, subject to applicable law, the rights of the holders of any series of preferred stock, and the principal investor’s board representation rights described above, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the QXO board, or the sole remaining director. In the case of any vacancy created by the death, resignation, retirement, disqualification, removal or other cause of a principal investor appointee, QXO	TopBuild’s certificate of incorporation provides that vacancies on the board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors will, except otherwise required by law, be filled solely by a majority of the remaining directors then in office (although less than a quorum) or by the sole remaining director. TopBuild’s bylaws further provide that the board will not fill a director vacancy or newly created directorship with any candidate who has not agreed to tender an irrevocable resignation effective upon such person’s failure to receive the required vote for reelection.

QXO	TopBuild
will use its reasonable best efforts to cause the QXO board to fill the vacancy created thereby with a replacement designated by the principal investor.
Quorum for Board Meetings
The DGCL provides that in no case will a quorum be less than one-third of the authorized number of directors.
QXO’s bylaws provide that a majority of the whole board of directors will constitute a quorum for the transaction of business at any meeting of the QXO board. The act of the majority of the directors present at a meeting at which a quorum is present will be the act of the QXO board.	TopBuild’s bylaws provide that a majority of the TopBuild board will constitute a quorum for the transaction of business at any meeting of the TopBuild board and, except as otherwise expressly required by law or by the certificate of incorporation, the act of a majority of the directors present at a meeting at which a quorum is present will be the act of the TopBuild board.
Annual Meetings of Stockholders
Under the DGCL, if a corporation does not hold an annual meeting to elect directors within the thirteen-month period following its last annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.
QXO’s bylaws provide that the annual meeting of the stockholders will be held on such date and at such time as may be fixed by resolution of the QXO board. The QXO board or the Chair of the QXO board may determine the date, time and place, if any, of the meeting.	TopBuild’s bylaws provide that all meetings of stockholders will be held at such place, if any, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the TopBuild board. Commencing with the year 2016, an annual meeting of stockholders will be held for the election of directors and to transact such other business as may properly be brought before the meeting.
Special Meetings of Stockholders
The DGCL provides that special meetings may be called by the board of directors or by such person as may be authorized by the certificate of incorporation or bylaws.
QXO’s certificate of incorporation and bylaws provide that, subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders may only be called by or at the direction of (1) the Chair of the QXO board, (2) the Lead Independent Director (if one has been appointed), or (3) the QXO board pursuant to a resolution adopted by a majority of the whole board. Stockholders do not have the right to call a special meeting of stockholders.	TopBuild’s certificate of incorporation provides that special meetings of the stockholders may be called by the Chairman of the TopBuild board, the Chief Executive Officer or the President and will be called by the Chairman of the TopBuild board, Chief Executive Officer, President or the Secretary, on the written request of three directors. TopBuild’s bylaws further provide that special meetings of the stockholders may be called by a majority of the TopBuild board. TopBuild stockholders do not have the right to call a special meeting of stockholders.
Notice of Annual and Special Meeting of Stockholders
Under the DGCL and QXO’s bylaws, notice of any meeting of stockholders must be sent not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting.	Under the DGCL and TopBuild’s bylaws, notice of any meeting of stockholders must be sent not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting.

QXO	TopBuild
Quorum for Stockholder Meetings
QXO’s bylaws provide that, except as otherwise provided by law or by the QXO certificate of incorporation, the holders of a majority of the shares of QXO voting stock (voting as a single class), present in person or by proxy, will constitute a quorum at a meeting of stockholders for the transaction of business, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series will constitute a quorum of such class or series for the transaction of such business.	TopBuild’s bylaws provide that, except as otherwise provided by law, by the TopBuild certificate of incorporation or by the TopBuild bylaws, the holders of a majority of the total voting power of all outstanding securities of TopBuild generally entitled to vote at a meeting of stockholders, present in person or by proxy, will constitute a quorum at a meeting of stockholders for the transaction of business.
Stockholder Action by Written Consent
The DGCL provides that, unless otherwise provided in a corporation’s certificate of incorporation or bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of issued and outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
QXO’s certificate of incorporation provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing unless the principal investor and certain related investors, and their affiliates, collectively own at least 30% of the shares of QXO voting stock.	TopBuild’s certificate of incorporation expressly prohibits stockholder action by written consent. Any action required or permitted to be taken by TopBuild stockholders must be effected at a duly called annual or special meeting.
Advance Notice Requirements
QXO’s bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting. To be timely, a stockholder’s notice must be delivered to the Corporate Secretary at the principal executive offices of QXO not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that no annual meeting was held in the previous year or the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. In no event will any adjournment, recess,	TopBuild’s bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting. To be timely, a stockholder’s notice must be delivered to, or mailed and received by, the Corporate Secretary at the principal executive offices of TopBuild not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, notice must be received by TopBuild no earlier than 120 days prior to such annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by TopBuild. In no event will an adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

QXO	TopBuild
rescheduling or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above.
Amendments to Certificate of Incorporation
Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires the approval of the board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.
The QXO certificate of incorporation follows the DGCL baseline and generally may be amended by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock entitled to vote. Section 242(d)(2) of the DGCL allows an amendment to the QXO certificate of incorporation to increase the authorized number of shares of a class of capital stock by the affirmative vote of the majority of the votes cast for the proposed amendment by the stockholders entitled to vote thereon, voting as a single class.	The TopBuild certificate of incorporation may be amended in any manner permitted by the DGCL, and amendments may be adopted, amended or repealed, only by the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of TopBuild generally entitled to vote in the election of directors, voting together as a single class.
Amendments to Bylaws
Under the DGCL, the power to make, alter or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to make, alter or repeal its bylaws.
The QXO certificate of incorporation provides that the QXO board is expressly authorized to adopt, amend, alter or repeal the bylaws, without the assent or vote of stockholders. The QXO bylaws provide that the stockholders also have the power to alter, amend or repeal the bylaws by the affirmative vote of a majority of the shares of QXO voting stock, voting together as a single class.	The TopBuild certificate of incorporation and bylaws provide that the board and the stockholders have the right to adopt, amend and repeal the bylaws, however, the TopBuild certificate of incorporation requires an affirmative vote of the holders of not less than a majority of the voting power of all outstanding securities of TopBuild generally entitled to vote in the election of directors, voting together as a single class, for any amendments to the bylaws initiated by any stockholder.
Limitation of Liability of Directors and Officers
Delaware law allows corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations allowed by the law, directors are accountable to corporations and their stockholders for monetary damages for acts of gross negligence. Although Delaware law does not change directors’ duty of care, it allows corporations to limit available relief to equitable remedies such as injunction or rescission.
The QXO certificate of incorporation eliminates the personal liability of directors and officers for monetary damages for breaches of fiduciary duty to the fullest extent permitted by the DGCL.	The TopBuild certificate of incorporation provides that a director of TopBuild will not be personally liable to TopBuild or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director’s duty of loyalty to TopBuild or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit.

QXO	TopBuild
If the DGCL hereafter is amended to authorize the further limitation or elimination of the liability of directors, then the liability of a member of the TopBuild board, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by the DGCL, as amended.
Indemnification
QXO’s certificate of incorporation and bylaws require QXO to indemnify its directors and officers to the fullest extent permitted by Delaware law, including the advancement of expenses. QXO may maintain insurance on behalf of any person who is or was a director, officer, employee or agent of QXO or is or was serving at the request of QXO as a director, officer, employee or agent of another entity against any liability asserted against such person and incurred by such person in any capacity, or arising out of such person’s status as such, whether or not QXO would have the power to indemnify such person against such liability.	TopBuild’s certificate of incorporation provides that each person who was or is a party or is threatened to be made a party to, or is involved in any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a member of the TopBuild board, or is or was serving at the request of TopBuild as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by TopBuild to the fullest extent permitted by the DGCL, against all expense, liability and loss, including the right to attorneys’ fees, judgments, fines and amounts paid in settlement. TopBuild shall indemnify a director or officer in connection with an action, suit or proceeding initiated by such director only if such action, suit or proceeding was authorized by the TopBuild board. The right to indemnification shall also include the right to be paid the expenses incurred in connection with any such proceeding in advance of its final disposition. TopBuild may, by action of the TopBuild board, provide indemnification and advancement of expenses to such employees and agents of TopBuild to such extent and to such effect as the TopBuild board determines appropriate and authorized by the DGCL.
Dividends
The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.
Subject to the DGCL and the rights of any outstanding preferred stock, the QXO board may declare dividends out of funds legally available therefor and holders of QXO shares will share equally on a per share basis in such dividends and distributions.	Subject to the DGCL and the TopBuild certificate of incorporation, the TopBuild board may declare and pay dividends, which may be paid either in cash, in property or in shares of the capital stock of TopBuild.
Business Combinations / Anti-Takeover Provisions
Subject to limited exceptions, Section 203 of the DGCL prohibits “business combinations,” including certain mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless (a) the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the corporation prior to the transaction, (b) after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (i) shares held by officers and directors of the interested stockholder

QXO	TopBuild
and (ii) shares held by specified employee benefit plans, or (c) at or subsequent to such time the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2∕3% of the outstanding voting stock, excluding shares held by the interested stockholder.
QXO has not opted out of Section 203 of the DGCL. Therefore, QXO is subject to the restrictions of Section 203 regarding business combinations with interested stockholders.	TopBuild’s certificate of incorporation contains a business combination provision under which the affirmative vote of 95% of all shares entitled to vote in elections of directors is required for the authorization of a business combination with any entity that beneficially owns 30% or more of TopBuild’s outstanding voting stock, unless certain conditions are met, including fair-price requirements, requirements that continuing directors maintain proportionate board representation, and certain other protections for public stockholders. This provision may not be amended or repealed without the affirmative vote of 95% of all shares entitled to vote in elections of directors, unless the amendment is unanimously recommended by a board composed entirely of continuing directors.
Exclusive Forum
QXO’s certificate of incorporation provides that, unless QXO consents in writing to an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of QXO, (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of QXO to QXO or QXO’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against QXO or any current or former director or officer or other employee of QXO arising pursuant to any provision of the DGCL, the QXO certificate of incorporation or the QXO bylaws, (d) any action asserting a claim related to or involving QXO that is governed by the internal affairs doctrine, or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware). QXO’s certificate of incorporation further provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.	TopBuild’s bylaws provide that, unless TopBuild consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of TopBuild, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of TopBuild to TopBuild or TopBuild’s stockholders, (c) any action asserting a claim against TopBuild or any director, officer, stockholder, employee or agent of TopBuild arising out of or relating to any provision of the DGCL, the TopBuild certificate of incorporation or the TopBuild bylaws, or (d) any action asserting a claim against TopBuild or any director, officer, stockholder, employee or agent of TopBuild governed by the internal affairs doctrine of the State of Delaware will be the Court of Chancery of the State of Delaware; provided, however, that in the event that the Court of Chancery lacks subject matter jurisdiction over such action or proceeding, the sole and exclusive forum will be another state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of TopBuild will be deemed to have notice of and consented to the forum provision.

BENEFICIAL OWNERSHIP OF QXO
The following table sets forth information relating to the beneficial ownership of QXO voting stock as of May 13, 2026, by:
•
each person who is known by QXO to be the beneficial owner of more than 5% of any class of QXO voting stock;

•
each of QXO’s directors;

•
each of QXO’s named executive officers; and

•
all of QXO’s current directors and executive officers as a group.

Under applicable SEC rules, a person is deemed to be the “beneficial owner” of a voting security if such person has (or shares) either investment power or voting power over such security or has (or shares) the right to acquire such security within 60 days by any of a number of means, including upon the exercise of options or warrants or the conversion of convertible securities. A beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held solely by the beneficial owner, and which are exercisable or convertible within 60 days, have been exercised or converted. The percentage of shares beneficially owned is computed on the basis of 725,229,984 QXO shares outstanding as of May 13, 2026. Unless otherwise indicated, QXO believes that all persons named in the table below have sole voting and investment power with respect to all voting securities shown as being owned by them. Unless otherwise indicated, the address of each beneficial owner in the table below is care of QXO, Inc., Five American Lane, Greenwich, Connecticut 06831.
QXO shares and QXO convertible preferred stock
Name of Beneficial Owner	Number of QXO shares Beneficially Owned	Percent of Class(1)	Number of QXO convertible preferred shares Beneficially Owned	Percent of Class	Percent of Total Voting Power(2)
5% and Greater Stockholders:
Jacobs Private Equity II, LLC(3)	394,218,132	35.2%	900,000	90.0%	19.1%
Entities affiliated with Orbis Investment Management Limited and Orbis Investment Management (U.S.), L.P.(4)	85,484,474	11.8%	—	—	8.3%
Morgan Stanley entities(5)	57,700,582	8.1%	—	—	5.6%
Named Executive Officers and Directors:
Brad Jacobs†	395,600,215(6)	35.3%	900,000	90.0%	19.3%
Ihsan Essaid	348,882	*	—	—	*
Valeri Liborski	—	—	—	—	*
Christopher Signorello	337,060(7)	*	425	*	*
Jason Aiken	70,435(8)	*	100	*	*
Marlene Colucci	245,643(9)	*	500	*	*
Mario Harik	2,216,733(10)	*	5,000	*	*
Mary Kissel	256,584(11)	*	500	*	*
Jared Kushner	32,698,176(12)	4.5%	—	—	3.2%
Allison Landry	75,906(13)	*	100	*	*
All current directors and executive officers as a group (10 persons)	431,849,634(14)	40.3%	906,625	90.7%	22.6%

QXO Series C preferred stock
Name of Beneficial Owner	Number of QXO Series C preferred shares Beneficially Owned	Percent of Class	Percent of Total Voting Power(2)
5% and Greater Stockholders:
AP Quince Holdings(15)	66,200	33.1%	2.8%
Entities managed by Franklin Advisers, Inc.(16)	20,000	10.0%	*
Entities managed by PGIM, Inc.(17)	18,333	8.5%	*
Whitecap Investments Pte. Ltd.(18)	16,667	8.3%	*
Bryde Investment Limited Partnership(19)	10,000	5.0%	*

*
Indicates beneficial ownership of less than 1%.

†
Director and Executive Officer

(1)
For purposes of this column, the number of shares of the class outstanding for each person reflects the sum of: (i) 725,229,984 QXO shares that were outstanding as of May 13, 2026 and (ii) the number of QXO shares issuable upon conversion of the QXO convertible preferred shares and exercise of the warrants to purchase an additional 219,010,074 QXO shares (the “warrants”), in each case, held by such person. The warrants may be exercised at an exercise price of $4.566 per share with respect to 50% of the warrants, $6.849 per share with respect to 25% of the warrants and $13.698 per share with respect to the remaining 25% of the warrants.

(2)
Each QXO convertible preferred share is convertible into approximately 219 QXO shares and votes together with the QXO shares on an as-converted basis, and each QXO Series C preferred share is initially convertible into approximately 430 QXO shares and votes together with the QXO shares on an as-converted basis.

(3)
Based on the Schedule 13D/A filed on April 20, 2026, Jacobs Private Equity II, LLC (“JPE”) beneficially owned 394,218,132 QXO shares, consisting of (i) 197,109,067 QXO shares issuable upon conversion of 900,000 QXO convertible preferred shares and (ii) 197,109,065 QXO shares issuable upon exercise of 197,109,065 warrants. The address of the principal business office of JPE is Five American Lane, Greenwich, CT 06831.

(4)
Based on the Schedule 13G/A filed on February 17, 2026 by Orbis Investment Management Limited (“OIML”), Orbis Investment Management (U.S.), L.P. (“OIMUS”) and Allan Gray Australia Pty Limited (“AGAPL”), which reported that, as of December 31, 2025, OIML beneficially owned 84,183,637 QXO shares, OIMUS beneficially owned 1,280,645 QXO shares and AGAPL beneficially owned 20,192 QXO shares. These entities have sole voting and sole dispositive power over such QXO shares. The address of the principal business office of OIML is 25 Front Street, Hamilton HM11, Bermuda. The address of the principal business office of OIMUS is One Letterman Drive, Building C, Suite CM-100, The Presidio of San Francisco, San Francisco, CA 94129, USA. The address of the principal business office of AGAPL is Level 2, Challis House, 4 Martin Place, Sydney NSW2000, Australia.

(5)
Based on the Schedule 13G/A filed on February 12, 2026 by Morgan Stanley and Morgan Stanley Investment Management Inc. (“MSIM” and, together with Morgan Stanley, the “Morgan Stanley Entities”), which reported that as of December 31, 2025, (i) Morgan Stanley beneficially owned 57,700,582 QXO shares with sole voting and dispositive power over no QXO shares, shared voting power over 51,435,347 QXO shares, and shared dispositive power over all such beneficially owned QXO shares and (ii) MSIM beneficially owned 56,671,147 QXO shares, with sole voting and dispositive power over no QXO shares, shared voting power over 51,128,548 QXO shares and shared dispositive power over 56,671,147 QXO shares. The address of the principal business office of the Morgan Stanley Entities is 1585 Broadway, New York, New York 10036.

(6)
Consists of (i) 1,382,083 directly held QXO shares and (ii) 394,218,132 QXO shares in which Mr. Jacobs has an indirect beneficial ownership interest as a result of being JPE’s managing member.

(7)
Consists of (i) 150,904 directly held QXO shares, (ii) 93,077 QXO shares issuable upon the exercise of 93,077 warrants, and (iii) 93,079 QXO shares issuable upon conversion of 425 QXO convertible preferred shares.

(8)
Consists of (i) 26,634 directly held QXO shares, (ii) 21,900 QXO shares issuable upon the exercise of 21,900 warrants, and (iii) 21,901 QXO shares issuable upon conversion of 100 QXO convertible preferred shares.

(9)
Consists of (i) 26,634 directly held QXO shares, (ii) 109,504 QXO shares issuable upon the exercise of 109,504 warrants, and (iii) 109,505 QXO shares issuable upon conversion of 500 QXO convertible preferred shares. Other than the RSUs, Ms. Colucci shares voting and dispositive power of all such QXO shares with her spouse.

(10)
Consists of (i) 26,634 directly held QXO shares, (ii) 1,095,049 QXO shares issuable upon the exercise of 1,095,049 warrants, and (iii) 1,095,050 QXO shares issuable upon conversion of 5,000 QXO convertible preferred shares.

(11)
Consists of (i) 37,575 directly held QXO shares, (ii) 109,504 QXO shares issuable upon the exercise of 109,504 warrants, and (iii) 109,505 QXO shares issuable upon conversion of 500 QXO convertible preferred shares.

(12)
Consists of (i) 26,634 QXO shares beneficially owned by Atlantic Partners Splitter LLC, an entity controlled by Mr. Kushner, (ii) 16,247,069 QXO shares beneficially owned by Affinity Partners Parallel Fund I LP (“Parallel Fund I”), (iii) 164,310 QXO shares beneficially owned by Affinity Partners Fund I LP (“Fund I”), and (iv) 16,260,163 QXO shares beneficially owned by Affinity QXO 1 LLC (“Affinity QXO”). Affinity QXO is owned by Fund I, Parallel Fund I, Affinity Partners Fund I Co-Invest Delta LP (“Delta”), Affinity Partners Fund I Co-Invest Delta II LP (“Delta II”), Affinity Partners Fund I Co-Invest Sigma LP (“Sigma”), and Affinity Partners Fund I Co-Invest Sigma II LP (“Sigma II”, and together with the other owners of Affinity QXO, the “Affinity Funds”). Affinity Partners GP LP (“GP”) is the General Partner of Fund I and Parallel Fund I, and Affinity Partners Fund I Co-Invest GP LP (“Co-Invest GP”) is the general partner of Delta, Delta II, Sigma and Sigma II. A Fin Management LLC (“A Fin”) is the investment manager of GP and the Affinity Funds. Mr. Kushner is the Chief Executive Officer of A Fin and the controlling owner of GP and Co-Invest GP. Mr. Kushner may be deemed to share voting and dispositive power over all such QXO shares. Mr. Kushner disclaims beneficial ownership over all such QXO shares.

(13)
Consists of (i) 32,105 directly held QXO shares, (ii) 21,900 QXO shares issuable upon the exercise of 21,900 warrants, and (iii) 21,901 QXO shares issuable upon conversion of 100 QXO convertible preferred shares.

(14)
Includes (i) 198,559,999 QXO shares issuable upon the exercise of 198,559,999 warrants and (ii) 198,560,008 QXO shares issuable upon conversion of 906,625 QXO convertible preferred shares.

(15)
The address of the beneficial owner is 9 West 57th Street, New York, NY 10019.

(16)
Consists of (i) 16,000 shares of QXO Series C preferred stock held by Franklin Custodian Funds —  Franklin Income Fund, (ii) 600 shares of QXO Series C preferred stock held by Franklin Strategic Series — Franklin Templeton SMACS Series E, (iii) 75 shares of QXO Series C preferred stock held by Franklin US Monthly Income Fund, (iv) 2,600 shares of QXO Series C preferred stock held by Franklin Templeton Investment Funds — Franklin Income Fund and (v) 725 shares of QXO Series C preferred stock held by Franklin Templeton Variable Insurance Products Trust — Franklin Income VIP Fund. Franklin Advisers, Inc. serves as the investment manager for the funds named in this footnote. The address of the beneficial owners is One Franklin Parkway, San Mateo, CA 94403.

(17)
Consists of (i) 1,398 QXO Series C preferred shares held by Credit Opportunities (U.S.) Series (a subfund of PGIM Fixed Income Alternatives Fund II, L.P), (ii) 242 Series C Preferred Stock held by Prudential Global Total Return Fund, Inc. — PGIM Global Total Return Fund, (iii) 5,644 QXO Series C preferred shares held by Prudential Investment Portfolios, Inc. 15 — PGIM High Yield Fund, (iv) 537 QXO Series C preferred shares held by Prudential Legacy Insurance Company of New Jersey, (v) 323 QXO Series C preferred shares held by Prudential Investment Portfolios 9 — PGIM Absolute Return Bond Fund, (vi) 37 QXO Series C preferred shares held by The Prudential Investment Portfolios, Inc. — PGIM Balanced Fund, (vii) 135 QXO Series C preferred shares held by PGIM Global High Yield Fund, Inc., (viii) 135 QXO Series C preferred shares held by PGIM High Yield Bond

Fund, Inc., (ix) 589 QXO Series C preferred shares held by Prudential Investment Portfolios, Inc. 14 — PGIM Floating Rate Income Fund, (x) 73 QXO Series C preferred shares held by PGIM Credit Income Fund, (xi) 121 QXO Series C preferred shares held by Prudential Investment Portfolios 3 — PGIM Strategic Bond Fund, (xii) 1,344 QXO Series C preferred shares held by Prudential Investment Portfolios, Inc. 15  — PGIM Short Duration High Yield Income Fund, (xiii) 715 QXO Series C preferred shares held by Prudential Investment Portfolios, Inc. 17 — PGIM Short Duration Multi-Sector Bond Fund, (xiv) 5,064 QXO Series C preferred shares held by Prudential Investment Portfolios, Inc. 17 — PGIM Total Return Bond Fund, (xv) 27 QXO Series C preferred shares held by PGIM ETF Trust — PGIM Floating Rate Income ETF and (xvi) 1,949 QXO Series C preferred shares held by Prudential Core Plus Bond Fund of the Prudential Trust Company Collective Trust. PGIM, Inc. is the manager of each of the entities listed in this footnote. PGIM, Inc. disclaims beneficial ownership of the shares, except to the extent of the voting and/or investment power in respect of the shares. The address of the beneficial owner is 655 Broad Street, Newark, NJ 07102.
(18)
The address of the beneficial owner is 60B Orchard Road, #06-18 The Atrium@Orchard, Singapore 238891.

(19)
The address of the beneficial owner is 750 Pandora Ave Victoria, British Columbia, Canada V8W 0E4.

BENEFICIAL OWNERSHIP OF TOPBUILD
The following table sets forth information relating to the beneficial ownership of TopBuild shares, as of May 13, 2026, by:
•
each person who is known by TopBuild to be the beneficial owner of more than 5% of the outstanding TopBuild shares;

•
each of TopBuild’s directors;

•
each of TopBuild’s named executive officers; and

•
all of TopBuild’s current directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power, as well as any shares that the individual has the right to acquire within 60 days after May 13, 2026, through the exercise of any TopBuild options or otherwise. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all TopBuild shares beneficially owned by that person.
The percentage of shares beneficially owned is computed on the basis of 28,144,562 TopBuild shares outstanding as of May 13, 2026. TopBuild shares that a person has the right to acquire within 60 days after May 13, 2026 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except as applicable with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o TopBuild Corp., 475 North Williamson Boulevard, Daytona Beach, Florida 32114.
NAME OF BENEFICIAL OWNER	NUMBER OF TOPBUILD SHARES BENEFICIALLY OWNED	PERCENTAGE OF CLASS
5% or Greater Stockholders
Capital Research Global Investors(1)	3,434,194	12.2%
BlackRock, Inc.(2)	3,191,306	11.3%
FMR LLC(3)	2,081,232.44	7.4%
Capital International Investors(4)	1,519,818	5.4%
Vanguard Capital Management(5)	1,472,955	5.2%
Directors and Named Executive Officers
Robert M. Buck	40,372	*%
Robert M. Kuhns	8,373	*%
Steven P. Raia	3,507	*%
Joseph M. Viselli	6,473	*%
Luis F. Machado(6)	8,417	*%
Ernesto Bautista, III	2,758	*%
Joseph S. Cantie	23,818	*%
Alec C. Covington	15,068	*%
Tina M. Donikowski	4,123	*%
Deirdre C. Drake	2,103	*%
Mark A. Petrarca(7)	15,068	*%
Nancy M. Taylor	6,431	*%
All directors and executive officers as a group (14 persons)(8)	145,301	*%

*
Indicates beneficial ownership of less than 1% of the total outstanding TopBuild shares.

(1)
According to a Schedule 13G/A filed with the SEC on August 13, 2025, Capital Research Global Investors (“Capital Research”) reported beneficial ownership of an aggregate 3,434,194 TopBuild shares, of which it reported sole voting power over 3,426,643 TopBuild shares and sole dispositive power over all 3,434,194 TopBuild shares. Capital Research listed its address as 333 South Hope Street, 55th Floor, Los Angeles, California 90071 in such filing. The Schedule 13G/A may not reflect current holdings of the TopBuild shares.

(2)
According to a Schedule 13G/A filed with the SEC on June 7, 2024, BlackRock, Inc. (“BlackRock”) reported beneficial ownership of an aggregate 3,191,306 TopBuild shares, of which it reported sole voting power over 3,088,194 TopBuild shares and sole dispositive power over all 3,191,306 TopBuild shares. BlackRock listed its address as 50 Hudson Yards, New York, New York 10001 in such filing. The Schedule 13G/A may not reflect current holdings of the TopBuild shares.

(3)
According to a Schedule 13G/A filed with the SEC on August 6, 2025, FMR LLC (“Fidelity”) and Abigail P. Johnson, a Director, the Chairman and the Chief Executive Officer of Fidelity, each reported beneficial ownership of an aggregate 2,081,232.44 TopBuild shares, of which Fidelity reported sole voting power over 2,076,732 TopBuild shares and sole dispositive power over all 2,081,232.44 TopBuild shares, and Abigail P. Johnson reported sole dispositive power over all 2,081,232.44 TopBuild shares. Fidelity listed its address as 245 Summer Street, Boston, Massachusetts 02210 in such filing. The Schedule 13G/A may not reflect current holdings of the TopBuild shares.

(4)
According to a Schedule 13G filed with the SEC on February 13, 2026, Capital International Investors (“Capital International”) reported beneficial ownership of an aggregate 1,519,818 TopBuild shares, of which it reported sole voting power over 1,518,210 TopBuild shares and sole dispositive power over all 1,519,818 TopBuild shares. Capital International listed its address as 333 South Hope Street, 55th Floor, Los Angeles, California 90071, in such filing. The Schedule 13G may not reflect current holdings of the TopBuild shares.

(5)
According to a Schedule 13G filed with the SEC on April 30, 2026, Vanguard Capital Management (“Vanguard”) reported beneficial ownership of an aggregate 1,472,955 TopBuild shares, of which it reported sole voting power over 213,909 TopBuild shares and sole dispositive power over all 1,472,955 TopBuild shares. Vanguard listed its address as 100 Vanguard Boulevard, Malvern, PA 19355, in such filing. The Schedule 13G may not reflect current holdings of the TopBuild shares.

(6)
Beneficial ownership includes 2,121 TopBuild shares issuable upon exercise of outstanding vested TopBuild options.

(7)
Beneficial ownership includes 14,725 TopBuild shares held by the Mark A. Petrarca and Katherine M. Petrarca Revocable Trust, dated June 3, 2005, over which Mr. Petrarca and Ms. Katherine Petrarca share voting and dispositive power as co-trustees.

(8)
Beneficial ownership includes an aggregate of 2,121 TopBuild shares issuable upon exercise of outstanding vested TopBuild options.

LEGAL MATTERS
The validity of the QXO shares to be issued in connection with the mergers will be passed upon for QXO by Paul, Weiss, Rifkind, Wharton & Garrison LLP.
Certain U.S. federal income tax consequences relating to the mergers will be passed upon by Jones Day.
EXPERTS
QXO
The consolidated financial statements of QXO, Inc. as of and for the year ended December 31, 2025, and QXO Building Products, Inc. for the period from January 1, 2025 through April 28, 2025, incorporated by reference in this joint proxy statement/prospectus by reference to QXO, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.
The consolidated financial statements of QXO, Inc. as of and for the year ended December 31, 2024, incorporated by reference herein and in the registration statement, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon, included in QXO, Inc’s Annual Report on Form 10-K for the year ended December 31, 2025, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of QXO Building Products, Inc. (formerly known as Beacon Roofing Supply, Inc.) as of and for the year ended December 31, 2024, appearing in QXO, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2025, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Kodiak Building Partners Inc. as of and for the year ended December 31, 2025 have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent auditor, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
TopBuild
The financial statements of TopBuild Corp. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of TopBuild Corp. for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

STOCKHOLDER PROPOSALS
QXO
QXO will hold a regular annual meeting of stockholders in 2027 (the “QXO 2027 annual meeting”) regardless of whether the mergers are completed.
Proposals for Inclusion in the Proxy Statement.   Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in QXO’s proxy statement and for consideration at the QXO 2027 annual meeting by submitting their proposals to QXO in a timely manner. In order to be included in QXO’s proxy statement for the QXO 2027 annual meeting, proposals from stockholders must be received by QXO no later than the close of business on November 24, 2026 and must otherwise comply with the requirements of Rule 14a-8. Stockholder proposals should be addressed to: QXO, Inc., Five American Lane, Greenwich, CT 06831, Attention: Corporate Secretary.
Proposals or Director Nominations Not Included in the Proxy Statement.   QXO’s bylaws establish an advance notice procedure with regard to stockholder proposals and director nominations not included in QXO’s proxy statement. For director nominations not included in QXO’s proxy statement or stockholder proposals to be properly brought before the QXO 2027 annual meeting by a stockholder, the stockholder must be a stockholder of record at the time of the giving of the notice provided for in QXO’s bylaws, on the record date for the determination of stockholders entitled to vote at such annual meeting, at the time of the annual meeting and must give timely notice of such business in writing to the Corporate Secretary of QXO. To be timely with respect to the QXO 2027 annual meeting, a stockholder’s notice must be delivered to or mailed and received at QXO’s principal executive offices not earlier than the close of business on January 5, 2027 and not later than the close of business on February 4, 2027, assuming the date of the QXO 2027 annual meeting is not changed by more than 30 days before or more than 60 days after the anniversary date of the 2026 annual meeting. A stockholder’s notice to the Corporate Secretary of QXO must contain certain information specified in QXO’s bylaws regarding the stockholder and the proposed nominee or stockholder proposal.
In addition to satisfying the foregoing requirements under QXO’s bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than QXO’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 4, 2027.
Stockholders are advised to review QXO’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to QXO, Inc., Five American Lane, Greenwich, CT 06831, Attention: Corporate Secretary. QXO’s bylaws are also on file with the SEC and are available through its website and at www.sec.gov.
TopBuild
If the merger agreement is adopted and the mergers are completed, TopBuild will cease to exist as a separate company, and, consequently, there will be no annual meeting of TopBuild stockholders in 2027 or thereafter.
If the merger agreement is not adopted or the mergers are not completed for any reason, TopBuild will hold an annual meeting of its stockholders in 2027 (the “TopBuild 2027 annual meeting”).
Proposals for Inclusion in the Proxy Statement.   To be eligible for inclusion in TopBuild’s proxy statement for the TopBuild 2027 annual meeting, stockholder proposals must be received at TopBuild’s principal executive offices no later than November 17, 2026.
Proposals or Director Nominations Not Included in the Proxy Statement.   Any stockholder who wishes to bring a proposal or nominate a person for election to the TopBuild board at the TopBuild 2027 annual meeting must provide written notice of the proposal or nomination to the attention of TopBuild’s Corporate Secretary, at TopBuild Corp., 475 North Williamson Boulevard, Daytona Beach, Florida 32114, on or after November 28, 2026 and no later than December 28, 2026.

In addition to satisfying the foregoing requirements under TopBuild’s bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than TopBuild’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 26, 2027.
Stockholders are advised to review TopBuild’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to TopBuild Corp., 475 North Williamson Boulevard, Daytona Beach, Florida 32114, Attention: Corporate Secretary. TopBuild’s bylaws are also on file with the SEC and are available through its website and at www.sec.gov.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.
As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified QXO or TopBuild, as applicable, whose shares they hold, of their desire to receive multiple copies of this joint proxy statement/prospectus.
Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.
Two or more stockholders sharing an address can request delivery of a single copy of this joint proxy statement/prospectus and QXO’s or TopBuild’s annual disclosure documents if they are receiving multiple copies by calling Broadridge Financial Solutions, Inc. at (866) 540-7095 or writing to them at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. In the same way, two or more stockholders sharing an address and receiving only a single copy of this joint proxy statement/prospectus and such annual disclosure documents can request to each receive a separate copy of the disclosure documents.
Requests for additional copies of this joint proxy statement/prospectus should also be directed to, as applicable:
For QXO stockholders:	For TopBuild stockholders:
QXO, Inc. Attn: Investor Relations Five American Lane Greenwich, CT 06831 (888) 998-6000	TopBuild Corp. Attn: Investor Relations 475 North Williamson Boulevard Daytona Beach, Florida 32114 (386) 304-2200
Innisfree M&A Incorporated 500 Fifth Avenue, 21st Floor New York, NY 10110 Banks and Brokerage Firms Call: (212) 750-5833 Stockholders Call Toll Free: (877) 750-8129	MacKenzie Partners, Inc. 7 Penn Plaza New York, New York 10001 Banks and Brokerage Firms Call: (212) 929-5500 Stockholders Call Toll Free: (800) 322-2885 Email: proxy@mackenziepartners.com
If you hold your shares in street name, please contact your bank, broker or other record holder to request information concerning householding.

WHERE YOU CAN FIND MORE INFORMATION
QXO and TopBuild each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including QXO and TopBuild, who file electronically with the SEC. The address of that site is www.sec.gov. Investors may also consult QXO’s or TopBuild’s website for more information about QXO or TopBuild, respectively. QXO’s website is www.qxo.com. TopBuild’s website is www.topbuild.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.
QXO has filed with the SEC a registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part. The registration statement registers the issuance of QXO shares to be issued in the Titanium Merger. The registration statement, including the attached exhibits, contains additional relevant information about QXO and TopBuild. The rules and regulations of the SEC allow QXO and TopBuild to omit certain information included in the registration statement from this joint proxy statement/prospectus.
In addition, the SEC allows QXO and TopBuild to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below. This joint proxy statement/prospectus also contains summaries of certain provisions contained in some of the QXO or TopBuild documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Some documents or information, such as that called for by Item 2.02 and Item 7.01 of the Current Report on Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this joint proxy statement/prospectus.
This joint proxy statement/prospectus incorporates by reference the documents listed below that QXO and TopBuild have previously filed with the SEC. These documents contain important information about QXO and TopBuild, their respective financial condition and other matters.
QXO SEC Filings (SEC File No. 001-38063; CIK No. 0001236275)	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2025
Quarterly Reports on Form 10-Q	Fiscal quarter ended March 31, 2026
Current Reports on Form 8-K	Filed on January 5, 2026, January 12, 2026, January 15, 2026, January 20, 2026, February 11, 2026, March 17, 2026, April 1, 2026, April 20, 2026, April 29, 2026, May 8, 2026, May 11, 2026 and May 18, 2026 (dated May 15, 2026) (other than the portions of those documents not deemed to be filed)
Definitive Proxy Statement on Schedule 14A (to the extent incorporated by reference into QXO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025)	Filed on March 24, 2026
The description of QXO shares contained in its Registration Statement on Form 8-A, as that description may be updated from time to time	Filed on January 15, 2025

TopBuild SEC Filings (SEC File No. 001-36870; CIK No. 0001633931)	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2025
Quarterly Reports on Form 10-Q	Fiscal quarter ended March 31, 2026
Current Reports on Form 8-K	Filed on April 2, 2026, April 17, 2026, April 20, 2026 and April 27, 2026 (other than the portions of those documents not deemed to be filed)
Definitive Proxy Statement on Schedule 14A (to the extent incorporated by reference into TopBuild’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025)	Filed on March 17, 2026
The description of TopBuild shares registered under Section 12 of the Exchange Act contained in Exhibit 4.3 to TopBuild’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019	Filed on February 25, 2020
In addition, QXO and TopBuild incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (a) after the date of the initial filing and prior to the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and (b) after the date of this joint proxy statement/prospectus and prior to the date of the QXO stockholder meeting and the TopBuild stockholder meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or the exhibits related thereto under Item 9.01 of Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.
You can obtain any of these documents from the SEC, through the SEC’s website at the address described above. You can also obtain any of these documents free of charge by making a request at the following addresses and telephone numbers:
For QXO stockholders:	For TopBuild stockholders:
QXO, Inc. Attn: Investor Relations Five American Lane Greenwich, CT 06831 (888) 998-6000	TopBuild Corp. Attn: Investor Relations 475 North Williamson Boulevard Daytona Beach, Florida 32114 (386) 304-2200
Innisfree M&A Incorporated 500 Fifth Avenue, 21st Floor New York, NY 10110 Banks and Brokerage Firms Call: (212) 750-5833 Stockholders Call Toll Free: (877) 750-8129	MacKenzie Partners, Inc. 7 Penn Plaza New York, New York 10001 Banks and Brokerage Firms Call: (212) 929-5500 Stockholders Call Toll Free: (800) 322-2885 Email: proxy@mackenziepartners.com
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the applicable special meeting. This means that QXO stockholders and TopBuild stockholders requesting documents must do so by June 22, 2026 to receive them before the applicable special meeting.
In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.
You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. Neither QXO nor TopBuild has authorized anyone to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus.

This joint proxy statement/prospectus is dated [     ], 2026, and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date. Further, you should also assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate only as of the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to QXO stockholders or TopBuild stockholders nor the issuance by QXO of QXO shares in the Titanium Merger will create any implication to the contrary.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
QXO, INC.,
TITANIUM MERGERCO, INC.,
TITANIUM MERGERCO 2, LLC
and
TOPBUILD CORP.
Dated as of April 18, 2026

A-i

A-ii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 18, 2026, by and among QXO, Inc., a Delaware corporation (“Parent”), Titanium MergerCo, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Titanium Merger Sub”), Titanium MergerCo 2, LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent (“Forward Merger Sub”) and TopBuild Corp., a Delaware corporation (the “Company”). Each of Parent, Titanium Merger Sub, Forward Merger Sub and the Company is referred to herein individually as a “party” and collectively as the “parties.”
RECITALS
WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth in this Agreement, (i) Titanium Merger Sub will be merged with and into the Company, with the Company surviving such merger as a wholly owned Subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL” and such merger, the “Titanium Merger”) and (ii) immediately following the Titanium Merger, the Company will be merged with and into Forward Merger Sub, with Forward Merger Sub surviving such merger as a wholly owned Subsidiary of Parent in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA” and such merger, the “Forward Merger”, and the Forward Merger together with the Titanium Merger, the “Mergers”);
WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (i) determined that this Agreement, the issuance of the shares of common stock of Parent, par value $0.00001 per share (the “Parent Shares”), pursuant to this Agreement (the “Parent Share Issuance”) and the other transactions contemplated hereby (together with the Parent Share Issuance and the Mergers, the “Transactions”) are fair to and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions (including the Parent Share Issuance and the Mergers), (iii) directed that the Parent Share Issuance be submitted to a vote at a meeting of the holders of Parent Shares and (iv) resolved (subject to Section 4.4) to recommend the approval of the Parent Share Issuance by the holders of Parent Shares;
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions (including the Mergers) are fair to and in the best interests of the Company and its stockholders, (ii) adopted, approved and declared advisable this Agreement and the Transactions (including the Mergers), (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the holders of shares of common stock, par value $0.01 per share, of the Company (the “Company Shares”) and (iv) resolved (subject to Section 4.3) to recommend the adoption of this Agreement by the holders of Company Shares;
WHEREAS, the board of directors of Titanium Merger Sub has unanimously (i) determined that this Agreement and the Transactions (including the Titanium Merger) are fair to and in the best interests of Titanium Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Transactions (including the Titanium Merger) and (iii) submitted this Agreement to the sole stockholder of Titanium Merger Sub for adoption thereby and recommended that the sole stockholder approve and adopt this Agreement and the Transactions;
WHEREAS, the sole member of Forward Merger Sub has (i) determined that this Agreement and the Transactions (including the Forward Merger) are fair to and in the best interests of Forward Merger Sub and its sole member and (ii) approved and declared advisable this Agreement and the Transactions (including the Forward Merger);
WHEREAS, in order to induce the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Company is entering into a support agreement, substantially in the form attached hereto as Annex A, with certain stockholders of Parent;
WHEREAS, for U.S. federal income Tax purposes (and, where applicable, state and local income Tax purposes), the parties intend that (i) the Titanium Merger and the Forward Merger, taken together, constitute an integrated plan described in Rev. Rul 2001-46, 2001-2 C.B. 321 (the “Integrated Transaction”), (ii) the Integrated Transaction shall constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the final, temporary and proposed regulations promulgated under the Code by the U.S. Department of the Treasury (the “Treasury Regulations”) and (iii) this Agreement shall constitute and be adopted as a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder (the foregoing prongs (i) – (iii), the “Intended Tax Treatment”); and
WHEREAS, the Company, Parent, Titanium Merger Sub and Forward Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, intending to be legally bound, the parties agree as follows:
ARTICLE I
The Mergers
1.1   The Titanium Merger.   Upon the terms and subject to the conditions set forth in this Agreement, at the Titanium Merger Effective Time, Titanium Merger Sub shall be merged with and into the Company in accordance with the requirements of the DGCL and the separate corporate existence of Titanium Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Titanium Merger (sometimes hereinafter referred to as the “Titanium Surviving Corporation”), and the separate corporate existence of the Company under the Laws of the State of Delaware, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Titanium Merger.
1.2   The Forward Merger.   Upon the terms and subject to the conditions set forth in this Agreement, at the Forward Merger Effective Time and in accordance with the DGCL and the DLLCA, the Titanium Surviving Corporation shall be merged with and into Forward Merger Sub and the separate corporate existence of the Titanium Surviving Corporation shall thereupon cease. Forward Merger Sub shall be the surviving company in the Forward Merger (sometimes hereinafter referred to as the “Forward Surviving Company”), and the separate existence of Forward Merger Sub under the Laws of the State of Delaware, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Forward Merger.
1.3   Consummation of the Mergers.   Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Mergers (the “Closing”) shall take place (i) remotely by exchange of documents and signatures (or their electronic counterparts) on the second (2nd) business day following the day on which the last to be fulfilled or, to the extent permitted by applicable Law, waived of the conditions set forth in Article V (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or, to the extent permitted by applicable Law, waived in accordance with this Agreement or (ii) at such other place and time as the Company and Parent may agree in writing (the “Closing Date”). For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to remain closed in the City of New York, New York, Greenwich, Connecticut or Daytona Beach, Florida.
1.4   Effective Time.   As soon as practicable following the Closing, the parties shall cause (i) a certificate of merger with respect to the Titanium Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in the DGCL (the “Titanium Merger Certificate of Merger”) and (ii) following the filing of the Titanium Merger Certificate of Merger, a certificate of merger with respect to the Forward Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in the DGCL and DLLCA (the “Forward Merger Certificate of Merger”), and the parties shall make all other filings or recordings required by the DGCL and DLLCA in connection with the Mergers. Each Merger shall become effective at such time as the applicable certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and specify in the certificate of merger (such time, for the Titanium Merger, “Titanium Merger Effective Time”, and such time, for the Forward Merger, the “Forward Merger Effective Time”). The Titanium Merger Effective Time shall, in all events, precede the Forward Merger Effective Time.

1.5   Effects of the Mergers.   The Titanium Merger shall have the effects provided for in this Agreement, the Titanium Merger Certificate of Merger and the applicable provisions of the DGCL. The Forward Merger shall have the effects provided for in this Agreement, the Forward Merger Certificate of Merger and the applicable provisions of the DGCL and the DLLCA.
1.6   Charter and Bylaws of the Titanium Surviving Corporation.   Subject to Section 4.13, at the Titanium Merger Effective Time, the Amended and Restated Certificate of Incorporation of the Company (the “Charter”) in effect immediately prior to the Titanium Merger Effective Time shall be amended and restated in its entirety to read as set forth in Annex B, until thereafter amended as provided therein or by applicable Laws. At the Titanium Merger Effective Time, the bylaws of the Company in effect immediately prior to the Titanium Merger Effective Time shall be amended and restated in their entirety to read as the bylaws of Titanium Merger Sub (the “Bylaws”) in effect immediately prior to the Titanium Merger Effective Time, except that all references therein to Titanium Merger Sub shall be automatically amended and shall become references to the Titanium Surviving Corporation, until thereafter amended as provided therein or by applicable Laws.
1.7   Organizational Documents of the Forward Surviving Company.   Subject to Section 4.13, at the Forward Merger Effective Time, the certificate of formation and the limited liability company agreement of Forward Merger Sub in effect immediately prior to the Forward Merger Effective Time, except for such changes as may be necessary to reflect any change of name of the Forward Surviving Company, shall be the certificate of formation and the limited liability company agreement of the Forward Surviving Company immediately following the Forward Merger Effective Time, until thereafter amended as provided therein or by applicable Laws.
1.8   Officers and Directors of the Titanium Surviving Corporation and Forward Surviving Company.
(a)   The parties shall take all requisite actions so that the officers of Titanium Merger Sub at the Titanium Merger Effective Time shall, from and after the Titanium Merger Effective Time, be the officers of the Titanium Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws. Subject to applicable Law, the parties shall take all requisite actions so that, from and after the Titanium Merger Effective Time, the directors of Titanium Merger Sub shall be the directors of the Titanium Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.
(b)   The parties shall take all requisite actions so that the officers of Forward Merger Sub at the Forward Merger Effective Time shall, from and after the Forward Merger Effective Time, be the officers of the Forward Surviving Company until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the limited liability company agreement of the Forward Surviving Company.
ARTICLE II
Effect of the Mergers on Capital Stock
2.1   Effect on Capital Stock.
(a)   Effect of the Titanium Merger.   At the Titanium Merger Effective Time, as a result of the Titanium Merger and without any action on the part of Parent, Titanium Merger Sub or the Company or the holders of any capital stock of the Company:
(i)   Merger Consideration.   Subject to the allocation and election procedures set forth in Section 2.1(b), each Company Share issued and outstanding immediately prior to the Titanium Merger Effective Time, including, for the avoidance of doubt, Company Shares received from the settlement of RSU Awards, PSU Awards, Company Restricted Stock Awards or the exercise of Company Options in each case prior to the Titanium Merger Effective Time (other than (A) Company Shares owned by Parent, Titanium Merger Sub, Forward Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and not, in each case, held on behalf of third parties, and (B) Company Shares held in treasury of the Company or held by any direct or indirect wholly owned Subsidiary of the Company (each of the Company Shares in clauses (A) and (B), a “Cancelled Share” and collectively, “Cancelled Shares”) and (C) Dissenting Shares) shall be automatically converted into the right to receive, and become exchangeable for either (x) 20.200 validly issued, fully paid and non-assessable Parent Shares, subject to Section 2.5 with respect to any Merger Fractional Share Payout (the “Stock Consideration”), or (y) an amount in cash equal to $505.00 (the “Cash Consideration”). The applicable Stock Consideration or Cash Consideration, in each case, without interest, is the “Per Share Merger Consideration”. At the Titanium Merger Effective Time, all of the Company Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing Company Shares (a “Certificate”) or non-certificated Company Shares held in book-entry position formerly representing Company Shares (the “Book-Entry Company Shares”), as the case may be, formerly representing any of the Company Shares (other than Cancelled Shares and Dissenting Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.
(ii)   Cancellation and Conversion of Cancelled Shares.   Each Cancelled Share shall, by virtue of the Titanium Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist; provided, that any Cancelled Shares owned by any direct or indirect wholly owned Subsidiary of the Company shall be unaffected by the Titanium Merger and remain outstanding as common stock of Titanium Surviving Corporation.
(iii)   Titanium Merger Sub.   At the Titanium Merger Effective Time, each share of common stock, par value $0.01 per share, of Titanium Merger Sub issued and outstanding immediately prior to the Titanium Merger Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Titanium Surviving Corporation.
(b)   Allocation of Per Share Merger Consideration; Election Procedures; Exchange of Company Shares.
(i)   Allocation.   Notwithstanding anything in this Agreement to the contrary, the maximum number of Company Shares to be converted into the right to receive Cash Consideration in the Titanium Merger shall be equal to forty-five percent (45%) of the aggregate number of Company Shares issued and outstanding (other than Cancelled Shares) as of immediately prior to the Titanium Merger Effective Time (the “Maximum Cash Election Number”) and the maximum number of Company Shares to be converted into the right to receive Stock Consideration in the Titanium Merger shall be equal to fifty-five percent (55%) of the aggregate number of Company Shares issued and outstanding (other than Cancelled Shares) as of immediately prior to the Titanium Merger Effective Time (as may be increased (but not decreased) by Parent in its sole discretion, if and only if holders of Company Shares have elected to receive more than fifty-five percent (55%) of the merger consideration in Parent Shares, upon written notice to the Company at any time prior to the Closing, the “Maximum Stock Election Number”).
(ii)   Election Procedures.
(A)   Exchange Agent.   Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”) pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company, for the benefit of the holders of Company Shares, (A) at the Titanium Merger Effective Time, certificates, or at Parent’s option, evidence of non-certificated Parent Shares in book-entry form (“Book-Entry Parent Shares”), constituting at least the amounts necessary for the aggregate Stock Consideration, (B) at the Titanium Merger Effective Time, cash in immediately available funds constituting at least the amounts necessary for the aggregate Cash Consideration and (C) as necessary from time to time after the Titanium Merger Effective Time, if applicable, any cash and dividends or other distributions with respect to the Parent Shares to be issued or to be paid pursuant to Section 2.1 in exchange for Company Shares outstanding immediately prior to the Titanium Merger Effective Time, deliverable upon due surrender of the Certificates (or affidavits of loss in lieu thereof as provided in

Section 2.2(d)) or Book-Entry Company Shares pursuant to the provisions of this Article II (such cash, certificates for Parent Shares and evidence of Book-Entry Parent Shares, together with the amount of any dividends or other distributions payable pursuant to this Article II with respect thereto, the “Exchange Fund”). The Exchange Agent shall invest the cash available in the Exchange Fund as directed by Parent; provided that such investments shall be in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate cash portion of the Exchange Fund as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(a)(i) shall be promptly returned to Parent. The Exchange Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving and holding their Certificates and Book-Entry Company Shares and shall obtain no rights or interests in the shares represented thereby.
(B)   Types of Election.   Subject to allocation and proration in accordance with the provisions of this Section 2.1(b), each record holder of Company Shares (other than (1) any Company Shares represented by the Company Equity Rights (except for the Company Restricted Stock Awards) that are outstanding immediately prior to the Titanium Merger Effective Time, all of which shall be treated solely as provided in Section 2.3, (2) Cancelled Shares and (3) Dissenting Shares) issued and outstanding immediately prior to the Election Deadline shall be entitled to elect to receive in respect of each such Company Share held by such record holder Cash Consideration (a “Cash Election”) or Stock Consideration (a “Stock Election”). Company Shares in respect of which no Cash Election or Stock Election has been affirmatively made and not revoked shall be deemed to be Company Shares in respect of which Stock Elections have been made (such Company Shares, the “No Election Shares”). For purposes of this Agreement, (x) “Cash Election Shares” shall mean the Company Shares in respect of which Cash Elections have been made, or deemed by Parent in its reasonable discretion to have been made, pursuant to this Section 2.1 and (y) “Stock Election Shares” shall mean the No Election Shares and the Company Shares in respect of which Stock Elections have been made, or deemed by Parent in its reasonable discretion to have been made, pursuant to this Section 2.1.
(C)   Form of Election and Election Deadline.   Elections pursuant to Section 2.1(b)(ii)(B) shall be made on a form, together with appropriate transmittal materials, to be provided by the Exchange Agent for that purpose to holders of record of Company Shares (other than (1) any Company Shares represented by the Company Equity Rights (except for the Company Restricted Stock Awards) that are outstanding immediately prior to the Titanium Merger Effective Time, all of which shall be treated solely as provided in Section 2.3, (2) Cancelled Shares and (3) Dissenting Shares), in such form as the Company shall reasonably specify and as shall be reasonably acceptable to Parent (a “Form of Election”). Not fewer than thirty (30) days prior to the anticipated Election Deadline or on such other date as Parent and the Company mutually agree in writing (the “Mailing Date”), the Company shall cause to be mailed the Form of Election. Elections pursuant to Section 2.1(b)(ii)(B) shall be made by transmitting to the Exchange Agent a duly completed Form of Election. To be effective, a Form of Election must be (x) properly completed, signed and submitted to the Exchange Agent at its designated office, by 5:00 P.M. (Eastern Time) on the business day that is five (5) business days prior to the date of the Company Stockholder Meeting or such other date and time as Parent may publicly announce with the consent of the Company (the applicable date and times described in this clause (x), the “Election Deadline”) and (y) accompanied by the Certificate(s) representing the Company Shares as to which the election is being made (except with respect to Book-Entry Company Shares, in respect of which such other customary evidence as determined by the Exchange Agent shall be provided in lieu of Certificates) and such other customary documents as may reasonably be required by the Exchange Agent together with a duly completed letter of transmittal. Parent and the Company shall publicly announce the anticipated Election Deadline at least five (5) business days prior to the Election Deadline. The Company shall use its reasonable best efforts to make a Form of Election (and, where applicable, appropriate transmittal materials) available to all Persons who become holders of record of Company Shares (other than (1) any Company Shares represented by the Company Equity Rights (except for the Company Restricted Stock Awards) that are outstanding immediately prior to the Titanium Merger Effective Time, all of which shall be treated solely as provided in Section 2.3, (2) Cancelled Shares and (3) Dissenting Shares) between the Mailing Date and the Election Deadline. Parent shall determine, in its reasonable discretion, which discretion and authority it may delegate in whole or in part to the Exchange Agent, whether Forms of Election (and where applicable, appropriate transmittal materials) have been properly completed, signed and submitted or revoked. Any such reasonable determination of Parent (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. A holder of Company Shares that does not submit an effective Form of Election prior to the Election Deadline shall be deemed to have made a Stock Election and any Company Shares with respect to which the Exchange Agent does not receive a properly completed Form of Election during the period from the Mailing Date to the Election Deadline shall be deemed to be No Election Shares. None of Parent, Titanium Merger Sub, Forward Merger Sub, the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in a Form of Election.
(D)   Revocation or Change of Election.   An election may be revoked or changed by written notice received by the Exchange Agent prior to the Election Deadline. In the event an election is revoked, any Certificate(s) representing Company Shares that have been submitted to the Exchange Agent in connection with an election that is revoked shall be returned without charge to the holder thereof if such holder requests in writing the return of such Certificate(s) or Book-Entry Company Shares. Upon any such revocation, unless a duly completed Form of Election is thereafter submitted prior to the Election Deadline in accordance with Section 2.1(b)(ii)(B) and Section 2.1(b)(ii)(C), such Company Shares shall be No Election Shares. In the event that this Agreement is terminated in accordance with Article VI and any Company Shares have been transmitted to the Exchange Agent pursuant to the provisions of this Agreement, such Company Shares shall promptly be returned without charge to the Person submitting the same.
(E)   Proration for Oversubscription of Cash Election.   In the event that the aggregate number of Cash Election Shares exceeds the Maximum Cash Election Number, all Stock Election Shares shall be converted into the right to receive Stock Consideration, and all Cash Election Shares shall be converted into the right to receive:
(1)   an amount in cash (without interest) equal to the product of (x) the Cash Consideration and (y) a fraction (the “Cash Proration Fraction”), the numerator of which is the Maximum Cash Election Number and the denominator of which is the aggregate number of Cash Election Shares (with the resulting cash amount rounded down to the nearest cent); and
(2)   a number of validly issued, fully paid and non-assessable Parent Shares equal to the product of (x) the Stock Consideration and (y) one minus the Cash Proration Fraction.
For the avoidance of doubt, in the circumstances in which this Section 2.1(b)(ii)(E) is applicable, each record holder of Cash Election Shares shall, to the extent reasonably possible, receive the same proportion of Cash Consideration, and the same proportion of Stock Consideration, with respect to their aggregate Cash Election Shares as each other record holder of Cash Election Shares receives in respect of their aggregate Cash Election Shares pursuant to this Section 2.1(b)(ii)(E), subject to adjustment for fractional Parent Shares pursuant to Section 2.5.

(F)   Proration for Oversubscription of Stock Election.   In the event that the aggregate number of Stock Election Shares exceeds the Maximum Stock Election Number, all Cash Election Shares shall be converted into the right to receive Cash Consideration, and all Stock Election Shares shall be converted into the right to receive:
(1)   a number of validly issued, fully paid and non-assessable Parent Shares equal to the product of (x) the Stock Consideration and (y) a fraction (the “Stock Proration Fraction”), the numerator of which is the Maximum Stock Election Number and the denominator of which is the aggregate number of Stock Election Shares; and
(2)   an amount in cash (without interest) equal to the product of (x) the Cash Consideration and (y) one minus the Stock Proration Fraction (with the resulting cash amount rounded down to the nearest cent).
For the avoidance of doubt, in the circumstances where this Section 2.1(b)(ii)(F) is applicable, each record holder of Stock Election Shares shall, to the extent reasonably possible, receive the same proportion of Stock Consideration, and the same proportion of Cash Consideration, with respect to their aggregate Stock Election Shares as each other record holder of Stock Election Shares receives in respect of their aggregate Stock Election Shares pursuant to this Section 2.1(b)(ii)(F), subject to adjustment for fractional Parent Shares pursuant to Section 2.5.
(iii)   Promptly following the Election Deadline, the Exchange Agent shall determine the number of Cash Election Shares and Stock Election Shares (including No Election Shares), determine whether proration is required pursuant to this Section 2.1 and promptly notify Parent and the Company of such determinations prior to the Closing (the “Initial Election Determination”). Prior to the Closing, Parent shall notify the Exchange Agent of any increase in the Maximum Stock Election Number pursuant to Section 2.1(b)(i) and the Exchange Agent shall determine the number of Cash Election Shares, Stock Election Shares, and No Election Shares, determine whether proration is required pursuant to this Section 2.1 and promptly notify Parent and the Company of such determinations prior to the Closing.
(c)   Effect of the Forward Merger.   At the Forward Merger Effective Time, all membership interests in Forward Merger Sub issued and outstanding immediately prior to the Forward Merger Effective Time shall automatically be converted into an equal number of membership interests of the Forward Surviving Company, and each share of common stock of the Titanium Surviving Corporation shall cease to be outstanding, shall be cancelled and shall cease to exist, and no stock, cash or other consideration shall be delivered in exchange therefor; provided, that any shares of Titanium Surviving Corporation owned by any direct or indirect wholly owned Subsidiary of Titanium Surviving Corporation shall be unaffected by the Forward Merger and remain outstanding as common stock of Forward Surviving Company.
(d)   Dissenters’ Rights.   Notwithstanding anything in this Agreement to the contrary, any Company Share that is issued and outstanding immediately prior to the Titanium Merger Effective Time, held by a Company stockholder who is entitled to demand appraisal rights under Section 262 of the DGCL and who properly demands appraisal of such Company Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (such Company Share being a “Dissenting Share,” and such Company stockholder being a “Dissenting Stockholder”), shall not be converted into or represent the right to receive the Per Share Merger Consideration to which the holder of such Company Share would be entitled pursuant to Section 2.1(a)(i), but rather shall entitle the holder thereof to only such rights as are granted by Section 262 of the DGCL. If any Dissenting Stockholder fails to perfect such stockholder’s dissenters’ rights under the DGCL or effectively withdraws or otherwise loses such rights to appraisal with respect to any Dissenting Shares, each such Dissenting Share shall thereupon automatically be deemed to have converted at the Titanium Merger Effective Time into the right to receive, without any interest thereon, the Per Share Merger Consideration to which the holder of such Company Share would be entitled pursuant to Section 2.1(a)(i), pursuant to the exchange procedures set forth in Section 2.2 and shall not thereafter be deemed to be Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, if, prior to its effective date, the Titanium Merger is rescinded or abandoned, then the right of a Company stockholder to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give Parent (i) prompt notice and copies of any demand for payment of the fair value of any Company Shares (or written threats thereof) or any attempted withdrawal of any such demand for payment and any other instrument served pursuant to the DGCL and received by the Company relating to any stockholder’s dissenters’ rights and (ii) the opportunity to lead all negotiations and proceedings with respect to any such demands for payment under the DGCL. The Company shall not, without the prior written consent of Parent, make any payment voluntarily with respect to any demand for appraisal with respect to any Dissenting Shares, offer to settle or settle, or approve the withdrawal of, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with Section 262 of the DGCL or agree to do any of the foregoing.
2.2   Company Shares.
(a)   Closing of Transfer Books.   At the Titanium Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registrations of transfer on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Titanium Merger Effective Time. If, after the Titanium Merger Effective Time, any Certificate is presented to the Forward Surviving Company, Parent or the Exchange Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article II.
(b)   Termination of Exchange Fund.   Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company on the date that is one (1) year after the Titanium Merger Effective Time shall be delivered to the Forward Surviving Company. Any holder of Company Shares (other than holders of Cancelled Shares or Dissenting Shares) who has not theretofore complied with this Article II shall thereafter look only to Parent and the Forward Surviving Company for payment of the Per Share Merger Consideration upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(d)) or Book-Entry Company Shares, without any interest thereon. Notwithstanding the foregoing, none of the Forward Surviving Company, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature. For purposes of this Agreement, the term “Governmental Entity” shall mean any United States or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.
(c)   Tax Withholding.   Notwithstanding any provision in this Agreement to the contrary, Parent, Titanium Merger Sub, Forward Merger Sub, the Titanium Surviving Corporation, the Forward Surviving Company, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement (including the Mergers), such amounts as are required to be withheld or deducted under the Code, Treasury Regulations or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.
(d)   Lost, Stolen or Destroyed Certificates.   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (satisfactory to the Exchange Agent, acting reasonably) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Forward Surviving Company with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration to be paid in respect of the Company Shares represented by such Certificate as contemplated by this Article II.

2.3   Treatment of Equity Awards.
(a)   Treatment of Options.   At the Titanium Merger Effective Time, with respect to each outstanding and not yet exercised and settled equity award granted under the A&R 2015 Plan that is an option to purchase Company Shares, whether vested or unvested (each, a “Company Option”), each such Company Option shall, by virtue of the Titanium Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive Parent Shares equal to (i) the total Company Shares subject to such Company Option as of immediately prior to the Titanium Merger Effective Time, multiplied by (ii) the Option Conversion Amount, to be delivered as soon as reasonably practicable (but no later than ten (10) calendar days) after the Titanium Merger Effective Time. For purposes of this Agreement, the “Option Conversion Amount” means the quotient obtained by dividing (a) the excess, if any, of (i) $505.00 minus (ii) the exercise price per Company Share applicable to such Company Option by (b) $25.00.
(b)   Treatment of Restricted Stock Awards.   Each award of Company Shares that is subject to vesting conditions, whether granted under the A&R 2015 Plan or otherwise (each, a “Company Restricted Stock Award”), outstanding immediately prior to the Titanium Merger Effective Time shall be fully vested and the holder thereof shall be entitled to receive the Per Share Merger Consideration pursuant to Section 2.1(a)(i) and Section 2.1(b) in respect of each Company Share underlying such Company Restricted Stock Award.
(c)   Treatment of Restricted Stock Units.   At the Titanium Merger Effective Time, with respect to each outstanding and not yet settled restricted stock unit award for which vesting is solely based on service-based conditions (each, an “RSU Award”) granted under the A&R 2015 Plan, each such RSU Award shall, by virtue of the Titanium Merger and without any action on the part of the holder thereof, be converted into a restricted stock unit award (an “Adjusted RSU”) relating to the number of Parent Shares equal to the product of (x) the number of Company Shares subject to such RSU Award immediately prior to the Titanium Merger Effective Time, multiplied by (y) the Stock Consideration, with any fractional shares rounded to the nearest whole number of shares, which such Adjusted RSU shall have the same terms and conditions as were applicable to the corresponding RSU Award (including vesting and settlement terms and conditions), provided that (A) any amounts relating to dividend equivalents, if any, granted with respect to such RSU Award that are accrued but unvested and unpaid as of the Titanium Merger Effective Time will carry over and will be paid if required by and in accordance with the terms and conditions applicable to the corresponding RSU Award immediately prior to the Titanium Merger Effective Time (as modified by this Section 2.3(c)) and (B) any dividend equivalents that are payable with respect to any unvested Adjusted RSU following the Titanium Merger Effective Time will be paid within 30 days following vesting.
(d)   Treatment of Performance-Based Restricted Stock Units.   At the Titanium Merger Effective Time, with respect to each outstanding and not yet settled award of restricted stock units for which vesting is based on service-based conditions and performance-based conditions (each, a “PSU Award”) granted under the A&R 2015 Plan, each such PSU Award shall, by virtue of the Titanium Merger and without any action on the part of the holder thereof, be converted into an award of restricted stock units for which vesting is based solely on service-based conditions (an “Adjusted PSU”) relating to the number of Parent Shares equal to the product of (x) the number of Company Shares subject to such PSU Award immediately prior to the Titanium Merger Effective Time, determined based on the target performance for such PSU Award multiplied by (y) the Stock Consideration, with any fractional shares rounded to the nearest whole number of shares, which such Adjusted PSU shall have the same terms and conditions as were applicable to the corresponding PSU Award (including vesting (other than performance conditions) and settlement terms and conditions), provided that (i) any amounts relating to dividend equivalents, if any, granted with respect to such PSU Award that are accrued but unvested and unpaid as of the Titanium Merger Effective Time will carry over and will be paid if required by and in accordance with the terms and conditions applicable to the corresponding PSU Award immediately prior to the Titanium Merger Effective Time (as modified by this Section 2.3(d)) and (ii) any dividend equivalents that are payable with respect to any unvested Adjusted PSU following the Titanium Merger Effective Time will be paid within thirty (30) days following vesting.

(e)   Corporate Actions.   At or prior to the Titanium Merger Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall take all actions necessary to implement the provisions of Sections 2.3(a), 2.3(b), 2.3(c) and 2.3(d) and Parent and Titanium Merger Sub shall take such actions as are necessary to implement the provisions of Sections 2.3(a), 2.3(b), 2.3(c) and 2.3(d). No later than the Titanium Merger Effective Time, Parent shall prepare and have on file with the U.S. Securities and Exchange Commission (the “SEC”) an effective registration statement on an appropriate form with respect to the Parent Shares subject to the Adjusted RSUs and Adjusted PSUs.
2.4   Adjustments to Prevent Dilution.   If at any time during the period between the date of this Agreement and the Titanium Merger Effective Time, any change in the number of Company Shares or Parent Shares, as applicable, or securities convertible or exchangeable into or exercisable for Company Shares or Parent Shares, as applicable, shall occur as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, the Per Share Merger Consideration and payments pursuant to Section 2.3 shall be equitably adjusted; provided that nothing in this Section 2.4 shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.
2.5   No Fractional Shares.   No fractional shares of Parent Shares, and no certificate, receipt or scrip representing fractional shares of Parent Shares, shall be issued upon the surrender for exchange of Certificates or Book-Entry Company Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement to the contrary, each holder of Company Shares converted pursuant to the Titanium Merger who would otherwise have been entitled to receive a fraction of a share of Parent Shares (after aggregating all shares represented by the Certificates and Book-Entry Company Shares delivered by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Shares multiplied by the closing price of Parent Shares on the NYSE on the last trading day immediately preceding the Titanium Merger Effective Time, rounded to the nearest cent (with 0.5 of a cent being rounded upward) (the “Merger Fractional Share Payout”).
ARTICLE III
Representations and Warranties
3.1   Representations and Warranties of the Company.   Except as set forth (i) in the Company Reports filed with the SEC from and after January 1, 2023 (the “Applicable Date”) through three (3) days prior to the date of this Agreement, to the extent that it is reasonably apparent that a disclosure therein is applicable to any particular representation or warranty set forth in this Agreement (excluding any risk factor disclosures contained under the heading “Risk Factors” or any other disclosure of risks included in any “forward-looking statements” section or any other disclosures that are predictive or forward-looking in nature, in each case, other than any factual information contained therein) or (ii) in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent, Titanium Merger Sub and Forward Merger Sub that:
(a)   Organization, Good Standing and Qualification.   The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing as a foreign corporation or similar entity or to have such power or authority, are not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect or prevent the ability of the Company to consummate the Transactions. Each Company Subsidiary is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect or prevent the ability of the Company to consummate the Transactions. The Company has made available to Parent complete and correct copies of the Company’s charters and bylaws, as amended to and in effect on the date of this Agreement. As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” is as defined in Rule 1-02(w) of Regulation S-X promulgated pursuant to the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) “Company Material Adverse Effect” means any event, change, effect, development, circumstance, state of facts, condition or occurrence (each, an “Effect”) that, when considered individually or in the aggregate with all other Effects, is or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided that no change or development resulting from or arising out of any of the following, alone or in combination, shall be deemed to constitute or be taken into account in determining whether there has been a Company Material Adverse Effect:
(A)   changes or developments in economic, business or labor conditions generally in the United States or other countries in which the Company or any of its Subsidiaries conduct operations, including (1) any changes or developments in or affecting the securities, credit or financial markets, (2) any changes or developments in or affecting interest, currency or exchange rates, commodity prices, tariffs, anti-dumping or countervailing duties, surtaxes or any trade wars or (3) the effect of any potential or actual government shutdown, except to the extent such changes or developments have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which the Company and its Subsidiaries operate;
(B)   changes or developments in or affecting the industry or industries in which the Company or any of its Subsidiaries operate (including such changes or developments resulting from general economic conditions), except to the extent that such changes or developments have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which the Company and its Subsidiaries operate;
(C)   the announcement of this Agreement and the Transactions, including Effects as a result of the identification of Parent or any of its Affiliates as the acquirer of the Company, provided that this clause (C) shall not apply to any representation or warranty set forth in Section 3.1(d)(ii) (or any condition to any party’s obligation to consummate the Mergers relating to such representation or warranty) to the extent that such representation or warranty addresses the consequences of any Effect arising out of, relating to or resulting from the execution and delivery of this Agreement or the consummation of the Mergers;
(D)   changes or developments arising out of acts of terrorism or sabotage, civil disturbances or unrest, war (whether or not declared), the commencement, continuation or escalation of a war or military action, acts of hostility, weather conditions or other acts of God (including storms, earthquakes, floods or other natural disasters or changes due to the outbreak or continuation of any epidemic, pandemic or other health crisis), including any actual or threatened material worsening of such conditions, except to the extent that they have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which the Company and its Subsidiaries operate;
(E)   actions expressly required of the Company under this Agreement; provided that, for the avoidance of doubt, the exception in this clause (E) shall not apply to the substance or content of any information, in and of itself, received by Parent, its officers or its authorized Representatives pursuant to this Agreement, including Section 4.7);
(F)   any Action alleging breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions (it being understood and agreed that the exception in this clause (F) shall apply to the Effects arising out of, relating to or resulting from the bringing of such Action and not those arising out of, relating to or resulting from an actual breach or violation of law);
(G)   changes or developments after the date hereof in applicable Laws, regulatory policies or the definitive interpretations thereof, except to the extent that such changes or developments have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which the Company and its Subsidiaries operate;
(H)   changes or developments after the date hereof in generally accepted accounting principles in the United States (“GAAP”) or any foreign equivalents thereof or the interpretations thereof, except to the extent that such changes or developments have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which the Company and its Subsidiaries operate;
(I)   any failure by the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change or development underlying such failure constitutes, has resulted in, or contributed to, a Company Material Adverse Effect; and
(J)   a decline in the price or trading volume of the Company’s common stock or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change or development underlying such decline or change constitutes, has resulted in, or contributed to, a Company Material Adverse Effect.
As used in this Agreement, “Affiliate” means with respect to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
(b)   Capital Structure.
(i)   The authorized capital stock of the Company consists of (A) 250,000,000 Company Shares, of which 28,142,327 Company Shares were outstanding as of the close of business on April 17, 2026 (including 119,994 Company Shares subject to Company Restricted Stock Awards) and (B) 10,000,000 shares of preferred stock, par value $0.01 per share, none of which were outstanding as of the date hereof. All of the outstanding Company Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of April 17, 2026, other than 1,600,514 Company Shares reserved for issuance under the Company’s Amended and Restated 2015 Long Term Stock Incentive Plan (the “A&R 2015 Plan”), the Company has no Company Shares reserved for issuance.
(ii)   As of April 17, 2026, (A) 54,756 Company Shares were issuable upon the exercise of Company Options, with a weighted average exercise price of $96.60, (B) 44,526 Company Shares were issuable upon the vesting of RSU Awards and (C) 75,468 Company Shares were issuable upon the vesting of PSU Awards (assuming achievement of the applicable performance goals at the target level). Section 3.1(b)(ii) of the Company Disclosure Letter contains a correct and complete list of Company Options, Company Restricted Stock Awards, RSU Awards and PSU Awards outstanding under the A&R 2015 Plan as of the close of business on April 17, 2026, including, where applicable, the holder, the date of grant, term, number of Company Shares subject to such Company Options, Company Restricted Stock Awards, RSU Awards or PSU Awards (including the number of Company Shares assuming achievement of the applicable performance goals at the target level), exercise price and the vesting schedule. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by one or more direct or indirect wholly owned Subsidiaries of the Company, free and clear of any lien, charge, pledge, security interest, title exception or defect in title, restriction on transfer (other than restrictions on transfer arising under applicable securities Laws), claim or other encumbrance (each, a “Lien”), except for such transfer restrictions of general applicability as provided under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or other applicable securities Laws.
(iii)   Except for any obligations pursuant to this Agreement, or as set forth in Sections 3.1(b)(i) and 3.1(b)(ii), there are no (A) shares of capital stock or other equity securities of the Company, (B) preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Significant Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Significant Subsidiaries or (C) securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Significant Subsidiaries, any equity securities of the Company or any of its Significant Subsidiaries (the items referred to in clauses (B) and (C) of or with respect to any Person, collectively, “Company Equity Rights”), and no such Company Equity Rights are authorized, issued or outstanding. None of the Company’s Subsidiaries own any shares of capital stock of the Company.
(iv)   Upon any issuance of any Company Shares in accordance with the terms of the A&R 2015 Plan, such Company Shares will be duly authorized, validly issued, fully paid and nonassessable. Neither the Company nor any of its Subsidiaries owns beneficially or of record any shares of capital stock or other Company Equity Rights in any other Person that is not a Subsidiary of the Company with a fair market value that is material to the Company and its Subsidiaries, taken as a whole. Except as set forth above, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
(v)   There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock and other Company Equity Rights of the Company or any of its Subsidiaries.
(c)   Corporate Authority and Approval.   The Company has all requisite corporate power and authority and, except for the affirmative vote of holders of a majority of the outstanding Company Shares entitled to vote thereon in favor of the adoption of this Agreement (the “Company Stockholder Approval”), has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Mergers. The Company Stockholder Approval is the only vote of the holders of any of the Company’s capital stock or the capital stock of any of its Subsidiaries necessary in connection with consummation of the Mergers. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent, Titanium Merger Sub and Forward Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles regardless of whether enforcement is considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exception”). The Company Board has unanimously (i) determined that this Agreement and the Transactions (including the Mergers) are fair to and in the best interests of the Company and its stockholders, (ii) adopted, approved and declared advisable this Agreement and the Transactions (including the Mergers), (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the holders of Company Shares and (iv) resolved (subject to Sections 4.3 and 4.5) to recommend the adoption of this Agreement by the holders of Company Shares.

(d)   Governmental Filings; No Violations; Certain Contracts.
(i)   Other than the filings and/or notices (A) pursuant to Section 1.4, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and any other applicable antitrust, competition or similar Laws of any foreign jurisdiction, (C) under the rules of the New York Stock Exchange (the “NYSE”), (D) with the SEC of a joint proxy statement/prospectus in definitive form relating to the matters to be submitted to the stockholders of the Company at the Company Stockholder Meeting and the matters to be submitted to the stockholders of Parent at the Parent Stockholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and declaration of effectiveness under the Securities Act, of a registration statement on Form S-4 with respect to the issuance of the Parent Shares in the Titanium Merger, in which the Joint Proxy Statement/Prospectus will be included as a prospectus (such Form S-4, and any amendments or supplements thereto, the “Form S-4”), (E) with the SEC under the Exchange Act and the rules and regulations promulgated thereunder and (F) pursuant to any applicable foreign or state securities or blue sky laws (clauses (A) through (F), collectively, the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect or prevent or materially delay the ability of the Company to consummate the Transactions.
(ii)   Assuming compliance with the matters referenced in Section 3.1(d)(i) and receipt of the Company Approvals, the execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Transactions by the Company will not constitute or result in (A) a breach or violation of, or a default under, the Charter or Bylaws of the Company or the comparable governing instruments of any of its Significant Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination or a recapture (or right of termination or recapture) or a default under, the creation or acceleration of any obligations pursuant to, any Company Material Contract binding upon the Company or any of its Subsidiaries or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries or (C) a violation of, or conflict with, any Order or Laws to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination or a recapture, default, creation, acceleration or change that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect.
(iii)   No Default or Event of Default (each, as such term is defined in each applicable Indenture) has occurred and is continuing under any Indenture or the Senior Notes.
(iv)   Since September 29, 2024, neither the Company Board or any committee thereof or, to the Knowledge of the Company, any Governmental Entity has conducted any investigation of allegations that any current executive officer of the Company committed any violation of Law or written Company policy regarding external business conduct, nor, to the Knowledge of the Company, is any such investigation pending or threatened in writing, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(e)   Company Reports; Financial Statements.
(i)   The Company has filed or furnished, as applicable, (A) its annual report on Form 10-K for the fiscal years ended December 31, 2025, 2024 and 2023, (B) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 2025, (C) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 2023 and (D) all other forms, reports, schedules, and other statements required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since the Applicable Date (clauses (A) through (D) together with any exhibits or schedules included or incorporated by reference in any such document and including any supplements, modifications or other amendments thereto, collectively, the “Company Reports”). As of its respective date, and, if amended, supplemented or modified by a subsequent filing with the SEC since its respective date, as of the date of the last such amendment, supplement or modification, each Company Report complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”), and any rules and regulations promulgated thereunder applicable to the Company Report. Each registration statement, as amended or supplemented, if applicable, filed by the Company pursuant to the Securities Act since January 1, 2023, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. As of its respective date, and, if amended, supplemented or modified by a subsequent filing with the SEC since its respective date, as of the date of the last such amendment, supplement or modification, no Company Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments from any comment letters received by the Company from the SEC relating to reports, statements, schedules, registration statements or other filings made by the Company with the SEC. The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC that are not publicly available and were received since the Applicable Date through the date of this Agreement relating to the Company Reports and all written responses of the Company thereto through the date of this Agreement, other than those letters publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).
(ii)   Each of the consolidated financial statements included or incorporated by reference into the Company Reports (including the related notes and schedules) (the “Company Financial Statements”) (A) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (B) complies in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act, (C) has been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the Company Financial Statements or in the notes to the Company Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which is material, and the absence of footnote disclosure) and (D) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its Subsidiaries as of the date and for the periods referred to in the Company Financial Statements.
(iii)   The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance (A) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (B) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the Company’s financial statements. No significant deficiency, material weakness or fraud that involves management or other employees was identified in management’s assessment of internal control over financial reporting as of December 31, 2025. The Company maintains “disclosure controls and procedures” (as defined by Rule 13a-15 or 15d-15 under the Exchange Act). Such disclosure controls and procedures are, in all material respects, effective to ensure that all information required to be disclosed by the Company is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC to allow timely decisions regarding required disclosure within the time periods specified in the SEC’s rules and forms, and the Exchange Act and the Securities Act. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s outside auditors and the audit committee of the Company Board (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, all of which information described in clauses (x) and (y) above has been disclosed by the Company to Parent prior to the date of this Agreement.
(iv)   The principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports, and the statements contained in such certifications were and are true and complete on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.
(f)   Absence of Certain Changes.   (i) Since January 1, 2026 through the date hereof, (A) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice (other than actions taken by the Company expressly contemplated by this Agreement and the Transactions) and (B) there has not been any Effect that, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect. (ii) Since January 1, 2026 through the date hereof, there has not been any action taken or agreed to be taken by the Company that, if taken during the period from the date of this Agreement through the Titanium Merger Effective Time, would have required the prior consent of Parent pursuant to Sections 4.1(vi), 4.1(x), 4.1(xii), 4.1(xiii) and 4.1(xv).
(g)   Litigation and Liabilities.
(i)   There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations, audits, inquiries, examinations or other proceedings (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, which, individually or in the aggregate, is reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which, individually or in the aggregate, is reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries or any of their respective properties or assets is a party or subject to, or in default under, any Order which, individually or in the aggregate, would have a Company Material Adverse Effect.
(ii)   Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations (A) set forth or reflected or reserved against in the Company Financial Statements, (B) incurred in the ordinary course of business consistent with past practice since December 31, 2024, (C) incurred in connection with the Mergers or any other Transaction or agreement contemplated by this Agreement or (D) that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect.
(iii)   The term “Knowledge,” when used in this Agreement (i) with respect to the Company, shall mean the actual knowledge of those persons set forth in Section 3.1(g)(iii) of the Company Disclosure Letter after due inquiry of such person’s direct reports and (ii) with respect to Parent shall mean the actual knowledge of those persons set forth in Section 3.1(g)(iii) of the Parent Disclosure Letter after due inquiry of such person’s direct reports.
(h)   Employee Benefits.
(i)   All material Benefit Plans are listed on Section 3.1(h)(i) of the Company Disclosure Letter. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (A) all Benefit Plans are in compliance with their terms and with applicable Law and (B) there is no pending or, to the Knowledge of the Company, threatened Action relating to the Benefit Plans, other than routine claims for benefits. “Benefit Plans” means each benefit and compensation plan, policy or arrangement covering current or former employees of the Company or its Subsidiaries (the “Company Employees”), current or former individual independent contractors of the Company or its Subsidiaries, or current or former directors of the Company that are maintained, administered or contributed to by the Company or its Subsidiaries, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other compensation, deferred compensation, pension, retirement, severance, tax gross-up, stock option, stock purchase, stock appreciation rights, stock-based, incentive and bonus plans, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, death benefits, disability benefits, supplemental unemployment benefits, change in control benefits and post-employment or retirement benefits, whether or not subject to ERISA, but excluding (x) any “multiemployer plans” within the meaning of Section 3(37) of ERISA (“Multiemployer Plans”) and (y) any plans or programs that are mandated and maintained by a Governmental Entity.
(ii)   Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (A) each Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and is intended to be qualified under Section 401(a) of the Code, has received or may rely on a favorable determination or opinion letter from the IRS, (B) each trust forming a part thereof is exempt from federal income Tax pursuant to Section 501(a) of the Code and (C) to the Knowledge of the Company, there are no circumstances reasonably likely to result in the loss of the qualification of each such Benefit Plan under Section 401(a) of the Code.
(iii)   Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, there have been no “prohibited transactions,” as that term is defined in Section 406 of ERISA or Section 4975 of the Code, that could subject any Benefit Plan that is subject to ERISA or related trust, or party dealing with such Benefit Plan or related trust, to any Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.
(iv)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to each Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code: (A) no such Benefit Plan is in “at-risk” status for purposes of Section 430 of the Code, (B) there has been no reportable event within the meaning of Section 4043(c) of ERISA, for which the Company has failed to timely report to the Pension Benefit Guaranty Corporation (the “PBGC”) or for which the thirty (30)-day notice requirement has not been waived has occurred, in each case, in the three (3) years prior to the date hereof, (C) all premiums required to be paid to the PBGC have been timely paid in full, (D) no unsatisfied liability (other than for premiums to the PBGC) under Title IV of ERISA has been incurred by the Company or any of its Subsidiaries and (E) the PBGC has not instituted proceedings to terminate any such Benefit Plan.
(v)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Titanium Surviving Corporation or Forward Surviving Company or any of its ERISA Affiliates following the Closing. “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code or (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.
(vi)   Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, none of the Company and its Subsidiaries, nor any other entity which is required to be treated as a single employer with the Company under Section 4001 of ERISA or Section 414 of the Code or is deemed to be under “common control” within the meaning of Section 4001(a)(14) of ERISA (an “ERISA Affiliate”) contributes to or is obligated to contribute to any plan that is a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (a “Multiple Employer Plan”). Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole, during the six (6) years prior to the date hereof, none of the Company and its Subsidiaries nor, to the Knowledge of the Company, any ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.
(vii)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Benefit Plan that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code (excluding any Benefit Plans or portion of a Benefit Plan grandfathered under Section 409A of the Code, which the Company represents have not been modified or operated in a manner that would be reasonably expected to jeopardize such grandfathered status) complies and, at all times has complied, both in form and operation, with the requirements of, and has not resulted in the application of any penalty tax under, Section 409A of the Code and the final regulations and other applicable guidance thereunder.
(viii)   Except as contemplated in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, (A) entitle (1) any director or officer of the Company (each a “Company D&O”) or (2) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, any other Company Service Provider to any payment or benefit (including any enhanced or accelerated benefit, or lapse of repurchase rights or obligations, with respect to the A&R 2015 Plan or other benefit under any compensation plan or arrangement of the Company), (B) accelerate the time of payment, vesting or funding, or increase the amount of compensation due to (1) any such Company D&O or (2) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, any other Company Service Provider, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, or terminate from any Benefit Plan or related trust, or (C) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would (individually or in combination with any other such payment) constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). The execution of this Agreement (either alone or in conjunction with any other event) shall not result in the funding of any grantor, “rabbi” or similar trust pursuant to any Benefit Plan, and the Company has taken, or has caused its applicable Subsidiaries to take, all actions necessary to amend any Benefit Plans, trust agreements or documents that might otherwise have required grantor, “rabbi” or similar trust funding as a result of the execution of this Agreement, so that no such requirement shall take effect. As used in this Agreement, “Company Service Provider” means any Company Employee, any current or former independent contractor or any current or former officer or director of the Company or any of its Subsidiaries.
(ix)   No Benefit Plan provides for the gross-up or reimbursement of Taxes under Sections 4999 or 409A of the Code.
(x)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law and continued coverage for which the applicable employee bears the full cost.
(xi)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Benefit Plan maintained outside of the United States (A) that is required to be registered with a Governmental Entity has been registered (and where applicable accepted for registration) and has been maintained in good standing with the applicable Governmental Entity, (B) if it is intended to qualify for special tax treatment, meets all requirements for such treatment, (C) if it is intended to be funded and/or book-reserved, is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, (D) has been maintained and operated in accordance with, and is in compliance with, its terms, all applicable Laws, government taxation and funding requirements, and with any agreement entered into with a union or labor organization and (E) has no pending or, to the Knowledge of the Company, threatened litigation relating thereto.
(xii)   Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (A) the Company Options, Company Restricted Stock Awards, RSU Awards and PSU Awards outstanding as of the date hereof have been granted in accordance with the terms of the A&R 2015 Plan and applicable Laws, and (B) none of the Company Options was granted with an exercise price below the fair market value of the Company Shares (within the meaning of Section 409A of the Code) on the date of grant.
(xiii)   Since the Applicable Date, to the Knowledge of the Company, there are no actions, suits, investigations or proceedings pending or, to the Knowledge of the Company, threatened in writing related to any material allegations of sexual harassment, other sexual misconduct or race discrimination by any director or Company Service Provider listed on Section 3.1(h)(xiii) of the Company Disclosure Letter (individuals listed on Section 3.1(h)(xiii) of the Company Disclosure Letter, the “ELT Members”) or any of their employee direct reports. Since the Applicable Date, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries have entered into any settlement agreements related to material allegations of sexual harassment, other sexual misconduct or race discrimination by any director or ELT Member or any of their employee direct reports.
(i)   Compliance with Laws; Licenses.
(i)   The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any applicable federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except with respect to regulatory matters covered by Section 4.7, no investigation, inquiry, examination or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries each has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(ii)   Without limiting the other provisions of this Section 3.1(i), and except as would not have and would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries are and, since January 1, 2021, have been in compliance with all statutory and regulatory requirements under the Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.), the Anti-Kickback Act of 1986, as amended, the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Officials in International Business Transactions and all legislation implementing such convention and all other applicable international anti-bribery conventions, and all other applicable anti-corruption, bribery, money laundering and similar Laws and orders (including any applicable written standards, requirements, directives or policies of any Governmental Entity) (the “Anti-Bribery Laws”).
(iii)   Without limiting the other provisions of this Section 3.1(i), except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries is and will remain in compliance in all respects with all United States economic sanctions, Laws, executive orders, and implementing regulations as promulgated by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. None of the Company or any of its Subsidiaries (A) is a Person designated by the United States government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a United States Person cannot deal with or otherwise engage in business transactions, (B) is a Person who is otherwise the target of United States economic sanctions Laws such that a United States Person cannot deal or otherwise engage in business transactions with such Person or (C) is controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of United States economic sanctions prohibitions.
(j)   Takeover Statutes.   Assuming that the representations and warranties of Parent, Titanium Merger Sub and Forward Merger Sub set forth in Section 3.2(m) are true and correct, (i) no restrictions contained in any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s Charter or Bylaws is applicable to the execution, delivery or performance of this Agreement or the consummation of the Mergers, and (ii) the Company Board has taken the necessary action to render the restrictions of Section 203 of the DGCL inapplicable to the execution, delivery or performance of this Agreement and the consummation of the Transactions (including the Mergers).
(k)   Environmental Matters.   Except for such matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect: (A) the Company and its Subsidiaries are and since January 1, 2023 have been in compliance with all applicable Environmental Law; (B) the Company and its Subsidiaries possess all Licenses required under applicable Environmental Law for the operation of their respective businesses as presently conducted; (C) there are no, and there have not been any, Releases of Hazardous Substances at any property currently or formerly owned, operated, used, occupied or leased by the Company or its Subsidiaries (each, a “Former Property”), under circumstances or in quantities or conditions that have resulted in or are reasonably likely to result in liability to the Company or its Subsidiaries pursuant to contract or any Environmental Laws; (D) neither the Company nor any of its Subsidiaries has received any claim, notice or citation concerning any violation or alleged violation of any applicable Environmental Law since January 1, 2023; (E) there are no writs, injunctions, decrees, orders or judgments outstanding, or any complaints, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning compliance by the Company or any of its Subsidiaries with any Environmental Law; and (F) neither the Company nor any of its Subsidiaries (or any predecessor entity) has assumed or provided any indemnification with respect to or has otherwise become subject to, as a result of a Contract, any liability of any Person under any Environmental Law.
As used in this Agreement, the term “Environmental Law” means any applicable federal, state, local and foreign statutes, rules, regulations, codes, orders and ordinances, including common law, and including all binding administrative rulings and decisions, concerning pollution or protection of the soil, subsoil, surface waters, round waters, aquifers, land, wetlands, streams, sediments, surface or subsurface strata and ambient air (“Environment”), including all those relating to public or occupational health and safety, and the use, handling, treatment, storage, labeling, Release, threatened Release, control, investigation, cleanup or remediation of any Hazardous Substances.
As used in this Agreement, “Hazardous Substance” means any substance, material or waste, whether solid, liquid or gaseous in nature: (a) the presence of which requires notification, investigation, or remediation under any Environmental Law, (b) which is defined as “toxic,” a “hazardous waste,” “hazardous material” or a “hazardous substance” or “pollutant” or “contaminant” under any Environmental Laws, (c) which is toxic, explosive, caustic, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Entity under Environmental Law, (d) which is gasoline, diesel fuel or other petroleum hydrocarbons or petroleum by-products or volatile organic compounds, (e) which consists of polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde or lead or mold or per- and polyfluoroalkyl substances or (f) which contains or emits radioactive particles, waves or materials, including radon gas.

As used in this Agreement, “Release” means any release, generation, emission, transport, spill, discharge, deposit, leakage, emission, distribution or disposal, or any uncontained storage or accumulation in violation of any Environmental Law, involving or with respect to any Hazardous Substance.
(l)   Taxes.
In each case of clauses (i) – (x) of this Section 3.1(l), except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i)   The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed or caused to be duly and timely filed (in each case taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects, (B) have timely paid all Taxes that are required to be paid (after giving effect to any valid extensions of time in which to make such payment) by any of them and have timely withheld and remitted all Taxes that the Company or any of its Subsidiaries is required to withhold and remit from amounts owing to any employee, creditor or other Person, except with respect to matters contested in good faith and for which adequate reserves have been established on the Company Financial Statements to the extent, if any, required in accordance with GAAP and (C) have not waived any statute of limitations applicable to any Tax Return or agreed to any extension of time within which to make an assessment of Tax, which waiver or extension is currently in effect.
(ii)   No audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters of the Company or any of its Subsidiaries are pending or have been threatened in writing. Each assessed deficiency resulting from any audit or examination relating to a material amount of Taxes by any Tax Authority (A) has been timely paid or otherwise finally resolved or (B) is being contested in good faith through appropriate proceedings and has been adequately reserved for on the Company Financial Statements to the extent, if any, required in accordance with GAAP.
(iii)   Neither the Company nor any of its Subsidiaries (A) is a party to any Tax-allocation, Tax-sharing, Tax-indemnity or similar agreement (any lease, license, contract, note, mortgage, indenture, agreement, arrangement or other instrument or obligation (each, a “Contract”)) other than (I) Contracts, in each case, (X) entered into in the ordinary course of business and (Y) not primarily relating to Taxes or (II) any such Contract between or among solely the Company and/or its Subsidiaries or (B) has requested or is subject to any IRS private letter ruling or closing agreement (within the meaning of Section 7121 of the Code) or any comparable ruling from or agreement with any other Tax Authority.
(iv)   There are no Liens for unpaid Taxes on the assets of the Company or any of its Subsidiaries, except for Permitted Tax Liens. As used in this Agreement, “Permitted Tax Liens” means any Liens that relate to Taxes, assessments and governmental charges or levies imposed upon the Company or any of its Subsidiaries that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s books and records to the extent, if any, required in accordance with GAAP.
(v)   Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than any such affiliated group the common parent of which is the Company) or (B) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract (other than contracts described in the parenthetical contained in Section 3.1(l)(iii)(A)) or otherwise.
(vi)   During the two (2)-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify under Section 355 of the Code.

(vii)   Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(viii)   Except to the extent specifically and adequately reserved for, in accordance with GAAP, on the Company Financial Statements, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting made prior to the Closing, (B) installment sale or open transaction disposition made prior to the Closing or (C) prepaid amount received prior to the Closing outside of the ordinary course of business.
(ix)   No claim has been made by a Tax Authority in writing in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to Tax by the jurisdiction.
(x)   The charges, accruals, and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Financial Statements filed with the SEC prior to the date hereof are adequate, in accordance with GAAP, to cover Taxes payable by the Company and its Subsidiaries with respect to periods ending on or prior to the date of such Company Financial Statements.
(xi)   None of the Company, its Subsidiaries, or their Affiliates has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Integrated Transaction from qualifying for the Intended Tax Treatment.
As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) shall mean all federal, state, local and foreign income, profits, capital gain, franchise, gross receipts, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, and information returns) supplied or required to be supplied to a Tax Authority relating to Taxes, including any amendment thereof or attachment thereto and (C) the term “Tax Authority” means with respect to any Tax, the governmental authority responsible for the imposition, assessment, collection or other administration or enforcement of such Tax.
(m)   Labor Matters.
(i)   Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries is seeking to compel it to bargain with any labor union or labor organization.
(ii)   Except as set forth in Section 3.1(m)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union, labor organization or works council. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, there has not been, since the Applicable Date, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.
(iii)   Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws in respect of employment, employment practices, classification, labor, terms and conditions of employment and wages and hours with respect to the Company Employees and independent contractors.
(iv)   Except for such matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect, with respect to Company Employees and independent contractors, the Company and its Subsidiaries have not received written notice of any pending or threatened (A) unfair labor practice charge or complaint before the National Labor Relations Board or any other Governmental Entity against them, (B) employee or labor complaints, grievances or arbitrations in each case, against or with respect to them, (C) charge or complaint against or with respect to them before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices or (D) investigation against or with respect to them by any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws, in each case, by any Company Employees alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(n)   Intellectual Property.
(i)   Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has the right to use all Intellectual Property (1) owned or purported to be owned by the Company or any of its Subsidiaries or (2) otherwise used in or necessary for the conduct of the business of the Company or any of its Subsidiaries as conducted as of the date hereof (together, the “Material Intellectual Property”).
(ii)   Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023: (A) no written claim of invalidity, unenforceability or conflicting ownership rights with respect to any Material Intellectual Property has been made by a third party (other than in office actions or other communications issued by trademark or patent examiners in the ordinary course of prosecution); (B) no such Material Intellectual Property is the subject of any pending or, to the Knowledge of the Company, threatened, Action, suit or claim or other proceeding, or, to the Knowledge of the Company, investigation before any court or the United States Patent and Trademark Office, the United States Copyright Office or similar governmental agencies worldwide; (C) no person or entity has given written notice to the Company or any of its Subsidiaries that the use of any Material Intellectual Property by the Company, any of its Subsidiaries or any licensee of the Company or any of its Subsidiaries, or the conduct of the business of the Company or any of its Subsidiaries, is infringing, misappropriating or violating any Intellectual Property rights of any third party; (D) the conduct of the business of the Company and its Subsidiaries and the use of the Material Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or violate, and since January 1, 2023, has not infringed, misappropriated or violated any Intellectual Property right of any third party; and (E) to the Knowledge of the Company, since January 1, 2023, no other Person has violated, misappropriated, diluted or infringed any rights under any Material Intellectual Property owned by the Company or any of its Subsidiaries.
(iii)   Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of any material confidential information or trade secrets included in the Material Intellectual Property. To the Knowledge of the Company, since January 1, 2023, there has been no unauthorized access or use by, or unauthorized disclosure to, any Person of any such material confidential information or trade secrets, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(iv)   Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) to the Knowledge of the Company, since January 1, 2023, the software, hardware and other information technology systems owned or otherwise used by the Company or any of its Subsidiaries (collectively, “Company IT Systems”), have not failed or been subject to any unauthorized access or other breach of security; (B) the Company and each of its Subsidiaries have commercially reasonable security measures in place to protect the Company IT

Systems from unlawful use or access by any third party; and (C) the Company and its Subsidiaries have in place commercially reasonable incident response and disaster recovery plans for the Company IT Systems.
(v)   Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) since January 1, 2023, the Company and its Subsidiaries have not experienced any unauthorized access to or other breach of security with respect to the information technology systems of the Company and its Subsidiaries, including any breaches that resulted in unauthorized access to or disclosure of Personal Data, or breaches that disrupted access to or the proper functioning of those systems; and (ii) since January 1, 2023, the Company and its Subsidiaries have complied with all applicable Laws and with their own respective publicly posted privacy policies relating to the collection, storage, use, disclosure and transfer of any information held by the Company or its Subsidiaries that can reasonably be used to identify an individual natural person, including any Personal Data.
As used in this Agreement, (i) “Intellectual Property” means all of the following, as they exist anywhere in the world, whether registered or unregistered: (A) trademarks, service marks, certification marks, Internet domain names, taglines, social media identifiers, brand names, corporate names, logos, trade dress, trade names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals thereof; (B) inventions and all patents, and applications therefor, including divisions, provisionals, continuations, continuations-in-part, and all renewals, extensions, reexaminations and reissues thereof; (C) trade secrets, know-how, data, processes, procedures, databases, and all other proprietary information and rights; (D) published and unpublished works of authorship, copyrights therein and thereto, designs, and all registrations and applications therefor, and all renewals and extensions thereof; and (E) computer software programs or applications, including all source code, object code, specifications, designs and documentation related thereto and (ii) “Personal Data” means any information held by the Company or its Subsidiaries that can reasonably be used to identify an individual natural person, including any information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law and that is regulated by such applicable Law.
(o)   Insurance.   Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, all fire and casualty, general liability, motor carrier liability, business interruption, sprinkler and water damage insurance policies and other insurance policies maintained by the Company or any of its Subsidiaries: (A) are in full force and effect and all premiums due with respect thereto have been paid; (B) have been made available by the Company to Parent prior to the date of this Agreement; and (C) provide coverage for the applicable operations conducted by the Company and its Subsidiaries of a scope and coverage reasonably consistent with customary industry practice for such type of policies.
(p)   Contracts.
(i)   As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following Contracts (excluding any Benefit Plan): (A) any Contract with respect to indebtedness for borrowed money, any financial guaranty thereof or the mortgaging pledging or otherwise placing a Lien on any of their assets, in each case, in excess of $10,000,000, other than indebtedness between and among the Company and its wholly owned Subsidiaries; (B) any Contract that purports to prohibit the Company or any of its Subsidiaries from competing in any material respect in any business line, with any Person or in any geographic area that, in either case, is material to the operation of the Company’s and its Subsidiaries’ business, taken as a whole; (C) any Contract that involves any exchange-traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument with a fair market value in excess of $10,000,000; (D) any Contract that involved expenditures or receipts by the Company or any of its Subsidiaries of more than $10,000,000 in 2025 or by its terms contemplates expenditures or receipts by the Company or any of its Subsidiaries of more than $10,000,000 in 2026; (E) any Contract that involved, since January 1, 2025, the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets composing a business or capital stock or other equity interests of another Person (other than acquisitions or dispositions of assets, capital stock and other equity interests by and among the Company and its Subsidiaries) in an amount in excess of $10,000,000; (F) any Contract (other than this Agreement) that (x) is not terminable on ninety (90) days or less notice or (y) by its terms prohibits the payment of dividends or other distributions by the Company or any of its Subsidiaries; (G) any joint venture or partnership that is material to the Company and its Subsidiaries, taken as a whole; (H) any Company Real Property Lease material to the operation of the Company’s and its Subsidiaries’ business, taken as a whole; (I) any Contract that contains a put, call, right of first refusal or right of first negotiation, right of first offer, redemption, repurchase or similar right that is material to the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries would be required to, or have the option or right to, purchase or sell, as applicable, any equity interests, businesses, lines of business, divisions, joint ventures, partnerships or other assets of any Person; (J) any settlement agreement or similar Contract with a Governmental Entity or order to which the Company or any of its Subsidiaries is a party involving future performance by the Company or any of its Subsidiaries in any such case that is material to the Company and its Subsidiaries, taken as a whole; (K) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate payments in excess of $10,000,000; (L) any Contract containing covenants of the Company or any of its Subsidiaries to indemnify or hold harmless another Person or make any “earn-out” or other contingent payment to another Person, unless such obligation to such Person contained in such Contract would not reasonably be expected to exceed $10,000,000; (M) any Contract pursuant to which the Company or any of its Subsidiaries grants to a third party or receives from a third party a license or any other right with respect to any Material Intellectual Property (other than (x) Contracts pursuant to which the annual fees are less than $3,000,000, (y) non-exclusive licenses granted to service providers in connection with the provision of services to the Company or any of its Subsidiaries or (z) Contracts with employees and contractors on forms that have been made available to Parent pursuant to which such individual assigns rights in Intellectual Property to the Company or any of its Subsidiaries); (N) any Contract in excess of $10,000,000 per annum that (x) grants to any third Person any material exclusive license or supply or distribution agreement or other similar material exclusive rights or (y) grants to any third Person any “most favored nation” rights and is expected to result in aggregate payments to the Company or any of its Subsidiaries, in each case of clauses (x) or (y), in excess of $10,000,000 per annum; (O) any Contract in excess of $10,000,000 per annum involving the performance of services or delivery of goods, products or developmental, consulting or other services commitments by the Company or any of its Subsidiaries as to which any Major Customer is a counterparty (the “Customer Contracts”); (P) any Contract in excess of $10,000,000 per annum involving the performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries as to which any Major Supplier is a counterparty (the “Supplier Contracts”); (Q) any indemnification agreement between any Indemnified Party, on the one hand, and the Company or any of its Subsidiaries, on the other hand; and (R) any Contract deemed to be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 3.1(p)(i), together with all amendments, extensions, modifications, guarantees and supplements thereto, being referred to in this Agreement as “Company Material Contracts”).
(ii)   Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party, is in material breach of or default under the terms of any Company Material Contract; (B) each Company Material Contract is a valid and binding obligation of the Company or its Subsidiaries which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Bankruptcy and Equity Exception; and (C) neither the Company nor any of its Subsidiaries has received any written, or, to the Knowledge of the Company, oral, notice of termination or breach with respect to, and, to the Knowledge of the Company, no party has threatened to terminate, any Company Material Contract. Except for any Company Material

Contracts filed without redaction as exhibits to the Company Reports, a copy of each Company Material Contract has been made available to Parent.
(q)   Real Property.
(i)   Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) the Company or a Subsidiary of the Company, as applicable, owns good, defensible, and marketable fee simple title to each real property owned by the Company or any Subsidiary (such property collectively, the “Company Owned Real Property”), and (B) the Company or a Subsidiary of the Company, as applicable, has a good and valid leasehold or subleasehold interest in each lease, sublease and other agreement and in each parcel of Company Leased Real Property, under or with respect to which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (the “Company Leased Real Property” and such leases, subleases and other agreements, together with all amendments, extensions, modifications, guarantees and supplements thereto, are, collectively, the “Company Real Property Leases”), in each case is free and clear of all Liens, title defects and title exceptions other than any Permitted Tax Liens and Liens that are not individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (1) each Company Real Property Lease is valid, binding and in full force and effect, subject to the limitation of such enforcement by the Bankruptcy and Equity Exception and (2) neither the Company nor any Company Subsidiary, as applicable, has given to or received from any lessor or sublessor of such Company Leased Real Property any written notice of, nor does there exist, any default, event or circumstance that with notice or lapse of time, or both, would constitute a default on the part of the Company or, if applicable, a Subsidiary or, to the Knowledge of the Company, the lessor or sublessor thereunder of such Company Leased Real Property.
(ii)   Except as does not and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property or the Company Leased Real Property (other than the Company Real Property Leases) that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or the Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon, and (B) there are no outstanding options or rights of first refusal, first offer or first negotiation in favor of any other party to purchase or lease any Company Owned Real Property or any portion thereof or interest therein.
(iii)   Except as does not and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy any portion of a Company Owned Real Property or Company Leased Real Property that would reasonably be likely to adversely affect the existing use of such Company Owned Real Property or Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon.
(iv)   There is no pending or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceeding with respect to any Company Owned Real Property or Company Leased Real Property, except proceedings which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(v)   Except as does not and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, all buildings, structures, fixtures and improvements and all other physical elements of each parcel of Company Owned Real Property and Company Leased Real Property: (A) are in adequate operating condition and repair, subject to ordinary wear and tear, and are structurally sound and free of any material defects, and (B) are in compliance with zoning, building and other similar restrictions.
(r)   Customer and Supplier Relationships. Section 3.1(r) of the Company Disclosure Letter sets forth a true, correct and complete list of the ten (10) largest customers of the Company (based on gross revenue in calendar year 2025) (“Major Customers”). Section 3.1(r) of the Company Disclosure Letter sets forth a true, correct and complete list of the ten (10) largest suppliers of the Company (based on aggregate purchases made by the Company in calendar year 2025) (“Major Suppliers”). Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, during the twelve (12) months prior to the date of this Agreement, no Major Customer or Major Supplier has provided notice in writing that it will permanently stop or materially decrease purchasing or supplying services, materials or products from or to the Company or is otherwise involved in, or, to the Knowledge of the Company, is threatening, a material dispute with the Company or any of its Subsidiaries.
(s)   Brokers and Finders.   Neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees or commissions or finder’s fees in connection with the Transactions, except that the Company has employed Goldman Sachs & Co. LLC and RBC Capital Markets, LLC (the “Company Financial Advisors”) as its financial advisors whose fees are set forth on Section 3.1(s) of the Company Disclosure Letter and will be paid by the Company at its sole cost and expense. The Company has delivered to Parent prior to the execution of this Agreement complete and correct copies of all agreements under which such fee, commission or other like payment is payable and any related indemnification and other agreements.
(t)   Information Supplied.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading or (ii) the Joint Proxy Statement/Prospectus will, at the time it is first distributed to the Company’s stockholders and Parent’s stockholders and at the time of each of the Company Stockholder Meeting and Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Titanium Merger Sub or Forward Merger Sub for inclusion or incorporation by reference therein.
(u)   Opinion of Financial Advisor.   The Company Board has received the opinions of the Company Financial Advisors to the effect that, as of the date of such opinions and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the consideration to be received by the holders of Company Shares (other than Parent, Titanium Merger Sub, Forward Merger Sub and their respective Affiliates) in the Mergers, taken together as an integrated transaction, is fair, from a financial point of view, to such holders.
(v)   Confidentiality and Other Agreements.   Neither the Company nor any of its Subsidiaries is party to or bound by (i) any standstill agreements or exclusivity agreements or (ii) any confidentiality agreements that contain exclusivity provisions or standstill provisions in each case that would prohibit or restrict the Company or any of its Subsidiaries from engaging in any acquisition, disposition, joint venture or strategic alliance or other similar transaction or any solicitation of proxies in respect of such transactions with any third party or its Subsidiaries or Affiliates.
(w)   No Other Representations or Warranties.   The Company acknowledges that except for the representations and warranties contained in Section 3.2 (as modified by the Parent Disclosure Letter) or the certificate delivered pursuant to Section 5.3(b), none of Parent, Titanium Merger Sub, Forward Merger Sub nor any other Person on behalf of Parent, Titanium Merger Sub, Forward Merger Sub or any other Subsidiary of Parent makes any other express or implied representation or warranty with respect to Parent or Titanium Merger Sub, Forward Merger Sub or any Subsidiary of Parent or the Transactions and any other assets, rights or obligations to be transferred hereunder or pursuant hereto, and Titanium Merger Sub and Forward Merger Sub disclaim any other representations or warranties, whether made by Parent, Titanium Merger Sub or Forward Merger Sub or any of their Affiliates or their respective directors, officers, managers, employees, investment bankers, attorneys, accountants and other advisors and representatives (such directors, officers, managers, employees, investment bankers, attorneys, accountants and other advisors and representatives, collectively, the “Representatives”).
3.2   Representations and Warranties of Parent, Titanium Merger Sub and Forward Merger Sub.   Except as set forth (i) in the Parent Reports filed with the SEC from and after the Applicable Date through three (3) days prior to the date of this Agreement (excluding any risk factor disclosures contained under the heading “Risk Factors” or any other disclosure of risks included in any “forward-looking statements” section or any other disclosures that are predictive or forward-looking in nature, in each case, other than any factual information contained therein) or (ii) in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent, Titanium Merger Sub and Forward Merger Sub each hereby represents and warrants to the Company that:
(a)   Organization, Good Standing and Qualification.   Each of Parent, Titanium Merger Sub and Forward Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in such good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably expected to have a Parent Material Adverse Effect or prevent the ability of Parent to consummate the Transactions (provided that the Transactions, for purposes of Parent’s representations and warranties, shall not include any Financing). Parent has made available to the Company a complete and correct copy of the charter and bylaws or comparable governing documents of Parent, Titanium Merger Sub and Forward Merger Sub, each as in effect on the date of this Agreement. As used in this Agreement, “Parent Material Adverse Effect” means an Effect that, when considered individually or in the aggregate with all other Effects, is or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole; provided that no change or development resulting from or arising out of any of the following, alone or in combination, shall be deemed to constitute or be taken into account in determining whether there has been a Parent Material Adverse Effect:
(A)   changes or developments in economic, business or labor conditions generally in the United States or other countries in which Parent or any of its Subsidiaries conduct operations, including (1) any changes or developments in or affecting the securities, credit or financial markets, (2) any changes or developments in or affecting interest, currency or exchange rates, commodity prices, tariffs, anti-dumping or countervailing duties, surtaxes or any trade wars or (3) the effect of any potential or actual government shutdown, except to the extent such changes or developments have a disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which Parent and its Subsidiaries operate;
(B)   changes or developments in or affecting the industry or industries in which Parent or any of its Subsidiaries operate (including such changes or developments resulting from general economic conditions), except to the extent that such changes or developments have a disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which Parent and its Subsidiaries operate;
(C)   the announcement of this Agreement and the Transactions, including changes, developments, Effects or events as a result of the identification of the Company or any of its Affiliates, provided that this clause (C) shall not apply to any representation or warranty set forth in Section 3.2(d)(ii) (or any condition to any party’s obligation to consummate the Mergers relating to such representation or warranty) to the extent that such representation or warranty addresses the consequences of any Effect arising out of, relating to or resulting from the execution and delivery of this Agreement or the consummation of the Mergers;

(D)   changes or developments arising out of acts of terrorism or sabotage, civil disturbances or unrest, war (whether or not declared), the commencement, continuation or escalation of a war or military action, acts of hostility, weather conditions or other acts of God (including storms, earthquakes, floods or other natural disasters or changes due to the outbreak or continuation of any epidemic, pandemic or other health crisis), including any actual or threatened material worsening of such conditions, except to the extent that they have a disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which Parent and its Subsidiaries operate;
(E)   actions expressly required of Parent under this Agreement;
(F)   any Action alleging breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions (it being understood and agreed that the exception in this clause (F) shall apply to the Effects arising out of, relating to or resulting from the bringing of such Action and not those arising out of, relating to or resulting from an actual breach or violation of law);
(G)   changes or developments after the date hereof in applicable Laws, regulatory policies or the definitive interpretations thereof, except to the extent that such changes or developments have a disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which Parent and its Subsidiaries operate;
(H)   changes or developments after the date hereof in GAAP or any foreign equivalents thereof or the interpretations thereof, except to the extent that such changes or developments have a disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which Parent and its Subsidiaries operate;
(I)   any failure by Parent to meet any internal or public projections, forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change or development underlying such failure constitutes, has resulted in, or contributed to, a Parent Material Adverse Effect; and
(J)   a decline in the price or trading volume of Parent’s common stock or any change in the ratings or ratings outlook for Parent or any of its Subsidiaries; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change or development, underlying such decline or change constitutes, has resulted in, or contributed to, a Parent Material Adverse Effect.
(b)   Capital Structure.
(i)   The authorized capital stock of Parent consists of (A) 2,000,000,000 Parent Shares, of which 724,927,934 Parent Shares were outstanding as of the close of business on April 16, 2026 and (B) 10,000,000 shares of Parent preferred stock, par value $0.001 per share (the “Parent Preferred Shares”), of which (x) 1,000,000 Parent Preferred Shares have been designated as Convertible Perpetual Preferred Stock (the “Convertible Perpetual Preferred Stock”), all of which were issued and outstanding as of the close of business on April 16, 2026, (y) 575,000 Parent Preferred Shares have been designated as 5.50% Series B Mandatory Convertible Preferred Stock (the “Series B Preferred Stock”) (and 11,500,000 depositary shares representing a 1/20th interest in each such share of Series B Preferred Stock) and (z) 200,000 Parent Preferred Shares have been designated as Series C Convertible Perpetual Preferred Stock (the “Series C Preferred Stock”), all of which were issued and outstanding as of the close of business on April 16, 2026. All of the outstanding Parent Shares have been duly authorized and are validly issued, fully paid and nonassessable.
(ii)   As of the close of business on April 16, 2026, there were (A) 49,998,702 Parent Shares reserved for issuance under Parent’s 2024 Omnibus Incentive Plan (the “2024 Parent Plan”), including pursuant to awards outstanding, (B) 219,010,074 Parent Shares issuable upon the exercise of warrants issued by Parent on June 6, 2024 to holders thereof, (C) 42,000,000 Parent Shares issuable upon the exercise of pre-funded warrants issued by Parent on July 19, 2024 to holders thereof, (D) 219,010,074 Parent Shares issuable upon conversion of shares of Convertible Perpetual Preferred Stock, (E) up to 34,848,450 Parent Shares issuable upon conversion of shares of

Series B Preferred Stock and (F) up to 86,021,505 Parent Shares issuable upon conversion of shares of Series C Preferred Stock.
(iii)   Each of the outstanding shares of capital stock or other equity securities of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Parent or by one or more direct or indirect wholly owned Subsidiaries of Parent, free and clear of any Lien, except for such transfer restrictions of general applicability as provided under the Securities Act or other applicable securities Laws.
(iv)   Except for any obligations pursuant to this Agreement, or as set forth in Sections 3.2(b)(i) and 3.2(b)(ii), there are no (A) shares of capital stock or other equity securities of Parent, (B) preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Significant Subsidiaries to issue or sell any shares of capital stock or other equity securities of Parent or any of its Significant Subsidiaries or (C) securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from Parent or any of its Significant Subsidiaries, any equity securities of Parent or any of its Significant Subsidiaries (the items referred to in clauses (B) and (C) of or with respect to any Person, collectively, “Parent Equity Rights”), and no such Parent Equity Rights are authorized, issued or outstanding. None of Parent’s Subsidiaries own any shares of capital stock of Parent.
(v)   Upon any issuance of any Parent Shares in accordance with the terms of the 2024 Parent Plan, such Parent Shares will be duly authorized, validly issued, fully paid and nonassessable. Neither Parent nor any of its Subsidiaries owns beneficially or of record any shares of capital stock or other Parent Equity Rights in any other Person that is not a Subsidiary of Parent with a fair market value that is material to Parent and its Subsidiaries, taken as a whole. Except as set forth above, Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.
(vi)   There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock and other Parent Equity Rights of Parent or any of its Subsidiaries.
(c)   Corporate Authority and Approval.   Each of Parent, Titanium Merger Sub and Forward Merger Sub has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject (i) in the case of the Parent Share Issuance, to the receipt of the Parent Stockholder Approval, (ii) in the case of the Titanium Merger, to the receipt of the Titanium Merger Sub Sole Stockholder Approval and (iii) in the case of the Forward Merger, to the receipt of the Forward Merger Sub Sole Member Approval. The Parent Board has (A) determined that this Agreement, the Parent Share Issuance and the other Transactions are fair to and in the best interests of Parent and its stockholders, (B) approved and declared advisable this Agreement and the Transactions (including Parent Share Issuance and the Mergers), (C) directed that the Parent Share Issuance be submitted to a vote at a meeting of the holders of Parent Shares and (D) resolved (subject to Section 4.4) to recommend the approval of the Parent Share Issuance by the holders of Parent Shares. The board of directors of Titanium Merger Sub has unanimously (1) determined that this Agreement and the Transactions (including the Titanium Merger) are fair to and in the best interests of Titanium Merger Sub and its sole stockholder, (2) approved and declared advisable this Agreement and the Transactions (including the Titanium Merger) and (3) submitted this Agreement to the sole stockholder of Titanium Merger Sub for adoption thereby and recommended that the sole stockholder approve and adopt this Agreement and the Transactions. The sole member of Forward Merger Sub has (x) determined that this Agreement and the Transactions (including the Forward Merger) are fair to and in the best interests of Forward Merger Sub and its sole member and (y) approved and declared advisable this Agreement and the Transactions (including the Forward Merger). Except for (I) the approval of the Parent Share Issuance by a majority of votes cast in person or by proxy at the Parent Stockholder Meeting (the “Parent Stockholder Approval”), (II) the approval of this Agreement and the Titanium Merger by the sole stockholder of Titanium Merger Sub (the “Titanium Merger Sub Sole Stockholder Approval”) and (III) the approval of this Agreement and the Forward Merger by the sole member of Forward Merger Sub (the “Forward Merger Sub Sole Member Approval” and, collectively with the Titanium Merger Sub Sole Stockholder Approval, the “Sole Equityholder Approvals”), no other corporate or limited liability company proceedings (other than obtaining the approvals and making the filings contemplated by Section 1.4) on the part of Parent, Titanium Merger Sub or Forward Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by each of Parent, Titanium Merger Sub and Forward Merger Sub and, assuming this Agreement constitutes a valid and binding agreement of the Company, constitutes a valid and binding agreement of Parent, Titanium Merger Sub and Forward Merger Sub, enforceable against each of Parent, Titanium Merger Sub and Forward Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(d)   Governmental Filings; No Violations; Etc.
(i)   Other than the filings and/or notices (A) pursuant to Section 1.4, (B) under the HSR Act, and any other applicable antitrust, competition or similar Laws of any foreign jurisdiction, (C) under the rules of the NYSE, (D) with the SEC of the Joint Proxy Statement/Prospectus, and declaration of effectiveness under the Securities Act, of the Form S-4, (E) with the SEC under the Exchange Act and the rules and regulations promulgated thereunder and (F) pursuant to any applicable foreign or state securities or blue sky laws (clauses (A) through (F), collectively, the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent, Titanium Merger Sub and Forward Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent, Titanium Merger Sub and Forward Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent, Titanium Merger Sub and Forward Merger Sub and the consummation of the Transactions, except those that the failure to make or obtain would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent the ability of Parent to consummate the Transactions.
(ii)   Assuming compliance with the matters referenced in Section 3.2(d)(i) and receipt of the Parent Approvals, the execution, delivery and performance of this Agreement by Parent, Titanium Merger Sub and Forward Merger Sub do not, and the consummation by Parent, Titanium Merger Sub and Forward Merger Sub of the Transactions will not constitute or result in (A) assuming that the Parent Stockholder Approval and the Sole Equityholder Approvals are obtained, a breach or violation of, or a default under, the charter or bylaws or comparable governing documents of Parent, Titanium Merger Sub or Forward Merger Sub or the comparable governing instruments of any of Parent’s Subsidiaries (other than Titanium Merger Sub or Forward Merger Sub), (B) with or without notice, lapse of time or both, a breach or violation of, a termination or recapture (or right of termination or recapture) or a default under, the creation or acceleration of any Contract or the creation of any Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or (C) a violation of, or conflict with, any Order or Laws to which Parent or any of its Subsidiaries is subject (assuming that the Parent Stockholder Approval and the Sole Equityholder Approvals are obtained), except, in the case of clause (B) or (C) above, for any such breach, violation, termination or a recapture, default, creation, acceleration or change that, individually or in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect.
(iii)   Since September 29, 2024, neither the Parent Board or any committee thereof or, to the Knowledge of Parent, any Governmental Entity has conducted any investigation of allegations that any current executive officer of Parent committed any violation of Law or written Parent policy regarding external business conduct, nor, to the Knowledge of Parent, is any such investigation pending or threatened in writing, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(e)   Parent Reports; Financial Statements.
(i)   Parent has filed or furnished, as applicable, (A) its annual report on Form 10-K for the fiscal years ended December 31, 2025, 2024 and 2023 (B) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 2025, (C) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Parent held since December 31, 2023 and (D) all other forms, reports, schedules, and other statements required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since the Applicable Date (clauses (A) through (D) together with any exhibits or schedules included or incorporated by reference in any such document and including any supplements, modifications or other amendments thereto, collectively, the “Parent Reports”). As of its respective date, and, if amended, supplemented or modified by a subsequent filing with the SEC since its respective date, as of the date of the last such amendment, supplement or modification, each Parent Report complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and SOX, and any rules and regulations promulgated thereunder applicable to the Parent Report. Each registration statement, as amended or supplemented, if applicable, filed by Parent pursuant to the Securities Act since the Applicable Date, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. As of its respective date, and, if amended, supplemented or modified by a subsequent filing with the SEC since its respective date, as of the date of the last such amendment, supplement or modification, no Parent Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments from any comment letters received by Parent from the SEC relating to reports, statements, schedules, registration statements or other filings made by Parent with the SEC. Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC that are not publicly available and were received since the Applicable Date through the date of this Agreement relating to the Parent Reports and all written responses of Parent thereto through the date of this Agreement, other than those letters publicly available on EDGAR.
(ii)   Each of the consolidated financial statements included or incorporated by reference into the Parent Reports (including the related notes and schedules) (the “Parent Financial Statements”) (A) has been prepared from, and is in accordance with, the books and records of Parent and its consolidated Subsidiaries, (B) complies in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act, (C) has been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the Parent Financial Statements or in the notes to the Parent Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which is material, and the absence of footnote disclosure) and (D) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of Parent and its Subsidiaries as of the date and for the periods referred to in the Parent Financial Statements.
(iii)   Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance (A) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (B) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on Parent’s financial statements. No significant deficiency, material weakness or fraud that involves management or other employees was identified in management’s assessment of internal control over financial reporting as of December 31, 2025. Parent maintains “disclosure controls and procedures” (as defined by Rule 13a-15 or 15d-15 under the Exchange Act). Such disclosure controls and procedures are, in all material respects, effective to ensure that all information required to be disclosed by Parent is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC to allow timely decisions regarding required disclosure within the time periods specified in the SEC’s rules and forms, and the Exchange Act and the Securities Act. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s outside auditors and the audit committee of the Parent Board (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, all of which information described in clauses (x) and (y) above has been disclosed by Parent to the Company prior to the date of this Agreement.
(iv)   The principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Parent Reports, and the statements contained in such certifications were and are true and complete on the date such certifications were made.
(f)   Absence of Certain Changes.   (i) Since January 1, 2026 through the date hereof, (A) Parent and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice (other than actions taken by Parent expressly contemplated by this Agreement and the Transactions) and (B) there has not been any Effect that, individually or in the aggregate, has had or is reasonably expected to have a Parent Material Adverse Effect. (ii) Since January 1, 2026 through the date hereof, there has not been any action taken or agreed to be taken by Parent that, if taken during the period from the date of this Agreement through the Titanium Merger Effective Time, would have required the prior consent of the Company pursuant to Section 4.2(iv).
(g)   Litigation and Liabilities.   Except as set forth in the annual, quarterly and current reports filed by Parent with the SEC from and after January 1, 2025 through three (3) days prior to the date of this Agreement, to the extent that it is reasonably apparent that a disclosure therein is applicable to any particular representation or warranty set forth in this Agreement (excluding any risk factor disclosures contained under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” section in such reports), there are no Actions pending or, to the Knowledge of Parent, threatened against Parent, Titanium Merger Sub or Forward Merger Sub that seek to enjoin or would, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which, individually or in the aggregate, is reasonably expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries or any of their respective properties or assets is a party to, or in default under, any Order which, individually or in the aggregate, would have a Parent Material Adverse Effect.
(h)   Compliance with Laws.   The businesses of Parent have not been since the Applicable Date, and are not being, conducted in violation of any applicable Laws, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(i)   Taxes.
In each case of clauses (i)-(x) of this Section 3.2(i), except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect:
(i)   Parent and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed or caused to be duly and timely filed (in each case taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects, (B) have timely paid all Taxes that are required to be paid (after giving effect to any valid extensions of time in which to make such payment) by any of them and have timely withheld and remitted all Taxes that Parent or any of its Subsidiaries is required to withhold and remit from amounts owing to any employee, creditor or other Person, except with respect to matters contested in good faith and for which adequate reserves have been established on the Parent Financial Statements to the extent, if any, required in accordance with GAAP and (C) have not waived any statute of limitations applicable to any Tax Return or agreed to any extension of time within which to make an assessment of Tax, which waiver or extension is currently in effect.
(ii)   No audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters of Parent or any of its Subsidiaries are pending or have been threatened in writing. Each assessed deficiency resulting from any audit or examination relating to a material amount of Taxes by any Tax Authority (A) has been timely paid or otherwise finally resolved or (B) is being contested in good faith through appropriate proceedings and has been adequately reserved for on the Parent Financial Statements to the extent, if any, required in accordance with GAAP.
(iii)   Neither Parent nor any of its Subsidiaries (A) is a party to any Tax-allocation, Tax-sharing, Tax-indemnity or similar Contract (other than (I) Contracts in each case (X) entered into in the ordinary course of business and (Y) not primarily relating to Taxes or (II) any such Contract between or among solely Parent and/or its Subsidiaries) or (B) has requested or is subject to any IRS private letter ruling or closing agreement (within the meaning of Section 7121 of the Code) or any comparable ruling from or agreement with any other Tax Authority.
(iv)   There are no Liens for unpaid Taxes on the assets of Parent or any of its Subsidiaries, except for Permitted Tax Liens.
(v)   Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than any such affiliated group the common parent of which is Parent) or (B) has any liability for Taxes of any Person (other than Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract (other than contracts described in the parenthetical contained in Section 3.2(i)(iii)(A)) or otherwise.
(vi)   During the two (2)-year period ending on the date of this Agreement, neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify under Section 355 of the Code.
(vii)   Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(viii)   Except to the extent specifically and adequately reserved for, in accordance with GAAP, on the Parent Financial Statements, neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting made prior to the Closing, (B) installment sale or open transaction disposition made prior to the Closing or (C) prepaid amount received prior to the Closing, outside of the ordinary course of business.
(ix)   No claim has been made by a Tax Authority in writing in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that it is or may be subject to Tax by the jurisdiction.
(x)   The charges, accruals, and reserves for Taxes with respect to Parent and its Subsidiaries reflected on the Parent Financial Statements filed with the SEC prior to the date hereof are adequate, in accordance with GAAP, to cover Taxes payable by Parent and its Subsidiaries with respect to periods ending on or prior to the date of such Parent Financial Statements.
(xi)   None of Parent, its Subsidiaries (including Titanium Merger Sub and Forward Merger Sub), or their Affiliates has taken any action or knows any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Integrated Transaction from qualifying for the Intended Tax Treatment.
(j)   Financing Commitments.   As of the date of this Agreement, Parent has delivered to the Company a true and complete copy of the executed debt financing commitment letter, dated April 15, 2026, by and among QXO Building Products, Inc. (“QXOBP”), Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, Wells Fargo Bank, National Association and Wells Fargo Securities LLC, including all exhibits, schedules, annexes and amendments to such letter in effect on the date hereof (the “Commitment Letter”) and a true and correct copy of any related fee letters (provided that fees, “market flex” provisions, “securities demand” provisions, pricing terms and other economic provisions or commercially sensitive terms may be redacted so long as they would not reasonably be expected to reduce the aggregate principal amount of the Debt Financing below the amount required to pay the Required Amount (after taking into account any other Financing, if any, and available cash and cash equivalents of Parent and the Company), adversely affect the enforceability of, or the termination right under, the Commitment Letter, or impose additional conditions, or otherwise amend modify or expand any condition, to the funding of the Debt Financing). The debt financing committed pursuant to the Commitment Letter is collectively referred to in this Agreement as the “Debt Financing”. The Commitment Letter is in full force and effect as of the date of this Agreement, and the commitments contained in each Commitment Letter have not been withdrawn, modified, rescinded or terminated or otherwise amended, supplemented or modified in any respect prior to the date of this Agreement. As of the date of this Agreement, each Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of QXOBP, and, to the Knowledge of Parent, the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law). Assuming that the Debt Financing is received as contemplated by the Commitment Letter, the aggregate amount of net proceeds from the Debt Financing, together with the net proceeds of any other Financing and available cash and cash equivalents of Parent and the Company, will be, as of the Closing Date, sufficient to satisfy all of Parent’s cash payment obligations under this Agreement on the Closing Date and to pay all fees and expenses required to be paid by it on the Closing Date in connection with the transactions contemplated by this Agreement and any Financing (such amount, the “Required Amount”). There are no side letters or other written agreements or Contracts relating to the Debt Financing contemplated by the Commitment Letter to which Parent or any of its Subsidiaries is a party relating to the Commitment Letter or the Debt Financing that would impose additional conditions, or otherwise amend, modify or expand any condition, to the funding of the Debt Financing on the Closing Date or would be reasonably likely to (i) adversely affect the conditionality or enforceability of, or termination rights under, the Commitment Letter or the availability of the Debt Financing on or prior to the Closing Date or (ii) reduce the aggregate amount of the Debt Financing below the amount required to pay the Required Amount (after taking into account any other Financing, if any, and available cash and cash equivalents of Parent and the Company), other than the Commitment Letter and other than customary engagement letters, fee letters or fee credit letters (which engagement letters, fee letters and fee credit letters do not contain terms that would impact the conditionality or reduce the amount of the Debt Financing below the amount required to pay the Required Amount (after taking into account any other Financing, if any, and available cash and cash equivalents of Parent and the Company)). As of the date of this Agreement, (A) no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach by Parent of any terms or conditions set forth in the Commitment Letter or, to the Knowledge of Parent, any other party thereto under any term or condition of the Commitment Letter and (B) subject to the satisfaction of the conditions contained in Sections 5.1 and 5.2 hereof, Parent does not have any reason to believe that the Debt Financing contemplated by the Commitment Letter in an amount required to pay the Required Amount (after taking into account any other Financing, if any, and available cash and cash equivalents of Parent and the Company) will not be available to QXOBP at the Closing. Parent has fully paid all commitment fees or other fees, if any, required by the Commitment Letter to be paid on or prior to the date of this Agreement. Notwithstanding anything to the contrary herein, each of Parent and Titanium Merger Sub expressly acknowledge and agree that obtaining the Financing is not a condition to the Titanium Merger or the Closing or the obligations of each Parent and Titanium Merger Sub to consummate the Transactions.

(k)   Capitalization of Titanium Merger Sub.   The authorized capital stock of Titanium Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued, fully paid, non-assessable and outstanding. All of the issued and outstanding capital stock of Titanium Merger Sub is, and at the Titanium Merger Effective Time will be, owned by QXOBP, which is a wholly owned Subsidiary of Parent for U.S. federal income Tax purposes. Titanium Merger Sub has been formed solely for the purpose of engaging in the Transactions and, prior to the Titanium Merger Effective Time, will not have engaged in any business activities, other than activities related to the Transactions.
(l)   Capitalization of Forward Merger Sub.   The authorized capital of Forward Merger Sub consists solely of limited liability company interests, all of which are validly issued, fully paid, non-assessable and outstanding. All of the issued and outstanding capital of Forward Merger Sub is, and at the Forward Merger Effective Time will be, owned by QXOBP. Forward Merger Sub has been formed solely for the purpose of engaging in the Transactions and, prior to the Forward Merger Effective Time, will not have engaged in any business activities, other than activities related to the Transactions. For U.S. federal income Tax purposes, Forward Merger Sub is disregarded as an entity separate from QXOBP.
(m)   Ownership of Company Capital Stock; Certain Arrangements.   None of Parent, Titanium Merger Sub, Forward Merger Sub or any of their respective Subsidiaries or Affiliates owns, nor will they own prior to the Closing Date (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any other shares of capital stock of the Company or other securities convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Subsidiaries (other than as contemplated by this Agreement). There are no agreements, arrangements or understandings between Parent, Titanium Merger Sub, Forward Merger Sub or any of their respective Subsidiaries or Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to the Company or the Transactions. Neither Parent nor any of its Subsidiaries, or the “affiliates” or “associates” of any such entity is, and at no time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL. Other than this Agreement, there are no Contracts or any commitments to enter into any Contract between Parent, Titanium Merger Sub, Forward Merger Sub or any of their respective Affiliates, on the one hand, and any director, officer, employee or stockholder of the Company, on the other hand, relating to the Transactions or the operations of the Titanium Surviving Corporation or the Forward Surviving Company after the Titanium Merger Effective Time or the Forward Merger Effective Time, respectively.
(n)   Brokers and Finders.   Neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees or commissions or finder’s fees in connection with the Transactions, except that Parent has employed Morgan Stanley & Co. LLC as its financial advisor whose fees and expenses are set forth on Section 3.2(n) of the Parent Disclosure Letter and will be paid by Parent at its sole cost and expense. Parent has delivered to the Company prior to the execution of this Agreement complete and correct copies of all agreements under which such fee, commission or other like payment is payable and any related indemnification and other agreements.
(o)   Information Supplied.   None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading or (ii) the Joint Proxy Statement/Prospectus will, at the time it is first distributed to each of the Company’s stockholders and Parent’s stockholders and at the time of each of the Company Stockholder Meeting and Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.
(p)   Solvency.   None of Parent, Titanium Merger Sub or Forward Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming (i) the satisfaction of the conditions contained in Section 5.1 and (ii) the accuracy as of the Titanium Merger Effective Time of the representations and warranties of the Company in Section 3.1 in all material respects, Parent will, after giving effect to all of the Transactions, including the payment of the aggregate Per Share Merger Consideration and the Merger Fractional Share Payout, all amounts to be paid pursuant to this Agreement and all costs and expenses of the Mergers and all other amounts required to be paid in connection with the consummation of the Transactions, be Solvent at and immediately after the Forward Merger Effective Time. As used in this Section 3.2(p), the term “Solvent” means, as of any time of determination, with respect to any Person, that (A) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis; (B) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (C) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (D) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.
(q)   Opinion of Financial Advisor.   The Parent Board has received the written opinion (or an oral opinion to be confirmed in writing) of Morgan Stanley & Co. LLC to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the consideration to be paid to the holders of Company Shares (other than Parent, Titanium Merger Sub, Forward Merger Sub or any other Subsidiary of Parent, and excluding Company Shares held in treasury by the Company or any of its Subsidiaries and Dissenting Shares) pursuant to this Agreement is fair from a financial point of view to Parent.
(r)   No Other Representations or Warranties.   Parent, Titanium Merger Sub and Forward Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company or any Subsidiary of the Company makes, or has made, any other express or implied representation or warranty with respect to the Company or any Subsidiary of the Company or the Transactions and any other assets, rights or obligations to be transferred hereunder or pursuant hereto, and Parent, Titanium Merger Sub and Forward Merger Sub are not relying on any representation or warranty, and the Company disclaims any other representations or warranties, whether made by the Company, any of its Affiliates or their respective Representatives, except for the representations and warranties contained in Section 3.1 (as modified by the Company Disclosure Letter) or the certificate delivered pursuant to Section 5.2(b).
ARTICLE IV
Covenants
4.1   Interim Operations of the Company.   From the date of this Agreement until the earlier of the Titanium Merger Effective Time and termination of this Agreement in accordance with its terms, the Company covenants and agrees as to itself and each of its Subsidiaries that it will use its commercially reasonable efforts, unless Parent shall otherwise approve in writing, to cause the business of it and its Subsidiaries to be conducted, in all material respects, in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to (a) preserve their business organizations, assets and lines of business intact, (b) maintain in effect all of their foreign, federal, state and local Licenses, permits, consents, franchises, approvals and authorizations that are material to the Company and its Subsidiaries, taken as a whole,

(c) maintain all leases and all personal property (reasonable wear and tear excepted) that are material to the Company and its Subsidiaries, taken as a whole, used by the Company and its Subsidiaries and necessary to conduct its business in the ordinary course of business consistent with past practice (but with no obligation to renew or extend any lease or to otherwise exercise any rights or options it may have under any lease, including but not limited to rights to purchase or increase or decrease its current properties) and (d) maintain in all material respects its and their existing relations and goodwill with Governmental Entities, customers, suppliers, employees and agents. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the earlier of the Titanium Merger Effective Time and the termination of this Agreement in accordance with its terms, except (A) as otherwise expressly required by this Agreement, (B) as Parent may consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (C) as required by applicable Laws or definitive interpretations thereof or by any Governmental Entity or (D) as set forth in Section 4.1 of the Company Disclosure Letter, the Company will not, and will not permit any of its Subsidiaries, to:
(i)   adopt any amendments to the Charter or its bylaws or, in the case of any Subsidiary that is not a corporation, similar applicable organizational documents;
(ii)   (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement), (B) acquire by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of (other than as set forth in Section 4.1(iii)), or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, (C) take or omit to take any action that would cause any rights under Material Intellectual Property, including with respect to any registrations or applications for registration, to lapse, be abandoned or cancelled, or fall into the public domain, other than actions or omissions in the ordinary course of business consistent with past practice and not otherwise in violation of this Section 4.1 or (D) enter into a joint venture or partnership or similar third-party business enterprise;
(iii)   acquire any assets or capital stock from any other Person, other than acquisitions of assets in the ordinary course of business consistent with past practice;
(iv)   issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than (A) the issuance of Company Shares upon the exercise of Company Options and the settlement of RSU Awards and PSU Awards (and dividend equivalents thereon, if applicable) outstanding on the date of this Agreement or (B) the issuance of shares of capital stock by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company or (C) the issuance, sale, pledge, disposition of, grant, transfer, encumbrance, or authorization of the issuance, sale, pledge, disposition, grant, transfer or encumbrance of capital stock of any Subsidiary of the Company in connection with financing arrangements not restricted under this Agreement) or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible, exchangeable or exercisable securities;
(v)   other than ordinary course trade credit or otherwise in an amount not to exceed $10,000,000, in each case, made in the ordinary course of business, make any loans, advances or capital contributions to or investments in any Person;
(vi)   (A) declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or other property, with respect to its capital stock, except for dividends by any wholly owned direct or indirect Subsidiary of the Company to the Company or any other wholly owned direct or indirect Subsidiary of the Company, (B) split, combine or reclassify the Company Shares or any other outstanding capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution therefor, (C) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock of the Company, except for acquisitions, or deemed acquisitions, of Company Shares or other equity securities of the Company in connection with (1) the satisfaction of Tax withholding obligations with respect to Company Options, Company Restricted Stock Awards, RSU Awards or PSU Awards outstanding on the date of this Agreement, (2) the payment of the exercise price of Company Options outstanding on the date of this Agreement with Company Shares (including in connection with “net exercises”) and (3) forfeitures of Company Options, Company Restricted Stock Awards, RSU Awards or PSU Awards outstanding on the date of this Agreement, in the case of each of (1), (2) and (3), pursuant to their terms as in effect on the date of this Agreement, and except for acquisitions or deemed acquisitions of Company Shares or other equity securities of the Company or any of its wholly owned Subsidiaries by the Company or any of its wholly owned Subsidiaries or (D) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of the Company’s capital stock; provided that nothing contained herein shall prohibit dividends and distributions paid or made on a pro rata basis by direct or indirect Subsidiaries of the Company in the ordinary course consistent with past practice;
(vii)   (x) redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for any Indebtedness, other than any additional Indebtedness incurred under existing revolving credit facilities of the Company for working capital purposes in the ordinary course of business in an amount not to exceed $150,000,000 in the aggregate (provided that Parent’s prior written consent shall be required in respect of any incremental incurrence of Indebtedness thereunder in excess of $5,000,000) or (y) materially modify the terms of any Indenture or the Senior Notes or take any action that would result in a Default or Event of Default (each, as such term is defined in the applicable Indenture) under any Indenture or the Senior Notes. “Indebtedness” of any Person means (A) all indebtedness for borrowed money, (B) any other indebtedness which is evidenced by a note, bond, indenture, debenture or similar Contract, (C) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, other than trade payables incurred in the ordinary course of business, (D) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (E) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person (other than Indebtedness of the Company or any of its wholly owned Subsidiaries), (F) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or financial covenants of others, for the purpose of assuring the holder of any obligation which would constitute Indebtedness under any other clause of this definition of such others, or to purchase any other Person’s Indebtedness of the type referred to in any other clause of this definition or any security therefor (excluding any such obligation or undertaking by the Company or any Subsidiary thereof in respect of Indebtedness of the Company or any Subsidiary thereof, to the extent (1) such Indebtedness is in existence on the date hereof or is permitted hereby and (2) the terms of such Indebtedness require such obligation or undertaking), (G) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) and (H) reimbursement obligations under (1) letters of credit, bank guarantees and other similar contractual obligations entered into by or on behalf of such Person or (2) surety, customs, reclamation or performance bonds other than, in the case of this clause (2), those entered into in the ordinary course of business consistent with past practice, in each case, excluding all intercompany obligations owing between or among any of the Company and any of its wholly owned Subsidiaries.
(viii)   (A) release, assign, compromise, pay, discharge, waive, settle, agree to settle, or satisfy any Action against the Company or any of its Affiliates or its or their respective directors, officers, managers, employees or agents (including any Action relating to this Agreement or the Transactions) or other rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or (B) waive any claims of substantial value of more than $10,000,000 in the aggregate, other than, (1) with respect to foregoing clause (A), that results solely in an obligation involving only the payment of money by the Company or its Subsidiaries that is either (x) of not more than $10,000,000 in the aggregate (after the application of insurance proceeds or an indemnity from a third Person), or (y) is fully reflected or reserved against in the Company’s consolidated balance sheet as of the end of the most recently completed fiscal quarter of the Company included in the Company Reports or (2) with respect to foregoing clauses (A) or (B), is permitted by Section 4.18;
(ix)   make, commit to make or authorize any capital expenditure, other than capital expenditures that are in the ordinary course of business consistent with past practice, are consistent with the

Company’s existing capital budget for 2026 made available to Parent and do not exceed $5,000,000 individually or $20,000,000 in the aggregate;
(x)   make any material changes with respect to financial accounting policies or procedures, except as required by changes in GAAP or a Governmental Entity;
(xi)   (A) enter into any Contract which would have been a Company Material Contract or Company Real Property Lease if entered into prior to the date hereof, (B) amend any Company Material Contract or Company Real Property Lease in any material respect or terminate any Company Material Contract or Company Real Property Lease or (C) waive or grant any release or relinquishment of any material rights under, or renew, any Company Material Contract or Company Real Property Lease, in each case, except for such actions with respect to customer Contracts or supplier Contracts or Company Real Property Leases, which actions are in the ordinary course of business consistent with past practice and are not otherwise in violation of Section 4.1 (and it being understood and agreed that if an action is expressly permitted pursuant to an exception to another clause of this Section 4.1, the entry into a Contract to take such action will not be prohibited by this clause (xi));
(xii)   (A) make, change or revoke any material Tax election, (B) settle or compromise any audit or proceeding relating to a material Tax liability or material refund of Tax, (C) enter into any Tax sharing agreement (other than contracts described in the parenthetical contained in Section 3.1(l)(iii)(A)) or material closing agreement within the meaning of Section 7121 of the Code (or any comparable provision of state, local or foreign Tax Law), (D) change any material method of Tax accounting or Tax period, (E) except upon the request of a Tax Authority, execute any waivers extending the statutory period of limitations with respect to any material Tax Return, (F) file any amended income or other material Tax Return or (G) request any Tax ruling;
(xiii)   acquire, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, fail to renew or allow to lapse or expire or otherwise dispose of (or agree to do, or grant any options, or rights of first refusal, first offer or first negotiation with respect to, any of the foregoing) any assets or businesses of the Company or its Subsidiaries, including any real property or capital stock of any of its Subsidiaries (collectively, “Company Transfers”), other than (A) equipment, inventory, supplies and other tangible assets in the ordinary course of business consistent with past practice, (B) the mortgage, pledge or encumbrance of assets in connection with financing arrangements not restricted under this Agreement, to the extent such mortgage, pledge or encumbrance is required by the terms thereof and (C) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice;
(xiv)   except as required by applicable Law or by the terms of a Benefit Plan in effect as of the date hereof, (A) grant any new rights to severance or termination payments or severance or termination benefits to any Company Service Provider, (B) increase the compensation or employee benefits of any Company Service Provider, (C) establish, adopt, terminate or amend any Benefit Plan (or any arrangement that would be a Benefit Plan if in effect on the date hereof) (other than any ordinary course changes to any Benefit Plan that is a group health plan that does not materially increase the Company’s cost with respect to such benefits) or any collective bargaining agreement, (D) take any action to accelerate the vesting, payment or funding of any compensation or benefits under any Benefit Plan with respect to any Company Service Provider; or (E) hire, promote or terminate the employment (other than for cause) of any Company Employee with a “Management-Level” description in the employee census (provided to Parent prior to the date hereof) of “VPO/Regional Manager” or above (the “VPO/Regional Managers”);
(xv)   terminate or permit to lapse without replacing such policy with comparable coverage, or amend or cancel any material insurance policy in any manner that would be material to the Company and its Subsidiaries, taken as a whole; and
(xvi)   agree, authorize or commit to do any of the foregoing, or authorize, recommend or announce an intention to do any of the foregoing.
4.2   Interim Operations of Parent.   From the date of this Agreement until the earlier of the Titanium Merger Effective Time and the termination of this Agreement in accordance with its terms, Parent covenants and agrees as to itself and each of its Subsidiaries that it will use its commercially reasonable efforts, from the date of this Agreement until the Titanium Merger Effective Time, unless the Company shall otherwise approve in writing, to cause the business of it and its Subsidiaries to be conducted, in all material respects, in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to (a) preserve their business organizations, assets and lines of business intact, (b) maintain in effect all of their foreign, federal, state and local Licenses, permits, consents, franchises, approvals and authorizations that are material to Parent and its Subsidiaries, taken as a whole, (c) maintain all leases and all personal property (reasonable wear and tear excepted) that are material to Parent and its Subsidiaries, taken as a whole, used by Parent and its Subsidiaries and necessary to conduct its business in the ordinary course of business consistent with past practice (but with no obligation to renew or extend any lease or to otherwise exercise any rights or options it may have under any lease, including but not limited to rights to purchase or increase or decrease its current properties) and (d) maintain in all material respects its and their existing relations and goodwill with Governmental Entities, customers, suppliers, employees and agents, in each case, except as set forth in Section 4.2 of the Parent Disclosure Letter. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the earlier of the Titanium Merger Effective Time and the termination of this Agreement in accordance with its terms, except (A) as otherwise required by this Agreement, (B) as the Company may consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (C) as required by applicable Laws or definitive interpretations thereof or by any Governmental Entity or (D) as set forth in Section 4.2 of the Parent Disclosure Letter, Parent will not, and will not permit any of its Subsidiaries, to:
(i)   adopt amendments to its charter or bylaws or, in the case of any Subsidiary that is not a corporation, similar applicable organizational documents, in each case, in any way that would prevent, materially delay or materially impair the ability of Parent, Titanium Merger Sub and Forward Merger Sub to consummate the Transactions or would discriminate against holders of Company Shares relative to other stockholders of Parent;
(ii)   adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than this Agreement), in each case, with respect to Parent, Titanium Merger Sub and Forward Merger Sub;
(iii)   issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of Parent (other than (A) the issuance of any shares on the exercise, vesting or settlement of equity or equity-based awards of Parent, (B) the issuance of shares of capital stock by a wholly owned Subsidiary of Parent to Parent or another wholly owned Subsidiary of Parent, or (C) the issuance, sale, pledge, disposition of, grant, transfer, encumbrance, or authorization of the issuance, sale, pledge, disposition, grant, transfer or encumbrance of capital stock of any Subsidiary of Parent in connection with financing arrangements or in connection with any acquisition or other transaction by Parent or its Subsidiaries), in each case, to the extent not restricted under this Agreement;
(iv)   (A) declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or other property, with respect to its capital stock of Parent, other than for dividends required to be declared and paid pursuant to the terms of the Convertible Perpetual Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, (B) split, combine or reclassify the Parent Shares or any other outstanding capital stock of Parent or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution therefor, (C) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock, except for acquisitions, or deemed acquisitions, of Parent Shares or other equity securities of Parent in connection with (1) the satisfaction of Tax withholding obligations with respect to the equity or equity-based awards of Parent outstanding on the date of this Agreement, (2) the payment of the exercise price of Parent options outstanding on the date of this Agreement with Parent Shares (including in connection with “net exercises”) and (3) forfeitures of equity or equity-based awards of Parent outstanding on the date of this Agreement, in the case of each of (1), (2) and (3), pursuant to their terms as in effect on the date of this Agreement, and except for acquisitions or deemed acquisitions of Parent Shares or other equity securities of Parent or any of its wholly owned Subsidiaries by Parent or any of its wholly owned Subsidiaries or (D) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of Parent’s capital stock or any of its Subsidiaries; provided that nothing contained herein shall prohibit dividends and distributions paid or made on a pro rata basis by direct or indirect Subsidiaries of Parent in the ordinary course consistent with past practice; or
(v)   agree, authorize or commit to do any of the foregoing, or authorize, recommend or announce an intention to do any of the foregoing.
4.3   No Solicitation by the Company.
(a)   Except as expressly permitted by this Section 4.3, the Company shall, and shall cause each of its Affiliates and its and their Representatives to, (i) (A) immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Company Acquisition Proposal, and promptly (but in any event within one (1) business day) after the date of this Agreement, if not already done so prior to the date of this Agreement, instruct any Person who entered into a confidentiality agreement with the Company that has not expired or been terminated in connection with any actual or potential Company Acquisition Proposal to return or destroy all such information or documents in accordance with the terms of such confidentiality agreement and (B) immediately terminate all physical and electronic data room access for such Person and their Representatives to diligence or other information regarding the Company or any of its Subsidiaries and (ii) from the date hereof until the Titanium Merger Effective Time or, if earlier, the termination of this Agreement in accordance with Article VI, not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal (including by granting any waiver under Section 203 of the DGCL), (B) other than informing Persons of the provisions contained in this Section 4.3, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish any non-public information or afford access to properties, books or records to any other Person in connection with or for the purpose of soliciting, initiating, encouraging or facilitating, a Company Acquisition Proposal or (C) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle (whether written or oral, binding or nonbinding) with respect to, or take any action to support or in furtherance of, a Company Acquisition Proposal. Except to the extent necessary to take any actions that the Company or any third party would otherwise be permitted to take pursuant to this Section 4.3 (and in such case only in accordance with the terms hereof), (1) the Company and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, any confidentiality or standstill provision in any agreement to which the Company or any of its Subsidiaries is a party and (2) the Company shall, and shall cause its Subsidiaries to, enforce the confidentiality and standstill provisions of any such agreement, and the Company shall, and shall cause its Subsidiaries to, immediately take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Parent or any of Parent’s Affiliates, under any such provisions (other than any termination of any standstill provision that occurs automatically upon the execution or announcement of this Agreement in accordance with the existing terms of any such agreement in effect as of the date hereof); provided that the Company shall be permitted to take any such action prohibited by the foregoing clause (1) if the Company receives a written request from a third party to take such action and the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, further, that the Company shall promptly (and in no event later than twenty-four (24) hours after taking such action) provide written notice to Parent that it has taken such action and the identity of the applicable third party.
(b)   Notwithstanding anything to the contrary contained in Section 4.3(a) or any other provisions of this Agreement but subject to the first sentence of Section 4.3(c), if at any time from and after the date of this Agreement and prior to the date of the Company Stockholder Approval, the Company receives a bona fide, unsolicited written Company Acquisition Proposal from any Person, that did not result from a breach of this Section 4.3 by the Company, if the Company Board determines in good faith, (x) after consultation with outside financial advisors of nationally recognized reputation and outside legal counsel, that such Company Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Company Superior Proposal and (y) after consultation with outside legal counsel, in light of such Company Acquisition Proposal, the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law, then the Company may, directly or indirectly through its Representatives, (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person who has made such Company Acquisition Proposal; provided that the Company shall not provide any non-public information concerning the Company or any of its Subsidiaries to such Person unless such non-public information has been previously provided to, or is substantially simultaneously provided to, Parent and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal and such Person’s Representatives. For purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement, dated February 9, 2026, between the Company and Parent (the “Confidentiality Agreement”), provided that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 4.3 or by Parent with any of the provisions of Section 4.4.
(c)   The Company shall promptly (and in no event later than twenty-four (24) hours after receipt) notify Parent (which notice shall be provided orally and in writing and shall identify the Person making the Company Acquisition Proposal or request for nonpublic information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company or any Subsidiary of the Company that, in the Company Board’s good faith judgment, would reasonably be expected to give rise to or result in a Company Acquisition Proposal (“Company Request”) and, in each case, set forth in reasonable detail the material terms thereof and of any modification thereto) after receipt of any Company Acquisition Proposal or any Company Request, and shall promptly (and in no event later than twenty-four (24) hours after receipt) provide copies to Parent of any written Company Requests, proposals or indications of interest with respect to such Company Acquisition Proposal, and/or draft agreements relating to such Company Acquisition Proposal. Without limiting the foregoing, (i) the Company shall promptly (and in no event later than twenty-four (24) hours after making such determination) notify Parent if it determines to begin providing information or to engage in discussions or negotiations concerning a Company Acquisition Proposal and (ii) the Company shall keep Parent reasonably informed of any material developments regarding any Company Acquisition Proposal or Company Requests (including by promptly (and in no event later than twenty-four (24) hours after receipt) providing to Parent copies of any additional or revised written proposals or indications of interest with respect to such Company Acquisition Proposal, and/or draft agreements relating to such Company Acquisition Proposal) on a reasonably prompt basis (and in any event within twenty-four (24) hours) and on a daily basis at mutually agreeable times to be agreed in good faith by the parties, advise and confer with Parent (including on an outside legal counsel basis) regarding the process of negotiations concerning any Company Acquisition Proposal or Company Request and the material details (including material terms thereof and of any modification thereto) of any such Company Acquisition Proposal or Company Request and shall respond in good faith to questions reasonably asked by Parent (or its outside legal counsel) related thereto. The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 4.3.
(d)   Nothing contained in this Section 4.3 or in Section 4.10 shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other similar disclosure to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act if, in the Company Board’s determination in good faith based on the advice of outside legal counsel, the failure to so disclose would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law or its obligations under applicable federal securities Law; provided that any such position or disclosure (other than any stop, look and listen communication that includes a reaffirmation of the Company Recommendation) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly and concurrently reaffirms the Company Recommendation.
(e)   For purposes of this Agreement, “Company Acquisition Proposal” means (i) any inquiry, proposal or offer for or with respect to (or expression of interest by any Person that it is considering or may engage in) a merger, joint venture, partnership, consolidation, dissolution, liquidation, recapitalization, reorganization, share exchange, business combination or similar transaction, (ii) any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any Person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, 20% or more of the outstanding Company Shares or other securities of the Company or (iii) any inquiry, proposal or offer to (or expression by any Person that it is considering or may seek to) acquire in any manner (including the acquisition of stock in any Subsidiary of the Company), directly or indirectly, in one or more transactions, assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture or partnership, representing 20% or more of the consolidated total assets (including equity securities of its Subsidiaries), revenues, EBITDA or net income of the Company, in each case, other than the Transactions.
(f)   For purposes of this Agreement, “Company Superior Proposal” means a bona fide, unsolicited written Company Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 80% of the outstanding Company Shares or more than 80% of the assets of the Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, (ii) that the Company Board determines in good faith, after consultation with its outside legal counsel and its outside financial advisors of nationally recognized reputation, is reasonably likely to be completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein, and the Person making such Company Acquisition Proposal, (iii) that the Company Board determines in good faith, after consultation with its outside legal counsel and its outside financial advisors of nationally recognized reputation (taking into account any changes to this Agreement proposed by Parent in response to such Company Acquisition Proposal, and all financial, legal, regulatory and other aspects of such Company Acquisition Proposal, including all conditions contained therein, and the Person making such proposal, and this Agreement as well as post-closing synergies and pro forma economics, to the extent applicable), is more favorable to the stockholders of the Company (in their capacity as such) from a financial point of view than the Mergers and (iv) the definitive documentation in respect of which does not contain any due diligence or financing condition.
(g)   The Company agrees that it will take the necessary steps promptly to inform its Subsidiaries and its Representatives of the obligations undertaken in this Section 4.3.
(h)   Except as expressly permitted by Section 4.3(i) below, neither the Company Board or any committee thereof shall (i) (A) fail to include the Company Recommendation in the Joint Proxy Statement/Prospectus or any amendment thereof, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer that constitutes a Company Acquisition Proposal (other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case that includes a reaffirmation of the Company Recommendation) (it being understood that the Company Board may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth (10th) business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a Company Adverse Recommendation Change and that a statement that the Company Board recommends against acceptance of such tender or exchange offer but, in accordance with this Section 4.3, is engaging in discussions or negotiations with the Person making such tender or exchange offer, shall not be deemed to be a Company Adverse Recommendation Change so long as such statement also expressly and concurrently reaffirms the Company Recommendation), (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to stockholders of the

Company a Company Acquisition Proposal or (E) fail to publicly recommend against a Company Acquisition Proposal and reaffirm the Company Recommendation within ten (10) business days of the request of Parent (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle with respect to any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 4.3(b)).
(i)
(i)   Notwithstanding anything to the contrary set forth in this Agreement, prior to the Company Stockholder Approval, the Company Board may make a Company Adverse Recommendation Change if, after receiving a bona fide, unsolicited Company Acquisition Proposal, the Company Board has determined in good faith, (A) after consultation with its outside legal counsel, that in light of such Company Acquisition Proposal, the failure to so make a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law and (B) after consultation with outside financial advisors of nationally recognized reputation and outside legal counsel, such Company Acquisition Proposal constitutes a Company Superior Proposal; provided, however, that, prior to making such Company Adverse Recommendation Change, (1) the Company has given Parent at least four (4) business days’ prior written notice of its intention to make such Company Adverse Recommendation Change (which notice shall include a copy of the Company Superior Proposal and a copy of the relevant proposed transaction agreements and a copy of any financing commitments relating thereto) (it being agreed that neither the delivery of such a notice nor any public announcement thereof, which announcement the Company has determined in good faith after consultation with its outside legal counsel it is required to make under Law, shall constitute a Company Adverse Recommendation Change so long as such public announcement also expressly and concurrently reaffirms the Company Recommendation), (2) to the extent requested by Parent, the Company and its officers and directors have negotiated, and the Company has used reasonable best efforts to cause its Representatives to negotiate, in good faith with Parent during such notice period to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, (3) following the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its outside financial advisors of nationally recognized reputation and outside legal counsel, that (x) failure to make a Company Adverse Recommendation Change could nevertheless reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law and (y) the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal, in each case, if the revisions proposed by Parent were to be given effect and (4) in the event of each and every change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above of this proviso and a new four (4) business day notice period under clause (1) of this proviso shall commence, during which time the Company shall be required to comply with the requirements of this Section 4.3(i) anew with respect to each such additional notice, including clauses (1) through (4) above of this proviso; and provided, further, that the Company and its Affiliates and its and their Representatives have complied in all material respects with their obligations under this Section 4.3.
(ii)   Notwithstanding anything to the contrary set forth in this Agreement, prior to the Company Stockholder Approval, the Company Board may (A) fail to include the Company Recommendation in the Joint Proxy Statement/Prospectus or any amendment thereof or (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation (each occurrence in (A) or (B) being an “Company Intervening Event Recommendation Change”) if, in response to a Company Intervening Event, the Company Board has determined in good faith, after consultation with its outside legal counsel, that failure to make such Company Intervening Event Recommendation Change would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that (1) such action shall not in any way relate to a Company Acquisition Proposal or a Company Superior Proposal (which is addressed under Section 4.3(h)) and (2) prior to making such Company Intervening Event Recommendation Change, (I) the Company has given Parent at least four (4) business days’ prior written notice of its intention to make such Company Intervening Event Recommendation Change and a reasonable description of the Company Intervening Event that serves as the basis of such Company Intervening Event Recommendation Change (it being agreed that neither the delivery of such a notice nor any public announcement thereof that the Company has determined in good faith after consultation with its outside legal counsel it is required to make under Law shall constitute a Company Intervening Event Recommendation Change so long as such public announcement also expressly and concurrently reaffirms the Company Recommendation), (II) to the extent requested by Parent, the Company and its officers and directors have negotiated, and the Company has used reasonable best efforts to cause its Representatives to negotiate, in good faith with Parent during such notice period to enable Parent to propose revisions to the terms of this Agreement in such a manner that would obviate the need for making such Company Intervening Event Recommendation Change and (III) following the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined in good faith, after consultation with its outside legal counsel, that failure to make a Company Intervening Event Recommendation Change would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law if the revisions proposed by Parent were to be given effect and (IV) in the event of each and every change to the material facts and circumstances relating to such Company Intervening Event, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (I) above of this proviso and a new four (4)-business day notice period under clause (I) of this proviso shall commence, during which time the Company shall be required to comply with the requirements of this Section 4.3(i)(ii) anew with respect to each such additional notice, including clauses (I) through (IV) above of this proviso; and provided, further, that the Company and its Affiliates and its and their Representatives have complied in all material respects with their obligations under this Section 4.3.
(iii)   For purposes of this Agreement, “Company Intervening Event” means a material event, development, occurrence, state of facts or change that was not known or reasonably foreseeable to the Company Board, as of the execution and delivery of this Agreement (or, if known or reasonably foreseeable, only the portion of such change, effect, event, occurrence or development of which the magnitude or material consequences were not known or reasonably foreseeable by the Company Board as of the date of this Agreement), which event, development, occurrence, state of facts or change becomes known to the Company Board prior to obtaining the Company Stockholder Approval; provided that (x) in no event shall any action taken by either party pursuant to and in compliance with the covenants set forth in this Agreement, and the consequences of any such action, constitute a Company Intervening Event and (y) in no event shall the receipt, existence of or terms of a Company Acquisition Proposal, Company Request or any inquiry relating thereto or the consequences thereof constitute a Company Intervening Event.
(j)   Notwithstanding (i) any Company Adverse Recommendation Change or Company Intervening Event Recommendation Change or (ii) the making of any Company Acquisition Proposal, until the termination of this Agreement (x) in no event shall the Company or any of its Subsidiaries (1) enter into, or approve or recommend, or, except as set forth in Section 4.3(i), propose to approve or recommend, any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other agreement constituting or relating to a Company Acquisition Proposal, (2) except as required by applicable Law, make, facilitate or provide information in connection with any SEC or other regulatory filings in connection with the transactions contemplated by any Company Acquisition Proposal or (3) seek any third-party consents in connection with any transactions contemplated by any Company Acquisition Proposal and (y) the Company shall otherwise remain subject to the terms of this Agreement; provided, however, for the avoidance of doubt, without limiting the Company’s right to terminate this Agreement in the specific circumstances set forth in Article VI, neither a Company Adverse Recommendation Change nor a Company Intervening Event Recommendation Change shall limit the Company’s obligation to submit this Agreement to the stockholders of the Company for the purpose of obtaining the Company Stockholder Approval at the Company Stockholder Meeting.
4.4   No Solicitation by Parent.
(a)   Except as expressly permitted by this Section 4.4, Parent shall and shall cause each of its Affiliates and its and their Representatives to, (i) (A) immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Parent Acquisition Proposal, and promptly (but in any event within one (1) business day) after the date of this Agreement, if not already done so prior to the date of this Agreement, instruct any Person who entered into a confidentiality agreement with Parent that has not expired or been terminated in connection with any actual or potential Parent Acquisition Proposal to return or destroy all such information or documents in accordance with the terms of such confidentiality agreement and (B) immediately terminate all physical and electronic data room access for such Person and their Representatives to diligence or other information regarding Parent or any of its Subsidiaries and (ii) from the date hereof until the Titanium Merger Effective Time or, if earlier, the termination of this Agreement in accordance with Article VI, not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal (including by granting any waiver under Section 203 of the DGCL), (B) other than informing Persons of the provisions contained in this Section 4.4, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish any non-public information or afford access to properties, books or records to any other Person in connection with or for the purpose of soliciting, initiating, encouraging or facilitating, a Parent Acquisition Proposal or (C) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to, or take any action to support or in furtherance of, a Parent Acquisition Proposal. Except to the extent necessary to take any actions that Parent or any third party would otherwise be permitted to take pursuant to this Section 4.4 (and in such case only in accordance with the terms hereof), (1) Parent and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, any confidentiality or standstill provision in any agreement to which Parent or any of its Subsidiaries is a party and (2) Parent shall, and shall cause its Subsidiaries to, enforce the confidentiality and standstill provisions of any such agreement, and Parent shall, and shall cause its Subsidiaries to, immediately take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than the Company or any of the Company’s Affiliates, under any such provisions; provided that Parent shall be permitted to take any such action prohibited by the foregoing clause (1) if Parent receives a written request from a third party to take such action and the Parent Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the Parent Board’s fiduciary duties under applicable Law; provided, further, that Parent shall promptly (and in no event later than twenty-four (24) hours after taking such action) provide written notice to the Company that it has taken such action and the identity of the applicable third party.
(b)   Notwithstanding anything to the contrary contained in Section 4.4(a) or any other provisions of this Agreement but subject to the first sentence of Section 4.4(c), if at any time from and after the date of this Agreement and prior to the date of the Parent Stockholder Approval, Parent receives a bona fide, unsolicited written Parent Acquisition Proposal from any Person, that did not result from a breach of this Section 4.4 by Parent, if the Parent Board determines in good faith, (x) after consultation with outside financial advisors of nationally recognized reputation and outside legal counsel, that such Parent Acquisition Proposal constitutes or could reasonably be expected to lead to a Parent Superior Proposal and (y) after consultation with outside legal counsel, in light of such Parent Acquisition Proposal, the failure to take such action would reasonably be expected to be inconsistent with the Parent Board’s fiduciary duties under applicable Law, then Parent may, directly or indirectly through its Representatives, (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to Parent and its Subsidiaries to the Person who has made such Parent Acquisition Proposal; provided that Parent shall not provide any non-public information concerning Parent or any of its Subsidiaries to such Person unless such non-public information has been previously provided to, or is substantially simultaneously provided to, the Company and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Parent Acquisition Proposal regarding such Parent Acquisition Proposal and such Person’s Representatives.
(c)   Parent shall promptly (and in no event later than twenty-four (24) hours after receipt) notify the Company (which notice shall be provided orally and in writing and shall identify the Person making the Parent Acquisition Proposal or request for nonpublic information relating to Parent or any Subsidiary of Parent or for access to the properties, books or records of Parent or any Subsidiary of Parent that, in the Parent Board’s good faith judgment, could reasonably be expected to give rise to or result in a Parent Acquisition Proposal (“Parent Request”) and, in each case, set forth in reasonable detail the material terms thereof and of any modification thereto) after receipt of any Parent Acquisition Proposal or any Parent Request, and shall promptly (and in no event later than twenty-four (24) hours after receipt) provide copies to the Company of any written Parent Requests, proposals or indications of interest with respect to such Parent Acquisition Proposal, and/or draft agreements relating to such Parent Acquisition Proposal. Without limiting the foregoing, (i) Parent shall promptly (and in no event later than twenty-four (24) hours after making such determination) notify the Company if it determines to begin providing information or to engage in discussions or negotiations concerning a Parent Acquisition Proposal and (ii) Parent shall keep the Company reasonably informed of any material developments regarding any Parent Acquisition Proposal or Parent Requests (including by promptly (and in no event later than twenty-four (24) hours after receipt) providing to the Company copies of any additional or revised written proposals or indications of interest with respect to such Parent Acquisition Proposal, and/or draft agreements relating to such Parent Acquisition Proposal) on a reasonably prompt basis (and in any event within twenty-four (24) hours) and on a daily basis at mutually agreeable times to be agreed in good faith by the parties, advise and confer with the Company (including on an outside legal counsel basis) regarding the process of negotiations concerning any Parent Acquisition Proposal or Parent Request and the material details (including material terms thereof and of any modification thereto) of any such Parent Acquisition Proposal or Parent Request and shall respond in good faith to questions reasonably asked by the Company (or its outside legal counsel) related thereto. Parent agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement which prohibits Parent from providing any information to the Company in accordance with this Section 4.4.
(d) Nothing contained in this Section 4.4 or in Section 4.10 shall prohibit Parent or the Parent Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other similar disclosure to Parent’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act if, in the Parent Board’s determination in good faith based on the advice of outside legal counsel, the failure to so disclose would reasonably be expected to be inconsistent with the Parent Board’s fiduciary duties under applicable Law or its obligations under applicable federal securities Law; provided that any such position or disclosure (other than any stop, look and listen communication that includes a reaffirmation of the Parent Recommendation) shall be deemed to be a Parent Adverse Recommendation Change unless the Parent Board expressly and concurrently reaffirms the Parent Recommendation.
(e)   For purposes of this Agreement, “Parent Acquisition Proposal” means (i) any inquiry, proposal or offer for or with respect to (or expression of interest by any Person that it is considering or may engage in) a merger, joint venture, partnership, consolidation, dissolution, liquidation, recapitalization, reorganization, share exchange, business combination or similar transaction, (ii) any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any Person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, 20% or more of the outstanding Parent Shares or other securities of Parent or (iii) any inquiry, proposal or offer to (or expression by any Person that it is considering or may seek to) acquire in any manner (including the acquisition of stock in any Subsidiary of Parent), directly or indirectly, in one or more transactions, assets or businesses of Parent or its Subsidiaries, including pursuant to a joint venture or partnership, representing 20% or more of the consolidated total assets (including equity securities of its Subsidiaries), revenues, EBITDA or net income of Parent, in each case, other than the Transactions.
(f)   For purposes of this Agreement, “Parent Superior Proposal” means a bona fide, unsolicited written Parent Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and Parent, the stockholders of such third party) acquiring, directly or indirectly, more than 80% of the outstanding Parent Shares or more than 80% of the assets of Parent and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, (ii) that the Parent Board determines in good faith, after consultation with its outside legal counsel and its outside financial advisors of nationally recognized reputation, is reasonably likely to be completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein, and the Person making such Parent Acquisition Proposal, (iii) that the Parent Board determines in good faith, after consultation with its outside legal counsel and its outside financial advisors of nationally recognized reputation (taking into account any changes to this Agreement proposed by the Company in response to such Parent Acquisition Proposal, and all financial, legal, regulatory and other aspects of such Parent Acquisition Proposal, including all conditions contained therein, and the Person making such proposal, and this Agreement as well as post-closing synergies and pro forma economics, to the extent applicable), is more favorable to the stockholders of Parent (in their capacity as such) from a financial point of view than the Mergers and (iv) the definitive documentation in respect of which does not contain any due diligence or financing condition.
(g)   Parent agrees that it will take the necessary steps promptly to inform its Subsidiaries and its Representatives of the obligations undertaken in this Section 4.4.
(h)   Except as expressly permitted by Section 4.4(i) below, neither the Parent Board or any committee thereof shall (i) (A) fail to include the Parent Recommendation in the Joint Proxy Statement/Prospectus or any amendment thereof, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to the Company, the Parent Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer that constitutes a Parent Acquisition Proposal (other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case that includes a reaffirmation of the Parent Recommendation) (it being understood that the Parent Board may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth (10th) business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a Parent Adverse Recommendation Change and that a statement that the Parent Board recommends against acceptance of such tender or exchange offer but, in accordance with this Section 4.4, is engaging in discussions or negotiations with the Person making such tender or exchange offer, shall not be deemed to be a Parent Adverse Recommendation Change so long as such statement also expressly and concurrently reaffirms the Parent Recommendation), (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to stockholders of Parent a Parent Acquisition Proposal or (E) fail to publicly recommend against a Parent Acquisition Proposal and reaffirm the Parent Recommendation within ten (10) business days of the request of the Company (any action described in this clause (i) being referred to as a “Parent Adverse Recommendation Change”), or (ii) authorize, cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle with respect to any Parent Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 4.4(b)).
(i)
(i)   Notwithstanding anything to the contrary set forth in this Agreement, prior to the date of the Parent Stockholder Approval, the Parent Board may make a Parent Adverse Recommendation Change if, after receiving a bona fide, unsolicited Parent Acquisition Proposal, the Parent Board has determined in good faith, (A) after consultation with its outside legal counsel, that in light of such Parent Acquisition Proposal, the failure to so make a Parent Adverse Recommendation Change could reasonably be expected to be inconsistent with the Parent Board’s fiduciary duties under applicable Law and (B) after consultation with outside financial advisors of nationally recognized reputation and outside legal counsel, such Parent Acquisition Proposal constitutes a Parent Superior Proposal; provided, however, that, prior to making such Parent Adverse Recommendation Change, (1) Parent has given the Company at least four (4) business days’ prior written notice of its intention to make such Parent Adverse Recommendation Change (which notice shall include a copy of the Parent Superior Proposal and a copy of the relevant proposed transaction agreements and a copy of any financing commitments relating thereto) (it being agreed that neither the delivery of such a notice nor any public announcement thereof, which announcement Parent has determined in good faith after consultation with its outside legal counsel it is required to make under Law shall constitute a Parent Adverse Recommendation Change so long as such public announcement also expressly and concurrently reaffirms the Parent Recommendation), (2) to the extent requested by the Company, Parent and its officers and directors have negotiated, and Parent has used reasonable best efforts to cause its Representatives to negotiate, in good faith with the Company during such notice period to enable the Company to propose revisions to the terms of this Agreement such that it would cause such Parent Superior Proposal to no longer constitute a Parent Superior Proposal, (3) following the end of such notice period, the Parent Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by the Company, and shall have determined, after consultation with its outside financial advisors of nationally recognized reputation and outside legal counsel, that (x) failure to make a Parent Adverse Recommendation Change would nevertheless reasonably be expected to be inconsistent with the Parent Board’s fiduciary duties under applicable Law and (y) the Parent Superior Proposal would nevertheless continue to constitute a Parent Superior Proposal, in each case, if the revisions proposed by the Company were to be given effect and (4) in the event of each and every change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Parent Superior Proposal, Parent shall, in each case, have delivered to the Company an additional notice consistent with that described in clause (1) above of this proviso and a new four (4)-business day notice period under clause (1) of this proviso shall commence, during which time Parent shall be required to comply with the requirements of this Section 4.4(i) anew with respect to each such additional notice, including clauses (1) through (4) above of this proviso; and provided, further, that Parent and its Affiliates and its and their Representatives have complied in all material respects with their obligations under Section 4.4.
(ii)   Notwithstanding anything to the contrary set forth in this Agreement, prior to the date of the Parent Stockholder Approval, the Parent Board may change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to the Company, the Parent Recommendation (“Parent Intervening Event Recommendation Change”) if, in response to a Parent Intervening Event, the Parent Board has determined in good faith, after consultation with its outside legal counsel, that failure to make such Parent Intervening Event Recommendation Change would reasonably be expected to be inconsistent with the Parent Board’s fiduciary duties under applicable Law; provided, however, that (A) such action shall not in any way relate to a Parent Acquisition Proposal or a Parent Superior Proposal (which is addressed under Section 4.4(h)) and (B) prior to making such Parent Intervening Event Recommendation Change, (1) Parent has given the Company at least four (4) business days’ prior written notice of its intention to make such Parent Intervening Event Recommendation Change and a reasonable description of the Parent Intervening Event that serves as the basis of such Parent Intervening Event Recommendation Change (it being agreed that neither the delivery of such a notice nor any public announcement thereof that Parent has determined in good faith after consultation with its outside legal counsel it is required to make under Law shall constitute a Parent Intervening Event Recommendation Change so long as such public announcement also expressly and concurrently reaffirms the Parent Recommendation), (2) to the extent requested by the Company, Parent and its officers and directors have negotiated, and Parent has used reasonable best efforts to cause its Representatives to negotiate, in good faith with the Company during such notice period, to enable the Company to propose revisions to the terms of this Agreement in such a manner that would obviate the need for making such Parent Intervening Event Recommendation Change and (3) following the end of such notice period, the Parent Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by the Company, and shall have determined in good faith, after consultation with its outside legal counsel, that failure to make a Parent Intervening Event Recommendation Change would reasonably be expected to be inconsistent with the Parent Board’s fiduciary duties under applicable Law if the revisions proposed by the Company were to be given effect and (4) in the event of each and every change to the material facts and circumstances relating to such Parent Intervening Event, Parent shall, in each case, have delivered to the Company an additional notice consistent with that described in clause (1) above of this proviso and a new four (4)-business day notice period under clause (1) of this proviso shall commence, during which time Parent shall be required to comply with the requirements of this Section 4.4(i)(ii) anew with respect to each such additional notice, including clauses (1) through (4) above of this proviso; and provided, further, that Parent and its Affiliates and its and their Representatives have complied in all material respects with their obligations under this Section 4.4. For purposes of this Agreement, “Parent Intervening Event” means a material event, development, occurrence, state of facts or change that was not known or reasonably foreseeable to the Parent Board, as of the execution and delivery of this Agreement (or, if known or reasonably foreseeable, only the portion of such change, Effect, event, occurrence or development of which the magnitude or material consequences were not known or reasonably foreseeable by the Parent Board as of the date of this Agreement), which event, development, occurrence, state of facts or change becomes known to the Parent Board before the Parent Stockholder Approval; provided that (x) in no event shall any action taken by either party pursuant to and in compliance with the covenants set forth in this Agreement, and the consequences of any such action, constitute a Parent Intervening Event and (y) in no event shall the receipt, existence of or terms of a Parent Acquisition Proposal, Parent Request or any inquiry relating thereto or the consequences thereof constitute a Parent Intervening Event.
(j)   Notwithstanding (A) any Parent Adverse Recommendation Change or Parent Intervening Event Recommendation Change or (B) the making of any Parent Acquisition Proposal, until the termination of this Agreement (x) in no event shall Parent or any of its Subsidiaries (1) enter into, or approve or recommend, or, except as set forth in Section 4.4(i), propose to approve or recommend, any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other agreement constituting or relating to a Parent Acquisition Proposal, (2) except as required by applicable Law, make, facilitate or provide information in connection with any SEC or other regulatory filings in connection with the transactions contemplated by any Parent Acquisition Proposal or (3) seek any third-party consents in connection with any transactions contemplated by any Parent Acquisition Proposal and (y) Parent shall otherwise remain subject to the terms of this Agreement; provided, however, for the avoidance of doubt, without limiting Parent’s right to terminate this Agreement in the specific circumstances set forth in Article VI, neither a Parent Adverse Recommendation Change nor a Parent Intervening Event Recommendation Change shall limit Parent’s obligation to submit this Agreement to the stockholders of Parent for the purpose of obtaining the Parent Stockholder Approval at the Parent Stockholder Meeting.
4.5   Company Stockholder Meeting and Parent Stockholder Meeting; Form S-4 and Joint Proxy Statement/Prospectus.
(a)   As promptly as practicable following the date of this Agreement, and in any event within thirty (30) business days of the date of this Agreement, the Company and Parent shall each jointly prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and the Company and Parent shall jointly prepare, and Parent shall cause to be filed with the SEC, the Form S-4, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing. Without limiting any other provision herein, the Form S-4 and Joint Proxy Statement/Prospectus will contain such information and disclosure reasonably requested by either the Company or Parent so that the Form S-4 and Joint Proxy Statement/Prospectus conform in form and substance to the requirements of the Securities Act and Exchange Act. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or filing or distributing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments from the SEC or the staff of the SEC with respect thereto, each of the Company and Parent (A) shall provide the other party up to forty-eight (48) hours to review and comment on such document or response, including the proposed final version of such document or response (unless, in the case of responding to comments from the SEC or the staff of the SEC, pursuant to a telephone call initiated by the SEC), (B) shall include in such document or response all comments reasonably proposed by the other party and (C) shall not file or distribute such document or respond to the SEC prior to receiving the approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed (it being understood that a party shall be deemed to have approved such document or response if it fails to provide a response within forty-eight (48) hours of receipt); provided that with respect to documents filed by a party that are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the Transactions or the combined entity.
(b)   Each of the Company and Parent shall, as promptly as reasonably practicable following a request from the other party, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC or the NYSE in connection with the Transactions, including the Form S-4 and the Joint Proxy Statement/Prospectus. In addition, each of the Company and Parent shall, as promptly as practicable, provide information concerning it necessary to enable the Company and Parent to prepare required pro forma financial statements and related footnotes in connection with the preparation of the Form S-4 and/or the Joint Proxy Statement/Prospectus.
(c)   Each of the Company and Parent shall, in consultation with the other, (i) within two business days following the execution and delivery of this Agreement, commence a broker search pursuant to Section 14a-13 of the Exchange Act in respect of setting a record date for the Company Stockholder Meeting and the Parent Stockholder Meeting, as applicable; (ii) as promptly as practicable following the date of this Agreement and the completion of such broker search (and in any case within twenty-one (21) business days following the commencement of such broker search), set a record date for the Company Stockholder Meeting or Parent Stockholder Meeting, as applicable, which record date shall be prior to the effectiveness of the Form S-4; provided, however, that to the extent it becomes necessary to set a new record date for the Company Stockholder Meeting or the Parent Stockholder Meeting, as applicable, to comply with applicable Law or the rules of the NYSE, the Company or Parent, as applicable, shall, in consultation with the other party, take such actions as may be required to set a new record date to comply with applicable Law or the rules of the NYSE; and (iii) thereafter cause the Joint Proxy Statement/Prospectus to be mailed to holders of Company Shares and Parent Shares as promptly as reasonably practicable after the declaration of effectiveness of the Form S-4 and, in any event, within five (5) business days following the date the Form S-4 is declared effective.
(d)   If at any time prior to the Titanium Merger Effective Time there shall occur (i) any event with respect to Parent or any of its Subsidiaries, or with respect to information supplied by Parent for inclusion in the Form S-4 or the Joint Proxy Statement/Prospectus, or (ii) any event with respect to the Company, or with respect to information supplied by the Company for inclusion in the Form S-4 or Joint Proxy Statement/Prospectus, which event is required to be described in an amendment of or a supplement to the Form S-4 or the Joint Proxy Statement/Prospectus, such event shall be so described, and such amendment or supplement shall be promptly (and in any case within forty-eight (48) hours unless otherwise mutually agreed by Parent and the Company) filed with the SEC and, as required by Law, disseminated to the stockholders of the Company and the stockholders of Parent.
(e)   Each of the Company and Parent shall (i) promptly (and in any case, no less than twenty-four (24) hours after a director or senior executive officer of such party becomes aware) notify in writing the other of the receipt of any comments from the SEC or its staff or any other applicable government official and of any requests by the SEC or its staff or any other applicable government official for amendments or supplements to any of the filings with the SEC in connection with the Mergers and other Transactions or for additional information and (ii) promptly (and in any case, no less than twenty-four (24) hours after a director or senior executive officer of such party becomes aware) supply the other with copies of all correspondence between it or any of its representatives, or it or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other applicable government official, on the other hand, with respect thereto. The Company and Parent shall respond to any comments of the SEC or its staff with respect to the Form S-4 or the Joint Proxy Statement/Prospectus as promptly as practicable. The Company and Parent shall cooperate with each other and provide to each other all information necessary in order to prepare the Form S-4 and the Joint Proxy Statement/Prospectus as expeditiously as practicable, and each of them shall provide promptly (and in any case within twenty-four (24) hours) to the other party any information that such party may obtain that could necessitate an amendment or supplement to any such document.
(f)   Parent shall, no later than twenty-one (21) business days following the mailing of the Joint Proxy Statement/Prospectus, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholder Meeting”) for the purpose of obtaining the Parent Stockholder Approval and the Parent Board shall recommend to Parent’s stockholders the adoption of this Agreement (the “Parent Recommendation”) and shall include such recommendation in the Joint Proxy Statement/Prospectus; provided, however, that the Parent Board may fail to make such Parent Recommendation or make a Parent Adverse Recommendation Change only if permitted by, and in accordance with, Section 4.4(i). Without limiting the generality of the foregoing, but subject to the Parent Board’s right to make a Parent Adverse Recommendation Change only if permitted by, and in accordance with, Section 4.4(i), Parent agrees that its obligations pursuant to this Section 4.5(f) or its other obligations pursuant to this Section 4.5 shall not be affected by the commencement, public proposal, public disclosure or communication to Parent or its stockholders or representatives of any Parent Acquisition Proposal. Parent shall convene and hold the Parent Stockholder Meeting as soon as practicable (and in any event, within twenty-one (21) business days) after the mailing of the definitive Joint Proxy Statement/Prospectus and use its reasonable best efforts (subject to any Parent Adverse Recommendation Change permitted by, and in accordance with, Section 4.4(i)) to obtain the Parent Stockholder Approval. Parent shall not, without the prior written consent of the Company, adjourn, postpone or otherwise delay the Parent Stockholder Meeting. Notwithstanding the immediately preceding sentence, (i) Parent may, without the prior written consent of the Company, adjourn or postpone the Parent Stockholder Meeting to distribute any supplement or amendment to the Joint Proxy Statement/Prospectus the distribution of which the Parent Board has determined in good faith, following consultation with the Company and based on the advice of outside legal counsel, to be necessary under applicable Law (provided that any such adjournment or postponement shall only be for the minimum period required by applicable Law) and (ii) Parent shall, unless otherwise mutually agreed by Parent and the Company, adjourn or postpone the Parent Stockholder Meeting for an absence of a quorum; provided that (A) Parent shall use reasonable best efforts to obtain such a quorum as promptly as practicable and shall reconvene the Parent Stockholder Meeting at the earliest practicable date on which the Parent Board reasonably expects, following consultation with the Company, there to be a quorum and (B) Parent shall not, without the prior written consent of the Company, postpone or adjourn the Parent Stockholder Meeting pursuant to this clause (ii) (x) more than a total of three (3) times, (y) for a period exceeding ten (10) business days or (z) if doing so would require the setting of a new record date. Without the prior written consent of the Company, the matters contemplated by the Parent Stockholder Approval and, in Parent’s sole discretion, an amendment to the certificate of incorporation of Parent to increase the authorized number of Parent Shares, shall be the only matters (other than matters of procedure and matters required by applicable Law to be voted on by Parent’s stockholders in connection therewith) that Parent shall propose to be voted on by the stockholders of Parent at the Parent Stockholder Meeting. Parent shall otherwise coordinate and cooperate with the Company with respect to the timing of the Parent Stockholder Meeting and will otherwise comply with all legal requirements applicable to the Parent Stockholder Meeting. Parent shall provide updates to the Company with respect to the proxy solicitation for the Parent Stockholder Meeting (including interim results) within twenty-four (24) hours following a written request by the Company.
(g)   The Company shall, no later than twenty-one (21) business days following the mailing of the Joint Proxy Statement/Prospectus, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of obtaining the Company Stockholder Approval, and the Company Board shall recommend to the Company’s stockholders the adoption of this Agreement (the “Company Recommendation”) and shall include such recommendation in the Joint

Proxy Statement/Prospectus; provided, however, that the Company Board may fail to make such Company Recommendation or make a Company Adverse Recommendation Change only if permitted by, and in accordance with, Section 4.3(i). Without limiting the generality of the foregoing, but subject to the Company Board’s right to make a Company Adverse Recommendation Change only if permitted by, and in accordance with Section 4.3(i), the Company agrees that its obligations pursuant to this Section 4.5(g) or its other obligations pursuant to this Section 4.5 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or its stockholders or representatives of any Company Acquisition Proposal. The Company shall hold the Company Stockholder Meeting as soon as practicable (and in any event, within twenty-one (21) business days) after the mailing of the definitive Joint Proxy Statement/Prospectus and use its reasonable best efforts (subject to any Company Adverse Recommendation Change permitted by, and in accordance with, Section 4.3(i)) to obtain the Company Stockholder Approval. The Company shall not, without the prior written consent of Parent, adjourn, postpone or otherwise delay the Company Stockholder Meeting. Notwithstanding the immediately preceding sentence, (i) the Company may, without the prior written consent of Parent, adjourn or postpone the Company Stockholder Meeting to distribute any supplement or amendment to the Joint Proxy Statement/Prospectus the distribution of which the Company Board has determined in good faith, following consultation with Parent and based on the advice of outside legal counsel, to be necessary under applicable Law (provided that any such adjournment or postponement shall only be for the minimum period required by applicable Law) and (ii) the Company shall, unless otherwise mutually agreed by the Company and Parent, adjourn or postpone the Company Stockholder Meeting for an absence of a quorum; provided that (A) the Company shall use reasonable best efforts to obtain such a quorum as promptly as practicable and shall reconvene the Company Stockholder Meeting at the earliest practicable date on which the Company Board reasonably expects, following consultation with Parent, there to be a quorum and (B) the Company shall not, without the prior written consent of Parent, postpone or adjourn the Company Stockholder Meeting pursuant to this clause (ii) (x) more than a total of three (3) times, (y) for a period exceeding ten (10) business days or (z) if doing so would require the setting of a new record date. Without the prior written consent of Parent, the matters contemplated by the Company Stockholder Approval shall be the only matters (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection therewith) that the Company shall propose to be voted on by the stockholders of the Company at the Company Stockholder Meeting. The Company shall otherwise coordinate and cooperate with Parent with respect to the timing of the Company Stockholder Meeting and will otherwise comply with all legal requirements applicable to the Company Stockholder Meeting. The Company shall provide updates to Parent with respect to the proxy solicitation for the Company Stockholder Meeting (including interim results) within twenty-four (24) hours following a written request by Parent.
(h)   Each of the Company and Parent shall use their reasonable best efforts to hold the Company Stockholder Meeting and the Parent Stockholder Meeting on the same day and at the same time; provided that in no event shall either party adjourn, postpone or delay the Company Stockholder Meeting (in the case of the Company) or the Parent Stockholder Meeting (in the case of Parent) pursuant to this provision without the prior written consent of the other party.
4.6   Cooperation; Reasonable Best Efforts.
(a)   Cooperation.   Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Titanium Merger or any of the other Transactions. Except in connection with, with respect to the Company, any disclosure regarding a Company Adverse Recommendation Change, Company Intervening Event Recommendation Change or a Company Acquisition Proposal received by the Company or, with respect to Parent, any Parent Adverse

Recommendation Change, Parent Intervening Event Recommendation Change or a Parent Acquisition Proposal and subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transactions (including the Form S-4 and Joint Proxy Statement/Prospectus). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.
(b)   Antitrust.   Notwithstanding anything in this Agreement to the contrary: (i) the Company and Parent will each make their respective filings under the HSR Act within ten (10) business days of the execution of this Agreement; (ii) the Company and Parent will each make their respective filings with respect to the notices and approvals set forth on Section 4.6(b) of the Company Disclosure Letter by the date set forth on Section 4.6(b) of the Company Disclosure Letter; and (iii) the Company and Parent will make any other applicable foreign antitrust, foreign direct investment or competition Law filings as promptly as practicable. In connection with the Transactions, Parent and the Company shall as promptly as practicable comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entities with jurisdiction over enforcement of the HSR Act, any other applicable antitrust Law of the United States, or any other applicable antitrust, competition, foreign direct investment or similar Laws of any foreign jurisdiction (“Government Antitrust Entity”). Notwithstanding anything herein to the contrary, Parent and the Company shall cooperate in good faith with any Government Antitrust Entities and Parent and the Company shall each use its reasonable best efforts to undertake promptly any and all action required to avoid and eliminate each and every legal impediment under any applicable antitrust, foreign direct investment or competition Law that may be asserted by any Governmental Entity so as to enable the parties to complete the Transactions as expeditiously as possible, and in any event prior to the Outside Date; provided that nothing in this Agreement shall require Parent or any of its Subsidiaries to, and the Company and its Subsidiaries shall not (without the prior written consent of Parent), (v) sell or otherwise dispose of, or hold separate or agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (w) terminate existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (x) terminate any venture or other arrangement; (y) create any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; or (z) effectuate any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of any Order or decree or file appropriate applications with any Government Antitrust Entity in connection with any of the foregoing), in each case, if such actions described in clauses (v) through (z) would, individually or in the aggregate, be reasonably expected to be material to the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries or the Company and its Subsidiaries (with materiality for this purpose being measured on the basis of a consolidated group of entities of the size and scale of a hypothetical company that is the same size as the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement). Parent and the Company each shall diligently assist and cooperate with the other party in preparing and filing any and all written communications that are to be submitted to any Governmental Antitrust Entities in connection with the Transactions and in obtaining any governmental or third-party consents, waivers, authorizations or approvals which may be required to be obtained in connection with the Transactions, which assistance and cooperation shall include: (A) timely furnishing to the other party all information that counsel to the other party reasonably determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval; (B) promptly providing the other party with copies of all written communications to or from any Government Antitrust Entity relating to any applicable antitrust, competition, foreign direct investment or similar Laws of any foreign jurisdiction; provided that such copies may be redacted to remove references concerning the valuation of the Company, as necessary to address legal privilege or confidentiality concerns, or to comply with contractual arrangement or applicable Law; and provided, further, that portions of such copies that are competitively sensitive may be designated as “outside antitrust counsel only”; (C) keeping the other party reasonably informed of any communication received from, or given to any Government Antitrust Entity in connection with any proceeding related to any applicable antitrust, competition, foreign direct investment or similar Laws of any foreign jurisdiction, in each case regarding the Transactions; and (D) permitting the other party to review and incorporate the other party’s reasonable comments in any communication given by it to any Government Antitrust Entity or in connection with any proceeding related to any applicable antitrust, competition or similar Laws of any foreign jurisdiction, in each case regarding the Transactions. None of Parent, Titanium Merger Sub or Forward Merger Sub, on one hand, nor the Company, on the other hand, shall (1) initiate, or agree to participate in any meeting, telephone call or discussion with any Government Antitrust Entity with respect to any filings, applications, investigation, or other inquiry regarding the Transactions or filings under or any applicable antitrust, competition, foreign direct investment or similar Laws of any foreign jurisdiction without giving the other party reasonable prior notice of the meeting or discussion and, to the extent permitted by such Government Antitrust Entity, the opportunity to attend and participate in such meeting, telephone call or discussion, (2) extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) or (3) without the prior written consent of the other party, enter into any agreement with any Governmental Entity pursuant to which such party agrees not to consummate the Transactions. From the date of this Agreement until the earlier of (a) the expiry or early termination of any waiting period (including any extension thereof and any timing agreement entered into with a Governmental Entity to delay or not to consummate the transactions entered in connection therewith) applicable to the consummation of the Mergers under the HSR Act and (b) May 29, 2026, neither Parent nor any of its Subsidiaries will acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition would reasonably be expected to (X) impose any material delay in obtaining, or materially increase the risk of not obtaining, consent or approval of a Governmental Entity necessary to consummate the Transactions, or the expiration or termination of any applicable waiting period, (Y) materially increase the risk of a Governmental Entity seeking or entering an Order prohibiting the consummation of the Transactions or (Z) materially increase the risk of not being able to remove any such Order on appeal or otherwise or.
(c)   Information.   Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Offering Documents or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Transactions.
(d)   Status.   Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Transactions. Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.
(e)   Nothing in this Section 4.6 shall prohibit or limit the ability of the Company to take the actions contemplated by Section 4.3. This Section 4.6 shall not govern the obligations of the parties with respect to any Financing, which shall be governed by Section 4.17.
4.7   Access and Reports.   Subject to applicable Law, the Company shall (and shall cause its Subsidiaries to), throughout the period from the date hereof to the earlier of the Titanium Merger Effective Time or the termination of this Agreement in accordance with its terms: (a) afford Parent and its officers and other authorized Representatives full and complete access to its officers, employees, Representatives, auditors, properties, books, Contracts, audit working papers and records, and furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested in advance in writing; (b) provide Parent and its officers and other authorized Representatives the information and access as set forth in Section 4.7(b) of the Company Disclosure Letter (provided that, solely with respect to the information and access contemplated by this clause (b), if it is not reasonably possible for the Company or its Subsidiaries to provide Parent and its Representatives certain access or information as set forth on Section 4.7(b) of the Company Disclosure Letter prior to the Closing, such failure shall not be taken into account for purposes of determining whether Section 5.2(a)(i) shall have been satisfied so long as the Company, in consultation with Parent and taking into account Parent’s priorities communicated in good faith to the Company during such consultation, uses its reasonable best efforts to provide Parent as much information and access as promptly as reasonably possible and prior to the Closing); and (c) provide Parent and its officers and other authorized Representatives the information and access and otherwise take the actions as set forth in Section 4.7(c) of the Company Disclosure Letter, in each case of clauses (a) (b) and (c) above, during normal business hours, to the extent such access does not unreasonably interfere with the conduct of the business of the Company or any of its Subsidiaries; provided, further that the foregoing shall not require the Company to (i) permit any inspection, test or physical intrusion, or to disclose any information that would result in the disclosure of any trade secrets of third parties or (ii) disclose (A) any privileged information of the Company or any of its Subsidiaries, (B) any information that is competitively sensitive or (C) any information that would violate Law; provided, that, in any such case contemplated by clause (ii), the Company shall use reasonable efforts to make reasonable and appropriate substitute disclosure arrangements.
4.8   NYSE De-listing.   Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NYSE to enable the delisting by the Forward Surviving Company of the Company Shares from NYSE and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after the Forward Merger Effective Time.
4.9   NYSE Listing.   Parent shall use reasonable best efforts to cause the Parent Shares that will be issued in the Parent Share Issuance to be listed on the NYSE, subject to official notice of issuance, prior to the Titanium Merger Effective Time.
4.10   Publicity.   The initial press release regarding the Mergers shall be a joint press release in a form as agreed to by the parties. Thereafter (a) the Company shall not, without the consent of Parent, make any press releases or other public communications (including with respect to this Agreement or the Transactions) except (i) as may be required by applicable Laws or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity, in which case the Company will, to the extent not prohibited by Law, prior to making such release or announcement, provide a copy of such release or announcement to Parent and consult with Parent regarding the contents thereof or (ii) releases, communications or statements regarding the Company’s and its Subsidiaries’ products, operations and services, which releases, communications and statements are in the ordinary course of business and consistent with past practice and (b) Parent (i) shall not, without the consent of the Company (not to be unreasonably withheld, conditioned or delayed), make any press release or other public communication with respect to this Agreement or the Transactions; provided that Parent may issue press releases or other public communications that are consistent with prior press releases issued or other public communications made in compliance with this Section 4.10 or any communication plan or strategy previously agreed to by Parent and the Company; provided, further, that, subject to Section 4.3, the foregoing restrictions in this clause (i) shall not apply to any press release or other public communication in connection with a Company Acquisition Proposal, Company Adverse Recommendation Change or Company Intervening Event Recommendation Change and (ii) shall consult with the Company regarding any press releases or other public communications (including with respect to this Agreement or the Transactions) except, in each case, (x) as may be required by applicable Laws or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity, in which case Parent will, to the extent not prohibited by Law and if reasonably practicable, prior to making such release or announcement, provide a copy of such release or announcement to the Company and consult with the Company regarding the contents thereof or (y) releases, communications or statements regarding Parent’s and its Subsidiaries’ products, operations and services, which releases, communications and statements are in the ordinary course of business and consistent with past practice. Notwithstanding the foregoing, (A) nothing in this Section 4.10 shall limit the Company’s or the Company Board’s rights under Section 4.3 or the Parent’s or the Parent Board’s rights under Section 4.4, (B) the Company will not be required to consult with Parent in connection with any such press release or public statement regarding a Company Adverse Recommendation Change or Company Intervening Event Recommendation Change if the Company Board shall so have effected, (C) Parent will not be required to consult with the Company in connection with any such press release or public statement regarding a Parent Adverse Recommendation Change or Parent Intervening Event Recommendation Change if the Parent Board shall so have effected and (D) the requirements of this Section 4.10 shall not apply to any disclosure by the Company or Parent of any information concerning this Agreement or the Transactions in connection with any dispute between the parties regarding this Agreement or the Transactions. In addition, the Company may, without Parent, Titanium Merger Sub or Forward Merger Sub’s consent, communicate to its employees, customers, suppliers and consultants; provided that, such communication to the extent related to the Transactions, Parent, its Affiliates or the post-Closing operation of the Company’s and its Subsidiaries’ business is consistent with any communications plan or prior communications previously agreed to by Parent and the Company.
4.11   Employee Benefits.
(a)   Parent agrees that, from and after the Titanium Merger Effective Time and until the one (1)-year anniversary of the Titanium Merger Effective Time (the “Continuation Period”), Parent will cause the Company or the Forward Surviving Company, as applicable, to provide the Company Employees who remain employed by the Company and its Affiliates following the Titanium Merger Effective Time (the “Continuing Employees”) (i) a base salary or regular hourly wage rate, as applicable, that is not less than the base salary or regular hourly wage rate provided to such Continuing Employees by the Company and its Subsidiaries immediately prior to the Titanium Merger Effective Time, (ii) annual target cash incentive compensation opportunities (excluding equity-based incentive compensation opportunities) that are not less than those provided to such Continuing Employee by the Company and its Subsidiaries as of immediately prior to the Titanium Merger Effective Time, (iii) solely to the extent that such Continuing Employees are eligible for target long-term incentive compensation opportunities provided by the Company and its Subsidiaries as of immediately prior to the Titanium Merger Effective Time, such Continuing Employees shall be eligible for consideration to participate in Parent’s long-term incentive plan, as determined by Parent in its reasonable discretion and (iv) employee benefits (excluding severance, equity-based incentive compensation opportunities, defined benefit pension, non-qualified deferred compensation, post-retirement medical or welfare benefits, retention and any change in control benefits) that are substantially similar, in the aggregate, to those provided to such Continuing Employee as of immediately prior to the Titanium Merger Effective Time (excluding, severance, equity-based incentive compensation opportunities, defined benefit pension, non-qualified deferred compensation, post-retirement medical or welfare benefits, retention and any change in control benefits). Parent shall cause the Company or the Forward Surviving Company, as applicable, to provide the Continuing Employees who experience a qualifying termination of employment during the Continuation Period with severance benefits that are described on Section 4.11(a) of the Company Disclosure Letter. Until such time as Parent shall cause the Continuing Employees to participate in the applicable compensation and employee benefit plans maintained by Parent or any Subsidiary of Parent (collectively, the “Parent Benefit Plans”), the continued participation of the Continuing Employees in the Benefit Plans as in effect at the Titanium Merger Effective Time shall be deemed to satisfy the requirements of Section 4.11(a)(iv) (it being understood that participation in Parent Benefit Plans may commence at different times with respect to each of the Parent Benefit Plans).
(b)   With respect to any Parent Benefit Plans in which the Continuing Employees or their respective beneficiaries and dependents are otherwise eligible to participate effective as of or after the Titanium Merger Effective Time, Parent shall, or shall cause the Forward Surviving Company to take commercially reasonable efforts to (i) recognize all service of such Continuing Employees with the Company or any of its Subsidiaries, and their respective predecessors as the case may be, for purposes of determining eligibility to participate, vesting, accruals, and entitlement to and level of benefits where length of service is relevant, other than benefit accruals under a defined benefit pension plan or as would result in a duplication of benefits, (ii) waive any pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements with respect to participation and coverage requirements applicable to each Continuing Employee and any covered dependent under any Parent Benefit Plan that is a welfare benefit plan to the extent such conditions were waived or satisfied under similar Benefit Plans immediately prior to the Titanium Merger Effective Time and (iii) provide credit to each Continuing Employee and any covered dependent thereof for any co-payments and deductibles incurred prior to the effective time for the Continuing Employee’s coverage under the applicable Parent Benefit Plan for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such Parent Benefit Plan that may apply as of or following the Titanium Merger Effective Time.
(c)   From and after the Titanium Merger Effective Time, the Company or the Forward Surviving Company, as applicable, will, and Parent will cause the Company or the Forward Surviving Company, as applicable, to, honor, in accordance with their terms, all employment, severance, income continuity and change of control programs, plans or agreements between the Company and the Continuing Employees, bonuses, incentives, severance payments or deferred compensation in existence on the date hereof or, to the extent such changes are permitted under Section 4.1(xiv) hereof, as of the Titanium Merger Effective Time; provided that the foregoing shall not prohibit Parent, the Company or the Forward Surviving Company from amending, suspending or terminating any such arrangements (excluding individual severance arrangements) to the extent permitted under, and in accordance with, their terms and this Agreement. Parent acknowledges that a “change in control” of the Company or other event with similar import, within the meaning of the Benefit Plans that contain such terms, will occur upon the Titanium Merger Effective Time.
(d)   Except if not permitted by a collective bargaining agreement, if requested by Parent in writing at least ten (10) business days prior to the Titanium Merger Effective Time, then, solely to the extent that Parent has established a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “Parent 401(k) Plan”) at or prior to the Titanium Merger Effective Time, the Company shall cause any Benefit Plan that is a defined contribution plan intended to be qualified under Section 401(a) of the Code (a “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Titanium Merger Effective Time and contingent upon the occurrence of the Closing. Parent shall permit each Continuing Employee who is then actively employed and participating in the Company 401(k) Plan to elect, and Parent agrees to cause the Parent 401(k) Plan to accept, a “direct rollover” of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, promissory notes (in the case of outstanding loans) or a combination thereof in an amount equal to the full account balance (including earnings thereon) distributed to such Continuing Employee from the Company 401(k) Plan. If the Company 401(k) Plan is terminated pursuant to Parent’s request in accordance with the preceding sentence, each Continuing Employee shall be eligible to participate in the Parent 401(k) Plan as of the Titanium Merger Effective Time.
(e)   As soon as reasonably practicable after the date of this Agreement, the Company shall provide Parent (for Parent’s review and comment) copies of preliminary calculations prepared in respect of Section 280G of the Code with respect to any “disqualified individual” (within the meaning of Section 280G of the Code) and on or prior to the third (3rd) business day prior to the Titanium Merger Effective Time, the Company shall provide Parent (for Parent’s review and comment) with a revised Section 280G analysis that reflects any changes since the preliminary calculations were provided to Parent. The Company shall consider in good faith all reasonable comments reasonably promptly provided by Parent pursuant to this Section 4.11(e).
(f)   Within thirty (30) days following the date of this Agreement, (i) the Company shall provide Parent with a list of material Benefit Plans, and (ii) the Company shall make available to Parent true and complete copies of, to the extent applicable and not otherwise publicly filed with the SEC, (A) all material Benefit Plans (or, in the case of any unwritten Benefit Plan, a description thereof) and any material amendments thereto, (B) the most recent annual report on Form 5500 with respect to all material Benefit Plans, (C) the most recent actuarial report with respect to all material Benefit Plans and (D) the most recent summary plan description with respect to all material Benefit Plans.
(g)   All provisions contained in this Section 4.11 are included for the sole benefit of the respective parties to this Agreement, and shall not create (A) any third-party beneficiary or other rights in any

Company Employee or Continuing Employee, or their respective legal representatives or beneficiaries, or any other Person or (B) any right to continued employment with the Company, any of its Subsidiaries, Parent or the Forward Surviving Company. Nothing contained in this Section 4.11 is intended to be or shall be considered to be an amendment or adoption of any plan, program, Contract, arrangement or policy of the Company, any of its Subsidiaries, Parent or the Forward Surviving Company nor shall it interfere with Parent’s, the Forward Surviving Company’s or any of the Forward Surviving Company’s Subsidiaries’ right to amend, suspend, modify or terminate any Benefit Plan or Parent Benefit Plan, or to terminate the employment of any employee of the Company or its Subsidiaries for any reason.
4.12   Expenses.   Except as otherwise provided in Section 4.6(b), Section 4.13(b) and Section 6.5, whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense.
4.13   Indemnification; Directors’ and Officers’ Insurance.
(a)   From and after the Titanium Merger Effective Time, each of Parent and the Forward Surviving Company agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Laws, each current and former director or officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties,” and individually, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, amounts paid in settlement or liabilities incurred in connection with any claim, Action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such Indemnified Parties at the request of the Company or its Subsidiaries at or prior to the Titanium Merger Effective Time, whether asserted or claimed prior to, at or after the Titanium Merger Effective Time, including the Transactions, to the same extent as such Indemnified Parties are indemnified as of the date hereof by the Company pursuant to the Charter or Bylaws or the organizational documents of any Subsidiary of the Company and any indemnification Contracts as of the date hereof. Each of Parent and the Forward Surviving Company shall also pay expenses (including reasonable attorneys’ fees) incurred by an Indemnified Party in advance of the final disposition of any such claim, Action, suit, proceeding or investigation to the fullest extent permitted under applicable Laws, provided that the Person to whom expenses are advanced provides, to the extent required by applicable Laws, an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.
(b)   From and after the Titanium Merger Effective Time, the Forward Surviving Company shall, and Parent shall cause the Forward Surviving Company to, honor and fulfill the obligations of the Company and its Subsidiaries with respect to any indemnification agreements between any Indemnified Party, on the one hand, and the Company or any of its Subsidiaries, on the other hand, in each case in effect on the date hereof, and shall not amend, repeal or otherwise modify any such provision in any manner that would adversely affect the rights thereunder of any individual who at the Titanium Merger Effective Time was an Indemnified Party.
(c)   Prior to the Titanium Merger Effective Time, the Company shall, and if the Company fails to do so, Parent shall cause the Forward Surviving Company, as of the Titanium Merger Effective Time to, obtain and fully pay the premium for six-year “tail” directors’ and officers’ insurance policies from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with retentions, limits of liability and other material terms that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of his or her serving in such capacity that existed or occurred at or prior to the Titanium Merger Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend, or shall Parent or the Forward Surviving Company be required to expend, in the aggregate for such policies an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Company may and the Forward Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.
(d)   If Parent or the Forward Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Forward Surviving Company shall assume all of the obligations of Parent and the Forward Surviving Company set forth in this Section 4.13.
(e)   The provisions of this Section 4.13 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations under this Section 4.13. The obligations under this Section 4.13 shall not be terminated or modified without the consent of such affected Indemnified Parties.
(f)   The rights of the Indemnified Parties under this Section 4.13 shall be in addition to any rights such Indemnified Parties may have under the Charter or Bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. Parent, Titanium Merger Sub, Forward Merger Sub and the Forward Surviving Company hereby agree that all provisions relating to exculpation, advancement of expenses and indemnification for acts or omissions occurring prior to the Titanium Merger Effective Time now existing in favor of an Indemnified Party as provided in the Charter or Bylaws of the Company or of any of its Subsidiaries, in each case as of the date hereof, shall remain in full force and effect for a six (6)-year period beginning at the Titanium Merger Effective Time.
4.14   Takeover Statutes.   If any Takeover Statute is or may become applicable to the Transactions, each of Parent, Titanium Merger Sub, Forward Merger Sub, the Company and the members of their respective boards of directors or sole member, as applicable, shall, to the fullest extent practicable, grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.
4.15   Titanium Merger Sub Vote.   Immediately after execution of this Agreement by the parties, Parent will cause a written consent to be executed by all of the record holders of the stock of Titanium Merger Sub to adopt and approve this Agreement in accordance with the applicable provisions of the DGCL and shall promptly deliver such consent to the Company.
4.16   Forward Merger Sub Vote.   Immediately after execution of this Agreement by the parties, Parent will cause a written consent to be executed by the sole member of Forward Merger Sub to adopt and approve this Agreement in accordance with the applicable provisions of the DLLCA and shall promptly deliver such consent to the Company.
4.17   Financing Provisions.
(a)   Prior to the Titanium Merger Effective Time, at Parent’s sole cost and expense, the Company shall use reasonable best efforts to, shall cause its Subsidiaries to use reasonable best efforts to, and the Company shall use reasonable best efforts to cause its and its Subsidiaries’ respective Representatives to, provide such customary cooperation in connection with any debt and/or equity financing (including the Debt Financing) by Parent or any of its Subsidiaries or Affiliates in connection with the Transactions (a “Financing”) as may be reasonably requested by Parent or its Representatives, including using reasonable best efforts to:
(i)   promptly provide the Required Financial Information and other information regarding the Company and its Subsidiaries (including any projections of the Company and its Subsidiaries that have been prepared in the ordinary course of business) as may be reasonably requested by Parent and is reasonably necessary and customary in order to consummate any Financing;
(ii)   promptly inform Parent if the chief executive officer, chief financial officer, treasurer, controller or comparable officer of the Company shall have actual knowledge of any facts as a result of which a restatement of any financial statements (or portion thereof) included in or including the Required Financial Information is reasonably likely or under consideration in order for such financial statements (or portion thereof) to comply with GAAP;
(iii)   assist with Parent’s preparation of the Offering Documents by providing customary information to be used or included in, or that is reasonably necessary in preparation of, such Offering Documents and reviewing and commenting on Parent’s draft of a business description and a “Management’s Discussion and Analysis” to be included in such Offering Documents, in each case with reasonable advance notice and time to review, it being understood and agreed that Parent, and not the Company or its Subsidiaries or their respective Representatives, shall be responsible for the preparation of the Offering Documents;
(iv)   request and use reasonable best efforts to facilitate (including by providing customary representation letters) its independent auditors to (A) provide customary accountant’s comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information regarding the Company and its Subsidiaries contained in the Offering Documents, together with drafts of such comfort letters that such independent auditors are prepared to deliver upon the “pricing” of any equity offering or high-yield bonds being issued in connection with any Financing, and consents from the Company’s independent auditors with respect to financial information regarding the Company and its Subsidiaries and (B) attend a reasonable and customary number of accounting due diligence sessions and drafting sessions, which sessions shall be telephonic or held by videoconference and held at reasonable and mutually agreed times, and using reasonable best efforts to respond to reasonable and customary diligence inquiries;
(v)   (A) execute customary authorization letters that authorize the distribution of information to prospective lenders and contain a customary representation that the public side versions of such documents do not include material non-public information about the Company or its Subsidiaries or their securities and as to the accuracy of the information contained in such documents, (B) identify any portion of such information that constitutes material, non-public information regarding the Company or its Subsidiaries or their securities and (C) participate in marketing efforts for any Financing, including a reasonable number of meetings (including meetings with lenders), road shows, due diligence sessions, drafting sessions and sessions with ratings agencies (including the participation in such meetings of the Company’s senior management), during normal business hours and at mutually agreed times and locations;
(vi)   reasonably assist Parent in procuring any necessary rating agency ratings or approvals, including using reasonable best efforts in providing reasonable assistance in the preparation of materials customarily requested to be used for rating agency presentations;
(vii)   reasonably cooperate with the marketing efforts for any Financing, including using reasonable best efforts to ensure that any syndication efforts with respect to such Financing benefit from the Company’s and its Subsidiaries’ existing lender and investor relationships, including direct contact between senior management of the Company and the proposed lenders, underwriters, initial purchasers or placement agents, as applicable, in connection with any Financing at reasonable times and locations as mutually agreed;
(viii)   facilitate the execution and delivery of definitive financing documents (including any guarantee, pledge and security documents, supplemental indentures, currency or interest rate hedging arrangement, other definitive financing documents or other certificates (other than with respect to solvency matters, which shall be the sole responsibility of Parent) or other documents and instruments as may be reasonably requested by Parent or the Financing Sources, in each case, as reasonably required in connection with the Financing) and the schedules and exhibits thereto (which documents shall only be required to become effective, as to the Company and its Subsidiaries, as of the Closing Date);
(ix)   reasonably cooperate with customary due diligence efforts of Parent and its Affiliates and its and their financing sources in connection with the Financing, including by using reasonable best efforts in cooperating with consultants or others engaged to undertake field examinations and appraisals, including furnishing information to such Persons in respect of current assets, inventory, and other applicable assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing, and reasonably assist with other collateral audits, collateral appraisals and due diligence examinations, in each case, as reasonably required in connection with the Financing;
(x)   assist with Parent’s preparation of pro forma financial statements, by furnishing Parent, Titanium Merger Sub and Forward Merger Sub with historical financial information and other data with respect to the Company and its Subsidiaries to the extent reasonably available to the Company and respond to reasonable and customary diligence inquiries as may be necessary in order for Parent to prepare pro forma financial statements (it being agreed that (A) Parent, and not the Company or its Subsidiaries or their respective Representatives, shall be responsible for the preparation of the pro forma financial statements and any other pro forma information and (B) the Company will not be required to provide any information or assistance relating to (x) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing, (y) any post-Closing or pro forma cost savings, synergies, capitalization or ownership or other pro forma adjustments related to the Transactions or (z) any financial information related to Parent or any of its Subsidiaries);
(xi)   facilitate the pledging of collateral and granting of guarantees for any debt financing, including to deliver any original stock certificates and related powers and any original promissory notes and related allonges, in each case as reasonably required in connection with the Financing and as reasonably requested by Parent and subject to the occurrence of the Closing; and
(xii)   deliver to Parent, at least five (5) business days prior to the Closing Date, all documentation and other information relating to the Company and its Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and a beneficial ownership certificate for any entity that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230), in each case to the extent requested by Parent from the Company in writing at least eight (8) business days prior to the Closing Date.
(b)   The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with any Financing; provided that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Notwithstanding anything to the contrary contained in the Confidentiality Agreement or herein, Parent and its Subsidiaries and their Representatives shall be permitted to disclose information to its Financing Sources as necessary and consistent with customary practices in connection with any Financing, subject to customary confidentiality arrangements (which may include “click through” confidentiality agreements). For the avoidance of doubt, in the case of a Financing that constitutes a securities offering, the sharing of information to Financing Sources in such securities offering shall be limited to the Financing Sources acting as underwriters, private placement agents or initial purchasers for such securities offering.
(c)
(i)   The Company shall and shall cause its Subsidiaries to (x) conditioned upon the occurrence of the Closing, deliver all notices (after giving effect to any waiver of notice periods by the agent and/or lenders) and take all other actions required to facilitate the termination of commitments under the Existing Company Credit Agreement, the repayment in full of all obligations then outstanding thereunder (other than any letter of credit obligations that are backstopped, “rolled over” or cash collateralized) and the release of all Liens in connection therewith on the Closing Date (and the Company shall use reasonable best efforts to cooperate with any back-stop, “roll-over”, cash collateralization or termination arrangements of Parent in connection with existing letters of credit under the Existing Company Credit Agreement) and (y) deliver to Parent not later than two (2) business days (or such shorter period as reasonably agreed by Parent) prior to the Titanium Merger Effective Time (with drafts being delivered at least five (5) business days (or such shorter period as reasonably agreed by Parent) prior to the Titanium Merger Effective Time at the reasonable request of Parent) customary payoff letters in respect of the Existing Company Credit Agreement from all financial institutions and other persons (or the agents or trustees authorized to act on behalf thereof) parties to the Existing Company Credit Agreement, together with all documentation relating to the release of all Liens with respect to the Existing Company Credit Agreement (including any termination statements on Form UCC-3, mortgage releases, Intellectual Property security agreement releases or other applicable releases), in each case, in a customary form, which payoff letters shall (I) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other similar obligations related to such Indebtedness as of the Closing Date (the “Payoff Amount”) (which Payoff Amount, for the avoidance of doubt, shall be paid by Parent) and (II) state that all obligations (including guarantees) in respect thereof (other than those contingent indemnification obligations and other liabilities that customarily remain following termination of a credit agreement) and Liens in connection therewith on the assets of the Company or any of its Subsidiaries (to the extent applicable, other than any cash collateral or other arrangements to backstop any letters of credit issued and outstanding thereunder that are not terminated at Closing) shall be, substantially concurrently with the receipt of the Payoff Amount on the Closing Date by the Persons holding such Indebtedness (or the agents or trustees authorized to act on behalf thereof), released or arrangements reasonably satisfactory to Parent for such release shall have been made by such time, subject, as applicable, to the replacement (or cash collateralization or backstopping) of any then-outstanding letters of credit or similar Indebtedness.
(ii)   Parent or Titanium Merger Sub will be permitted, at their option, or to request the Company, to commence and conduct offers to purchase, including “Change of Control Offers” (as defined in the respective Indentures) or any other tender offer, or any exchange offer, in each case, in respect of any series of Senior Notes, to conduct one or more consent solicitations in respect of any series of Senior Notes, and to otherwise facilitate the rolling of all or a portion of the outstanding aggregate principal amount of any Senior Notes into Parent’s capital structure (each such offer, solicitation, or roll, a “Debt Offer” and collectively, the “Debt Offers”), in each case, in Parent’s discretion and on such terms, conditions and timing determined by Parent, acting reasonably and in consultation with the Company; provided that such Debt Offers shall be conditioned on the consummation of the Closing and, as applicable, such other conditions provided for in the Indentures. If Parent and/or Titanium Merger Sub elects to conduct a Debt Offer, the Company and its Subsidiaries shall provide customary assistance in connection with any such Debt Offer, including by using its reasonable best efforts to:
(1)   cause its Affiliates, officers, employees and Representatives to reasonably cooperate with Parent and Titanium Merger Sub in good faith to permit any such Debt Offer to be effected on such terms, conditions and timing as reasonably requested by Parent (in consultation with the Company), including, if so reasonably requested by Parent, causing any such Debt Offer to be consummated substantially concurrently with (but no earlier than) the Closing and, to the extent applicable, facilitating the pledging of collateral for, or the provision of guarantees of the Senior Notes;
(2)   subject to the receipt of any requisite consents as part of any Debt Offer including a consent solicitation, execute one or more supplemental indentures to the applicable Indenture amending the terms and provisions of such Indenture as described in the applicable Debt Offer, execute one or more officer’s certificates as required under such Indentures or entering into guarantee, pledge and security documents, as reasonably requested by Parent, which supplemental indentures, guarantee, pledge and security documents shall become effective upon the execution thereof and operative no earlier than the Closing Date or the acceptance for purchase of the applicable Senior Notes by Parent (or other Person on behalf of Parent), and will cause the Trustee to enter into such supplemental indenture; and
(3)   if requested by Parent, cause its legal counsel to provide all customary legal opinions to the extent such legal opinion is required to be delivered prior to the Closing Date.

Parent shall provide, or arrange for its Financing Sources to provide, to the Company, the funds necessary to consummate any such Debt Offer (including the payment of all consent fees or other consideration, fees and premiums) on the applicable settlement date.
(iii)   If requested by Parent, in lieu of or in addition to Parent or Titanium Merger Sub commencing any Debt Offers, the Company shall (i) send any notices of redemption with respect to all or a portion of the outstanding aggregate principal amount of any Senior Notes (which shall be in form required under the applicable Indenture and conditioned upon the consummation of the Closing, and shall be in form and substance reasonably satisfactory to the Company) to the Trustee, (ii) take such actions as may be required under the applicable Indenture to cause the Trustee to proceed with the redemption of the Senior Notes under the applicable Indenture and to provide the notice of redemption (conditioned upon consummation of the Closing if provided prior to the Closing) to the holders of the applicable Senior Notes pursuant to the applicable Indenture, (iii) prepare and deliver all other documents required under the applicable Indenture (including any officer’s certificates and legal opinions to the extent required to be delivered prior to the Closing) as may be required under the applicable Indenture to issue notices of redemption (conditioned upon consummation of the Closing, if issued prior to the Closing) for the applicable Senior Notes in accordance with the applicable Indenture and (iv) otherwise provide for (x) the redemption of the applicable Senior Notes on the Closing Date or such later date as shall be specified by Parent, (y) the satisfaction and discharge of the applicable Senior Notes on the Closing Date or such later date as shall be specified by Parent and (z) the release of any Liens with respect to any series of Senior Notes on the Closing Date or such later date as shall be specified by Parent, in each case, pursuant to the requisite provisions of the applicable Indenture. If permitted by the applicable Indenture, the notices of redemption delivered to the Trustee and holders of the Senior Notes (if delivered prior to Closing) may state that the redemption date may be delayed until such time as any condition to redemption stated therein shall be satisfied or such redemption may not occur and such notice may be rescinded in the event such condition shall not have been satisfied. Parent shall provide, or arrange for its Financing Sources to provide, to the Company, the funds necessary to consummate any such redemption (including the payment of all applicable premiums) on the applicable redemption date.
(d)   Notwithstanding anything in this Agreement to the contrary, in fulfilling its obligations pursuant to Sections 4.17(a), (c) and (e), (i) none of the Company, its Subsidiaries or its Representatives shall be required to (A) pay any commitment or other fee or otherwise bear any cost or expense or make any other payment or incur any other actual or potential liability in connection with any Financing or any Debt Offer prior to the Titanium Merger Effective Time in each case other than liabilities indemnified by Parent pursuant to this paragraph (d) and other costs and expenses required to be reimbursed by Parent, (B) provide any indemnity, guarantee, pledge or security in connection with the Financing prior to the Titanium Merger Effective Time or (C) execute any solvency certificate or deliver any similar certification or representation, (ii) any requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (iii) none of the Company or its Subsidiaries or its Representatives shall be required to pass resolutions or consents or approve or authorize the execution of any Financing or the definitive financing agreement or deliver any certificates in connection therewith, in each case, unless the effectiveness of such resolutions, consents, certificates or documents (other than customary authorization letters contemplated by Section 4.17(a)(v) or any certificate, document, opinion, instrument or agreement provided in accordance with Section 4.17(c)) is contingent upon the occurrence of the Closing; provided that no directors, officers, equityholders, managers, members or employees of the Company or its Subsidiaries that will not continue in such capacity following the Closing shall be required to execute any documents or certificates or adopt resolutions or execute consents to approve or authorize the execution of the Financing other than customary authorization letters contemplated by Section 4.17(a)(v) or any certificate, document, opinion, instrument or agreement provided in accordance with Section 4.17(c), (iv) nothing in this Section 4.17 shall require the Company or its Affiliates (x) to waive or amend any terms of this Agreement or take any action that would conflict with or violate the Company’s or any Subsidiaries’ organizational documents or, in the reasonable judgment of the Company, subject any director, officer, manager employee, accountant, legal counsel or other Representative of the Company or its Subsidiaries to any personal liability, (y) to take any action that would or could reasonably be expected to, in the reasonable judgment of the Company, result in the loss of attorney-client privilege and (z) to take any action that would or could reasonably be expected to, in the reasonable judgment of the Company, conflict with, or result in any violation or breach of, any Law, any Company Material Contract with a third party or any obligations of confidentiality to a third party binding on the Company or any of its Subsidiaries, (v) none of the Company or its Subsidiaries or its Representatives shall be required to prepare or provide any Excluded Information or to change any fiscal period or deliver any legal opinion (other than as contemplated in Section 4.17(c)) and (vi) Parent shall, promptly upon request by the Company, reimburse the Company or cause the Company to be reimbursed for all reasonable and documented out-of-pocket costs and expenses (including any commitment fee or other fee and including attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with such cooperation. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of any such Financing and/or any Debt Offer and any cooperation or other actions taken pursuant to this Section 4.17 (other than to the extent arising from (x) any material misstatement or omission of a material fact in any information relating to the Company furnished in writing by the Company or on behalf of the Company by its Subsidiaries or their respective Representatives or (y) the intentional misrepresentation, bad faith, willful misconduct, gross negligence or material breach of this Agreement by, the Company, its Subsidiaries or any of their respective Representatives). In the event that the Company, any of its Subsidiaries or their respective Representatives do not provide access to or disclose information in reliance on clause (iv) of the preceding sentence, the Company shall provide written notice to Parent that it is denying such access or withholding such information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information and/or provide the applicable access in a way that would not reasonably be expected to waive such privilege or contravene such Law, Company Material Contract or obligation of confidentiality.
(e)   The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to periodically update any Required Financial Information provided to Parent as may be necessary so that such Required Financial Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Financial Information”. For the avoidance of doubt, Parent may, to most effectively access the financing markets, request the cooperation of the Company and its Subsidiaries under Section 4.17(a) at any time, and from time to time and on multiple occasions, between the date of this Agreement and the Closing. The Company agrees to use reasonable best efforts to (i) file all reports on Form 10-K and Form 10-Q and, to the extent required to include financial information pursuant to Item 9.01 thereof, Form 8-K, and (ii) file all other Forms 8-K, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to the Closing Date in accordance with the periods required by the Exchange Act. If, in connection with the marketing efforts contemplated by any financing sources in connection with the Financing, Parent reasonably requests the Company to furnish or file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and its Subsidiaries or their respective securities, which information Parent reasonably determines is necessary or desirable (after consultation with the Company and if the Company does not unreasonably object) to include in customary Offering Documents for any Financing, then, upon the Company’s review and reasonable satisfaction with such filing, the Company shall file such Current Report on Form 8-K; provided, however, that the Company shall not be required to furnish or file a Current Report on Form 8-K with respect to any projections of the Company or its Subsidiaries.
(f)
(i)   Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done all things reasonably necessary, proper or advisable to obtain the Debt Financing on or prior to the Closing Date in an amount required to pay the Required Amount (after taking into account any other Financing, if any, and any available cash and cash equivalents of Parent and the Company), on the terms and conditions described in the Commitment Letter (including the related “flex” provisions), including using reasonable best efforts to enforce its rights and exercise any remedies under the Commitment Letter.

(ii)   Parent shall use its reasonable best efforts to take, or cause to be taken, all actions to (w) comply with and maintain in effect the Commitment Letter (provided, that the Commitment Letter and the Debt Financing, as applicable, may be amended, modified, supplemented, substituted or replaced as permitted by this Section 4.17), (x) satisfy on a timely basis or obtain a waiver of all of the conditions to the funding of the Debt Financing required to pay the Required Amount (after taking into account any other Financing, if any, and any available cash and cash equivalents of Parent and the Company) set forth in the Commitment Letter and in the definitive documentation thereto applicable to and within the control of Parent (excluding any condition where the failure to be so satisfied is the result of the Company’s breach of this Agreement or failure to provide the cooperation described in this Section 4.17), (y) negotiate and, in the event that the conditions set forth in the Commitment Letter have been satisfied, enter into definitive documentation in connection with the Debt Financing required to pay the Required Amount (after taking into account any other Financing, if any, and available cash and cash equivalents of Parent and the Company) and (z) in the event that the conditions contained in the Commitment Letter have been satisfied or waived or, upon the Closing would be satisfied, consummate the Debt Financing (including by instructing the Financing Sources to fund the Debt Financing in accordance with the Commitment Letter, and enforcing Parent’s rights and remedies under the Commitment Letter and the definitive agreements relating to the Debt Financing) in an amount required to pay the Required Amount (after taking into account any other Financing, if any, and available cash and cash equivalents of Parent and the Company).
(iii)   Parent shall use reasonable best efforts to keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing (or replacement thereof). Without limiting the generality of the foregoing, Parent shall give the Company prompt notice of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse impact on any portion of the Debt Financing necessary to pay the Required Amount (after taking into account any other Financing, if any, and available cash and cash equivalents of Parent and the Company) or upon becoming aware of any actual material breach or default by any party to the Commitment Letter or definitive agreements related to the Debt Financing. Notwithstanding anything contained in this Agreement to the contrary, Parent and Titanium Merger Sub acknowledge and agree that the Closing is not conditioned upon Parent obtaining any financing.
(iv)   In the event all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Commitment Letter (including the flex provisions (if any)) (other than as a result of the Company’s breach of any provision of this Agreement) and such portion is required to pay the Required Amount (after taking into account any other Financing, if any, and available cash and cash equivalents of Parent and the Company), then Parent shall (x) promptly notify the Company thereof and the reasons therefor, (y) use reasonable best efforts to obtain alternative financing from the same or alternative debt financing sources on terms and conditions not materially less favorable to Parent, taken as a whole, than the terms and conditions set forth in the Commitment Letter, not impose any additional conditions as compared to those set forth in the Commitment Letter delivered to the Company on the date hereof, and that, when taken together with the portion of the Financing that remains available, if any, and available cash and cash equivalents of Parent and the Company, is at least equal to the Required Amount, as promptly as practicable following the occurrence of such event and (z) use reasonable best efforts to obtain, and when obtained, provide the Company with a true and complete copy of, a new financing commitment that provides for such alternative financing; provided that any provisions set forth in such new financing commitment relating to fees, pricing terms, “market flex” provisions (if any) and other terms that are customarily redacted (including any dates related thereto) may be redacted, so long as such redaction does not extend to any terms that would reasonably be expected to reduce the aggregate principal amount of such alternative financing to be funded on the Closing Date below the amount required to pay the Required Amount (after taking into account any other Financing, if any, and available cash and cash equivalents of Parent and the Company) or impose additional conditions precedent, or otherwise amend, modify or expand and condition, to the funding of such alternative financing on the Closing Date that makes the funding of such alternative financing less likely to occur. Notwithstanding anything to the contrary contained in this

Agreement, nothing contained in this Section 4.17 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Commitment Letter (including the “market flex” provisions) (whether to secure waiver of any conditions contained therein or otherwise).
(v)   Parent shall not, without the Company’s prior written consent, permit any amendment, replacement, modification, assignment, termination, waiver, reduction or substitution to be made, or consent to any waiver of any provision of or remedy under the Commitment Letter which would (i) reduce the aggregate cash amounts of the Debt Financing to an aggregate amount less than the amount necessary to pay the Required Amount (after taking into account any other Financing, if any, and available cash and cash equivalents of Parent and the Company), (ii) impose additional conditions, or otherwise amend, modify or expand any condition, to the funding of the Debt Financing on the Closing Date, (iii) otherwise adversely affect the ability of Parent to enforce its rights under the Commitment Letter or consummate the Transactions. Notwithstanding the foregoing, Parent may modify, supplement or amend the Commitment Letter to (1) add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date of this Agreement and (2) implement or exercise any “market flex” provisions contained in any related fee letters. Parent shall promptly deliver to the Company copies of any termination, amendment, modification, waiver or replacement of the Commitment Letter.
(g)   For purposes of this Agreement:
(i)   “Required Financial Information” means (i) all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type and form that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of equity securities or non-convertible high-yield debt securities on a registration statement on Form S-1 under the Securities Act in order for the Company to consummate the offerings of equity or high-yield debt securities (including all audited financial statements and all unaudited quarterly interim financial statements, in each case prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby, including applicable comparison period, which, in the case of unaudited quarterly interim financial statements, will have been reviewed by the Company’s independent public accountants as provided in AS Section 4105, Reviews of Interim Financial Information); and (ii) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (or the Financing Sources) to the extent that such information is (A) customarily included in Offering Documents or (B) is necessary to receive from the Company’s independent public accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including negative assurance and customary change period comfort), in each case of clauses (i) and (ii), assuming that such offering were consummated at the same time during the Company’s fiscal year as such offering will be made. Notwithstanding anything to the contrary in this definition, Required Financial Information shall not include any Excluded Information.
(ii)   “Compliant” means, with respect to the Required Financial Information, that (i) such Required Financial Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Financial Information not misleading under the circumstances under which it was made available, (ii) such Required Financial Information complies in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of equity securities or non-convertible debt securities on Form S-1 that would be applicable to such Required Financial Information, (iii) no independent auditor shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Financial Information and (iv) the financial statements and other financial information included in such Required Financial Information would not be deemed stale or otherwise be unusable under the requirements of Regulation S-X under the Securities Act for a registered public offering of equity securities or non-convertible debt securities on Form S-1 and are sufficient to permit the Company’s independent accountants to issue a customary “comfort” letter to the Financing Sources to the extent required as part of a Financing, including as to customary negative assurances and change period, in order to consummate any equity offering or offering of debt securities on any day on or prior to the Closing Date.
(iii)   “Excluded Information” means (i) any description of post-Closing capital structure, including descriptions of indebtedness or equity or ownership of Parent or any of its Affiliates (including the Company and its Subsidiaries on or after the Closing Date), (ii) any description of the Debt Financing (including any such descriptions to be included in liquidity and capital resources disclosure and any “description of notes” or “plan of distribution”) or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum or offering memorandum for a secured bank financing or high yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act, as applicable, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability and plan of distribution, (iii) any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments related to the Transactions or any pro forma or projected information or pro forma financial statements, it being understood that Parent, and not the Company or its Subsidiaries or their respective Representatives, shall be responsible for the preparation of the pro forma financial statements and other pro forma information, including any pro forma adjustments, (iv) risk factors relating to, or any description of, all or any component of the Debt Financing or any related financing contemplated thereby, (v) “segment reporting” (to the extent not required in SEC filings) and financial statements and data that would be required by Rule 3-05, 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X under the Securities Act (in each case, unless previously filed by the Company with the SEC), (vi) information regarding officers or directors prior to consummation of the Mergers (except information of any of such persons who will remain officers, directors or managers after consummation of the Mergers), executive compensation and related party disclosure (unless the Company or any of its Subsidiaries was party to any such related party transactions prior to consummation of the Mergers and such transactions will continue in place after consummation of the Mergers) or any Compensation Discussion and Analysis or information required by Item 402 of Regulation S-K under the Securities Act and any other information that would be required by Part III of Form 10-K, (vii) projections, or monthly financial statements that are not readily available to the Company without undue effort or expense and are not prepared in the ordinary course of its financial reporting practice and (viii) in addition, solely in the case of a Rule 144A financing, other information customarily excluded from a Rule 144A offering memorandum.
(iv)   “Existing Company Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 20, 2020 (as amended by Amendment No. 1, dated as of March 8, 2021, Amendment No. 2, dated as of October 7, 2021, Amendment No. 3, dated as of December 9, 2022, Amendment No. 4, dated as of July 26, 2023 and Amendment No. 5, dated as of May 16, 2025), among the Company, certain Subsidiaries of the Company from time to time party thereto, as guarantors, the lenders and other parties from time to time party thereto and Bank of America, N.A., as administrative agent, as amended, supplemented, modified, restated, refinanced or replaced from time to time.
(v)   “Indentures” means, collectively, (a) that certain indenture, dated as of March 15, 2021, among the Company, as issuer, the subsidiary guarantors party thereto, and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), pursuant to which the Company’s 3.625% Senior Notes due 2029 (the “2029 Notes”) were issued, (b) that certain indenture, dated as of October 14, 2021, among the Company, as issuer, the subsidiary guarantors party thereto, and the Trustee, as trustee, pursuant to which the Company’s 4.125% Senior Notes due 2032 (the “2032 Notes”) were issued and (c) that certain indenture, dated as of September 25, 2025, among the Company, as issuer, the subsidiary guarantors party thereto, and the Trustee, as trustee, pursuant to which the Company’s 5.625% Senior Notes due 2034 (together with the 2029 Notes and the 2032 Notes, the “Senior Notes”) were issued, in each case, as amended, supplemented, modified, restated, refinanced or replaced from time to time.
(vi)   “Offering Documents” means registration statements, prospectuses, private placement memoranda, offering memoranda, information memoranda, lender and investor presentations and any other marketing materials, offering documents and presentations, in each case issued by Parent or any of its Subsidiaries.
(h)   Without limiting Parent’s rights to information and access as contemplated by Section 4.7, the parties acknowledge and agree that the provisions contained in this Section 4.17 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Parent and/or Titanium Merger Sub with respect to the transactions contemplated by this Agreement and the Commitment Letter, and no other provision of this Agreement (including the exhibits, annexes and schedules hereto) or the Commitment Letter or the definitive debt documents shall be deemed to expand or modify such obligations.
(i)   Notwithstanding anything to the contrary in this Agreement, the conditions set forth in Section 5.2(a)(i), as they apply to the Company’s obligations under this Section 4.17, shall be deemed satisfied on the Closing Date unless (i) the Company has failed to satisfy its obligations in any material respect under this Section 4.17, (ii) Parent has provided notice to the Company of any such failure to comply in any material respect with this Section 4.17 in writing a reasonably sufficient period of time prior to the Closing Date to permit the Company a reasonable opportunity to cure such failure and (iii) the Company has failed to cure such failure within such reasonably sufficient period of time prior to the Closing Date.
4.18   Transaction Litigation.   The Company shall promptly notify Parent of any stockholder demands, litigations, arbitrations or other similar Action (including any derivative claim) against the Company or its directors, officers or employees relating to the Transactions (collectively, the “Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep Parent fully informed on a prompt basis regarding any Transaction Litigation and all material developments relating thereto. The Company shall give Parent the opportunity to participate in the defense or settlement of any Transaction Litigation and consult with Parent in connection with material strategic decisions relating to the defense or settlement of any such Action. Without limitation to Section 4.1, the Company agrees that it shall not settle or offer to settle any Transaction Litigation, without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed.
4.19   Section 16 Matters.   The Company and Parent each shall take all such steps as may be necessary or appropriate to ensure that any dispositions of Company Shares (including derivative securities related to such stock) resulting from the Mergers by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Titanium Merger Effective Time are exempt under Rule 16b-3 promulgated under the Exchange Act.
4.20   Consultation; Control of Operations.   As promptly as practicable following the date hereof, each of Parent and the Company shall designate a lead individual to coordinate regular updates regarding the general status of the Company’s ongoing operations, in such form, at such intervals and addressing such matters as such individuals may agree in good faith. Subject to compliance with applicable Law, following such agreement, the Company shall confer with Parent at such agreed intervals and with respect to such agreed matters from such time until the Titanium Merger Effective Time; provided that any failure of the Company to comply with the obligations under this Section 4.20 shall not affect the condition set forth in Section 5.2(a)(i) or give rise to any right to terminate under Section 6.4(b), except for any such failure that constitutes a willful and material breach of this Agreement; provided, further, that nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Titanium Merger Effective Time. Prior to the Titanium Merger Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
4.21   Further Assurances.   At and after the Titanium Merger Effective Time, the officers and directors of the Titanium Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Titanium Merger Sub, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company or Titanium Merger Sub, reasonably necessary to vest, perfect or confirm of record or otherwise in the Titanium Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Titanium Surviving Corporation as a result of, or in connection with, the Titanium Merger. At and after the Forward Merger Effective Time, the officers and directors of the Forward Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company, Titanium Merger Sub or the Titanium Surviving Corporation, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company, Titanium Merger Sub or the Titanium Surviving Corporation, reasonably necessary to vest, perfect or confirm of record or otherwise in the Forward Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Titanium Surviving Corporation acquired or to be acquired by the Forward Surviving Company as a result of, or in connection with, the Forward Merger.
4.22   Notices of Certain Events.
(a)   Each of the Company and Parent shall promptly notify the other party of:
(i)   any written notice or other written communication from any Person that credibly alleges that the consent of such Person is or may be required in connection with the Transactions;
(ii)   any notice or other written communication from any governmental agency, body, authority or entity in connection with the Transactions; and
(iii)   any actions, suits, claims, investigations or proceedings (A) commenced or (B) to the best of its knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the Transactions;
provided, however, that no such notification (and no other notification required to be given under any other section of this Agreement) shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; provided further, that, any failure of the Company to provide any such notification pursuant to this Section 4.22 shall not affect the condition set forth in Section 5.2(a)(i) or give rise to any right to terminate under Section 6.4(b), except for any such failure that constitutes a willful and material breach of this Agreement.
4.23   Tax Matters.
(a)   Cooperation.   Parent, the Company and their Affiliates shall use their respective reasonable best efforts to cause the Mergers to qualify for the Intended Tax Treatment.
(b)   Tax Opinions.   Each of Parent and the Company shall use its reasonable best efforts and cooperate with one another to obtain (i) any opinion required by the SEC regarding the Intended Tax Treatment to be prepared and submitted in connection with the declaration of effectiveness of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act (the “SEC Tax Opinion”), such opinion to be prepared by Jones Day (or another nationally recognized law firm reasonably satisfactory to the Company and Parent (it being understood and agreed that Paul, Weiss, Rifkind, Wharton & Garrison LLP is such a law firm reasonably satisfactory to the Company and Parent)) and (ii) the Closing Tax Opinion. In connection with the foregoing, the officers of each of Parent, Titanium Merger Sub, Forward Merger Sub and the Company shall execute and deliver to the counsel delivering the SEC Tax Opinion or the Closing Tax Opinion, as applicable, a certificate containing customary representations and statements reasonably necessary or appropriate for such counsel to render such opinion, in form and substance reasonably acceptable to such counsel, dated as of the effective date of the Form S-4 for the SEC Tax Opinion or the Closing Date for the Closing Tax Opinion. Parent and the Company shall use reasonable best efforts to provide such other information as reasonably requested by the applicable counsel for purposes of rendering the SEC Tax Opinion or the Closing Tax Opinion, as applicable.

(c)   Tax Treatment.   The parties intend, for U.S. federal (and applicable state and local) income Tax purposes, that the Titanium Merger and Forward Merger, taken together, shall qualify for the Intended Tax Treatment. None of the parties or their respective Affiliates shall take or cause to be taken, or fail to take or cause to be failed to be taken, any action that would reasonably be expected to prevent or impede qualification of the Mergers, taken together, for such Intended Tax Treatment. Each party shall, and shall cause its Affiliates to, prepare and file all Tax Returns in a manner consistent with the Intended Tax Treatment and each party shall not, and shall cause its Affiliates not to, take any position that is inconsistent with the Intended Tax Treatment on any Tax Return, in any audit, examination or other proceeding relating to Taxes or otherwise, in all cases, unless otherwise required by a change in applicable Tax Law after the date hereof or a “determination” within the meaning of Section 1313(a) of the Code. The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder.
4.24   Election to Parent’s Board of Directors.   Prior to, and conditioned upon the occurrence of, the Titanium Merger Effective Time, Parent will increase the size of its board of directors in order to cause one (1) current member of the Company’s Board, identified by the Company between the date hereof and the Closing Date following prior consultation with Parent and subject to Parent’s mutual agreement, to be appointed to Parent’s Board as of the Titanium Merger Effective Time and will use its reasonable best efforts to cause such individual to be elected to the board of directors of Parent in accordance with Parent’s certificate of incorporation or bylaws or other governing documents at the first annual meeting of the Parent’s stockholders at which such director is eligible for election with a proxy mailing date after the Titanium Merger Effective Time.
ARTICLE V
Conditions
5.1   Conditions to Each Party’s Obligation to Effect the Mergers.   The respective obligation of each party to effect the Mergers is subject to the satisfaction or waiver at or prior to the Titanium Merger Effective Time of each of the following conditions:
(a)   Stockholder Approval.   The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained;
(b)   Listing.   The Parent Shares issuable as Stock Consideration shall have been approved for listing on NYSE, subject to official notice of issuance;
(c)   Governmental Approvals.   (i) Any waiting period (including any extension thereof and any timing agreement entered into with a Governmental Entity to delay or not to consummate the transactions entered in connection therewith) applicable to the consummation of the Mergers under the HSR Act shall have expired or been earlier terminated; and (ii) any consents, registrations, approvals, permits and authorizations set forth on Section 5.1(c) of the Company Disclosure Letter shall have been obtained;
(d)   No Injunctions or Restraints; Illegality.   No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that shall be in effect that restrains, enjoins or otherwise prohibits consummation of the Mergers (collectively, an “Order”); and
(e)   Form S-4.   The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no Action for that purpose shall have been initiated or threatened by the SEC.
5.2   Additional Conditions to the Obligations of Parent, Titanium Merger Sub and Forward Merger Sub.   The obligations of Parent, Titanium Merger Sub and Forward Merger Sub to effect the Mergers are subject to the satisfaction or waiver at or prior to the Titanium Merger Effective Time of each of the following further conditions:

(a)
(i)   The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it as of or prior to the Closing Date;
(ii)   (A) the representations and warranties of the Company set forth in Section 3.1(f)(i)(B) (Absence of Certain Changes) shall be true and correct in all respects at and as of the date of this Agreement and at and as the Closing Date as though made at and as of the Closing Date, (B) the representations and warranties of the Company set forth in Section 3.1(b)(i) and Section 3.1(b)(iii) (Capital Structure) shall be true and correct at and as of the date of this Agreement and the Closing Date as though made at and as of the Closing Date except for De Minimis Inaccuracies, (C) the representations and warranties of the Company set forth in Section 3.1(a) (Organization, Good Standing and Qualification), Section 3.1(b) (Capital Structure) (other than Section 3.1(b)(i) and Section 3.1(b)(iii) thereof), Section 3.1(c) (Corporate Authority and Approval) and Section 3.1(s) (Brokers and Finders) shall be true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Company Material Adverse Effect”) in all material respects at and as of the date of this Agreement and the Closing Date as though made at and as of the Closing Date and (D) any of the other representations and warranties of the Company set forth in this Agreement (other than those listed in the preceding clauses (A), (B) and (C)) shall be true and correct at and as of the date of this Agreement and the Closing Date as though made at and as of the Closing Date, except where the failure to be so true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Company Material Adverse Effect”) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that, with respect to clauses (A), (B), (C) and (D) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (A), (B), (C) or (D), as applicable) only as of such date or period. For purposes of this Agreement, “De Minimis Inaccuracies” means any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of the Company or Parent, as the case may be; and
(iii)   No Company Material Adverse Effect shall have occurred since the date of this Agreement.
(b)   Parent shall have received a certificate of the Company, executed on its behalf by an authorized officer of the Company, dated the Closing Date, certifying that the conditions set forth in Section 5.2(a)(i), Section 5.2(a)(ii) and Section 5.2(a)(iii) have been satisfied.
5.3   Additional Conditions to the Obligations of the Company.   The obligations of the Company to effect the Mergers are subject to the satisfaction or waiver at or prior to the Titanium Merger Effective Time of each of the following further conditions:
(a)
(i)   Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it as of or prior to the Closing Date;
(ii)   (A) the representations and warranties of Parent, Titanium Merger Sub and Forward Merger Sub set forth in Section 3.2(f)(i)(B) (Absence of Certain Changes) shall be true and correct in all respects at and as of the date of this Agreement and at and as the Closing Date as though made at and as of the Closing Date, (B) the representations and warranties of Parent, Titanium Merger Sub and Forward Merger Sub set forth in Section 3.2(b)(i) and Section 3.2(b)(iv) (Capital Structure) shall be true and correct at and as of the date of this Agreement and the Closing Date as though made at and as of the Closing Date except for De Minimis Inaccuracies, (C) the representations and warranties of Parent, Titanium Merger Sub and Forward Merger Sub set forth in Section 3.2(a) (Organization, Good Standing and Qualification), Section 3.2(b) (Capital Structure) (other than Section 3.2(b)(i) and Section 3.2(b)(iv) thereof), Section 3.2(c) (Corporate Authority and Approval) and Section 3.2(n) (Brokers and Finders) shall be true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Parent Material Adverse Effect”) in all material respects at and as of the date of this Agreement and the Closing Date as though made at and as of the Closing Date and (D) any of the other representations and warranties of Parent set forth in this Agreement (other than those listed in the preceding clauses (A), (B) and (C)) shall be true and correct at and as of the date of this Agreement and the Closing Date as though made at and as of the Closing Date, except where the failure to be so true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Parent Material Adverse Effect”) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided, however, that, with respect to clauses (A), (B), (C) and (D) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (A), (B), (C) or (D), as applicable) only as of such date or period; and
(iii)   No Parent Material Adverse Effect shall have occurred since the date of this Agreement.
(b)   The Company shall have received a certificate of Parent, executed on its behalf by an authorized officer of Parent, dated the Closing Date, certifying that the conditions set forth in Section 5.3(a)(i), Section 5.3(a)(ii) and Section 5.3(a)(iii) have been satisfied.
(c)   The Company shall have received an opinion of Jones Day (or another nationally recognized law firm reasonably satisfactory to the Company and Parent (it being understood and agreed that Paul, Weiss, Rifkind, Wharton & Garrison LLP is such a law firm reasonably satisfactory to the Company and Parent)) to the effect that for U.S. federal income Tax purposes, the Mergers, when taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code (the “Closing Tax Opinion”).
ARTICLE VI
Termination
6.1   Termination by Mutual Consent.   This Agreement may be terminated at any time prior to the Titanium Merger Effective Time by mutual written consent of the Company and Parent by action of their respective boards of directors.
6.2   Termination by Either Parent or the Company.   This Agreement may be terminated at any time prior to the Titanium Merger Effective Time by either Parent or the Company if:
(a)   the Titanium Merger has not been consummated by January 17, 2027 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 6.2(a) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Titanium Merger to occur by such date;
(b)   the Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Parent Stockholder Meeting duly convened (or any adjournment or postponement thereof);
(c)   the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholder Meeting duly convened (or any adjournment or postponement thereof); or
(d)   a permanent injunction or other Order which is final and non-appealable shall have been issued preventing or prohibiting consummation of the Mergers; provided, that the right to terminate this Agreement pursuant to this Section 6.2(d) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in or materially contributed to, such Action or event.
6.3   Termination by the Company.   This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Titanium Merger Effective Time by the Company if:
(a)   at any time prior to the receipt of the Parent Stockholder Approval, (i) (A) the Parent Board shall have made a Parent Adverse Recommendation Change or (B) the Parent Board shall have made a Parent Intervening Event Recommendation Change or (ii) Parent or any of its Representatives

(acting on behalf of Parent) materially breaches its obligations under Section 4.4 and, in the case of this clause (ii), such breach is not curable or, if curable is not cured prior to the earlier of (A) the fifth business day after written notice thereof is given by the Company to Parent and (B) the date that is three business days prior to the Outside Date; or
(b)   there has been a breach or inaccuracy of any representation, warranty, covenant or agreement made by Parent, Titanium Merger Sub or Forward Merger Sub in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, such that (i) such breach or inaccuracy or failure to be true would result in the failure to satisfy one or more of the conditions set forth in Sections 5.3(a)(i) or 5.3(a)(ii) and (ii) such breach or inaccuracy or failure to be true is not curable by the Outside Date or, if capable of being cured by the Outside Date, shall not have been cured prior to the earlier of (x) thirty (30) days after written notice thereof is given by the Company to Parent or (y) the Outside Date (provided that the Company is not then in breach of any representation, warranty, covenant or agreement under this Agreement such that Parent would have the right to terminate this Agreement under Section 6.4(b)).
6.4   Termination by Parent.   This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Titanium Merger Effective Time by Parent if:
(a)   at any time prior to the receipt of the Company Stockholder Approval, (i) (A) the Company Board shall have made a Company Adverse Recommendation Change or (B) the Company Board shall have made a Company Intervening Event Recommendation Change or (ii) the Company or any of its Representatives (acting on behalf of the Company) materially breaches its obligations under Section 4.3 and, in the case of this clause (ii), such breach is not curable or, if curable is not cured prior to the earlier of (A) the fifth business day after written notice thereof is given by Parent to the Company and (B) the date that is three business days prior to the Outside Date; or
(b)   there has been a breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue or inaccurate after the date of this Agreement, such that (i) such breach or inaccuracy or failure to be true would result in the failure to satisfy one or more of the conditions set forth in Sections 5.2(a)(i) or 5.2(a)(ii) and (ii) such breach or inaccuracy or failure to be true is not curable by the Outside Date or, if capable of being cured by the Outside Date, shall not have been cured prior to the earlier of (x) thirty (30) days after written notice thereof is given by Parent to the Company or (y) the Outside Date (provided that Parent, Titanium Merger Sub or Forward Merger Sub is not then in breach of any representation, warranty, covenant or agreement under this Agreement such that the Company would have the right to terminate this Agreement under Section 6.3(b)).
6.5   Effect of Termination and Abandonment.
(a)   In the event of termination of this Agreement and the abandonment of the Mergers pursuant to Section 6.1, Section 6.2, Section 6.3 or Section 6.4, this Agreement shall become void and of no effect with no liability to any Person on the part of any party (or of any of its Representatives or Affiliates); provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such termination shall relieve any party of any liability or damages to the other party, which the parties acknowledge and agree shall include any damages incurred by the Company’s stockholders, resulting from fraud or any willful and material breach of this Agreement and (ii) the provisions set forth in Section 4.12 (Expenses), the last sentence of Section 4.17(d) (Financing Provisions), this Section 6.5, Article VII and the Confidentiality Agreement shall survive the termination of this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken or inaction by the breaching party with the knowledge that the taking of such act or inaction would, or would reasonably be expected to, constitute or cause a breach of this Agreement. The parties acknowledge and agree that the failure of the parties to consummate the Closing when required to do so by this Agreement at the time contemplated by Section 1.3, as the case may be, shall be deemed to be a willful and material breach of this Agreement. Nothing shall impair the rights of the parties to obtain the relief set forth in Section 7.6 prior to any termination of this Agreement.

(b)   If this Agreement is terminated (i) by Parent pursuant to the provisions of Section 6.4(a)(i)(A) or Section 6.4(a)(ii), or if this Agreement is terminated by the Company or Parent pursuant to Section 6.2(c) at a time when this Agreement was terminable by Parent pursuant to Section 6.4(a)(i)(A) or Section 6.4(a)(ii); (ii) by either Parent or the Company pursuant to the provisions of Section 6.2(a) and, at the time of such termination, Parent would have been permitted to terminate this Agreement pursuant to Section 6.4(a)(i)(A) or Section 6.4(a)(ii); or (iii) (A) by Parent or the Company pursuant to Section 6.2(c) (other than in the circumstances contemplated by clause (i) of this Section 6.5(b)), (B) by either Parent or the Company pursuant to the provisions of Section 6.2(a) and the Company Stockholder Approval shall not theretofore have been obtained, (C) by Parent pursuant to the provisions of Section 6.4(b) in respect of a (1) breach of the Company’s obligations under Section 4.3 (and the Company Stockholder Approval shall not theretofore have been obtained) or (2) a breach of any other covenant or agreement of this Agreement or (D) by Parent pursuant to the provisions of Section 6.4(a)(i)(B) (and the Company Stockholder Approval shall not theretofore have been obtained) and, in the case of this clause (iii), (x) solely in respect of a termination by the Company pursuant to the provisions of Section 6.2(a), Parent would have been entitled to terminate this Agreement pursuant to Section 6.2(a) or Section 6.4(b) in respect of a (1) breach of the Company’s obligations under Section 4.3 (and the Company Stockholder Approval shall not theretofore have been obtained) at the time of such termination or (2) a breach of any other covenant or agreement of this Agreement at the time of such termination, (y) solely in respect of a termination contemplated by clause (A), (B) and (C), on or after the date of this Agreement and prior to the Company Stockholder Meeting (in the case of termination contemplated by clause (A)) or such termination (in the case of termination contemplated by clause (B) or (C)) a Company Acquisition Proposal shall have been publicly announced (and not publicly withdrawn) and (z) at any time on or prior to the twelve (12) month anniversary of such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Company Acquisition Proposal or the transactions contemplated by any Company Acquisition Proposal are consummated (provided that solely for purposes of this clause, “50%” shall be substituted for “20%” in the definition of Company Acquisition Proposal) then, in the case of each of (i), (ii) and (iii), the Company shall pay Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds (1) in the case of clause (i) of this Section 6.5(b), within two (2) business days after such termination, (2) in the case of clause (ii) of this Section 6.5(b), within two (2) business days after such termination and (3) in the case of clause (iii) of this Section 6.5(b), upon the earlier of entering into such definitive agreement with respect to a Company Acquisition Proposal or the consummation of the transactions contemplated by a Company Acquisition Proposal. “Company Termination Fee” shall mean a cash amount equal to $600,000,000. Each of the parties acknowledges that the Company Termination Fee is not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Company Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall Parent be entitled to the Company Termination Fee on more than one occasion.
(c)   If this Agreement is terminated (i) by the Company pursuant to the provisions of Section 6.3(a)(i)(A) or Section 6.3(a)(ii), or if this Agreement is terminated by the Company or Parent pursuant to Section 6.2(b) at a time when this Agreement was terminable by the Company pursuant to Section 6.3(a)(i)(A) or Section 6.3(a)(ii); (ii) by either Parent or the Company pursuant to the provisions of Section 6.2(a) and, at the time of such termination, the Company would have been permitted to terminate this Agreement pursuant to Section 6.3(a)(i)(A) or (ii); or (iii) (A) by Parent or the Company pursuant to Section 6.2(b) (other than in the circumstances contemplated by clause (i) of this Section 6.5(c)), (B) by either Parent or the Company pursuant to the provisions of Section 6.2(a) and the Parent Stockholder Approval shall not theretofore have been obtained, (C) by the Company pursuant to the provisions of Section 6.3(b) in respect of a (1) breach of Parent’s obligations under Section 4.4 (and the Parent Stockholder Approval shall not theretofore have been obtained) or (2) any other covenant or agreement of this Agreement (and the Parent Stockholder Approval shall not theretofore have been obtained) or (D) by the Company pursuant to the provisions of Section 6.3(a)(i)(B) (and the Parent Stockholder Approval shall not theretofore have been obtained) and, in the case of this clause (iii),

(x) solely in respect of a termination by Parent pursuant to the provisions of Section 6.2(a), the Company would have been entitled to terminate this Agreement pursuant to Section 6.2(a) or Section 6.3(b) in respect of a (1) breach of Parent’s obligations under Section 4.4 (and the Parent Stockholder Approval shall not theretofore have been obtained) at the time of such termination or (2) any other covenant or agreement of this Agreement at the time of such termination, (y) solely in respect of a termination contemplated by clause (A), (B) and (C), on or after the date of this Agreement and prior to the Parent Stockholder Meeting (in the case of termination contemplated by clause (A)) or such termination (in the case of termination contemplated by clause (B) or (C)) a Parent Acquisition Proposal shall have been publicly announced (and not publicly withdrawn) and (z) at any time on or prior to the twelve (12) month anniversary of such termination Parent or any of its Subsidiaries enters into a definitive agreement with respect to any Parent Acquisition Proposal or the transactions contemplated by any Parent Acquisition Proposal are consummated (provided that solely for purposes of this clause, “50%” shall be substituted for “20%” in the definition of Parent Acquisition Proposal) then, in the case of each of (i), (ii) and (iii) Parent shall pay the Parent Termination Fee, by wire transfer (to an account designated by the Company) in immediately available funds (1) in the case of clause (i) of this Section 6.5(c), within two (2) business days after such termination, (2) in the case of clause (ii) of this Section 6.5(c), within two (2) business days after such termination and (3) in the case of clause (iii) of this Section 6.5(c), upon the earlier of entering into such definitive agreement with respect to a Parent Acquisition Proposal or the consummation of the transactions contemplated by a Parent Acquisition Proposal. “Parent Termination Fee” shall mean a cash amount equal to $600,000,000. Each of the parties acknowledges that the Parent Termination Fee is not a penalty, but rather are liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such Parent Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall the Company be entitled to the Parent Termination Fee on more than one occasion.
(d)   Each of the Company and Parent acknowledges that the agreements contained in Section 6.5(b) and Section 6.5(c) are an integral part of the Transactions, and that, without these agreements, the Company, Parent, Titanium Merger Sub and Forward Merger Sub would not enter into this Agreement. Accordingly, if the Company or Parent fails to pay in a timely manner any amount due pursuant to Section 6.5(b) or Section 6.5(c), as applicable, then (i) the Company or Parent, as applicable, shall reimburse the other for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount and (ii) the Company or Parent, as applicable, shall pay to the other interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%.
(e)   Notwithstanding anything to the contrary in this Agreement, in the event that the Parent Termination Fee or the Company Termination Fee is payable and actually paid to Parent or the Company in accordance with this Article VI, payment of such Parent Termination Fee or Company Termination Fee, as applicable, shall be the sole and exclusive remedy of the non-terminating party and its respective Affiliates against the other party or such other party’s stockholders, directors, officers, Affiliates and other representatives, for any loss or damage based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the Transactions, except in the case of fraud or any willful and material breach of this Agreement by such other party.
ARTICLE VII
Miscellaneous
7.1   Survival.   This Article VII and the agreements of the Company, Parent and Titanium Merger Sub and Forward Merger Sub contained in Article II and Sections 4.11 (Employee Benefits), 4.12 (Expenses) and 4.13 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Mergers. This Article VII and the agreements of the Company, Parent, Titanium Merger Sub and Forward Merger Sub contained in Sections 4.12 (Expenses), 4.17 (Financing Provisions) and 6.5 (Effect of Termination

and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Mergers or the termination of this Agreement.
7.2   Modification or Amendment.   Subject to the provisions of the applicable Laws, at any time prior to the Titanium Merger Effective Time, the parties may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided that this proviso, Section 6.5(c), Section 7.5(c), the second sentence of Section 7.9 and Section 7.16 shall not be modified, waived or amended without the consent of the Financing Sources party to the Commitment Letter.
7.3   Waiver of Conditions.   The conditions to each of the parties’ obligations to consummate the Mergers are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws. Any such waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
7.4   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.
7.5   GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.
(a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES THEREOF. Each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process in any Action or proceeding relating to the Transactions, on behalf of itself or its property, in accordance with Section 7.7 or in such other manner as may be permitted by Law, of copies of such process to such party, and nothing in this Section 7.5 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any Action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if unavailable, the federal or state courts in the State of Delaware, in connection with any dispute arising out of, in connection with or relating to this Agreement or the Transactions, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (iv) agrees that any Actions or proceedings arising out of, in connection with or relating to this Agreement or the Transactions shall be brought, tried and determined only in the Delaware Court of Chancery or, if (and only if) such court lacks subject matter jurisdiction, any federal or state court in the State of Delaware, (v) waives any objection that it may now or hereafter have to the venue of any such Action or proceeding in any such court or that such Action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same and (vi) agrees that it shall not bring any Action arising out of, in connection with or relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of Parent, Titanium Merger Sub and Forward Merger Sub and the Company agrees that a final, non-appealable judgment in any Action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW,

ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5(b).
(c)   Notwithstanding anything herein to the contrary, each of the parties expressly agree (i) that it will not bring or support any Action, whether in law or in equity, whether in contract or in tort or otherwise, against the financial institutions that have committed to provide or arrange or otherwise entered into agreements in connection with any Financing (including the Debt Financing) and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates involved in any such financing, and their Affiliates’ respective officers, directors, managers, controlling Persons, employees, agents and representatives involved in any such financing and their respective successors and assigns (in each case, excluding Parent and its Affiliates and Subsidiaries, collectively, the “Financing Sources”) arising out of, or relating to, this Agreement, the Commitment Letter, any definitive documentation related to the Financing (including the Debt Financing), the performance thereof or the transactions contemplated hereby or thereby, in each case, in any forum other than any state or federal court sitting in the Borough of Manhattan in the State of New York and any appellate court thereof, (ii) that it irrevocably submits itself and its property with respect to any such Action, suit or proceeding to the exclusive jurisdiction of such court, (iii) that it irrevocably waived, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action, suit or proceeding in any such court, (iv) to waive and hereby waives to the fullest extent permitted by applicable law any right or claim to trial by jury in respect of any such Action and (v) that any such Action shall be governed by, and construed in accordance with, the Laws of the state of New York, without regard to the Laws that might otherwise govern under applicable principles of conflicts of law thereof.
7.6   Specific Performance.   The parties acknowledge and agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or in the event of any actual or threatened breach of this Agreement, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that, except where this Agreement is validly terminated in accordance with Article VI, the parties (on behalf of themselves and the third-party beneficiaries of this Agreement provided in Section 7.9) shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof and any other agreement or instrument executed in connection herewith. The parties hereby further acknowledge and agree that such relief shall include (x) the right of the Company to cause Parent, Titanium Merger Sub and Forward Merger Sub to consummate the Transactions, in each case, if each of the conditions set forth in Section 5.1 and Section 5.2 have been satisfied or waived (other than conditions which by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) and (y) the right of Parent, Titanium Merger Sub and Forward Merger Sub to cause the Company to consummate the Transactions if each of the conditions set forth in Section 5.1 and Section 5.3 have been satisfied or waived (other than conditions which by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing). The parties further agree that (a) by seeking the remedies provided for in this Section 7.6, a party shall not in any respect waive its right to seek any other form of relief, at law or in equity, that may be available to a party under this Agreement, including monetary damages in the event that this Agreement is terminated or in the event that the remedies provided for in this Section 7.6 are not available or otherwise are not granted and (b) nothing contained in this Section 7.6 shall require any party to institute any Action or proceeding for (or limit any party’s right to institute any Action or proceeding for) specific performance under this Section 7.6 before exercising any termination right under Article VI (and pursuing damages after such termination), nor shall the commencement of any Action or proceeding pursuant to this Section 7.6 or anything contained in this Section 7.6 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VI or pursue any other remedies under this Agreement that may be available then or thereafter. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and/or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Each of the parties hereby acknowledges and agrees (i) that it hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief and (ii) that the prevailing party in any such Action or proceeding shall be entitled to reimbursement of all costs and expenses associated with seeking such relief, including all attorneys’ fees. If on the date of any termination of this Agreement, there is a pending Action that has been brought by a party seeking the remedies provided for in this Section 7.6, then, without further action, such termination date shall be automatically extended until the date that is five (5) business days after the dismissal, settlement or entry of final order with respect to such Action.
7.7   Notices.   Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or email:
If to Parent, Titanium Merger Sub or Forward Merger Sub:
QXO, Inc.
Five American Lane
Greenwich, CT 06831
Attention: Chris Signorello, Chief Legal Officer
Email: [***]
with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:
Scott A. Barshay
Nickolas Bogdanovich
Stan Richards

Email:
sbarshay@paulweiss.com
nbogdanovich@paulweiss.com
srichards@paulweiss.com

If to the Company:
TopBuild Corp.
475 North Williamson Boulevard
Daytona Beach, Florida 32114
Attention: General Counsel
Email: [***]
with a copy to:
Jones Day
250 Vesey Street
New York, NY 10281
Attn.:
Robert A. Profusek
Benjamin L. Stulberg
Jared P. Hasson

Email:
raprofusek@jonesday.com
blstulberg@jonesday.com
jhasson@jonesday.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that, if given by facsimile or email, such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.
7.8   Entire Agreement.   This Agreement (including the annexes hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that the Company Disclosure Letter and the Parent Disclosure Letter are not incorporated by reference into, and shall not be deemed to constitute a part of, this Agreement or the “agreement of merger” for purposes of Section 251 of the DGCL, but shall have the effects provided in this Agreement.
7.9   No Third-Party Beneficiaries.   Except (a) as provided in Section 4.13 (Indemnification; Directors’ and Officers’ Insurance), (b) following the Titanium Merger Effective Time, the right of former stockholders of the Company to obtain the Per Share Merger Consideration to which they are entitled under the provisions of Article II and (c) for the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s, Titanium Merger Sub’s and/or Forward Merger Sub’s breach of this Agreement, which right is hereby expressly acknowledged and agreed by Parent, Titanium Merger Sub and Forward Merger Sub, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. Notwithstanding anything to the contrary set forth in this Section 7.9, the Financing Sources are hereby made third-party beneficiaries, and may enforce, this second sentence of this Section 7.9, Section 6.5(c), Section 7.2, Section 7.5(c) and Section 7.16. The third-party beneficiary rights referenced in clause (c) of the second preceding sentence may be exercised only by the Company (on behalf of its stockholders as their agent) through actions expressly approved by the Company Board, and no stockholder of the Company whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties.
7.10   Obligations of Parent and of the Company.   Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Titanium Merger Effective Time, on the part of the Forward Surviving Company to cause such Subsidiary to take such action.
7.11   Transfer Taxes.   All transfer, documentary, sales, use, stamp, registration and other such similar Taxes imposed with respect to the Mergers shall be paid by Parent, Titanium Merger Sub and Forward Merger Sub when due.
7.12   Definitions.   Each of the terms set forth in Annex C is defined in the Section of this Agreement set forth opposite such term.
7.13   Severability.   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares any provision of this Agreement, or the application thereof to any Person or any circumstance, invalid or unenforceable, (a) the parties will negotiate in good faith in order to substitute a suitable and equitable provision therefor in order to carry out as closely as possible, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
7.14   Interpretation; Construction.
(a)   The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Annex or the respective Disclosure Letter, such reference shall be to a Section of, Annex to or respective Disclosure Letter to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning as the word “shall.” The term “or” is not exclusive. The term “Transactions”, for purposes of the Company’s representations and warranties contained in Article III and the Company’s obligations in Section 4.7, shall not include any Financing.
(b)   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(c)   Each party has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.
(d)   The words “provided to”, “delivered” or “made available” and words of similar import refer to documents which were posted to the data site maintained by the disclosing party or its representatives in connection with the Transactions at least twenty-four (24) hours prior to the date hereof (provided that, the other party had access to such documents in such data site and such documents were not removed from such data site prior to the execution hereof) and, for the avoidance of doubt, includes any documents filed or furnished by the disclosing party or its Subsidiaries with the SEC and publicly available on the SEC’s Electronic Data Gathering and Retrieval system as an exhibit after January 1, 2023 and prior to the date that was three (3) calendar days prior to the execution of this Agreement.
7.15   Assignment.   This Agreement shall not be assignable or delegatable by operation of law or otherwise by any of the parties without the prior written consent of the other parties; provided that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary in lieu of Titanium Merger Sub or Forward Merger Sub, in which event all references herein to Titanium Merger Sub or Forward Merger Sub, as applicable, shall be deemed references to such other subsidiary, except that all (a) representations and warranties made in this Agreement with respect to Titanium Merger Sub or Forward Merger Sub, as applicable, as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation and (b) covenants and agreements made in this Agreement with respect to Titanium Merger Sub or Forward Merger Sub, as applicable, as of the date of this Agreement shall be deemed covenants and agreements made by such other subsidiary as of the date of such designation; provided further that no such designation shall (i) impede or otherwise delay the consummation of the Transactions or (ii) prevent the Integrated Transaction from qualifying for the Intended Tax Treatment. Any purported assignment in violation of this Agreement is void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
7.16   Waiver of Claims Against Financing Sources.   None of the Financing Sources shall have any liability to the Company, its Subsidiaries or its Affiliates arising out of, or relating to, this Agreement, the Commitment Letter, any definitive documentation related to the Financing (including the Debt Financing), the performance thereof or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise, and neither the Company nor any of its Subsidiaries or Affiliates will have any rights or claims against any Financing Sources under, arising out of, or relating to, this Agreement, the

Commitment Letter, any definitive documentation related to the Financing (including the Debt Financing), the performance thereof or the transactions contemplated hereby or thereby. Notwithstanding anything herein to the contrary, in no event shall the Company, its Subsidiaries or its Affiliates be entitled to seek the remedy of specific performance of this Agreement against any of the Financing Sources. Notwithstanding the foregoing, nothing in this Section 7.16 shall in any way limit or modify the rights and obligations of Parent and its Subsidiaries and Affiliates (which shall exclude, prior to the Closing, the Company and its Subsidiaries and shall include, from and after the Closing, the Company and its Subsidiaries) under this Agreement or any of the obligations of the Financing Sources who are party to the Commitment Letter to QXOBP under the Commitment Letter.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.
QXO, INC.
By:
/s/ Christopher Signorello

Name:
Christopher Signorello

Title:
Chief Legal Officer

TITANIUM MERGERCO, INC.
By:
/s/ Christopher Signorello

Name:
Christopher Signorello

Title:
Secretary

TITANIUM MERGERCO 2, LLC
By:
/s/ Christopher Signorello

Name:
Christopher Signorello

Title:
Secretary

TOPBUILD CORP.
By:
/s/ Luis Machado

Name:
Luis Machado

Title:
Vice President, General Counsel and Corporate Secretary

[Signature Page to Merger Agreement]

ANNEX A
FORM OF SUPPORT AGREEMENT

A-A-1

ANNEX B
FORM OF CERTIFICATE OF INCORPORATION OF TITANIUM MERGER SUB

A-B-1

ANNEX C
DEFINED TERMS
Term	Section
.pdf	7.4
2024 Parent Plan	3.2(b)(ii)
2029 Notes	4.17(g)(v)
2032 Notes	4.17(g)(v)
A&R 2015 Plan	3.1(b)(i)
Acceptable Confidentiality Agreement	4.3(b)
Adjusted PSU	2.3(d)
Adjusted RSU	2.3(c)
Action	3.1(g)(i)
Affiliate	3.1(a)
Agreement	Preamble
Anti-Bribery Laws	3.1(i)(ii)
Applicable Date	3.1
Bankruptcy and Equity Exception	3.1(c)
Benefit Plans	3.1(h)(i)
Book-Entry Company Shares	2.1(a)(i)
Book-Entry Parent Shares	2.1(b)(ii)(A)
business day	1.3
Bylaws	1.6
Cancelled Share	2.1(a)(i)
Cancelled Shares	2.1(a)(i)
Cash Consideration	2.1(a)(i)
Cash Election	2.1(b)(ii)(B)
Cash Election Shares	2.1(b)(ii)(B)
Cash Proration Fraction	2.1(b)(ii)(E)
Certificate	2.1(a)(i)
Charter	1.6
Closing	1.3
Closing Date	1.3
Closing Tax Opinion	5.3(c)
Code	Recitals
Commitment Letter	3.2(j)
Company	Preamble
Company 401(k) Plan	4.11(d)
Company Acquisition Proposal	4.3(e)
Company Adverse Recommendation Change	4.3(h)
Company Approvals	3.1(d)(i)
Company Board	Recitals
Company D&O	3.1(h)(viii)
Company Disclosure Letter	3.1
Company Employees	3.1(h)(i)

A-C-1

Term	Section
Company Equity Rights	3.1(b)(iii)
Company Financial Advisors	3.1(s)
Company Financial Statements	3.1(e)(ii)
Company Intervening Event	4.3(i)(iii)
Company Intervening Event Recommendation Change	4.3(i)(ii)
Company IT Systems	3.1(n)(iv)
Company Leased Real Property	3.1(q)(i)
Company Material Adverse Effect	3.1(a)
Company Material Contracts	3.1(p)(i)
Company Option	2.3(a)
Company Owned Real Property	3.1(q)(i)
Company Real Property Leases	3.1(q)(i)
Company Recommendation	4.5(g)
Company Reports	3.1(e)(i)
Company Request	4.3(c)
Company Restricted Stock Award	2.3(b)
Company Service Provider	3.1(h)(viii)
Company Shares	Recitals
Company Stockholder Approval	3.1(c)
Company Stockholder Meeting	4.5(g)
Company Superior Proposal	4.3(f)
Company Termination Fee	6.5(b)
Company Transfers	4.1(xiii)
Compliant	4.17(g)(ii)
Confidentiality Agreement	4.3(b)
Continuation Period	4.11(a)
Continuing Employees	4.11(a)
Contract	3.1(l)(iii)
control	3.1(a)
controlled by	3.1(a)
Controlled Group Liability	3.1(h)(v)
Convertible Perpetual Preferred Stock	3.2(b)(i)
Customer Contracts	3.1(p)(i)
D&O Insurance	4.13(c)
De Minimis Inaccuracies	5.2(a)(ii)
Debt Financing	3.2(j)
Debt Offer	4.17(c)(ii)
Debt Offers	4.17(c)(ii)
DGCL	Recitals
Dissenting Share	2.1(d)
Dissenting Stockholder	2.1(d)
DLLCA	Recitals
EDGAR	3.1(e)(i)
Effect	3.1(a)

A-C-2

Term	Section
Election Deadline	2.1(b)(ii)(C)
ELT Members	3.1(h)(xiii)
Environment	3.1(k)
Environmental Law	3.1(k)
ERISA	3.1(h)(i)
ERISA Affiliate	3.1(h)(vi)
Exchange Act	3.1(a)
Exchange Agent	2.1(b)(ii)(A)
Exchange Fund	2.1(b)(ii)(A)
Excluded Information	4.17(g)(iii)
Existing Company Credit Agreement	4.17(g)(iv)
Financing	4.17(a)
Financing Sources	7.5(c)
Form of Election	2.1(b)(ii)(C)
Form S-4	3.1(d)(i)
Former Property	3.1(k)
Forward Merger	Recitals
Forward Merger Certificate of Merger	1.4
Forward Merger Effective Time	1.4
Forward Merger Sub	Preamble
Forward Merger Sub Sole Member Approval	3.2(c)
Forward Surviving Company	1.2
GAAP	3.1(a)
Government Antitrust Entity	4.6(b)
Governmental Entity	2.2(b)
Hazardous Substance	3.1(k)
HSR Act	3.1(d)(i)
Indebtedness	4.1(vii)
Indemnified Parties	4.13(a)
Indemnified Party	4.13(a)
Indentures	4.17(g)(v)
Initial Election Determination	2.1(b)(iii)
Integrated Transaction	Recitals
Intellectual Property	3.1(n)(v)
Intended Tax Treatment	Recitals
Joint Proxy Statement/Prospectus	3.1(d)(i)
Knowledge	3.1(g)(iii)
Laws	3.1(i)(i)
Licenses	3.1(i)(i)
Lien	3.1(b)(ii)
Mailing Date	2.1(b)(ii)(C)
Major Customers	3.1(r)
Major Suppliers	3.1(r)
Material Intellectual Property	3.1(n)(i)

A-C-3

Term	Section
Maximum Cash Election Number	2.1(b)(i)
Maximum Stock Election Number	2.1(b)(i)
Merger Fractional Share Payout	2.5
Mergers	Recitals
Multiemployer Plans	3.1(h)(i)
Multiple Employer Plan	3.1(h)(vi)
No Election Shares	2.1(b)(ii)
NYSE	3.1(d)(i)
OFAC	3.1(i)(iii)
Offering Documents	4.17(g)(vi)
Option Conversion Amount	2.3(a)
Order	5.1(d)
Outside Date	6.2(a)
Parent	Preamble
Parent 401(k) Plan	4.11(d)
Parent Acquisition Proposal	4.4(e)
Parent Adverse Recommendation Change	4.4(h)
Parent Approvals	3.2(d)(i)
Parent Benefit Plans	4.11(a)
Parent Board	Recitals
Parent Disclosure Letter	3.2
Parent Equity Rights	3.2(b)(iv)
Parent Financial Statements	3.2(e)(ii)
Parent Intervening Event	4.4(i)(ii)
Parent Intervening Event Recommendation Change	4.4(i)(ii)
Parent Material Adverse Effect	3.2(a)
Parent Preferred Shares	3.2(b)(i)
Parent Recommendation	4.5(f)
Parent Reports	3.2(e)(i)
Parent Request	4.4(c)
Parent Share Issuance	Recitals
Parent Shares	Recitals
Parent Stockholder Approval	3.2(c)
Parent Stockholder Meeting	4.5(f)
Parent Superior Proposal	4.4(f)
Parent Termination Fee	6.5(c)
party	Preamble
parties	Preamble
Payoff Amount	4.17(c)(i)
PBGC	3.1(h)(iv)
Per Share Merger Consideration	2.1(a)(i)
Permitted Tax Liens	3.1(l)(iv)
Person	2.2(b)
Personal Data	3.1(n)(v)

A-C-4

Term	Section
PSU Award	2.3(d)
QXOBP	3.2(j)
Release	3.1(k)
Representatives	3.1(w)
Required Amount	3.2(j)
Required Financial Information	4.17(g)(i)
RSU Award	2.3(c)
SDN List	3.1(i)(iii)
SEC	2.3(e)
SEC Tax Opinion	4.23(b)
Securities Act	3.1(b)(ii)
Senior Notes	4.17(g)(v)
Series B Preferred Stock	3.2(b)(i)
Series C Preferred Stock	3.2(b)(i)
Significant Subsidiary	3.1(a)
Sole Equityholder Approvals	3.2(c)
Solvent	3.2(p)
SOX	3.1(e)(i)
Stock Consideration	2.1(a)(i)
Stock Election	2.1(b)(ii)(B)
Stock Election Shares	2.1(b)(ii)(B)
Stock Proration Fraction	2.1(b)(ii)(F)
Subsidiary	3.1(a)
Supplier Contracts	3.1(p)(i)
Takeover Statute	3.1(j)
Tax	3.1(l)(xi)
Tax Authority	3.1(l)(xi)
Tax Return	3.1(l)(xi)
Taxes	3.1(l)(xi)
Titanium Merger	Recitals
Titanium Merger Certificate of Merger	1.4
Titanium Merger Effective Time	1.4
Titanium Merger Sub	Preamble
Titanium Merger Sub Sole Stockholder Approval	3.2(c)
Titanium Surviving Corporation	1.1
Transaction Litigation	4.18
Transactions	Recitals
Treasury Regulations	Recitals
Trustee	4.17(g)(v)
under common control with	3.1(a)
VPO/Regional Managers	4.1(xiv)
willful and material breach	6.5(a)

A-C-5

Annex B
April 18, 2026
Board of Directors
QXO, Inc.
Five American Lane
Greenwich, CT 06831
Members of the Board:
We understand that TopBuild Corp. (“TopBuild” or the “Company”), QXO, Inc. (the “Buyer”), Titanium MergerCo, Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub 1”) and Titanium MergerCo 2, LLC, a wholly owned subsidiary of the Buyer (“Acquisition Sub 2”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of April 18, 2026 (the “Merger Agreement”), which provides, among other things, for the merger of Acquisition Sub 1 with and into the Company (“Merger 1”) and, immediately following the consummation of Merger 1, the Company will merge with and into Acquisition Sub 2 (“Merger 2” and, together with Merger 1, the “Mergers”). Pursuant to the Mergers, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), including such shares received from the settlement of Company equity awards or the exercise of Company stock options, other than shares held by the Buyer, Acquisition Sub 1, Acquisition Sub 2 or any other subsidiary of the Buyer, shares held in treasury by the Company or by any subsidiary of the Company (collectively, the “Cancelled Shares”) or as to which dissenters’ rights have been perfected, will be converted into the right to receive either (i) $505.00 per share in cash (the “Cash Consideration”), or (ii) 20.200 shares of common stock (the “Stock Consideration”), par value $0.00001 per share, of the Buyer (the “Buyer Common Stock”), at the election of the holder of such share of Company Common Stock, provided that the number of shares of Company Common Stock electing the Cash Consideration shall not exceed 45% of the aggregate number of shares of Company Common Stock issued and outstanding (other than Cancelled Shares) as of immediately prior to Merger 1, and the number of shares of Company Common Stock electing the Stock Consideration shall not exceed 55% of the aggregate number of shares of Company Common Stock issued and outstanding (other than Cancelled Shares) as of immediately prior to Merger 1 (unless increased by Buyer in its sole discretion, only if holders of Company Common Stock have elected to receive more than 55% of the Consideration (as defined below) in Buyer Common Stock) (the total amount of Cash Consideration and Stock Consideration to be received by the holders of Company Common Stock collectively, “Consideration”). The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.
For purposes of the opinion set forth herein, we have:
1)
Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)
Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

3)
Reviewed certain financial projections with respect to the Buyer prepared by the management of the Buyer (the “Buyer Management Buyer Projections”), and certain financial projections with respect to the Company prepared and approved for our use by the management of the Buyer (the “Buyer Management Company Projections”);

4)
Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Mergers, prepared by the management of the Buyer;

5)
Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

6)
Discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Mergers, with senior executives of the Buyer;

7)
Reviewed the pro forma impact of the Mergers on the Buyer’s cash flow, consolidated capitalization and certain financial ratios;

8)
Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

9)
Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

10)
Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11)
Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

12)
Reviewed the Merger Agreement, the commitment letter from certain lenders dated April 15, 2026 (the “Commitment Letter”) and certain related documents; and

13)
Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, including the Buyer Management Buyer Projections and Buyer Management Company Projections, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Mergers (and including the Buyer Management Buyer Projections and Buyer Management Company Projections), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Buyer of the future financial performance of the Company and the Buyer. With respect to the Consideration, we have assumed that the number of shares of Company Common Stock electing the Cash Consideration is 45% of the aggregate number of shares of Company Common Stock issued and outstanding (other than Cancelled Shares) as of immediately prior to Merger 1 and the number of shares of Company Common Stock electing the Stock Consideration is 55% of the aggregate number of shares of Company Common Stock issued and outstanding (other than Cancelled Shares) as of immediately prior to Merger 1. In addition, we have assumed that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Mergers will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letter, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Mergers, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Mergers. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be paid to the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Buyer in connection with this transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the closing of the Mergers. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Buyer and have received fees in connection with such services. In addition, Morgan Stanley will receive fees from the arrangement of bridge facilities as further described in the Commitment Letter and related documentation. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Buyer only and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Buyer is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Mergers or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Buyer and the Company should vote at the shareholders’ meetings to be held in connection with the Mergers.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.
Very truly yours,
MORGAN STANLEY & CO. LLC
By:
/s/ Jan Lennertz

Name:
Jan Lennertz

Title:
Managing Director

Annex C
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000
PERSONAL AND CONFIDENTIAL
April 18, 2026
Board of Directors
TopBuild Corp.
475 North Williamson Boulevard
Daytona Beach, Florida 32114
Ladies and Gentlemen:
Attached is our opinion letter, dated April 18, 2026 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than QXO, Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share, of TopBuild Corp. (the “Company”) of the Aggregate Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of April 18, 2026, by and among Parent, Titanium MergerCo Inc., a wholly owned subsidiary of Parent, Titanium MergerCo 2, LLC, a wholly owned subsidiary of Parent, and the Company.
The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.
Very truly yours,
/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000
PERSONAL AND CONFIDENTIAL
April 18, 2026
Board of Directors
TopBuild Corp.
475 North Williamson Boulevard
Daytona Beach, Florida 32114
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than QXO, Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of TopBuild Corp. (the “Company”) of the Aggregate Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of April 18, 2026 (the “Agreement”), by and among Parent, Titanium MergerCo, Inc., a wholly owned subsidiary of Parent (“Titanium Merger Sub”), Titanium MergerCo 2, LLC, a wholly owned subsidiary of Parent (“Forward Merger Sub”), and the Company. The Agreement provides that (i) Titanium Merger Sub will be merged with and into the Company (the “Titanium Merger”), with the Company surviving as a wholly owned subsidiary of Parent and (ii) immediately following the Titanium Merger, the Company will be merged with and into Forward Merger Sub, with Forward Merger Sub surviving as a wholly owned subsidiary of Parent. At the Titanium Merger Effective Time (as defined in the Agreement), each outstanding Share (other than Cancelled Shares and Dissenting Shares (each, as defined in the Agreement)) will be converted into the right to receive, at the election of the holder thereof, either (i) 20.200 shares of common stock, par value $0.00001 per share (the “Parent Common Stock”), of Parent (the “Stock Consideration”) or (ii) $505.00 in cash (the “Cash Consideration”; and the aggregate of the Stock Consideration and the Cash Consideration paid for all outstanding Shares, the “Aggregate Consideration”), in each case subject to proration and certain other procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Jacobs Private Equity LLC (“Jacobs Private Equity”) and Brad Jacobs, each, a significant shareholder of Parent, and any of their respective affiliates and, as applicable, portfolio companies or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). Goldman Sachs Investment Banking has an existing lending relationship with Parent. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. Goldman Sachs & Co. LLC and/or its affiliates have provided certain financial advisory and/or underwriting services to Parent and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as placement agent in connection with a private placement by Parent in July 2024; as financial advisor to Parent in connection with its acquisition of Beacon Roofing Supply, Inc. in April 2025; as bookrunner in connection with a bridge financing by Parent in April 2025; as bookrunner in connection with the issuance of a term loan B and senior secured notes by Parent in April 2025; as bookrunner in connection with the issuance by Parent of common stock, depositary shares and a mandatory convertible security by Parent in May 2025; as bookrunner in connection with the issuance of common stock by Parent in June 2025; and as placement agent in connection with a private placement by Parent in January 2026. Goldman Sachs & Co. LLC and/or its affiliates also have provided certain financial advisory and/or underwriting services to Jacobs Private Equity and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to Jacobs Private Equity in connection with its investment in SilverSun Technologies, Inc. in June 2024; as financial advisor to RXO, Inc., a portfolio company of Jacobs Private Equity (“RXO”), in connection with its acquisition of Coyote Logistics in September 2024; as bookrunner in connection with a bridge financing by RXO in September 2024; as bookrunner in connection with an offering of common stock by RXO in September 2024; as bookrunner in connection with a bank loan of XPO Logistics, Inc., a portfolio company of Jacobs Private Equity, in February 2025; as bookrunner in connection with an issuance of investment grade bonds by GXO Logistics, Inc., a portfolio company of Jacobs Private Equity, in November 2025; and as bookrunner in connection with an offering of senior unsecured notes by RXO in February 2026. Goldman Sachs and/or its affiliates may also in the future provide financial advisory and/or underwriting services to the Company, Parent, Jacobs Private Equity, Brad Jacobs and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Funds managed by affiliates of Goldman Sachs Investment Banking are not co-invested with Jacobs Private Equity and/or its affiliates and have not invested in equity interests of funds managed by affiliates of Jacobs Private Equity. Such funds managed by affiliates of Goldman Sachs Investment Banking may co-invest with, and invest in equity interests of, Jacobs Private Equity and/or its affiliates or funds managed thereby in the future.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2025 and Parent for the year ended December 31, 2025; certain other communications from the Company and Parent to their respective stockholders; certain publicly available research analyst reports for the Company and Parent; certain internal financial analyses and forecasts for Parent standalone prepared by its management; and certain internal financial analyses and forecasts for the Company standalone prepared by its management, and certain financial analyses and forecasts for Parent pro forma for the Transaction prepared by the management of the Company, in each case, as approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Parent regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Parent; reviewed the reported price and trading activity for the Shares and shares of Parent Common Stock; compared certain financial and stock market information for the Company and Parent with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the building products distribution industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Parent or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Parent or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the Aggregate Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, any allocation of the Aggregate Consideration, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Aggregate Consideration to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Parent Common Stock or the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote or make any election with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,
/s/ Goldman Sachs & Co. LLC

(GOLDMAN SACHS & CO. LLC)

Annex D
Opinion of RBC Capital Markets, LLC
April 18, 2026
The Board of Directors
TopBuild Corp.
475 North Williamson Boulevard
Daytona Beach, Florida 32114
The Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock of TopBuild Corp., a Delaware corporation (“TopBuild”), other than as specified below, of the Merger Consideration (defined below) to be received pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among TopBuild, QXO, Inc., a Delaware corporation (“QXO”), Titanium MergerCo, Inc., a Delaware corporation and wholly owned subsidiary of QXO (“Titanium Merger Sub”), and Titanium MergerCo 2, LLC, a Delaware limited liability company and wholly owned subsidiary of QXO (“Forward Merger Sub” and, together with Titanium Merger Sub, “Merger Subs”). The Merger Agreement provides for, among other things, (i) the merger of Titanium Merger Sub with and into TopBuild, with TopBuild surviving such merger as a wholly owned subsidiary of QXO (the “Titanium Merger”), pursuant to which each outstanding share of the common stock, par value $0.01 per share, of TopBuild (“TopBuild Common Stock”) will be converted into the right to receive, at the election of the holder thereof and subject to certain allocation and proration procedures specified in the Merger Agreement (as to which allocation and proration procedures we express no opinion), either (a) 20.200 shares of the common stock, par value $0.00001 per share, of QXO (“QXO Common Stock” and, such number of shares, the “Stock Consideration”) or (b) a cash amount of $505.00 (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”), subject to a maximum aggregate number of shares of TopBuild Common Stock to be converted into the right to receive Cash Consideration and Stock Consideration equal to 45% and 55%, respectively, of the aggregate number of shares of TopBuild Common Stock outstanding immediately prior to consummation of the Titanium Merger, and (ii) immediately following consummation of the Titanium Merger, the merger of TopBuild with and into Forward Merger Sub, with Forward Merger Sub surviving such merger (the “Forward Merger” and, together with the Titanium Merger as integrated transactions, the “Mergers”). The terms and conditions of the Mergers and related transactions are set forth more fully in the Merger Agreement.
RBC Capital Markets, LLC (“RBCCM”), as part of our investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBCCM and/or certain of our affiliates actively trade or hold securities or financial instruments (including loans and other obligations) of TopBuild and QXO for our or our affiliates’ own account or for the account of customers and hold or at any time may hold long and/or short positions or otherwise effect transactions in the securities or financial instruments of TopBuild and QXO.
We are acting as financial advisor to TopBuild in connection with the Mergers and we will receive a fee for our services, of which a portion is payable upon delivery of this opinion and the principal portion is contingent upon consummation of the Mergers. In addition, TopBuild has agreed to indemnify us for certain liabilities that may arise out of our engagement and to reimburse us for expenses incurred in connection with our services. As you are aware, RBCCM and/or our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and/or financial advisory services to TopBuild unrelated to the Mergers, for which services we and our affiliates have received and would expect to receive compensation, including, during the approximate two-year period preceding the date hereof, having acted or acting as a (i) financial advisor to TopBuild in connection with an acquisition transaction, (ii) joint bookrunner on a high-yield bond offering of TopBuild and (iii) joint lead arranger for, and as a lender under, certain credit facilities of TopBuild. As you also are aware, RBCCM and/or our affiliates in the past have provided, currently are providing and in the future may provide investment banking,

The Board of Directors
TopBuild Corp.
April 18, 2026
commercial banking and/ or financial advisory services to QXO, for which services we and our affiliates have received and would expect to receive compensation, including, during the approximate two-year period preceding the date hereof, (i) in connection with certain offerings of QXO Common Stock and QXO convertible preferred stock and (ii) as a lender under certain credit facilities of QXO.
For purposes of rendering our opinion, we have undertaken such review, inquiries and analyses as we deemed necessary or appropriate under the circumstances, including the following:
(i)
we reviewed the financial terms of an execution version, provided to us on April 18, 2026, of the Merger Agreement;

(ii)
we reviewed certain publicly available financial and other information, and certain historical operating data, relating to TopBuild and QXO made available to us from published sources and internal records of TopBuild and QXO, respectively;

(iii)
we reviewed certain financial projections and other estimates and data relating to TopBuild provided by the management of TopBuild inclusive of estimated growth from future acquisitions, and certain financial projections and other estimates and data relating to the pro forma combined company provided by the management of TopBuild inclusive of certain estimates as to potential net cost savings, revenue enhancements and other benefits expected by the management of TopBuild to be realized from the Mergers, which projections and other estimates and data we have been directed by TopBuild to utilize for purposes of our analyses and opinion;

(iv)
we held discussions with members of the senior managements of TopBuild and QXO with respect to the businesses, prospects and financial outlook of TopBuild, QXO and the pro forma combined company;

(v)
we reviewed the reported prices and trading activity for TopBuild Common Stock and QXO Common Stock;

(vi)
we compared certain financial metrics of TopBuild with those of selected publicly traded companies that we considered generally relevant in evaluating TopBuild;

(vii)
we reviewed certain financial terms of selected precedent transactions that we considered generally relevant in evaluating the Mergers;

(viii)
we reviewed certain potential pro forma financial effects of the Mergers on TopBuild relative to TopBuild on a standalone basis based on financial projections and other estimates and data relating to TopBuild and the pro forma combined company provided to us by the management of TopBuild; and

(ix)
we considered other information and performed other studies and analyses as we deemed appropriate.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information that was reviewed by us, including all financial, legal, tax, accounting, operating and other information provided to or discussed with us by or on behalf of TopBuild and QXO (including, without limitation, financial statements and related notes), and upon the assurances of the respective managements and other representatives of TopBuild and QXO that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. We have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed that the financial projections and other estimates and data (including as to future acquisitions and as to net cost savings, revenue enhancements and other benefits expected by the management of TopBuild to result from the Mergers) that we have been directed to utilize in our analyses were reasonably prepared reflecting the best currently available estimates and good faith judgments of the management of TopBuild as to the future financial performance of, and are an appropriate basis upon which to evaluate, TopBuild and the pro forma

The Board of Directors
TopBuild Corp.
April 18, 2026
combined company, such potential net cost savings, revenue enhancements and other benefits, potential pro forma effects of the Mergers and the other matters covered thereby and we further have assumed that the financial results reflected therein, including the potential net cost savings and other benefits expected by the management of TopBuild to result from the Mergers, will be realized in the amounts and at the times projected. We express no opinion as to any such financial projections or other estimates and data utilized in our analyses or the assumptions upon which they are based.
We have relied upon the assessments of the managements of TopBuild and QXO as to, among other things, (i) the potential impact on TopBuild and QXO of market, competitive, cyclical, seasonal, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the building products distribution industry, including the markets thereof in which TopBuild and QXO operate and the availability and pricing of, and trade policies affecting, commodities, raw materials and finished goods, (ii) future acquisitions and other growth opportunities for TopBuild and QXO, including the likelihood, timing and associated costs thereof and ability of TopBuild and QXO to execute on such acquisitions and other growth opportunities, (iii) existing and future agreements and arrangements involving, and the ability to attract, retain and/or replace, key employees, customers, suppliers, manufacturers and other commercial relationships of, TopBuild and QXO, and (iv) the ability to integrate the operations of TopBuild and QXO and to realize the potential net cost savings, revenue enhancements and other benefits expected by the management of TopBuild to result from the Mergers as contemplated. We have assumed that there will be no developments with respect to any of the foregoing that would have an adverse effect on TopBuild, QXO or the Mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.
In connection with our opinion, we have not assumed any responsibility to perform, and we have not performed, an independent valuation or appraisal of any of the assets or liabilities (contingent, off-balance sheet, accrued, derivative or otherwise) of or relating to TopBuild, QXO or any other entity, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and we have not conducted, any physical inspection of the properties or facilities of TopBuild, QXO or any other entity. We have not been requested to make, and we have not made, an independent evaluation of, and we express no opinion or view as to, any pending or potential litigation, claims, governmental, regulatory or other proceedings or investigations or possible unasserted claims or other contingent liabilities affecting TopBuild, QXO or any other entity. We also have not evaluated the solvency or fair value of TopBuild, QXO or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In connection with our engagement, we were not requested to, and we did not, conduct a formal process on behalf of TopBuild to solicit third-party indications of interest in all or a part of TopBuild.
We have assumed that the Mergers will be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, permits, waivers and agreements for the Mergers, no delay, limitation, restriction or condition will be imposed or occur, including any divestiture or other requirements, that would have an adverse effect on TopBuild, QXO or the Mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We have assumed that the Mergers will constitute a reorganization for U.S. federal income tax purposes and will otherwise qualify for the intended tax treatment contemplated by the Merger Agreement. In addition, we have assumed that the final executed Merger Agreement will not differ in any respect meaningful to our analyses or opinion from the execution version that we reviewed.
Our opinion speaks only as of the date hereof, is based on conditions as they exist and information supplied or reviewed as of the date hereof, and is without regard to any market, economic, financial, legal, regulatory or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken and have no obligation to reaffirm, revise or update this opinion or otherwise comment upon events occurring after the date hereof with respect to this opinion. We are not expressing any opinion

The Board of Directors
TopBuild Corp.
April 18, 2026
as to the actual value of QXO Common Stock when issued in connection with the Titanium Merger or the prices or range of prices at which QXO Common Stock, TopBuild Common Stock or any other securities of QXO, TopBuild or related entities may trade or otherwise be transferable at any time, including following announcement or consummation of the Mergers. As you are aware, the credit, financial and stock markets, the industries in which TopBuild and QXO operate and the securities of TopBuild and QXO have experienced and may continue to experience volatility and disruptions, and we express no opinion or view as to any potential effects of such volatility or disruptions on TopBuild, QXO or the Mergers (including the contemplated benefits thereof).
The advice (written or oral) of RBCCM and our opinion expressed herein are provided for the benefit, information and assistance of the Board of Directors of TopBuild (in its capacity as such) in connection with its evaluation of the Merger Consideration. We express no opinion and make no recommendation to any securityholder as to any election made by such securityholder or how such securityholder should vote or act with respect to the Mergers or any proposal to be voted upon in connection with the Mergers or otherwise.
Our opinion addresses the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration (to the extent expressly specified herein), without regard to individual circumstances of specific holders that may distinguish such holders (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise) or the securities of TopBuild held by such holders nor does our opinion address proportionate allocation or relative fairness. Our opinion does not address any other terms, conditions, implications or other aspects of the Mergers or the Merger Agreement, including, without limitation, the form or structure of the Merger Consideration or the Mergers, any allocation or proration of the Merger Consideration, any support agreement, governance or financing arrangements or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Mergers or otherwise. Our opinion also does not address the underlying business decision of TopBuild to engage in the Mergers or the relative merits of the Mergers compared to any alternative business strategy or transaction that may be available to TopBuild or which TopBuild might engage in or consider. We do not express any opinion or view with respect to, and we have relied upon the assessments of TopBuild and its representatives regarding, legal, regulatory, tax, accounting and similar matters, including, without limitation, tax or other consequences resulting from the Mergers, related transactions or otherwise or changes in, or the impact of, accounting standards or tax or other laws, regulations and governmental and legislative policies affecting TopBuild, QXO or the Mergers (including the contemplated benefits thereof), as to which we understand that TopBuild has obtained such advice as it deemed necessary from qualified professionals. Further, in rendering our opinion, we do not express any view on, and our opinion does not address, the fairness of the amount or nature of the compensation (if any) or other consideration to any officers, directors or employees of any party, or class of such persons, relative to the Merger Consideration or otherwise.
The issuance of our opinion has been approved by RBCCM’s Fairness Opinion Committee.
Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of TopBuild Common Stock (other than QXO, Merger Subs and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
/s/ RBC Capital Markets, LLC
RBC CAPITAL MARKETS, LLC

Annex E
CERTIFICATE OF AMENDMENT
OF THE
FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
QXO, INC.

Pursuant to Section 242 of the General Corporation Law
of the State of Delaware

QXO, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
FIRST:   Section 4.1 of the Corporation’s Fifth Amended and Restated Certificate of Incorporation is hereby deleted in its entirety, substituting therefor Section 4.1 as follows (the “Amendment”):
“Authorized Stock.   The total number of authorized shares of capital stock of the Corporation shall be 4,010,000,000 shares, consisting of (i) 4,000,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). For the avoidance of doubt, this Section 1 gives effect to, and will not be affected by, the reverse stock split contemplated by Section 4 of this ARTICLE 4.”
SECOND:   The Amendment was duly adopted in accordance with Section 242 of the DGCL.
THIRD:   The Amendment shall become effective at [      ] Eastern Time on [      ], 2026.

E-1

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on [      ], 2026.
QXO, INC.
By:

Name:
Christopher Signorello

Title:
Chief Legal Officer

E-2

Annex F
Execution Version
VOTING AGREEMENT
This Voting Agreement (“Agreement”), dated as of April 18, 2026, is by and among TopBuild Corp., a Delaware corporation (the “Company”) and the persons listed on the attached Schedule A who are signatories to this Agreement (each, a “Stockholder” and collectively, the “Stockholders”).
RECITALS
WHEREAS, concurrently herewith, the Company, QXO, Inc., a Delaware corporation (“Parent”), Titanium MergerCo, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Titanium Merger Sub”) and Titanium MergerCo 2, LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent (“Forward Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”);
WHEREAS, as of the date of this Agreement, excluding any warrants to purchase Common Stock (as defined below) (“Warrants”), each Stockholder is the record or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.00001 per share, of Parent (the “Common Stock”) and the number of shares of Convertible Perpetual Preferred Stock, par value $0.001 per share, of Parent (the “Convertible Preferred Stock” and, together with the Common Stock, the “Shares”), set forth next to such Stockholder’s name on Schedule A hereto (collectively with respect to each Stockholder, the “Owned Shares” and, together with any additional Shares of which, including through the exercise of the Warrants, such Stockholder acquires record or beneficial ownership after the date of this Agreement, such Stockholder’s “Covered Shares”); and
WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Mergers, the parties hereto are entering into this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.   Certain Definitions.   All capitalized terms that are used but not defined herein have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms have the following respective meanings:
(a)   “Termination Date” means the earlier to occur of (i) the Forward Merger Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the time that the Parent Stockholder Approval has been obtained.
(b)   A person shall be deemed to have effected a “Transfer” of a security if such person, whether voluntarily or involuntarily, directly or indirectly (i) offers, sells, leases, assigns, gifts, grants an option with respect to, transfers, exchanges, tenders or disposes (by merger, by testamentary disposition, by operation of law or otherwise) of such security or any interest in such security, (ii) creates or permits to exist any pledge, lien, charge, mortgage, encumbrance, hypothecation or security interest of any kind or nature whatsoever on such security, except, in the case of each item described in clause (ii), that would not reasonably be expected to, individually or in the aggregate, materially prevent, delay or impair or otherwise adversely impact the Stockholders’ ability to perform its obligations hereunder, (iii) deposits such security into a voting trust or enters into a voting agreement or arrangement or grants any proxy, power of attorney or other authorization with respect thereto that is inconsistent with this Agreement, or (iv) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iii). For the avoidance of doubt, any direct or indirect transfer of equity or other interests in the Stockholder by its equityholders shall not constitute a Transfer.
2.   Transfer Restrictions.   From the date of this Agreement until the Termination Date, each Stockholder agrees not to Transfer any of the Covered Shares; provided, however, that any Stockholder may (a) convert any Convertible Preferred Stock into Common Stock in accordance with the terms thereof (which shall remain Covered Shares) or (b) Transfer any Covered Shares to any Person (including, for the avoidance of doubt, any other Stockholder or any Affiliate of any such Stockholder or any family member (including a trust for such family member’s benefit) of Brad R. Jacobs) so long as the transferee of such Covered Shares agrees in writing reasonably satisfactory to the Company to be bound by and subject to the terms and provisions of this Agreement. Any Transfer of any Covered Shares in violation of this Section 2 shall be null and void and of no effect whatsoever.
3.   Agreement to Vote.
(a)   From the date of this Agreement until the Termination Date, subject to the terms of this Agreement, at any meeting of the stockholders of Parent (and at any adjournment or postponement thereof) to vote on any matter contemplated by this Agreement or the Merger Agreement, each Stockholder shall vote, and shall cause or direct to be voted, all of such Stockholder’s Covered Shares:
(i)   in favor of the approval of any proposal to adjourn the meeting to a later date, if there are not sufficient affirmative votes (in person or by proxy) to obtain the Parent Stockholder Approval on the date on which such meeting is held and the Company proposes or requests such postponement or adjournment in accordance with the Merger Agreement;
(ii)   in favor of the approval of the Parent Share Issuance in connection with the Mergers; and
(iii)   in favor of any other matter or action necessary for the consummation of the transactions contemplated by the Merger Agreement, including the Mergers.
(b)   Each Stockholder shall appear, in person or by proxy, at each meeting of the stockholders of Parent or adjournment or postponement thereof (or otherwise cause its Covered Shares to be counted as present thereat) for purposes of calculating a quorum and to vote on any matter contemplated by this Agreement. Each Stockholder shall vote all of its Covered Shares in accordance with this Section 3.
(c)   Notwithstanding anything in this Agreement to the contrary, each Stockholder shall remain free to vote (or execute proxies with respect to) the Covered Shares with respect to any matter not covered by Section 3(a) in any manner the Stockholder deems appropriate.
(d)   Nothing in this Agreement, including this Section 3, shall limit or restrict any Stockholder, Affiliate or designee of any Stockholder who serves as a member of the Parent Board in acting in his or her capacity as a director of Parent and exercising his or her fiduciary duties and responsibilities, it being understood that this Agreement applies to each Stockholder solely in its capacity as a stockholder of Parent and does not apply to, and shall not limit or affect in any manner, any such Stockholder, Affiliate or designee’s actions, judgments or decisions as a director of Parent.
4.   Representations and Warranties of the Stockholders.   Each Stockholder, solely with respect to such Stockholder and severally and not jointly, as of the date hereof, hereby represents and warrants to the Company as follows:
(a)   Power; Organization; Binding Agreement.   Such Stockholder has full power and authority (in the case of each Stockholder that is not a natural person) or capacity (in the case of each Stockholder that is a natural person) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. With respect to each Stockholder that is not a natural person, (i) the execution, delivery and performance by such Stockholder of this Agreement, and the consummation by such Stockholder of the transactions contemplated hereby, have been duly authorized by all necessary corporate, limited liability company, limited liability partnership or similar equivalent action on the part of such Stockholder and (ii) such Stockholder is duly organized, validly existing and in good standing under the applicable law of its jurisdiction of formation. This Agreement has been duly executed and delivered by such Stockholder, and, assuming due authorization, execution and delivery by the Company, this Agreement is enforceable against such Stockholder in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (B) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) (collectively, the “Enforceability Limitations”).
(b)   No Conflicts.   None of the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby will (i) require any consent or approval under, or result in a violation or breach of, any agreement to which such Stockholder is a party or by which such Stockholder may be bound, including any voting agreement or voting trust, (ii) result in the creation of any pledge, lien, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever (other than Permitted Liens or those created by this Agreement) on any of the assets or properties of such Stockholder, (iii) violate any applicable law or order or (iv) with respect to each Stockholder that is not a natural person, violate the organizational documents of such Stockholder.
(c)   Ownership of Covered Shares.   Such Stockholder is the record or beneficial owner of such Stockholder’s Covered Shares. As of the date of this Agreement, other than the Owned Shares and Warrants, such Stockholder does not own beneficially or of record any (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) options or other rights to acquire from Parent any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent.
(d)   Voting Power.   Such Stockholder has the requisite voting power, power of disposition, power to issue instructions with respect to the matters set forth herein, and power to agree to all of the matters set forth in this Agreement necessary to take all actions required under this Agreement, in each case with respect to all of the securities subject to this Agreement owned by such Stockholder, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and those arising under the terms of this Agreement.
(e)   Reliance by the Company.   Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance on such Stockholder’s execution and delivery of this Agreement.
(f)   Consents and Approvals.   The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except in each case for filings with the SEC or where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings and notifications, would not, either individually or in the aggregate, prevent or delay the performance by such Stockholder of any of its obligations hereunder.
(g)   No Inconsistent Agreements.   Except as contemplated by this Agreement, such Stockholder (i) has not entered into any voting agreement or voting trust with respect to any of its Covered Shares and (ii) has not granted a proxy or power of attorney or entered into any other arrangement with respect to any of its Covered Shares, in each case, that is inconsistent with such Stockholder’s obligations pursuant to this Agreement.
(h)   Absence of Litigation.   There is no action, suit, investigation or proceeding pending against or, to the knowledge of the applicable Stockholder, threatened against or otherwise affecting, such Stockholder or any of its or his or her properties or assets (including the Covered Shares) that would reasonably be expected to materially impair or materially delay the ability of such Stockholder to perform its or his or her obligations hereunder.

5.   Representations and Warranties of the Company.   The Company, as of the date hereof, hereby represents and warrants to the Stockholders as follows:
(a)   The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by Enforceability Limitations.
(b)   The Company acknowledges and agrees that other than the representations expressly set forth in this Agreement, the Stockholders have not made, and are not making, any representations or warranties to the Company with respect to the Stockholders, the Merger Agreement or any other matter. The Company hereby specifically disclaims reliance upon any representations or warranties (other than the representations expressly set forth in this Agreement).
6.   Additional Obligations.
(a)   From the date of this Agreement until the Termination Date, in the event that any Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional shares or other voting interests with respect to Parent (other than any Warrants), such shares or voting interests shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, the number of shares held by such Stockholders shall be deemed amended accordingly, and such shares or voting interests shall automatically become subject to the terms of this Agreement. Each Stockholder shall notify the Company of any such event.
(b)   From the date of this Agreement until the Termination Date, no Stockholder shall enter into any voting agreement or voting trust with respect to any of its Covered Shares or grant a proxy or power of attorney with respect to any of its Covered Shares, in either case, that is inconsistent with such Stockholder’s obligations pursuant to this Agreement.
7.   Waiver of Appraisal Rights.   Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Mergers that such Stockholder may have under applicable law.
8.   Termination.   This Agreement and all rights and obligations of the parties hereunder and thereunder, shall automatically terminate without further action and shall have no further force or effect as of the Termination Date; provided, that this Section 8 and Section 9 shall survive the termination of this Agreement. Notwithstanding the foregoing, nothing set forth in this Section 8 or elsewhere in this Agreement relieves either party hereto from liability, or otherwise limits the liability of either party hereto, for any willful and material breach of this Agreement that occurred prior to such termination. For the avoidance of doubt, this Agreement shall not terminate upon a Parent Adverse Recommendation Change or Parent Intervening Event Recommendation Change unless the Merger Agreement is terminated in accordance with its terms.
9.   Miscellaneous.
(a)   Severability.   If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
(b)   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties and any purported assignment in violation hereof shall be null and void ab initio. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.
(c)   Amendment and Modification; Waiver.   This Agreement may be amended or waived by any party hereto only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law or in equity.
(d)   Specific Performance.   The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that, (i) the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, and (ii) the right of specific enforcement is an integral part of this Agreement and the transactions contemplated hereby and without that right, neither the Stockholder nor the Company would have entered into this Agreement or the Merger Agreement. It is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing each Stockholder’s obligations hereunder.
(e)   Non-Recourse.   This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling Persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limitation the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for beach of this Agreement against, or seek to recover monetary damages for breach of this Agreement from, any Non-Recourse Party.
(f)   Notices.   Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or email:
If to the Stockholders, to the address for notice set forth on Schedule A hereto, with a copy (which shall not constitute notice) to:
Jacobs Private Equity II, LLC
Five America Lane
Greenwich, CT 06831
Email:
[***]

Attention:
Austin Landow

if to Parent, to:
QXO, Inc.
Five America Lane
Greenwich, CT 06831
Email:
[***]

Attention:
Chris Signorello, Chief Legal Office

and with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Email:
sbarshay@paulweiss.com
nbogdanovich@paulweiss.com
srichards@paulweiss.com

Attention:
Scott A. Barshay
Nickolas Bogdanovich
Stan Richards

if to the Company, to:
TopBuild Corp.
475 North Williamson Boulevard.,
Daytona Beach, FL 32114
Email:
[***]

Attention:
General Counsel

with a copy to:
Jones Day
250 Vesey Street
New York, NY 10281
Email:
raprofusek@jonesday.com
blstulberg@jonesday.com
jhasson@jonesday.com

Attention:
Robert A. Profusek
Benjamin L. Stulberg
Jared P. Hasson

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that, if given by facsimile or email, such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.
(g)   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and the Company shall have no authority to exercise any power or authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.
(h)   No Third Party Beneficiaries.   This Agreement is not intended to confer upon any person other than the parties hereto (and their respective successors and permitted assigns) any rights (legal, equitable or otherwise) or remedies, whether as third-party beneficiaries or otherwise.
(i)   Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
(j)   Submission to Jurisdiction; Service of Process; Venue.   Each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Action relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 9(f) or in such other manner as may be permitted by applicable law, and nothing in this Section 9(j) will affect the right of any party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Action to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Action arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Action in the Chosen Courts or that such Action was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the Company and each Stockholder agrees that a final judgment in any Action in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
(k)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(K).
(l)   Rules of Construction.   Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto.
(m)   Entire Agreement.   This Agreement, together with any schedule hereto, the Merger Agreement and any exhibit and schedule thereto, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.
(n)   Interpretation.   Section 7.14 of the Merger Agreement shall apply to this Agreement, mutatis mutandis.
(o)   Expenses.   Except as otherwise expressly provided in this Agreement or the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

10.   Counterparts.   This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
TOPBUILD CORP.
By:
/s/ Luis Machado

Name: Luis Machado
Title:
Vice President, General Counsel and Corporate Secretary

[Signature Page to Voting Agreement]

JACOBS PRIVATE EQUITY II, LLC
By:
/s/ Brad Jacobs

Name:  Brad Jacobs
Title:    Managing Member
[Signature Page to Voting Agreement]

Schedule A
Stockholder Name	Owned Shares	Address
Jacobs Private Equity II, LLC	0 shares of Common Stock; 900,000 shares of Convertible Perpetual Preferred Stock	Five America Lane, Greenwich, CT 06831

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Officers and Directors.
Section 1 of Article 9 of the QXO’s certificate of incorporation and Section 6.1 of QXO’s bylaws requires QXO to indemnify and hold harmless, to the full extent permitted under the DGCL each person who is made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of QXO. Such indemnification covers all expenses, liabilities and losses actually and reasonably incurred or suffered by such individuals.
Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
As authorized by the bylaws, QXO may purchase and maintain at its expense on behalf of directors and officers insurance, within certain limits, covering liabilities which may be incurred by them in such capacities.
To the fullest extent permitted by the DGCL, the QXO certificate of incorporation provides that a director or officer of QXO shall not be personally liable to QXO or its stockholders for monetary damages for breach of fiduciary duty as a director or officer.
Merger Agreement
Upon the terms and subject to the conditions set forth in the merger agreement, each of QXO and the surviving company has agreed that it will indemnify and hold harmless, to the fullest extent permitted under applicable laws, each current and former director or officer of TopBuild and its subsidiaries (collectively, the “indemnified parties” and each an “indemnified party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, amounts paid in settlement or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such indemnified party’s service as a director or officer of TopBuild or its subsidiaries or services performed by such indemnified party at the request of TopBuild or its subsidiaries at or prior to the Titanium Merger effective time, whether asserted or claimed prior to, at or after the Titanium Merger effective time, including the transactions, to the same extent as such indemnified parties are indemnified as of the date of the merger agreement by TopBuild pursuant to the TopBuild certificate of incorporation or TopBuild bylaws or the organizational documents of any subsidiary of TopBuild and any indemnification contracts, agreements, arrangements or other instruments or obligations as of the date of the merger agreement. Each of QXO and the surviving company has also agreed to pay expenses (including reasonable attorneys’ fees) incurred by an indemnified party in advance of the final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent permitted under applicable laws, provided that the person to whom expenses are advanced provides, to the extent required by applicable laws, an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
From and after the Titanium Merger effective time, the surviving company will, and QXO will cause the surviving company to, honor and fulfill the obligations of TopBuild and its subsidiaries with respect to any indemnification agreements between any indemnified party, on the one hand, and TopBuild or any of its subsidiaries, on the other hand, in each case in effect on the date of the merger agreement, and will not amend, repeal or otherwise modify any such provision in any manner that would adversely affect the rights thereunder of any individual who at the Titanium Merger effective time was an indemnified party.
Prior to the Titanium Merger effective time, TopBuild will, and if TopBuild fails to do so, QXO will cause the surviving company, as of the Titanium Merger effective time to, obtain and fully pay the premium for six-year “tail” directors’ and officers’ insurance policies from an insurance carrier with the same or better credit rating as TopBuild’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with retentions, limits of liability and other material terms that are at least as favorable as TopBuild’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of TopBuild or any of its subsidiaries by reason of his or her serving in such capacity that existed or occurred at or prior to the Titanium Merger effective time (including in connection with the merger agreement or the transactions or actions contemplated thereby); provided, however, that in no event will TopBuild expend, or will QXO or the surviving company be required to expend, in the aggregate for such policies an amount in excess of 300% of the annual premiums currently paid by TopBuild for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, TopBuild may and the surviving company will obtain a policy with the greatest coverage available for a cost not exceeding such amount.
In the event that QXO or the surviving company or any of their respective successors or assigns (a) consolidates with or merges into any other corporation or entity and will not be the continuing or surviving company or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions will be made so that the successors and assigns of QXO or the surviving company will assume all of the obligations of QXO and the surviving company as set forth in the indemnification provisions of the merger agreement.
The indemnification provisions of the merger agreement are intended to be for the benefit of, and will be enforceable by, each of the indemnified parties. QXO will pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnified party in enforcing the indemnity and other obligations under the indemnification provisions of the merger agreement. The obligations under the indemnification provisions of the merger agreement will not be terminated or modified without the consent of the affected indemnified parties.
The rights of the indemnified parties under the merger agreement will be in addition to any rights such indemnified parties may have under the TopBuild certificate of incorporation or TopBuild bylaws or the organizational documents of any subsidiary of TopBuild or under any applicable contracts, agreements, arrangements or laws. QXO, Titanium Merger Sub, Forward Merger Sub and the surviving company have agreed that all provisions relating to exculpation, advancement of expenses and indemnification for acts or omissions occurring prior to the Titanium Merger effective time existing in favor of an indemnified party as provided in the TopBuild certificate of incorporation or TopBuild bylaws or the organizational documents of any subsidiary of TopBuild, in each case as of the date of the merger agreement will remain in full force and effect for a six-year period beginning at the Titanium Merger effective time.
Item 21.   Exhibits and Financial Statement Schedules.
Exhibit Number	Description of Exhibit
2.1†*	Agreement and Plan of Merger, dated as of April 18, 2026, by and among QXO, Inc., Titanium MergerCo, Inc., Titanium MergerCo 2, LLC and TopBuild Corp. (contained in Annex A to the joint proxy statement/prospectus which forms part of this Registration Statement)
3.1	Fifth Amended and Restated Certificate of Incorporation of QXO, Inc., dated June 6, 2024 (incorporated herein by reference to Exhibit 3.1 to QXO, Inc.’s Current Report on Form 8-K filed with the SEC on June 6, 2024)
3.2	Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of QXO, Inc., dated June 6, 2024 (incorporated herein by reference to Exhibit 3.2 to QXO, Inc.’s Current Report on Form 8-K filed with the SEC on June 6, 2024)
3.3*	Form of Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of QXO, Inc. (contained in Annex E to the joint proxy statement/prospectus which forms part of this Registration Statement)
3.4	Amended and Restated Bylaws of QXO, Inc. (incorporated herein by reference to Exhibit 3.3 to QXO, Inc.’s Current Report on Form 8-K filed with the SEC on June 6, 2024)
5.1**	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the legality of QXO, Inc. common stock being registered

Exhibit Number	Description of Exhibit
8.1**	Opinion of Jones Day regarding tax matters
10.1*	Voting Agreement, dated as of April 18, 2026, by and between TopBuild Corp. and Jacobs Private Equity II, LLC (contained in Annex F to the joint proxy statement/prospectus which forms part of this Registration Statement)
21.1**	Subsidiaries of QXO, Inc.
23.1**	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 5.1)
23.2**	Consent of Jones Day (contained in Exhibit 8.1)
23.3*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for QXO, Inc.
23.4*	Consent of Marcum LLP, independent registered public accounting firm for QXO, Inc.
23.5*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for QXO Building Products, Inc.
23.6*	Consent of Ernst & Young LLP, independent registered public accounting firm for QXO Building Products, Inc.
23.7*	Consent of KPMG LLP, independent auditor for Kodiak Building Partners Inc.
23.8*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for TopBuild Corp.
24.1**	Powers of Attorney for QXO, Inc. (included in signature page to the Registration Statement on Form S-4 filed on May 18, 2026)
99.1*	Form of Proxy Card for Special Meeting of QXO, Inc.
99.2*	Form of Proxy Card for Special Meeting of TopBuild Corp.
99.3*	Consent of Morgan Stanley & Co. LLC
99.4*	Consent of Goldman Sachs & Co LLC
99.5**	Consent of RBC Capital Markets, LLC
107**	Filing Fee Table

†
Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. QXO agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon its request.

*
Filed herewith.

**
Previously filed.

Item 22.   Undertakings.
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement); and
(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
any preliminary prospectus or prospectus of such registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
any free writing prospectus relating to the offering prepared by or on behalf of such registrant or used or referred to by such registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about such registrant or its securities provided by or on behalf of such registrant; and

(iv)
any other communication that is an offer in the offering made by such registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(8)
That every prospectus (i) that is filed pursuant to paragraph (7) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for purposes of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(10)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(11)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on May 28, 2026.
QXO, INC.

By:
/s/ Christopher Signorello

Name:
Christopher Signorello

Title:
Chief Legal Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons, in the capacities indicated on May 28, 2026:
Signature	Title
* Brad Jacobs	Chairman and Chief Executive Officer (Principal Executive Officer)
* Ihsan Essaid	Chief Financial Officer (Principal Financial Officer)
* Robert Loughran	Interim Chief Accounting Officer (Principal Accounting Officer)
* Allison Landry	Lead Independent Director
* Jason Aiken	Director
* Marlene Colucci	Director
* Mario Harik	Director
* Mary Kissel	Director
* Jared Kushner	Director
*By: /s/ Christopher Signorello Christopher Signorello Attorney-in-Fact